Filed Pursuant to Rule 424(b)(3)
File Number 333-212252

Proxy Statement and Prospectus of DNB Financial Corporation	Proxy Statement of East River Bank

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

On April 4, 2016, DNB Financial Corporation, or DNB, and East River Bank, or ERB, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, under which ERB will merge with and into DNB First, N.A., or DNB First, a national banking association and wholly owned subsidiary of DNB.

If the merger is completed, ERB shareholders will be entitled to elect to receive, for each share of ERB common stock they own, subject to the election and adjustment procedures provided in the merger agreement and described in this joint proxy statement/prospectus, 0.6562 of a share of DNB common stock or $18.65 in cash.  The election of shares of DNB common stock or cash will be subject to proration such that 2,085,662 shares of ERB common stock, or approximately 85.3% of the currently outstanding ERB shares, will be exchanged for shares of DNB common stock, with the remaining ERB shares to be exchanged for cash. The aggregate cash consideration payable to ERB shareholders will be $6.7 million, which amount is subject to increase in the event that outstanding options to purchase shares of ERB common stock are exercised prior to completion of the merger.  If more ERB shareholders make valid elections to receive either shares of DNB common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, ERB shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form. The material federal income tax consequences of the merger to ERB shareholders will depend, in part, on whether a shareholder receives shares of DNB common stock, cash, or a combination thereof in exchange for shares of ERB common stock.  These consequences are discussed in "Material United States Federal Income Tax Consequences of the Merger" beginning on page 92.

The market value of the shares of DNB common stock will fluctuate with the market price of DNB common stock and will not be known at the time ERB shareholders and DNB shareholders vote at their respective special meetings. The cash consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of DNB common stock.  However, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the average price of DNB common stock over a specified period of time decreases below certain specified thresholds and other specified conditions are met, ERB would have a right to terminate the merger agreement, unless DNB elects to make a compensating adjustment to the exchange ratio, which would result in additional shares of DNB common stock being issued.

DNB's common stock trades on the NASDAQ Capital Market under the symbol "DNBF."  The table below presents the closing prices of DNB common stock on April 1, 2016, the last trading day prior to the public announcement of the merger, and on August 2, 2016, the last practicable trading day before the distribution of this joint proxy statement/prospectus. The table also presents the implied value for each share of ERB common stock converted into shares of DNB common stock on those dates, as determined by multiplying the closing price of DNB common stock on those dates by the exchange ratio of 0.6562. This table also presents the implied value for each share of ERB common stock converted into cash, based on the fixed cash consideration of $18.65 per share.

We urge you to obtain current market quotations for DNB.

	DNB Common Stock	Implied Value of One Share of ERB Common Stock	Value of the Cash Consideration for One Share of ERB Common Stock
At April 1, 2016	$29.50	$19.36	$18.65
At August 2, 2016	$26.00	$17.06	$18.65

Your vote is important. In order to complete the merger, shareholders of DNB must approve the issuance of shares of DNB common stock to ERB shareholders in connection with the merger and shareholders of ERB must approve and adopt the merger agreement.  Approval of the issuance of the shares of DNB common stock in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting of shareholders. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ERB common stock entitled to vote at the ERB special meeting of shareholders.

DNB will hold a special meeting of shareholders to consider and vote on the proposed issuance of shares of DNB common stock in connection with the merger at 10:00 a.m., local time, on Wednesday, September 14, 2016 at the Downingtown Country Club, 85 Country Club Drive, Downingtown, Pennsylvania 19335.  ERB will hold a special meeting of shareholders at 9:00 a.m., local time, on Wednesday, September 14, 2016 at the Chubb Hotel & Conference Center, 800 Ridge Pike, Lafayette Hill, Pennsylvania 19444 to consider and vote on the approval and adoption of the merger agreement.

The boards of directors of DNB and ERB have each approved the merger agreement and the transactions contemplated thereby, including the merger.  DNB's board of directors recommends that DNB shareholders vote "FOR" approval of the proposal to issue shares of DNB common stock to ERB shareholders in connection with the merger and "FOR" the approval of the adjournment of the DNB special meeting, if necessary, to solicit additional proxies in favor of that proposal.  ERB's board of directors unanimously recommends that ERB shareholders vote "FOR" approval and adoption of the merger agreement and "FOR" the approval of the adjournment of the ERB special meeting, if necessary, to solicit additional proxies in favor of that proposal.

Whether or not you plan to attend your company's special meeting, your board of directors urges you to vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. In addition, DNB shareholders may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with the DNB proxy card. This will not prevent you from voting in person at your company's special meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your bank, broker, nominee or other holder of record in order to vote in person at the special meeting.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement, the merger and the proposals to be voted on at the DNB and ERB special meetings. In addition to being a proxy statement of each of DNB and ERB, this joint proxy statement/prospectus also is the prospectus of DNB for the shares of DNB common stock that will be issued to ERB shareholders in connection with the merger.

We urge you to read this entire joint proxy statement/prospectus, including the Annexes hereto, and the documents incorporated by reference herein, carefully because they contain important information about the merger agreement, the merger and the proposals to be voted on at the DNB and ERB special meetings. In particular, you should read carefully the information under the section entitled "Risk Factors" beginning on page 25. You can also obtain information about DNB from documents that DNB files with the Securities and Exchange Commission, or SEC.

Sincerely,

William J. Hieb President and Chief Executive Officer DNB Financial Corporation	Christopher P. McGill President and Chief Executive Officer East River Bank

None of the SEC, any state securities commission, or any bank or other regulatory body has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of DNB common stock to be issued to ERB shareholders in connection with the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is August 2, 2016, and it is first being mailed or otherwise delivered to shareholders on or about August 8, 2016.

DNB FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 14, 2016

TO THE SHAREHOLDERS OF DNB FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of DNB Financial Corporation, or DNB, will be held on Wednesday, September 14, 2016 at 10:00 a.m. local time at the Downingtown Country Club, 85 Country Club Drive, Downingtown, Pennsylvania 19335, to consider and vote upon the following matters:

1.
A proposal to approve the issuance of shares of DNB common stock to holders of East River Bank common stock in connection with the merger, as contemplated by the Agreement and Plan of Merger, dated as of April 4, 2016, by and between DNB and East River Bank.

2.
A proposal to authorize the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of DNB common stock to holders of East River Bank common stock in connection with the merger.

We have fixed the close of business on July 28, 2016 as the record date for determining those DNB shareholders entitled to notice of, and to vote at, the DNB special meeting and any adjournments or postponements of the DNB special meeting. Only DNB shareholders of record at the close of business on that date are entitled to vote at the DNB special meeting and any adjournments or postponements of the DNB special meeting.

Approval of the proposal for the issuance of the shares of DNB common stock to holders of East River Bank common stock in connection with the merger and the proposal to authorize the adjournment of  the DNB special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to issue shares of DNB common stock to holders of East River Bank common stock in connection with the merger each requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting.

Please vote as soon as possible. Whether or not you intend to attend the DNB special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.  If your shares are held in "street name" through a bank, broker, nominee or other holder of record, please follow the instructions on the voting instruction card provided by such person. If you attend the DNB special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you wish to attend the DNB special meeting and vote in person and your shares are held in "street name" through a bank, broker, nominee or other holder of record, you must bring with you a proxy or letter from the bank, broker, nominee or other holder of record to confirm your beneficial ownership of the shares.

DNB's board of directors has approved the merger agreement and the issuance of shares of DNB common stock to holders of East River Bank common stock in connection with the merger. DNB's board of directors recommends that DNB shareholders vote "FOR" approval of the proposal for the issuance of the shares of DNB common stock to holders of East River Bank common stock in connection with the merger and "FOR" the proposal to authorize the adjournment of  the DNB special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to issue shares of DNB common stock to holders of East River Bank common stock in connection with the merger.

The enclosed joint proxy statement/prospectus provides a detailed description of the DNB special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including the attached Annexes and any documents incorporated in the joint proxy statement/prospectus by reference, carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Gerald F. Sopp, Corporate Secretary

Downingtown, Pennsylvania
August 2, 2016

EAST RIVER BANK
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 14, 2016

TO THE SHAREHOLDERS OF EAST RIVER BANK:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of East River Bank, or ERB, will be held on Wednesday, September 14, 2016 at 9:00 a.m. local time at the Chubb Hotel & Conference Center, 800 Ridge Pike, Lafayette Hill, Pennsylvania 19444, to consider and vote upon the following matters:

1.
A proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 4, 2016 (the "merger agreement"), by and between DNB Financial Corporation and East River Bank, which, among other matters, provides for: (i) the merger of East River Bank with and into DNB First, N.A., a wholly owned subsidiary of DNB, with DNB First, N.A., as the surviving entity, and (ii) upon consummation of the merger, the exchange of each outstanding share of ERB common stock (other than shares the holders of which perfect dissenters' rights of appraisal), subject to the election, proration and adjustment procedures provided in the merger agreement, for 0.6562 of a share of DNB common stock or $18.65 in cash.

2.
A proposal to authorize the adjournment of the ERB special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The close of business on July 28, 2016 has been fixed as the record date for determining those ERB shareholders entitled to notice of, and to vote at, the ERB special meeting and any adjournments or postponements of the ERB special meeting. Only ERB shareholders of record at the close of business on that date are entitled to vote at the ERB special meeting and any adjournments or postponements of the ERB special meeting.

Shareholders of East River Bank have the right to dissent and obtain payment of the fair value of their shares if the merger is completed, but only if they comply with all requirements of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law ("PBCL"). A copy of Subchapter D of Chapter 15 of the PBCL is included as Appendix  D to the accompanying joint proxy statement/prospectus and a summary of these provisions can be found under "The Merger – Dissenters' Rights" in the accompanying joint proxy statement/prospectus.

Please vote as soon as possible. Whether or not you intend to attend the special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in "street name" through a bank, broker, nominee or other holder of record, please follow the instructions on the voting instruction card provided by such person. If you attend the ERB special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you wish to attend the ERB special meeting and vote in person and your shares are held in "street name" through a bank, broker, nominee or other holder of record, you must bring with you a proxy or letter from the bank, broker, nominee or other holder of record to confirm your beneficial ownership of the shares.

ERB's board of directors has approved the merger agreement and recommends that ERB shareholders vote "FOR" approval and adoption of the merger agreement and "FOR" the proposal to authorize the adjournment of the ERB special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to approve and adopt the merger agreement.

The enclosed joint proxy statement/prospectus provides a detailed description of the ERB special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including the attached Annexes and any documents incorporated in the joint proxy statement/prospectus by reference, carefully and in their entirety.

BY ORDER OF THE ERB BOARD OF DIRECTORS,

Jerry L. Cotlov, Corporate Secretary

Philadelphia, Pennsylvania
August 2, 2016

ADDITIONAL INFORMATION

DNB files reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission by DNB at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents at no cost by contacting DNB at the following address:

DNB Financial Corporation 4 Brandywine Avenue Downingtown, PA 19335 (484) 359-3138 Attention: Gerald F. Sopp Executive Vice President and Chief Financial Officer

You will not be charged for any of these documents that you request. If you would like to request documents from DNB, you must do so no later than five business days before the date of your special meeting to ensure timely delivery.  This means that DNB shareholders requesting documents must do so by September 7, 2016, in order to receive them before DNB's special meeting, and ERB shareholders requesting documents must do so by September 7, 2016, in order to receive them before ERB's special meeting.

See "Where You Can Find More Information" on page 181.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed by DNB with the Securities and Exchange Commission, or the SEC (File No. 333-212252) under the Securities Act of 1933, as amended, which we refer to as the Securities Act, constitutes a prospectus of DNB with respect to the shares of DNB common stock to be issued to ERB shareholders in connection with the proposed merger. This document also constitutes a proxy statement of each of DNB and ERB in connection with each of their respective special meetings of shareholders.  This document also provides the notice of special meeting of each of DNB and ERB in accordance with state law with respect to each of their special meetings at which shareholders will consider and vote on the proposals described in the respective notices.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is dated August 2, 2016. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to DNB and ERB shareholders nor the issuance by DNB of its shares in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding DNB has been provided by DNB and information contained in this document regarding ERB has been provided by ERB.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger and the DNB and ERB special meetings of shareholders.  They may not include all the information that may be important to you. You should read carefully the entire document, including the Annexes, to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of DNB common stock in connection with the merger, the proposals to be considered and voted on by DNB and ERB shareholders, and the voting procedures for the DNB and ERB special meetings of shareholders.

In this joint proxy statement/prospectus, we generally refer to DNB Financial Corporation as "DNB," DNB First, N.A., a national banking association and wholly owned subsidiary of DNB, as "DNB First" and East River Bank as "ERB."

Q:	What is the merger?

A:
On April 4, 2016, DNB and ERB entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Pursuant to the merger agreement, ERB will merge with and into DNB First, with DNB First surviving the merger. We refer to this transaction as the merger.  A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the DNB board of directors and the ERB board of directors to solicit proxies from each entity's respective shareholders in connection with approval of the proposals described herein.

In order to consider and approve the proposals, DNB has called a special meeting of its shareholders, which we refer to as the DNB special meeting, and ERB has called a special meeting of its shareholders, which we refer to as the ERB special meeting.  This document serves as a joint proxy statement for both the DNB special meeting and the ERB special meeting and describes the proposals to be presented and voted on at each of the special meetings.

This document also is a prospectus that is being delivered by DNB to ERB shareholders because DNB is offering shares of its common stock to ERB shareholders in connection with the merger.

Q:	What proposals are DNB shareholders being asked to vote on?

A:	DNB shareholders are being asked to approve the issuance of shares of DNB common stock to ERB shareholders in connection with the merger.

In addition, DNB shareholders are being asked to approve a proposal to adjourn the DNB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the issuance of the shares of DNB common stock in connection with the merger.

Q:	What proposals are ERB shareholders being asked to vote on?

ERB's shareholders are being asked to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

In addition, ERB shareholders are being asked to approve a proposal to adjourn the ERB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Q:	What will ERB shareholders receive in the merger?

A:
If the merger is completed, ERB shareholders will be entitled to elect to receive, for each share of ERB common stock they own, subject to the election and adjustment procedures described in greater detail herein, 0.6562 of a share of DNB common stock or $18.65 in cash.  The election of shares of DNB common stock or cash will be subject to proration such that 2,085,662 shares of ERB common stock, or approximately 85.3% of the currently outstanding ERB shares, will be exchanged for shares of DNB common stock, with the remaining ERB shares to be exchanged for cash.

Q:	What will DNB shareholders receive in the merger?

A:	If the merger is completed, DNB shareholders will not receive any merger consideration and will continue to hold the shares of DNB common stock that they currently hold.

Q:	If I am an ERB shareholder, when must I elect the type of merger consideration that I wish to receive?

A:
If you are an ERB shareholder and wish to elect the type of merger consideration you wish to receive in the merger, you should carefully review and follow the instructions to be set forth in an election form.  Between 40 business days and 20 business days prior to the election deadline, DNB will initially make available and mail an election form to ERB shareholders under separate cover. You will need to sign, date and complete the election form and transmittal materials and return them to the exchange agent at the address provided in the transmittal materials. The deadline for electing the type of merger consideration you wish to receive will be the date that is the later of (i) the date of the special meeting of shareholders of ERB and (ii) the date which DNB and ERB agree is five business days before the date that the merger will be completed. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is still possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you will receive and, as a result, you may receive only cash, only shares of DNB common stock or a combination of cash and shares of DNB common stock in the merger.

If you hold shares in "street name"  through a bank, broker, nominee or other holder of record you will have to follow the instructions provided by the bank, broker, nominee or other holder of record to make an election.

Q:	If I am an ERB shareholder, am I guaranteed to receive the type of merger consideration that I elect?

A:
No. If more ERB shareholders make valid elections to receive either shares of DNB common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, ERB shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with the other form of consideration.  Please see "The Merger Agreement – Consideration to be Received in the Merger" and "The Merger Agreement – Proration Procedures" beginning on page 79 and page 80, respectively for additional information about the allocation and proration procedures that will be followed in the event of over-subscriptions.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Although the amount of cash payable by DNB and the number of shares of DNB common stock that ERB shareholders will receive in connection with the merger is fixed, the value of the merger consideration consisting of shares of DNB common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market price of DNB common stock. Any fluctuation in the market price of DNB common stock after the date of this joint proxy statement/prospectus will change the value of the shares of DNB common stock that ERB shareholders may receive.

Q:	How will the merger affect holders of options to purchase shares of ERB common stock?

A:
If the merger is completed, options to purchase ERB common stock outstanding at the effective time of the merger will be exchanged for a cash payment equal to the difference between the per share cash consideration payable by DNB pursuant to the merger agreement and the corresponding exercise price of each such outstanding option.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:
Following completion of the merger, the then-current directors and executive officers of DNB will continue in office.  In addition, John F. McGill, Jr., who currently serves as chairman of ERB, will be appointed as a DNB director and will serve as Vice Chairman, and Charles A. Murray and Daniel O'Donnell, who currently serve as directors of ERB, will be appointed as DNB directors.  Christopher P. McGill, who currently serves as president and chief executive officer of ERB, will become DNB's executive vice president and chief business development officer and Jerry L. Cotlov, who currently serves as executive vice president and chief lending officer of ERB, will assume the position of DNB senior vice president and assistant chief commercial lending officer.

Q:	What are the federal income tax consequences of the merger?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. It is a condition to the completion of the merger that each of DNB and ERB receive a written opinion from its respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The federal tax consequences of the merger to shareholders of ERB will depend primarily on whether they exchange their shares of ERB common stock solely for shares of DNB common stock, solely for cash or for a combination of shares of DNB common stock and cash.  It is expected that ERB shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of ERB common stock for shares of DNB common stock pursuant to the merger, except with respect to any cash received by an ERB shareholder in exchange for shares of common stock or in lieu of fractional shares of DNB common stock. ERB shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. ERB shareholders who exchange their shares for a combination of DNB common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to ERB shareholders of electing to receive cash, shares of DNB common stock or a combination of cash and stock will not be ascertainable at the time ERB shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the fair market value of the DNB common stock be known at that time.

This tax treatment may not apply to all ERB shareholders. Determining the actual tax consequences of the merger to ERB shareholders can be complicated. ERB shareholders should consult their own tax advisor for a full understanding of the merger's tax consequences that are particular to them. Please see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 92 for further discussion of the material U.S. federal income tax consequences of the merger.

Q:	Does DNB's board of directors recommend that DNB shareholders approve the issuance of the shares of DNB common stock in connection with the merger?

A:
Yes. DNB's board of directors recommends that DNB's shareholders vote "FOR" approval of the issuance of the shares of DNB common stock in connection with the merger at the DNB special meeting. Please see "The Merger – DNB's Reasons for the Merger; Recommendation of DNB's Board of Directors" beginning on page 52 for a more detailed discussion regarding the information and factors considered by DNB's board of directors in making its recommendation.

Q:	Does ERB's board of directors recommend that ERB shareholders approve and adopt the merger agreement?

A:
Yes. ERB's board of directors has approved and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of ERB's shareholders. ERB's board of directors unanimously recommends that ERB's shareholders vote "FOR" approval and adoption of the merger agreement at the ERB special meeting. Please see "The Merger – ERB's Reasons for the Merger; Recommendation of ERB's Board of Directors" beginning on page 62 for a more detailed discussion regarding the information and factors considered by ERB's board of directors in approving the merger and making its recommendation.

In connection with ERB's entry into the merger agreement, ERB's directors and executive officers entered into voting agreements that require, among other things, the directors and executive officers to vote in favor of the approval and adoption of the merger agreement at the ERB special meeting. As of the record date for the ERB special meeting, these directors and executive officers of ERB had the right to vote 543,702 shares of ERB common stock, or approximately 22.2% of the outstanding ERB common stock entitled to be voted at the ERB special meeting.

Q:	When and where are the special meetings of DNB and ERB?

A:	DNB – The DNB special meeting will be held at the Downingtown Country Club, 85 Country Club Drive, Downingtown, Pennsylvania 19335 on Wednesday, September 14, 2016, at 10:00 a.m. local time.

ERB – The ERB special meeting will be held at the Chubb Hotel & Conference Center, 800 Ridge Pike, Lafayette Hill, Pennsylvania 19444 on Wednesday, September 14, 2016, at 9:00 a.m. local time.

Q:	Who can vote at the DNB and ERB special meetings?

A:	DNB – Only holders of record of DNB common stock at the close of business on July 28, 2016, the record date for the DNB special meeting, will be entitled to vote at the DNB special meeting.

ERB – Only holders of record of ERB common stock at the close of business on July 28, 2016 , the record date for the ERB special meeting, will be entitled to vote at the ERB special meeting.

Q:	What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, including the Annexes hereto, and have decided how you wish to vote your shares, please vote your shares promptly. If you hold common stock in your name as a shareholder of record, please vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. In addition, DNB shareholders may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with the DNB proxy card. If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

Q:	Why is my vote important?

A:
In order to complete the merger, shareholders of DNB must approve the issuance of shares of DNB common stock to ERB shareholders in connection with the merger and shareholders of ERB must approve and adopt the merger agreement.  If you do not vote by proxy or vote in person at the DNB or ERB special meeting, as applicable, it will be more difficult to obtain the necessary quorums to hold the DNB and ERB special meetings and approve the proposals to be voted upon at the special meetings.

Q:	What constitutes a quorum for the DNB and ERB special meetings?

A:
DNB – The presence, in person or by proxy, at the DNB special meeting of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each proposal at the special meeting, will constitute a quorum for each respective proposal. Abstentions are counted as present for the purpose of determining whether a quorum is present, while broker non-votes are not counted as present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or nominee with respect to at least one proposal.

ERB – The presence, in person or by proxy, at the ERB special meeting of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each proposal at the special meeting, will constitute a quorum for each respective proposal. Abstentions are counted as present for the purpose of determining whether a quorum is present, while broker non-votes are not counted as present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or nominee with respect to at least one proposal.

Q:	What is the vote required to approve each proposal at the DNB special meeting?

A:
Approval of the issuance of the shares of DNB common stock in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting.  A failure to vote by a DNB shareholder entitled to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote to approve the issuance of the shares of DNB common stock in connection with the merger.

Approval of the DNB adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting. A failure to vote by a DNB shareholder entitled to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote to approve the adjournment proposal.

Please note that if you make no specification on your proxy card as to how you want your DNB shares voted before signing and returning it, your proxy will be voted as recommended by the board of directors of DNB.

Q:	What is the vote required to approve each proposal at the ERB special meeting?

A:
Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ERB common stock entitled to vote at the ERB special meeting. A failure to vote, or a failure to instruct your broker, bank or other nominee to vote, your shares of ERB common stock, an abstention from voting or a broker non-vote, each will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement.

Approval of the ERB adjournment proposal requires the affirmative vote of a majority of the votes cast by all shareholders present at the ERB special meeting and entitled to vote. A failure to vote by an ERB shareholder entitled to vote and an abstention from voting will have the same effect as a vote "AGAINST" the adjournment proposal.  A broker non-vote will have no effect on the outcome of the vote to approve the adjournment proposal.

Please note that if you make no specification on your proxy card as to how you want your ERB shares voted before signing and returning it, your proxy will be voted as recommended by the board of directors of ERB.

Q:	If my shares of common stock are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If you own your shares in "street name," your broker, bank or other nominee cannot vote your shares without instructions from you. You should instruct your broker, bank or other nominee as to how to vote your shares, following the directions your broker, bank or other nominee provides to you. Please check the voting form used by your broker, bank or other nominee.

Q:	Can I attend the special meeting and vote my shares in person?

A:
DNB – Yes. All DNB shareholders who hold shares as of the record date for the DNB special meeting, including DNB shareholders of record and DNB shareholders who hold their shares in "street name" through banks, brokers, nominees or any other holder of record, may attend the DNB special meeting. Holders of record of DNB common stock may attend the special meeting in person and also may cast their votes as the special meeting. If you are not a DNB shareholder of record, you must obtain a proxy or letter, executed in your favor, from the record holder of your shares of common stock (such as your broker, bank or other nominee), to be able to vote in person at the DNB special meeting. If you plan to attend the DNB special meeting, you must hold your shares of common stock in your own name or have a proxy or letter from the record holder of your shares of common stock confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted.

ERB – Yes. All ERB shareholders who hold shares as of the record date for the ERB special meeting, including ERB shareholders of record and ERB shareholders who hold their shares through banks, brokers, nominees or any other holder of record, may attend the ERB special meeting. Holders of record of ERB common stock may attend the special meeting in person and also may cast their votes as the special meeting. If you are not an ERB shareholder of record, you must obtain a proxy or letter, executed in your favor, from the record holder of your shares of common stock (such as your broker, bank or other nominee), to be able to vote in person at the ERB special meeting. If you plan to attend the ERB special meeting, you must hold your shares of common stock in your own name or have a proxy or letter from the record holder of your shares of common stock confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted.

Q:	Can I change my vote?

A:
DNB – Yes. A DNB shareholder who has submitted a proxy may revoke it at any time before its exercise at the DNB special meeting by (i) giving written notice of revocation to DNB's Corporate Secretary, (ii) properly submitting to DNB a duly executed proxy bearing a later date or (iii) attending the DNB special meeting and voting in person. Any DNB shareholder entitled to vote in person at the DNB special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy.  Please note, however, that simply attending the DNB special meeting will not revoke a previously-given proxy – you must cast a new vote at the DNB special meeting in order to revoke your prior vote.

All written notices of revocation and other communications with respect to revocation of DNB proxies should be addressed to DNB as follows:  Gerald F. Sopp, DNB Financial Corporation, 4 Brandywine Avenue, Downingtown, PA 19335.

ERB – Yes. An ERB shareholder who has submitted a proxy may revoke it at any time before its exercise at the ERB special meeting by (i) giving written notice of revocation to ERB's Corporate Secretary, (ii) properly submitting to ERB a duly executed proxy bearing a later date or (iii) attending the ERB special meeting and voting in person. Any ERB shareholder entitled to vote in person at the ERB special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy.  Please note, however, that simply attending the ERB special meeting will not revoke a previously-given proxy – you must cast a new vote at the ERB special meeting in order to revoke your prior vote.

All written notices of revocation and other communications with respect to revocation of ERB proxies should be addressed to ERB as follows:  Charles T. Field, Senior Vice President and Chief Financial Officer, East River Bank, 4341 Ridge Avenue, Philadelphia, PA  19129.

Q:	What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of shares and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both DNB common stock and ERB common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of DNB and/or ERB common stock that you own.

Q:	Do I have appraisal or dissenters' rights?

A:	DNB – No. DNB shareholders are not entitled to appraisal or dissenters' rights.

ERB – Yes. Under Pennsylvania law, ERB shareholders have the right to dissent from the merger and receive a payment in cash for the "fair value" of their shares of ERB common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. Pennsylvania law requires dissenting shareholders to follow certain statutory procedures in order to perfect your dissenters' rights.  Please see "The Merger – Dissenters' Rights" beginning on page 76 and the Pennsylvania statutory provisions provided in Annex D.

Q:	When do you expect to complete the merger?

A:
DNB and ERB expect to complete the merger in early fourth quarter 2016. However, we cannot assure you when or if the merger will be completed. Among other things, we cannot complete the merger until we obtain the approvals being sought from both DNB and ERB shareholders at the special meetings and until we obtain certain regulatory approvals.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of ERB common stock will not receive any consideration for their shares in connection with the merger, and ERB will remain an independent, privately-held company.

If the merger is not completed, DNB will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ.

If the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by ERB.  Please see "The Merger Agreement – Termination Fee" beginning on page 91 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	If I am an ERB shareholder, should I send my ERB share certificates with my proxy card or before the ERB special meeting?

A:
No. You should NOT send your ERB share certificates with your proxy card or at any time prior to the ERB special meeting.  DNB, through its appointed exchange agent, will send ERB shareholders instructions for exchanging ERB share certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my ERB share certificate(s)?

A:
If you are unable to locate your original ERB share certificate(s), you should contact Charles T. Field, Senior Vice President and Chief Financial Officer, East River Bank, 4341 Ridge Avenue, Philadelphia, PA  19129.

Q:	Whom should I call with questions about the special meetings, the proposals or the merger?

A:
DNB – DNB shareholders may contact Gerald F. Sopp, DNB's Executive Vice President and Chief Financial Officer, at (484) 359-3138 or GSOPP@DNBFIRST.COM with any questions about the DNB special meeting, the share issuance proposal or related matters.

ERB – ERB shareholders may contact Charles T. Field, ERB's Senior Vice President and Chief Financial Officer, at (267) 295-6420 or cfield@eastriverbank.com with any questions about the ERB special meeting, the merger or related matters.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all the information that is important to you. You should read carefully the entire document, including the Annexes, and the additional documents we refer you to in order to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of DNB common stock in connection with the merger, the proposals to be considered and voted on by DNB and ERB shareholders, and the voting procedures for the DNB and ERB special meetings of shareholders. See "Where You Can Find More Information" on page 181. Each item included in this summary refers to the page of this joint proxy statement/prospectus where that subject is discussed in more detail.

The Parties to the Merger (pages 113 and 150)

DNB Financial Corporation
4 Brandywine Avenue
Downingtown, PA 19335
(610) 269-1040

DNB Financial Corporation, or DNB, is a bank holding company whose bank subsidiary, DNB First, National Association, or DNB First, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. Founded in 1860, DNB First, in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance and investment management services through DNB Investment Management & Trust.

As of March 31, 2016, DNB and its subsidiaries had consolidated total assets of $761.4 million, deposits of $637.1 million and shareholders' equity of $58.2 million. As of March 31, 2016, DNB and its subsidiaries had 120 full-time and 8 part-time employees.

DNB's common stock trades on the NASDAQ Capital Market under the symbol "DNBF."

East River Bank
4341 Ridge Avenue
Philadelphia, PA 19129
(267)295-6420

East River Bank, or ERB, is a Pennsylvania-chartered savings bank headquartered in the East Falls neighborhood of Philadelphia, Pennsylvania. Founded in 2006, East River Bank provides personal and business lending and deposit services through three locations in Philadelphia, Pennsylvania.

As of March 31, 2016, ERB had total assets of $311.4 million, deposits of $228.9 million and shareholders' equity of $31.0 million. As of March 31, 2016, ERB had 42 full-time and nine part-time employees.

DNB and ERB Have Agreed to Merge (page 79)

On April 4, 2016, DNB and ERB entered into an Agreement and Plan of Merger, or the merger agreement, under which ERB will merge with and into DNB First, with DNB First surviving the merger. Upon completion of the merger, the separate existence of ERB will terminate and ERB common stock will no longer be outstanding. Completion of the merger is subject to a variety of conditions, including approval by DNB shareholders of the issuance of shares of common stock to shareholders of ERB in connection with the merger and adoption and approval of the merger agreement by ERB shareholders. We currently expect to complete the merger in early fourth quarter 2016. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein.

In the Merger, ERB Shareholders Will Have a Right to Receive Shares of DNB Common Stock, Cash or a Combination of Shares of DNB Common Stock and Cash (page 79)

Under the terms of the merger agreement, ERB shareholders will be entitled to elect to receive, for each share of ERB common stock they own, 0.6562 of a share of DNB common stock or $18.65 in cash. The election of shares of DNB common stock or cash by ERB shareholders will be subject to proration such that 2,085,662 shares of ERB common stock, or approximately 85.3% of the currently outstanding ERB shares, will be exchanged for shares of DNB common stock, with the remaining ERB shares to be exchanged for cash. If more ERB shareholders make valid elections to receive either shares of DNB common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, ERB shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form.

DNB will not issue any fractional shares of its common stock in the merger. ERB shareholders who would otherwise be entitled to a fractional share of DNB common stock will instead receive an amount in cash (rounded to the nearest cent), determined by multiplying (1) the fraction of a share (after taking into account all shares of ERB common stock held by such shareholder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of DNB common stock to which such holder would otherwise have been entitled to receive, and (2) the quotient obtained by dividing (x) the per share cash consideration by (y) the exchange ratio (subject to adjustment under certain circumstances). For purposes of determining any fractional share interest, all shares of ERB common stock owned by an ERB shareholder shall be combined so as to calculate the maximum number of whole shares of DNB common stock issuable to such ERB shareholder pursuant to the merger agreement.

What Holders of ERB Stock Options Will Receive (page 73)

Under the terms of the merger agreement, upon completion of the merger, the outstanding and unexercised stock options to acquire ERB common stock, will be exchanged for a cash payment equal to the difference between the per share cash consideration payable by DNB to ERB shareholders pursuant to the merger agreement and the corresponding exercise price of each such outstanding option.

In Order To Make a Valid Election, ERB Shareholders Must Properly Complete and Deliver the Election Form (page 80)

ERB shareholders will receive separately an election form, including transmittal materials, with instructions for making cash and stock elections. ERB shareholders must properly complete and deliver the election form to the exchange agent. The election form is not the same as the ERB proxy card – it is a separate form.

The Merger Is Intended to Be Tax-Free to ERB Shareholders as to any Shares of DNB Common Stock They Receive (page 92)

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. One of the conditions to the respective obligations of DNB and to complete the merger is that each of DNB and ERB receives an opinion from its respective legal counsel to that effect.

The federal income tax consequences of the merger to ERB shareholders will depend on the merger consideration received – cash, shares of DNB common stock, or a combination thereof. It is expected that ERB shareholders exchanging shares of ERB common stock solely for shares of DNB common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of ERB common stock for shares of DNB common stock pursuant to the merger, except with respect to any cash received by an ERB shareholder in exchange for shares of common stock or in lieu of fractional shares of DNB common stock. ERB shareholders exchanging shares of ERB common stock solely for cash consideration generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash received and the particular shareholder's adjusted tax basis in the shares of ERB common stock. ERB shareholders exchanging shares of ERB common stock for a combination of cash and shares of DNB common stock generally will not recognize loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the DNB common stock received pursuant to the merger over that holder's adjusted tax basis in his or her shares of ERB common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger.

This tax treatment may not apply to all ERB shareholders. Determining the actual tax consequences of the merger to ERB shareholders can be complicated. ERB shareholders should consult their own tax advisor for a full understanding of the merger's tax consequences that are particular to them.

Comparative Market Prices of Securities (page 169)

DNB's common stock trades on the NASDAQ Capital Market under the symbol "DNBF." ERB common stock is not listed on any national securities exchange or quoted on any interdealer quotation system. The table below presents the closing prices of DNB common stock on April 1, 2016, the last trading day prior to the public announcement of the merger, and on August 2, 2016, the last practicable trading day before the distribution of this joint proxy statement/prospectus, as well as the book value per share of ERB common stock on those dates. The table also presents the implied value for each share of ERB common stock converted into shares of DNB common stock on those dates, as determined by multiplying the closing price of DNB common stock on those dates by the exchange ratio of 0.6562.

	DNB Common Stock	ERB Common Stock (Book Value Per Share)		Implied Value of One Share of ERB Common Stock
At April 1, 2016	$29.50	$12.67	(1)	$19.36
At August 2, 2016	$26.00	$12.82	(2)	$17.06

(1) Book Value Per Share at March 31, 2016.
(2) Book Value Per Share at June 30, 2016.

For each share of ERB common stock, ERB shareholders will receive 0.6562 of a share of DNB common stock. The market value of DNB common stock and the book value of ERB common stock may fluctuate prior to the merger. ERB shareholders should obtain current market quotations for DNB common stock. You can get these quotations from the Internet or by calling your broker.

The Merger Will Be Accounted for as a "Business Combination" (page 91)

The merger will be treated as a "business combination" using the acquisition method of accounting with DNB treated as the acquirer under United States generally accepted accounting principles, or GAAP.

Special Meeting of DNB Shareholders (page 44)

DNB plans to hold the DNB special meeting on Wednesday, September 14, 2016, at 10:00 a.m., local time, at the Downingtown Country Club, 85 Country Club Drive, Downingtown, Pennsylvania 19335. At the DNB special meeting, DNB shareholders will be asked to approve the issuance of shares of DNB common stock to ERB shareholders in connection with the merger, to approve a proposal to allow the DNB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the issuance of the shares of DNB common stock in connection with the merger, and to transact such other business as may properly come before the DNB special meeting and any adjournments or postponements thereof.

DNB shareholders may vote at the DNB special meeting if they owned DNB common stock at the close of business on
 July 28, 2016, which is the record date for the DNB special meeting. As of that date, there were approximately 2,853,434 shares of DNB common stock outstanding and entitled to vote. DNB shareholders are entitled to cast one vote for each share of DNB common stock owned on the record date.

As of the record date for the DNB special meeting, DNB's directors and officers and their affiliates held 543,059 shares of DNB common stock.

As of the record date for the DNB special meeting, ERB, its subsidiaries, and its directors and officers and their affiliates did not hold any shares of DNB common stock (other than shares held as fiduciary, custodian or agent).

Special Meeting of ERB Shareholders (page 47)

ERB plans to hold the ERB special meeting on Wednesday, September 14, 2016, at 9:00 a.m., local time, at the Chubb Hotel & Conference Center, 800 Ridge Pike, Lafayette Hill, Pennsylvania 19444. At the ERB special meeting, ERB shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated thereby, to approve a proposal to allow the ERB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement, and to transact such other business as may properly come before the ERB special meeting and any adjournments or postponements thereof.

ERB shareholders may vote at the ERB special meeting if they owned ERB common stock at the close of business on
 July 28, 2016, which is the record date for the ERB special meeting. As of that date, there were 2,444,911 shares of ERB common stock outstanding and entitled to vote. ERB shareholders are entitled to cast one vote for each share of ERB common stock owned on the record date.

As of the record date for the ERB special meeting, ERB's directors and officers and their affiliates held 543,702 shares of ERB common stock.

As of the record date for the ERB special meeting, DNB, its subsidiaries, and its directors and officers and their affiliates did not own or hold any shares of ERB common stock (other than shares held as fiduciary, custodian or agent).

DNB's Board of Directors Recommends That DNB Shareholders Vote "FOR" Approval of the Issuance of Share of DNB Common Stock In Connection With the Merger (page 52)

DNB's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that DNB shareholders vote "FOR" approval of the issuance of shares of DNB common stock to holders of ERB common stock as provided in the merger agreement, and "FOR" the proposal to allow the DNB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the issuance of the shares of DNB common stock in connection with the merger.

Opinion of DNB's Financial Advisor (page 54)

Ambassador Financial Group, Inc., or Ambassador, DNB's financial advisor, delivered its opinion, dated April 4, 2016, to DNB's board of directors to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ambassador as set forth in such opinion , DNB's acquisition of all of the outstanding and common stock of ERB, in exchange for DNB's common stock, which is fairly valued, and cash, was fair to the holders of DNB common stock from a financial point of view.

The full text of the written opinion of Ambassador, dated April 4, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ambassador in connection with its opinion, is attached as Annex B to this joint proxy statement/prospectus. Ambassador's opinion was for the information of, and directed to, DNB's board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The Ambassador opinion is not a recommendation as to how any holder of DNB's common stock should vote with respect to the proposal to approve the issuance of shares of DNB common stock in connection with merger or any other matter. The Ambassador opinion does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. DNB does not expect that it will request an updated opinion from Ambassador. Ambassador will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

ERB's Board of Directors Recommends That ERB Shareholders Vote "FOR" Approval and Adoption of the Merger Agreement and the Transactions Contemplated Thereby (page 62)

ERB's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that ERB shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and "FOR" the proposal to allow the ERB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the approval and adoption of the merger agreement.

Opinion of ERB's Financial Advisor (page 64)

Griffin Financial Group, LLC, or Griffin, ERB's financial advisor, delivered its opinion, dated April 4, 2016, to ERB's board of directors to the effect that, as of the date of the opinion and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration in connection with the proposed merger was fair, from a financial point of view, to the common equity shareholders of ERB.

The full text of the written opinion of Griffin, dated April 4, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus. Griffin's opinion was for the information of, and directed to, ERB's board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The Griffin opinion is not a recommendation as to how any holder of ERB's common stock should vote with respect to the proposal to approve and adopt the merger agreement or any other matter. The Griffin opinion does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. ERB does not expect that it will request an updated opinion from Griffin. Griffin will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

ERB's Directors and Executive Officers May Have Interests in the Merger that Differ From Your Interests (page 72)

In considering the information contained in this joint proxy statement/prospectus, ERB shareholders should be aware that ERB's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of ERB's shareholders. In particular, the terms of the merger agreement provide that John F. McGill, Jr., who currently serves as chairman of ERB, will be appointed as a director of DNB and will serve as Vice Chairman. Charles A. Murray and Daniel O'Donnell, who currently serve as directors of ERB, also will be appointed as DNB directors pursuant to terms of the merger agreement that require DNB to appoint two other directors who currently serve as ERB directors. Christopher P. McGill, who currently serves as president and chief executive officer of ERB and is a member of ERB's board of directors, will become DNB's executive vice president and chief business development officer pursuant to an employment agreement that will become effective upon completion of the merger. Jerry L. Cotlov, who currently serves as executive vice president and chief lending officer of ERB and is a member of ERB's board of directors, will assume the position of DNB senior vice president and assistant chief commercial lending officer pursuant to an employment agreement that will become effective upon completion of the merger. In addition, Messrs. Christopher P. McGill, Cotlov and Charles T. Field, the Senior Vice President and Chief Financial Officer of ERB, will receive lump sum cash payments upon completion of the merger pursuant to their current employment and change in control agreements with ERB, and cash payments will also be made at closing in cancellation of all in-the-money stock options which remain outstanding immediately prior to completion of the merger, whether or not vested. DNB has also agreed to continue to indemnify the current directors and officers of ERB pursuant to the terms of the merger agreement and to provide such persons with continued director's and officer's liability insurance coverage. These interests and arrangements may create potential conflicts of interest and cause these persons to view the proposed merger transaction differently than you may view it as a shareholder.

ERB's board of directors was aware of these interests and took them into account in its decision to declare advisable the merger agreement and the transactions contemplated thereby, including the merger and recommend that ERB shareholders approve and adopt the merger agreement.

Ownership of ERB Common Stock Following the Merger (page 29)

It is currently expected that former shareholders of ERB as a group will receive shares in the merger constituting approximately 32% of the outstanding shares of DNB common stock immediately after completion of the merger. As a result, current shareholders of DNB as a group will own approximately 68% of the outstanding shares of DNB common stock immediately after the completion of the merger.

ERB Shareholders Have Dissenters' Rights in the Merger (page 76)

Under Pennsylvania law, record holders of ERB shares have the right to dissent from the merger and receive a payment in cash for the "fair value" of their shares of ERB common stock as determined by an appraisal process. To exercise those dissenters' rights, ERB shareholders must follow exactly the procedures specified under Pennsylvania law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Pennsylvania law is attached as Annex D to this joint proxy statement/prospectus. Failure to strictly comply with these provisions may result in the loss of dissenters' rights. The value determined in the appraisal process may be more or less than the value an ERB shareholder would receive in the merger if the shareholder did not dissent.

DNB and ERB Have Agreed When and How ERB Can Consider Third-Party Acquisition Proposals (page 87)

DNB and ERB have agreed that ERB will not initiate, solicit, induce or encourage proposals from third parties regarding certain acquisitions of ERB, its shares, or its businesses, take any action or facilitate the making of an acquisition proposal, or engage in related discussions, negotiations or enter into any related agreements. However, ERB may (1) provide information in response to a request from a person who makes an unsolicited acquisition proposal, subject to such person entering into a confidentiality agreement that is no less favorable to ERB than its confidentiality agreement with DNB, and (2) engage or participate in discussions or negotiations with a person who makes such an unsolicited acquisition proposal; if, but only if, (A) ERB has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement, (B) prior to taking any such action, ERB's board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal compared to the transactions contemplated by the merger agreement, (C) ERB has provided DNB with at least two (2) business days prior notice of such determination, (D) prior to furnishing or affording access to any information or data with respect to ERB or any of its subsidiaries or otherwise relating to the unsolicited acquisition proposal, ERB receives a confidentiality agreement with terms no less favorable to ERB than those contained in the confidentiality agreement between DNB and ERB, and (E) the board of directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.

Additionally, prior to the approval of the merger agreement by ERB's shareholders, upon the determination by ERB's board of directors that an unsolicited acquisition proposal constitutes a superior proposal compared to the transactions contemplated by the merger agreement, the board of directors of ERB may change its recommendation in favor of the merger agreement (but not terminate the merger agreement) if, prior to changing its recommendation, (1) ERB's board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties to ERB's shareholders, (2) ERB provides DNB with notice that ERB's board of directors intends to or may change its recommendation and provides an opportunity for DNB to make an improved proposal, and (3) ERB's board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal compared to any such improved proposal by DNB.

Unless the merger agreement is terminated before the ERB special meeting, ERB is required to submit the merger agreement to its shareholders.

Merger Requires the Approval of DNB Shareholders of the Issuance of Shares of DNB Common Stock and the Approval and Adoption of the Merger Agreement by ERB Shareholders (page 44)

Approval of the issuance of the shares of DNB common stock in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting.

Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ERB common stock entitled to vote at the ERB special meeting.

DNB's board of directors has fixed the close of business on July 28, 2016 as the record date for determining the DNB shareholders entitled to receive notice of and to vote at the DNB special meeting. DNB is calling its special meeting of shareholders to consider and vote on the proposal to approve the issuance of shares of DNB common stock in connection with the merger. In addition, DNB shareholders will be voting on a proposal to allow the DNB special meeting to be adjourned, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the issuance of the shares of DNB common stock in connection with the merger.

As of the record date for the DNB special meeting, DNB's directors and executive officers beneficially owned approximately 543,059 shares, representing approximately 18.51%, of the shares entitled to vote at the DNB special meeting.

ERB's board of directors has fixed the close of business on July 28, 2016 as the record date for determining the ERB shareholders entitled to receive notice of and to vote at the ERB special meeting. ERB is calling its special meeting of shareholders to consider and vote on the proposal to approve and adopt the merger agreement and the transactions contemplated thereby. In addition, ERB shareholders are being asked to approve a proposal to allow the ERB special meeting to be adjourned, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the approval and adoption of the merger agreement.

As of the record date for the ERB special meeting, ERB's directors and executive officers held approximately 543,702 shares, representing approximately 22.2%, of the shares entitled to vote at the ERB special meeting. In connection with ERB's entry into the merger agreement, ERB's directors and executive officers entered into voting agreements that require, among other things, the directors and executive officers to vote in favor of the approval and adoption of the merger agreement at the ERB special meeting.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 89)

Currently, DNB and ERB expect to complete the merger in early fourth quarter 2016. As more fully described elsewhere in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	the approval by the requisite vote of DNB shareholders of the issuance of shares of DNB common stock in connection with the merger;

•	the approval and adoption of the merger agreement by the requisite vote of ERB shareholders;

•	the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the DNB board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of DNB and ERB or materially impair the value of ERB to DNB;

•	the receipt by each of DNB and ERB of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the absence of any law, statute, rule, regulation, order, decree, injunction or other order by any court or other governmental entity, which enjoins or prohibits completion of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the DNB common stock to be issued in connection with the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any state securities commissioner (with respect to any applicable state securities laws) for that purpose;

•	the authorization for listing on the NASDAQ of the shares of DNB common stock to be issued in connection with the merger;

•	the exercise of dissenters' rights by holders of ERB common stock not exceeding 15% of the issued and outstanding shares of ERB;

•	the absence of any change that individually or in the aggregate has a material adverse effect with respect to DNB or ERB;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standards provided in the merger agreement; and

•	the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 90)

The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of the DNB and ERB boards of directors, or by either party individually, in the following circumstances:

•
if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, unless the breach is capable of being cured by November 30, 2016 (the termination date of the merger agreement), and is actually cured within 30 days of notice of the breach;

•
if the merger has not been completed by the termination date of November 30, 2016, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if DNB's shareholders fail to approve the issuance of shares of DNB common stock in connection with the merger at the DNB special meeting;

•	if ERB's shareholders fail to approve and adopt the merger agreement at the ERB special meeting; or

•
if there is any final, non-appealable order permanently enjoining or prohibiting the completion of the merger or any consent, registration, approval, permit or authorization is denied such that the regulatory approval condition to the merger cannot be satisfied as of the closing date.

In addition, DNB may terminate the merger agreement if ERB has received a "superior proposal" and ERB's board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to DNB. DNB also may also terminate the merger agreement if ERB fails to substantially comply with its obligations with respect to consideration and action upon alternative acquisition proposals.

ERB also may terminate the merger agreement if (1) ERB has received an acquisition proposal that ERB's board of directors determines to be a "superior proposal" and ERB's board of directors has made a determination to accept such superior proposal or (2) the average closing price of DNB common stock is less than the product of 0.800 and $29.16 during the three day period following the 10th calendar day immediately prior to the effective time of the merger and DNB's common stock underperforms the NASDAQ Bank Index by more than 20%, unless DNB elects to make a compensating adjustment to the exchange ratio.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of DNB or ERB, except that (1) in the event of willful breach of the merger agreement, the breaching party will remain liable for any damages, costs and expenses, including without limitation, reasonable attorneys' fees incurred by the non-breaching party in connection with the enforcement of its rights under the merger agreement, (2) designated provisions of the merger agreement, including the payment of fees and expenses and the confidential treatment of information, will survive the termination and (3) under certain circumstances, a termination of the merger agreement will obligate ERB to pay DNB a termination fee and reimburse DNB for all of DNB's fees and expenses incurred in connection with the merger.

Termination Fee (page 91)

ERB will be obligated to pay DNB a termination fee of $1,390,000 and reimburse DNB for all of DNB's fees and expenses incurred in connection with the merger, including attorney, accountant and financial advisor fees, under the following circumstances:

•
if the merger agreement is terminated by DNB because ERB has received a "superior proposal" and ERB's board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to DNB;

•	if the merger agreement is terminated by ERB because ERB has received a "superior proposal" and ERB's board of directors has made a determination to accept the superior proposal; or

•
if ERB enters into a definitive agreement relating to an acquisition proposal within 12 months after the occurrence of any of the following: (1) the termination of the merger agreement by DNB due to ERB's willful breach, subject to the materiality standards provided in the merger agreement, of its representations, warranties, covenants or agreements under the merger agreement, or (2) the failure of ERB's shareholders to approve and adopt the merger agreement after the public disclosure or public awareness of an acquisition proposal.

Regulatory Approvals Required for the Merger (page 72)

Each of DNB and ERB has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approval from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. DNB and ERB have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals. Although DNB and ERB do not know of any reason why these regulatory approvals cannot be obtained in a timely manner, DNB and ERB cannot be certain when or if they will be obtained.

The Rights of ERB Shareholders Following the Merger Will Be Different (page 175)

The rights of DNB shareholders are governed by Pennsylvania law and by DNB's amended and restated articles of incorporation and amended and restated bylaws. The rights of ERB shareholders are governed by Pennsylvania law, and by ERB's articles of incorporation and bylaws. Upon the completion of the merger, the rights of ERB shareholders will be governed by Pennsylvania law, DNB's amended and restated articles of incorporation and amended and restated bylaws. Certain provisions of DNB's amended and restated articles of incorporation and amended and restated bylaws provide DNB shareholders with different rights than provided by ERB's articles of incorporation and bylaws. In addition, certain provisions of the Pennsylvania Business Corporation Law, or PBCL, that are applicable to a "registered corporation" such as DNB are not applicable to ERB.

Risk Factors (page 25)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

Recent DNB Developments

On July 21, 2016, DNB reported its unaudited preliminary consolidated financial results as of and for the quarter and six months ended June 30, 2016. DNB's second quarter results, as reported, included the following items:

•
Net income available to common stockholders was $1.1 million for the three months ended June 30, 2016 which was a $118,000, or 9.6% decrease from $1.2 million for the same period in 2015. Results for the three months ended June 30, 2016 included merger-related costs of $275,000 ($235,000 net of taxes) associated with the merger.

•	Net interest income for the three months ended June 30, 2016 was $5.5 million, an increase of $19,000, or .3%, from $5.5 million for the same period in 2015.

•	The net interest margin of 3.08% for the three months ended June 30, 2016 was a three basis point decline from 3.11% for the same period in 2015.
•	Non-interest income for the three months ended June 30, 2016 increased $49,000, to $1.4 million, as compared to $1.3 million for the same period in 2015.
•
Non-interest expense for the three months ended June 30, 2016 increased $448,000, to $5.2 million, as compared to $4.7 million for the same period in 2015. Non-interest expense for the three months ended June 30, 2016 included merger-related costs of $275,000 associated with the merger.

•	For the three months ended June 30, 2016, DNB provided $200,000 to its allowance for credit losses, as compared to a $415,000 provision for credit losses for the same period in 2015.

•	Total loans of $494.4 million as of June 30, 2016, which was a $12.7 million, or 2.6%, increase from December 31, 2015.

•	The allowance for credit losses as of June 30, 2016 was $5.2 million, or 1.06% of total loans, as compared to $4.9 million, or 1.02% of total loans, as of December 31, 2015.

•	Total assets as of June 30, 2016 were $764.2 million, an increase of $15.4 million from December 31, 2015.

•	Deposits of $641.8 million, as of June 30, 2016, which was a $35.6 million increase from December 31, 2015.

•	The capital ratios for DNB First and DNB at June 30, 2016 were at levels above the regulatory minimum to be considered "well capitalized."

The foregoing is only a summary and is not intended to be a comprehensive statement of DNB's results for the quarter and six months ended June 30, 2016. Additional details about DNB's results for the quarter and six months ended June 30, 2016 can be found in DNB's Current Report on Form 8-K furnished to the SEC on July 21, 2016.  As of the date hereof, DNB has not filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.  Accordingly, DNB's results for the quarter and six months ended June 30, 2016 are subject to completion of DNB's closing and review procedures for the quarter, which may cause changes in the results DNB reports in its Form 10-Q from these preliminary results. These results are not necessarily indicative of the results that may be expected for any future period. You should read this information in conjunction with DNB's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and financial statements and related notes to those statements, which are included in this joint proxy statement/prospectus.

Recent ERB Developments

ERB's results for the second quarter of 2016 included the following items:

•	Net income of $348,000 for the three months ended June 30, 2016 which was a $198,000, or 36.3%, decrease from $546,000 for the same period in 2015.

•	Net interest income for the three months ended June 30, 2016 was $3.2 million, an increase of $472,000, or 17.2%, from $2.7 million for the same period in 2015.

•	Non-interest income for the three months ended June 30, 2016 was $137,000 as compared $140,000 for the same period in 2015.

•	Non-interest expense for the three months ended June 30, 2016 increased $402,000, to $2.3 million, as compared to $1.9 million for the same period in 2015.

•	The provision for loan losses was $267,000 for the three months ended June 30, 2016, an increase of $163,000, or 156%, as compared to a $104,000 for the same period in 2015.

•	Total loans were $307.9 million as of June 30, 2016 which was a $24.7 million, or 8.7%, increase from December 31, 2015.

•	ERB's allowance for loan losses as of June 30, 2016 was $3.8 million, or 1.25% of total loans as compared to $3.4 million, or 1.22% of total loans, as of December 31, 2015.

•	Total assets as of June 30, 2016 were $320.4 million, an increase of $9.7 million from December 31, 2015.

•	Deposits of $225.6 million, as of June 30, 2016, which was a $4.6 million decrease from December 31, 2015.

•	Total borrowings of $58.8 million, as of June 30, 2016, which was a $13.0 million increase from December 31, 2015.

•	The capital ratios for ERB at June 30, 2016 continued to be at levels above the regulatory minimum to be considered "well capitalized."

ERB's results at and for the three months ended June 30, 2016 are not necessarily the results to be achieved by ERB for all of 2016 or for any other period. You should read the above information for ERB in conjunction with "Information About ERB – ERB's Management's Discussion and Analysis of Financial Condition and Results of Operations" and ERB's financial statements and related notes to those statements, which are included elsewhere in this joint proxy statement/prospectus.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below for DNB and ERB are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2015, and as of and for the three months ended March 31, 2016. The information presented below should be read together with the historical consolidated financial statements of DNB and ERB, including the related notes. The DNB financial statements are included in this joint proxy statement/prospectus beginning at page F-1. The ERB financial statements are included in this joint proxy statement/prospectus beginning at page F-67.

The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2015 or March 31, 2016 in the case of the book value data, and as if the merger had been effective as of January 1, 2015 and January 1, 2016 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of ERB into DNB's consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2015 or January 1, 2016.

The unaudited pro forma adjustments are based upon available information and certain assumptions that DNB and ERB management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of ERB will be reflected in the consolidated financial statements of DNB on a prospective basis.

	DNB Historical	ERB Historical	Pro Forma Combined	Per Equivalent ERB Share
For the quarter ended March 31, 2016:
Earnings Per Share
Basic earnings per share	$0.55	$0.22	$0.58	$0.38
Diluted earnings per share	0.54	0.22	0.58	0.38
Cash Dividends Per Share	$0.07	$0.00	$0.07	$0.05
Book Value per common share as of March 31, 2016	$20.45	$12.67	$22.20	$14.57

The pro forma combined book value per share of DNB is based upon the pro forma combined common shareholders' equity for DNB and ERB divided by the total pro forma common shares of the combined entity and reflects ERB shares at the exchange ratio of 0.6562.

	DNB Historical	ERB Historical	Pro Forma Combined	Per Equivalent ERB Share
For the year ended December 31, 2015:
Earnings Per Share
Basic earnings per share	$1.82	$0.92	$1.88	$1.23
Diluted earnings per share	1.79	0.91	1.84	1.21
Cash Dividends Per Share	$0.28	$0.00	$0.28	$0.18
Book Value per common share as of December 31, 2015	$19.65	$12.43	$22.02	$14.45

The pro forma combined book value per share of DNB is based upon the pro forma combined common shareholders' equity for DNB and ERB divided by the total pro forma common shares of the combined entity and reflects ERB shares at the exchange ratio of 0.6562.

SELECTED FINANCIAL AND OTHER DATA OF DNB

The following summary presents Selected Consolidated Financial Data of DNB as of and for the periods indicated. The financial data as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 has been derived from DNB's audited financial statements. The financial data as of and for the three months ended March 31, 2016 and 2015 has been derived from DNB's unaudited consolidated financial statements. The information as of and for the three months ended March 31, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of DNB's management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be achieved by DNB for all of 2016 or for any other period.

	Three Months ended
(Dollars in thousands, except	March 31, 2016	March 31, 2015	At or For the Year Ended December 31
share data)	(unaudited)	(unaudited)	2015	2014	2013	2012	2011
RESULTS OF OPERATIONS
Interest income	$6,105	$5,996	$24,478	$23,596	$23,212	$25,729	$26,174
Interest expense	650	606	2,712	2,311	2,888	3,755	4,644
Net interest income	5,455	5,390	21,766	21,285	20,324	21,974	21,530
Provision for credit losses	330	300	1,105	1,130	2,530	1,455	1,480
Non-interest income	2,329	1,335	5,009	4,958	4,795	4,528	3,666
Non-interest expense	5,418	4,824	19,029	18,632	17,450	17,702	16,748
Income before income taxes	2,036	1,601	6,641	6,481	5,139	7,345	6,968
Income tax expense	480	349	1,503	1,677	1,220	2,106	2,066
Net income	$1,556	$1,252	$5,138	$4,804	$3,919	$5,239	$4,902
Preferred stock dividends & accretion of
discount	-	26	50	135	148	332	779
Net income available to common stockholders	$1,556	$1,226	$5,088	$4,669	$3,771	$4,907	$4,123

PER SHARE DATA
Basic earnings	$0.55	$0.44	$1.82	$1.69	$1.38	$1.81	$1.54
Diluted earnings	0.54	0.43	1.79	1.66	1.36	1.79	1.53
Cash dividends	0.07	0.07	0.28	0.28	0.28	0.20	0.12
Book value	20.45	18.91	19.65	18.33	16.55	16.08	14.14
Weighted average
Common shares outstanding - basic	2,832,521	2,786,012	2,801,881	2,766,723	2,742,417	2,710,819	2,674,716
FINANCIAL CONDITION
Total assets	$761,440	$748,440	$748,818	$723,330	$661,473	$639,568	$607,099
Loans, gross	489,366	464,100	481,758	455,603	415,354	396,498	403,684
Allowance for credit losses	5,172	5,190	4,935	4,906	4,623	6,838	6,164
Deposits	637,055	627,261	606,275	605,083	558,747	530,424	497,545
Borrowings	61,144	59,840	81,909	49,005	39,674	46,864	53,647
Stockholders' equity	58,180	56,173	55,488	63,908	58,583	56,705	51,056
SELECTED RATIOS
Return on average stockholders' equity	10.94%	8.32%	8.72%	7.78%	6.75%	9.61%	10.01%
Return on average assets	0.84	0.71	0.69	0.71	0.60	0.84	0.80
Average equity to average assets	7.67	8.49	7.95	9.12	8.87	8.75	7.99
Loans to deposits	76.82	73.99	79.46	75.30	74.34	74.75	81.14
Dividend payout ratio	12.91	16.17	15.67	16.87	20.65	11.17	7.84

SELECTED FINANCIAL AND OTHER DATA OF ERB

The following summary presents Selected Consolidated Financial Data of ERB as of and for the periods indicated. The financial data as of and for the years ended December 31, 2015 and 2014 has been derived from ERB's audited financial statements included in this joint proxy statement/prospectus. The information as of and for the years ended December 31, 2013, 2012 and 2011 is derived from ERB's audited financial statements which are not included in this joint prospectus/joint proxy statement. The financial data as of and for the three months ended March 31, 2016 and 2015 has been derived from ERB's unaudited consolidated financial statements. The information at March 31, 2016 and for the three months ended March 31, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of ERB's management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be achieved by ERB for all of 2016 or for any other period.

	Three Months Ended March 31, (Unaudited)		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands)
Operating Data:
Interest income	$3,683	$3,270	$13,507	$12,008	$11,600	$11,458	$11,543
Interest expense	669	588	2,506	2,053	2,307	2,560	3,140
Net interest income	3,014	2,682	11,001	9,955	9,293	8,898	8,403
Provision for loan losses	184	64	408	192	550	1,075	1,229
Net interest income after provision for loan losses	2,830	2,618	10,593	9,763	8,743	7,823	7,174
Non-interest income	250	96	556	856	829	527	258
Non-interest expenses	2,188	1,967	7,774	7,778	7,008	6,539	5,910
Income tax expense	355	259	1,162	986	877	622	572
Net income	$537	$488	$2,213	$1,855	$1,687	$1,189	$950

	At March 31, (Unaudited)	At December 31,
	2016	2015	2014	2013	2012	2011
	(In thousands)
Balance Sheet Data:
Total assets	$311,426	$310,716	$271,372	$247,598	$237,537	$222,892
Cash and cash equivalents	12,344	18,727	8,876	10,968	11,992	13,977
Investment securities available for sale	6,715	6,958	7,468	12,427	8,790	12,054
Investment securities held to maturity	313	314	--	--	14,932	20,735
Loans, net	285,252	278,646	247,539	208,489	191,059	169,777
Investment in stock of correspondent banks	2,178	2,062	1,764	1,165	1,256	1,272
Bank premises and equipment, net	459	471	576	802	817	743
Total deposits	228,864	230,240	200,487	205,639	197,719	184,745
Short-term borrowings	8,742	2,823	955	850	500	--
Long-term debt	39,895	42,936	38,268	12,350	13,200	13,700
Total liabilities	280,460	280,324	244,381	222,493	214,301	200,819
Retained earnings (accumulated deficit)	6,748	6,211	3,998	2,143	456	(732)
Accumulated other comprehensive income	92	75	122	221	38	63
Total stockholders' equity	$30,966	$30,392	$26,991	$25,105	$23,236	$22,073

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of DNB and of ERB as of March 31, 2016 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income combine the historical financial information of DNB and of ERB and give effect to the merger as if it had been completed as of the beginning of the respective periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of income or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of income in future periods or the future financial condition and results of income of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to ERB's historical financial information in order to conform to DNB's presentation of financial information.

The actual value of DNB's common stock to be recorded as consideration in the merger will be based on the value as of the closing date of the merger. The proposed merger is targeted for completion in early fourth quarter of 2016. There can be no assurance that the merger will be completed as anticipated. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information, the fair value of DNB's common stock to be issued in connection with the merger was based on DNB's closing stock price of $28.52 as of March 31, 2016.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information includes estimated adjustments, including adjustments to record ERB's assets and liabilities at their respective fair values, and represents DNB's pro forma estimates based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of ERB's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact DNB's statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to ERB's stockholders' equity, including results of operations from March 31, 2016 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of DNB and of ERB, which appear elsewhere in this document.

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL CONDITION
 (Unaudited)

	As of March 31, 2016*
	DNB Historical	ERB Historical	Pro Forma Adjustments			Pro Forma Combined
	(In Thousands)
Assets
Cash and cash equivalents	$38,740	$12,344	$(12,201)		(1)	$38,883
Investment securities	207,023	8,498	(129)		(2)	215,392
Loans held for sale	359	-				359
Loans receivable	489,366	288,816	(2,462)		(3)	775,720
Allowance for credit losses	(5,172)	(3,564)	3,564		(3)	(5,172)
Net loans	484,194	285,252	1,102		(3)	770,548
Restricted stock	3,166	2,178				5,344
Office property and equipment, net	7,817	459				8,276
Accrued interest receivable	2,569	1,034				3,603
Other real estate owned & other rep. property	2,612	417				3,029
Bank owned life insurance (BOLI)	9,381	-				9,381
Core deposit intangible	63	-	2,013		(4)	2,076
Net deferred taxes	2,946	645	41		(5)	3,632
Goodwill	-	-	14,735		(6)	14,735
Other assets	2,570	599				3,169
Total assets	$761,440	$311,426	$5,561			$1,078,427

Liabilities
Non-interest-bearing deposits	$131,951	$21,546		$		$153,497
Interest-bearing deposits	505,104	207,318	721		(7)	713,143
Total deposits	637,055	228,864	721			866,640
Federal Home Loan Bank advances	20,000	48,637	359		(8)	68,996
Repurchase agreements	21,661	-				21,661
Junior subordinated debentures	9,279	-				9,279
Subordinated debt	9,750	-				9,750
Other borrowings	454	949				1,403
Accrued interest payable	313	129				442
Other liabilities	4,748	1,881	56		(10)	6,685
Total liabilities	703,260	280,460	1,136			984,856

Stockholders' Equity
Preferred stock	-	-	-			-
Common equity	58,180	30,966	4,425		(9)	93,571
Total stockholders' equity	58,180	30,966	4,425			93,571
Total liabilities and stockholders' equity	$761,440	$311,426	$5,561			$1,078,427

*Assumes that the merger was completed as of March 31, 2016 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, investment securities, core deposit intangible, deposits and borrowed funds were determined by the management of DNB and of ERB. Actual fair value adjustments, where appropriate, will be determined by a specialist, engaged by management, as of the merger completion date.

(1)    The adjustment includes cash consideration of $6.7 million paid to ERB stockholders, $1.9 million paid to holders of the in-the-money ERB stock options and $1.2 million paid to ERB executives in connection with change of control arrangements. Additionally, it is assumed that cash and cash equivalents will be used to pay $347,000 for after tax one-time merger expenses of ERB and $2.1 million for after tax one-time merger expenses of DNB.

(2) Represents the fair value adjustment to the carrying value of ERB's investment securities.

(3)   The pro forma adjustment of $2.5 million includes a negative $4.6 million credit component and a positive $2.1 million interest component. The weighted average rate on ERB's loans was 4.69%. The existing ERB allowance for loan losses of $3.6 million is prohibited to be carried over according to GAAP.

(4)     Represents the recognition of the fair value of the core deposit intangible asset, which is assumed to be 1.60% of core deposit liabilities assumed. Core deposits are defined as total deposits less time deposits. The Core Deposit intangible has a weighted average remaining useful life of 10 years and is being amortized into income using the level yield method.

(5)    Represents adjustments in the net deferred tax assets resulting from the fair value adjustments related to the acquired assets and assumed liabilities, identifiable intangibles and other deferred tax items. The $651,000 represents the estimated tax benefit on the $1.9 million cash consideration paid for ERB's options. The fair value adjustment of the net deferred tax asset assumes an effective tax rate of 34% and was estimated to be $610,000.

(6)     Calculated to reflect the acquisition accounting adjustments related to the merger. The consideration paid to acquire ERB consists of cash of $8.6 million and the issuance of 1,368,611 shares of DNB common stock based upon the fixed exchange rate of 0.6562 applied to 2,085,662 of the 2,444,911 shares of ERB common stock outstanding. The $28.52 value of DNB common stock is based upon the closing stock price of $28.52 as of March 31, 2016. Acquisition accounting adjustments assume that ERB's stockholders' equity is eliminated and the purchase price, goodwill and intangible assets are reflected on the DNB's financial statements pursuant to the application of acquisition accounting.

	Note	(In Thousands)
Purchase Price and Estimated Goodwill
Value of DNB's common stock to be issued		$39,033
Cash consideration ERB common stockholders		6,700
Cash consideration for ERB options		1,915
Purchase price as of March 31, 2016		47,648
ERB's net assets:
ERB's stockholders' equity		30,966
Estimated tax benefit of option cash out	(5)	651
ERB's stockholders' equity, net of transaction costs		31,617
Fair value adjustments:
Investments		(129)
Loans	(3)	1,102
Core deposit intangible	(4)	2,013
Time deposits	(7)	(721)
FHLB advances	(8)	(359)
Tax effect of fair value adjustments	(5)	(610)
Total adjustment of net assets acquired		1,296
Fair Value of net assets acquired		32,913
Estimated goodwill	(6)	$14,735

(7)    Adjustment to reflect the difference between portfolio yields and market rates for time deposits acquired in the merger. The weighted average rate on ERB's time deposits was 1.29%. Adjustments were calculated using present value analysis. Cash flow was discounted to present value using market rates for similar deposits. The yield adjustment is the aggregate present value of the difference.

(8)    Adjustments reflect the difference between portfolio yields and market rates for borrowings acquired in the merger. The weighted average rate on ERB's FHLB advances was 1.76%. Adjustments were calculated using present value analysis. Cash flow for each month was calculated as the difference between projected interest costs of the remaining borrowings and hypothetical costs using current market rates based on advances from the Federal Home Loan Bank of Pittsburgh. Cash flow was discounted to present value using market rates.

(9) Reflects elimination of ERB's equity accounts, issuance of 1,368,611 shares of DNB's common stock and additional merger-related transaction costs, net of tax calculated as follows:

Value of DNB's common stock to be issued	$39,033
ERB's stockholders equity	(30,966)
Change in control related expenses	(1,223)
ERB merger expenses	(347)
DNB merger expenses	(2,072)
Total	$4,425

(10) Represents the liability payable to holders of ERB stock options, due to the acceleration of vesting.

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
(Unaudited)

For the Three Months Ended March 31, 2016 (1)
(Dollars in thousands, Except Per Share Data)

	DNB Historical	ERB Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and fees on loans	$5,068	$3,598	$189	(2)	$8,855
Interest and dividends on investment securities	1,016	65			1,081
Interest on cash and cash equivalents	21	20			41
Total interest and dividend income	6,105	3,683	189		9,977
Interest Expense:
Deposits	343	466	(45)	(2)	764
Borrowings	307	203	(22)	(2)	488
Total interest expense	650	669	(67)		1,252
Net interest income	5,455	3,014	256		8,725
Provision for credit losses	330	184			514
Net interest income after provision for credit losses	5,125	2,830	256		8,211
Non-interest Income:
Service charges and other fees	625	85			710
Wealth management	397	-			397
Mortgage banking	32	6			38
Increase in cash surrender value of BOLI	55	-			55
Gain on sale of investment securities, net	31	-			31
Gain on sale of loans	39	159			198
Gains from insurance proceeds	1,150	-			1,150
Total non-interest income	2,329	250			2,579
Non-interest Expense: (3)
Salaries and employee benefits	3,126	1,030			4,156
Occupancy	797	154			951
Professional and consulting	309	146			455
Advertising and marketing	183	105			288
FDIC insurance	129	46			175
PA shares tax	162	-			162
Telecommunications	61	36			97
Amortization of Core Deposit Intangible	4	-	92	(2)	96
Due diligence and merger-related expenses	188	175	(363)	(6)	-
Other expenses	459	496			955
Total non-interest expense	5,418	2,188	(271)		7,335
Income before income tax expense	2,036	892	527		3,455
Income tax expense	480	355	179	(5)	1,014
Net income	$1,556	$537	$348		$2,441
Preferred stock dividends and accretion of discount	-	-			-
Net income available to common shareholders	$1,556	$537	$348		$2,441
Earnings per common share: (4)
Basic	$0.55	$0.22			$0.58
Diluted	$0.54	$0.22			$0.58
Weighted average common shares outstanding: (4)
Basic	2,833	2,445			4,201
Diluted	2,869	2,474			4,238

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
(Unaudited)

For the Year Ended December 31, 2015 (1)
(Dollars in thousands, Except Per Share Data)

	DNB Historical	ERB Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and fees on loans	$20,082	$13,178	$757	(2)	$34,017
Interest and dividends on investment securities	4,354	272			4,626
Interest on cash and cash equivalents	42	57			99
Total interest and dividend income	24,478	13,507	757		38,742
Interest Expense:
Deposits	1,165	1,708	(180)	(2)	2,693
Borrowings	1,547	798	(90)	(2)	2,255
Total interest expense	2,712	2,506	(270)		4,948
Net interest income	21,766	11,001	1,027		33,794
Provision for credit losses	1,105	408			1,513
Net interest income after provision for credit losses	20,661	10,593	1,027		32,281
Non-interest Income:(3)
Service charges and other fees	2,443	333			2,776
Wealth management	1,485	-			1,485
Mortgage banking	171	118			289
Increase in cash surrender value of BOLI	228	-			228
Gain on sale of investment securities, net	78	-			78
Gain on sale of loans	484	105			589
Gains from insurance proceeds	120	-			120
Total non-interest income	5,009	556			5,565
Non-interest Expense:
Salaries and employee benefits	10,551	4,161			14,712
Occupancy	3,158	724			3,882
Professional and consulting	1,185	538			1,723
Advertising and marketing	631	391			1,022
FDIC insurance	497	177			674
PA shares tax	602	-			602
Telecommunications	245	127			372
Loss on sale or write down of OREO, net	134	-			134
Amortization of Core Deposit Intangible	16	-	366	(2)	382
Due diligence and merger-related expenses	-	-			-
Other expenses	2,010	1,656			3,666
Total non-interest expense	19,029	7,774	366	(3)	27,169
Income (loss)before income tax expense	6,641	3,375	661		10,677
Income tax expense	1,503	1,162	225	(5)	2,890
Net income	$5,138	$2,213	$436		$7,787
Preferred stock dividends and accretion of discount	50	-			50
Net income available to common shareholders	$5,088	$2,213	$436		$7,737
Earnings per common share: (4)
Basic	$1.82	$0.92			$1.88
Diluted	$1.79	$0.91			$1.84
Weighted average common shares outstanding: (4)
Basic	2,802	2,394			4,120
Diluted	2,847	2,423			4,195

(1)            Assumes that the merger was completed as of the beginning of the period presented utilizing the acquisition method of accounting. Estimated fair value adjustments for investment securities, loans, core deposit intangible, time deposits and borrowed funds were determined by the management of DNB and of ERB.

(2)     The resulting premiums and discounts for purposes of the unaudited combined condensed consolidated pro forma financial data, are being amortized and accreted into income over the estimated remaining lives of the respective assets and liabilities using the level yield method. The estimated weighted average remaining useful lives of loans, time deposits and FHLB advances is 4 years and the weighted average remaining useful life of the core deposit intangible is 10 years.

(3)     Noninterest expenses do not include one-time merger and integration expenses. Those amounts, on an after-tax basis, total $2.9 million. In determining the fair value of the assets acquired in this transaction, remaining costs of $347,000 to be incurred by ERB are deducted from ERB's total equity in determining the fair value of assets acquired and are not included in Unaudited Pro Forma Combined Condensed Consolidated Financial Information net income. In addition, DNB expects to incur approximately $2.1 million, on an after-tax basis, in total transaction costs as a result of the proposed merger. Through March 31, 2016, pre-tax transaction costs of $188,000 and $175,000 have been recognized by DNB and ERB, respectively. Non-interest expenses do not reflect anticipated costs savings. A summary of DNB's transaction costs is as follows (in thousands):

Professional fees	$585
Other merger related expenses	947
Data processing termination and conversion cost	1,608
Estimated pre-tax transaction costs	3,140
Less related tax benefit	(1,068)
Estimated transaction costs, net of taxes	$2,072

Professional fees include investment banking, legal, accounting and other professional fees and expenses associated with the merger. Other merger related expenses include marketing, printing, integration, contract termination costs and other expenses. The foregoing estimates may be refined after the completion of the merger.

(4)     Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to ERB's stockholders to DNB's historical weighted average basic and diluted outstanding common shares. The stock consideration paid to ERB's stockholders consists of the issuance of 1,368,611 shares of DNB's common stock based upon the fixed exchange rate of 0.6562 applied to 2,085,662 of the 2,444,911 shares of ERB common stock outstanding. The share amounts above do not reflect the impact related to the payout of 250,000 existing in-the-money stock options owned by directors and employees of ERB. The anticipated payout of these options totals $1,915,000.

(5) Reflects the tax impact of the pro forma acquisition adjustments at DNB's statutory income tax rate of 34%.

(6)     Represents elimination of the actual, out of pocket, due diligence and merger-related expenses totaling $363,000, primarily professional fees incurred in the first quarter of 2016 by DNB totaling $188,000 and $175,000 for ERB.

RISK FACTORS

In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus.

Risk Factors Related to the Merger

Because the market price of DNB common stock will fluctuate, ERB shareholders cannot be sure of the exact market value of the DNB common stock they may receive as merger consideration.

Upon completion of the merger, each share of ERB common stock will be converted into the right to receive merger consideration consisting of shares of DNB common stock and/or cash pursuant to the terms of the merger agreement, subject to the limitations on the maximum amount of shares that may be issued and cash paid and the proration provisions of the merger agreement, which apply in the event that ERB shareholders making elections as to their preferred form of consideration oversubscribe for shares of DNB common stock or cash. The market value of the DNB common stock constituting a portion of the merger consideration may vary from the closing price of DNB common stock on the date the parties initially announced the merger, on the date that this joint proxy statement/prospectus was first mailed or delivered to DNB and ERB shareholders, on the dates of the respective special meetings of the DNB and ERB shareholders and on the date the merger is completed and thereafter. Any change in the market price of DNB common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of DNB shares. Accordingly, at the time of the respective special meetings of shareholders, DNB and ERB shareholders will not know or be able to calculate the market value of the DNB common stock constituting the shares portion of the merger consideration that ERB shareholders may receive upon completion of the merger. Neither DNB nor ERB is generally permitted to terminate the merger agreement or re-solicit the vote of DNB or ERB shareholders solely because of changes in the market prices of DNB's stock. However, ERB may terminate the merger agreement in certain limited circumstances involving a decrease in the trading price of DNB's common stock, if (i) the average closing price of DNB common stock during a specified period prior to closing is less than the product of 0.800 and $29.16 and (y) DNB's common stock underperforms the NASDAQ Bank Index by more than 20%, unless DNB elects to make a compensating adjustment to the exchange ratio. Other than a possible compensating adjustment by DNB to the exchange ratio under these circumstances, the parties do not expect that any adjustment will be made to the exchange ratio based on changes in the stock price of either company.  Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in DNB's and ERB's respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of either DNB or ERB. You should obtain current market quotations for shares of DNB common stock.

ERB shareholders may receive a form of consideration that is different from their elections.

As described elsewhere in this joint proxy statement/prospectus, ERB shareholders will be able to elect to receive either cash or shares of DNB common stock as consideration in the merger. However, the merger agreement limits the amount of cash and shares of DNB common stock available to fulfill the elections of ERB shareholders, and, as a result, ERB shareholders may receive a form of merger consideration that is different from the form they specified in their elections. The election of shares of DNB common stock or cash will be subject to proration such that 2,085,662 shares of ERB common stock, or approximately 85.3% of the currently outstanding ERB shares, will be exchanged for shares of DNB common stock, with the remaining ERB shares to be exchanged for cash. The aggregate cash consideration payable to ERB shareholders will be $6.7 million, which amount is subject to increase in the event that outstanding options to purchase shares of ERB common stock are exercised prior to completion of the merger. If an ERB shareholder elects all cash and the cash portion of the merger consideration is oversubscribed, that shareholder will receive a portion of the merger consideration in DNB common stock. If an ERB shareholder elects all stock and the DNB shares portion of the merger consideration is oversubscribed, that shareholder will receive a portion of the merger consideration in cash.  Please see "The Merger Agreement — Proration Procedures" beginning on page 80 of this joint proxy statement/prospectus for a more detailed description of the proration provisions applicable to the elections made by ERB shareholders.

The market price of DNB common stock following the completion of the merger may be affected by factors different from those currently affecting the shares of DNB or ERB.

Upon completion of the merger, holders of ERB common stock will become holders of DNB common stock. DNB's business and operations differ in certain important respects from that of ERB and, accordingly, the results of operations of the combined company and the market price of DNB common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of DNB and ERB.

Please see "Information About DNB" and "Information About ERB" beginning on page 113 and page 150, respectively, for a discussion of the businesses of DNB and ERB and of some important factors to consider in connection with those businesses.

ERB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ERB and, consequently, on DNB. These uncertainties may impair ERB's ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that have business dealings with ERB to seek to terminate or change their existing business relationships with ERB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart prior to the completion of the merger or decide not to remain with the combined company following completion of the merger, DNB's business following the merger could be adversely affected. In addition, the merger agreement restricts ERB from making certain acquisitions and taking other specified actions until the merger occurs without the consent of DNB. These restrictions may prevent ERB from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Please see "The Merger Agreement – Covenants and Agreements" beginning on page 83 for a description of the restrictive covenants to which ERB is subject.

The opinions of DNB's and ERB's respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Neither DNB nor ERB has obtained an updated opinion as of the date of this joint proxy statement/prospectus from its respective financial advisor. Changes in the operations and prospects of DNB or ERB, general market and economic conditions and other factors that may be beyond the control of DNB or ERB, including changes in factors on which the fairness opinions were based, may significantly alter the value of the companies or the share prices of DNB common stock or ERB common stock by the time the merger is completed. Neither financial advisor's opinion speaks as of the time the merger will be completed or as of any date other than the date of such opinion. Each of DNB's and ERB's board of directors' recommendations that DNB and ERB shareholders vote "FOR" approval of the proposals relating to the merger, however, is made as of the date of this joint proxy statement/prospectus. Neither DNB nor ERB currently anticipates asking its respective financial advisor to update its opinion.

Please see "The Merger – Opinion of DNB's Financial Advisor" and "The Merger – Opinion of ERB's Financial Advisor" beginning on page 54 and page 64, respectively for information regarding the opinions of DNB's and ERB's respective financial advisors.  Please see "The Merger – Background of the Merger," "The Merger – DNB's Reasons for the Merger; Recommendation of DNB's Board of Directors," and "The Merger – ERB's Reasons for the Merger; Recommendation of ERB's Board of Directors" beginning on page 50, page 52 and page 62, respectively for a discussion of additional factors considered by DNB's board of directors and ERB's board of directors in determining to recommend that shareholders approve the proposals relating to the merger.

Combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

DNB and ERB have operated and, until the completion of the merger, will continue to operate, independently. The challenges involved in combining the operations of the two companies include, among other things, integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. It is possible that the integration process could result in the loss of key employees or disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect DNB's ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. The integration of the two companies will require the experience and expertise of certain key employees of ERB who are expected to be retained by DNB. DNB may not be successful in retaining these employees for the time period necessary to successfully integrate ERB's operations with those of DNB.  In addition, as with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of DNB's banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. DNB may not be able to successfully achieve the level of cost savings, revenue enhancements, and other anticipated synergies, and may not be able to capitalize upon the existing customer relationships of ERB to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. If DNB is not able to integrate the companies' operations successfully and in a timely manner, the expected benefits of the merger may not be realized, and this could have an adverse effect on DNB's business, results of operation and stock price.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not currently anticipated.

Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Office of the Comptroller of the Currency, and other bank regulatory and other authorities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although DNB and ERB do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated by the merger agreement or imposing additional costs on or limiting the revenues of DNB, any of which might have a material adverse effect on DNB following the merger. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of those approvals, or whether any non-standard and/or non-customary conditions will be imposed.

The merger agreement limits ERB's ability to pursue alternatives to the merger.

The merger agreement includes provisions that limit ERB's ability to pursue alternative proposals from third parties to acquire all or a significant part of ERB. Subject to certain specified exceptions, these "no shop" provisions limit ERB's ability to discuss, facilitate or commit to competing third-party acquisition proposals. In addition, a termination fee would be payable by ERB to DNB under certain circumstances, generally involving a determination by ERB to pursue an alternative transaction. These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of ERB from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed to be paid by DNB to ERB shareholders in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire ERB than it might otherwise have proposed to pay.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including shareholder approval of the proposals being submitted to shareholders of DNB and ERB at their respective special meetings.  DNB and ERB cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could adversely affect the value of DNB's and/or ERB's shares.

The merger may be completed even though DNB or ERB experiences adverse changes in its business.

In general, either DNB or ERB may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to DNB or ERB would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on DNB or ERB, including the following:

•
changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•	actions and omissions of DNB or ERB with the prior written consent of the other party;
•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
changes in national or international political or social conditions including the engagement by the United States in hostilities, the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, if such changes do not have a disproportionate impact on the affected company;

•
changes in economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; if such changes do not have a disproportionate impact on the affected company;

•	any legal action asserted or other actions initiated by any ERB or DNB shareholder arising out of or related to this Agreement; and
•	any failure, in and of itself, of DNB or ERB to meet any internal projections, forecasts or revenue or earnings projections.

In addition, either DNB or ERB could waive the closing condition related to the occurrence of any material adverse effect on the other party and the merger would be completed even if a material adverse effect were to occur of a type that would otherwise allow a party to terminate the merger agreement or refuse to complete the merger.

If the merger is not consummated by November 30, 2016, either DNB or ERB may choose not to proceed with the merger.

Either DNB or ERB may terminate the merger agreement if the merger has not been completed by November 30, 2016, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.

Termination of the merger agreement or failure to complete the merger could negatively impact ERB and/or DNB.

If the merger agreement is terminated or the merger is not completed for any reason, there may be various adverse consequences to ERB and/or DNB. For example, ERB's or DNB's businesses may have been impacted adversely by the failure to pursue other potentially beneficial opportunities due to the focus of its management team on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of ERB's or DNB's shares could decline to the extent that the current values reflect a market assumption that the merger will be completed.

If the merger agreement is terminated and ERB's board of directors seeks another merger or business combination, ERB shareholders cannot be certain that ERB will be able to find a party willing to pay an equivalent or higher price than the price DNB has agreed to pay in the merger. Furthermore, under certain circumstances, ERB will be obligated to pay DNB a termination fee of $1,390,000 and reimburse DNB for all of DNB's costs and expenses incurred in connection with the merger if the merger agreement is terminated.

Please see "The Merger Agreement – Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" beginning on page 90 and page 91, respectively.

ERB's directors and executive officers have interests in the merger that may differ from the interests of ERB's shareholders generally.

ERB's shareholders should be aware that ERB's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of ERB's shareholders, including employment agreements with DNB to take effect upon completion of the merger and arrangements regarding appointment to the DNB board of directors. These interests and arrangements may create potential conflicts of interest. ERB's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and recommend that ERB shareholders adopt and approve the merger agreement.

For a more complete description of these interests, please see "The Merger – Interests of ERB's Directors and Executive Officers in the Merger" beginning on page 72.

The unaudited pro forma combined condensed consolidated financial information included in this document is preliminary and the actual financial condition and results of operations of DNB following completion of the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information included in this document is presented for illustrative purposes only and are not necessarily indicative of what DNB's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the ERB identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ERB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Please see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information" beginning on page 19 for additional information regarding these financial statements.

The shares of DNB common stock to be received by ERB shareholders as consideration in the merger will have different rights from the shares of ERB common stock currently held by them.

The rights associated with ERB common stock are different from the rights associated with DNB common stock in certain significant respects. Upon completion of the merger, ERB shareholders who receive shares of DNB common stock as consideration in the merger will become DNB shareholders and their rights as shareholders will be governed by the amended and restated articles of incorporation and amended and restated bylaws of DNB and provisions of Pennsylvania law applicable to registered companies like DNB.

Please see "Comparison of DNB and ERB Shareholders' Rights" beginning on page 175 for a discussion of the different rights associated with DNB common stock.

Holders of ERB and DNB common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of ERB and DNB common stock currently have the right to vote in the election of the board of directors and on other matters affecting ERB and DNB, respectively. Upon completion of the merger, ERB shareholders who receive shares of DNB common stock as consideration in the merger will become DNB shareholders, with a percentage ownership of DNB that is smaller than such shareholder's current percentage ownership of ERB. Based on the number of shares of ERB and DNB common stock outstanding on July 28, 2016 and based on the shares of common stock expected to be issued by DNB in the merger, the former shareholders of ERB as a group will receive shares of DNB common stock in the merger constituting approximately 32% of the outstanding shares of DNB common stock immediately following completion of the merger. As a result of the issuance of shares of DNB common stock to ERB shareholders, current shareholders of DNB as a group will own approximately 68% of the outstanding shares of DNB common stock immediately following completion of the merger. As a result, current ERB shareholders may have less influence on the management and policies of DNB than they now have on the management and policies of ERB, and current DNB shareholders may have less influence than they now have on the management and policies of DNB.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger of ERB into DNB has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of DNB and ERB of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ERB and DNB) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service ("IRS") or the courts, and neither ERB nor DNB intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, an ERB shareholder would likely recognize gain or loss on each share of ERB exchanged for DNB stock in the amount of the difference between the fair market value of the DNB common stock and cash received by the ERB shareholder in exchange and the shareholder's adjusted tax basis in the ERB shares surrendered.

In addition, the federal income tax consequences of the merger for ERB shareholders will depend on the merger consideration received – cash, shares of DNB common stock, or a combination thereof. In general, an ERB shareholder exchanging shares of ERB common stock solely for cash will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash received and such shareholder's adjusted tax basis in the shares of ERB common stock. An ERB shareholder exchanging shares of ERB common stock solely for shares of DNB common stock generally will not recognize any gain or loss for federal income tax purposes (except with respect to any cash received in lieu of fractional shares of DNB common stock).  An ERB shareholder exchanging shares of ERB common stock for a combination of cash and shares of DNB common stock generally will not recognize loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the DNB common stock received pursuant to the merger over that holder's adjusted tax basis in his or her shares of ERB common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger.

See "Material United States Federal Income Tax Consequences of the Merger" beginning on page 92 for a more detailed discussion of the federal income tax consequences of the transaction.

If the merger is not completed, DNB and ERB will have incurred substantial expenses without realizing the anticipated benefits of the merger.

Each of DNB and ERB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this joint proxy statement/prospectus, and all SEC filing fees and other fees payable in connection with the merger. The completion of the merger depends on the satisfaction of a variety of specified conditions, including the receipt of regulatory approvals and the approval of DNB's and ERB's shareholders of the proposals to be presented at each company's special meeting. Neither DNB nor ERB can guarantee that these conditions will be met. If the merger is not completed, DNB and ERB would have to recognize these expenses without realizing the expected benefits of the merger, and such expenses could have an adverse impact on DNB's and/or ERB's financial condition and results of operations on a stand-alone basis.

Risk Relating to the Operations of ERB on a Stand-Alone Basis

If the merger with DNB is not completed, ERB will continue to face certain risk factors related to its on-going operations.

In the event that the proposed merger with DNB is not completed, ERB will continue its operations as an independent entity and, as such, would continue to face certain risks in its on-going operations, as described below. Even if the merger is completed as expected in the fourth quarter of 2016, ERB will face these risks on an independent basis until the time of the merger.

If the merger is not completed, ERB will have incurred substantial expenses without realizing the expected benefits of the merger.

ERB has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of shareholders of ERB and DNB. ERB cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on ERB's financial condition and results of operations on a stand-alone basis.

If the merger is not completed, ERB may have to revise its business strategy.

During the past several months, management of ERB has been focused on, and has devoted significant resources to, the merger. This focus is continuing, and ERB has not pursued certain business opportunities which may have been beneficial to ERB on a stand-alone basis.  Under the merger agreement, ERB is subject to restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies if the merger is terminated.  If the merger is not completed, ERB will have to revisit its business strategy in an effort to determine what changes may be required in order for ERB to operate on an independent, stand-alone basis. ERB may need to consider raising additional capital in order to continue as an independent entity if the merger is not completed. No assurance can be given whether ERB would be able to successfully raise capital in such circumstances or, if so, under what terms.

Risks Relating to DNB's Business

Risks Related to DNB

Risks Related to DNB's Operations

Changes in interest rates could reduce DNB's net interest margin, net interest income, fee income and net income.

Interest and fees on loans and securities, net of interest paid on deposits and borrowings, account for a significant part of DNB's net income. Interest rates are key drivers of DNB's net interest margin and subject to many factors beyond DNB's control. As interest rates change, DNB's net interest income is affected. Increased interest rates in the future could result in DNB's interest expense increasing faster than interest income because of divergence in financial instrument maturities and/or competitive pressures. Because different types of assets and liabilities may react differently and at different times to market interest rate changes, changes in interest rates can increase or decrease DNB's net interest income. When interest-bearing liabilities mature or reprice more quickly than interest earning assets in a period, an increase in interest rates would reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly, and because the magnitude of repricing of interest earning assets is often greater than interest bearing liabilities, falling interest rates would reduce net interest income. In addition, substantially higher interest rates generally reduce loan demand and may result in slower loan growth. Decreases or increases in interest rates could have a negative effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore decrease DNB's net interest income. Also, changes in interest rates might also impact the values of equity and debt securities under management and administration by DNB's wealth management business, which may have a negative impact on fee income.

If DNB's allowance for credit losses is insufficient to absorb losses in its loan portfolio, DNB's earnings could decrease.

All borrowers carry the potential to default, and DNB's remedies to recover upon a default may not fully satisfy amounts previously loaned by DNB. DNB maintains an allowance for credit losses, which is a reserve established through a provision for credit losses charged to expense, which represents DNB's best estimate of probable credit losses that have been incurred within the existing portfolio of loans. The allowance, in DNB's judgment, is necessary to reserve for estimated credit losses and risks inherent in the loan portfolio. Those risks are affected by, among other things:

•	the financial condition and cash flows of the borrowers and/or the projects being financed;
•	the changes and uncertainties as to the future value of the collateral, in the case of collateralized loans;
•	the duration of the loans in the portfolio;
•	the credit history of the particular borrowers; and
•	changes in economic and industry conditions.

The determination of the appropriate level of the allowance for credit losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, including those identified above, all of which may undergo material changes. If DNB's assumptions and estimates are incorrect, its allowance for credit losses may not be sufficient to cover losses inherent in its loan portfolio, resulting in additions to the allowance.  In addition, changes in economic conditions affecting borrowers generally or certain borrowers in particular, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of DNB's control, may require an increase in the allowance for credit losses. Bank regulatory authorities periodically review DNB's allowance for credit losses and also may require us to increase the provision for credit losses or recognize additional loan charge-offs based on judgments different than DNB's. An increase in the allowance for credit losses results in a decrease in net income and may have a material adverse effect on DNB's financial condition and results of operations.

Downgrades in U.S. Government and federal agency securities could adversely affect us.

In addition to causing economic and financial markets disruptions, any downgrades of U.S. Government and federal agency securities and/or failures to raise the U.S. debt limit if necessary in the future, could, among other things, materially adversely affect the market value of the U.S. and other government and governmental agency securities DNB owns, the availability of those securities for use as collateral for borrowing, and its ability to access capital markets on favorable terms, as well as have other material adverse effects on the operation of its business and financial results and condition. In particular, the impact of these events could involve increases in interest rates and disruption in payment systems, money markets and long-term or short-term fixed income markets, which could adversely affecting the cost and availability of funding to us. Adverse consequences as a result of any downgrades also could extend to borrowers and, as a result, could adversely affect the borrowers' ability to repay their loans.

DNB's financial condition and results of operations may be adversely affected by regional economic conditions and real estate values.

DNB's loan and deposit activities are largely based in eastern Pennsylvania. As a result, DNB's financial performance is closely tied to economic conditions in this region. This region experienced deteriorating local economic conditions during 2008 through 2011, and a continued downturn in the regional real estate market may adversely affect us because DNB's loans are concentrated in this regional area and a large percentage of its loans are secured by real property, and further declines in real estate values reduce the value of that loan collateral. This may limit the amount DNB may recover on defaulted loans by selling the underlying real estate collateral, which would adversely affect DNB's results of operations.  In addition, a significant portion of DNB's loan portfolio consists of commercial real estate loans. The ability of these borrowers to repay their loans is often dependent on the borrower receiving sufficient rental payments.   Economic conditions may affect the ability of tenants ability to make rental payments on a timely basis and/or may cause some tenants not to renew their leases, which may adversely affect a borrower's ability to make loan payments. In addition, if operating expenses, taxes and other expenses associated with commercial real estate properties increase materially, the tenant's ability to repay, and therefore the borrower's ability to make timely loan payments to us, could be adversely affected. Any of these factors could increase the amount of DNB's non-performing loans, increase its provision for credit losses and reduce its net income.

General economic conditions and other events may adversely affect DNB's wealth management business revenues.

A general economic slowdown, disruptions in the financial markets, and other events and occurrences that impact the economy could decrease the value of the assets under management and administration by DNB's wealth management business, which would result in lower fee income and could cause clients to seek alternative investment opportunities with other wealth management or financial services providers, which could result in reduced revenue.

Decreased residential mortgage origination or changes to DNB's residential mortgage related revenues and expenses as a result of actions taken by competitors and regulators could adversely affect DNB's results of operations.

DNB originates and sells residential mortgage loans. Changes in interest rates and pricing decisions by DNB's competitors in this market affect demand for DNB's mortgage loan products and revenue DNB realizes on the sale of mortgage loans, all of which impact DNB's net income. New regulations, increased regulatory scrutiny, changes in the structure of the secondary mortgage markets and other factors also affect DNB's mortgage loan business, and make it more difficult or costly to operate this business.

DNB may not be able to effectively manage its growth.

DNB's future operating results and financial condition depend to a large extent on its ability to successfully manage its growth. DNB's growth has placed, and will continue to place, significant demands on DNB's management and operating systems and resources. Whether through acquisitions, organic growth or a combination thereof, DNB's ability to expand its business is dependent upon its ability to:

•	continue to implement and improve its processes and systems, including credit underwriting, financial, accounting and enterprise risk management;

•	comply with an increasing number of new laws, rules and regulations governing its business, and changes to existing laws, rules and regulations;

•	scale its information technology systems; and

•	maintain appropriate staffing levels.

Addressing issues relating to DNB's growth may divert management from DNB's existing business and may require us to incur additional expenditures to expand DNB's administrative and operational infrastructure and, if DNB is unable to effectively manage and grow its banking franchise, including to the satisfaction of DNB's regulators, DNB's business could be materially and adversely affected. In addition, if DNB is unable to manage its current and future expansion in its operations, DNB may experience compliance, operational and regulatory problems and delays, have to slow its pace of growth or even stop its market and product expansion, or have to incur additional expenditures beyond current projections to support such growth, any one of which could materially and adversely affect us. If DNB experiences difficulties with the development of new business activities or the integration process of acquired businesses, the anticipated benefits of any particular acquisition may not be realized fully, or at all, or may take longer to realize than expected. Additionally, DNB may be unable to recognize synergies, operating efficiencies and/or expected benefits within expected timeframes and cost projections, or at all. DNB also may not be able to preserve the goodwill of an acquired financial institution. DNB's growth could lead to increases in its legal, audit, administrative and financial compliance costs, which could materially and adversely affect us.

DNB may need to raise additional capital in the future and such capital may not be available when needed or at all.

DNB may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet its commitments and business needs. DNB's ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of DNB's control, and its financial performance. DNB's customary sources of liquidity include, but are  not limited to, deposits,  inter-bank borrowings, repurchase agreements and borrowings from the Federal Home Loan Bank of Pittsburgh. Any occurrence that may limit DNB's access to the capital markets, such as a decline in the confidence of debt purchasers, depositors or counterparties participating in the capital markets may adversely affect DNB's capital costs and ability to raise capital and, in turn, DNB's liquidity. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on DNB's business, financial condition and results of operations.

DNB faces strong competition for clients, and this competition could affect DNB's operating results.

DNB operates in a highly competitive market and experience competition in DNB's market from both banks and a variety of other financial institutions. DNB competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other community, super-regional, national, and international financial institutions that operate offices in DNB's primary market areas and elsewhere. DNB competes with these institutions both in attracting deposits and in making loans. Many financial service providers believe DNB's primary market is an attractive market because of its strong economic growth. As a result, DNB is experiencing particularly intense competition in DNB's primary marketplace. While DNB's strategy is to attract customers by providing personalized services and making use of the business and personal ties of DNB's management, there is no assurance DNB will keep or increase market acceptance and be able to operate profitably. Many of DNB's competitors are well-established, larger financial institutions. These institutions offer some services, such as extensive and established branch networks, that DNB does not provide. There are also a number of other community banks in its market that share its general marketing focus. There is a risk that DNB will not be able to compete successfully with other financial institutions in its market, and that DNB may have to pay higher interest rates to attract deposits, which could result in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.  All of these factors may adversely impact its ability to maintain or increase DNB's profitability.

DNB depends on its executive officers and key personnel, and DNB's ability to operate its business and implement its strategy depends significantly on DNB's ability to attract and retain individuals with experience and relationships in the markets in which DNB operates and intends to expand.

DNB believes that its future success, including the implementation of its strategy, will depend in large part on the skills of its executive management team and ability to motivate and retain these and other key personnel and attract and retain new personnel with expertise and relationships in the markets DNB now serves and intends to serve. The loss of service of one or more of DNB's executive officers or key personnel, its inability to replace departing personnel and/or its ability to hire new personnel to implement DNB's strategy could limit DNB's growth and could materially adversely affect DNB's business, financial condition, and results of operations. Competition for qualified candidates is intense, and DNB cannot assure you that DNB will be able to retain and recruit management and other key personnel to meet its needs.

New lines of business or new products and services may subject us to additional risk.

From time to time, DNB may implement new lines of business or offer new products and services within its existing lines of business. There may be substantial risks and uncertainties associated with these efforts, particularly in instances where the markets for those new lines of business or new products or services are not yet fully developed. DNB may invest significant time and resources in developing and marketing new lines of business and/or new products and services.  DNB's anticipated timetables for the development and introduction of new lines of business and/or new products or services may not be achieved, and DNB's price and profitability targets may not prove feasible. In addition, external factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact development and implementation of a new line of business and/or a new product or service. Any new line of business and/or new product or service also could have a significant impact on the effectiveness of DNB's system of internal controls. If DNB fails to successfully manage these risks in the development and implementation of new lines of business and/or new products or services, DNB's business, financial condition and results of operations could be materially adversely affected.

The fair value of DNB's investment securities can fluctuate due to market conditions which, under some circumstances can lead to other-than-temporary impairment.

As of March 31, 2016, the fair value of DNB's investment securities portfolio was approximately $208.2 million. Factors beyond DNB's control can significantly influence the fair value of DNB's investment securities and can result in adverse changes to their fair value. These factors include, but are not limited to, rating agency actions with respect to the securities, defaults by the issuer or with respect to any underlying securities, and changes in market interest rates and instability in the capital markets. These and other factors could cause other-than-temporary impairments and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could have a material adverse effect on us. The process for determining whether impairment of a security is other-than-temporary typically requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security.

Changes to estimates and assumptions DNB makes in preparing its financial statements could adversely affect its operating results, reported assets and liabilities, financial condition and capital levels.

The preparation of DNB's financial statements requires management to make certain critical accounting estimates and assumptions that could affect DNB's reported amounts of assets and liabilities and income and expense during the reporting periods. Changes to those estimates or assumptions could materially affect its operating results, reported assets and liabilities, financial condition and capital levels.

If DNB lost a significant portion of its low-cost deposits, it would negatively impact its liquidity and profitability.

DNB's profitability depends in part on DNB's success in attracting and retaining a stable base of low-cost deposits. While DNB generally does not believe these core deposits are sensitive to interest rate fluctuations, the competition for these deposits in DNB's markets is strong and customers are increasingly seeking investments that are safe, including the purchase of U.S. Treasury securities and other government-guaranteed obligations, as well as the establishment of accounts at the largest, most-well capitalized banks. If DNB were to lose a significant portion of its low-cost deposits, it would negatively impact its liquidity and profitability.

Changes in accounting standards and policies can be difficult to predict and can materially affect how DNB records and reports its financial results.

DNB's accounting policies and methods are fundamental to how DNB records and reports its financial condition and results of operations. The regulatory bodies that establish accounting standards, including, among others, the Financial Accounting, or FASB, and the SEC, periodically revise or issue new financial accounting and reporting standards that govern the preparation of its financial statements. These changes, and the effects of these changes, can be difficult to predict and can materially impact how DNB records and reports its financial condition and results of operations. DNB could be required to apply new or revised guidance retrospectively, which may result in the revision of prior period financial statements by material amounts. The implementation of new or revised accounting guidance could have a material adverse effect on its reported financial results.

In addition, DNB must exercise judgment in appropriately applying many of its accounting policies and methods so they comply with generally accepted accounting principles. In some cases, DNB may have to select a particular accounting policy or method from two or more alternatives. In some cases, the accounting policy or method chosen might be reasonable under the circumstances and yet might result in its reporting materially different amounts than would have been reported if DNB had selected a different policy or method. Accounting policies are critical to fairly presenting DNB's financial condition and results of operations and may require us to make difficult, subjective or complex judgments about matters that are uncertain.

If DNB fails to maintain an effective system of internal controls, its business could be adversely affected.

DNB is dependent upon maintaining an effective system of internal controls to provide reasonable assurance that transactions and activities are conducted in accordance with established policies and procedures and are all captured and reported in the financial statements. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and expectations of employee conduct and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain an effective system of internal controls, any failure to adhere to those internal controls, or any circumvention of DNB's controls could have a material adverse effect on its operations, net income, financial condition, reputation and compliance with laws and regulations.

Technological systems failures, interruptions and security breaches could negatively impact DNB's operations.

Communications and information systems are essential to the conduct of DNB's business, as DNB uses such systems to manage its customer relationships, its general ledger, its deposits, and its loans. While DNB has established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, DNB cannot assure you that such events will not occur or that they will be adequately addressed if they do occur. In addition, any compromise of DNB's security systems could deter customers from using DNB's website and DNB's online banking service, which involve the transmission of confidential information. Although DNB relies on commonly-used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect its systems from compromises or breaches of security. In addition, DNB outsources certain of its data processing to third-party providers. If DNB's third-party providers encounter difficulties, or if DNB has difficulty in communicating with them, DNB's ability to adequately process and account for customer transactions could be affected, and DNB's business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. The occurrence of any systems failure, interruption, or breach of security could damage DNB's reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on DNB's financial condition and results of operations.

Additionally, financial products and services have become increasingly technology-driven. DNB's ability to meet the needs of its customers competitively, and in a cost-efficient manner, is dependent on DNB's ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of DNB's competitors have greater resources to invest in technology than DNB does and may be better equipped to market new technology-driven products and services. If DNB fails to keep pace with technological change, it could have a material adverse impact on DNB's business.

Loss of, or failure to adequately safeguard, confidential or proprietary information may adversely affect DNB's operations, financial performance or reputation.

DNB regularly collects, processes, transmits and stores significant amounts of confidential information regarding its customers, employees and others. This information is necessary for DNB to conduct its business activities, including the ongoing maintenance of deposit, loan, investment management and other account relationships for DNB's customers, and receiving instructions and completing transactions for DNB's customers and other users of DNB's products and services. In addition, DNB compiles, processes, transmits and stores proprietary, non-public information concerning its business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on DNB's behalf. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. A failure in or breach of DNB's operational or information security systems, or those of DNB's service providers, as a result of cyber-attacks, information security breaches or otherwise could adversely affect its business, result in the disclosure or misuse of confidential or proprietary information, damage DNB's reputation, increase DNB's costs and/or cause losses. If this confidential or proprietary information were to be mishandled, misused, improperly disclosed or lost, DNB could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss. Although DNB employs a variety of safeguards to protect this confidential and proprietary information from mishandling, misuse, improper disclosure or loss, DNB cannot assure you that these safeguards will be effective in every instance, or that if mishandling, misuse, improper disclosure or loss of the information did occur, those events would be promptly detected and addressed. Additionally, as information security risks and cyber threats continue to evolve, DNB may be required to expend additional resources to continue to enhance its information security measures and/or to investigate and remediate any information security vulnerabilities.

Employee errors or misconduct could subject us to financial losses or regulatory sanctions and seriously harm DNB's reputation.

Errors or misconduct by DNB's employees could adversely impact DNB's business.  Employee misconduct could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions DNB takes to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence. Although DNB maintains a system of internal controls and insurance coverage to mitigate operational risks, including employee errors and customer or employee fraud, should those internal controls fail to prevent or detect errors or improper actions, or if any resulting loss is not insured or exceeds applicable insurance limits, DNB's business and reputation could be adversely affected.

Environmental risks associated with DNB's lending activities could adversely affect its financial condition and results of operations.

A significant portion of DNB's loan portfolio is secured by real property. In the course of its business, DNB may own or foreclose on and take title to real estate, which could result in DNB's being subject to environmental liabilities with respect to these properties.  DNB may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or DNB may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. If DNB were to become subject to significant environmental liabilities, it could have a material adverse effect on DNB's financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other external events could adversely affect DNB's business.

A variety of events over which DNB has no control, including severe weather, natural disasters, acts of war or terrorism and others could have a significant adverse effect on its business. Events such as these could affect the stability of its deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant damage to properties funded by DNB's loans, result in loss of revenue and/or cause us to incur additional expenses.

Potential additional acquisitions in the future may disrupt DNB's business and dilute shareholder value.

DNB may pursue additional acquisitions of other financial institutions in the future as part of its growth strategy.  As a result, DNB may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on its business, operating results and financial condition. In any acquisition, DNB may pay for the acquisition through the payment of cash, the issuance of its common stock or other securities, or a combination thereof.  Depending on the size of the acquisition, the amount DNB pays may be material.  Using cash in connection with any acquisition could materially affect DNB's cash resources or require us to incur indebtedness.  Using shares of common stock as payment could dilute the ownership interest of current shareholders.  In addition, the required accounting treatment for certain acquisitions could result in us having to recognize a charge against earnings, which could materially and adversely affect DNB's results of operations during the period in which the charge is recognized.

Acquisition activities generally involve a number of additional risks and potential effects on us and DNB's business, including:

•
the time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, including the diversion of management resources from the operation of DNB's existing business;

•	the time and expense necessary to integrate the operations and personnel of the acquired company; and

•	difficulties relating to the conversion of operational, financial, accounting and customer data of the acquired company onto its systems.

DNB may not be successful in addressing the risks and inherent challenges in completing acquisitions.  DNB may lose key employees, experience disruption of DNB's business and customer relationships, incur unexpected costs and face a variety of other unanticipated challenges, any of which could result in not achieving the anticipated benefits of an acquisition.  If DNB is not able to successfully identify and address the risks and challenges associated with acquisitions, its business may be harmed and its financial position and results of operations could be materially and adversely affected.

Attractive acquisition opportunities may not be available to us in the future, which could limit the growth of DNB's business.

DNB's future growth may depend, in part, on its ability to expand its business through additional acquisitions of other financial institutions in the future.  DNB expects that other banking and financial service companies, many of which have significantly greater resources than us, will compete with us in seeking to complete such acquisitions. This could decrease out chances of growing through acquisitions and increase prices for potential acquisition opportunities that DNB believes are attractive. Also, DNB's acquisitions are subject to various regulatory approvals. If DNB fails to receive the appropriate regulatory approvals for a proposed acquisition, DNB will not be able to complete a transaction which DNB believes to be in its best interests. DNB's regulators consider its capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles, among other factors, when considering DNB's acquisition and expansion proposals. If DNB is unable to pursue and complete acquisitions, its ability to grow its business could be adversely affected.

Changes in assessment rates of the Pennsylvania Bank Shares Tax, a tax calculated on the outstanding equity of the Bank, may have a material adverse effect on DNB's results of operations.

The government of the Commonwealth of Pennsylvania has yet to agree on a budget for the fiscal year 2016-2017, and forecast revenues generated are not sufficient to meet forecast expenditures. One tax subject to continue deliberation, which DNB First is currently subject to, is the Pennsylvania Bank Shares Tax. This tax is currently assessed at 0.89% of eligible capital. As part of the budget negotiation, the assessment rate has been discussed as one which may be increased to cover the deficiency in the Commonwealth of Pennsylvania's budget. If this assessment rate on the Pennsylvania Bank Shares tax is increased, including possible retroactive assessments, it may materially adversely affect the results of operations.

Risks Relating to Regulation

DNB operates in a highly regulated environment, and the laws and regulations that govern its operations, changes in those laws and regulations, or its failure to comply with applicable laws and regulations, could materially and adversely affect us.

DNB is subject to extensive regulation, supervision, and legislation that govern almost all aspects of its operations. These are intended to protect customers, depositors and the FDIC's Deposit Insurance Fund and not shareholders.  Among other things, these laws and regulations prescribe minimum capital requirements, impose limitations on its business activities, limit the dividends or distributions that DNB can pay, restrict the ability of DNB First to engage in transactions with DNB, and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in its capital than GAAP. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs, and may make certain business practices or products impermissible or uneconomic. DNB's failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on its business activities, reputational harm, fines and other penalties, any of which could materially and adversely affect us. Further, any new laws, rules and regulations could make compliance more difficult or expensive and also materially and adversely affect us.

Previously-enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect DNB's business.

Market conditions have resulted in the creation of various programs by the U.S. Congress, the Treasury Department, the Federal Reserve and the FDIC that were designed to enhance market liquidity and bank capital. As these programs expire, are withdrawn or reduced, the impact on the financial markets, banks in general and their customers is unknown. This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on DNB's financial condition.  Additionally, the federal government has passed a variety of other reforms related to banking and the financial services industry, including the Dodd-Frank Act. The Dodd-Frank Act imposes significant regulatory and compliance changes. Effects of the Dodd-Frank Act on its business include:

•	changes to regulatory capital requirements;

•	exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;

•	creation of new government regulatory agencies, such as the Financial Stability Oversight Council and the Consumer Financial Protection Bureau;

•	potential limitations on federal preemption;

•	changes to deposit insurance assessments;

•	regulation of debit interchange fees DNB earns;

•	changes in retail banking regulations, including potential limitations on certain fees DNB may charge; and

•	changes in regulation of consumer mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds, commonly referred to as the Volker Rule. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act could limit DNB's business activities, require changes to certain of its business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise materially and adversely affect us. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements could also materially and adversely affect us.

New capital rules that were recently issued generally require insured depository institutions and certain holding companies to hold more capital. The impact of the new rules on DNB's financial condition and operations is uncertain.

In July 2013, U.S. federal bank regulatory agencies issued final rules that substantially amended the regulatory risk-based capital rules applicable to DNB and DNB First. The new rules revise, among other things, risk-based capital requirements and the method for calculating risk weighted assets to make those standards consistent with agreements that were reached by Basel III and certain provisions of the Dodd-Frank Act. Certain requirements of the rule began to phase in on January 1, 2015 and the remaining requirements of the rule will be phased by January 1, 2019. The new rules include certain new and higher risk-based capital and leverage requirements than those currently in place. In addition, in order to avoid restrictions on capital distributions (including dividends) or discretionary bonus payments to executives, a covered banking organization must maintain a "capital conservation buffer" on top of its minimum risk-based capital requirements. The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019.  Furthermore, in the current economic and regulatory environment, bank regulators may impose capital requirements that are more stringent than those required by applicable existing regulations. The application of more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if DNB were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital or additional capital conservation buffers, could result in modifications to its business strategy and could limit its ability to make distributions, including paying dividends or repurchasing its shares.

The FDIC's restoration plan and the related increased assessment rate could materially and adversely affect us.

The FDIC insures deposits at FDIC-insured depository institutions, including DNB First, up to applicable limits. The amount of a particular institution's deposit insurance assessment is based on that institution's risk classification under an FDIC risk-based assessment system. An institution's risk classification is assigned based on certain factors, including capital levels and the level of supervisory concern regulators believe the institution poses. Market developments have significantly depleted the FDIC Deposit Insurance Fund, or DIF, and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit insurance premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, there may need to be further special assessments or increases in deposit insurance premiums. DNB is generally unable to control the amount of premiums that DNB is required to pay for FDIC insurance. If there are additional bank or financial institution failures, DNB may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially and adversely affect us, including by reducing DNB's profitability or limiting its ability to pursue certain business opportunities.

The Consumer Financial Protection Bureau may reshape consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact DNB's business practices relating to consumer financial products or services.

The Consumer Financial Protection Bureau, or CFPB, has broad rulemaking authority to administer and carry out the purposes and objectives of the "Federal consumer financial laws, and to prevent evasions thereof," with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider identifying and prohibiting acts or practices that are "unfair, deceptive, or abusive" in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service ("UDAP authority"). The potential reach of the CFPB's broad new rulemaking powers and UDAP authority on the operations of financial institutions offering consumer financial products or services, including us, is currently unknown.

DNB First is subject to federal and state and fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, CFPB, and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. A successful challenge to DNB First's performance under the fair lending laws and regulations could adversely impact DNB First's  rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact DNB's reputation, business, financial condition and results of operations.

DNB faces a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "PATRIOT Act") and other laws and regulations require financial institutions, including us, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the Justice Department, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (the "OFAC"). If its policies, procedures and systems are deemed deficient, DNB would be subject to liability, including fines and regulatory actions, including possible restrictions on DNB's ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, which could materially and adversely affect us. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Risks Relating to DNB's Common Stock

DNB's share price may change for a variety of reasons, some of which are beyond DNB's control.

DNB's share price can fluctuate in response to a variety of factors, some of which are not under DNB's control. These factors could cause the share price to decrease regardless of DNB's operating results. These factors include:

•	DNB's financial condition, performance, creditworthiness and prospects;

•	DNB's past and future dividend practice;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	quarterly variations in DNB's operating results or in the quality of DNB's assets;

•	operating results and securities price performance of companies that investors believe are comparable to us;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	future sales of DNB's equity or equity-related securities; and

•
changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events.

In addition, DNB's share price can be affected by the level of trading in its common stock.  The trading volume for the common stock has historically been less than that of larger financial services companies. In light of the relatively low trading volume, significant sales of its common stock in the public market, or the perception that those sales may occur, could cause the trading price of the common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

DNB may sell additional shares of its common stock or other securities that are convertible into or exchangeable for its common stock, which may adversely affect the market price of DNB's common stock.

DNB is not restricted from issuing additional shares of common stock or other securities, including securities that may be convertible into or exchangeable for shares of its common stock. Some of these securities may have distribution rights in connection with a liquidation or other rights, including dividend and voting rights, senior to the rights of DNB's common stock. The future issuance of shares of common stock or other securities could have a dilutive effect on the holders of DNB's common stock. Additionally, the market value of DNB's common stock could decline as a result of sales by us of a large number of shares of common stock or other securities or the perception that such sales could occur.

Provisions in DNB's articles of incorporation and bylaws may inhibit a takeover of us, which could discourage transactions that would otherwise be in the best interests of DNB's shareholders and could entrench management.

Provisions of DNB's amended and restated articles of incorporation and amended and restated bylaws, and applicable provisions of Pennsylvania law may delay, inhibit or prevent someone from gaining control of its business through a tender offer, business combination, proxy contest or some other method even though some shareholders might believe a change in control is desirable.

DNB relies on dividends from DNB First for most of DNB's revenue.

DNB is a bank holding company and its operations are conducted by DNB's subsidiaries from which DNB receives dividends. The ability of DNB's subsidiaries to pay dividends is subject to legal and regulatory limitations, profitability, financial condition, capital expenditures and other cash flow requirements. The ability of the DNB First to pay cash dividends to DNB is limited by its obligation to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to banks. If DNB First is not permitted to pay cash dividends to DNB, it is unlikely that DNB would be able to pay cash dividends on its common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this joint proxy statement/prospectus and the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and ERB, and the possible effects of the proposed merger of DNB and ERB. These forward-looking statements include statements with respect to DNB's and ERB's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB's and ERB's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the SEC and those identified elsewhere in this joint proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

•	the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of DNB and ERB;
•	delay in closing the merger;
•	difficulties and delays in integrating the ERB business or fully realizing anticipated cost savings and other benefits of the merger;
•	business disruptions following the merger;
•	revenues following the merger may be lower than expected;
•
deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which DNB and ERB conduct their operations;
•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies;
•	inflation, interest rate, market and monetary fluctuations;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

•	the willingness of users to substitute competitors' products and services for DNB's products and services;
•	the success of DNB in gaining regulatory approval of its products and services, when required;
•	the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance) ;

•	technological changes;
•	additional acquisitions;
•	changes in consumer spending and saving habits;
•
the nature, extent, and timing of governmental actions and reforms, including the implementation of Basel III, which may be changed unilaterally and retroactively by legislative or regulatory actions; and

•	the success of DNB at managing the risks involved in the foregoing.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to directors of DNB or ERB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this joint proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. DNB and ERB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this joint proxy statement/prospectus might not occur and you should not put undue reliance on any forward-looking statements.

DNB and ERB caution that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect DNB's and ERB's analysis only as of the date of this joint proxy statement/prospectus. DNB and ERB do not undertake any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB or ERB to reflect events or circumstances occurring after the date on which such statement was made. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this joint proxy statement/prospectus might not occur and you should not put undue reliance on any forward-looking statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT OF DNB

The following table sets forth certain information regarding the beneficial ownership of DNB common stock as of July 28, 2016 by:

•	each person, group or company that, to our knowledge, beneficially owns more than 5% of the outstanding shares of DNB common stock; and
•	each of DNB's directors and named executive officers; and
•	all of DNB's executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner(5)	Total Beneficial Ownership (1,2,3)	Sole Voting and Investment Power (2)	Shared Voting and Investment Power (3)	Percent of Class (4)
James R. Biery	11,447	11,447	—	0.40%
Thomas A. Fillippo	45,231	25,976	19,255	1.54%
Gerard F. Griesser	23,029	23,029	—	0.80%
William J. Hieb	56,191	53,884	2,307	1.92%
Mildred C. Joyner	20,003	20,003	—	0.68%
James J. Koegel	57,567	24,813	32,754	1.96%
Mary D. Latoff	102	102	—	0.00%
Gerald F. Sopp	29,615	29,615	—	1.01%
James H. Thornton	29,577	29,577	—	1.01%
DNB First Investment Management & Trust	20,025	9,295	10,730	0.70%
DNB First 401(k) Plan	142,259	142,259	—	4.99%
Directors & Executive Officers as a group (12 Persons)	543,059	488,743	54,316	18.51%
The Estate of William S. Latoff (6)	245,686	245,686	—	8.61%
C/O Vincent Donohue, Esquire 24 E. Market Street, P. O. Box 565 West Chester, PA 19381
Elizabeth Park Capital Advisors, Ltd.	164,978	164,978	—	5.78%
29525 Chagrin Blvd., Suite 318, Pepper Pike, OH 44122
Wellington Management Co., LLP	278,181	—	278,181	9.75%
280 Congress Street, Boston, MA 02210

(1)	Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of DNB's common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. Unless otherwise indicated, each person named in the table has sole voting and investment power.
(2)	Includes shares which may be acquired by exercise of vested options granted under the 1995 Stock Option Plan of DNB Financial Corporation amounting to 3,900 for Mr. Fillippo, 10,200 for Mr. Sopp, 17,200 for Mr. Hieb, 3,900 for Ms. Joyner, 3,900 for Mr. Koegel, 3,900 for Mr. Thornton and 43,000 total shares for all Directors and Executive Officers as a group. The number of shares has been adjusted to reflect 5% stock dividends paid after the options were granted. The amounts in this column includes restricted stock that will vest on December 17, 2018 amounting to 1,800 shares each for Messrs. Hieb and Sopp and 450 shares each for Messrs. Biery, Fillippo, Griesser, Koegel, Thornton and Ms. Joyner. The amounts in this column includes restricted stock that will vest on December 19, 2016 amounting to 1,750 and 1,500 shares for Messrs. Hieb and Sopp, respectively and 500 shares each for Messrs. Fillippo, Griesser, Koegel, Thornton and Ms. Joyner. The amounts in this column includes restricted stock that will vest on December 18, 2017 amounting to 1,800 and 1,700 shares for Messrs. Hieb and Sopp, respectively and 450 shares each for Messrs. Biery, Fillippo, Griesser, Koegel, Thornton and Ms. Joyner. The amounts in this column includes restricted stock that will vest on December 16, 2018 amounting to 2,000 shares each for Messrs. Hieb and Sopp and 450 shares each for Messrs. Biery, Fillippo, Griesser, Koegel, Thornton and Ms. Joyner. The amounts in this column includes restricted stock that will vest on February 09, 2019 amounting to 2,000 and 1,000 shares for Messrs. Hieb and Sopp, respectively and 37,350 total shares for all Directors and Executive Officers as a group.
(3)	Mr. Koegel disclaims beneficial ownership of 1,120 shares which are owned by an adult child. Ms. Joyner disclaims beneficial ownership of 2,754 shares owned by her spouse.
(4)	In computing the number of shares beneficially owned by a person listed above and the percentage ownership of such person, shares of common stock underlying options, warrants or restricted stock held by each such person that are exercisable or convertible within 60 days of June 3, 2016 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.
(5)	Unless otherwise disclosed, the address for such Beneficial Owner is 4 Brandywine Avenue, Downingtown, PA 19335.
(6)	Mary D. Latoff, a director, is the Executrix for The Estate of William S. Latoff, and in her role as Executrix, has the sole voting and investment power with respect to the securities owned by the Estate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT OF ERB

The following table sets forth information as to the ERB common stock beneficially owned as of July 28, 2016 by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which was known to ERB to be the beneficial owner of more than 5% of the issued and outstanding ERB common stock, (ii) each director of ERB, (iii) certain executive officers of ERB, and (iv) all directors and executive officers of  ERB as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of July 28, 2016(1)(2)		Percent of Common Stock
George W. Connell 3 Radnor Corporate Center Suite 450 Radnor, Pennsylvania 19087	223,750		9.2%

Directors and Certain Officers:
Jerry L. Cotlov	103,910	(3)	4.2
James C. Hellauer	26,125		1.1
Christopher P. McGill, Jr.	132,375	(4)	5.3
John F. McGill, Jr.	180,194	(5)	7.3
John E. McGovern	26,813	(6)	1.1
Charles A. Murray	208,310	(7)	8.5
G. Daniel O'Donnell	55,975	(8)	2.3
Charles T. Field	--		--

Directors and executive officers of ERB as a group (eight persons)	733,702	(2)	27.9%

(1)
Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act, a person or entity is considered to beneficially own shares of ERB common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.  Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares.  Under applicable regulations, a person is deemed to have beneficial ownership of any shares of ERB common stock which may be acquired within 60 days of the ERB record date pursuant to the exercise of outstanding stock options or warrants or the conversion of shares of convertible preferred stock to ERB common stock.  Shares of ERB common stock which are subject to exercisable stock options, warrants or convertible preferred stock are deemed to be outstanding for the purpose of computing the percentage of outstanding ERB common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of ERB common stock owned by any other person or group

(2)	The indicated shares include stock options which are exercisable within 60 days of the ERB record date as follows:

Number of Stock Options
Jerry L. Cotlov	50,000
James C. Hellauer	12,500
Christopher P. McGill, Jr.	65,000
John F. McGill, Jr.	25,000
John E. McGovern	12,500
Charles A. Murray	12,500
G. Daniel O'Donnell	12,500
Charles T. Field	--
All directors and executive officers as a group	190,000

(3)	Includes 19,700 shares of ERB common stock held in an individual retirement account ("IRA") for the benefit of Mr. Cotlov.
(4)	Includes 50 shares held by Mr. McGill as custodian for his son and 63,125 shares held in Mr. McGill's IRA.
(5)	Includes 100,119 shares of ERB common stock held in Mr. McGill's IRAs and 2,625 shares in the John F. McGill trust for which Mr. McGill is a trustee.
(6)	Includes 1,050 shares of ERB common stock held in an IRA by Mr. McGovern's spouse and 13,263 shares held in Mr. McGovern's IRA.
(7)	Includes 65,810 shares of ERB common stock held in trust for the benefit of Mr. Murray's children and 25,000 shares held in IRA's for Mr. Murray.
(8)	Includes 28,475 shares held by Penn Avenue Investments LLC, a limited liability company controlled by Mr. O'Donnell.

DNB SPECIAL MEETING

This section contains information from DNB for DNB shareholders about the DNB special meeting. This joint proxy statement/prospectus is being mailed to each DNB shareholder, on or about August 8, 2016. Together with this joint proxy statement/prospectus, DNB shareholders also are receiving a notice of the special meeting of DNB shareholders and a form of proxy that DNB's board of directors is soliciting for use at the DNB special meeting and at any adjournments or postponements thereof.

Date, Time and Place of DNB Special Meeting

The DNB special meeting will be held on Wednesday, September 14, 2016, at 10:00 a.m., local time, at the Downingtown Country Club, 85 Country Club Drive, Downingtown, Pennsylvania 19335.

Matters to Be Considered at DNB Special Meeting

The matters to be considered at the DNB special meeting are the approval of the issuance of shares of DNB common stock to ERB shareholders in connection with the merger and the approval of a proposal to allow the DNB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the issuance of the shares of DNB common stock in connection with the merger.

Recommendation of DNB's Board of Directors

DNB's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of DNB common stock in connection with the merger, and recommends that DNB shareholders vote "FOR" approval of the issuance of the shares of DNB common stock to ERB shareholders in connection with the merger.  DNB's board of directors also recommends that DNB shareholders vote "FOR" approval of the proposal to allow the DNB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the issuance of the shares of DNB common stock in connection with the merger.

Record Date for DNB Special Meeting

DNB's board of directors has fixed the close of business on June 28, 2016 as the record date for determining the DNB shareholders entitled to receive notice of and to vote at the DNB special meeting. Only DNB shareholders of record as of the record date are entitled to vote at the DNB special meeting. As of the record date, 2,853,434 shares of DNB common stock were issued and outstanding and held by approximately 900 record holders. DNB shareholders are entitled to one vote on each matter considered and voted on at the DNB special meeting for each share of DNB common stock held of record at the close of business on the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of DNB common stock entitled to vote at the DNB special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions are counted as present for the purpose of determining whether a quorum is present, while broker non-votes are not counted as present unless instructions have been provided by the beneficial owner to the applicable bank, broker or nominee with respect to at least one proposal.

Vote Required

Approval of the issuance of the shares of DNB common stock in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting.  Approval of the adjournment proposal also requires the affirmative vote of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting. A failure to vote by a DNB shareholder entitled to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote to approve either proposal.

As of the record date for the DNB special meeting, DNB directors and executive officers beneficially owned approximately 543,059 shares, or 18.51%, of the outstanding shares of DNB common stock entitled to vote at the DNB special meeting.

As of the record date for the DNB special meeting, neither ERB and its subsidiaries nor its directors and executive officers or their affiliates owned or held any shares of DNB common stock.

Solicitation of Proxies for DNB Special Meeting

This joint proxy statement/prospectus and the accompanying proxy are first being mailed to DNB shareholders on or about August 8, 2016.  DNB has engaged Georgeson LLC as its proxy solicitor to assist in the solicitation of proxies for the DNB special meeting. The proxy solicitor will be paid a fee of approximately $3,500 for its services. The expense of soliciting proxies for DNB's special meeting will be paid by DNB.  DNB's directors, officers and employees may also solicit proxies personally, by telephone, by e-mail and by facsimile.  Such directors, officers and employees will not receive any additional compensation for such solicitation activities.

It is important that any shares of DNB common stock you hold be represented at the DNB special meeting.  Whether or not you plan to attend the DNB special meeting, DNB's board of directors asks that all holders of DNB common stock take the time to vote prior to the DNB special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.  If you attend the DNB special meeting and wish to vote in person, your proxy may be revoked at that time.  Additional methods of revoking a proxy are described below.

Voting at DNB Special Meeting; Shares Held in "Street Name"; Broker Non-Votes

DNB shareholders are entitled to one vote on each matter to be considered and voted on at the DNB special meeting for each share of DNB common stock held of record at the close of business on the record date for the DNB special meeting.

Each copy of this joint proxy statement/prospectus delivered to DNB shareholders is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the DNB special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

If you appropriately mark, sign and return the enclosed proxy in time to be voted at the DNB special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy.  Valid proxies delivered by DNB shareholders that do not specify a vote on a particular matter will be voted "FOR" approval of the issuance of shares of DNB common  stock in connection with the merger and "FOR" the proposal to allow the adjournment of the DNB special meeting. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the DNB special meeting or at any adjournment or postponement of the DNB special meeting. However, if other business properly comes before the DNB special meeting, the persons named as proxies on the DNB proxy card will, in their discretion, vote upon such matters in their best judgment.

If you hold your stock in "street name" through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

Under stock exchange rules, banks, brokers and other nominees who hold shares of DNB common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from the beneficial owners of the shares. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine" without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the DNB special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or other nominee does not have discretionary voting authority on such proposal. If your broker, bank or other nominee holds your shares of DNB common stock in "street name," your broker, bank or other nominee will vote your shares of DNB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus. DNB believes that none of the proposals are "routine" matters and, as a result, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.

Signing and returning the enclosed proxy will not affect a DNB shareholder's right to attend the DNB special meeting and vote in person.  If you attend the DNB special meeting and wish to vote in person, your proxy may be revoked at that time.  Please note, however, that simply attending the DNB special meeting will not revoke a previously-given proxy – you must cast a new vote at the DNB special meeting in order to revoke your prior vote. If you are a DNB shareholder whose shares are not registered in your own name, you will need to bring with you a proxy or letter from the bank, broker, nominee or other holder of record in order to vote in person at the DNB special meeting.

Revocation of Proxies for DNB Special Meeting

A DNB shareholder who has submitted a proxy may revoke it at any time before its exercise at the DNB special meeting by (i) giving written notice of revocation to DNB's Corporate Secretary, (ii) properly submitting to DNB a duly executed proxy bearing a later date or (iii) attending the DNB special meeting and voting in person. Please note, however, that simply attending the DNB special meeting will not revoke a previously-given proxy – you must cast a new vote at the DNB special meeting in order to revoke your prior vote.  All written notices of revocation and other communications with respect to revocation of DNB proxies should be addressed to DNB as follows:  Gerald F. Sopp, DNB Financial Corporation, 4 Brandywine Avenue, Downingtown, PA 19335.

DNB PROPOSALS

Approval of Issuance of Shares of DNB Common Stock

            DNB is asking its shareholders to approve the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger, as provided in the merger agreement.  DNB shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement, the merger and the issuance of shares of DNB common stock in connection with the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

DNB's board of directors recommends that DNB shareholders vote "FOR" approval of the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger, as provided in the merger agreement.

Adjournment Proposal

The DNB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger.

If, at the DNB special meeting, the number of shares of DNB common stock present or represented and voting in favor of the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger is insufficient to approve the proposal, DNB intends to move to adjourn the DNB special meeting in order to solicit additional proxies for the approval of the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger. In that event, DNB will ask its shareholders to vote on the DNB adjournment proposal, but not the proposal to approve the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger.

In this proposal, DNB is asking its shareholders to authorize the persons named as proxies on the DNB proxy card on a discretionary basis to vote in favor of adjourning the DNB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from DNB shareholders who have previously voted.

DNB's board of directors recommends that DNB shareholders vote "FOR" approval of adjournment of the meeting to permit the solicitation of additional proxies in favor of the issuance of the shares of DNB common stock to holders of ERB common stock in connection with the merger.

ERB SPECIAL MEETING

            This section contains information from ERB for ERB shareholders about the ERB special meeting This joint proxy statement/prospectus is being mailed to each ERB shareholder, on or about August 8, 2016. Together with this joint proxy statement/prospectus, ERB shareholders also are receiving a notice of the special meeting of ERB shareholders and a form of proxy that ERB's board of directors is soliciting for use at the ERB special meeting and at any adjournments or postponements thereof. The ERB special meeting will be held on Wednesday, September 14, 2016, at 9:00 a.m., local time, at the Chubb Hotel & Conference Center, 800 Ridge Pike, Lafayette Hill, Pennsylvania 19444.

This joint proxy statement/prospectus also serves as a prospectus of DNB in connection with the issuance of shares of DNB common stock to ERB shareholders upon completion of the merger.

Matters to Be Considered at ERB Special Meeting

The only matters to be considered at the ERB special meeting are the approval and adoption of the merger agreement and the transactions contemplated thereby, and the proposal to adjourn the special meeting if necessary. ERB could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes in favor of the approval and adoption of the merger agreement.

Recommendation of ERB's Board of Directors

ERB's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that ERB shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated thereby.

ERB's board of directors also unanimously recommends that ERB shareholders vote "FOR" approval of the proposal to allow the ERB special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement.

Record Date for ERB Special Meeting

ERB's board of directors has fixed the close of business on July 28, 2016 as the record date for determining the ERB shareholders entitled to receive notice of and to vote at the ERB special meeting. Only ERB shareholders of record as of the record date are entitled to vote at the ERB special meeting. As of the record date, 2,444,911 shares of ERB common stock were issued and outstanding and held by approximately 250 record holders. ERB shareholders are entitled to one vote on each matter considered and voted on at the ERB special meeting for each share of ERB common stock held of record at the close of business on the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of ERB common stock entitled to vote at the ERB special meeting is necessary to constitute a quorum at the ERB special meeting. For purposes of determining the presence of a quorum, abstentions are counted as present for the purpose of determining whether a quorum is present, while broker non-votes are not counted as present unless instructions have been provided by the beneficial owner to the applicable bank, broker or nominee with respect to at least one proposal.

Vote Required

Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ERB common stock entitled to vote at the ERB special meeting. A failure to vote, or a failure to instruct your broker, bank or other nominee to vote, your shares of ERB common stock, an abstention from voting or a broker non-vote, each will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes by all shareholders present at the ERB special meeting and entitled to vote. A failure to vote by an ERB shareholder entitled to vote and an abstention from voting will have the same effect as a vote "AGAINST" the adjournment proposal.  A broker non-vote will have no effect on the outcome of the vote to approve the adjournment proposal.

As of the record date for the ERB special meeting, ERB directors and executive officers owned and were entitled to vote an aggregate of 543,702 shares, or 22.2%, of the outstanding shares of ERB common stock entitled to vote at the ERB special meeting. In connection with ERB's entry into the merger agreement, ERB's directors and executive officers entered into voting agreements that require, among other things, the directors and executive officers to vote in favor of the approval and adoption of the merger agreement at the ERB special meeting.

As of the record date for the ERB special meeting, DNB, its subsidiaries, and its directors and officers and their affiliates did not own or hold any shares of ERB common stock (other than shares held as fiduciary, custodian or agent).

Solicitation of Proxies for ERB Special Meeting

This joint proxy statement/prospectus and the accompanying proxy are first being mailed to ERB shareholders on or about August 8, 2016. The expense of soliciting proxies for ERB's special meeting will be paid by ERB.  ERB's directors, officers and employees may solicit proxies personally, by telephone, by e-mail and by facsimile.  Such directors, officers and employees will not receive any additional compensation for such solicitation activities.

It is important that any shares of ERB common stock you hold be represented at the ERB special meeting.  Whether or not you plan to attend the ERB special meeting, ERB's board of directors asks that all holders of ERB common stock take the time to vote prior to the ERB special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.  If you attend the ERB special meeting and wish to vote in person, your proxy may be revoked at that time.  Additional methods of revoking a proxy are described below.

Voting at ERB Special Meeting

ERB shareholders are entitled to one vote on each matter to be considered and voted on at the ERB special meeting for each share of ERB common stock held of record at the close of business on the record date for the ERB special meeting.

Each copy of this joint proxy statement/prospectus delivered to ERB shareholders is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the ERB special meeting.

If you appropriately mark, sign and return the enclosed proxy in time to be voted at the ERB special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy.  Valid proxies delivered by ERB shareholders that are signed but do not specify a vote on a particular matter will be voted "FOR" approval of the issuance of shares of ERB common  stock in connection with the merger and "FOR" the proposal to allow the adjournment of the ERB special meeting. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the ERB special meeting or at any adjournment or postponement of the ERB special meeting. However, if other business properly comes before the ERB special meeting, the persons named as proxies on the ERB proxy card will, in their discretion, vote upon such matters in their best judgment.

If you hold your stock in "street name" through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

Under stock exchange rules, banks, brokers and other nominees who hold shares of ERB common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the ERB special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or other nominee does not have discretionary voting authority on such proposal. If your broker, bank or other nominee holds your shares of ERB common stock in "street name," your broker, bank or other nominee will vote your shares of ERB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus. ERB believes that none of the proposals are routine matters and, as a result, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.

Signing and returning the enclosed proxy will not affect an ERB shareholder's right to attend the ERB special meeting and vote in person.  If you attend the ERB special meeting and wish to vote in person, your proxy may be revoked at that time.  Please note, however, that simply attending the ERB special meeting will not revoke a previously-given proxy – you must cast a new vote at the ERB special meeting in order to revoke your prior vote. If you are an ERB shareholder whose shares are not registered in your own name, you will need to bring with you a proxy or letter from the bank, broker, nominee or other holder of record in order to vote in person at the ERB special meeting.

Revocation of Proxies for ERB Special Meeting

            An ERB shareholder who has submitted a proxy may revoke it at any time before its exercise at the ERB special meeting by (i) giving written notice of revocation to ERB's Corporate Secretary, (ii) properly submitting to ERB a duly executed proxy bearing a later date or (iii) attending the ERB special meeting and voting in person. Please note, however, that simply attending the ERB special meeting will not revoke a previously-given proxy – you must cast a new vote at the ERB special meeting in order to revoke your prior vote.  All written notices of revocation and other communications with respect to revocation of ERB proxies should be addressed to ERB as follows:  Charles T. Field, Senior Vice President and Chief Financial Officer, East River Bank, 4341 Ridge Avenue, Philadelphia, PA  19129.

ERB PROPOSALS

Approval and Adoption of Merger Agreement

ERB is asking its shareholders to approve and adopt the merger agreement and the transactions contemplated thereby. ERB shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement, the merger and the issuance of shares of ERB common stock in connection with the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

ERB's board of directors unanimously recommends that ERB shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated thereby.

Adjournment Proposal

The ERB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

If, at the ERB special meeting, the number of shares of ERB common stock present or represented and voting in favor of approval and adoption of the merger agreement and the transactions contemplated thereby is insufficient to approve the proposal, ERB intends to move to adjourn the ERB special meeting in order to solicit additional proxies for the approval and adoption of the merger agreement and the transactions contemplated thereby. In that event, ERB will ask its shareholders to vote on the ERB adjournment proposal, but not the proposal to approve and adopt the merger agreement.

In this proposal, ERB is asking its shareholders to authorize the persons named as proxies on the ERB proxy card on a discretionary basis to vote in favor of adjourning the ERB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from ERB shareholders who have previously voted.

ERB's board of directors unanimously recommends that ERB shareholders vote "FOR" approval of adjournment of the meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of  approval and adoption of the merger agreement and the transactions contemplated thereby.

THE MERGER

Terms of the Merger

Each of the DNB board of directors and ERB board of directors has approved and adopted the merger agreement, which provides for the merger of ERB with and into DNB First.

If the merger is completed, ERB shareholders will be entitled to elect to receive, for each share of ERB common stock they own, subject to the election and adjustment procedures described in this joint proxy statement/prospectus, 0.6562 shares of DNB common stock or $18.65 in cash.  The election of shares of DNB common stock or cash will be subject to proration such that 2,085,662 shares of ERB common stock, or approximately 85.3% of the currently outstanding ERB shares, will be exchanged for shares of DNB common stock, with the remaining ERB shares to be exchanged for cash. The aggregate cash consideration payable to ERB shareholders will be $6.7 million, which amount is subject to increase in the event that outstanding options to purchase shares of ERB common stock are exercised prior to completion of the merger.  If more ERB shareholders make valid elections to receive either shares of DNB common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, ERB shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form.

At the DNB special meeting, DNB shareholders will be asked to approve the issuance of shares of DNB common stock to ERB shareholders in connection with the merger.

At the ERB special meeting, ERB shareholders will be asked to approve and adopt the merger agreement.

Background of the Merger

Historically, ERB has conducted its operations as an independent community bank.  As a matter of course, the board of directors of ERB periodically discussed and reviewed ERB's business, performance and prospects. From time to time, the board of directors of ERB also has considered various strategic alternatives that might be available to ERB.

Growth has been an overriding strategy for DNB, both organically and through acquisition.  DNB believes that shareholder value can be greatly enhanced by increasing its assets to $1.0 billion and beyond, as it believes that banks with assets in excess of $1.0 billion are able to achieve greater efficiencies and economies of scale, have greater access to capital and debt markets, command greater multiples relative to share price and are more competitive with peers.  DNB also has sought opportunities to adjust the mix of earning assets to be more weighted towards loans and less towards investment securities, and to diversify revenue sources by expanding its Wealth Management operations and expanding into new businesses such as mortgage and SBA lending to increase non-interest income.

In June 2015, the board of directors of ERB directed management to contact Griffin Financial Group, LLC, or Griffin, to request representatives of Griffin meet with the board of directors in order to assist the board of directors of ERB in its ongoing strategic planning and in its consideration of potential alternative strategies to enhance long-term shareholder value. In July 2015, Griffin met with ERB's board of directors in order to discuss potential strategic alternatives for ERB and the current landscape for community banks in Southeastern Pennsylvania. After considering various strategic options available, including remaining an independent community bank and considering the possibility of pursuing potential business combination transactions, the board of directors of ERB determined it was in the best interests of ERB to explore potential business combination transactions with other financial institutions. In September 2015, the ERB board of directors engaged Griffin as its financial advisor in order to assist ERB in analyzing, negotiating and effecting a merger or business combination with a third party.

Subsequently, in September 2015, Griffin compiled a list of financial institutions which, based on Griffin's experience and knowledge, were believed to be likely candidates who would be interested in exploring a potential business combination transaction with ERB. From this list, nine parties were selected by ERB to be contacted. Griffin, with the assistance of management of ERB, prepared a confidential information memorandum to be provided to those parties regarding a possible business combination transaction with ERB.

In mid-October 2015, Griffin contacted nine parties, including DNB, on a confidential basis, in order to ascertain whether they had any interest in pursuing a potential business combination transaction. Of the nine parties initially contacted, seven parties, including DNB, expressed an interest in receiving additional information regarding the potential transaction. Those seven parties, including DNB, entered into non-disclosure agreements with Griffin and received the confidential information memorandum.  The confidential information memorandum identified ERB by name and provided certain basic information regarding ERB. Interested parties were requested to submit their written, preliminary non-binding indications of interest regarding a potential transaction with ERB by November 20, 2015.

Following DNB's entry into the non-disclosure agreement and receipt of the ERB confidential information memorandum, DNB's management team met internally to discuss the information provided by ERB and the potential acquisition opportunity.  Mr. Sopp and Mr. Latoff discussed the management team's consensus that DNB pursue the opportunity and Mr. Latoff expressed his agreement with the management team's conclusion.  Based on that discussion, Mr. Sopp contacted a representative of Ambassador Financial Group, or Ambassador, to discuss DNB engaging Ambassador to assist DNB in pursuing a potential acquisition of ERB.  Members of DNB's management team and Ambassador then held a series of meetings and discussions through mid- November 2015 to discuss the information provided by ERB, the potential acquisition opportunity and related matters.  During this time period DNB prepared its preliminary non-binding indication of interest regarding a potential business combination transaction with ERB.  On November 18, 2015, a regularly-scheduled meeting of DNB's board of directors, representatives of Ambassador Financial Group made a presentation regarding the ERB acquisition opportunity. Following the presentation, DNB's board of directors discussed the ERB acquisition opportunity and unanimously approved the submission of a preliminary non-binding indication of interest.

Of the seven parties that had entered into non-disclosure agreements and received the confidential information memorandum, on or about November 20, 2015, two institutions, including DNB, submitted preliminary non-binding indications of interest regarding a potential business combination transaction with ERB. In late November, Griffin met with senior management of ERB to discuss DNB's and the other party's ("Party A") preliminary non-binding indications of interest. As a result of such discussion, Griffin contacted Party A to indicate that the proposed level of the merger consideration reflected in its indication of interest was insufficient. Party A subsequently submitted a revised indication of interest on November 30, 2015, substantially increasing its proposed merger consideration. On December 3, 2015, senior management of ERB met with senior management of DNB to discuss DNB's initial indication of interest.

DNB's initial indication of interest indicated it would be willing to consider a merger with ERB in a transaction which would provide merger consideration with an implied value of $18.17 per share. The merger consideration would consist of a mixture of shares of DNB common stock and cash, with the stock component to comprise approximately 85% of the total merger consideration. Party A's revised initial indication proposed a per share merger consideration with an implied value of $18.00 per share, with the consideration to also consist of a mixture of shares of Party A's common stock and cash, with the cash portion to amount to 30% of the total merger consideration. ERB's board of directors directed Griffin to continue discussions with DNB and Party A in order to continue to explore the potential for a transaction with one of those two parties.

In light of the terms of a proposed business combination presented in the indications of interest submitted by DNB and Party A, the two parties were provided access to a virtual data room beginning on December 12, 2015 containing more extensive due diligence materials regarding ERB. DNB and Party A were given until January 28, 2016 to complete their due diligence and submit revised indications of interest. Both parties were advised that their revised indication of interests should reflect their highest and best bid taking into account the extensive additional due diligence data provided to them. Documentary due diligence review continued throughout December 2015 and January 2016. In addition, DNB and Party A were provided the opportunity to meet with senior management of ERB. On January 6, 2016, due diligence sessions were held at the offices of Griffin in which senior management of DNB and representatives of its financial and legal advisors, Ambassador and Stradley Ronon Stevens & Young, LLP, or Stradley Ronon, discussed due diligence matters with and conducted management interviews of ERB's senior management including its Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and Chief Lending Officer. Similarly, on January 15, 2016, senior management of Party A conducted management interviews with the same members of ERB's senior management. In addition, on January 9 and 10, 2016, an on-site review of ERB's loan portfolio was conducted by a third party consultant engaged, on a blind basis, by DNB and Party A. Neither DNB nor Party A were advised as to the identity of the other bidding party on whose behalf the consultant was conducting the review.

During this due diligence period, members of DNB's management team and its financial and legal advisors began preparation of a revised indication of interest.  On January 27, 2016, DNB held a regularly-scheduled meeting of its board of directors.  During that meeting, DNB's directors engaged in discussion with John F. McGill, Jr., ERB's chairman, who had been invited to attend the meeting, on a variety of topics relating to the potential business combination. Following that discussion with Mr. McGill, DNB's board of directors then discussed the terms of the proposed revised indication of interest with Ambassador, the results of the due diligence performed to date and related matters. In particular, DNB's board of directors noted that its revised proposal would include an increase in the purchase price to $18.65 per share, based on its review of preliminary 2015 fiscal year financial data of ERB, which had become available subsequent to DNB's initial indication of interest, cash payment for all outstanding ERB options, three newly-created board seats that would be allocated to ERB designees, and employment agreements for two ERB senior executives.  The board of directors then unanimously approved the submission of the revised indication of interest embodying these terms.

On January 28, 2016, DNB submitted its revised indication of interest. In the revised indication of interest, DNB indicated its interest in conducting a transaction with ERB at a level above the merger consideration provided for in its November 2015 indication of interest. Party A determined to not submit a revised indication of interest and withdrew from the process without providing any explanation. Under the terms of DNB's revised indication of interest, the per share merger consideration was increased to $18.65 per share in cash or 0.6562 of a share of DNB common stock for each share of ERB common stock.

On January 30, 2016, ERB's board of directors met to consider the revised indication of interest received from DNB. Representatives from Griffin reviewed the revised indication of interest in detail with ERB's board of directors. The board of directors, after reviewing and discussing the revised indication of interest, determined to continue discussions with DNB, subject to clarification of certain matters with respect to DNB's revised indication of interest. Of particular focus to ERB's board of directors was the potential role of both board members and senior management of ERB in the resulting institution in light of the significant equity position in DNB that would be held by the former shareholders of ERB. The board of directors of ERB directed senior management to address various matters with DNB, in particular with regard to the integration of senior management and the level of ERB board representation in the resulting institution, and to conduct reverse due diligence of DNB.

As a result of informing DNB that ERB was willing to continue discussions, DNB and ERB entered into a confidentiality agreement with respect to due diligence materials DNB would agree to make available to ERB so that ERB could commence reverse due diligence on DNB, and DNB established a virtual data room to provide documentary due diligence material to ERB and its advisors. On February 15, 2016, ERB conducted reverse due diligence meetings with DNB, such due diligence being conducted at the offices of Griffin. Senior management of both DNB and ERB were present. On February 16, 2016, ERB's board of directors met to discuss the results of the reverse due diligence. The board of directors determined to have the Chairman pursue further matters for clarification with DNB. On February 18 and February 24, 2016, representatives of senior management of ERB and DNB met to discuss various aspects of the structure of the proposed merger, DNB's revised indication of interest and related matters. On February 22, 2016 and February 29, 2016, DNB submitted supplemental letters providing further clarification of its January 28, 2016 revised indication of interest. Based on the terms of the January 28, 2016 revised indication of interest, as supplemented and clarified, ERB's board of directors determined to proceed with a transaction and authorized Griffin and Silver, Freedman, Taff & Tiernan LLP, or Silver Freedman, serving as special counsel to ERB, to begin negotiations with respect to a definitive merger agreement with DNB.

On March 9, 2016, a draft of the definitive merger agreement was circulated by Stradley Ronon, DNB's legal advisors.  Over the period up until the execution of the merger agreement on April 4, 2016, the parties and their respective advisors negotiated the final terms of the definitive merger agreement and the related ancillary documents.

On April 4, 2016, the board of directors of ERB met to consider the definitive form of merger agreement between DNB and ERB. The board members were addressed by representatives of Griffin, who reviewed the process undertaken by Griffin since July 2015 and reviewed the terms of the merger agreement. At such meeting, Griffin verbally delivered its opinion that as of that date, the merger consideration was fair, from a financial point of view, to ERB's shareholders (which opinion subsequently was confirmed by Griffin in its written opinion dated as of April 4, 2016). In addition, representatives of Silver Freedman reviewed the terms of the merger agreement with ERB's board of directors. After discussion with its financial and legal advisors, the merger agreement was unanimously adopted by ERB's board of directors. The merger agreement was then executed as of April 4, 2016.

On April 4, 2016, the board of directors of DNB met to consider the proposed merger, the definitive form of merger agreement between DNB and ERB and additional matters related thereto, and to  receive reports from its legal and financial advisors regarding the transaction, including Ambassador's analysis of the fairness of the transaction to the shareholders of DNB from a financial point of view.  At the meeting, the directors discussed the final terms of the merger agreement with Ambassador and Stradley Ronon.  In addition, Ambassador, presented its financial analysis of the proposed transaction and delivered to the DNB board of directors its oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the limitations, qualifications, factors and assumptions set forth therein, the transaction was fair to the shareholders of DNB from a financial point of view.  Following the presentation and further discussion among the directors and the advisors, the board of directors of DNB adopted and approved the merger agreement and approved the merger.

Following the respective meetings of the ERB and DNB boards of directors, the parties executed and delivered the merger agreement.  The parties announced the merger agreement through a joint press release published in the early evening of April 4, 2016 and DNB subsequently filed a Current Report on Form 8-K with the SEC which summarized the material terms of the merger agreement and included a copy of the executed merger agreement as an exhibit to the report.

DNB's Reasons for the Merger; Recommendation of DNB's Board of Directors

After careful consideration, the DNB board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger, are advisable and in the best interests of DNB. Accordingly, the DNB board of directors recommends that DNB shareholders vote "FOR" approval of the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger.

The DNB board of directors believes that the acquisition of ERB offers an excellent opportunity for meeting DNB's business strategies and objectives, including asset growth, diversifying the revenue sources by expanding DNB's Wealth Management operations and expanding into new businesses such as mortgage and SBA lending.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger, and to recommend that DNB's shareholders approve the issuance of shares of DNB common stock in connection with the merger, the DNB board of directors consulted with DNB's management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of DNB's, ERB's, and the combined company's business, operations, financial condition, asset quality, earnings, and prospects generally;
•	the asset size of each of DNB and ERB, which would give the resulting combined company over $1.0 billion in assets;
•
the opportunity to further expand DNB's business generally in the southeastern Pennsylvania market in a relatively cost effective manner, including the complementary geographic locations of the DNB and ERB branch networks;

•	the opportunity to further expand DNB's Wealth Management operations through cross-selling to ERB customers;
•	the opportunity to enhance DNB's ability to generate non interest income through ERB's mortgage and SBA lending operations, which complement DNB's current mortgage and SBA operations;
•	the likelihood of a successful integration of ERB's business, operations and workforce with those of DNB and of successful operation of the combined company despite the challenges of such integration;
•
the likelihood that the transaction will provide value to DNB's shareholders, and in particular, management's belief that the transaction will be accretive to earnings per share, excluding merger costs, in the 12 month period following completion of the merger;

•
the participation of three current ERB directors and two current senior executive officers of ERB in the combined company, which enhances the likelihood that the strategic benefits that  DNB expects to achieve as a result of the merger will be realized;

•	the fact that DNB's shareholders will have a chance to vote on the stock issuance in connection with the merger;
•
its review with its legal advisor, Stradley Ronon Stevens & Young and its financial advisor, Ambassador Financial Group, of the financial and other terms of the merger agreement, including the tax treatment, deal protection provisions and termination provisions; and

•
the oral opinion of Ambassador Financial Group, subsequently confirmed in writing, as to the fairness to the shareholders of DNB from a financial point of view, of DNB's acquisition of all of the outstanding and common stock of ERB, in exchange for DNB's common stock, which is fairly valued, and cash, as more fully described below in the section entitled "—Opinion DNB's Financial Advisor."

In the course of its deliberations, the DNB board of directors also considered potential risks and potentially negative factors concerning the merger, including the following material factors:

•	the potential risks associated with achieving the anticipated benefits of the merger, including business synergies and cost savings;
•	the possibility of encountering difficulties in successfully integrating ERB's business, operations, and workforce with those of DNB;
•	the diversion of management attention and resources from the operation of DNB's business towards the completion of the merger;
•	the costs that DNB will incur in connection with the merger even if it is not consummated; and
•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

The foregoing discussion of the information and factors considered by the DNB board of directors is not intended to be exhaustive, but includes the material factors considered by the DNB board of directors.  In view of the wide variety of factors considered by the DNB board of directors in connection with its evaluation of the merger and the complexity of these matters, the DNB board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  In considering the factors described above, individual members of the DNB board of directors may have given different weights to different factors.  The DNB board of directors considered all these factors as a whole, including discussions with, and questioning of, DNB's management and the company's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the DNB board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger, are advisable and in the best interests of DNB, and all of the DNB directors participating in the meeting at which the merger was considered and voted upon (one director was unable to attend the meeting) voted in favor of the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement.

It should be noted that the explanation of the DNB board of directors' reasoning in this section and certain other information included in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

The DNB board of directors recommends that DNB shareholders vote "FOR" approval of the issuance of shares of DNB common stock to holders of ERB common stock in connection with the merger.

Opinion of DNB's Financial Advisor

By letter executed on January 15, 2016, DNB retained Ambassador to act as financial advisor to the DNB board of directors in connection with DNB's proposed acquisition of ERB. Ambassador is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Ambassador is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Ambassador acted as financial advisor to DNB in connection with the proposed acquisition of ERB and participated in certain of the negotiations leading to the execution of the merger agreement. On April 4, 2016, Ambassador delivered to the DNB Board its oral opinion, which was subsequently confirmed in writing, that, as of such date, DNB's acquisition of all of the outstanding and common stock of ERB, in exchange for DNB's common stock, which is fairly valued, and cash,  was fair to the holders of DNB common stock from a financial point of view. Ambassador's opinion was approved by Ambassador's Fairness Opinion Committee. Ambassador has consented to the inclusion of its opinion in this joint proxy statement/prospectus.

            The full text of Ambassador's written opinion to DNB, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Ambassador. Holders of DNB common stock are encouraged to read the opinion carefully in its entirety. The following summary of Ambassador's opinion is qualified in its entirety by reference to the full text of such opinion.

Ambassador delivered its opinion to the DNB board of directors for its benefit and use in connection with its evaluation of a merger with ERB. It is not intended and does not constitute a recommendation to you on how to vote or act in connection with the merger. Ambassador does not express an opinion as to the underlying decision by DNB to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to DNB.

No limitations were imposed by DNB on the scope of Ambassador's investigation or on the procedures followed by Ambassador in rendering its opinion.

In rendering the opinion, Ambassador:

•	Reviewed and analyzed the merger agreement.
•
Reviewed DNB's audited consolidated statements of financial condition as of December 31, 2015 and 2014 and related audited consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in stockholders' equity and consolidated statements of cash flows for the years ending December 31, 2015 and 2014.

•
Reviewed ERB's audited consolidated balance sheets as of December 31, 2015 and 2014 and related audited consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the years ending December 31, 2015 and 2014.

•	Reviewed ERB and DNB's banking subsidiary's quarterly call reports for March 31, 2015, June 30, 2015, September 30, 2015, and December 31, 2015.
•	Reviewed and analyzed other publicly available information regarding ERB and DNB.
•	Reviewed certain non-public information, including business plans, financial projections and third party loan reviews regarding ERB.
•	Reviewed certain non-public information, including financial projections regarding DNB.
•
Reviewed with senior management of DNB, the pro forma financial impact of the merger on DNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies.

•	Reviewed recently reported stock prices and trading activity of DNB common stock.
•	Discussed past and current operations, financial condition and future prospects of each company with senior executives of DNB and ERB.
•	Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that Ambassador selected as relevant to its analysis.
•	Conducted other analyses and reviewed other information Ambassador considered necessary or appropriate.
•	Incorporated its assessment of the overall economic environment and market conditions, as well as its experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering its opinion, Ambassador also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts provided by DNB and ERB ("Materials Received").  In particular, Ambassador relied upon the results and findings from DNB's review of ERB's loan portfolio and discussions of the results with executive management of DNB. The Materials Received were not prepared with the expectation of public disclosure.  All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates.

Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of the Materials Received nor the publicly available information used in its analysis.  All of the data is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed, and Ambassador did not independently verify the information.

Ambassador's opinion speaks only as of its date and is based on conditions as they existed and the information Ambassador received, as of the date of its opinion.  Ambassador does not have any obligation to update, revise or reaffirm its opinion.  Ambassador did not attribute any particular weight to any analysis or factor, and it believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the underlying process and conclusions.  Any analyses such as those undertaken are subject to uncertainties and contingencies, all of which are difficult to predict and are beyond the control of Ambassador.

Ambassador expressed no opinion with respect to the amount or nature of any compensation to officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration paid in the merger or with respect to the fairness of such compensation.  Ambassador expressed no opinion as to the fairness of the merger as of any subsequent date or to creditors or other stakeholders of DNB or as to the underlying decision by DNB to engage in the merger, the relative merits of the merger compared to other merger transactions available to DNB, or the relative merits of the merger compared to other strategic alternatives that may be available to DNB. Ambassador expressed no opinion as to the price at which DNB common stock or ERB common stock might trade in the future.

Transaction Summary

DNB has offered to acquire all of the outstanding common stock of ERB through a merger in which ERB will be merged with and into DNB First. If the merger is completed, ERB shareholders will be entitled to elect to receive, for each share of ERB common stock they own, subject to the election and adjustment procedures provided in the merger agreement, 0.6562 shares of DNB common stock or $18.65 in cash.  The election of shares of DNB common stock or cash will be subject to proration such that 2,085,662 ERB shares of common stock, or approximately 85.3% of the currently outstanding ERB shares, will be exchanged for shares of DNB common stock, with the remaining ERB shares to be exchanged for cash. The aggregate cash consideration payable to ERB shareholders will be $6.7 million, which amount is subject to increase in the event that outstanding options to purchase shares of ERB common stock are exercised prior to completion of the merger.  If more ERB shareholders make valid elections to receive either shares of DNB common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, ERB shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form.  Additionally, ERB stock options will be cashed out based on difference between $18.65 per share and the strike price of the option.

Based on DNB's closing stock price as of April 1, 2016 of $29.50 per share, Ambassador calculated aggregate total deal consideration to be $49.0 million consisting of stock consideration of $40.4 million and cash consideration of $6.7 million to holders of ERB common stock and $1.9 million to holders of options to buy ERB common stock.  The value of the stock consideration will change with changes in the value of DNB common stock through the closing of the transaction.  The cash consideration to holders of ERB options is based on a value of $28.42 less the strike price of the option.  As background, the value of $28.42 was based on the 30 day average closing price of DNB common stock at the time this item was negotiated. Ambassador noted that the stock portion will change in value based on changes in the value of DNB common stock through closing.  For example, if DNB common stock rose 5% to $31.26 per share, the common stock consideration would increase to $20.51 per share; and if DNB stock fell 5% to $27.00 per share, the common stock consideration would decrease to $17.72 per share.  In both examples, the cash consideration would remain unchanged at $18.65 per share.

Furthermore, Ambassador noted that if DNB common stock falls by 20%, from $29.16, and is also 20% less than a selected index over the time period from announcement to closing, ERB has the right to terminate the transaction, however, DNB has the right to increase the stock consideration and thereby foreclose ERB's right to terminate.

Based on ERB's financial information as of December 31, 2015, or for the year ended December 31, 2015, and DNB's closing stock price as of April 1, 2016 of $29.50 per share, Ambassador calculated the following transaction ratios:

Aggregate total deal consideration/last twelve months earnings	22.1X
Aggregate total deal consideration/tangible book value	161%

The following is a summary of the material financial analysis performed by Ambassador in connection with rendering its opinion.  This summary is not a complete description of the analyses and procedures performed by Ambassador in the course of arriving at its opinion.

ERB – Description of Analysis

To determine the value range of ERB's common stock in a transaction, Ambassador considered:

•	An analysis of comparable transactions nationwide and in the region.
•	A discounted dividend analysis with estimated cost savings.
•	Other analyses as deemed appropriate.

Comparable Transactions Analysis for ERB

To assist in determining a value range of ERB common stock, Ambassador considered a comparable transaction analysis.  The comparable transaction analysis included:

•
Acquisition metrics of 481 transactions in the United States announced from January 1, 2012 through April 1, 2016 with deal values in excess of $10 million, excluding mergers of equals ("Nationwide Pricing –Ranked by Announced Price-to-Tangible Book").

•
Acquisition metrics of 8 transactions in which the selling bank was based in Southeast Pennsylvania metropolitan area and transactions announced from January 1, 2014 through April 1, 2016, excluding mergers of mutual institutions and Section 363 bankruptcy transactions. ("Southeast Pennsylvania Transaction Pricing").

The results of the analysis are set for in the following table:

Nationwide Pricing(1)
Ranked by Announced Price-to-Tangible Book

		Deal Value/			Buyer's	Seller's	Seller's	Seller's
	Number	LTM		Tangible	Assets	Assets	LTM	NPA's(2)/
Year	of Deals	Earnings		Equity	in millions	in millions	ROE	Assets

Highest 3rd
2016(3)	9	18.5	X	174%	$2,605	$732	7.93%	.20%
2015	46	23.6		184	6,018	616	8.15	.95
2014	44	19.5		193	4,907	857	8.97	1.41
2013	32	16.7		175	5,721	757	8.73	1.41
2012	31	19.0		168	3,926	437	6.69	1.69

Middle 3rd
2016(3)	9	30.1	X	130%	$1,978	$261	5.16%	1.54%
2015	45	22.8		143	2,852	385	6.13	1.35
2014	44	23.3		147	2,815	322	6.45	1.40
2013	32	19.7		130	1,781	242	6.05	1.41
2012	30	18.5		122	1,395	239	4.02	1.80

Lowest 3rd
2016(3)	9	18.2	X	112%	$751	$153	5.87%	2.97%
2015	45	24.3		118	953	207	3.47	1.66
2014	43	24.2		112	1,301	228	3.74	2.38
2013	32	20.4		96	2,094	262	2.69	4.98
2012	30	15.0		85	2,165	403	(.15)	5.11

DNB/ERB	-	22.1	X	161%	$749	$331	7.73%	.45%

Source: SNL Financial, Charlottesville, Virginia.

(1)  Excludes transactions under $10 million and mergers of equals.  Pricing and financial data are medians.
(2)  Includes 90 days past due and troubled debt restructuring.
(3)  Through April 1, 2016.

Based on ERB's assets, returns on equity and asset quality, Ambassador believes the transactions in the Highest 3rd and Middle 3rd are the most comparable to ERB. From January 1, 2016 to April 1, 2016, there were 9 banks in the Middle 3rd and Highest 3rd with median deal value to earnings of 30.1X and 18.5X and median deal value to tangible book ratios of 130% and 174%, respectively.

Ambassador also considered transactions that were more similar in geography when compared to ERB.  From
January 1, 2014 to April 1, 2016, there were eight transactions that Ambassador considered comparable.  All the acquired institutions were headquartered in southeastern Pennsylvania.  These transactions had a deal value to tangible book range from 112% to 234%
 and deal value to earnings from 15.3X to 42.3X with one seller reporting a loss.

Southeast Pennsylvania Transaction Pricing(1)
From January 1, 2014 through April 1, 2016

		Price/						Seller
	Deal			Common				Tang.	Return
	Value	Times		Tangible				Equity/	on Avg.	NPA's(2)/
	(in mill.)	Earnings		Book	Assets		Deposits	Assets	Equity	Assets
Acquirer/Seller

Univest/Valley Green	$78	15.3	X	234%		21.0%	23.2%	8.97%	16.58%	.36%
WSFS/Penn Liberty	102	31.8		199	18.7		18.2	9.96	5.07	1.28
Bryn Mawr/Continental	109	42.3		175	16.6		23.6	8.99	4.20	1.49
Beneficial/Conestoga	100	24.5		160	13.9		18.7	8.70	6.75	.92
National Penn/TF Financial	142	21.0		148	16.7		20.5	10.96	7.37	1.20
WSFS/Alliance	93	36.6		136	22.2		27.1	15.79	3.82	2.24
Univest/Fox Chase	244	24.8		134	22.2		34.0	16.02	5.62	1.11
ESSA/Eagle National	25	-		112	14.4		17.0	14.22	1.02	1.66
Median (8 transactions)	$101	24.8	X	154%		17.7%	21.9%	10.46%	5.35%	1.24%

DNB/ERB	-	22.1	X	161%	15.8	X	21.0%	9.78%	7.73%	.45%

Source: SNL Financial, Charlottesville, Virginia.

(1)	Seller based in Philadelphia metropolitan area and transaction announced from January 1, 2014 to April 1, 2016. Transaction pricing is based on announcement. Excludes mergers of mutual institutions and Section 363 bankruptcy transactions.
(2)	Includes 90 days past due and trouble debt restructurings.

Discounted dividend analysis of ERB with cost savings

Ambassador performed a discounted divided analysis including cost savings to estimate a range for the implied equity value of ERB common stock.  In this analysis, Ambassador assumed discount rates of 10%, 12% and 14%, terminal values of 10X, 12X and 14X at the end of seven years were chosen to reflect bank pricing with a high return on average equity (ERB earnings inclusive of cost savings).  Standalone projections for ERB assumed 8% asset growth on beginning assets of $311 million, 0.80% return on average assets, dividend paid on capital in excess of 9.75% of assets and merger related pre-tax cost savings of $3.3 million.  Given these assumptions, the present value range of ERB common stock is from $13.75 per share to $21.50 per share, which is 113% and 182%, respectively, of ERB's tangible book value as of December 31, 2015.

DNB – Description of Analysis

Ambassador conducted an analysis of DNB to determine if its common stock was fairly valued.  In this regard, Ambassador considered:

•	The financial condition and performance of DNB.
•	Comparisons to comparable institutions.
•	A historical trading analysis of DNB common stock.
•	A discounted dividend analysis.
•	Other analyses as deemed appropriate

DNB – Financial Condition, Performance and Comparable Institution Analysis

Ambassador selected thirteen institutions it considered comparable to DNB:

DNB
Description of Comparable Institutions

	Assets(1)
Institution	In Millions	City, State	Ticker	Exchange

1st Constitution Bancorp	$968	Cranbury, NJ	FCCY	NASDAQ
Bancorp of New Jersey, Inc.	803	Fort Lee, NJ	BKJ	NYSE MKT
Bank of the James Financial Group, Inc.	527	Lynchburg, VA	BOTJ	NASDAQ
CB Financial Services, Inc.	831	Carmichaels, PA	CBFV	NASDAQ
Elmira Savings Bank	561	Elmira, NY	ESBK	NASDAQ
Embassy Bancorp, Inc.	804	Bethlehem, PA	EMYB	OTCQX
Emclaire Financial Corp.	601	Emlenton, PA	EMCF	NASDAQ
Harleysville Savings Financial Corporation	774	Harleysville, PA	HARL	OTCQX
John Marshall Bank	929	Reston, VA	JMSB	OTCQB
Mid Penn Bancorp, Inc.	932	Millersburg, PA	MPB	NASDAQ
Stewardship Financial Corporation	718	Midland Park, NJ	SSFN	NASDAQ
Sussex Bancorp	685	Rockaway, NJ	SBBX	NASDAQ
Two River Bancorp	864	Tinton Falls, NJ	TRCB	NASDAQ

DNB	$749	Downingtown, PA	DNBF	NASDAQ

(1)  December 31, 2015.

Ambassador then analyzed DNB's financial condition and performance in several key financial categories as of December 31, 2015, or for the year ended December 31, 2015, and compared the results to the Comparable Institutions.

DNB
Financial Performance of Comparable Institutions(1)

		Tangible	Tangible		Return	Return
		Equity/	Comm. Eq./		on	on
	Assets	Tang.	Tang.	NPAs(2)/	Average	Average
Institution	In Millions	Assets	Assets	Assets	Assets	Equity

Minimum	$527	6.63%	5.95%	.48%	.59%	6.59%
25th Percentile	685	7.72	7.50	.83	.65	7.44
Median	803	8.47	8.47	1.06	.74	7.89
75th Percentile	864	9.11	9.11	1.49	.89	9.49
Maximum	968	11.77	11.77	1.74	1.04	10.89

DNB	$749	7.40%	7.40%	1.02%	.71%	8.93%

Source: SNL Financial, Charlottesville, Virginia.

(1)  Financial data is as of December 31, 2015, or the year ended December 31, 2015.
(2)  Includes 90 days past due and troubled debt restructuring.

DNB
Stock Performance of Comparable Institutions as of April 1, 2016(1)

		Price/							Shares
	Stock	LTM		MRQ		Price/	Price/	Dividend	Traded
Institution	Price	Earnings		Earnings		Tang. Book	Assets	Yield	Daily*

Minimum	-	9.3	X	8.5	X	74%	4.9%	0.00%	1,177
25th Percentile	-	10.7		11.3		104	8.4	0.92	1,879
Median	-	11.7		13.7		110	9.1	0.95	2,515
75th Percentile	-	15.1		15.3		116	10.0	0.95	4,493
Maximum	-	19.4		19.3		150	17.8	5.01	8,106

DNB	$29.50	16.5	X	15.4	X	150%	11.1%	0.95%	5,573

Source: SNL Financial, Charlottesville, Virginia.

(1)  Stock price as of April 1, 2016.  Financial data is as of December 31, 2015, or the year ended December 31, 2015.

Recent trading prices of DNB common stock

Ambassador noted that DNB common stock is quoted on the NASDAQ.  Over the last five quarters, quarterly volume ranged from 73,143 to 512,023 shares traded per quarter.  Weighted average pricing over the same periods ranged from $22.83 to $28.69 per share.

Between January 1, 2016 and March 31, 2016, 319,584 shares were traded, with a total value of about $9.2 million and a weighted average price of $28.69 per share.  The closing price on April 1, 2016 was $29.50 per share.

DNB Stock Price History
January 1, 2015 through April 1, 2016

	Weighted		Estimated
	Average Stock Price	Volume of Shares	Total Amount	WASP/ LTM		WASP/ Tang.
Quarter	("WASP")	Traded	Traded(1)	Earnings(2)		Equity

April 1, 2016(3)	$29.50	2,611	$77,025	16.5	X	151%

1st Quarter 2016	28.69	319,584	$9,169,356	16.0	X	147%
4th Quarter 2015	27.90	73,143	2,040,342	15.6		142
3rd Quarter 2015	26.27	512,023	13,452,502	14.6		134
2nd Quarter 2015	26.30	498,046	13,096,346	14.7		139
1st Quarter 2015	22.83	98,208	2,241,758	13.1		121

Source: SNL Financial, Charlottesville, Virginia.

(1)  Based on weighted average stock price and volume for the period.
(2)  Last twelve months ("LTM") earnings for the quarter ended and tangible equity for the period ended.
(3)  Closing price as of April 1, 2016.

Discounted dividend analysis of DNB common stock

Ambassador performed a discounted divided analysis to estimate a range for the implied equity value of DNB common stock.  In this analysis, Ambassador assumed discount rates of 10%, 12% and 14%, terminal values of 12X, 14X and 16X at the end of seven years were chosen to reflect chosen to reflect DNB's historical trading multiples.  Standalone projections for DNB assumed 6% asset growth on beginning assets of $749 million, 0.80% return on average assets and dividend paid out on capital in excess of 7.50% of assets.  Based on these assumptions, the present value range of DNB common stock is from $19.37 per share to $30.37 per share, which is 100% and 157%, respectively, of DNB's tangible book value as of December 31, 2015.

Contribution Analysis

Ambassador analyzed the relative standalone contribution of DNB and ERB to various pro forma balance sheet items and net income of the combined entity. This analysis excludes the impact of purchase accounting marks and one-time merger costs.  The results of Ambassador's analysis are set forth in the following table:

DNB and ERB
Contribution Analysis(1)

				Percentage Contribution
	DNB	ERB	Combined	DNB	ERB

Ownership
Shareholder ownership (includes
$6.5 million in cash consideration)	-	-	4,180,611	67.3%	32.7%

Balance Sheet ($ in millions)(2)
Assets	$749	$311	$1,060	70.7%	29.3%
Gross loans – held for investment	482	282	764	63.1	36.9
Deposits	606	234	840	72.1	27.9
Tangible common equity	55	30	85	64.4	35.6

Income statement ($000)(3)
Net income	$5,491	$2,213	$7,301	69.7%	30.3%
- with pre-tax cost savings
of $3.1 million(4)	$5,491	$4,259	$9,750	56.3%	43.7%

(1)  Absent accounting marks.
(2)  As of December 31, 2016.
(3)  The twelve months ended December 31, 2015.
(4)  Cost savings are based on 2015 non-interest expense.  Assumes 100% of cost savings are achieved.

Financial Impact Analysis on DNB

Ambassador also conducted a financial impact analysis that included the impact of the transaction on tangible book value at closing and on earnings per share.  These estimates were reviewed by DNB's management.  In addition, Ambassador assumed that the transaction will result in cost savings equal to management's estimate and certain earnings enhancements will be achieved.

The analysis determined that the merger would be dilutive to tangible book per share, and, is accretive to earnings per share in the twelve month period following the merger absent one-time merger costs.

Furthermore, Ambassador's analysis indicated DNB First's leverage ratio, tier 1 risk-based capital ratio, and total risk-based capital ratio would remain above the minimums to be considered well-capitalized.  This analysis was reviewed by DNB management.  All of the results of Ambassador's financial impact analysis may vary materially from the actual results achieved by DNB.

Conclusion

Ambassador concluded that as of the date of its opinion, based on its analyses, its experience and other factors deemed relevant, that DNB's acquisition of all of the outstanding and common stock of East River, in exchange for DNB's common stock, which is fairly valued, and cash, was fair to the shareholders of DNB from a financial point of view.

Other disclosures

Ambassador, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.  DNB selected Ambassador to act as its financial advisor based on Ambassador's experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

Pursuant to an engagement letter, DNB has agreed to pay Ambassador an advisory fee, including the issuance of a fairness opinion, totaling $275,000.  DNB paid Ambassador a $25,000 engagement fee and $75,000 upon the execution of the merger agreement and Ambassador's presentation of its opinion. DNB will pay Ambassador the remaining $175,000 of its fee contingent upon the closing of the transaction.  DNB has also agreed to reimburse Ambassador's out-of-pocket expenses incurred in connection with its engagement and to indemnify Ambassador against certain liabilities arising out of the performance of its obligations under the engagement letter.

During the past two years, other than for this engagement, Ambassador has received compensation from DNB for various consulting services and is an approved broker-dealer of DNB First.  In the future, Ambassador expects to continue to seek to provide consulting and investment banking services to DNB and as a broker-dealer will periodically purchase from and sell securities to DNB First.

During the past two years, Ambassador has not received any compensation from ERB, and no services have been contemplated or contracted.

ERB's Reasons for the Merger; Recommendation of ERB's Board of Directors

After careful consideration, ERB's board of directors determined that it was advisable and in the best interests of ERB and its shareholders for ERB to enter into the merger agreement with DNB.  Accordingly, ERB's board unanimously recommends that ERB's shareholders vote "FOR" the approval and adoption of the merger agreement.

The board of directors of ERB has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of ERB and that the merger is in the best interests of ERB and its shareholders.

The board of directors of ERB believes that the merger will provide the resulting institution with additional resources necessary to compete more effectively in the greater Philadelphia market.  In addition, the ERB board of directors believes that the customers and communities served by ERB will benefit from the resulting institution's enhanced abilities to meet their banking needs.

In reaching its decision to approve the merger agreement, the ERB board of directors consulted with management, as well as with ERB's financial and legal advisors, and considered a variety of factors, including the following:

•	The consideration being offered to ERB's shareholders in relation to the market value, book value per share, earnings per share and projected earnings per share of ERB;
•
The results that could be expected to be obtained by ERB if it continued to operate independently and the potential future value of ERB stock compared to the value of the merger consideration offered by DNB as well as the potential future trading value of the DNB common stock;

•
The current and prospective environment in which ERB operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	The lack of any trading market for ERB stock;
•	The form of merger consideration offered by DNB, including the opportunity for ERB shareholders to receive shares of DNB common stock on a tax-free basis for their shares of ERB stock;
•
The fact that the merger agreement provides that ERB may terminate the merger agreement if the average closing price of DNB common stock is less than $ 23.3280 and DNB's common stock underperforms the Nasdaq Bank index by more than 20% during a specified 20 trading day period prior to the effective date of the merger, unless DNB elects to make a compensating adjustment to the exchange ratio;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining ERB with DNB;
•	The complementary geographic locations of the ERB and DNB branch networks in southeastern Pennsylvania;
•	DNB's asset size and capital position, which would give the resulting institution over $1.0 billion in assets;
•	The earnings prospects of the resulting institution;

•
The additional products offered by DNB to its customers, particularly investment management services, brokerage and insurance services, and the ability of the resulting institution to provide comprehensive financial services to its customers;

•	ERB's and DNB's shared community banking philosophies; and
•
The presentation by Griffin Financial Group, ERB's financial advisor, as to the fairness of the merger consideration, from a financial point of view, to ERB's shareholders.  In this regard, ERB's board of directors has received from Griffin Financial Group a written opinion dated April 4, 2016 that, as of such date, the merger consideration was fair to ERB's shareholders from a financial point of view. The opinion is attached as Annex C to this joint proxy statement/prospectus.  For a summary of the presentation of Griffin Financial Group, see "Opinion of ERB's Financial Advisor" below.

Other factors considered by ERB's board of directors included:
•
The terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants, and other agreements, the conditions to closing, a provision which permits ERB's board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire ERB and a provision providing for ERB's payment of a termination fee to DNB if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party's decision to propose a merger or similar transaction to ERB at a higher price than that contemplated by the merger with DNB;

•
The reports of ERB's management and the financial presentation by Griffin Financial Group to ERB's board of directors concerning the operations, financial condition and prospects of DNB and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The proposed board arrangements of the combined company, including the inclusion of three of ERB's directors on DNB's board;

•	The addition of two of ERB's executive officers to DNB's senior management team upon consummation of the merger;

•	The likelihood of successful integration and the successful operation of the combined company;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;
•	The potential cost-saving opportunities;
•	The effects of the merger on ERB's employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to ERB employees; and
•
The review by the ERB board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the condition that the merger must qualify as a transaction that will permit ERB's shareholders to receive DNB shares in exchange for their ERB shares on a tax-free basis for federal income tax purposes.

In the course of its deliberation, the ERB board of directors also considered a variety of risks and other countervailing factors, including:

•	The fact that the exchange ratio is fixed, and the value of the consideration to be received by the ERB's shareholders is subject to fluctuation;
•	The risks and costs to ERB if the merger does not close, including:

	•	the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships; and
	•	the potential adverse impact on the value of ERB's common stock if the merger agreement was terminated;
•
The restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that ERB would be obligated to pay a $1.39 million termination fee to DNB under certain circumstances; and

•	The fact that ERB will no longer exist as an independent, stand-alone company.

The ERB board of directors also considered the potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating ERB's businesses, operations and employees with those of DNB, the need to obtain approval by shareholders of both ERB and DNB as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings.  ERB's board also considered that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in DNB's stock price prior to completion of the merger.  The board also considered the structural protections included in the merger agreement such as the ability of ERB to terminate the merger agreement in the event of any change or development affecting DNB which has, or is reasonably likely to have, a material adverse effect on DNB and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger.

The foregoing discussion of the information and factors considered by ERB's board of directors is not exhaustive, but includes all material factors considered by ERB's board.  In view of the wide variety of factors considered by the ERB board of directors in connection with its evaluation of the merger and the complexity of these matters, the ERB board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  ERB's board of directors evaluated the factors described above, including asking questions of ERB's management and ERB's legal and financial advisors. In considering the factors described above, individual members of ERB's board of directors may have given different weights to different factors.  The ERB board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.  See "Opinion of ERB's Financial Advisor" below.  It should also be noted that this explanation of the reasoning of ERB's board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 40.

After evaluating these factors and consulting with ERB's legal counsel and financial advisors, the ERB board of directors determined that the merger agreement was advisable and in the best interests of ERB's shareholders. Accordingly, the ERB board of directors has unanimously adopted the merger agreement and approved the merger. The ERB board of directors unanimously recommends that ERB shareholders vote "FOR" approval and adoption of the merger agreement.

Opinion of ERB's Financial Advisor

Pursuant to an engagement letter dated September 10, 2015, ERB engaged Griffin to serve as its exclusive financial advisor in connection with its consideration of pursuing and entering into a potential business combination.  Griffin is a nationally recognized, Financial Industry Regulatory Authority-licensed investment banking firm which is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  ERB hired Griffin on the basis of Griffin's qualifications and experience in transactions similar to the merger in the bank and thrift industry to provide its opinion as to the fairness, from a financial point of view, of the merger consideration (as defined in the following sentence) to the common equity shareholders of ERB in connection with the proposed merger of DNB and ERB.  Pursuant to the merger agreement, each of the issued and outstanding shares of ERB will be exchanged for the right to receive either 0.6562 of a share of DNB's common stock on a fixed exchange basis or cash of $18.65 per share, subject to adjustments and limitations described in the merger agreement (collectively, the merger consideration).

At a meeting of the ERB board of directors held on April 4, 2016, to evaluate the proposed merger with DNB, Griffin reviewed the financial aspects of the proposed merger and provided its opinion to ERB's board that, as of such date, and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration in connection with the proposed merger was fair, from a financial point of view, to the common equity shareholders of ERB.

The full text of Griffin's written opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference.  ERB's shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin.  Griffin's opinion is subject to the assumptions and conditions contained in its opinion and is necessarily based on economic, market and other conditions as in effect on, and the information made available to Griffin as of, the date of its opinion.  The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Griffin's opinion speaks only as of the date of the opinion.  The opinion is addressed to the ERB board of directors and is limited to the fairness to the common equity shareholders of ERB, from a financial point of view, of the merger consideration to be received in connection with the merger.  Griffin does not express an opinion as to the underlying decision by ERB to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to ERB.

In providing its opinion, Griffin, among other things:

•	reviewed a draft of the merger agreement;

•	reviewed and discussed with ERB its financial information as of and for the twelve months ended December 31, 2015 and December 31, 2014;
•	reviewed and discussed with DNB its financial information as of and for the twelve months ended December 31, 2015 and December 31, 2014;
•
reviewed and discussed with management of ERB and DNB their respective budgeted balance sheet growth and earnings for 2016 and growth trends for assets, loans, deposits, capital and earnings for future periods;

•	analyzed and discussed with ERB and DNB the potential strategic implications and operational benefits of the merger estimated by the managements of ERB and DNB;
•
discussed with the management of ERB and DNB matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy, regulatory status, stock market valuation (as applicable) and related matters as of such dates and for the periods then ended;

•	reviewed and discussed with ERB certain publicly available and other financial information concerning ERB and the economic and regulatory environments in which it operates;
•
held discussions with certain members of the management of ERB and DNB with respect to certain aspects of the merger, including past and current business operations, regulatory relations, financial condition, dividend and capital policies, opportunities within each of their core operating markets, and other matters as deemed appropriate by Griffin;

•
discussed with management of ERB and DNB their respective forecasts and related assumptions for future growth and their respective estimates of cost savings and transaction costs associated with the merger;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving whole bank and thrift acquisitions as deemed relevant by Griffin;
•	compared the financial condition and implied valuation of ERB to the financial condition and valuation of certain institutions deemed relevant by Griffin;
•	evaluated, from publicly available sources and discussions with the management of DNB, the capacity of DNB to complete the merger on a timely basis;
•
evaluated and compared DNB's ownership structure, market structure, stock market performance, ownership concentrations, common stock dividend, and trading history of its common stock (which is being used as part of the merger consideration) to certain institutions deemed relevant by Griffin;

•	performed a pro forma transaction analyses combining projected balance sheet and income statement information for ERB and DNB;
•	performed a discounted cash flow analysis, and
•
performed such other financial studies and analyses and considered such other information, including the tenor and results of the process conducted by Griffin among potential acquirers for ERB, as deemed appropriate for the purpose of its opinion.

Griffin's opinion has been approved by its fairness opinion committee in conformity with its policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority.  In conducting its review and providing its opinion, Griffin assumed and relied upon the accuracy and completeness of all information furnished to, discussed with, or reviewed by, it or otherwise publicly available.  Griffin did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification or accuracy.  Griffin did not review individual loan files or deposit information of ERB or DNB, nor did Griffin conduct nor was Griffin provided with any valuation or appraisal of any assets, deposits or other liabilities of ERB or DNB.  Griffin is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, Griffin assumed that such allowances for losses are adequate.  In relying on financial analyses provided to or discussed with Griffin by ERB or DNB or derived therefrom, Griffin assumed that such analyses and projections have been reasonably prepared based on assumptions reflecting the best currently available information and judgments by management.  Griffin expresses no view as to such analyses, forecasts, estimates, or the assumptions on which they were based.  Griffin's review of DNB and its ability to complete the merger was limited to publicly available information, certain management information and discussions with the management of DNB regarding the past and current business operations, financial condition and future prospects of DNB.  Griffin is not a legal, regulatory, or tax expert and has relied on the assessments made by advisors to ERB with respect to such issues.

For purposes of providing its opinion, Griffin assumed that, in all respects material to its analysis:

•	the representations and warranties of each party in the merger agreement are true and correct;
•
each party to the merger agreement will perform all of the covenants and agreements required to be performed by such party under such agreement in a manner that will not give DNB the ability to terminate the merger agreement or decline to close under the merger agreement;

•
all conditions to the completion of the merger, including required approvals by federal and state banking regulators and by the shareholders of ERB and DNB, will be satisfied in a manner that will not give DNB the ability to terminate the merger agreement or decline to close under the merger agreement;

•
all material governmental, regulatory, stockholder and any other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect to ERB or DNB or to the contemplated benefits of the merger; and

•	the merger will be completed substantially in accordance with the terms set forth in the draft merger agreement provided to Griffin.

Griffin's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion.  Subsequent developments may affect Griffin's opinion, and Griffin does not have any obligation to update, revise, confirm or reaffirm its opinion.  Griffin's opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of ERB with regards to the merger consideration to be received by the common equity shareholders of ERB in the merger as of the date of the opinion.  Griffin expressed no opinion as to the fairness of the merger as of any subsequent date or to creditors or other stakeholders of ERB or as to the underlying decision by ERB to engage in the merger, the relative merits of the merger compared to other merger transactions available to ERB, or the relative merits of the merger compared to other strategic alternatives that may be available to ERB.  Griffin did not, and was not asked to, contact any other interested parties other than those specifically discussed with the ERB board of directors.  Furthermore, Griffin did not take into account, and expresses no opinion with respect to, the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of ERB or DNB paid or payable by reason or as a result of the merger.

The forecasts, projections and estimates of ERB and DNB prepared and provided to Griffin by the management of ERB and DNB, respectively, were not prepared with the expectation of public disclosure.  All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates.  Griffin assumed, based on discussions with the management of ERB and DNB, respectively, and at the direction of and with the consent of the ERB board of directors, that all such forecasts, projections and estimates referred to above provided a reasonable basis upon which Griffin could form its opinion and Griffin expressed no view as to any such information or the assumptions or bases therefor.  Griffin relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

The preparation of the fairness opinion is a comprehensive and complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  In accordance with customary investment banking practice, Griffin employed generally accepted valuation methods in reaching its opinion.  Estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.  Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.  The following is a summary of the material financial analyses undertaken by Griffin and presented by Griffin to the ERB board of directors in connection with rendering Griffin's opinion.  The following summary, however, does not purport to be a complete description of the financial analyses performed by Griffin or the presentation made by Griffin to the board of directors.  In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized within include information presented in tabular format.  Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.  The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal for Purposes of the Fairness Opinion

Pursuant to the merger agreement by and between ERB and DNB, at the effective time of the merger, each issued and outstanding share of ERB's common stock, other than shares held in treasury or owned by DNB and its affiliates, will be exchanged for the right to receive either 0.6562 of a share of DNB's common stock or $18.65 in cash, subject to adjustments and limitations described in the merger agreement.  The total amount of the cash component of the merger consideration will amount to approximately $6.7 million.  Options to purchase shares of ERB's common stock will be cancelled in exchange for a cash payment at closing, less any taxes required to be withheld therefrom, equal to the product obtained by multiplying (1) the number of shares of ERB's common stock underlying such person's option by (2) $18.65 less the exercise price per share under such option.  In the event that the product obtained by the prior sentence is zero or a negative number, then such option will be cancelled for no consideration.  Shareholders of ERB are expected to own 32.5% of DNB's issued and outstanding common stock following completion of the merger.  The merger consideration was valued by Griffin as $47.1 million in the aggregate, representing 154.9% of ERB's tangible common equity at December 31, 2015 and 21.3 times ERB's earnings for the twelve-month period ended December 31, 2015.  At the effective time of the merger, ERB will merge with and into DNB First and shares of ERB's common stock held in treasury or owned by DNB and its affiliates will be cancelled.

Financial Impact Analysis

Griffin performed pro forma transaction analyses that combined projected balance sheet and projected income statement information for ERB and DNB. Growth, earnings estimates and other assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses) were provided by ERB and DNB, respectively.  The analyses indicated that the merger is expected to be dilutive to DNB's projected tangible book value per common share and accretive to DNB's projected earnings per common share, and that DNB is expected to maintain well-capitalized capital ratios but each of DNB's tangible common equity to tangible assets ratio, leverage ratio, Tier 1 common equity ratio, Tier 1 risk-based capital ratio and total risk based capital ratio as of December 31, 2015 could be lower at the closing of the merger.  Actual results are likely to be different from the assumptions used and the projected results, and these differences may be material.

Acquirer Market Price and Selected Companies Analysis

Using publicly available information, Griffin reviewed the market price and structure of DNB. Shares of DNB's common stock are listed on The NASDAQ Capital Market. Griffin identified the following information as of April 1, 2016 with respect to shares of DNB common stock.

52-week high (December 21, 2015)	$30.00
52-week low (April 10, 2015)	$24.58
Average daily trading volume during last 52 weeks	5,573
Price/Last Trailing Twelve Months ("LTM") Earnings per Share ("EPS") (x)	16.5
Price/Book Value (%)	150.1
Price/Tangible Book Value ("TBV") (%)	150.3
Dividend Yield (%)	0.95

Using publicly available information, Griffin compared the financial performance and condition of DNB to publicly traded banks, thrifts and bank holding companies with between $500 million and $1.0 billion in total assets, return on average assets ("ROAA") between 0.60% and 1.10%, tangible common equity to tangible assets ("TCE/TA") less than 10%, non-performing assets ("NPAs") as a percentage of total assets less than 2%, average daily trading volume of at least 1,000 shares during the last three months, and with institutional ownership greater than 5%.  Griffin reviewed banks, thrifts and bank holding companies nationwide.  Companies included in this group were:

1st Constitution Bancorp	First Community Corporation	Oak Valley Bancorp
Avidbank Holdings, Inc.	First Savings Financial Group, Inc.	Two River Bancorp
CB Financial Services, Inc.	Mackinac Financial Corporation	Union Bankshares, Inc.
Cortland Bancorp

To perform this analysis, Griffin used financial information as of December 31, 2015 or the most recently available quarter, and market price information as of April 1, 2016, as reported by SNL Financial.  Griffin's analysis showed the following concerning DNB's and its peers' financial condition, risk profile, valuation and liquidity:

		National Peers
	DNB	Average	Median

Branches/Offices	12	15	17
Total Assets ($000)	748,818	774,976	788,038
Loan Growth during 2015 (%)	5.74	8.27	7.41
NPAs/Total Assets (%)	1.02	1.24	1.32
ROAA (%)	0.69	0.84	0.77
Return on Average Equity ("ROAE") (%)	8.72	8.45	7.57
Net Interest Margin (%)	3.16	3.89	3.82
Efficiency Ratio (%)	68.51	66.48	67.89
Non-Interest Income/Operating Revenue (%)	18.10	16.89	16.92
TCE/TA (%)	7.40	8.98	9.05
Average Daily Trading Volume (3 months)	5,196	4,397	2,933
Institutional Ownership (%)	28.1	16.8	11.8
Price/Tangible Book (%)	150.3	123.6	109.6
Price/LTM EPS (x)	16.5	13.7	13.8
Dividend Yield (%)	0.95	2.72	2.38

No company used as a comparison in the above analysis is identical to DNB.  Accordingly, an analysis of these results is not purely mathematical.  Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

ERB Selected Companies Analysis

Using publicly available information, Griffin compared the financial performance and condition of ERB to publicly traded banks, thrifts and bank holding companies with between $200 million and $500 million in total assets, ROAA between 0.60% and 1.0%, NPAs and loans greater than ninety day past due and still accruing ("90+ PD") as a percentage of total assets less than 1.5%, and average daily trading volume of at least 500 shares during the last three months.  Griffin reviewed banks, thrifts and bank holding companies headquartered nationwide.  Companies included in this group were:

1st Colonial Bancorp, Inc.	Bank of Napa, N.A.	Poage Bankshares, Inc.
Americas United Bank	Communities First Financial Corporation	United American Bank
Aquesta Financial Holdings, Inc.		Greater Hudson Bank

To perform this analysis, Griffin used financial information as of December 31, 2015 or the most recently available quarter, and market price information as of April 1, 2016, as reported by SNL Financial.  Griffin's analysis showed the following concerning ERB's and its peers' financial condition, risk profile, valuation and liquidity:

			National Peers
	ERB		Average	Median

Branches/Offices	3		4	4
Total Assets ($000)	310,742		328,488	294,457
Loan Growth during 2015 (%)	12.56		22.04	16.12
NPAs & 90+ PD/Total Assets (%)	0.45		0.80	0.75
ROAA (%)	0.76		0.80	0.80
ROAE (%)	7.73		7.98	8.05
Net Interest Margin (%)	3.79		3.53	3.50
Efficiency Ratio (%)	67.27		73.60	72.82
Non-Interest Income/Operating Revenue (%)	4.46		12.34	9.85
TCE/TA (%)	9.78		9.63	9.69
Average Daily Trading Volume (3 months)	N/	A	1,281	1,286
Institutional Ownership (%)	N/	A	9.3	3.2
Price/Tangible Book (%)	N/	A	102.8	97.3
Price/LTM EPS (x)	N/	A	12.9	14.3

No company used as a comparison in the above analysis is identical to ERB.  In addition, Griffin presumed that the trading valuations for peers did not include any change in control premium.  Accordingly, an analysis of these results is not purely mathematical.  Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Selected Transactions Analysis

Griffin reviewed publicly available information as reported by SNL Financial related to acquisitions announced since January 1, 2014 of banks, thrifts and bank holding companies headquartered in Delaware, Maryland, New Jersey, New York, and Pennsylvania (collectively, the "Mid-Atlantic") with between $200 million and $500 million in total assets.

Mid-Atlantic Selected Transactions

Acquirer	Acquiree
Lakeland Bancorp	Harmony Bank
Bay Bancorp, Inc.	Hopkins Bancorp Inc.
Revere Bank	BlueRidge Bank
Northfield Bancorp Inc.	Hopewell Valley Community Bank
Lakeland Bancorp	Pascack Bancorp Inc.
Citizens Financial Services	First National Bank of Frederick
Howard Bancorp Inc.	Patapsco Bancorp Inc.
WSFS Financial Corp.	Alliance Bancorp of Pennsylvania
Cathay General Bancorp	Asia Bancshares Inc.
Putnam County SB	CMS Bancorp Inc.
Univest Corp. of Pennsylvania	Valley Green Bank
CB Financial Services Inc.	FedFirst Financial Corp.
F.N.B. Corp.	OBA Financial Services Inc.
Salisbury Bancorp Inc.	Riverside Bank

Griffin also reviewed publicly available information as reported by SNL Financial related to acquisitions announced since January 1, 2015 of banks, thrifts and bank holding companies nationwide with between $250 million and $500 million in total assets, LTM ROAA between 0.50% and 1.10% and NPAs as a percentage of total assets less than 2.0%.

Nationwide Selected Transactions

Acquirer	Acquiree
Lakeland Bancorp	Harmony Bank
Seacoast Banking Corp. of Florida	Floridian Financial Group Inc.
Renasant Corp.	Key Worth Bank
CVS Financial Corp.	County Commerce Bank
Glacier Bancorp Inc.	Cañon Bank Corp.
National Commerce Corp.	Reunion Bank of Florida
Home Bancorp Inc.	Louisiana Bancorp Inc.
Southwest Bancorp Inc.	First Commercial Bancshares Inc.
River Financial Corp.	Keystone Bancshares Inc.
First Financial Bankshares	FBC Bancshares Inc.
United Community Banks Inc.	MoneyTree Corp.
Cathay General Bancorp	Asia Bancshares Inc.

For each transaction referred to above, Griffin derived and compared, among other things, the following implied ratios:

1.
Aggregate price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

2.
Aggregate price per common share paid for the acquired company to tangible common equity of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

3.
Aggregate price per common share paid for the acquired company to tangible common equity of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition and assuming capital in excess of 8% tangible common equity as of such date is acquired on a dollar-for-dollar basis (using a distribution method whereby both the numerator and denominator of the targeted tangible common equity ratio are adjusted for excess capital).

The results of the Selected Transactions Analysis are set forth in the following table:

		Mid-Atlantic Selected Transactions			National Selected Transactions
	ERB	Average	Median	Average of those with between 0.60% and 1.0% ROAA	Average	Median

Target Financials
Total Assets ($000)	310,742	323,988	307,059	328,782	338,502	317,631
Prior Calendar Year Loan Growth (%)	12.56	7.34	4.03	3.97	21.81	10.70
TCE/TA (%)	9.78	10.77	8.80	12.92	11.11	10.80
NPAs/Total Assets (%)	0.45	1.22	1.22	1.37	0.79	0.61
LTM ROAA (%)	0.76	0.55	0.53	0.71	0.81	0.77
LTM ROAE (%)	7.73	5.17	4.25	5.84	7.52	6.77

Deal Value/Deal Ratios
Deal Value ($ in millions)	47.07	50.63	36.81	54.42	56.13	47.61
Deal Value/LTM Earnings (x)	21.3	25.5	23.1	23.6	21.3	21.6
Deal Value/TCE (%)	154.9	133.8	127.7	120.3	164.3	140.6
Estimated Adjusted Deal Value/8% TCE (%)	167.1	144.9	129.2	132.1	179.1	158.3

No company or transaction used as a comparison in the above analyses is identical to DNB, ERB or the merger.  Accordingly, an analysis of these results is not purely mathematical.  Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present value of estimated free cash flows that ERB could generate on a stand-alone basis.  In performing this analysis, Griffin utilized the following assumptions, among others:

•	earnings assumptions for ERB from management based upon historical trends, assumptions, and inputs from ERB that Griffin considered reasonable;
•	a required capitalization level of 8.0% TCE/TA;
•	earnings in excess of required capital retention are distributed to shareholders;
•
ranges of discount rates based on a normalized risk free interest rate as recommended by Duff & Phelps, the latest published Duff & Phelps U.S. Equity Risk Premium recommendation, and a size premium also published by Duff & Phelps; and

•	a projected terminal value multiple range of 13.0x to 16.0x of forecasted 2021 earnings, based on observed transaction multiples, industry practice, and Griffin's professional judgment.

These calculations resulted in a range of implied valuations between $15.76 per share and $19.97 per share for ERB.  The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates and is not necessarily indicative of the actual value or expected value of DNB.

The summary set forth above is not a complete description of the analyses and procedures performed by Griffin in the course of arriving at its opinion.

ERB retained Griffin as its exclusive financial adviser to its board of directors with respect to any sale, merger, consolidation, exchange offer, private equity investment, tender offer or any similar transaction.  As part of its investment banking business, Griffin is, from time to time, engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, public and private placement of listed and unlisted securities, rights offerings and other forms of valuations for various purposes.  As specialists in the securities of banking companies, Griffin has experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of its business as a broker-dealer, Griffin may, from time to time, purchase securities from, and sell securities to, ERB and DNB.  As a market maker in securities, Griffin may from time to time have a long or short position in, and buy or sell, debt or equity securities of institutions like and possibly including ERB and DNB for Griffin's own account and for the accounts of its customers.  To the extent Griffin held any such positions, it was disclosed to ERB and DNB.

Pursuant to Griffin's engagement letter, ERB agreed to pay Griffin a fee of approximately $630,000 contingent on the completion of the merger.  In addition, ERB has paid Griffin fees of $25,000 upon signing of the engagement letter and $75,000 upon delivering its fairness opinion to its board of directors.

ERB has agreed to reimburse Griffin for reasonable out of pocket expenses incurred in connection with Griffin's engagement and to indemnify and hold harmless its partners, officers, directors, employees, agents and controlling persons from and against all losses, claims, judgments, liabilities, costs, damages and expenses based upon or arising from Griffin's engagement.  During the two years preceding the date of its opinion to ERB, Griffin did not receive compensation for investment banking services from ERB or DNB.

During the two year period prior to April 4, 2016, there have been no material relationships between Griffin or its affiliates and representatives and (i) ERB or its affiliates (other than the services provided by Griffin to ERB in connection with the merger pursuant to the terms of its engagement letter dated September 10, 2015) or (ii) DNB or its affiliates.  Griffin may in the future provide investment banking and financial advisory services to ERB or DNB and receive compensation for such services.

Board of Directors and Management of DNB Following Completion of the Merger

Following completion of the merger, the then-current directors and executive officers of DNB will continue in office. In connection with the closing of the merger, DNB will expand the size of its board by three members, with one additional director position to be added to each of the three classes of DNB's board of directors.  Immediately following the addition of these board seats, DNB's then-current directors will appoint John F. McGill, Jr., Charles A. Murray and Daniel O'Donnell as directors of DNB. Mr. John McGill, who currently serves as chairman of ERB, also will be elected Vice Chairman of the DNB board of directors.  He will be appointed to the class of directors whose terms expire at the 2019 annual meeting of DNB shareholders.  Charles A. Murray and Daniel O'Donnell, who currently serve as directors of ERB, will be appointed to the class of directors whose terms expire at the 2017 and 2018 annual meetings of DNB shareholders, respectively.  Messrs. John McGill, Murray and O'Donnell also will be appointed to the board of directors of DNB First.

Under the terms of the merger agreement, at the end of the initial term of Messrs. John McGill, Murray and O'Donnell, each of them will be re-nominated for at least one additional three-year term, subject to the fiduciary duties of DNB's board of directors and any applicable eligibility requirements set forth in DNB's and DNB First's then-applicable articles of incorporation, articles of association, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard.

In the event Mr. John McGill, Mr. Murray or Mr. O'Donnell is unable to complete his term as a director or elects to not stand for re-election following his initial term, the remaining former directors of ERB then serving on the DNB board of directors will be permitted to nominate a replacement director for consideration by DNB's nominating and corporate governance committee and board of directors.  The nominee must meet the eligibility requirements set forth in DNB's and DNB First's then-applicable articles of incorporation, articles of association, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard, and his or her nomination is subject to the fiduciary duties of DNB's board of directors.

In addition, Christopher P. McGill, who currently serves as president and chief executive officer of ERB, will become DNB's executive vice president and chief business development officer and Jerry L. Cotlov, who currently serves as executive vice president and chief lending officer of ERB, will assume the position of DNB senior vice president and assistant chief commercial lending officer.  Mr. Christopher McGill and Mr. Cotlov have each entered into employment agreements with DNB that will become effective upon closing of the merger.

Trading Markets for DNB and ERB Common Stock

DNB's common stock trades on the NASDAQ Capital Market under the symbol "DNBF." ERB's common stock is not listed on any securities exchange or quoted on any quotation system.  The shares of DNB common stock issuable to holders of ERB common stock in the merger will be listed on NASDAQ.

Regulatory Approvals Required for the Merger

Each of DNB and ERB has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approval from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. DNB and ERB have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

DNB's and ERB's obligations to complete the transactions contemplated by the merger agreement the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the DNB board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of DNB and ERB or materially impair the value of ERB to DNB.

DNB and ERB cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, DNB and ERB cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals.

Neither DNB nor ERB is aware of any material governmental approvals or actions that are required for completion of the transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Antitrust Division of the Department of Justice may challenge the transactions on antitrust grounds. The commencement of an antitrust action would "stay"—that is, suspend—the effectiveness of an approval unless a court were to order specifically otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

Interests of ERB's Directors and Executive Officers in the Merger

In considering the recommendation of ERB's board of directors that shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, you should be aware that ERB's directors and executive officers have financial interests in the merger that are different from, or in addition to, those of ERB's shareholders generally. The independent members of ERB's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that ERB's shareholders approve and adopt the merger agreement and the transactions contemplated thereby. For purposes of all of the ERB agreements and plans described below, the consummation of the transactions contemplated by the merger agreement will constitute a change in control.

Existing Employment and Change of Control Agreements.  ERB entered into employment agreements with Christopher P. McGill, its President and Chief Executive Officer, and Jerry L. Cotlov, its Executive Vice President and Chief Lending Officer, as of December 28, 2005, which were most recently amended and restated as of January 20, 2015, and a change of control severance agreement with Charles T. Field, its Senior Vice President and Chief Financial Officer, as of January 20, 2015.  The employment agreements with Messrs. Christopher McGill and Cotlov provide for lump sum cash severance payments equal to two times the executive's average compensation for the preceding five years and other benefits if the employment of the executive is terminated either before or after a change in control for other than cause, disability, retirement or death or if the executive elects to terminate his employment for "Good Reason" as defined in the agreements, in each case if such termination occurs during the term of the agreement.  The change of control severance agreement with Mr. Field provides for a lump sum cash severance payment equal to one times his average compensation from his date of hire in August 2014 through December 31, 2015 and other benefits if his employment is terminated after a change in control for other than cause, disability, retirement or death or if he elects to terminate his employment for "Good Reason" as defined in the agreement, in each case if such termination occurs during the term of the agreement.  ERB and DNB agreed that ERB will provide lump sum cash payments to the above three executives upon completion of the merger in the following amounts: Mr. Christopher McGill, $565,265; Mr. Cotlov, $430,423; and Mr. Field, $226,938.  These amounts represent full payment of the severance benefits due under the employment and change of control severance agreements with such executives, other than the provision of medical and dental benefits. See "- Golden Parachute Compensation" below.

New Employment Agreements.  In connection with the execution of the merger agreement, DNB First entered into new employment agreements with Messrs. Christopher McGill and Cotlov to be effective upon completion of the merger, provided that the executives continue to remain employed by ERB until completion of the merger.  The employment agreements are for a three-year term for Mr. Christopher McGill and a one-year term for Mr. Cotlov.  Under the new employment agreements, Mr. Christopher McGill will serve as Executive Vice President, Business Development of DNB First at an annual base salary of $220,000 and Mr. Cotlov will serve as Senior Vice President, Assistant Chief Commercial Lending Officer (Philadelphia Region) of DNB First at an annual base salary of $168,000.  Mr. Christopher McGill will participate in DNB First's Executive Incentive Program and be eligible to receive bonuses in accordance with the terms and conditions of such program, with the annual bonus guaranteed to be at least $15,000.  Mr. Cotlov will participate in DNB First's Commercial Lending Incentive Program and be eligible to receive bonuses in accordance with the terms and conditions of such program.  In addition, Messrs. Christopher McGill and Cotlov will each receive a monthly car allowance of $900 and be entitled to participate in all employee related benefit programs which are provided to similarly situated employees of DNB First.

In the event that, prior to the expiration of the term of the new employment agreements, DNB First terminates the employment of Mr. Christopher McGill or Mr. Cotlov for other than cause, death or permanent incapacitation or the executive terminates his employment for "Good Reason" as defined in the agreements, then DNB First shall (1) pay cash severance to the executive equal to the base salary the executive would have earned for the remaining term of the new employment agreement, with such cash severance to be paid over the remaining term of the new employment agreement, and (2) continue to provide the executive and his dependents with medical and dental insurance coverage for the remaining term of the new employment agreement, with the executive paying any employee portion of the premiums that he would have been required to pay if he was still employed, in each case subject to the executive executing a general release of claims against DNB First and its affiliates.

Stock Options to Purchase ERB Common Stock. As of and immediately prior to the effective time of the merger, all stock options to acquire shares of ERB common stock which remain outstanding and which have not yet been exercised shall, whether or not vested, be canceled by ERB in exchange for a cash payment equal to (x) the positive difference, if any, between $18.65 and the corresponding exercise price of the stock option, multiplied by (y) the number of shares of ERB common stock subject to the ERB stock option as of immediately prior to the completion of the merger.

There currently are outstanding stock options to purchase 250,000 shares of ERB common stock at a weighted average exercise price of $10.99 per share, of which options to purchase 190,000 shares are currently vested and exercisable.  All of the vested stock options as of such date are held by ERB's directors and executive officers and have an exercise price of $10.77 per share.  Assuming none of the vested stock options are exercised prior to completion of the merger, the directors and executive officers will receive an aggregate cash payment of $1.5 million with respect to such vested stock options in connection with completion of the merger.

All of the 60,000 unvested stock options have an exercise price of $11.68 per share.  Of the unvested stock options, Mr. Field holds unvested stock options to purchase 10,000 shares of ERB common stock.  All of Mr. Field's unvested stock options are scheduled to vest in the ordinary course on September 22, 2017.  The cash payments upon cancellation of the unvested options would be $69,700 for Mr. Field in connection with completion of the merger.

In the event the value of the stock merger consideration is higher than the $18.65 per share value of the cash merger consideration, holders of vested stock options to purchase shares of ERB common stock could elect to exercise their vested stock options prior to completion of the merger and then elect to receive shares of DNB common stock in the merger in order to increase the value of their vested stock options.  Any such election to receive shares of DNB common stock would be subject to the proration procedures in the merger agreement.

Retention Bonuses and Severance Payments. The merger agreement provides that ERB may pay cash retention bonuses to employees of ERB and its subsidiaries who are selected by Mr. Christopher McGill in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the date of the data processing systems conversion or such other date mutually agreed to by ERB and DNB, provided that the aggregate amount of such retention bonuses shall not exceed $100,000.

In addition, employees of ERB and its subsidiaries whose employment is terminated for other than cause on or after the date of the merger agreement and prior to the one-year anniversary of completion of the merger will be entitled to receive cash severance benefits in an amount equal to two weeks of regular pay for each year of service, subject to a minimum of four weeks and a maximum of 26 weeks and provided that such employees are not a party to an employment, consulting, change in control or severance agreement.

Golden Parachute Compensation.

The following table sets forth the aggregate dollar value of the various elements of compensation that each of the three most highly compensated executive officers of ERB would receive that is based on or otherwise relates to the merger, assuming the following:

•	The merger closed on April 1, 2016, the last practicable date prior to the filing of this joint proxy statement/prospectus; and
•	The projected cost of providing continued medical and dental insurance is based on current premiums, which are assumed to increase by 10% on each renewal date.

Any changes in the above assumptions or estimates would affect the amounts shown in the following table.  Because the executive officers are not entitled to any pension or nonqualified deferred compensation benefit enhancements or any tax reimbursements, the columns with respect to such benefits have been omitted from the following table.

	Cash (1)	Equity(2)	Perquisites/ Benefits(3)	Total (4)
Christopher P. McGill, President and CEO	$565,265	$512,200	$--	$1,077,465
Jerry L. Cotlov, Executive VP and Chief Lending Officer	430,423	394,000	--	824,423
Charles T. Field, Senior VP and Chief Financial Officer	226,938	69,700	22,344	318,982

(1)
The existing employment and change of control severance agreements with Messrs. Christopher McGill, Cotlov and Field provide that if the executive's employment is terminated concurrently with or following completion of the merger (provided that such termination occurs during the term of the agreement), the executive will receive a lump sum cash severance payment equal to the sum of (x) two times (one times for Mr. Field) his average compensation for the five calendar years ending immediately prior to the year in which his employment is terminated (or such shorter period as Mr. Field was employed), and (y) the projected cost of providing certain fringe benefits for the remaining term of the agreement.  Because DNB has agreed that ERB shall provide lump sum cash payments to each of the three executives upon completion of the merger in satisfaction of their rights under their employment and change of control severance agreements (other than the medical and dental benefits to be provided to Mr. Field as described in Note (3) below) even if their employment is not terminated, the cash payments are considered to be a single-trigger arrangement.

(2)
Represents the value of the vested and unvested stock options held by Messrs. Christopher McGill, Cotlov and Field, assuming that none of such options are exercised prior to completion of the merger and that all of such stock options are canceled in connection with the merger in exchange for a cash payment based on the cash merger consideration of $18.65 per share. Because all outstanding stock options will be canceled in exchange for a cash payment in connection with completion of the merger even if the executive's employment is not terminated, the cash payments are considered to be a single-trigger arrangement.  If the value of the stock merger consideration is higher than $18.65 per share, holders of vested stock options to purchase shares of ERB common stock could elect to exercise their vested stock options prior to completion of the merger and then elect to receive shares of DNB common stock in the merger in order to increase the value of their vested stock options. Any such election to receive shares of DNB common stock would be subject to the proration procedures in the merger agreement.

(3)
Represents the projected cost of providing Mr. Field with continued medical and dental insurance benefits for a period of one year following completion of the merger.  The projected cost assumes that Mr. Field's employment is terminated upon completion of the merger and that he does not obtain full-time employment by another employer entitling him to substantially similar insurance benefits prior to the one-year anniversary of the completion of the merger.  The projected cost assumes the insurance premiums increase by 10% on each renewal date, and the amounts have not been discounted to present value.  Because the benefits in this column will only be provided if the executive's employment is terminated, these benefits are considered to be a double-trigger arrangement. No amounts are shown for Messrs. Christopher McGill and Cotlov as they will receive insurance benefits following completion of the merger pursuant to their new employment agreements with DNB First.

(4)
All of the amounts in this column, except for the $23,344 shown in the "Perquisites/Benefits" column for Mr. Field, are attributable to a single-trigger arrangement, as the payment or benefit is not conditioned upon termination of the executive's employment. The amounts in this column exclude the value of other benefits under broad-based employee benefit plans such as ERB's Simple IRA Plan.  Also excludes any pro-rated bonuses that may be paid for services rendered in 2016.  If the payments and benefits under the employment and change of control severance agreements would constitute a parachute payment under Section 280G of the Internal Revenue Code, then each of the employment and change of control severance agreements provide that the payments and benefits shown in the above table will be reduced by the minimum amount necessary to avoid having a parachute payment under Section 280G of the Internal Revenue Code.  Based upon the assumptions made, no reduction in the payments and benefits will be required.

Indemnification and Insurance. DNB and ERB have agreed in the merger agreement that, for a period of six years after the effective time of the merger, and subject to limitations set forth therein, DNB will indemnify, defend and hold harmless each present and former director and officer of ERB or any of its subsidiaries against any losses, claims, damages, costs, expenses (including attorney's fees),  liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or such person's current or former position as a  director or officer of ERB or any of its subsidiaries. DNB has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the current and former directors and officers of ERB to be covered by the directors' and officers' insurance policy maintained by DNB or by a policy of at least the same coverage and containing terms and conditions which are not materially less favorable to its beneficiaries than ERB's policy, provided that DNB shall not be required to expend per year more than 225% of the annual cost currently expended by ERB with respect to such insurance.  If the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the foregoing limit, then DNB shall maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to such limit.

DNB and DNB First Boards of Directors. DNB has agreed in the merger agreement that Mr. John F. McGill, Chairman of the Board of ERB and two other directors of ERB – Charles A. Murray and Daniel O'Donnell – will be appointed to serve on the boards of directors of DNB and DNB First upon completion of the merger. The details of these arrangements are described above under "—Board of Directors and Management of DNB Following Completion of the Merger." The ERB directors who are appointed to such boards or committees will be entitled to receive compensation for such service on the same terms as other directors of DNB and DNB First.

Share Ownership of ERB Directors and Executive Officers.  The directors and executive officers of ERB may be deemed to be the beneficial owners of 733,702 shares of ERB common stock (including 190,000 vested stock options), representing 27.9% of the shares of ERB common stock that would be outstanding assuming the exercise of stock options.  See "Security Ownership of Certain Beneficial Owners and Management of ERB."

Employee Benefit Plans.  DNB has agreed in the merger agreement to take certain actions with respect to certain of ERB's compensation and benefit plans and with respect to employees of ERB and its subsidiaries who become employees of DNB or its subsidiaries.  See "The Merger Agreement – Covenants and Agreements."  These provisions are for the benefit of all employees of ERB and its subsidiaries.

Voting Agreements

In connection with ERB's entry into the merger agreement, ERB's directors and executive officers entered into voting agreements that require, among other things, the directors and executive officers to vote in favor of the approval and adoption of the merger agreement at the ERB special meeting. As of the record date for the ERB special meeting, ERB's directors and executive officers beneficially owned approximately 543,702 shares, representing approximately 22.2%, of the shares entitled to vote at the ERB special meeting.

Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to:

•
be present, in person or by proxy, at all ERB shareholder meetings to vote for approval of the merger so that all shares of common stock of ERB over which the shareholder or a member of the shareholder's immediate family has sole or shared voting power (excluding shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such ERB shareholder meetings;

•
to vote, or cause to be voted, all such shares in favor of approval and adoption of the merger agreement and the transactions contemplated thereby, including any amendments or modifications to the terms of the merger agreement approved by the ERB board of directors;

•	to vote against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving ERB;
•	not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of ERB, to approve or adopt the merger agreement; and

•
not to sell, transfer or otherwise dispose of any common stock of ERB on or prior to the date of the meeting of ERB shareholders to vote on the merger agreement, with certain exceptions for transfers to charities, charitable trusts, or other charitable organizations or for certain estate or tax planning purposes (provided that the transferee agrees in writing to be bound by the terms of the voting agreement), or in connection with the exercise of outstanding stock options in order to pay the exercise price of such stock options or any withholding taxes triggered by such exercise.

In the event of a termination of the merger agreement, the voting agreements will terminate concurrently in accordance with their terms.

The foregoing summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Dissenters' Rights

General.  Pennsylvania banking law provides that ERB shareholders are entitled to object to and dissent from the agreement of merger and demand payment for the otherwise determined fair value of their shares of ERB common stock in accordance with the procedures under Subchpater D of the PBCL.

If you are a shareholder of ERB and you are considering exercising your right to dissent, you should read carefully the provisions of Subchapter D of Chapter 15 of the PBCL, which is attached to this joint proxy statement/prospectus as Annex D. A discussion of the material provisions of the statute follows here. This discussion is qualified in its entirety by reference to the applicable dissenters' rights provisions of Pennsylvania law. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law. You are advised to consult legal counsel if you are considering the exercise of your dissenters' rights. Failure to strictly comply with these procedures may result in the loss of these dissenters' rights.

Before the day of the ERB shareholders meeting, send any written notice or demand required concerning your exercise of dissenters' rights to:

East River Bank
4341 Ridge Avenue
Philadelphia, PA 19129
Attention:  Jerry L. Cotlov, Corporate Secretary

Fair Value.  The term "fair value" means the value of a share of ERB stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent.  If you wish to dissent, you must:

•	file a written notice with ERB of your intention to demand payment of the fair value of your shares if the merger is completed, prior to the vote of shareholders on the merger at the meeting;

•	make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger; and
•
refrain from voting your shares to approve and adopt the merger agreement (a failure to vote against approval and adoption of the merger agreement, however, will not constitute a waiver of dissenters' rights).

Shareholders considering exercising dissenters' rights should recognize that the fair value could be more than, the same as or less than the merger consideration offered by DNB that they would be entitled to receive under the terms of the merger if they do not exercise dissenters' rights with respect to their shares.

Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger do not address, and are not necessarily determinative of, fair value under the PBCL.

Only a record holder of shares of ERB stock is entitled to assert dissenters' rights with respect to the shares registered in such holder's name. A beneficial owner who is not a record holder and who wishes to exercise dissenters' rights may do so only if he or she submits a written consent of the record holder with his or her demand for payment (the demand for payment is described below). Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters' rights.

A record holder, such as a broker or depository nominee, who holds shares as a nominee for others may exercise dissenters' rights with respect to all of the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment (which is described below) must show the name and address of the person or persons on whose behalf the dissenters' rights are being exercised. A beneficial owner may not assert dissenters' rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by him or her are registered in his or her name.

Neither delivery of a proxy nor a vote against approval and adoption of the merger agreement satisfies the necessary written notice of intention to dissent.

Notice to Demand Payment.  If the merger is approved by the required vote of shareholders, ERB will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval and adoption of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc.  You must take each step in the order above and in strict compliance with the statute to maintain your dissenters' rights. If you fail to follow the steps, you will lose your right to dissent and your shares of ERB common stock will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Payment of Fair Value of Shares.  Promptly after the approval of the merger by shareholders of ERB, or upon timely receipt of demand for payment if the merger already has taken place, DNB, as successor to ERB, will send dissenters who have deposited their stock certificates the amount that DNB estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

•
a closing balance sheet and statement of income of ERB for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

•	a statement of DNB's estimate of the fair value of the ERB stock; and
•	a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.
If DNB does not remit the amount of its estimate of the fair value of the shares as provided above, it will return all stock certificates that have been deposited. DNB may make a notation on any such certificate that a demand for payment has been made. If shares with respect to which notation has been so made are transferred, a transferee of such shares will not acquire by such transfer any rights other than those that the original dissenter had after making demand for payment.

Estimate by Dissenter of Fair Value of Shares.  If a dissenter believes that the amount stated or remitted by DNB is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to DNB, which will be deemed a demand for payment of the amount of the deficiency. If DNB remits payment or sends notice to the dissenter of the estimated value of a dissenters' shares and the dissenter does not file his or her own estimate within 30 days after the mailing by DNB of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by DNB.

Valuation Proceeding.  If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	timely receipt by DNB, as ERB's successor of any demands for payment; or
•	timely receipt by DNB, as ERB's successor of any estimates by dissenters of the fair value, then, DNB may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If a shareholder is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest.

Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.

If DNB fails to file the application, then any dissenter may file an application at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters' estimates of fair value and may be higher or lower than the consideration payable to ERB shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid DNB's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

DNB intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then DNB intends to file an application requesting that the fair value of the stock be determined by the court.

Costs and Expenses.  The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against DNB, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against DNB, as ERB's successor, and in favor of any or all dissenting shareholders if ERB failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either DNB, as ERB's successor, or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D.

If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against ERB, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement.  The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the DNB board of directors and the ERB board of directors has adopted and approved the agreement and plan of merger, which provides for DNB's acquisition of ERB and the merger of ERB with and into DNB First. DNB First will be the surviving entity in the merger. Each share of DNB common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of DNB.  Each share of ERB common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below, and shares of ERB common stock owned by shareholders exercising their dissenter's rights) will be converted into shares of DNB common stock or cash, or a combination of shares of DNB common stock and cash, as described below. See "— Consideration to Be Received in the Merger."  Company-Owned Stock means shares of ERB held in treasury by ERB or any shares of ERB held by DNB immediately prior to the effective time of the merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted).  Each share of ERB common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock.  DNB does not own any shares of common stock of ERB.

The DNB First articles of association and bylaws as in effect at the time of the merger will be the articles of association and bylaws of the surviving entity after the completion of the merger.  The merger agreement provides that DNB may change the structure of effecting the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to ERB shareholders, or materially jeopardize or delay obtaining consents or regulatory approvals relating to the merger, satisfaction of a closing condition or otherwise adversely affect ERB or ERB shareholders.

Closing and Effective Time of the Merger

The merger will be completed no later than the twentieth calendar day following the satisfaction or waiver of all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement, or on such other date as may be agreed to in writing by the parties, provided however, that in no event shall the merger be completed prior to July 1, 2016.  See "— Conditions to Complete the Merger."  The merger shall become effective on the date and time specified by a certification of the Office of the Comptroller of the Currency in accordance with the National Bank Act.  It is currently anticipated that the effective time of the merger will occur in early fourth quarter 2016, but we cannot guarantee when or if the merger will be completed.

Consideration to be Received in the Merger

As a result of the merger each ERB shareholder will have the right, with respect to each share of ERB common stock held (excluding Company-Owned Stock and shares of ERB common stock owned by shareholders exercising their dissenter's rights), to elect to receive either 0.6562 shares of DNB common stock or $18.65 in cash.

Under the terms of the merger agreement, 2,085,662 shares of ERB common stock, or approximately 85.3% of the total number of current outstanding ERB shares, (excluding Company-Owned Stock) will be exchanged for shares of DNB common stock at the effective time of the merger, and the remaining outstanding shares of ERB common stock (excluding Company-Owned Stock) will be converted into cash consideration. To the extent necessary to satisfy the provisions of the merger agreement specifying the amounts of these relative types of consideration, certain allocation and proration procedures, described below in "—Proration Procedures," will be used.

The value of the cash consideration is fixed at $18.65. However, the implied value of the stock consideration will fluctuate as the market price of DNB common stock fluctuates before the completion of the merger. At the time of the special meetings of shareholders, DNB and ERB shareholders will not know or be able to calculate the market value of the DNB common stock constituting the shares portion of the merger consideration ERB shareholders may receive upon completion of the merger, and ERB shareholders will not know or be able to calculate that market value at the time they make their elections.  The value of the shares of DNB common stock at the time ERB shareholders received those shares upon completion of the merger may be more or less than the implied value at the time of the DNB and ERB special meetings and at the time and ERB shareholder makes his or her election.  In addition, the value of the shares of DNB common stock at the time ERB shareholders received those shares upon completion of the merger may be more or less than the value of the $18.65 cash consideration.

Between 40 business days and 20 business days prior to the election deadline, DNB will initially make available and mail an election form to ERB shareholders under separate cover. The deadline for electing the type of merger consideration you wish to receive will be the date that is the later of (i) the date of the special meeting of shareholders of ERB and (ii) the date which DNB and ERB agree is five business days before the date that the merger will be completed.  ERB shareholders must return their properly completed and signed election form to the exchange agent prior to the election deadline. If you are an ERB shareholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, you will have no control over the type of consideration you receive and you may receive only cash, only shares of DNB common stock or a mixture of cash and shares of DNB common stock based on what is available after giving effect to the valid elections made by other shareholders pursuant to the proration adjustment described below.

If you are an ERB shareholder, you may specify different elections with respect to different shares held by you. For example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

Cash Election

The merger agreement provides that each ERB shareholder who makes a valid cash election will have the right to receive, in exchange for each share of ERB common stock held by such holder, cash equal to $18.65, without interest, which is referred to as the cash consideration.  Under the terms of the merger agreement, the aggregate cash consideration payable to ERB shareholders will be $6.7 million, which amount is subject to increase in the event that outstanding options to purchase shares of ERB common stock are exercised prior to completion of the merger.  If ERB shareholders, collectively, elect cash consideration in an aggregate amount greater than $6.7 million (or the increased amount, if options to purchase shares of ERB common stock are exercised prior to completion of the merger), the exchange agent will apply the proration procedures described below in "—Proration Procedures," and ERB shareholders who elected only cash consideration will receive a mix of cash consideration and stock consideration.

Stock Election

The merger agreement provides that each ERB shareholder who makes a valid stock election will have the right to receive, in exchange for each share of ERB common stock held, 0.6562 of a share of DNB common stock, which is referred to as the stock consideration. Under the terms of the merger agreement, the aggregate number of shares of ERB common stock to be converted to shares of DNB common stock is limited to 2,085,662 ERB shares.  If ERB shareholders owning more than an aggregate of 2,085,662 shares of ERB common stock, collectively, elect stock consideration, the exchange agent will apply the proration procedures described below in "—Proration Procedures," and ERB shareholders who elected only stock consideration will receive a mix of cash consideration and stock consideration.

No fractional shares of DNB common stock will be issued to any holder of ERB common stock upon completion of the merger. For each fractional share that would otherwise be issued, DNB will pay cash in an amount determined by multiplying (1) the fraction of a share (after taking into account all shares of ERB common stock held by such holder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of DNB common stock to which such holder would otherwise have been entitled to receive, and (2) the quotient obtained by dividing (x) the per share cash consideration by (y) the exchange ratio. For purposes of determining any fractional share interest, all shares of ERB common stock owned by a ERB shareholder shall be combined so as to calculate the maximum number of whole shares of DNB common stock issuable to such ERB shareholder pursuant to the merger agreement. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election Shares

If you are an ERB shareholder and you do not make an election to receive cash or DNB common stock in the merger, or your elections are not received by the exchange agent by the election deadline, or your form of election is not properly completed and/or is not signed, you will be deemed to not have made an election. ERB shareholders not making an election will receive merger consideration depending on, and after giving effect to, the valid elections that have been made by other ERB shareholders.  The proration procedures described below will then be used to determine the form of consideration to be received by ERB shareholders not making an election.  If you do not make an election, you may receive only cash, only shares of DNB common stock or a mixture of cash and shares of DNB common stock.

Proration Procedures

It is unlikely that the elections made by ERB shareholders will be made in the exact proportions of cash consideration and stock consideration provided for in the merger agreement. As a result, the merger agreement included procedures to be followed if ERB shareholders in the aggregate elect to receive more or less cash or shares of DNB common stock than provided for in the merger agreement. These procedures are summarized below.

If Stock Consideration Is Oversubscribed

If ERB shareholders elect to receive, in the aggregate, more shares of DNB common stock than DNB has agreed to issue in the merger pursuant to the terms of the merger agreement, then:

•	all ERB shareholders who have elected to receive cash or who have made no election will receive the cash consideration in exchange for their ERB shares; and

•
all ERB shareholders who elected to receive shares of DNB common stock will receive a pro rata portion of the DNB shies of common stock available for issuance pursuant to terms of the merger agreement plus cash consideration for those shares of ERB common stock that are not exchanged for shares of DNB common stock.

If Stock Consideration Is Undersubscribed

If ERB shareholders elect to receive, in the aggregate, fewer shares of DNB common stock than the number of shares to be issued pursuant to the terms of the merger agreement (as a result of more ERB shareholders electing to receive cash in exchange for their shares of ERB common stock in an aggregate amount greater than the amount DNB has agreed to pay in the merger pursuant to the terms of the merger agreement), then all ERB shareholders who have elected to receive shares of DNB common stock will receive shares of DNB common stock in exchange for their ERB shares and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•
if the number of shares held by ERB shareholders who have made no election, if exchanged for shares of DNB common stock based upon the exchange ratio, is sufficient to make up the shortfall in the number of shares of DNB common stock to be issued pursuant to the terms of the merger agreement, then all ERB shareholders who elected cash consideration will receive cash in exchange for their ERB shares, and those shareholders who made no election will receive a combination of cash and shares of DNB common stock in such proportion as is necessary to make up the shortfall; or

•
if the number of shares held by ERB shareholders who have made no election, if exchanged for shares of DNB common stock based upon the exchange ratio, is insufficient to make up the shortfall in the number of shares of DNB common stock to be issued pursuant to the terms of the merger agreement, then all ERB shareholders who made no election will receive shares of DNB common stock and those ERB shareholders who elected to receive cash consideration will receive a combination of cash and shares of DNB common stock in such proportion as is necessary to make up the shortfall.

Neither DNB nor ERB is making any recommendation as to whether ERB shareholders should elect to receive only shares of DNB common stock, only cash or a combination of both types of consideration. Neither DNB nor ERB is making any recommendation as to whether ERB shareholders should elect to receive a specific ratio of cash or DNB common stock. Each ERB shareholder must make his or her own decision with respect to election to receive DNB common stock, cash or a combination thereof for his or her shares of ERB stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving DNB common stock, each shareholder should carefully read the discussion included below under "Material United States Federal Income Tax Consequences of the Merger" beginning on page 92 and consult his or her personal tax advisor.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of ERB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail to each ERB shareholder who has not submitted an election form, a letter of transmittal with instructions on how to exchange certificates representing shares of ERB common stock for the merger consideration, to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for ERB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. Computershare  will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Withholding

Each of DNB and the exchange agent will be entitled to deduct and withhold from the consideration payable to any ERB shareholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dissenters' Rights

The shares of ERB stock that are held by an ERB shareholder who has perfected his or her right to dissent under applicable law will not be converted into, nor represent a right to receive, the merger consideration.  Instead, such dissenting shareholder will be entitled to the rights granted by the PBCL.  If any dissenting ERB shareholder withdraws or loses his or her rights under the PBCL, the shares of ERB common stock held by such shareholder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Dividends and Distributions

Until ERB common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to DNB common stock into which shares of ERB common stock may have been converted will accrue but will not be paid. DNB will pay to former ERB shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their ERB stock certificates.

Pursuant to the merger agreement, prior to the effective time of the merger, ERB and its subsidiaries may not declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

The merger agreement contains customary representations and warranties of ERB and DNB relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of DNB and ERB has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect on the business of ERB and DNB;

•	ownership of property;

•	insurance coverage;
•	legal proceedings;

•	compliance with applicable law;

•	employee matters, including employee benefit plans;

•	brokers, finders and financial advisors;

•	environmental matters;

•	loan related matters;

•	availability of corporate documents;

•	related party transactions;

•	the vote required to approve the merger;

•	the receipt of the respective financial advisor's fairness opinion;

•	intellectual property;

•	information supplied; and

•	investment securities and commodities.

DNB also has made representations and warranties to ERB regarding its common stock.

ERB has also made representations and warranties to DNB regarding deposits, material contracts, real estate leases, and other certain types of contracts, securities registration obligations, risk management instruments and absence of fiduciary or trust accounts.

The representations and warranties described above and included in the merger agreement were made by DNB and ERB to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by DNB and ERB in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between DNB and ERB rather than to establish matters as facts. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus.

Covenants and Agreements

Each of ERB and DNB has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of DNB and ERB has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, ERB has agreed that, with certain exceptions and except with DNB's prior written consent (which, with certain exceptions, will not be unreasonably withheld, conditioned or delayed), that ERB will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;

•
change the number of authorized or issued shares of its capital stock, issue any shares of ERB common stock, including any shares that are held as treasury stock as of the date of the merger agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the ERB stock benefit plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem, repurchase or otherwise acquire any shares of capital stock, except that  ERB may issue, redeem or repurchase shares of ERB common stock in connection with the valid exercise, in accordance with the information set forth in disclosure schedules of the merger agreement, of presently outstanding ERB options issued under the ERB stock benefit plan;

•	enter into, amend, extend or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•
grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or extend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on the disclosure schedules of the merger agreement, (b) pay increases in the ordinary course of business consistent with past practices to non-executive officers and employees provided such increases shall not exceed 5% (on an annualized basis) with respect to any individual and (c) the payment of bonuses for services performed on or after January 1, 2016 as set forth in the disclosure schedules of the merger agreement, with targets and payments to be pro-rated as set forth in such schedule.  Except as set forth in disclosure schedules of the merger agreement, neither ERB nor any ERB subsidiary shall hire or promote any employee to an officer position or hire any new employee at an annual rate of compensation in excess of $50,000; provided that ERB or an ERB subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

•
enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•
merge or consolidate ERB or any ERB subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ERB or any ERB subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ERB, or any ERB subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any ERB subsidiary of its approval to maintain, or file an application for the relocation of, any existing branch office, or file an application for approval to establish a new branch office;

•
sell or otherwise dispose of any asset of ERB or of any ERB subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank of Pittsburgh or Atlantic Community Bankers Bank, subject any asset of ERB or of any ERB subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant the merger agreement, incur liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

•
voluntarily take any action which would result in any of the representations and warranties of ERB set forth in the merger agreement becoming untrue or in any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law;

•
change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles (without regard to any optional early adoption date), any bank regulator responsible for regulating ERB, or ERB's independent accounting firm;

•	waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which ERB or any ERB subsidiary is a party;

•
purchase any equity securities (other than additional shares of common stock of the Federal Home Loan Bank of Pittsburgh as may be required), or purchase any debt securities other than (a) debt securities issued by US Government Agencies or direct obligations of the US Treasury with final maturities not to exceed 3 years and a par of $1 million per security, and (b) any US government fixed rate mortgage backed security with a weighted average maturity not to exceed 4 years that passes all applicable regulatory stress tests at the time of purchase, not to exceed $2 million in any one security;

•	except as permitted under the merger agreement, issue or sell any equity or debt securities;

•
except for commitments issued prior to the date of the merger agreement which have not yet expired and which have been disclosed on the disclosure schedules of the merger agreement, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) without DNB's prior approval (i) to any borrower or group of affiliated borrowers whose credit exposure with ERB, in the aggregate, exceeds $2,225,000 for a commercial loan; or (ii) to any borrower or group of affiliated borrowers whose credit exposure with ERB, in the aggregate, exceeds $600,000 for a residential or consumer loan with the exception of loans originated that are subject to a commitment to sell pursuant to the Mortgage Partnership Finance program.  In addition, the prior approval of DNB is required with respect to the following: (a) any overdraft to commercial clients in excess of $50,000; (b) any new credit or loan to an existing relationship that is rated "special mention," "substandard," or some lesser classification; and (c) any Small Business Administration loans to one borrower in aggregate amount of $1,000,000 or more.  With respect to any loan that requires DNB prior approval, DNB shall have five (5) business days to act on such request from date the request is submitted by ERB together with all relevant documentation for DNB review, provided that ERB shall first have approved such loan or credit. In the event DNB has not acted within such five (5) business day period, DNB shall be deemed to have consented to the subject loan(s);

•	except as set forth on the disclosure schedules to the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•
enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	borrow any new amounts from the Federal Home Loan Bank of Pittsburgh, other than overnight borrowings or borrowings with bullet maturities of not more than 6 months;

•
except for the execution of the merger agreement, and actions taken or which will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•
make any change in policies in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or generally accepted accounting principles, by a bank regulator;

•	enter into any new line of business;

•
except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;

•
make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the of the merger agreement and other than expenditures necessary to maintain existing assets in good repair;

•	incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in these negative covenants;

•
issue any certificates of deposit with a maturity longer than one year except with respect to existing certificates of deposit which provide for automatic renewal upon maturity to new certificates of deposit with like terms to maturity;

•
undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ERB or ERB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the of the merger agreement;

•
pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings; provided that ERB may charge-off through settlement, compromise or discharge up to 10% of the outstanding principal balance of any loan that is 90+ days contractually past due;

•	institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions and any litigation to enforce its rights under the merger agreement);

•
foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of materials of environmental concern could be reasonably expected, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a materials of environmental concern;

•	purchase or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

•
issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-closing employment, benefit or compensation information) without prior consultation with and without the prior consent of DNB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of DNB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated thereby;

•	amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement;

•	take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; or

•	agree to do any of the foregoing.

Each of DNB and ERB has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.

DNB has further agreed that DNB will:

•
take all reasonable action so that ERB employees continuing after the merger are entitled to participate in the DNB compensation and benefit plans to the same extent as similarly situated employees of DNB, as further detailed in the merger agreement;

•
for determining eligibility and vesting for certain DNB employee benefit plans (and not for benefit accrual purposes except with respect to vacation, leave policies or programs and for calculating severance benefits), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of ERB or any predecessor of ERB;

•	honor the terms of all ERB compensation and benefit plans set forth in the disclosure schedules of the merger agreement;

•
pay severance benefits to any employee of ERB whose employment is terminated within 12 months of the closing of the merger, other than for circumstances constituting cause, upon the effective date of a general release signed by the employee in an amount equal to two (2) weeks of such employee's regular pay for each full year that such employee was employed by ERB, any ERB subsidiary or any successor thereto, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks;

•
in the event of terminating the health plans of ERB, DNB shall make available to continuing employees and their dependents health plans of DNB on the same basis it provides coverage to DNB employees, as further detailed in the merger agreement;

•
establish a retention bonus pool for employees of ERB who are selected by the chief executive officer of ERB in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the date of the data processing systems of conversion or such other date mutually agreed to by ERB and DNB, provided that the aggregate amount of such retention bonuses shall not exceed $100,000;

•
enter into an employment agreement with Christopher P. McGill and Jerry Cotlov in the form set forth in the disclosure schedules of the merger agreement, which agreements shall become effective upon the effective time of the merger;

•
for a period of six years after the merger, to indemnify, defend and hold harmless all current and former officers and directors of ERB against all claims that arise out of the fact that such person is or was a director or officer of ERB or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by ERB under Pennsylvania law and under ERB's articles of incorporation and bylaws;

•	in certain circumstances, make proper provision so that successors and assigns of DNB shall assume the obligations set forth in these covenants;

•
maintain, for six years following the merger, ERB's current directors' and officers' liability insurance policies covering the officers and directors of ERB with respect to matters occurring at or prior to the merger, except that DNB may substitute similar policies, and that DNB is not required spend more than 225% of the annual cost currently expended by ERB in order to obtain this insurance;

•	obtain approval for listing of the shares of its common stock on NASDAQ;

•	reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger; and

•
cause each of DNB and DNB First's board of directors to be increased by three members, effective immediately following the effective time of the merger and make the appointments to the boards of directors as described in "The Merger – Board of Directors and Management of DNB Following Completion of the Merger."

            The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory applications and the holding of the special meetings of DNB shareholders and ERB shareholders, respectively, access to information of ERB and public announcements with respect to the transactions contemplated by the merger agreement. ERB and DNB have also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Shareholder Meetings

Each of DNB and ERB has agreed to hold a meeting of its respective shareholders as soon as is promptly practicable after the SEC had declared effective the merger registration statement, of which this joint proxy statement/prospectus is a part.  DNB's board of directors has agreed to recommend that its shareholders vote in favor of the issuance of shares of DNB common stock in connection with the merger, and ERB's board of directors has agreed to recommend that its shareholders vote in favor of the approval and adoption of the merger agreement.

Agreement Not to Solicit Other Offers

ERB has agreed that it, its subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents will not, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, as defined in the merger agreement; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than DNB) any information or data with respect to ERB or any of its subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ERB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by ERB or any ERB representative, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of ERB or otherwise, shall be deemed to be a breach of the merger agreement by ERB.  The merger agreement required ERB and its subsidiaries to, and cause each of ERB representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential Acquisition Proposal.

In the merger agreement:

"Acquisition Proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal from DNB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

"Acquisition Transaction" means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving ERB or any of its subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of ERB or any of its subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of ERB and its subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of ERB or any of its subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of ERB or any of its subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

ERB may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited Acquisition Proposal if, and only if:

•	ERB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of the merger agreement;

•
the board of directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal;

•	ERB has provided DNB with at least two (2) business days prior notice that the Acquisition Proposal constitutes a Superior Proposal;

•
prior to furnishing or affording access to any information or data with respect to ERB or any of its subsidiaries or otherwise relating to an Acquisition Proposal, ERB receives from such person a confidentiality agreement with terms no less favorable to ERB than those contained in the confidentiality agreements between ERB and DNB; and

•
the board of directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.

ERB has also agreed to promptly provide to DNB any non-public information about ERB that it provides to the third party making the proposal, to the extent such information was not previously provided to DNB.

In the merger agreement:

"Superior Proposal" shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an Acquisition Transaction on terms that the board of directors of ERB reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of ERB common stock or all, or substantially all, of the assets of ERB and its subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of ERB common stock that is more favorable than the merger consideration to be paid to ERB's shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction beyond the identity of such person making such proposal or other factors and risks in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to ERB than the merger and the transactions contemplated by the merger agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, ERB has agreed that it will not:

•	withdraw, qualify or modify in a manner adverse to DNB, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below;

•	approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal other than with respect to the DNB merger; or

•
enter into (or cause ERB or any of the ERB subsidiaries to enter into) any letter of intent or other agreement relating to an Acquisition Proposal other than with respect to the DNB merger or requiring ERB to fail to consummate the merger.

Up until the time of the ERB shareholder meeting, however, ERB may withdraw, qualify or modify its recommendation to ERB shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another Acquisition Proposal if, but only if:

•
the ERB board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be inconsistent with the board's fiduciary duties to ERB's shareholders under applicable law;

•	it has provided at least three business days' notice to DNB that a bona fide unsolicited proposal constitutes a Superior Proposal; and

•
after taking into account any adjusted, modified or amended terms as may have been committed to by DNB in writing, the ERB board of directors has again in good faith determined that the other Acquisition Proposal constitutes a Superior Proposal.

Expenses and Fees

In general, each of DNB and ERB will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including the costs of printing and mailing the joint proxy statement/prospectus for their respective special meetings.

Indemnification and Insurance

The merger agreement requires DNB to indemnify ERB's and its subsidiaries' current and former directors, officers, employees and agents to the fullest extent as would have been permitted under applicable law and the ERB articles of incorporation or the ERB bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of ERB or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director or officer of ERB or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), DNB will defend against and respond thereto.

DNB has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that DNB provide advancement of expenses to, all past and present officers, directors and employees of ERB and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by Pennsylvania Banking Code of 1965 and ERB's articles of incorporation and bylaws.

The merger agreement provides that DNB will maintain for a period of six years after completion of the merger ERB's current directors' and officers' liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that DNB is not required to incur an annual premium expense greater than 225% of ERB's current annual directors' and officers' liability insurance premium.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:

•	the approval and adoption of the merger agreement by ERB's shareholders;

•	the approval and adoption of the issuance of shares of DNB common stock in connection with the merger by DNB's shareholders;

•
the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•
the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on DNB or ERB, and the expiration of all related waiting periods required to complete the merger;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the DNB common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the approval for listing on NASDAQ of the shares of DNB common stock issuable in the merger; and

•	the receipt by each of DNB and ERB of a legal opinion with respect to certain United States federal income tax consequences of the merger.

Each of DNB's and ERB's obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•
the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

•	performance of all obligations in all material respects;

•	obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger;

•
holders of no more than fifteen percent (15%) of the issued and outstanding shares of ERB shall have exercised their statutory appraisal or dissenters' right pursuant to the merger agreement prior to the merger; and

•	DNB having delivered the merger consideration to the exchange agent.

            We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•
if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by November 30, 2016, unless the failure to complete the merger by that date was due to the terminating party's action or inaction;

•
if the shareholders of ERB fail to adopt the merger agreement or the shareholders of DNB fail to approve the issuance of the shares of DNB common stock in connection with the merger at their respective special meetings;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

•
if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable).

In addition, DNB's board of directors may terminate the merger agreement if the ERB board of directors receives a Superior Proposal and enters into a letter of intent, agreement in principle or an Acquisition Agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to DNB, or has otherwise made a determination to accept such proposal.

Further, ERB's board of directors may terminate the merger agreement if ERB has received a Superior Proposal and has made a determination to accept such proposal.

ERB may also terminate the merger agreement at any time during the three-day period following the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the Nasdaq Stock Market, the trading day immediately preceding such calendar day (the "Determination Date"), if ERB's board determines that each of the following have occurred:

•
the average of the daily closing sale prices of a share of DNB common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date (the "Average Closing Price") is less than 80% of the closing sale price of DNB common stock on the last trading date before the date of the merger agreement; and

•	the decrease in the price of DNB common stock is 20% greater than the decrease in the NASDAQ Bank Index during the same period.

However, if ERB chooses to exercise this termination right, DNB has the option, within five business days of receipt of notice from ERB, to adjust the merger consideration and prevent termination under this provision.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of DNB or ERB, except that both DNB and ERB will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

ERB will pay DNB a termination fee of $1,390,000 and reimburse DNB for all of DNB's fees and expenses incurred in connection with the merger, including attorney, accountant and financial advisor fees, in the event that the merger agreement is terminated:

•
by DNB because ERB has received a Superior Proposal and ERB entered into an acquisition agreement with respect to the Superior Proposal, terminated the merger agreement, or withdrew the ERB recommendation to its shareholders, failed to make the ERB recommendation or modified or qualified the ERB recommendation in a manner adverse to DNB;

•	by ERB because ERB received and made a determination to accept a Superior Proposal; or

•
where ERB enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving ERB within twelve (12) months after the occurrence of any of the following: (a) the termination of the merger agreement by DNB pursuant to a willful material breach of a representation, warranty, covenant or other agreement by ERB, or (b) the failure of the shareholders of ERB to approve the merger agreement after the public disclosure or public awareness of an Acquisition Proposal.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between ERB and DNB executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval by the shareholders of ERB and DNB, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to ERB shareholders.

ACCOUNTING TREATMENT

The merger will be accounted for as a "business combination," as that term is used under GAAP, for accounting and financial reporting purposes, with DNB treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of ERB as of the effective time of the merger will be recorded at their respective fair values and added to those of DNB. Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. Consolidated financial statements of DNB issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of ERB.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes generally the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of ERB common stock who exchange shares of ERB stock for the merger consideration. This discussion is based upon current provisions of the Internal Revenue Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published positions of the Internal Revenue Service ("IRS"), all as in effect as of the date of this document, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of ERB stock in light of their particular facts and circumstances. This discussion addresses only U.S. holders of ERB stock that hold their ERB stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not address any tax consequences of the merger under state, local or non-U.S. laws, or any federal laws other than those pertaining to income tax. This discussion does not address considerations that may be relevant to particular holders of ERB stock in light of their individual circumstances or to holders ERB stock that are subject to special rules, including, without limitation, holders that are:

•	non-U.S. holders;

•	banks and other financial institutions;

•	subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein;

•	retirement plans;

•	individual retirement accounts or other tax-deferred accounts;

•	holders who are liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold ERB stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or former long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	holders that exercise dissenters' rights; and

•	holders who acquired their shares of ERB stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ERB stock, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of ERB stock should consult their own tax advisors about the tax consequences of the merger to them.

ALL HOLDERS OF ERB STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of ERB stock that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate that is subject to U.S. federal income taxation on its income regardless of its source.

Treatment of the Merger as a "Reorganization"

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Stradley Ronon Stevens & Young, LLP, tax counsel to DNB, has rendered its tax opinion to DNB and Silver, Freedman, Taff & Tiernan LLP, tax counsel to ERB, has rendered its tax opinion to ERB addressing the U.S. federal income tax consequences of the merger as described below. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of DNB and ERB, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

The obligations of DNB and ERB to complete the merger are conditioned on, among other things, the receipt by DNB and ERB of opinions from Stradley Ronon Stevens & Young, LLP and Silver, Freedman, Taff & Tiernan LLP, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based upon representation letters provided by DNB and ERB and upon customary factual assumptions, as well as certain covenants and undertakings of DNB and ERB. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither DNB nor ERB has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.

The closing opinions of Stradley Ronon Stevens & Young, LLP and Silver, Freedman, Taff & Tiernan LLP will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on certain factual representations contained in officers' certificates of DNB and ERB and DNB First. Stradley Ronon Stevens & Young, LLP and Silver, Freedman, Taff & Tiernan LLP will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the merger, or any such representation or assumption is incorrect, then Stradley Ronon Stevens & Young, LLP and Silver, Freedman, Taff & Tiernan LLP may be unable to render the opinions upon which the closing is conditioned.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of DNB or ERB. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

The remainder of this discussion assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, in which case neither DNB nor ERB will recognize any gain or loss as a result of the merger.

 Holders of ERB Stock who Receive Solely DNB Stock

A holder of ERB stock who exchanges all of such holder's shares of ERB stock solely for shares of DNB stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to any cash received in lieu of a fractional share of DNB stock. The aggregate tax basis of the shares of DNB stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis in the ERB stock surrendered. The holding period of the DNB stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the ERB stock surrendered.

Holders of ERB Stock who Receive Solely Cash

A holder of ERB stock who exchanges all of such holder's shares of ERB stock solely for cash in the merger generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of ERB stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the holder's holding period for the shares of ERB stock surrendered exceeds one year. For non-corporate U.S. holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations. As discussed below, in some cases, if a holder actually or constructively owns DNB stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such holder may have dividend income up to the amount of the cash received. In such cases, holders that are corporations should consult their tax advisors regarding the potential applicability of the "extraordinary dividend" provisions of the Internal Revenue Code.

Holders of ERB Stock who Receive a Combination of Shares of DNB Stock and Cash

A holder who receives a combination of shares of DNB stock and cash (other than cash received in lieu of a fractional share of DNB stock) in exchange for shares of ERB stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the DNB stock and cash received by a holder of ERB stock exceeds such holder's adjusted tax basis in its ERB stock surrendered and (ii) the amount of cash received by such holder of ERB stock (in each case excluding any cash received in lieu of a fractional share of DNB stock, which will be treated as discussed below).

The aggregate tax basis of the shares of DNB stock received by a holder of ERB stock in the merger (including any fractional share of DNB stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the ERB stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of DNB stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in DNB stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under "—Potential Recharacterization of Gain as a Dividend").

The holding period of the shares of DNB stock received in exchange for shares of ERB stock (including any fractional share of DNB stock deemed received and exchanged for cash, as described below) will include the holding period of the ERB stock for which it is exchanged.

If a holder of ERB stock acquired different blocks of ERB stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of ERB stock, and such holder's tax basis and holding period in its shares of DNB stock may be determined with reference to each block of ERB stock. Holders should consult their own tax advisors with regard to identifying the tax bases or holding periods of the particular shares of DNB stock received in the merger.

Potential Recharacterization of Gain as a Dividend

Any gain recognized by a U.S. holder of ERB stock in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held its shares of ERB stock surrendered for more than one year as of the date of the exchange. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. However, in some cases, if a holder actually or constructively owns DNB stock other than DNB stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. While gain recognized as a result of the merger generally will be taxed at the same rates whether it is treated as long-term capital gain or recharacterized as dividend income under these rules, the rules for computing such gain and the basis in the DNB stock received in the merger may vary from the rules as described above under "—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders." Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of ERB stock, including the application of certain constructive ownership rules, holders of ERB stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Receipt of Cash in Lieu of a Fractional Share of DNB Stock

A U.S. holder of ERB stock who receives cash in lieu of a fractional share of DNB stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by DNB. As a result, such U.S. holder of ERB stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the U.S. holder's holding period for the relevant share is greater than one year. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

A holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her "net investment income" for the relevant taxable year; or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual.  Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Information Reporting and Backup Withholding

Payments of cash, including cash received in lieu of a fractional share of DNB stock, to a U.S. holder of ERB stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of ERB stock who receives DNB stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of ERB stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives DNB stock in the merger will be required to file a statement with such U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the ERB stock exchanged pursuant to the merger, and the holder's adjusted tax basis, determined immediately before the exchange, in its ERB stock. A "significant holder" is a holder of ERB stock who, immediately before the merger, owned at least 1% of the outstanding stock of ERB or securities of ERB with a basis for federal income taxes of at least $1.0 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

DIRECTORS AND OFFICERS OF DNB AND RELATED MATTERS

Directors and Executive Officers of DNB

Board of Directors

DNB's board of directors currently consists of eight members. The directors are divided into three classes, with each class serving on the board of directors for a staggered three-year term.

Set forth below is certain information as of June 3, 2016 concerning DNB's directors.  All individuals listed are directors of the DNB and DNB First. None of the following persons is or has at any time in the past five years been, a director or a person nominated or chosen to become a director of any registered investment company or other SEC registrant.

Term Expiring 2017

Gerard F. Griesser, age 67, has been a director since October 2009. He currently serves on the DNB Board Loan and Wealth Management Committees. He is currently President of Fox & Roach/Trident, a Berkshire Hathaway HomeServices company. From 1985 until the sale to Berkshire Hathaway in July 2013, he was one of three owners of Prudential Fox & Roach Realtors, the Trident Group and ETC, Inc. Mr. Griesser served as the Chairman of the Washington, DC-based Real Estate Settlement Providers Council (RESPRO) from 2003 to 2004 and was on the Board of Directors for Willow Financial Bancorp, Inc. from 2007 to 2009 and Chester Valley Bancorp, Inc. from 1987 to 2007. Mr. Griesser has previously served as the President of Fox Roach Charities, the charitable arm of Fox & Roach/Trident. Mr. Griesser graduated in 1971 from Villanova University with a BA and from Drexel University in 1975 with an MBA. As a result of these and other professional experiences, the Nominating & Corporate Governance Committee believes that Mr. Griesser's qualifications to serve on the DNB board of directors includes his considerable knowledge and experience acquired while managing one of the country's largest integrated real estate brokerage company, personal lines insurance agency, title insurance agency and mortgage banking company. In addition, the Nominating & Corporate Governance Committee believes his business acumen acquired during his 14 years of commercial banking experience as well as his service on other publicly traded companies' boards, strengthens the board of director's collective qualifications, skills and experience.

William J. Hieb, age 59, currently serves as President and Chief Executive Officer of DNB and DNB First.  He was appointed as interim Chief Executive Officer in January 2016, and his appointment became permanent in April 2016. He has been a director of DNB since 2005 and a director of DNB First since 2004. Mr. Hieb served as President and Chief Risk & Credit Officer of DNB and DNB First from April 2011 to January 2016. Prior to that, Mr. Hieb served as President and Chief Operating Officer of DNB and DNB First from January 2005 to April 2011. Mr. Hieb presently serves on the Wealth Management and DNB Board Loan Committees. He was employed at First Union National Bank and predecessor banks from 1978 to 2002, and served as a Senior Vice President of First Union National Bank and as Managing Director of First Union Securities in Philadelphia. Mr. Hieb served as a Board Member of the Chester County Economic Development Council from 2008 to 2013, the Chester County Chamber of Business and Industry Foundation from 2007 to 2011, the Downingtown Area School District Education Foundation from 2009-2015, the Business Leadership Organized for Catholic Schools since 2012, the Pennsylvania Bankers Association from 2009 to 2013 and the Chester County Historical Society since 2010. Mr. Hieb served as Treasurer, Board Member, and a member of the Executive Committee of The Housing Partnership of Chester County from 2005 to 2012. He is a graduate of The Pennsylvania State University with a degree in Finance. He also holds Series 7, 24 and 63 securities licenses. As a result of these and other professional experiences, the Nominating & Corporate Governance Committee believes that Mr. Hieb's qualifications to serve on the DNB board of directors include his considerable knowledge and experience acquired during his 38 years in commercial banking involving lending, credit administration and wealth management. In addition, the Nominating & Corporate Governance Committee believes his background supervising DNB's risk management function and operations during the last twelve years, strengthens the DNB board of directors' collective qualifications, skills and experience.

James H. Thornton, age 71, currently serves as Chairman of the board of directors. He was appointed as interim Chairman in January 2016, and his appointment became permanent in April 2016.  Mr. Thornton has been a director since 1995. He is presently Chairman of the Audit Committee and the Executive Committee and serves on the Benefits & Compensation Committee. Mr. Thornton is the President of Thornton Consulting, a hospital and healthcare consulting firm, which he established in February 2009. From December 2006 to December 2008, Mr. Thornton was the CEO of John Dempsey Hospital of the University of Connecticut Health Center (UCHC) and was the Interim Chief Operating Officer of the Connecticut Children's Medical Center from December 2005 to December 2006. From July 1994 to December 2000, Mr. Thornton was the Chief Executive Officer of Brandywine Health System. He graduated from Villanova University in 1967 with a BS in Economics and Accounting. As a result of these and other professional experiences, the Nominating & Corporate Governance Committee believes that Mr. Thornton's qualifications to serve on the DNB board of directors include his considerable knowledge and executive experience acquired while managing two regional hospitals with complex operational and financial requirements. In addition, the Nominating & Corporate Governance Committee believes his background in finance and accounting strengthens the DNB board of directors' collective qualifications, skills and experience.

Term Expiring 2018

James R. Biery, age 67, has been a director since January 2014. He is currently Chairman of the Benefits & Compensation Committee and serves on the Audit and Nominating & Corporate Governance Committees. Mr. Biery is the former President and CEO of the Pennsylvania Bankers Association (PBA), a position he held for the last 22 years of his 37-year tenure at the PBA which ended in November 2013. Mr. Biery is Chairman of the Pennsylvania Banking and Securities Commission. Mr. Biery Chaired the Pennsylvania Department of Banking Transition Team under Governor Corbett and currently serves as a Board Member of the Pennsylvania Public School Employees Retirement System. Mr. Biery is past Chairman of the State Association Division of the American Bankers Association, former Board member for Silver Spring Township Authority and the Eagle Foundation of the Cumberland Valley School District. Mr. Biery graduated in 1970 from Lebanon Valley College and received a Masters in Governmental Administration from the Wharton Graduate School at the University of Pennsylvania in 1976. As a result of these and other professional experiences, the Nominating & Corporate Governance Committee believes that Mr. Biery's qualifications to serve on the DNB board of directors include his considerable knowledge and executive experience acquired while managing one of the strongest and most respected financial services trade associations which supports its membership through volunteer participation, industry advocacy, education and member services. In addition, Mr. Biery has provided critical advocacy to help shape political, regulatory and economic policy affecting the banking industry. The Nominating & Corporate Governance Committee believes his business acumen acquired during years of service at the PBA, strengthens the DNB board of directors' collective qualifications, skills and experience.

Thomas A. Fillippo, age 69, has been a director since 2006. He is currently Chairman of the DNB Board Loan Committee, and serves on the Benefits & Compensation, Executive and Nominating & Corporate Governance Committees. Mr. Fillippo has been the President and Chief Executive Officer of Devault Foods since January 1970. He serves on the board of the Paoli Hospital Foundation, serves as Chairman of the West Chester University's Council of Trustees and as a board member of the West Chester University Foundation and Sturzebecker Foundation. Mr. Fillippo is a past Chairman of the Chester County Chamber of Business and Industry, past Chairman of the Chester County Industrial Development Authority, past President of the Great Valley Regional Chamber of Commerce, and past President of the Pennsylvania Meat Packers Association. Mr. Fillippo graduated in 1969 from West Chester University with a degree in Health and Physical Education. As a result of these and other professional experiences, the Nominating & Corporate Governance Committee believes that Mr. Fillippo's qualifications to serve on the DNB board of directors includes his considerable knowledge and executive experience acquired while managing the one of the largest privately held companies in Chester County with complex operational and financial requirements. In addition, the Nominating & Corporate Governance Committee believes his business acumen acquired during years of service on numerous non-profit boards, strengthens the DNB board of directors' collective qualifications, skills and experience.

James J. Koegel, age 69, has been a director since 2003. He is currently Chairman of the Nominating & Corporate Governance Committee and serves on the Benefits & Compensation, Executive, DNB Board Loan, and Audit Committees. Mr. Koegel has been the President of Jones Motor Group, Inc. & Affiliated Companies since May 1996. He has been a board member of the Chester County Industrial Development Authority since 2006, a member of the Board of Trustees of the Episcopal Academy since 1991 and has served as a board member of the Chester County Economic Development Council. Mr. Koegel graduated in 1969 from Villanova University with a degree in Economics and Temple University School of Law in 1975. As a result of these and other professional experiences, the Nominating & Corporate Governance Committee believes that Mr. Koegel's qualifications to serve on the DNB board of directors include his knowledge of law as well as his considerable knowledge and executive experience acquired while managing the operations of a successful privately held company which operates nationwide, strengthens the DNB board of directors' collective qualifications, skills and experience.

Term Expiring 2019

Mildred C. Joyner, MSW, LCSW, BCD, age 66, has been a director since 2004.  She is currently Chair of the Wealth Management Committee and serves on the Nominating & Corporate Governance and Audit Committees. Ms. Joyner has been the President of MCJ Consultants since January 2011 and is an Emeritus Professor of Social Work from West Chester University of Pennsylvania where she started her teaching career in 1979. While at West Chester University as a Professor of Social Work, she was elected in 1984 as the Director/Chairperson of the Undergraduate Social Work Department and served in that position until 2011. In 2010, Ms. Joyner chaired the fundraising committee for the Frederick Douglass sculpture which is permanently located on the campus of West Chester University. Ms. Joyner was elected in 2015 as Vice-President of the National Association of Social Workers (NASW) which serves over 130,000 members throughout the United States. She also serves on the boards of the Chester County Food Bank, the Dana Farber Cancer Institute SoulMates advisory board in Boston, MA, and the Congressional Research Institute for Social Work and Policy in Washington, DC. She previously served on the boards of the International Association of Schools of Social Work, the ANSWER Coalition, Chester County Children, Youth, and Families, the Chester County Women's Commission, and the Council on Social Work Education (CSWE) in Alexandria, VA as the President and Board Chair from July 2010 to June 2013. Ms. Joyner is a Chair Emeritus of Living Beyond Breast Cancer in Narberth, PA where she previously served as the Board Chair and as the Chair of Board Governance. In addition, Ms. Joyner also served as the Vice-President of CSWE, and is a past President of the Association of Baccalaureate Social Work Program Directors, a national organization located in Alexandria, VA. Ms. Joyner earned her BSW in 1971 from Central State University in Ohio and a MSW in 1974 from Howard University in Washington, DC. As a result of these leadership positions and other professional experiences, the Nominating & Corporate Governance Committee believes that Ms. Joyner's qualifications to serve on the DNB board of directors include her considerable knowledge and experience acquired while directing a major department at the largest university in Chester County. In addition, the Nominating & Corporate Governance Committee believes that Ms. Joyner's background in community based service provides the DNB board of directors with a unique perspective and insight regarding the needs of local consumers and strengthens the DNB board of directors' collective qualifications, skills and experience.

Mary D. Latoff, age 60, has been a director since January 2016. She is currently a member of the Wealth Management and DNB Board Loan Committees. Ms. Latoff has held various positions with the Chester County Youth Center and is a former financial officer for Chester County's Department of Human Services which assists individuals and families achieve safety, independence and self sufficiency. Ms. Latoff graduated in 1977 from West Chester University with a degree in Criminal Justice and from Widener University in 1988 with a Certificate Degree in Accounting. The Nominating & Corporate Governance Committee believes that Ms. Latoff's qualifications to serve on the DNB board of directors include her financial experience and knowledge acquired during her tenure with Chester County's Department of Human Services, and as such, she will provide the DNB board of directors with a greater understanding of the County's socioeconomic issues, strengthening the DNB board of directors' collective qualifications, skills and experience.

Director Independence

In determining that Messrs. Biery, Fillippo, Griesser, Koegel and Thornton and Ms. Joyner are independent in accordance with the listing standards of the NASDAQ Stock Market, the board of directors considered routine banking transactions between DNB First or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions DNB made to non-profit organizations with whom any of the directors are associated, any transactions that are discussed under "Certain Transactions of Management and Others with DNB and its Subsidiaries" herein, and the following transactions, relationships and arrangements: director participation in the Stock Option Plan and director participation in the Incentive Equity and Deferred Compensation Plan.

Executive Officers Who Are Not Directors

The following sets forth information with respect to executive officers of DNB and DNB First who do not serve on DNB's board of directors. Each serves at the pleasure of the board of directors. There are no arrangements or understanding between DNB or DNB First and any person pursuant to which any such officers were selected.

Vince Liuzzi, age 50, joined DNB First in February 2014 and currently serves as Executive Vice President, Chief Banking Officer of DNB and DNB First. Mr. Liuzzi is directly responsible for leading DNB's retail, consumer and mortgage lending, operations, and marketing lines of business. Prior to joining DNB, he served as Executive Vice President, Region President for Wells Fargo & Company's 165-branch community banking network in greater Philadelphia and Delaware, overseeing sales, service, public and community relations, consumer activities, small business services and wealth management.

Albert J. Melfi, age 63, joined DNB First in November 2006 and currently serves as Executive Vice President and Chief Lending Officer of DNB and DNB First. Prior to joining DNB, Mr. Melfi had been employed as a Regional Vice President with Commerce Bank, PA, N.A. In that position, he had dual responsibilities, including managing the lending function for the bank in Delaware County, Pennsylvania, and overseeing a retail branch region consisting of 12 branches.

Gerald F. Sopp, age 59, joined DNB First in January 2007 and currently serves as Executive Vice President, Chief Financial Officer and Corporate Secretary of DNB and DNB First. Mr. Sopp is directly responsible for all financial and accounting operations, investor relations, asset/liability management, strategic planning, forecasting, budgeting, liquidity management, human resources and facilities management. Prior to joining DNB, Mr. Sopp was employed as Vice President and Controller of Wilmington Trust Corporation, Delaware, from 2000 to 2006 and from 1993 to 2000 was the Vice President and Controller for The Clarks Companies, N. A., Massachusetts.

ERB Directors Who Will Join the DNB Board of Directors Upon Consummation of the Merger

Under the terms of the merger agreement, three current directors of ERB will join the board of directors of DNB upon consummation of the merger.  Set forth below is certain information as of June 3, 2016 concerning the three ERB directors who are scheduled to join the DNB board of directors.

John F. McGill, Jr., age 54, was an organizer or ERB and has served as Chairman of the Board of ERB since 2006.  Mr. McGill has over 25 years of banking industry experience and previously served as Chairman of the Board and Chief Executive Officer of Roxborough Manayunk Bank and its holding company, Thistle Group Holdings Company, until its acquisition by Citizens Financial Group in January 2004.  Mr. McGill served in various positions with Roxborough Manayunk Bank beginning in 1984.  Mr. McGill currently serves as a director of Drexel Morgan and Company in Radnor, PA and is a member of the finance committee of the Basilica of the National Shrine in Washington, D.C.  Mr. John McGill will become Vice Chairman of the DNB board of directors.

Charles A. Murray, age 58, was an organizer of ERB and has served as a director of ERB since 2006.  Mr. Murray is a private investor who supplies capital, advisory and managerial support and strategic relations to early stage companies primarily in the technology sector.  Previously, Mr. Murray served as Chief Executive Officer of Actium Corporation, a firm that provided expert systems integration and consulting services to help clients solve business critical, time sensitive technology needs, from 1987 until its sale in 1999.  Mr. Murray serves on the Board of Directors of E-Path Learning and previously served as a director of Roxborough Manayunk Bank and its holding company, Thistle Group Holdings Company, until its acquisition by Citizens Financial Group in January 2004.

G. Daniel O'Donnell, age 65, was an organizer or ERB and has served as a director of ERB since 2006.  Mr. O'Donnell is the CEO of the law firm Dechert, LLP.  He has overall responsibility for management of the firm in addition to many of the firm's most active private equity clients.  He serves on Dechert's Policy Committee.  Mr. O'Donnell's practice focuses on mergers and acquisitions, corporate restructurings, and venture capital transactions.  He represented Thistle Group Holdings Company in its sale to Citizens Financial Group.

ERB Executive Officer Who Will Join DNB as an Executive Officer Upon Consummation of the Merger

Under the terms of the merger agreement, Christopher P. McGill, currently President and Chief Executive Officer of ERB, will become an executive officer of DNB upon consummation of the merger. Mr. Christopher McGill will become Executive Vice President and Chief Business Development Officer of DNB. Mr. Christopher McGill, age 47, was an organizer of ERB and has served on ERB's board of directors since 2006. Mr. McGill has over 20 years of banking industry experience and previously served as Senior Vice President of Citizens Bank of Pennsylvania from January 2004 until July 2005, in the Professional Banking Group in the Mid-Atlantic region. Prior thereto, Mr. McGill served as Senior Vice President, Private Banking for Roxborough Manayunk Bank, until its acquisition by Citizens Financial Group in January 2004. He joined Roxborough Manayunk Bank in 1991 holding various positions in the lending area. Mr. McGill is a board member of the Pennsylvania Bankers Association, North Light Community Center, Old City District and the Schuylkill Center for Environmental Education. He also serves on the Old St. Joseph's Church and Boy Scouts of America – Cradle of Liberty, finance committees.

Executive Compensation

Basic Compensation Philosophy

DNB's overall philosophy is to provide competitive and reasonable compensation to all executive officers. The Benefits & Compensation Committee believes that the overall enhancement of our performance, and in turn shareholder value, depends on the establishment of a close relationship between the financial interests of shareholders and those of DNB's executive officers. In addition to this desired pay-for-performance relationship, the Benefits & Compensation Committee also believes that DNB must maintain a competitive compensation package that will attract, retain, and motivate executive officers who are capable of making significant contributions towards our success. The Benefits & Compensation Committee strives to determine management compensation by a performance-based framework. The Benefits & Compensation Committee believes this enhances shareholder value by integrating DNB's overall financial condition and operating results with individual performance.

Role of the Benefits & Compensation Committee

DNB's Benefits & Compensation Committee has four members and meets periodically during the course of the year. The Benefits & Compensation Committee establishes and reviews compensation and benefit programs for executive officers. The Committee strives to use programs that attract, retain, motivate and appropriately reward individuals who are responsible for DNB's  short and long-term profitability and growth and for helping DNB provide shareholders with an investment return. The Benefits & Compensation Committee conducts regular comprehensive reviews of DNB's compensation program. It establishes and reviews the annual compensation of DNB's executive officers. The Benefits & Compensation Committee also takes action, or recommends that the board of directors take action, regarding the adoption, amendment or administration of executive compensation, incentive and benefit plans.

How the Benefits & Compensation Committee Puts DNB's Philosophy Into Action

DNB's Benefits & Compensation Committee's specific objectives are to:

•	Provide compensation that takes into account our performance relative to our financial goals and objectives;

•	Provide compensation that takes into account the executive's performance against assigned individual goals;
•	Align management's financial interests with those of shareholders. One way we do this is by providing equity-based long-term incentives; and
•
Offer each executive a total compensation program based on the executive's level of responsibility, the executive's skills and experience relative to our other executives and similar executives of peer group financial institutions.

In working toward these objectives, the Benefits & Compensation Committee strives to tie a substantial portion of an executive's overall compensation to DNB's financial performance including earnings per share, total shareholder return, revenues, revenue growth, return on equity, return on assets, stock price and other financial measures. The Benefits & Compensation Committee attempts to establish company-wide management compensation at or near the median competitive levels of comparable public banking organizations, particularly those in Southeastern Pennsylvania and specifically in the Delaware Valley area. The Benefits & Compensation Committee also attempts to provide compensation higher than the median level for demonstrated superior performance.

DNB's Benefits & Compensation Committee relies heavily on performance-based pay and incentive-based programs. In addition, DNB's compensation programs are designed to encourage share ownership and help to more fully align the interests of DNB's executive talent with the interests of shareholders for the long-term improvement of the DNB's results.

DNB's Compensation Practices

DNB believes it is appropriate for DNB's executives to focus certain of their efforts on near-term goals that have importance to DNB; however, DNB also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of DNB. In practice, providing base salary to any employee provides the most immediate reward for job performance. The Benefits & Compensation Committee engages in an annual process to set base salary. The Benefits & Compensation believes the process for establishing base salary is relatively free from risk to DNB, as significant adjustments to base salary are not typically made based on a single year's performance.

DNB's Benefits & Compensation Committee believes it is appropriate to reward DNB's executives for achieving near-term goals, when such goals correspond to the overall DNB or department goals and direction set by the board of directors. To reward the executives for such achievements, DNB has an Annual Incentive Plan that provides annual bonuses to DNB's executives and other employees to support and promote the pursuit of DNB's organizational objectives and financial goals. This practice permits senior executives, as well as other deserving employees, to receive more compensation if DNB and the individual meet certain pre-established financial and non-financial performance goals for the year. The performance goals for executives are consistent with DNB's Strategic Plan and Annual Budget and DNB's performance in relation to those plans. DNB pays bonuses, subject to the discretion of the Benefits & Compensation Committee, to executives and other officers for achieving DNB's annual financial goals at corporate and business unit levels and for achieving measurable individual annual performance objectives. Annual incentive awards for other employees are primarily based on personal goals.

DNB's Benefits & Compensation Committee limits the maximum amount that may be earned so that senior executive officers do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance. In this way, the Benefits & Compensation Committee believe the design of the Annual Incentive Plan does not encourage DNB's executives to take unnecessary or excessive risks that could harm the value of DNB.

The other incentive compensation elements offered to DNB's senior executive officers are intended to reward performance over the long-term or are intended to focus senior executive officers' attention on the long-term performance of DNB. The Benefits & Compensation Committee feels there is little, if any, risk associated with our 401(k) Retirement Savings & Profit Sharing Plan or Pension Plan as they are subject to and maintained in accordance with the mandates of the Internal Revenue Code of 1986, as amended and the Employee Retirement Income Security Act. The Benefits & Compensation Committee believes that a significant portion of executive compensation should be based on value created for DNB's shareholders. This feature of DNB's senior executive officers' compensation package consists of a broad range of equity alternatives as provided for in our Incentive Equity and Deferred Compensation Plan, including but not limited to stock options, stock appreciation rights, performance shares, performance units, and restricted stock awards. The Benefits & Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages long-term performance by DNB's senior executive officers through the use of stock-based awards.

In addition, DNB's Benefits & Compensation Committee believes the Deferred Compensation Plan for Officers and Executives, and the Supplemental Executive Retirement Plan for DNB's Chief Executive Officer encourage DNB's executives to consider the long-term health of DNB because, pursuant to the rules under the Internal Revenue Code and applicable guidance, those arrangements must be unfunded, unsecured promises to pay a benefit in the future. In the case of DNB's insolvency, the executives participating in those arrangements would be treated as general unsecured creditors of DNB, thus encouraging the executives to ensure a healthy organization remains after their tenure concludes.

2015 Compensation Plan Risk Review

In December 2015, the Benefits & Compensation Committee conducted a risk assessment related to senior executive officer compensation, and received reports from DNB's Chief Risk & Credit Officer, William J. Hieb, on the risk levels present in executive and employee compensation plans. The report included a review of whether senior executive officers compensation plans encourage behavior focused on short term results rather than long-term value creation, the risks posed by employee compensation plans and how these risks were limited. In the course of conducting the risk assessment, the Benefits & Compensation Committee considered the overall business and risk environment confronting DNB and how the SEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. The Benefits & Compensation Committee concluded that (i) the senior executive officers compensation plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the long-term value of DNB, and (ii) the employee compensation plans do not encourage the manipulation of DNB's reported earnings in such a way as to enhance the compensation of an employee.

Further, the Benefits & Compensation Committee believes that DNB has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Benefits & Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

Summary Compensation

The following sets forth information for each of DNB's named executive officers for the fiscal years ended December 31, 2015 and 2014: (1) the dollar value of base salary and bonus earned; (2) stock awards and options; (3) the change in pension value and non-qualified deferred compensation earnings; (4) all other compensation; and, finally, (5) the dollar value of total compensation.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($) (3)	Option awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (5)	Total ($) (1)
William S. Latoff(6)	2015	430,000	100,000	274,189	—	80,090	17,161	901,440
Chairman & CEO	2014	390,000	100,000	129,961	—	75,557	17,011	712,529
William J. Hieb(6)	2015	225,000	25,000	44,142	—	—	19,014	313,156
President and Chief	2014	225,000	22,000	16,395	10,092	—	19,314	292,801
Risk & Credit Officer
Gerald F. Sopp	2015	200,000	24,000	42,658	—	—	15,633	282,291
EVP, Chief Financial	2014	195,000	22,000	14,912	6,315	—	15,423	253,650
Officer & Corporate Secretary
(1)	The column disclosing Non-Qualified Deferred Compensation Earnings has been omitted because no officer earned any compensation during 2015 or 2014 of a type required to be disclosed in this column.
(2)	For Mr. Latoff, the compensation accrued to Mr. Latoff's benefit during 2015 and 2014 was accrued under DNB's Supplemental Executive Retirement Plan dated December 20, 2006, as amended March 20, 2007 and December 8, 2008. For a summary of the terms of the plan, see "Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer" herein.
(3)	The restricted shares reported in the column titled "Stock awards" were granted under DNB's Incentive Equity and Deferred Compensation Plan as more fully described herein and Note 13 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1. The amount reported in this column reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718. The awards for Mr. Latoff were 8,200 shares (2013), 12,500 shares (2014) and 13,000 shares (2015). The awards for Mr. Hieb were 1,750 shares (2012), 1,800 shares (2013) 1,800 shares (2014) and 2,000 shares (2015). The awards for Mr. Sopp were 1,500 shares (2012), 1,700 shares (2013), 1,800 shares (2014) and 2,000 shares (2015). All of these shares are being amortized to expense over a three-year or four-year cliff-vesting period.
(4)	The stock options reported in the column titled "Option Awards" were granted under DNB's Stock Option Plan as more fully described herein and Note 13 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1. The amount reported in this column reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718. Awards are amortized to expense over the vesting period.
(5)	The amount shown in this column for the named executive officers includes our qualified non-elective contribution under our 401(k) Plan and our contributions to life, health and disability insurance benefits. See the section titled "401(k) Retirement Savings and Profit Sharing Plan" herein. The insurance premiums paid on the executives' behalf during 2015 under DNB First's Insurance plans are available to all employees.
(6)	Mr. Latoff passed away on January 11, 2016. Mr. Hieb was appointed President and Chief Executive Officer on April 4, 2016.

Outstanding Equity Awards At Fiscal Year End – Officers

The following sets forth information on outstanding options and stock awards held by DNB's named executive officers at December 31, 2015, including the number of shares underlying each stock option as well as the exercise price and the expiration date of each outstanding option.

	Option awards (1) (2)				Stock awards (1) (3)
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
William S. Latoff(4)	—	—	—	—	33,700	994,150
Chairman & CEO
William J. Hieb(4)	8,600	—	6.93	04/23/2017	7,350	216,825
President and Chief	8,600	—	10.31	12/12/2018
Risk & Credit Officer
Gerald F. Sopp	4,700	—	6.93	04/23/2017	7,000	206,500
EVP, Chief	5,500	—	10.31	12/12/2018
Financial Officer & Corporate Secretary

(1)	The columns disclosing "Equity incentive plan awards: number of securities underlying unexercised unearned options," "Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested" and "Equity incentive plan awards—market or payout value of unearned shares, units, or other rights that have not vested" have been omitted because no awards were outstanding at December 31, 2015 of a type required to be disclosed in those columns.
(2)	The stock options reported in the column titled "Number of Securities Underlying Unexercised Options Exercisable" were granted under the Stock Option Plan as more fully described herein and Note 13 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1. Stock options granted under the plan were recorded at the date of award based on the aggregate grant date fair value of the option awards. Awards are being amortized to expense over the cliff-vesting period. DNB records compensation expense equal to the value of the shares being amortized.
(3)	Stock awards were granted under our Incentive Equity and Deferred Compensation Plan and the accompanying Deferred Compensation Plan for officers. Market value of shares is based on a $29.50 closing price as of December 31, 2015. A summary of the terms of these plans is included elsewhere herein. Mr. Latoff passed away on January 11, 2016 and the 33,700 Restricted Shares noted above vested, in accordance with the Award Agreements.
(4)	Mr. Latoff passed away on January 11, 2016. Mr. Hieb was appointed President and Chief Executive Officer on April 4, 2016.

Officer Employment Agreements

Except as described elsewhere in this joint proxy statement/prospectus, none of DNB's named executive officers has an employment agreement with DNB.

Officer Change of Control Agreements

On January 11, 2016, Mr. Latoff passed away. The terms of his Change of Control Agreement were applicable during 2015 and up to the date of his passing.

DNB and DNB First entered into Change of Control Agreements with Mr. Hieb on April 28, 2003 and with Mr. Latoff on December 17, 2004 in order to provide the executive officers with severance payments as additional incentive to induce the executive officers to devote their time and attention to the interest and affairs of DNB. These Change of Control Agreements were amended and restated on December 20, 2006. DNB and DNB First entered into a Change of Control Agreement, similar to these amended and restated Change of Control Agreements, with Mr. Sopp on March 28, 2007, as further amended December 19, 2012.

As amended and restated, the Change of Control Agreement with each executive officer obligates DNB to pay the executive officer, upon a termination of his employment after a "change in control" (as defined in the agreement), either by DNB other than for "cause" (as defined in the agreement), or by him for "good reason" (as defined in the agreement), "Base Severance" in an amount equal to a designated multiple of his "Total Annual Cash Compensation." For Mr. Latoff, the multiple is 2.99. For Mr. Hieb, the multiple is 2.00. For Mr. Sopp, the multiple is 1.5. These payments and the value of these benefits, including payments under all other plans which the executives participate in, would be estimated to total $1,122,503 for Mr. Hieb, $6,149,707 for Mr. Latoff (under the provisions of his change in control agreement and SERP as in force on December 31, 2015), and $786,487 for Mr. Sopp, applying the assumption that the triggering event took place on December 31, 2015.

The agreement defines an executive officer's "Total Annual Cash Compensation" as the sum of two elements:

(I)  The aggregate amount of (i) salary, (ii) DNB's cash contribution toward the cost of medical, life, disability and health insurance benefits, and (iii) employer contributions (whether or not matching) under DNB's qualified defined contribution retirement plans, that was payable to or for the benefit of the executive officer at any time during a designated period ended prior to the time the executive officer becomes entitled to severance payments (the "Base Element"). For Mr. Latoff, this figure is averaged and the period over which the average is determined is the three most recent fiscal years. For Mr. Hieb, this figure is averaged and the period over which the average is determined is the two most recent fiscal years. For Mr. Sopp, this period is the most recent full fiscal year.

(II)  The aggregate cash bonuses that have been earned by the executive officer for performance by the executive officer during a designated period ended prior to the time the executive officer becomes entitled to severance payments, but any bonus shall only be included to the extent it has been finally approved and fixed as to amount at the time the executive officer becomes entitled to severance payments (the "Bonus Element"). For Mr. Latoff, this figure is averaged and the period over which the average is determined is the three most recent fiscal years. For Mr. Hieb, this figure is averaged and the period over which the average is determined is the two most recent fiscal years. For Mr. Sopp, this period is the most recent full fiscal year.

The severance payment is to be made in a lump sum within 1 calendar week following the date of termination, subject to withholding by DNB as required by applicable law and regulations. For each of the executive officers other than Mr. Latoff, if the severance payment or payments under the agreement, either alone or together with other payments which the executive officer has the right to receive from DNB, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, such lump sum severance payment is to be reduced to the largest amount as will result in no portion of the lump sum severance payment under the agreement being subject to the excise tax imposed by Section 4999 of the Code. For Mr. Latoff, if, as a result of payments provided for under the agreement, together with all other payments in the nature of compensation provided to or for the benefit of Mr. Latoff under any other plans or agreements in connection with a Change in Control, Mr. Latoff becomes subject to excise taxes under Section 4999 of the Code, then, in addition to any other benefits provided under or pursuant to the agreement or otherwise, DNB will be obligated to pay to Mr. Latoff at the time any such payments are made under or pursuant to his change of control agreement or other plans or agreements, an amount equal to the amount of such excise taxes (this is referred to in the Agreement as the "Parachute Tax Reimbursement"). In addition, DNB is obligated to "gross up" any Parachute Tax Reimbursement by paying to Mr. Latoff at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise, and whether Federal, state or local) that are or will be payable by Mr. Latoff as a result of the Parachute Tax Reimbursement being paid or payable to Mr. Latoff and as a result of such additional amounts paid or payable to Mr. Latoff for the Parachute Tax Reimbursement or its gross- up, such that after payment of such additional taxes Mr. Latoff shall have been paid on a net, after-tax basis an amount equal to the Parachute Tax Reimbursement. These tax-related amounts are to be computed assuming that Mr. Latoff is subject to each tax at the highest marginal rate. If more than one agreement or plan provides for a Parachute Tax Reimbursement and a gross-up for Mr. Latoff, he is to receive only one Parachute Tax Reimbursement.

Each Change of Control Agreement also provides for payment of the executive officer's health insurance, HMO or other similar medical provider benefits (excluding any disability plans or benefits) for a designated period after termination of employment. For Mr. Latoff, this period is 18 months. For Messrs. Hieb and  Sopp, the period is 12 months.

The DNB Change of Control Agreements define a "change in control" as any one or more of the following: (1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (or any successor provision) as it may be amended from time to time; (2) any "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than DNB or DNB First or any "person" who on the date hereof is a director of officer of DNB, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of DNB representing 25% or more of the combined voting power of DNB's then outstanding securities; (3) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of DNB cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or (4) the signing of a letter of intent or a formal acquisition or merger agreement between DNB and a third party which contemplates a transaction which would result in a "change of control" of the type described in clauses (1), (2) or (3) of this sentence, but only if the letter of intent or agreement, or the transaction contemplated thereby, has not been canceled or terminated at the time employment terminates.

The DNB Change of Control Agreements define termination for "cause" as termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, suspension or removal from office or prohibition from participation in the conduct of DNB's affairs pursuant to a notice or other action by any Regulatory Agency, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of DNB's board of directors will probably cause substantial economic damages to DNB, willful or intentional breach or neglect by the executive officer of his duties, or material breach of any material provision of this Agreement. For purposes of this paragraph, no act, or failure to act on the executive officer's part shall be considered "willful" unless done, or omitted to be done, by him without good faith and without reasonable belief that this action or omission was in the best interest of DNB; provided that any act or omission to act by the executive officer in reliance upon an approving opinion of counsel to DNB or counsel to the executive officer shall not be deemed to be willful. The terms "incompetence" and "misconduct" shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, DNB shall have the burden of proof with regard to the acts or omission of the executive officer and the standards prevailing in the banking industry.

Under the DNB Change of Control Agreements, an executive officer shall be deemed to have "good reason" for terminating his employment under his change of control agreement if he terminates such employment within two (2) years after the occurrence of any one or more of the following events without his express written consent, but only if the event occurs within two (2) years after a "change in control" (as defined in the agreement): (i) the assignment to the executive officer of any duties inconsistent with the executive officer's positions, duties, responsibilities, titles or offices with DNB as in effect immediately prior to a change in control of DNB, (ii) any removal of the executive officer from, or any failure to re-elect the executive officer to, any of such positions, except in connection with a termination or suspension of employment for cause, disability, death or retirement, (iii) a reduction by DNB in the executive officer's base annual salary, bonus and/or benefits as in effect immediately prior to a change in control or as the same may be increased from time to time thereafter, or the failure to grant periodic increases in the executive officer's base annual salary on a basis at least substantially comparable to the lowest periodic increase granted to other officers of DNB having the title of senior vice president or above, or (iv) any purported termination of the executive officer's employment with DNB when "cause" (as defined in this Agreement) for such termination does not exist, or (v) a relocation of the executive officer's workplace outside of Chester County, Pennsylvania.

Supplemental Executive Retirement Plan for DNB's Chairman and Chief Executive Officer

On December 20, 2006, DNB's board of directors approved, and effective April 1, 2007 and December 8, 2008 modified, a Supplemental Executive Retirement Plan (also known as a SERP) for its then Chairman and Chief Executive Officer, William S. Latoff. The purpose of the SERP was to provide Mr. Latoff a pension supplement beginning at age 70 to compensate him for the loss of retirement plan funding opportunities from his other business interests because of his commitments to DNB as Chairman and CEO. Mr. Latoff was age 55 when DNB hired him as Chairman and CEO. Pursuant to the SERP, DNB makes annual allocations of $70,000 prior to December 31 each year, commencing in 2006, until 2018, for a total of 13 installments. The SERP provides that the adoption of the plan did not constitute an employment contract between DNB and Mr. Latoff.

On January 11, 2016, Mr. Latoff passed away, however the terms of his SERP were applicable during 2015 and will continue to be in force until a lump sum payment is made to his beneficiary on January 1, 2019.

Pursuant to the SERP, DNB is obligated to pay future benefits to Mr. Latoff or his designated beneficiary calculated by applying a designated rate of return to the periodic allocations under the SERP. The rate of return is to be fixed each year on January 1 at the commercial bank "prime rate" then most recently published by the Wall Street Journal, but in any event the rate of return will not be less than 8.00% percent per annum nor more than 9.50% per annum. The rate of return as so established on each January 1 will remain fixed through the entire year, but may change again on the following January 1. The SERP account will be credited monthly with earnings on the balance of the SERP account since the preceding month, in accordance with these requirements.

At any point in time, the accrued benefit under the SERP will be his vested interest in the balance of the SERP account. Initially, the accrued benefit was equal to 40% of the SERP account balance. As of December 31, 2013, Mr. Latoff was 100% vested under the SERP. The SERP provides that he will become 100% vested in the SERP account if his employment with DNB or DNB First is terminated for reasons other than "Cause" (as defined in the SERP), or if he terminates his employment for "Good Reason" (as defined in the SERP) following a "Change in Control" (as defined in the SERP). He will also become 100% vested in the SERP account if he terminates his employment for Good Reason following the signing of a letter of intent or a formal acquisition or merger agreement between DNB or DNB First, of the one part, and a third party which contemplates a transaction that would result in a Change in Control, but only if the letter of intent or agreement, or the transaction it contemplates, has not been canceled or terminated at the time of his termination for Good Reason. If Mr. Latoff's employment was terminated for Cause before the payments began, he would have forfeited his entire benefit and no payments would have made to him or his beneficiary.

The SERP defines "Cause" as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, suspension or removal from office or prohibition from participation in the conduct of DNB's or DNB First's affairs pursuant to a notice or other action by any regulatory agency having jurisdiction over DNB or DNB First, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of DNB's board of directors will probably cause substantial economic damages to DNB, willful or intentional breach or neglect by Mr. Latoff of his duties, or material breach of any material provision of any agreement between DNB or DNB First and Mr. Latoff pertaining to his employment. For purposes of this definition of "Cause," no act, or failure to act on Mr. Latoff's part shall be considered "willful" unless done, or omitted to be done, by him without good faith and without reasonable belief that this action or omission was in the best interest of DNB; provided that any act or omission to act by Mr. Latoff in reliance upon an approving opinion of counsel to DNB or counsel to Mr. Latoff shall not be deemed to be willful. The terms "incompetence" and "misconduct" shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, Company shall have the burden of proof with regard to the acts or omission of Mr. Latoff and the standards prevailing in the banking industry.

The SERP defines "Good Reason" as (a) the assignment to Mr. Latoff of any duties inconsistent with Mr. Latoff's positions, duties, responsibilities, titles or offices with DNB or DNB First as in effect immediately prior to a Change in Control, (b) any removal of Mr. Latoff from, or any failure to re-elect Mr. Latoff to, any of such positions, except in connection with a termination or suspension of employment for Cause, disability, death or retirement, (c) a reduction by DNB or DNB First in Mr. Latoff's base annual salary, bonus and/or benefits as in effect immediately prior to a Change in Control or as the same may be increased from time to time thereafter, or the failure to grant periodic increases in Mr. Latoff's base annual salary on a basis at least substantially comparable to the lowest periodic increase granted to other officers of DNB having the title of executive vice president or above, (d) any purported termination of Mr. Latoff's employment with DNB or DNB First when Cause does not exist, or (e) a relocation of Mr. Latoff's workplace outside of Chester County.

The SERP defines "Change in Control" as any one or more of the following three events with respect to DNB or DNB First:  (1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act) (or any successor provision) as it may be amended from time to time; (2) any "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than DNB or DNB First or any "person" who on the date hereof is a director of officer of DNB or DNB First, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of DNB or DNB First representing 25% or more of the combined voting power of DNB's or DNB First's then outstanding securities; (3) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of DNB or DNB First cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

The SERP provides that, commencing on January 1, 2019, or as soon as practicable after that date, Mr. Latoff's accrued benefit under the SERP will be paid to him or his designated beneficiary in a single lump sum. All payments will be subject to all applicable Federal, state and local tax withholding requirements, and other charges and assessments imposed by law.

Payments under the SERP are to be grossed up to compensate Mr. Latoff for any "parachute payment" excise taxes under Section 4999 of the Code to which he would otherwise be subjected if the payments under the SERP, together with any other payments to him or for his benefit would subject him to those taxes. In addition, DNB will further compensate him for any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise, and whether Federal, state or local) that he will have to pay as a result of this gross up reimbursement or taxes on it. The amount of the gross-up for additional taxes on the parachute payment gross up reimbursement is to be computed on the assumption that he will be subject to each tax at the highest marginal rate. The SERP provides, however, that if another plan or agreement also provides for a reimbursement of these costs or taxes, only one reimbursement will be given to him. The excise tax and the gross-ups shall be computed by a registered public accounting firm selected by the compensation committee.

DNB may amend the SERP at any time to the extent necessary to comply with any requirement or limitation set forth in Section 409A of the Code or its regulations, but otherwise DNB may amend it only with the express, written consent of Mr. Latoff or his beneficiary.

Director Compensation Table

DNB has compensated its directors for their services and expects to continue this practice. Information relating to the compensation of DNB's directors during 2015 is set forth below.

Name	Fees Earned or Paid ($)	Stock awards ($) (3)	Non-equity Incentive Plan Compensation ($)	Total ($) (1) (2)
James R. Biery	26,000	6,576	—	32,576
Thomas A. Fillippo	26,000	10,819	1,950	38,769
Gerard F. Griesser	23,600	10,819	2,360	36,779
William J. Hieb (2)	—	—	—	—
Mildred C. Joyner	26,000	10,819	1,300	38,119
James J. Koegel	34,000	10,819	3,400	48,219
William S. Latoff (2)	—	—	—	—
James H. Thornton	35,500	10,819	1,207	47,526

(1)	The column disclosing Non- qualified Deferred Compensation Earnings, Option awards, and All Other Compensation have been omitted from the table because no director earned any compensation during 2015 of a type required to be disclosed in this column. For aggregate numbers of stock awards and option awards outstanding at December 31, 2015, see the following table titled, "Outstanding Equity awards At Fiscal Year End Table—Directors."
(2)	Messrs. Hieb and Latoff received no compensation for their service on the DNB board of directors. Compensation paid to each of them as President and Chief Risk & Credit Officer and as Chairman and Chief Executive Officer, respectively, is disclosed in the Summary Compensation Table, above.
(3)	Stock awards were granted under DNB's Incentive Equity and Deferred Compensation Plan and the accompanying Deferred Compensation Plan for Directors. The amount reported in this column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year indicated in accordance with FASB ASC Topic 718.

Directors of DNB receive periodic fees based on the following schedule:

Annual Fees:
Retainer (all members)	$20,000
Non-Employee Chairman (effective in 2016)	60,000
Equity Compensation (all members)	—
Committee Chairman:
Audit Committee	7,000
All Other Committees	5,000
Fee for a Director who Chairs more than one Committee	2,500
Per-Meeting Attendance Fees:
Board meetings (all members)	—
Committee meetings:
On-Site	600
Telephonic	300

Outstanding Equity Awards At Fiscal Year End – Directors

The following table sets forth information on outstanding options and stock awards held by directors at December 31, 2015, including the number of shares underlying each stock option as well as the exercise price and the expiration date of each outstanding option.

	Option awards (1)				Stock awards (2)
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
James R. Biery	—	—	—	—	900	26,550
Thomas A. Fillippo	1,800	—	6.93	04/23/2017	1,850	54,575
	2,100	—	10.31	12/12/2018
Gerard F. Griesser	—	—	—	—	1,850	54,575
Mildred C. Joyner	1,800	—	6.93	04/23/2017	1,850	54,575
	2,100	—	10.31	12/12/2018
James J. Koegel	1,800	—	6.93	04/23/2017	1,850	54,575
	2,100	—	10.31	12/12/2018
James H. Thornton	1,800	—	6.93	04/23/2017	1,850	54,575
	2,100	—	10.31	12/12/2018

(1)	The stock options reported in the column titled "Number of Securities Underlying Unexercised Options Exercisable" were granted under DNB's Stock Option Plan as more fully described herein Note 13 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1. Stock options granted by the plan were recorded at the date of award based on the aggregate grant date fair value of the option awards. Awards were amortized to expense over their respective vesting periods. DNB records compensation expense equal to the value of the shares being amortized.
(2)	The stock awards granted to each director were granted under DNB's Incentive Equity and Deferred Compensation Plan for Officers and Directors. Market value of shares is based on a $29.50 closing price as of December 31, 2015.

Stock Option Plan

DNB's 1995 Stock Option Plan, which was amended and restated for a second time on April 25, 2012 (the "Stock Option Plan"), permits up to 793,368 shares to be issued upon the exercise of incentive and non-qualified stock options ("Stock Options") that DNB's board of directors may grant to employees and directors of DNB and DNB First. The Stock Option Plan may be administered by DNB's board of directors or a Committee of the board of directors, and provides for immaculate cashless exercises of Stock Options and permits optionees to elect to have withholding taxes paid in shares of Common Stock. Option exercise prices must be 100% of the fair market value of the shares on the date of option grant and the option exercise period may not exceed 10 years except that, with respect to incentive stock options awarded to persons holding 10% or more of the combined voting power of DNB, the option exercise price may not be less than 110% of the fair market value of the shares on the date of option grant and the exercise period may not exceed 5 years. The DNB Stock Option Plan is set to expire on April 25, 2022 to the extent it is not further extended prior to such date.

Incentive Equity and Deferred Compensation Plan

DNB's Incentive Equity and Deferred Compensation Plan (the "Omnibus Plan"), provides for grants of stock appreciation rights ("SARs"), restricted stock ("Restricted Stock") and unrestricted stock ("Unrestricted Stock") (awards of Restricted Stock and Unrestricted Stock are sometimes referred to as "Stock awards"), and provides for employees and directors to periodically elect to defer receipt of compensation from DNB ("Deferred Compensation") (these are sometimes referred to below as "awards"). Under the Incentive Equity and Deferred Compensation Plan (in this discussion sometimes referred to as the "Plan"), awards may be granted either alone or in addition to or in tandem with another award. The board of directors may amend or terminate the Incentive Equity and Deferred Compensation Plan, except as limited or prohibited by applicable law or regulations.

The DNB board of directors approved on February 25, 2009, and the shareholders approved on May 5, 2009, an amendment to our Incentive Equity and Deferred Compensation Plan (adopted effective November 24, 2004) to limit the aggregate number of shares of common stock available for issuance under the plan after the effective date of the amendment to 243,101 shares (as that number needs to be adjusted for recapitalizations and other transactions described in the plan). Upon adoption of these amendments, currently applicable NASDAQ rules would permit awards of shares potentially over the next ten years through May 5, 2019, but would require another shareholder approval for awards after May 5, 2019.

Under the Plan, Unrestricted Stock awards can be granted by the board of directors with or without conditions and may provide for an immediate or deferred transfer of shares to the participant; and Restricted Stock awards would be subject to such restrictions on transferability and risks of forfeiture as the board of directors may determine. If the participant terminates employment with DNB during the restriction period related to any Restricted Stock award, the shares of Common Stock subject to the restriction would be forfeited; however, the board of directors would have discretion to waive any restriction or forfeiture condition related to such shares of Common Stock. The Incentive Equity and Deferred Compensation Plan permits Stock awards qualifying as "performance-based compensation" under Section 162(m) of the Code to certain participants that qualify as "covered employees" under Section 162(m) of the Code. However, DNB's board of directors does not anticipate granting any Stock awards qualifying as "performance-based compensation" under Section 162(m).

The Plan permits participants to elect to defer receipt of all or any part of a participant's annual salary, bonus, director's fees, or (subject to the discretion of the board of directors) Common Stock or cash deliverable pursuant to a Stock Option or an award. Elections as to salary and bonus could only be made annually. DNB would establish a special ledger account ("Deferred Compensation Account") on its books for each electing participant. DNB may establish one or more trusts to fund deferred compensation obligations under the Incentive Equity and Deferred Compensation Plan. The accounts of multiple participants may be held under a single trust but in such event each account would be separately maintained and segregated from each other account.

Except in the case of financial hardship, a participant would not receive a distribution, in either a lump sum or in annual installments over a period of up to 10 years as specified by the participant, from his or her Deferred Compensation Account until the earlier of (1) termination of the participant's employment or directorship with DNB, or (2) the death or legal incapacitation of the participant, a "change in control" of DNB (as finally defined in any Supplemental Equity Compensation Plan as may be adopted). In addition, a director may, subject to certain restrictions, specify an age to receive distributions of the director's Deferred Compensation Account. The board of directors would have authority, in its sole discretion, to allow an early distribution from a participant's Deferred Compensation Account in the event of severe financial hardship due to the sudden illness of the participant or a participant's family member, or the loss of the participant's property due to casualty or other extraordinary circumstance.

Deferred Compensation Plans for Officers and Directors

Under the Omnibus Plan, DNB has also established the Deferred Compensation Plan for Directors of DNB Financial Corporation adopted effective October 1, 2006 (the "Directors Plan") and the DNB Financial Corporation Deferred Compensation Plan adopted effective October 1, 2006 (the "Officers Plan") (individually, a "Plan" and collectively, "Plans").

The Directors Plan permits a non-employee director of DNB or any of its direct or indirect subsidiaries to defer all or a portion of the compensation payable to the director for his or her services as a member of the board of directors of DNB or a subsidiary and committees thereof. The Officers Plan permits an eligible officer to elect to defer up to fifty percent (50%) of the regular salary otherwise payable to the eligible officer and all or a portion of any annual or other periodic bonus otherwise payable to the eligible officer. The Omnibus Plan contains provisions governing the Directors Plan and the Officers Plan, which are subject to the Omnibus Plan except to the extent they provide otherwise.

Pursuant to the applicable Plans, DNB will provide eligible officers and non-employee directors the opportunity to enter into agreements for the deferral of a specified percentage of their annual compensation and/or bonus award. The obligations of DNB to pay compensation that is deferred under the Plans, which are called Deferred Compensation Obligations in the registration statement, will be unsecured general obligations of DNB to pay the deferred compensation in the future in accordance with the terms of the applicable Plans, and will rank pari passu with other unsecured and unsubordinated indebtedness of DNB, from time to time outstanding. There is no trading market for the Deferred Compensation Obligations. The Deferred Compensation Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under any of the Plans will be null and void. The Deferred Compensation Obligations are not convertible into any other security of DNB. The amount of compensation to be deferred by each participating officer or non-employee director, and hence the amount of the Deferred Compensation Obligations owed to each participant and to participants in the aggregate will be determined in accordance with the Plans based on elections to be made in the future by each participant.

The Plans require that amounts credited to an eligible director's deferred compensation account must be payable no later than the earlier of: (i) the date as of which the director separates from service with DNB, within the meaning of Section 409A of the Code; or (ii) the director's attainment of age 75. The Plans require that amounts credited to an eligible officer's deferred compensation account must be payable no later than the date as of which the officer separates from service with DNB. Subject to these requirements, a participant may designate an earlier distribution date at the time he or she elects to defer compensation. This earlier distribution date may be either (a) the director's or officer's attainment of a specified age or (b) a specified date. A single designation must apply to the entire balance of the participant's deferred compensation account.

While the Plans permit a participant to change this earlier distribution date from time to time, the new early distribution date a participant selects in any change cannot be less than 12 months after the date the participant makes that change, and the first payment as a result of the new designation cannot be made earlier than five (5) years after the date the first payment would have been made before the participant changed the early distribution date.

A participant may elect to have distributions made from his or her deferred compensation account in the form of a lump sum, or in annual installments for a period of up to ten (10) years. The first distribution payment is to be made on or about January 15 of the calendar year following the calendar year in which the distribution event occurs.

Each participant has the right to designate one or more persons as beneficiary to receive the balance of the participant's deferred compensation account on the participant's death. A participant may, from time to time, revoke or change the beneficiary designation by filing a new designation with DNB. The last designation received by DNB in accordance with the applicable Plans will be controlling as long as DNB receives it prior to the participant's death. If no beneficiary designation is in effect at the death of a participant, or if no designated beneficiary survives the participant, the balance of the participant's deferred compensation account will be made to the participant's estate.

All elections and designations must be made in accordance with the terms of the respective Plans.

The Plans permit the DNB board of directors or administering committee to authorize distribution of all or a portion of a participant's deferred compensation account in advance of the elected deferral date upon request of the participant if the board of directors or administering committee determines that the participant has experienced an unforeseeable emergency, within the meaning of Section 409A of the Internal Revenue Code.

Retirement Plans – Pension Plan

DNB does not have a retirement or pension plan. DNB First, however, maintains a noncontributory defined benefit pension plan (the "Pension Plan") covering all employees of DNB First, including officers, who have been employed by DNB First for 1 year and have attained 21 years of age. The Pension Plan provides pension benefits to eligible retired employees at 65 years of age equal to 1.5% of their average monthly base salary, multiplied by their years of accredited service. The accrued benefit is based on the monthly average of their highest 5 consecutive years of their last 10 years of service.

Effective December 31, 2003, DNB First amended its Pension Plan so that no participants will earn additional benefits under the Pension Plan after December 31, 2003. As a result of this amendment, no further service or compensation was credited under the Pension Plan after December 31, 2003. The Pension Plan, although frozen, will continue to provide benefit payments and employees can still earn vested credits until retirement, although as of December 31, 2015, there were no participants that were not already 100% vested.

During 2016, DNB First anticipates making a contribution of $22,200 to the Pension Plan for the 2015 Plan Year. The benefits listed in the table below are not subject to any deduction for Social Security or other offset. Annual retirement benefits are paid monthly to an employee during his lifetime. An employee may elect to receive lower monthly payments, in order for his or her surviving spouse to receive monthly payments under the Pension Plan for their joint lives.

The following table shows the estimated annual retirement benefit payable pursuant to the Pension Plan of an employee currently 65 years of age, whose highest salary remained unchanged during his last 5 years of employment and whose benefit will be paid for the remainder of their life.

	Amount of Annual Retirement Benefit with Credited Service of:
Average Annual Earnings	10 Years	20 Years	30 Years	40 Years
$ 25,000	$3,750	$7,500	$11,250	$15,000
50,000	7,500	15,000	22,500	30,000
75,000	11,250	22,500	33,750	45,000
100,000	15,000	30,000	45,000	60,000
125,000	18,750	37,500	56,250	75,000
150,000	22,500	45,000	67,500	90,000
175,000	26,250	52,500	78,750	105,000
200,000	30,000	60,000	90,000	120,000

Retirement Plans –401(k) Retirement Savings and Profit Sharing Plan

During the fourth quarter of 1994, DNB First adopted a retirement savings plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986. Prior to January 1, 2004, employees became eligible to participate after 6 months of service, and would thereafter participate in the 401(k) plan for any year in which they have been employed by DNB First for at least 501 hours. Effective January 1, 2004, employees were eligible to participate in the plan immediately after hire and regardless of the hours they were employed in any year. Effective July 1, 2005 all employees, with the exception of on-call employees, were eligible to participate in the plan immediately after hire and regardless of the hours they were employed in any year. In general, amounts held in a participant's account are not distributable until the participant terminates employment with DNB First, reaches age 59.5, dies or becomes permanently disabled.

Participants are permitted to authorize pre-tax savings contributions to a separate trust established under the 401(k) plan, subject to limitations on deductibility of contributions imposed by the Internal Revenue Code. Effective July 1, 2007, DNB First amended the plan to allow after-tax contributions to be made as well. The contributions are subject to the same limitations. DNB First made matching contributions of $.25 for every dollar of deferred salary, up to 6% of each participant's annual compensation from the inception of the plan until December 31, 2008. Effective January 1, 2016, management indicated that it would evaluate discretionary matching contributions each quarter based upon DNB's financial performance. DNB's matching contributions to the 401(k) plan for 2015 were $0.

In 2004, DNB First added a profit-sharing feature to the retirement savings plan under which it began making contributions in 2005 for the 2004 plan year equal to 3% of eligible participants' W-2 wages. Under this feature of the plan, employees are immediately eligible for benefits and will be 100% vested after 3 years of service. In order to be credited with the profit-sharing contribution for any year, an employee must be employed on the last day of the plan year. On January 1, 2005, DNB First adopted a safe harbor provision for the plan which requires a 3% qualified non-elective contribution to be made to any employee with wages in the current year. Vesting in these qualified non-elective contributions is 100% at all times. The amount of this contribution in 2015 was $262,345.

Insurance

All eligible full-time employees of DNB First are covered as a group by medical insurance, long-term disability, term life and a prescription drug plan. DNB First pays the total cost of the plan for employees with the exception of the medical insurance and the prescription drug plan, in which there is cost sharing and/or a co-payment required by the employees.

Certain Transactions of Management and Others with DNB and its Subsidiaries

DNB First makes loans to executive officers and directors of DNB in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features. Some current directors and executive officers of DNB and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving DNB in the ordinary course of business during the fiscal year ended December 31, 2015. None of these transactions involved amounts in excess of 5% of DNB's consolidated gross revenues during 2015 or, if applicable, more than 5% of the other entity's consolidated gross revenues for its last full fiscal year (with the exception of the Agreement of Lease between DNB First and Headwaters Associates, as described below), nor was DNB indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of the DNB's total consolidated assets at December 31, 2015. Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

DNB First leases 19,130 square feet of branch and office space at 2 North Church Street in the central business district of West Chester, Pennsylvania pursuant to an Agreement of Lease, dated February 10, 2005, as amended by a First Addendum dated November 15, 2005, a Second Addendum dated May 25, 2006, a Third Addendum dated June 9, 2010, a Fourth Addendum dated June 30, 2013, a Fifth Addendum dated September 1, 2015 and a Sixth Addendum dated April 6, 2016 (collectively, the "Lease"). The lease is with Headwaters Associates ("Headwaters"), a Pennsylvania general partnership for which William S. Latoff (Mr. Latoff passed away on January 11, 2016), DNB's former Chairman and Chief Executive Officer, was one of two general partners. Pursuant to the terms of the Lease, DNB First paid Headwaters an aggregate of $139,000 in 2015, and $306,000 in 2014. As a general partner in Headwaters, Mr. Latoff received $69,000 and $153,000 in 2015 and 2014, respectively, as a result of the lease. In 2015, the amount paid by DNB First and received by Mr. Latoff, as one of two general partners of Headwaters, was substantially less than the amounts paid and received in 2014, as a result of a fire and water damage that rendered the building uninhabitable during the last seven months of 2015. Rent is subject to increase annually as set forth in the Lease. The Lease expires on June 30, 2023 unless extended or sooner terminated. Due to the personal interest of Mr. Latoff, the Audit Committee and its Chairman, an independent lease evaluation was performed in 2005 comparing and contrasting this site to other sites then-currently available as well as those proposed to be constructed within 12 to 18 months thereafter. The conclusion of that evaluation was that 2 North Church Street is superior to those other opportunities as to availability, location and price. The Audit Committee reached the conclusion that the proposed terms and conditions of the lease were more favorable to DNB First than would otherwise be available in the marketplace and that the site and its availability were also superior.

ERB Executive Officer and Director Compensation

Executive Officer Compensation

            The following table sets forth a summary of certain information concerning the compensation awarded to or paid by ERB for services rendered in all capacities during the year ended December 31, 2015 to Mr. Christopher McGill.

Name	Year	Salary	Bonus	All Other Compensation(1)	Total

Christopher P. McGill	2015	$210,000	$84,233	$47,681	$341,914

(1)	Includes premiums for medical and dental insurance, an automobile allowance, club dues and matching IRA contributions, among other items

The following table sets forth information concerning outstanding ERB equity awards held by Christopher P. McGill as of December 31, 2015. Mr. McGill did not hold any stock awards as of December 31, 2015.

	Option Awards

	Number of Securities Underlying Unexercised Options
Name	Exercisable	Unexercisable(1)	Exercise Price	Option Expiration Date

Christopher P. McGill	54,600	10,400	$10.77	7/24/2024

(1)	Mr. McGill's unexercisable options became fully vested and exercisable on July 24, 2016.

Director Compensation

 ERB pays its directors a quarterly retainer plus fees for attending Board meetings. In addition, Mr. John McGill receives an annual salary of $100,000 for serving as Executive Chairman of the Board. The table below summarizes the total compensation paid by ERB to Messrs. John McGill, Charles Murray and G. Daniel O'Donnell during the year ended December 31. 2015.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total(1)
John F. McGill, Jr.	$21,600	--	--	$100,000	$121,600
Charles A. Murray	21,600	--	--	--	21,600
G. Daniel O'Donnell	20,900	--	--	--	20,900

(1)	At December 31, 2015, Mr. McGill held outstanding options to acquire 25,000 shares of ERB common stock and Messrs. Murray and O'Donnell each held options to acquire 12,500 shares.

INFORMATION ABOUT DNB

In this section of the joint proxy statement/prospectus, references to "we," "us," "our," or similar references refer to DNB and DNB First, except where the context otherwise requires or as otherwise indicated.

BUSINESS

General Description of DNB's Business and Its Development

DNB, a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. DNB was incorporated on October 28, 1982 and commenced operations on July 1, 1983 upon consummation of the acquisition of all of the outstanding stock of Downingtown National Bank, now known as DNB First. Since commencing operations, DNB's business has consisted primarily of managing and supervising DNB First, and its principal source of income has been derived from DNB First. At March 31, 2016, DNB had total consolidated assets, total liabilities and stockholders' equity of $761.4 million, $703.2 million, and $58.2 million, respectively.

DNB First was organized in 1860. DNB First is a national banking association that is a member of the Federal Reserve System, the deposits of which are insured by the Federal Deposit Insurance Corporation, or FDIC. DNB First is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in the southeastern Pennsylvania market area, including accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. In addition, DNB First has twelve full service branches and a full-service wealth management group known as "DNB First Wealth Management". DNB First's financial subsidiary, DNB Financial Services, Inc., (also known as "DNB Investments & Insurance") is a Pennsylvania licensed insurance agency, which, through a third party marketing agreement with Cetera Investment Services, LLC, sells a broad variety of insurance and investment products. DNB First's other subsidiaries are Downco, Inc. and DN Acquisition Company, Inc. which were incorporated in December 1995 and December 2008, respectively, for the purpose of acquiring and holding Other Real Estate Owned acquired through foreclosure or deed in-lieu-of foreclosure, as well as Bank-occupied real estate.

DNB First's headquarters is located at 4 Brandywine Avenue, Downingtown, Pennsylvania. As of March 31, 2016, DNB First had total assets of $743.1 million, total deposits of $615.5 million and total stockholders' equity of $75.0 million. DNB First's business is not seasonal in nature. The FDIC, to the extent provided by law, insures its deposits. On March 31, 2016, DNB First had 120 full-time employees and 8 part-time employees.

DNB First derives its income principally from interest charged on loans and, to a lesser extent, interest earned on investments, fees received in connection with the origination of loans, wealth management and other services. DNB First's principal expenses are interest expense on deposits and borrowings and operating expenses. Funds for activities are provided principally by operating revenues, deposit growth and the repayment of outstanding loans and investments.

DNB First encounters vigorous competition from a number of sources, including other commercial banks, thrift institutions, other financial institutions and financial intermediaries. In addition to commercial banks, Federal and state savings and loan associations, savings banks, credit unions and industrial savings banks actively compete in DNB First's market area to provide a wide variety of banking services. Mortgage banking firms, real estate investment trusts, finance companies, insurance companies, leasing companies and brokerage companies, financial affiliates of industrial companies and certain government agencies provide additional competition for loans and for certain financial services. DNB First also competes for interest‑bearing funds with a number of other financial intermediaries, which offer a diverse range of investment alternatives, including brokerage firms and mutual fund companies.

Supervision and Regulation – DNB

Federal Banking Laws

DNB is subject to a number of complex Federal banking laws, most notably the provisions of the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act and the Change in Bank Control Act of 1978, or the Change in Control Act, and to supervision by the Federal Reserve Board.

Bank Holding Company Act — Financial Holding Companies

The Bank Holding Company Act requires a company (including DNB) to secure the prior approval of the Federal Reserve Board before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of any bank. It also prohibits acquisition by any company (including DNB) of more than five percent (5%) of the voting shares of, or interest in, or all or substantially all of the assets of, any bank located outside of the state in which a current bank subsidiary is located unless such acquisition is specifically authorized by laws of the state in which such bank is located. A "bank holding company" (including DNB) is prohibited from engaging in or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making this determination, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh possible adverse effects. Applications under the Bank Holding Company Act and the Change in Control Act are subject to review, based upon the record of compliance of the applicant with the Community Reinvestment Act of 1977, or CRA. See further discussion below.

DNB is required to file an annual report with the Federal Reserve Board and any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may also make examinations of DNB and any or all of its subsidiaries. Further, under Section 106 of the 1970 amendments to the Bank Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services. The so-called "anti-tie-in" provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to its bank holding company or to any other subsidiary of its bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

Permitted Non-Banking Activities. The Federal Reserve Board permits bank holding companies to engage in non-banking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. A number of activities are authorized by Federal Reserve Board regulation, while other activities require prior Federal Reserve Board approval. The types of permissible activities are subject to change by the Federal Reserve Board. Revisions to the Bank Holding Company Act contained in the Gramm‑Leach Bliley Act of 1999 permit certain eligible bank holding companies to qualify as "financial holding companies" and thereupon engage in a wider variety of financial services such as securities and insurance activities, and subject such companies to increased competition from a wider variety of non-banking competitors as well as banks.

Gramm‑Leach Bliley Act of 1999, or GLB. This law repealed certain restrictions on bank and securities firm affiliations, and allows bank holding companies to elect to be treated as a "financial holding company" that can engage in approved "financial activities," including insurance, securities underwriting and merchant banking. Banks without holding companies can engage in many of these financial activities through a "financial subsidiary." The law also mandates functional regulation of bank securities activities.  Banks' exemption from broker-dealer regulation is limited to, for example, trust, safekeeping, custodian, shareholder and employee benefit plans, sweep accounts, private placements (under certain conditions), self-directed IRAs, third party networking arrangements to offer brokerage services to bank customers, and the like. It also requires banks that advise mutual funds to register as investment advisers. The legislation provides for state regulation of insurance, subject to certain specified state preemption standards. It establishes which insurance products banks and bank subsidiaries may provide as principal or underwriter, and prohibits bank underwriting of title insurance, but also preempts state laws interfering with affiliations. GLB prohibits approval of new de novo thrift charter applications by commercial entities and limits sales of existing so-called "unitary" thrifts to commercial entities. The law bars banks, savings and loans, credit unions, securities firms and insurance companies, as well as other "financial institutions," from disclosing customer account numbers or access codes to unaffiliated third parties for telemarketing or other direct marketing purposes, and enables customers of financial institutions to "opt out" of having their personal financial information shared with unaffiliated third parties, subject to exceptions related to the processing of customer transactions and joint financial services marketing arrangements with third parties, as long as the institution discloses the activity to its customers and requires the third party to keep the information confidential. It requires policies on privacy and disclosure of information to be disclosed annually, requires federal regulators to adopt comprehensive regulations for ensuring the security and confidentiality of consumers' personal information, and allows state laws to give consumers greater privacy protections. The GLB has increased the competition DNB First faces from a wider variety of non-banking competitors as well as banks.

Change in Bank Control Act.  Under the Change in Control Act, no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire "control" of any Federally insured depository institution unless the appropriate Federal banking agency has been given 60 days prior written notice of the proposed acquisition and within that period has not issued a notice disapproving of the proposed acquisition or has issued written notice of its intent not to disapprove the action. The period for the agency's disapproval may be extended by the agency. Upon receiving such notice, the Federal agency is required to provide a copy to the appropriate state regulatory agency, if the institution of which control is to be acquired is state chartered, and the Federal agency is obligated to give due consideration to the views and recommendations of the state agency. Upon receiving a notice, the Federal agency is also required to conduct an investigation of each person involved in the proposed acquisition. Notice of such proposal is to be published and public comment solicited thereon. A proposal may be disapproved by the Federal agency if the proposal would have anticompetitive effects, if the proposal would jeopardize the financial stability of the institution to be acquired or prejudice the interests of its depositors, if the competence, experience or integrity of any acquiring person or proposed management personnel indicates that it would not be in the interest of depositors or the public to permit such person to control the institution, if any acquiring person fails to furnish the Federal agency with all information required by the agency, or if the Federal agency determines that the proposed transaction would result in an adverse effect on a deposit insurance fund. In addition, the Change in Control Act requires that, whenever any Federally insured depository institution makes a loan or loans secured, or to be secured, by 25% or more of the outstanding voting stock of a Federally insured depository institution, the president or chief executive officer of the lending bank must promptly report such fact to the appropriate Federal banking agency regulating the institution whose stock secures the loan or loans.

Participation in U.S. Treasury Small Business Lending Fund Program. On August 4, 2011, DNB entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which DNB issued and sold to the Treasury 13,000 shares of its Non-Cumulative Perpetual Preferred Stock, Series 2011A, or Series 2011A Preferred Stock, having a liquidation preference of $1,000 per share for aggregate proceeds of $13.0 million. The Securities Purchase Agreement was entered into, and the Series 2011A Preferred Stock was issued, pursuant to the Treasury's Small Business Lending Fund program, or SBLF, a $30 billion fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The securities sold in this transaction were exempt from registration under Section 4(2) of the Securities Act. Of the $13.0 million in aggregate proceeds, $11,879,000 was used on August 4, 2011 to repurchase all shares issued and sold in 2009 to the United States Department of the Treasury in connection with the U. S. Treasury Capital Purchase Program, or CPP Shares ($11,750,000 was paid in principal and $128,900 in dividends related to the CPP Shares) held by the Treasury as described above. As of December 31, 2015, DNB had redeemed all of the Series 2011A Preferred Stock issued to the U.S. Treasury.

Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act. The federal government is considering a variety of reforms related to banking and the financial industry including, without limitation, the Dodd-Frank Act. The Dodd-Frank Act is intended to promote financial stability in the U.S., reduce the risk of bailouts and protect against abusive financial services practices by improving accountability and transparency in the financial system and ending "too big to fail" institutions. It is the broadest overhaul of the U.S. financial system since the Great Depression, and much of its impact will be determined by the scope and substance of many regulations that will need to be adopted by various regulatory agencies to implement its provisions. For these reasons, the overall impact on DNB and its subsidiaries is unknown at this time.

The Dodd-Frank Act delegates to various federal agencies the task of implementing its many provisions through regulation. Hundreds of new federal regulations, studies and reports addressing all of the major areas of the new law, including the regulation of banks and their holding companies, will be required, ensuring that federal rules and policies in this area will be further developing for months and years to come. Based on the provisions of the Dodd-Frank Act and anticipated implementing regulations, it is highly likely that banks and thrifts as well as their holding companies will be subject to significantly increased regulation and compliance obligations.

The Dodd-Frank Act could require us to make material expenditures, in particular personnel training costs and additional compliance expenses, or otherwise adversely affect our business or financial results. It could also require us to change certain of our business practices, adversely affect our ability to pursue business opportunities we might otherwise consider engaging in, cause business disruptions and/or have other impacts that are as-of-yet unknown to DNB and DNB First. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional licensing expenses, any of which could have an adverse effect on our cash flow and results of operations. For example, a provision of the Dodd-Frank Act is intended to preclude bank holding companies from treating future trust preferred securities issuances as Tier 1 capital for regulatory capital adequacy purposes. This provision may narrow the number of possible capital raising opportunities DNB and other bank holding companies might have in the future. As another example, the new law establishes the Consumer Financial Protection Bureau, which has been given substantive rule-making authority under most of the consumer protection regulations affecting DNB First and its customers. The Consumer Financial Protection Bureau and new rules it will issue may materially affect the methods and costs of compliance by DNB First in connection with future consumer related transactions.

Pennsylvania Banking Laws

Under the Pennsylvania Banking Code of 1965, as amended, or the PA Code, DNB is permitted to control an unlimited number of banks, subject to prior approval of the Federal Reserve Board as more fully described above. The PA Code authorizes reciprocal interstate banking without any geographic limitation. Reciprocity between states exists when a foreign state's law authorizes Pennsylvania bank holding companies to acquire banks or bank holding companies located in that state on terms and conditions substantially no more restrictive than those applicable to such an acquisition by a bank holding company located in that state. Interstate ownership of banks in Pennsylvania with banks in Delaware, Maryland, New Jersey, Ohio, New York and other states is currently authorized. Some state laws still restrict de novo formations of branches in other states, but restrictions on interstate de novo banking have been relaxed by the Dodd-Frank Act. Pennsylvania law also provides Pennsylvania state chartered institutions elective parity with the power of national banks, federal thrifts, and state‑chartered institutions in other states as authorized by the Federal Deposit Insurance Corporation ("Competing Institutions"). In some cases, this may give state chartered institutions broader powers than national banks such as DNB First, and may increase competition DNB First faces from other banking institutions.

Supervision and Regulation – DNB First

The operations of DNB First are subject to Federal and State statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. Bank operations are also subject to regulations of the Office of the Comptroller of the Currency, or the OCC, the Federal Reserve Board and the FDIC.

The primary supervisory authority of DNB First is the OCC, who regularly examines DNB First. The OCC has the authority to prevent a national bank from engaging in an unsafe or unsound practice in conducting its business.

Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, the investments a bank may make, the reserves against deposits a bank must maintain, loans a bank makes and collateral it takes, the activities of a bank with respect to mergers and consolidations and the establishment of branches. All nationally and state‑chartered banks in Pennsylvania are permitted to maintain branch offices in any county of the state. National bank branches may be established only after approval by the OCC. It is the general policy of the OCC to approve applications to establish and operate domestic branches, including ATMs and other automated devices that take deposits, provided that approval would not violate applicable Federal or state laws regarding the establishment of such branches. The OCC reserves the right to deny an application or grant approval subject to conditions if (1) there are significant supervisory concerns with respect to the applicant or affiliated organizations, (2) in accordance with CRA, the applicant's record of helping meet the credit needs of its entire community, including low and moderate income neighborhoods, consistent with safe and sound operation, is less than satisfactory, or (3) any financial or other business arrangement, direct or indirect, involving the proposed branch or device and bank "insiders" (directors, officers, employees and 10% or greater shareholders) involves terms and conditions more favorable to the insiders than would be available in a comparable transaction with unrelated parties.

DNB First, as a subsidiary of a bank holding company, is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on taking such stock or securities as collateral for loans. The Federal Reserve Act and Federal Reserve Board regulations also place certain limitations and reporting requirements on extensions of credit by a bank to principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary bank maintains a correspondent relationship.

Capital Adequacy

Federal banking laws impose on banks certain minimum requirements for capital adequacy. Federal banking agencies have issued certain "risk-based capital" guidelines, and certain "leverage" requirements on member banks such as DNB First. Banking regulators have authority to require higher minimum capital ratios for an individual bank or bank holding company in view of its circumstances.

New Capital Rules. On July 2, 2013, the Federal Reserve approved final rules that substantially amended the regulatory risk-based capital rules applicable to the Corporation and DNB First. The FDIC and the OCC subsequently approved these rules. The final rules were adopted following the issuance of proposed rules by the Federal Reserve in June 2012, and implement the "Basel III" regulatory capital reforms and changes required by the Dodd-Frank Act. "Basel III" refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The rules include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019, and will refine the definition of what constitutes "capital" for purposes of calculating those ratios. The new minimum capital level requirements applicable to the Corporation and DNB First under the final rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The final rules also establish a "capital conservation buffer" above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The final rules implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which will be phased out over time. However, the final rules provide that small depository institution holding companies with less than $15 billion in total assets as of December 31, 2009 (which includes the Corporation) will be able to permanently include non-qualifying instruments that were issued and included in Tier 1 or Tier 2 capital prior to May 19, 2010 in additional Tier 1 or Tier 2 capital until they redeem such instruments or until the instruments mature.

The final rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including DNB First, if their capital levels begin to show signs of weakness. These revisions took effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions are required to meet the following increased capital level requirements in order to qualify as "well capitalized:" (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

The final rules set forth certain changes for the calculation of risk-weighted assets, which have been required to utilize since January 1, 2015. The standardized approach final rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the "advance approach rules" that apply to banks with greater than $250 billion in consolidated assets. Based on our current capital composition and levels, we believe that we are in compliance with the requirements.

Minimum Capital Ratios. The risk-based guidelines require all banks to maintain two "risk-weighted assets" ratios. The first is a minimum ratio of total capital ("Tier 1" and "Tier 2" capital) to risk-weighted assets equal to 8.00%; the second is a minimum ratio of "Tier 1" capital to risk-weighted assets equal to 4.00%. Assets are assigned to five risk categories, with higher levels of capital being required for the categories perceived as representing greater risk. In making the calculation, certain intangible assets must be deducted from the capital base. The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets.

The risk-based capital rules also account for interest rate risk. Institutions with interest rate risk exposure above a normal level would be required to hold extra capital in proportion to that risk. A bank's exposure to declines in the economic value of its capital due to changes in interest rates is a factor that the banking agencies will consider in evaluating a bank's capital adequacy. The rule does not codify an explicit minimum capital charge for interest rate risk. DNB First currently monitors and manages its assets and liabilities for interest rate risk, and DNB's management believes that the interest rate risk rules which have been implemented and proposed will not materially adversely affect our operations.

The "leverage" ratio rules require banks which are rated the highest in the composite areas of capital, asset quality, management, earnings, liquidity and sensitivity to market risk to maintain a ratio of "Tier 1" capital to "adjusted total assets" (equal to the bank's average total assets as stated in its most recent quarterly Call Report filed with its primary federal banking regulator, minus end-of-quarter intangible assets that are deducted from Tier 1 capital) of not less than 3.00%. For banks which are not the most highly rated, the minimum "leverage" ratio will range from 4.00% to 5.00%, or higher at the discretion of the bank's primary federal regulator, and is required to be at a level commensurate with the nature of the level of risk of the bank's condition and activities.

For purposes of the capital requirements, "Tier 1" or "core" capital is defined to include common stockholders' equity and certain non-cumulative perpetual preferred stock and related surplus. "Tier 2" or "qualifying supplementary" capital is defined to include a bank's allowance for loan and lease losses up to 1.25% of risk-weighted assets, plus certain types of preferred stock and related surplus, certain "hybrid capital instruments" and certain term subordinated debt instruments.

Prompt Corrective Action. Federal banking law mandates certain "prompt corrective actions," which Federal banking agencies are required to take, and certain actions which they have discretion to take, based upon the capital category into which a Federally regulated depository institution falls. Regulations have been adopted by the Federal bank regulatory agencies setting forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution that is not adequately capitalized. Under the rules, an institution will be deemed to be "adequately capitalized" or better if it exceeds the minimum Federal regulatory capital requirements. However, it will be deemed "undercapitalized" if it fails to meet the minimum capital requirements, "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%, and "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%. The rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party. In addition, an undercapitalized institution becomes subject to certain automatic restrictions including a prohibition on the payment of dividends, a limitation on asset growth and expansion, and in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain "management fees" to any "controlling person". Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring, a limitation on the institution's ability to make acquisitions, open new branch offices, or engage in new lines of business, obligations to raise additional capital, restrictions on transactions with affiliates, and restrictions on interest rates paid by the institution on deposits. In certain cases, bank regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser. If an institution is deemed to be "critically undercapitalized" and continues in that category for four quarters, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

DNB's management believes that DNB First is "well capitalized" for regulatory capital purposes as of March 31, 2016 and December 31, 2015. Please see the table detailing DNB First's compliance with minimum capital ratios, in Note 16 ("Regulatory Matters") to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1.

Additional Regulatory Issues

Under the Federal Deposit Insurance Act, the OCC possesses the power to prohibit institutions regulated by it, such as DNB First, from engaging in any activity that would be an unsafe and unsound banking practice and in violation of the law. Moreover, Federal law enactments have expanded the circumstances under which officers or directors of a bank may be removed by the institution's Federal supervisory agency; unvested and further regulated lending by a bank to its executive officers, directors, principal shareholders or related interests thereof; and unvested management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area; and unvested management personnel from borrowing from another institution that has a correspondent relationship with their bank.

Interstate Banking. Federal law permits interstate bank mergers and acquisitions. Limited branch purchases are still subject to state laws. Pennsylvania law permits out-of-state banking institutions to establish branches in Pennsylvania with the approval of the Pennsylvania Department of Banking and Securities, provided the law of the state where the banking institution is located would permit a Pennsylvania banking institution to establish and maintain a branch in that state on substantially similar terms and conditions. It also permits Pennsylvania banking institutions to maintain branches in other states. The Dodd-Frank Act created a more permissive interstate branching regime by permitting banks to establish branches de novo in any state if a bank chartered by such state would have been permitted to establish the branch. Bank management anticipates that interstate banking will continue to increase competitive pressures in DNB First's market by permitting entry of additional competitors, but management is of the opinion that this will not have a material impact upon the anticipated results of operations of DNB First.

Bank Secrecy Act and OFAC. Under the Bank Secrecy Act, or BSA, DNB First is required to report to the Internal Revenue Service, currency transactions of more than $10,000 or multiple transactions of which DNB First is aware in any one day that aggregate in excess of $10,000. Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report. The Department of the Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, terrorism‑sponsoring jurisdictions and organizations, and international narcotics traffickers based on U.S. foreign policy and national security goals. OFAC acts under presidential wartime and national emergency powers and authority granted by specific legislation to impose controls on transactions and freeze foreign assets under U.S. jurisdiction. Acting under authority delegated from the Secretary of the Treasury, OFAC promulgates, develops, and administers the sanctions under its statutes and executive orders. OFAC requirements are separate and distinct from the BSA, but both OFAC requirements and the BSA share a common national security goal. Because institutions and regulators view compliance with OFAC sanctions as related to BSA compliance obligations, supervisory examination for OFAC compliance is typically connected to examination of an institution's BSA compliance. Examiners focus on a banking organization's compliance processes and evaluate the sufficiency of a banking organization's implementation of policies, procedures and systems to ensure compliance with OFAC regulations.

USA PATRIOT Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together with its implementing regulations, referred to herein as the Patriot Act), designed to deny terrorists and others the ability to obtain access to the United States financial system, has significant implications for banks and other financial institutions. It required DNB and its subsidiary to implement new policies and procedures or amend existing policies and procedures with respect to, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers, as well as related matters. The Patriot Act permits and in some cases requires information sharing for counter‑terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, and it requires federal banking agencies to evaluate the effectiveness of an institution in combating money laundering activities, both in ongoing examinations and in connection with applications for regulatory approval.

FDIC Insurance and Assessments. DNB First's deposits are insured to applicable limits by the FDIC. Under the Dodd-Frank Act, the maximum deposit insurance amount was permanently increased from $100,000 to $250,000.

The FDIC has adopted a risk-based premium system that provides for quarterly assessments based on an insured institution's ranking in one of four risk categories based on their examination ratings and capital ratios. Within its risk category, an institution is assigned an initial base assessment which is then adjusted to determine its final assessment rate based on its level of brokered deposits, secured liabilities and unsecured debt.

The Dodd-Frank Act required the FDIC to take such steps as necessary to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020. In setting the assessments, the FDIC is required to offset the effect of the higher reserve ratio against insured depository institutions with total consolidated assets of less than $10 billion. The Dodd-Frank Act also broadened the base for FDIC insurance assessments so that assessments will be based on the average consolidated total assets less average tangible equity capital of a financial institution rather than on its insured deposits. The FDIC has adopted a restoration plan to increase the reserve ratio to 1.15% by September 30, 2020 with additional rulemaking scheduled regarding the method to be used to achieve a 1.35% reserve ratio by that date and offset the effect on institutions with less than $10 billion in assets.

Pursuant to these requirements, the FDIC adopted new assessment regulations effective April 1, 2011 that redefined the assessment base as average consolidated assets less average tangible equity. Insured banks with more than $1.0 billion in assets must calculate quarterly average assets based on daily balances while smaller banks and newly chartered banks may use weekly averages. Average assets would be reduced by goodwill and other intangibles. Average tangible equity equals Tier 1 capital. For institutions with more than $1.0 billion in assets, average tangible equity is calculated on a weekly basis while smaller institutions may use the quarter-end balance. The base assessment rate for insured institutions in Risk Category I will range between 5 to 9 basis points and for institutions in Risk Categories II, III, and IV will be 14, 23 and 35 basis points. An institution's assessment rate will be reduced based on the amount of its outstanding unsecured long-term debt and for institutions in Risk Categories II, III and IV may be increased based on their brokered deposits.

In addition to deposit insurance assessments, banks are subject to assessments to pay the interest on Financing Corporation bonds. The Financing Corporation was created by Congress to issue bonds to finance the resolution of failed thrift institutions. The FDIC sets the Financing Corporation assessment rate every quarter. The current annual Financing Corporation assessment rate is 58 basis points on the deposit insurance assessment base, as defined above, which we anticipate will result in an aggregate estimated FICO assessment payment by DNB First of $39,000 in 2016.

Other Laws and Regulations. DNB First is subject to a variety of consumer protection laws, including the Truth in Lending Act, the Truth in Savings Act adopted as part of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Electronic Funds Transfer Act, the Real Estate Settlement Procedures Act and the regulations adopted thereunder. In the aggregate, compliance with these consumer protection laws and regulations involves substantial expense and administrative time on the part of DNB First and DNB.

Legislation and Regulatory Changes. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities and/or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on DNB and its subsidiary Bank.

Effect of Government Monetary Policies. The earnings of DNB are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States Government and its agencies (particularly the Federal Reserve Board). The monetary policies of the Federal Reserve Board have had and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The Federal Reserve Board has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States Government securities and through its regulation of, among other things, the discount rate on borrowing of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

All of DNB's revenues are attributable to customers located in the United States, and primarily from customers located in Southeastern Pennsylvania. All of DNB's assets are located in the United States and in Southeastern Pennsylvania. Registrant has no activities in foreign countries and hence no risks attendant to foreign operations.

PROPERTIES

The main office of DNB First, which DNB First owns, is located at 4 Brandywine Avenue, Downingtown, Pennsylvania 19335. DNB's registered office is also at this location, and DNB pays no rent or other form of consideration for the use of DNB First's main office as its principal executive office. DNB First leases its operations center located at 104 Brandywine Avenue, Downingtown, PA. DNB First had a net book value of $5.4 million for all branches owned plus leasehold improvements on offices leased at March 31, 2016. DNB First's DNB Investments & Insurance and DNB First Investment Management & Trust units, operating under the name, "DNB First Wealth Management," have offices adjacent to DNB First's Exton Office.

DNB First has eleven branch offices located in Chester and Delaware Counties, Pennsylvania. In addition to the main office discussed above, they are:

Office	Office Location	Owned/Leased
Boothwyn	3915 Chichester Avenue, Boothwyn	Owned

Caln	1835 East Lincoln Highway, Coatesville	Owned

Chadds Ford	300 Oakland Road, West Chester	Leased

East End	701 East Lancaster Avenue, Downingtown	Owned

Exton	410 Exton Square Parkway, Exton	Leased

Kennett Square	215 East Cypress Street, Kennett Square	Owned

Lionville	891 Pottstown Pike, Exton	Owned

Little Washington	104 Culbertson Run Road, Downingtown	Owned

Ludwig's Corner	1030 North Pottstown Pike, Chester Springs	Owned

West Chester	2 North Church Street, West Chester	Leased

West Goshen	1115 West Chester Pike, West Chester	Leased

DNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introductory Overview

DNB is a bank holding company whose bank subsidiary, DNB First, is a nationally chartered commercial bank with trust powers, and a member of the FDIC. DNB provides a broad range of banking services to individual and corporate customers through its twelve community offices located throughout Chester and Delaware Counties, Pennsylvania. DNB is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. DNB funds all these activities with retail and business deposits and borrowings. Through its Wealth Management Group, DNB First provides wealth management and trust services to individuals, businesses and non-profit organizations. DNB First and its subsidiary, DNB Investments and Insurance, make available certain non-depository products and services, such as securities brokerage, mutual funds, life insurance and annuities.

We earn revenues and generate cash flows by lending funds to commercial and consumer customers in our marketplace. We generate our largest source of interest income through our lending function. A secondary source of interest income is our investment portfolio, which provides liquidity and cash flows for future lending needs.

In addition to interest earned on loans and investments, we earn revenues from fees it charges customers for non-lending services. These services include wealth management and trust services; brokerage and investment services; cash management services; banking and ATM services; as well as safekeeping and other depository services.

To ensure we remain well positioned to meet the growing needs of our customers and communities and to meet the challenges of the 21st century, we've worked to build awareness of our full-service capabilities and ability to meet the needs of a wide range of customers. This serves to not only retain our existing customer base, but to position ourselves as an attractive financial institution on which younger individuals and families can build their dreams. To that end, we continue to make appropriate investments in all areas of our business, including people, technology, facilities and marketing.

Highlights of our results for the three months ended March 31, 2016 include:

•
Earnings increased $330,000 or 26.9% — Net income available to common shareholders for the quarter ended March 31, 2016 was $1.56 million, or $0.54 per diluted share, compared with $1.23 million or $0.43 per diluted share, for the same period in 2015.

•	Continued increase in Assets Under Care — Wealth Management assets under care increased 4.1% (not annualized) to $199.3 million as of March 31, 2016 from $191.5 million as of December 31, 2015.
•	Loan Growth —Total loans increased 5.51% in the first quarter of 2016 compared to the same period in 2015 and 1.6% compared to the quarter ended December 31, 2015.

•
Asset Quality — Asset quality remained stable.  Net loan charge-offs were only 0.08% (annualized) of total average loans for the first quarter of 2016, and non-performing loans were only 1.06% of total loans at quarter-end.

•
New Chairman and new CEO — On April 4, 2016, DNB announced that William J. Hieb was named permanent President and Chief Executive Officer.  DNB also announced that James H. Thornton was named permanent Chairman of the Board of Directors.

Highlights of our results for the year-end December 31, 2015 include:

•
Earnings increased $419,000 or 9.0% — Net income available to common shareholders for the year ended December 31, 2015 was $5.1 million, or $1.79 per diluted share, compared with $4.7 million or $1.66 per diluted share, for 2014.

•
Strong loan growth and stable asset quality — Total loans grew $26.2 million or 5.7% to $481.8 million as of December 31, 2015, from $455.6 million as of December 31, 2014.  Non-performing assets to total assets was 1.02% at December 31, 2015, compared to 1.07% at December 31, 2014.

•
Continued focus on growing fee-based income — Wealth Management continued to record strong growth in total assets under care, which increased 16.9% to $191.5 million at December 31, 2015 compared with $163.8 million at December 31, 2014. This growth contributed to a $171,000 or 13.0% increase in Wealth Management fee income. In addition, mortgage banking revenue increased $79,000 or 85.9% to $171,000 in 2015.

•
Full redemption of SBLF Preferred Shares — During 2015, we redeemed $13.0 million or 100% of the Series 2011A Preferred Stock which we had issued and sold to the U.S. Treasury. Capital ratios continue to exceed minimum regulatory standards for well capitalized institutions.  At December 31, 2015, the Tier 1 leverage ratio was 8.94%, Tier 1 risk-based capital was 12.08%, and total risk based capital ratio was 14.79%. As of the same date, the tangible common equity-to-tangible assets ratio was 7.40%, and the common equity tier 1 capital ratio was 10.44%.

We are particularly exposed to downturns in the greater Philadelphia region as well as the global and U.S. economies. Starting in the 2007-2008 time period, a weak economy, coupled with declines in the housing market and elevated unemployment negatively impacted the credit performance of mortgage, construction and other loans and resulted in significant write-downs by many financial institutions across the U.S.  In addition, the values of real estate collateral supporting many loans declined. While certain economic conditions in the U.S. have shown some improvement, economic growth has been slow and uneven as consumers continue to recover from previously high unemployment rates and lower housing valuations. In addition, high levels of U.S. government debt, as well as economic and political conditions in the global markets may impact our borrowers negatively. Unfavorable general economic trends, reduced availability of commercial credit and sustained high unemployment coupled with a low participation rate, can negatively impact the credit performance of both consumer and commercial credits, resulting in increased write-downs. A worsening of these conditions, such as an economic slowdown or recession, would likely worsen the adverse effects of these difficult market conditions on us and other financial institutions.  As a result of strong loan growth in 2015 and the quarter ended March 31, 2016, as well as these negative trends in the economy, and their impact on our borrowers' ability to repay their loans, we made a $1,105,000 provision for credit losses in 2015, compared to a $1,130,000 provision in 2014.  We made a $330,000 provision for credit losses for the quarter ended March 31, 2016, compared to a $300,000 provision during the same period in 2015.

In addition, our net interest margin has been impacted by these changes in the economy. DNB's management has been aggressive in managing our cost of funds by implementing carefully planned pricing strategies, designed to offset the decline in rates on earning assets, while matching liquidity needs. Our composite cost of funds was 0.38% for the three months ended March 31, 2016 compared to 0.37% for the three months ended March 31, 2015. Our composite cost of funds was 0.45% in 2015, compared to 0.45% in 2014. Our net interest margin decreased to 3.19% in 2015 from 3.36% in 2014.    The net interest margin was 3.18% for the first quarter of 2016 compared with 3.14% for the first quarter of 2015.

Earnings.  For the three months ended March 31, 2016, we reported net income available to common shareholders of $1.56 million, an increase of $330,000 from $1.23 million reported for the three months ended March 31, 2015, or $0.54 per share versus $0.43 per share, respectively, on a fully diluted basis. Our earnings for the quarter were favorably impacted by higher net interest income and higher non-interest income.

For the year ended December 31, 2015, we reported net income available to common shareholders of $5.1 million, an increase of $419,000 from $4.7 million reported for the year ended December 31, 2014, or $1.79 per share versus $1.66 per share, respectively, on a fully diluted basis. Our earnings for the year were favorably impacted by higher net interest income, lower income tax expense, and a lower provision for credit losses.

Asset Quality.  Non-performing assets were $7.8 million at March 31, 2016 compared to $7.7 million at March 31, 2015. Non-performing assets as of March 31, 2016 were comprised of $2.4 million of Other Real Estate Owned ("OREO") and $165,000 in other repossessed property. As of March 31, 2016, the non-performing loans to total loans decreased to 1.06% compared to 1.47% at March 31, 2015. The non-performing assets to total assets ratio decreased to 1.02% at March 31, 2016, compared to 1.03% at March 31, 2015. The allowance for credit losses was $5.2 million at March 31, 2016, compared to $5.2 million at March 31, 2015. The allowance to total loans was 1.06% at March 31, 2016 compared to 1.12% at March 31, 2015. Our delinquency ratio (the total of all delinquent loans plus loans greater than 90 days and still accruing, divided by total loans) was 1.15% at March 31, 2016, down from 1.79% at March 31, 2015.

Non-performing assets were $7.7 million at December 31, 2015 compared to $7.8 million at December 31, 2014. Non-performing assets as of December 31, 2015 were comprised of $4.6 million of non-accrual loans, $457,000 of loans delinquent over ninety days and still accruing, as well as $2.4 million of OREO and $165,000 in other repossessed property. As of December 31, 2015, the non-performing loans to total loans ratio decreased to 1.06% compared to 1.50% at December 31, 2014. The non-performing assets to total assets ratio decreased to 1.02% at December 31, 2015, compared to 1.07% at December 31, 2014. The allowance for credit losses was $4.9 million at December 31, 2015, compared to $4.9 million at December 31, 2014. The allowance to total loans was 1.02% at December 31, 2015 compared to 1.08% at December 31, 2014. Our delinquency ratio was 1.32% at December 31, 2015,  down from 1.87% at December 31, 2014.

Overview of Financial Condition — Major Changes and Trends

At March 31, 2016 we had consolidated assets of $761.4 million and a Tier I/Leverage Capital Ratio of 9.2%. At such date, loans comprised 66.6% of earning assets, while investments and overnight funds constitute the remainder. During the three months ended March 31, 2016, assets increased $12.6 million to $761.4 million at March 31, 2016, compared to $748.8 million at December 31, 2015. During the same period, investment securities decreased $13.2 million to $207.0 million, while the loan portfolio increased $7.6 million, or 1.58%, to $489.4 million. Deposits increased $30.8 million to $637.1 million at March 31, 2016 from December 31, 2015.

At December 31, 2015, we had consolidated assets of $748.8 million and a Tier I/Leverage Capital Ratio of 8.94%. At such date, loans comprised 66.3% of earning assets, while investments and overnight funds constitute the remainder. During 2015, assets increased $25.5 million to $748.8 million at December 31, 2015, compared to $723.3 million at December 31, 2014. During the same period, investment securities decreased $11.4 million to $220.2 million, while the loan portfolio increased $26.2 million, or 5.74%, to $481.8 million. Deposits increased $1.2 million to $606.3 million at December 31, 2015 from December 31, 2014.

Comprehensive 5-Year Plan. During the third quarter of 2015, DNB's management updated the 5-year strategic plan that was designed to reposition its balance sheet and improve core earnings. Through the plan, DNB's management will endeavor to expand its loan portfolio through new originations, increased loan participations, as well as strategic loan and lease purchases. DNB's management also plans to reduce the absolute level of borrowings with cash flows from existing loans and investments as well as from new deposit growth. A discussion on our Key Strategies follows below:

•	Focus on penetrating existing markets to maximize profitability;

•	Grow loans and diversify the mix;

•	Improve asset quality;

•	Focus on profitable of directors customer segments;

•	Grow and diversify non-interest income, primarily wealth management and mortgage banking;

•	Continue to grow core deposits to maintain low funding costs;

•	Focus on cost containment and improving operational efficiencies; and

•	Continue to engage employees to help them become more effective and successful.

Strategic Plan Update. We reported net income available to common stockholders of $1.56 million, or $0.54 per diluted share, for the quarter ended March 31, 2016, compared with $1.3 million, or $0.43 per diluted share, for the same period in 2015. Earnings were up, in part, due to a gain from insurance proceeds of $1.15 million related to a fire at our West Chester location that occurred during 2015. This gain was offset by $446,000 of net compensation expense associated with the passing of our former Chairman and merger-related expense of $188,000 related to the recently announced pending acquisition of East River Bank.

The net interest margin remained stable despite continuing pressure due to flattening yield curve. The net interest margin was 3.18% for the first quarter of 2016 compared with 3.14% for both the fourth quarter of 2015 and the first quarter of 2015. As of March 31, 2016, the loan-to-deposit ratio was 77%, which suggests that we are largely core-funded.

Quality loan growth was achieved over the past quarter and we remain committed to maintaining our prudent pricing and credit discipline. On a sequential quarter basis, total loans increased $7.6 million, or 1.6% (not annualized), to $489.4 million as of March 31, 2016. As of the same date, total loans were 64.3% of total assets. Loan growth has been prudent; and we remain challenged to grow commercial-oriented loans in a competitive market, while maintaining our conservative underwriting standards.

Asset quality remained strong. Net charge-offs were only 0.08% of total average loans for the quarter ended March 31, 2016 compared with 0.07% for the quarter ended December 31, 2015, and 0.01% for the quarter ended March 31, 2015. Total non-performing assets, including loans and other real estate property, were $7.8 million as of March 31, 2016 compared with $7.7 million as of December 31, 2015. The ratio of non-performing assets to total assets was 1.02% and non-performing loans were 1.06% of total loans as of March 31, 2016. As of the same date, the allowance for loan losses to total a loans ratio was 1.06%.

On a sequential quarter basis, total core deposits grew $25.5 million or 4.9% (not-annualized), and were 85.9% of total deposits as of March 31, 2016. Total deposits were $637.1 million as of March 31, 2016 compared with $606.3 million as of December 31, 2015.

Total non-interest income for the first quarter of 2016 was $2.3 million, compared with $1.3 million for both the prior quarter and the quarter ended March 31, 2015. Total non-interest income for the first quarter of 2016 included a $1.15 million gain from the insurance proceeds associated with the fire at our West Chester location. Wealth Management fees were $397,000 for the first quarter of 2016 compared with $352,000 for the quarter ended March 31, 2015. Wealth management fees represented approximately one-third of total fee income. Excluding the $1.15 million gain from the insurance proceeds, non-interest income was approximately $1.2 million, or 17% of total revenue, for the quarter ended March 31, 2016.

During the year ended December 31, 2015, DNB's management focused on controlling our composite cost of funds as well as maintaining strong asset quality. The composite cost of funds for the year ended December 31, 2015 was 0.45% compared to 0.45% for 2014.  As a major component, our cost of interest bearing deposits declined from 0.27% in 2014 to 0.20% in 2015. This decrease was offset in large part, due to our issuance of $9,750,000 of subordinated debt during the first quarter of 2015 at 4.25% per annum. We issued the subordinated debt to redeem 75% of the outstanding Series 2011A Perpetual Preferred Stock that had been issued to the United States Department of the Treasury in conjunction with our participation in the Small Business Lending Fund program. We redeemed this Preferred Stock because the dividend yield was scheduled to increase from 1% per annum to 9% per annum in the first quarter of 2016. Total non-performing assets, including loans and other real estate property, were $7.7 million as of December 31, 2015 compared with $7.8 million for December 31, 2014.  The ratio of non-performing assets to total assets was 1.02% and non-performing loans were 1.06% of total loans as of December 31, 2015. Positive trends were observed for the year ended December 31, 2015 from the sale of investments and insurance products through our third-party broker-dealer, Cetera Financial Services, Inc. and ongoing trust administration and direct management of investment assets for clients which increased fees 13.01% or $171,000 when compared to 2014. In addition, mortgage banking revenue increased $79,000 or 85.9% to $171,000 in 2015.  Non-interest expense for the year ended December 31, 2015 increased slightly by 2.13% or $397,000, compared to 2014, reflecting DNB's management's disciplined expense controls.

Our most significant revenue source continues to be net interest income, defined as total interest income less total interest expense, which in 2015 accounted for approximately 81.3% of total revenue. For the quarter ended March 31, 2016, net interest income accounted for approximately 70.1% of total revenue. To produce net interest income and consistent earnings growth over the long-term, we must generate loan and deposit growth at acceptable economic spreads within our market area. To generate and grow loans and deposits, we must focus on a number of areas including, but not limited to, the economy, branch expansion, sales practices, customer satisfaction and retention, competition, customer behavior, technology, product innovation and credit performance of our customers.

DNB's management has made a concerted effort to improve the measurement and tracking of business lines and overall corporate performance levels. Improved information systems have increased our ability to track key indicators and enhance corporate performance levels. Better measurement against goals and objectives and increased accountability will be integral in attaining desired loan, deposit and fee income production.

Our Principal Products and Services

Loans and Lending Services.  Our primary source of earnings and cash flows is derived from its lending function. The commercial loan portfolio amounted to $406.4 million or 83.1% of total loans as of March 31, 2016. The commercial loan portfolio amounted to $396.7 million or 82.3% of total loans as of December 31, 2015 and $406.4 million or 83.1% of total loans as of March 31, 2016. We focus on providing these products to small to mid-size businesses throughout Chester and Delaware Counties. In keeping with our goal to match customer business initiatives with products designed to meet their needs, we offer a wide variety of fixed and variable rate loans that are priced competitively. We serve this market by providing funds for the purchase of business property or ventures, working capital lines, Small Business Administration loans, lease financing for equipment and for a variety of other purposes.

As a community bank, We also serve consumers by providing home equity and home mortgages, as well as term loans for the purchase of consumer goods. Residential mortgage and consumer loans decreased $2.2 million during the three months ended March 31, 2016, primarily in the home equity portfolio. Residential mortgage and consumer loans increased $3.1 million in 2015 compared to 2014, primarily in the residential mortgage portfolio. In addition to providing funds to customers, we also provide a variety of services to our commercial customers. These services, such as cash management, remote capture, commercial sweep accounts, internet banking, letters of credit and other lending services are designed to meet our customer needs and help them become successful. We provide these services to assist our customers in obtaining financing, securing business opportunities, providing access to new resources and managing cash flows.

Deposit Products and Services. Our primary source of funds is derived from customer deposits, which are typically generated by our twelve branch offices. Our deposit base, while highly concentrated in central Chester County, extends to southern Chester County and into parts of Delaware and Lancaster Counties. In addition, a growing amount of new deposits are being generated through expanded government service offerings and as a part of comprehensive loan or wealth management relationships. We also have access to wholesale brokered deposits which amounted to $18.5 million at March 31, 2016 and December 31, 2015.

The majority of our deposit mix consists of low costing core deposits, (demand, NOW and savings accounts). The remaining deposits are comprised of rate-sensitive money market and time products. We offer tiered savings and money market accounts, designed to attract high dollar, less volatile funds. Certificates of deposit and IRAs are traditionally offered with interest rates commensurate with their terms.

Non-Deposit Products and Services.  We offer non-deposit products and services under the names "DNB Investments & Insurance" and "DNB First Investment Management & Trust." Revenues for these entities were $397,000 and $352,000 for the three months ended March 31, 2016 and 2015, respectively, and $1.5 million and $1.3 million for 2015 and 2014, respectively.

DNB Investments & Insurance. Through a third party marketing agreement with Cetera Investment Services, LLC, DNB Investments & Insurance offers a complete line of investment and insurance products, which include the following:

•	Fixed & Variable Annuities	•	401(k) plans
•	401(k) Rollovers	•	Stocks
•	Self-Directed and Managed IRAs	•	Bonds
•	Mutual Funds	•	Full Services Brokerage/Cash Management
•	Long Term Care Insurance	•	529 College Savings Plans
•	Life Insurance	•	Separately Managed Investment Accounts (SMA)
•	Disability Insurance	•	Self Employed Pension (SEP)

DNB First Investment Management & Trust. DNB First Investment Management & Trust offers a full line of investment and fiduciary services, which includes the following:

•	Investment Management	•	Investment Advisory
•	Estate Settlement	•	Client Bill Paying
•	Custody Services	•	Financial Planning
•	Corporate Trustee / Trust Administration	•	Power of Attorney and Guardian of the Estate Capacities

Material Challenges, Risks and Opportunities

Interest Rate Risk Management

Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. We consider interest rate risk a predominant risk in terms of our potential impact on earnings. Interest rate risk can occur for any one or more of the following reasons: (a) assets and liabilities may mature or re-price at different times; (b) short-term or long-term market rates may change by different amounts; or (c) the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.

The principal objective of our interest rate risk management is to evaluate the interest rate risk included in certain on and off balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. Through such management, we seek to reduce the vulnerability of our operations to changes in interest rates. Our Asset Liability Committee (the "ALCO") is responsible for reviewing our asset/liability policies and interest rate risk position and making decisions involving asset liability considerations. The ALCO meets on a monthly basis and reports trends and our interest rate risk position to the board of directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on our earnings.

Net Interest Margin

Our net interest margin is the ratio of net interest income to average interest earning assets. Unlike the interest rate spread, which measures the difference between the rates on earning assets and interest paying liabilities, the net interest margin measures that spread plus the effect of net free funding sources. This is a more meaningful measure of profitability because a bank can have a narrow spread but a high level of equity and non-interest bearing deposits, resulting in a higher net interest margin.

The following table provides, for the periods indicated, information regarding: (i) our average balance sheet; (ii) the total dollar amounts of interest income from interest earning assets and the resulting average yields (tax-exempt yields have been adjusted to a tax equivalent basis using a 34% tax rate); (iii) the total dollar amounts of interest expense on interest bearing liabilities and the resulting average costs; (iv) net interest income; (v) net interest rate spread; and (vi) net interest margin. Average balances were calculated based on daily balances. Non-accrual loan balances are included in total loans. Loan fees and costs are included in interest on total loans.

Average Balances, Rates, and Interest Income and Expense

	Three Months Ended March 31,
	2016			2015
			Annualized			Annualized
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets:
Investment securities:
Taxable	$158,234	$682	1.72%	$183,826	$735	1.60%
Tax-exempt	55,456	498	3.59	51,502	511	3.97
Total securities	213,690	1,180	2.21	235,328	1,246	2.12
Cash and cash equivalents	23,080	21	0.37	18,037	7	0.16
Total loans	483,125	5,165	4.28	460,585	4,957	4.31
Total interest-earning assets	719,895	6,366	3.54	713,950	6,210	3.48
Non-interest-earning assets	23,778			22,048
Total assets	$743,673			$735,998
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings deposits	$405,321	$164	0.16%	$424,089	$149	0.14%
Time deposits	70,927	117	0.66	74,618	109	0.58
Brokered deposits	18,491	62	1.34	10,241	24	0.95
Total interest-bearing deposits	494,739	343	0.28	508,948	282	0.22
Federal funds purchased	1,043	1	0.64	434	1	0.46
Federal Reserve borrowing	-	-	-	-	-	-
Repurchase agreements	23,040	11	0.20	17,812	9	0.20
Subordinated debt	9,750	104	4.25	2,925	30	4.09
FHLBP advances	23,111	94	1.63	20,000	194	3.89
Other interest bearing accounts	9,741	97	3.98	9,780	90	3.68
Total interest-bearing liabilities	561,424	650	0.46	559,899	606	0.43
Demand deposits	120,391			108,452
Other liabilities	4,818			5,161
Stockholders' equity	57,040			62,486
Total liabilities and stockholders' equity	$743,673			$735,998
Net interest income		$5,716			$5,604
Interest rate spread			3.08%			3.05%
Net interest margin			3.18%			3.14%

	Year Ended December 31
	2015			2014			2013
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets:
Investment securities:
Taxable	$177,213	$2,955	1.67%	$156,402	$2,850	1.82%	$155,725	$2,861	1.84%
Tax-exempt	54,578	2,112	3.87	41,934	1,685	4.02	43,495	1,657	3.81
Total securities	231,791	5,067	2.19	198,336	4,535	2.29	199,220	4,518	2.27
Cash and cash equivalents	21,075	42	0.20	21,247	42	0.20	34,379	70	0.20
Total loans	465,944	20,348	4.37	435,816	19,733	4.53	396,997	19,340	4.87
Total interest-earning assets	718,810	25,457	3.54	655,399	24,310	3.71	630,596	23,928	3.79
Non-interest-earning assets	22,542			21,457			23,440
Total assets	$741,352			$676,856			$654,036
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings deposits	$414,920	$590	0.14%	$376,568	$541	0.14%	$362,985	$740	0.20%
Time deposits	67,487	396	0.59	81,546	697	0.85	95,356	1,071	1.12
Brokered deposits	14,803	179	1.21	5,590	53	0.95	-	-	-
Total interest-bearing deposits	497,210	1,165	0.23	463,704	1,291	0.28	458,341	1,811	0.40
Federal funds purchased	204	1	0.51	276	2	0.64	17	-	0.47
Repurchase agreements	25,574	51	0.20	19,531	39	0.20	20,590	45	0.22
Subordinated debt	8,067	341	4.22	-	-	-	-	-	-
FHLBP advances	20,603	787	3.82	10,986	613	5.58	12,356	653	5.29
Other interest bearing accounts	9,765	367	3.76	9,802	366	3.73	9,836	379	3.85
Total interest-bearing liabilities	561,423	2,712	0.48	504,299	2,311	0.46	501,140	2,888	0.58
Demand deposits	115,901			106,604			89,696
Other liabilities	5,115			4,190			5,167
Stockholders' equity	58,913			61,763			58,033
Total liabilities and stockholders' equity	$741,352			$676,856			$654,036
Net interest income		$22,745			$21,999			$21,040
Interest rate spread			3.09%			3.25%			3.22%
Net interest margin			3.16%			3.36%			3.34%

Rate / Volume Analysis

During the three months ended March 31, 2016, net interest income increased $112,000 or 2.00% on a tax equivalent basis compared to the three months ended March 31, 2015. As shown in the Rate/Volume Analysis table, there were $67,000 favorable volume changes in addition to $45,000 favorable rate changes. The favorable change in net interest income due to volume changes is mostly attributable to increased average balances of loans of $22.5 million (affecting net interest income favorably by $241,000), increased average balances of tax-exempt investment securities of $4.0 million (favorable change $36,000), and decreased average balances of savings and time deposits of $22.5 million (favorable change $13,000), offset by decreased average balances of taxable investment securities of $25.6 million (unfavorable change $111,000), increased average balances of subordinated debt of $6.8 million (unfavorable change $73,000), increased average balances of brokered deposits of $8.3 million (unfavorable change $28,000), and increased average balances of Federal Home Loan Bank of Pittsburgh ("FHLBP") advances of $3.1 million (unfavorable change $13,000). The favorable impact of decreased rates on interest-bearing liabilities outweighed the unfavorable impact of decreased yields on earning, resulting in a $45,000 favorable difference. The favorable change due to rate on FHLBP advances was $113,000 (an average rate paid of 1.63% for the three months ended March 31, 2016, compared to 3.89% in the three months ended March 31, 2015). The favorable change due to rate on taxable investment securities was $58,000 (an average rate earned of 1.72% for the three months ended March 31, 2016, compared to 1.60% for the three months ended March 31, 2015). The favorable change due to rate on cash and cash equivalents was $10,000 (an average rate earned 0.37% for the three months ended March 31, 2016, compared to 0.16% for the three months ended March 31, 2015). These favorable changes due to decreased yields on FHLBP advances,  increased yields on taxable investment securities and cash and cash equivalents, were partially offset by decreased yields on tax-exempt securities and loans,  combined with increased rates paid on savings, time, and brokered deposits. The unfavorable change due to yield on tax-exempt investment securities was $49,000 (average yield of 3.59% for the three months ended March 31, 2016, compared to 3.97% for the three months ended March 31, 2015). The unfavorable change due to yield on loans was $33,000 (average yield of 4.28% for the three months ended March 31, 2016, compared to 4.31% for the three months ended March 31, 2015). The unfavorable change due to rate on savings deposits was $22,000 (average rate paid of 0.16% for the three months ended March 31, 2016, compared to 0.14% for the three months ended March 31, 2015). The unfavorable change due to rate on time deposits was $14,000 (average rate paid of 0.66% for the three months ended March 31, 2016, compared to 0.58% for the three months ended March 31, 2015). The unfavorable change due to rate on brokered deposits was $10,000 (average rate paid of 1.34% for the three months ended March 31, 2016, compared to 0.95% for the three months ended March 31, 2015). Our composite cost of funds was 0.38% for the three months ended March 31, 2016, compared to 0.35% for the three months ended March 31, 2015.

During 2015, net interest income increased $746,000 or 3.39% on a tax equivalent basis. As shown in the following Rate/Volume Analysis table, $1.3 million favorable volume changes were offset by $603,000 unfavorable rate changes. The favorable change in net interest income due to volume changes is mostly attributable to increased average balances of loans of $30.1 million (affecting net interest income favorably by $1.3 million), increased average balances of investment securities of $33.5 million (favorable change $836,000), and decreased average balances of time deposits of $14.1 million (favorable change $82,000), offset by increased average balances of FHLBP advances of $9.6 million (unfavorable change $367,000) and increased average balances of subordinated debt of $8.1 million (unfavorable change $341,000). The unfavorable impact of decreased yields on interest-earning assets outweighed the favorable impact of decreased rates on interest-bearing liabilities, resulting in a $603,000 unfavorable difference. The unfavorable change due to rate earned on loans was $701,000 (an average rate earned of 4.37% in 2015, compared to 4.53% in 2014). The unfavorable change due to rate earned on investments was $304,000 (an average rate earned of 2.19% in 2015, compared to 2.29% in 2014). These unfavorable changes, due to decreased yields on loans and investments, was partially offset by lower rates paid on FHLBP advances and time deposits. The favorable change due to rate on FHLBP advances was $193,000 (an average rate paid of 3.82% in 2015, compared to 5.58% in 2014). The favorable change due to rate on time deposits was $219,000 (an average rate paid of 0.59% in 2015, compared to 0.85% in 2014). Our composite cost of funds remained at 0.45% in 2015, compared to the same rate in 2014.

The following table sets forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense for the periods noted (tax-exempt yields have been adjusted to a tax equivalent basis using a 34% tax rate). For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (i) changes in rate (change in rate multiplied by old volume) and (ii) changes in volume (change in volume multiplied by new rate). The net change attributable to the combined impact of rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

Rate / Volume Analysis
(Dollars in thousands)

	Three Months Ended March 31
	2016 Versus 2015			2015 Versus 2014			2014 Versus 2013
	Change Due To			Change Due To			Change Due To
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Interest-earning assets:
Loans	$(33)	$241	$208	$(701)	$1,316	$615	$(1,364)	$1,757	$393
Investment securities:
Taxable	58	(111)	(53)	(242)	347	105	(23)	12	(11)
Tax-exempt	(49)	36	(13)	(62)	489	427	90	(62)	28
Cash and cash equivalents	10	4	14	1	(1)	-	(2)	(26)	(28)
Total	(14)	170	156	(1,004)	2,151	1,147	(1,299)	1,681	382
Interest-bearing liabilities:
Savings deposits	22	(7)	15	(5)	54	49	(219)	20	(199)
Time deposits	14	(6)	8	(219)	(82)	(301)	(256)	(118)	(374)
Brokered deposits	10	28	38	14	112	126	-	53	53
Federal funds purchased	-	-	-	-	(1)	(1)	-	2	2
Repurchase agreements	-	2	2	-	12	12	(4)	(2)	(6)
Subordinated notes	1	73	74	-	341	341	-	-	-
FHLBP advances	(113)	13	(100)	(193)	367	174	36	(76)	(40)
Other borrowings	7	-	7	2	(1)	1	(12)	(1)	(13)
Total	(59)	103	44	(401)	802	401	(455)	(122)	(577)
Net interest income	$45	$67	$112	$(603)	$1,349	$746	$(844)	$1,803	$959

Interest Rate Sensitivity Analysis

The largest component of our total income is net interest income, and the majority of our financial instruments are comprised of interest rate-sensitive assets and liabilities with various terms and maturities. The primary objective of DNB's management is to maximize net interest income while minimizing interest rate risk. Interest rate risk is derived from timing differences in the re-pricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates. The Asset/Liability Committee ("ALCO") actively seeks to monitor and control the mix of interest rate-sensitive assets and interest rate-sensitive liabilities.

ALCO continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. DNB's management believes that hedging instruments currently available are not cost-effective, and therefore, has focused its efforts on increasing our spread by attracting lower-costing retail deposits and in some instances, borrowing from the FHLB of Pittsburgh.

We report our callable agency investments ($39.8 million at March 31, 2016 and $39.2 million at December 31, 2015) at their Option Adjusted Spread ("OAS") effective duration date, as opposed to the call or maturity date. In DNB's management's opinion, using effective duration dates on callable securities and advances provides a better estimate of the option exercise date under any interest rate environment. The OAS methodology is an approach whereby the likelihood of option exercise takes into account the coupon on the security, the distance to the call date, the maturity date and current interest rate volatility. In addition, prepayment assumptions derived from historical data have been applied to mortgage related securities, which are included in investments.

Liquidity and Market Risk Management

Liquidity is the ability to meet current and future financial obligations. We further define liquidity as the ability to respond to deposit outflows as well as maintain flexibility to take advantage of lending and investment opportunities. Our primary sources of funds are operating earnings, deposits, repurchase agreements, principal and interest payments on loans, proceeds from loan sales, sales and maturities of mortgage backed and investment securities, and FHLBP advances. We use the funds generated to support our lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments, loan and security sales and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition.

The objective of our asset/liability management function is to maintain consistent growth in net interest income within our policy limits. This objective is accomplished through the management of liquidity and interest rate risk, as well as customer offerings of various loan and deposit products. We maintain adequate liquidity to meet daily funding requirements, anticipated deposit withdrawals, or asset opportunities in a timely manner. Liquidity is also necessary to meet obligations during unusual, extraordinary or adverse operating circumstances, while avoiding a significant loss or cost. Our foundation for liquidity is a stable deposit base as well as a marketable investment portfolio that provides cash flow through regular maturities or that can be used for collateral to secure funding in an emergency. As part of our liquidity management, we maintain assets, which comprise our primary liquidity (Federal funds sold, investments and interest bearing cash balances, less pledged securities).

Credit Risk Management

We define credit risk as the risk of default by a customer or counter party. The objective of our credit risk management strategy is to quantify and manage credit risk on an aggregate portfolio basis as well as to limit the risk of loss resulting from an individual customer default. Credit risk is managed through a combination of underwriting, documentation and collection standards. Our credit risk management strategy calls for regular credit examinations and quarterly management reviews of large credit exposures and credits experiencing credit quality deterioration. Our loan review procedures provide objective assessments of the quality of underwriting, documentation, risk grading and charge-off procedures, as well as an assessment of the allowance for credit loss reserve analysis process. As the U.S. economy moves through a period of recession, it is possible that delinquencies and non-performing assets may rise as the value of homes decline and our borrowers experience financial difficulty due to corporate downsizing, reduced sales and income levels, or other negative events which will impact their ability to meet their contractual loan payments. To minimize the impact on our earnings and maintain sound credit quality, DNB's management continues to aggressively monitor credit and credit relationships that may be impacted by such adverse factors.

Competition

In addition to the challenges related to the interest rate environment, community banks in Chester and Delaware Counties have been experiencing increased competition from large regional and international banks entering our marketplace through mergers and acquisitions. Competition for loans and deposits has negatively affected our net interest margin. To compensate for the increased competition, we, along with other area community banks, have aggressively sought and marketed customers who have been disenfranchised by these mergers.

To attract these customers, we offer deposit products and services, such as Choice Checking with ATM surcharge rebates, Mobile Banking, Popmoney® and expanded bill payment functionality with CheckFree®. We also offer a complete package of cash management services including remote deposit, ARP services, JetPay Payroll Services®, ACH, government account services and more. In addition, our broad range of Business Checking products provides significant advantages to our customers when compared to those offered by our competitors.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Generally accepted accounting principles are complex and require DNB's management to apply significant judgment to various accounting, reporting and disclosure matters. DNB's management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions.

In DNB's management's opinion, the most critical accounting policies and estimates impacting our consolidated financial statements are in Note 1 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. For a complete discussion of our significant accounting policies, see the notes to the Consolidated Financial Statements.

Financial Results

Liquidity

DNB's management maintains liquidity to meet depositors' needs for funds, to satisfy or fund loan commitments, and for other operating purposes. Our foundation for liquidity is a stable and loyal customer deposit base, cash and cash equivalents, and a marketable investment portfolio that provides periodic cash flow through regular maturities and amortization, or that can be used as collateral to secure funding. Primary liquidity includes investments, Federal funds sold, and interest bearing cash balances, less pledged securities. We also anticipate scheduled payments and prepayments on its loan and mortgage  backed securities portfolios. In addition, we maintain borrowing arrangements with various correspondent banks, the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs. Through these relationships, we have available credit of approximately $311.4 million at March 31, 2016 and $303.2 million at December 31, 2015. DNB's management believes that we have adequate resources to meet our short-term and long-term funding requirements.

As of March 31, 2016, deposits totaled $637.1 million, up $30.8 million from $606.3 million at December 31, 2015. There are $58.0 million in certificates of deposit (including IRAs) scheduled to mature in one year or less from March 31, 2016. DNB's management believes that the majority of such deposits will be reinvested with us and that certificates that are not renewed will be funded by a reduction in cash and cash equivalents or by pay-downs and maturities of loans and investments. At March 31, 2016, we had $116.9 million in un-funded loan commitments. In addition, there were $2.6 million in un-funded letters of credit. DNB's management anticipates the majority of these commitments will be funded by means of normal cash flows.

As of December 31, 2015, deposits totaled $606.3 million, up $1.2 million from $605.1 million at December 31, 2014. There are $52.8 million in certificates of deposit (including IRAs) scheduled to mature during 2016. DNB's management believes that the majority of such deposits will be reinvested with us and that certificates that are not renewed will be funded by a reduction in cash and cash equivalents or by pay-downs and maturities of loans and investments. At December 31, 2015, we had $116.4 million in un-funded loan commitments. In addition, there were $3.2 million in un-funded letters of credit. DNB's management anticipates the majority of these commitments will be funded by means of normal cash flows. Included in interest bearing time deposits are time and brokered deposits issued in amounts of $100,000 or more and their remaining maturities at March 31, 2016 and December 31, 2015 were as follows:

	March 31, 2016
	Time	Brokered
(Dollars in thousands)	Deposits	Deposits	Total
Three months or less	$21,467	$3,859	$25,326
Over three through six months	2,935	-	2,935
Over six through twelve months	16,480	-	16,480
Over one year through two years	4,459	5,427	9,886
Over two years	2,498	-	2,498
Total	$47,839	$9,286	$57,125

	December 31, 2015
	Time	Brokered
(Dollars in thousands)	Deposits	Deposits	Total
Three months or less	$14,225	$-	$14,225
Over three through six months	17,432	3,858	21,290
Over six through twelve months	2,602	-	2,602
Over one year through two years	4,359	5,420	9,779
Over two years	2,916	-	2,916
Total	$41,534	$9,278	$50,812

The following table sets forth the composition of our deposits at the dates indicated.

Deposits By Major Classification
(Dollars in thousands)

	March 31	December 31
	2016	2015	2014	2013	2012	2011
Non-interest-bearing deposits	$131,951	$125,581	$102,107	$101,853	$85,055	$68,371
Interest-bearing deposits:
NOW	201,566	185,973	205,816	170,427	161,844	171,321
Money market	138,241	137,555	143,483	130,835	122,953	107,368
Savings	75,535	72,660	66,634	60,090	58,256	45,250
Certificates	60,827	55,180	62,747	75,856	81,637	83,260
IRA	10,437	10,838	14,058	19,686	20,679	21,975
Brokered deposits	18,498	18,488	10,238	-	-	-
Total deposits	$637,055	$606,275	$605,083	$558,747	$530,424	$497,545

For detailed information regarding the maturity of our time deposits and certificates of deposit, see Note 6 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1.

Capital Resources and Adequacy

Stockholders' equity was $58.1 million at March 31, 2016 compared to $55.5 million at December 31, 2015. The increase in stockholders' equity was primarily a result of earnings for the three months ended March 31, 2016 of $1.56 million, net-of tax other comprehensive income of $950,000, and restricted stock compensation expense of $660,000. These increases were partially offset by taxes on share award vest of $436,000 and dividends paid on our common stock of $199,000.

Stockholders' equity was $55.5 million at December 31, 2015 compared to $63.9 million at December 31, 2014. The decrease in stockholders' equity was primarily a result of the redemption of $13.0 million of Preferred Stock issued to the U.S. Treasury in conjunction with our participation in the Small Business Lending Fund Program, as well as $784,000 of dividends paid on our common stock, a $386,000 net-of tax other comprehensive loss, and $50,000 of dividends paid on Series 2011A Preferred Stock. These decreases were partially offset by 2015 earnings of $5.1 million. We have modeled our ratios under the finalized Basel III rules and we do not expect that we will be required to raise additional capital as a result of these rules.

On August 4, 2011, we entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which we issued and sold to the Treasury 13,000 shares of our Series 2011A Preferred Stock, having a liquidation preference of $1,000 per share for aggregate proceeds of $13,000,000. The Securities Purchase Agreement was entered into, and the Series 2011A Preferred Stock was issued, pursuant to the Treasury's SBLF, a $30 billion fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Of the $13 million in aggregate proceeds, $11,879,000 was used to repurchase all U. S. Treasury Capital Purchase Program ("CPP Shares") ($11,750,000 was paid in principal and $128,900 in accrued, unpaid dividends related to the CPP Shares) previously held by the Treasury. The securities sold in this transaction were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by us not involving a public offering.

On March 6, 2015, we redeemed 9,750 of the 13,000 shares of our Series 2011A Preferred Stock that had been issued to the United States Department of the Treasury in connection with our participation in the SBLF program. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends for a total redemption price of $9,767,604. We redeemed the remaining 3,250 shares on December 31, 2015. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends for a total redemption price of $3,258,125.

DNB's management believes that DNB and DNB First have each met the definition of "well capitalized" for regulatory purposes on March 31, 2016 and December 31, 2015. DNB First's capital category is determined for the purposes of applying the bank regulators' "prompt corrective action" regulations and for determining levels of deposit insurance assessments and may not constitute an accurate representation of DNB's or DNB First's overall financial condition or prospects. DNB's capital exceeds the Federal Reserve Bank's ("FRB's") minimum leverage ratio requirements for bank holding companies (see additional discussion in "Regulatory Matters" in Note 16 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1.

Under federal banking laws and regulations, DNB and DNB First are required to maintain minimum capital as determined by certain regulatory ratios. Capital adequacy for regulatory purposes, and the capital category assigned to an institution by its regulators, may be determinative of an institution's overall financial condition.

Results of Operations

Summary of Performance

Summary of Results.

For the quarter ended March 31, 2016, we reported net income available to common shareholders of $1.56 million versus $1.23 million for the same period in 2015. Per share earnings on a fully diluted basis were $0.54, up from $0.43 for the first quarter of 2015. For the year ended December 31, 2015, we reported net income available to common shareholders of $5.1 million, versus $4.7 million in 2014. Per share earnings on a fully diluted basis were $1.79, up from $1.66 in the prior year. Even though our most recent annual and quarterly earnings have increased, there are many aspects of the economy and the Federal Reserve's monetary policy that hinder our ability to grow revenues and net income. One of the most significant factors is that the global and U.S. economies have experienced reduced business activity as a result of disruptions in the financial system during the past seven years. The United States, Europe, China and many other countries across the globe are struggling with too much debt and weaker streams of revenues as a result of recessionary pressures, falling oil prices and high unemployment. Overall economic growth continues to be slow at a time when national and regional unemployment rates have improved, however participation rates remain at historically low levels. The risks associated with our business remain acute in periods of slow economic growth. Moreover, financial institutions continue to be affected by a sluggish real estate market. While we are continuing to take steps to decrease and limit our exposure to problem loans, we nonetheless retain direct exposure to the residential and commercial real estate markets, and we are affected by these events.

The April 13, 2016 Beige Book indicated that aggregate business activity in the Third District continued to grow at a modest pace during the period. Overall, firms hired additional employees at a similarly slow, cautious pace; however, service-sector contacts, especially from staffing firms, reported stronger hiring rates. On balance, only slight increases were reported in wages and prices, including home prices. Firms tended to report less ambitious growth expectations than in prior periods--generally stating that the current, modest trends would continue.

Overall, Third District homebuilders have appeared to sustain a moderate growth rate since the March 2, 2016 Beige Book. A nationwide firm reported strong increases in contract signings for its markets covering Third District states. Reports from smaller builders were mixed. Most builders reported that large backlogs and unseasonably warm weather had kept construction crews more active than usual. Builders did note that the time required to deliver a new house has lengthened, as labor shortages continued to hamper their ability to secure subcontracting services on a timely basis.

The Federal Reserve's nonresidential real estate contacts reported modest growth in construction and leasing activity. Contacts representing architects, engineers, and developers continued to report the strongest activity in Center City Philadelphia and other smaller urban cores. The Federal Reserve's contacts attributed some of the increasing demand to employers choosing to relocate jobs to the urban cores to attract younger workers. They also noted that pent-up demand for prime Center City office space has pushed rents up to levels not seen since 2007. The Federal Reserve's contacts remained optimistic for continued growth of both new construction and leasing activity through 2016.

Third District financial firms have continued to report moderate overall increases in total loan volumes since the March 2, 2016 Beige Book. Auto loans exhibited the greatest percentage gains during the period, while commercial and industrial (C&I) deals and commercial real estate activity continued to generate strong loan growth. Auto loans and C&I loans have been the strongest categories over the year as well. Abstracting from normal seasonal surges, credit card volumes rose modestly. Mortgages, home equity loans, and other consumer loans have been flat to down over the period as well as over the year. The Federal Reserve's banking contacts continued to note a competitive lending environment, a greater demand for new mortgages than for refinances, and improving credit quality. Most continued to report few signs of inflation. These contacts remained optimistic for continued slow, steady growth in 2016.

Third District manufacturers reported that overall activity continued to decline slightly during the April 13th, 2016 Beige Book period. New orders also declined further; however, shipments appeared to rebound a bit. Despite the general declines, firms reported slight overall increases in the number of employees and in the average employee workweek. Although the year end is typically slow for most industrial firms, activity appeared to be weak for most major industrial sectors even after adjusting for seasonal factors. Weak global demand coupled with the strong dollar are generally cited as major contributors to the current declines; some firms also continued to cite weak demand from customers that supply Pennsylvania's energy extraction sector.

Although our earnings have been impacted by the general economic conditions, the impact has not been as severe as it has been in many parts of the nation, largely due to a relatively healthier economic climate in the Third Federal Reserve District and specifically Chester County. Our franchise spans both Chester and Delaware counties in southeastern Pennsylvania. The majority of loans have been made to businesses and individuals in Chester County and the majority of deposits are from businesses and individuals within Chester County. According to census data, Chester County's population has grown at approximately 15%, compared to 13% for the nation and 3% for the Commonwealth of Pennsylvania. The median household income in Chester County is $85,373 and Chester County ranks 14th nationally in disposable income. The unemployment rate for Chester County stood at 3.6% as of September 2015, compared to a Pennsylvania unemployment rate of 5.3% and a national unemployment rate of 4.9%. Traditionally, the unemployment rate has been the lowest in the surrounding five-county area and it ranks among the lowest unemployment rates in Pennsylvania. Chester County has a civilian labor force of 266,900, with manufacturing jobs representing 23.1% of the workforce and retail shopping comprising 13.8% of the total employment. During the last few years, Chester County has been able to keep most of its major employers; however some of them have downsized in order to remain competitive. Chester County is home to several Fortune 500 companies. Thirteen Chester County employers have 1,000 employees or more. Of these 13 companies, two companies have more than 5,000 employees.

These and other factors have impacted our operations. We continue to focus on the consistency and stability of core earnings and balance sheet strength which are critical success factors in today's challenging economic environment.

Significant Events, Transactions and Economic Changes Affecting Results.

Some of our significant events during the quarter ended March 31, 2016 include:

•	Total non-interest income for the first quarter of 2016 included a $1.15 million net gain from the insurance proceeds associated with the fire at our West Chester location.

•
Non-interest expense for the quarter ended March 31, 2016 included net compensation expense of $446,000 associated with the passing of the former Chairman and CEO, William S. Latoff and merger-related costs of $188,000 associated with our pending merger with ERB.

Some of our significant events during 2015 include:

•
Total loans were $481.8 million at December 31, 2015, up $26.2 million or 5.7% from 2014. Gross loans funded during 2015 were $145.9 million, compared to $129.6 million in 2014. Paydowns on loans were $119.7 million, up 33.9% from $89.4 million in 2014. Commercial loans grew by $6.2 million or 5.3% to $122.5 million, commercial mortgage loans grew $16.8 million or 6.5%, consumer loans grew $486,000 or 0.9% to $56.4 million, and residential loans grew $2.7 million or 10.2% to $28.7 million.

•
During 2015, we redeemed $13.0 million or 100% of the Series 2011A Preferred Stock which we had issued and sold to the Treasury. Capital ratios continue to exceed minimum regulatory standards for well capitalized institutions.  At December 31, 2015, the Tier 1 leverage ratio was 8.94%, Tier 1 risk-based capital was 12.08%, and total risk based capital ratio was 14.79%. As of the same date, the tangible common equity-to-tangible assets ratio was 7.40%, and the common equity tier 1 capital ratio was 10.44%.

•	Wealth management assets under care grew to $191.5 million at December 31, 2015, up from $163.8 million at December 31, 2014, as we continued expanding our wealth management business.

Net Interest Income

Our earnings performance is primarily dependent upon our level of net interest income, which is the excess of interest income over interest expense. Interest income includes interest earned on loans (net of interest reversals on non-performing loans), investments and Federal funds sold, as well as net loan fee amortization and dividend income. Interest expense includes the interest cost for deposits, FHLBP advances, repurchase agreements, corporate debentures, Federal funds purchased and other borrowings.

Net interest income for the three-month period ended March 31, 2016 was $5.5 million, compared to $5.4 million for the same period in 2015. Interest income for the three-month period ended March 31, 2016 was $6.1 million, compared to $6.0 million for the same period in 2015. Interest expense for the three-month period ended March 31, 2016 was $650,000, compared to $606,000 for the same period in 2015.

Interest on loans was $5.1 million for the three-month period ended March 31, 2016, compared to $4.9 million for the same period in 2015. The average balance of loans was $483.1 million with an average tax equivalent yield of 4.28% for the first quarter of 2016, compared to $460.6 million with an average tax equivalent yield of 4.31% for the same period in 2015.

Interest and dividends on investment securities was $1.0 million for the three-month period ended March 31, 2016, compared to $1.1 million for the same period in 2015. The average balance of investment securities was $210.5 million with a tax equivalent average yield of 2.20% for the first quarter of 2016, compared to $232.6 million with a tax equivalent average yield of 2.04% for the same period in 2015.

Interest on deposits was $343,000 for the three-month period ended March 31, 2016, compared to $282,000 for the same period in 2015. The average balance of interest-bearing deposits was $494.7 million with an average rate of 0.28% for the first quarter of 2016, compared to $508.9 million with an average rate of 0.22% for the same period in 2015.

Interest on borrowings was $307,000 for the three-month period ended March 31, 2016, compared to $324,000 for the same period in 2015. The average balance of borrowings was $66.7 million with an average rate of 1.85% for the first quarter of 2016, compared to $51.0 million with an average rate of 2.57% for the same period in 2015.

Net interest income for the year ended December 31, 2015 was $21.8 million, compared to $21.3 million for the year ended December 31, 2014. Interest income for the year ended December 31, 2015 was $24.5 million, compared to $23.6 million for the same period in 2014. Interest expense for the year ended December 31, 2015 was $2.7 million, compared to $2.3 million for the same period in 2014.

Interest on loans was $20.1 million for 2015, compared to $19.6 million for 2014. The average balance of loans was $465.9 million with an average tax equivalent yield of 4.37% in 2015, compared to $435.8 million with an average tax equivalent yield of 4.53% in 2014. Year-over-year results reflect the continuing low interest rate environment in combination with pay downs on higher yielding loans.

Interest and dividends on investment securities was $4.4 million for 2015, compared to $4.0 million for 2014. The average balance of investment securities was $231.8 million with an average tax equivalent yield of 2.19% in 2015 compared to $198.3 million with an average tax equivalent yield of 2.29% in 2014.  Total investment securities decreased $11.4 million from December 31, 2014 to December 31, 2015, primarily due to $78.1 million in sales, principal pay-downs, calls and maturities, and a change in unrealized loss of $515,000, offset by $68.0 million in purchases. Interest and dividends increased $388,000, primarily due the higher average volume of the portfolio during the year.

Interest on deposits was $1.2 million for 2015 compared to $1.3 million for 2014. The average balance of interest bearing deposits was $497.2 million with an average rate of 0.20% for 2015 compared to $463.7 million with an average rate of 0.27% for 2014. The decrease in rate was primarily attributable to a lower interest rate environment.

Interest on FHLBP advances was $787,000 for 2015 compared to $613,000 for 2014. The average balance on FHLBP advances was $20.6 million with an average rate of 3.82% for 2015 compared to $11.0 million with an average rate of 5.58% for 2014.
Interest on repurchase agreements was $51,000 for 2015 compared to $39,000 for 2014. The average balance on repurchase agreements was $25.6 million with an average rate of 0.20% for 2015 compared to $19.5 million with an average rate of 0.20% for 2014. The increase in interest expense was primarily the result of the higher volume of these accounts.

Provision for Credit Losses

To provide for known and inherent losses in the loan and lease portfolio, we maintain an allowance for credit losses. There was a $330,000 provision made for the three months ended March 31, 2016, compared to $300,000 for the three months ended March 31, 2015. There was a $1,105,000 provision made in 2015 compared to $1,130,000 in 2014.

Non-Interest Income

Non-interest income includes service charges on deposit products; fees received in connection with the sale of non-depository products and services, including fiduciary and investment advisory services offered through DNB First Investment Management and Trust; non-depository securities brokerage products and services and insurance products and services offered through DNB Investments & Insurance; and other sources of income such as increases in the cash surrender value of Bank Owned Life Insurance ("BOLI"), net gains on sales of investment securities and loans. In addition, we receives fees for cash management, remote capture, merchant services, debit cards, safe deposit box rentals and similar activities.

Non-interest income for the three-month period ended March 31, 2016 was $2.3 million, compared to $1.3 million for the same period in 2015. The $994,000 increase during the three months ended March 31, 2016 was mainly attributable to increases of $1.15 million in gains from insurance proceeds ($1.2 million insurance proceeds minus $42,000 of expenses). These insurance proceeds came about after a significant fire at our West Chester location on June 15. 2015.  In addition, there was an increase of $45,000 in Wealth Management, $11,000 in service charges, and $8,000 in other fees (mostly check printing fees and merchant card processing). These increases were offset by decrease of $192,000 in gains on sale of loans, $22,000 in gains on sale of investment securities, and $6,000 in mortgage banking.

Non-interest income was $5.01 million for 2015 compared to $4.96 million for 2014. The $51,000 increase was primarily due to increases of $484,000 in gain on sale of loans, $171,000 in Wealth Management and a $120,000 gain from insurance proceeds ($1,250,000 insurance proceeds minus $1,130,000 of expenses) associated with a fire at the West Chester office as noted above.  In addition, there was an increase of $79,000 in mortgage banking and $79,000 in other fees. The increases were offset by decreases of $780,000 in gains on sale of investments, $95,000 in service charges on deposits, primarily non-sufficient fund fees, and $7,000 in income from BOLI policies.

Non-Interest Expense

Non-interest expense includes salaries & employee benefits, furniture & equipment, occupancy, professional & consulting fees as well as marketing, printing & supplies, FDIC insurance, PA shares tax, telecommunications, write-downs on OREO and other repossessed property and other less significant expense items.

Non-interest expense for the three-month period ended March 31, 2016 was $5.4 million, compared to $4.8 million for the same period in 2015.  During the three months ended March 31, 2016, total non-interest expense increased by $594,000.  The increase was primarily due to increases of $482,000 in salary and employee benefits (restricted stock vestings, normal merit increases, and higher commissions), $188,000 in merger related costs associated with our pending acquisition of East River Bank, $36,000 in other expenses (mostly directors' fees and contribution expense), $27,000 in furniture and equipment, $14,000 in advertising and marketing, $12,000 in PA shares tax, and $6,000 in FDIC insurance. The increases were partially offset by decreases of $135,000 in occupancy (snow removal expenses and rent abatement for the West Chester office due to the fire that occurred in 2015), $15,000 in printing and supplies, and $2,000 in postage.

Non-interest expenses increased during 2015 by $397,000 or 2.1% compared to 2014.   Salary and employee benefits were $10.6 million for 2015 compared to $10.0 million for 2014. The $553,000 increase was attributable to a higher level of full-time equivalent employees' year over year, higher levels of restricted stock grants expense, as well as a higher level of incentive and commission based compensation paid to various revenue producers. Occupancy expense was $1.9 million for 2015 compared to $2.1 million for 2014. The $200,000 decrease was mainly attributable to a decrease in office building rental expense for our West Chester branch and loan operations office due to the fire during the second quarter of 2015. Other expenses remained relatively flat at $1.9 million for 2015 and 2014. FDIC insurance expense was $497,000 in 2015 compared to $455,000 in 2014. The $42,000 increase was primarily due to an increase in assets which created a higher assessment in 2015 compared to 2014. During 2015, we had $134,000 of net loss on the sale/write-downs of OREO properties compared to $7,000 of net loss on the sale/write-downs in 2014. At December 31, 2015, we held $2.6 million of such assets, compared to $901,000 at December 31, 2014.

Income Taxes

Income tax expense for the three-month period ended March 31, 2016 was $480,000, compared to $349,000 for the same period in 2015. The effective tax rate for the three-month period ended March 31, 2016 was 23.6% compared to 21.8% for the same period in 2015.  Income tax expense for each period differs from the amount determined at the statutory rate of 34.0% due to tax-exempt income on loans and investment securities, our ownership of BOLI policies, and tax credits recognized on a low-income housing limited partnership.

Income tax expense was $1.5 million and $1.7 million for the years ended December 31, 2015 and 2014, respectively. Income tax expense for each period primarily differs from the amount determined at the statutory rate of 34.0% due to tax-exempt income on loans and investment securities, our ownership of BOLI policies and tax credits recognized on a low-income housing limited partnership. The effective tax rates for 2015 and 2014 were 22.6% and 25.9%, respectively. The lower effective tax rate in 2015 was primarily due to higher levels of tax-exempt income on loans and investment securities in 2015,  relative to the amounts of such income in 2014.

Financial Condition Analysis

Investment Securities

Our investment portfolio consists of U.S. Government agency securities, mortgage backed securities and collateralized mortgage obligations issued by U.S. Government agencies, state and municipal securities, bank stocks, and other bonds and notes. In addition to generating revenue, we maintain the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for borrowings and to diversify the credit risk of earning assets. The portfolio is structured to maximize our net interest income given changes in the economic environment, liquidity position and balance sheet mix.

Given the nature of the portfolio, and its generally high credit quality, DNB's management normally expects to realize all of its investment upon the maturity of such instruments. DNB's management determines the appropriate classification of securities at the time of purchase. Investment securities are classified as: (a) securities held to maturity ("HTM") based on DNB's management's intent and ability to hold them to maturity; (b) trading account ("TA") securities that are bought and held principally for the purpose of selling them in the near term; and (c) securities available for sale ("AFS"). We do not currently maintain a trading account portfolio.

Securities classified as AFS include securities that may be sold in response to changes in interest rates, changes in prepayment assumptions, the need to increase regulatory capital or other similar requirements. We do not necessarily intend to sell such securities, but has classified them as AFS to provide flexibility to respond to liquidity needs.

Our investment portfolio (HTM and AFS securities) totaled $207.0 million at March 31, 2016, down $13.2 million or 5.99% from $220.2 million at December 31, 2015. The $13.2 million decrease in investment securities was primarily due to $23.4 million in sales, principal pay-downs, calls and maturities, offset by $8.7 million in purchases of investment securities and a $1.4 million increase in fair value.

Our investment portfolio (HTM and AFS securities) totaled $220.2 million at December 31, 2015, down $11.4 million or 4.9% from $231.7 million at December 31, 2014. The $11.4 million decrease in investment securities was primarily due to $78.1 million in sales, principal pay-downs, calls and maturities, and a change in unrealized loss of $515,000, offset by $68.0 million in purchases.

At March 31, 2016, approximately 68% of our investments were in the AFS portfolio and 32% were in the HTM portfolio. At December 31, 2015, approximately 69% of our investments were in the AFS portfolio and 31% were in the HTM portfolio. Investments consist mainly of mortgage backed securities and agency notes backed by government sponsored enterprises, such as FHLMC, FNMA and FHLB. DNB's management regularly reviews its investment portfolio to determine whether any securities are other than temporarily impaired. We did not invest in securities backed by sub-prime mortgages. At March 31, 2016, the combined AFS and HTM portfolios had an unrealized pretax gain of $1.9 million and an unrealized pretax loss of $462,000. At December 31, 2015, the combined AFS and HTM portfolios had an unrealized pretax gain of $1.1 million and an unrealized pretax loss of $1.7 million. At December 31, 2014, the combined AFS and HTM portfolios had an unrealized pretax gain of $1.5 million and an unrealized pretax loss of $1.5 million. There were no other than temporarily impaired securities for any of the reported periods.

The following tables set forth information regarding the composition, stated maturity and average yield of our investment security portfolio as of the dates indicated (tax-exempt yields have been adjusted to a tax equivalent basis using a 34% tax rate). The first two tables do not include amortization or anticipated prepayments on mortgage backed securities. Callable securities are included at their stated maturity dates.

Investment Maturity Schedule, Including Weighted Average Yield
(Dollars in thousands)

	March 31, 2016
	Less than	1-5	5-10	Over	No Stated
Held to Maturity	1 Year	Years	Years	10 Years	Maturity	Total	Yield
US Government agency obligations	$-	$8,035	$-	$-	$-	$8,035	3.13%
GSE mortgage-backed securities	-	-	2,615	-	-	2,615	2.89
Corporate bonds	-	3,803	7,617	-	-	11,420	4.45
Collateralized mortgage obligations GSE	-	-	-	2,455	-	2,455	2.14
State and municipal tax-exempt	-	8,183	17,298	15,644	-	41,125	3.96
Total	$-	$20,021	$27,530	$18,099	$-	$65,650	3.83%
Percent of portfolio	-%	30%	42%	28%	-%	100%
Weighted average yield	-%	3.13%	3.99%	4.36%	-%	3.83%

	Less than	1-5	5-10	Over	No Stated
Available for Sale	1 Year	Years	Years	10 Years	Maturity	Total	Yield
US Government agency obligations	$9,997	$47,119	$2,000	$-	$-	$59,116	1.13%
GSE mortgage-backed securities	-	-	28,143	6,085	-	34,228	1.55
Collateralized mortgage obligations GSE	-	-	-	15,389	-	15,389	1.65
Corporate bonds	2,016	15,787	2,069	-	-	19,872	1.91
State and municipal tax-exempt	6,644	-	2,723	3,401	-	12,768	2.45
Total	$18,657	$62,906	$34,935	$24,875	$-	$141,373	1.52%
Percent of portfolio	13%	44%	25%	18%	-%	100%
Weighted average yield	0.81%	1.39%	1.78%	2.00%	-%	1.52%

	December 31, 2015
	Less than	1-5	5-10	Over	No Stated
Held to Maturity	1 Year	Years	Years	10 Years	Maturity	Total	Yield
US Government agency obligations	$-	$7,973	$-	$-	$-	$7,973	3.08%
GSE mortgage-backed securities	-	-	2,759	-	-	2,759	2.86
Corporate bonds	-	3,519	7,999	-	-	11,518	4.42
Collateralized mortgage obligations GSE	-	-	-	2,623	-	2,623	2.17
State and municipal tax-exempt	-	8,185	18,112	16,659	-	42,956	3.87
Total	$-	$19,677	$28,870	$19,282	$-	$67,829	3.76%
Percent of portfolio	-%	29%	43%	28%	-%	100%
Weighted average yield	-%	3.06%	3.88%	4.31%	-%	3.76%

	Less than	1-5	5-10	Over	No Stated
Available for Sale	1 Year	Years	Years	10 Years	Maturity	Total	Yield
US Government agency obligations	$9,988	$46,728	$1,492	$-	$-	$58,208	1.13%
GSE mortgage-backed securities	-	-	34,111	6,240	-	40,351	1.46
Collateralized mortgage obligations GSE	-	-	-	15,806	-	15,806	1.64
Corporate bonds	2,020	16,537	2,014	-	-	20,571	1.83
State and municipal tax-exempt	6,660	-	3,578	7,205	-	17,443	2.85
Total	$18,668	$63,265	$41,195	$29,251	$-	$152,379	1.56%
Percent of portfolio	12%	42%	27%	19%	-%	100%
Weighted average yield	0.81%	1.37%	1.68%	2.27%	-%	1.56%

Composition of Investment Securities
(Dollars in thousands)

	March 31		December 31
	2016		2015		2014		2013
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
Held to Maturity	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
US Government agency obligations	$8,035	$8,517	$7,973	$8,293	$7,730	$8,073	$7,494	$7,569
GSE mortgage-backed securities	2,615	2,720	2,759	2,842	3,579	3,712	5,934	6,134
Corporate bonds	11,420	11,654	11,518	11,710	3,951	4,275	6,357	6,606
Collateralized mortgage obligations GSE	2,455	2,478	2,623	2,606	3,605	3,579	4,903	4,824
State and municipal tax-exempt	41,125	41,428	42,956	42,980	40,589	40,460	40,611	38,269
Total	$65,650	$66,797	$67,829	$68,431	$59,454	$60,099	$65,299	$63,402

	March 31		December 31
	2016		2015		2014		2013
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
Available for Sale	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
US Government agency obligations	$58,950	$59,116	$58,460	$58,208	$61,547	$61,354	$30,522	$29,943
GSE mortgage-backed securities	34,055	34,228	40,663	40,351	66,669	66,723	49,448	48,930
Collateralized mortgage obligations GSE	15,518	15,389	16,241	15,806	20,499	20,011	23,836	22,886
Corporate bonds	19,951	19,872	20,921	20,571	13,208	13,102	16,944	16,550
State and municipal tax-exempt	12,641	12,768	17,274	17,443	10,917	10,994	2,091	2,072
Certificates of deposit	-	-	-	-	-	-	1,250	1,260
Equity securities	-	-	-	-	27	18	27	18
Total	$141,115	$141,373	$153,559	$152,379	$172,867	$172,202	$124,118	$121,659

Loan and Lease Portfolio

Our loan and lease portfolio consists primarily of commercial and residential real estate loans, commercial loans and lines of credit (including commercial construction), commercial leases and consumer loans. The portfolio provides a stable source of interest income, monthly amortization of principal and, in the case of adjustable rate loans, re-pricing opportunities.

Total loans were $489.4 million at March 31, 2016, up $7.6 million or 1.6% from $481.8 million at December 31, 2015. Gross loans funded during the three months ended March 31, 2016 were $30.2 million and paydowns on loans were $22.5 million. Commercial loans grew by $9.5 million or 7.8% to $132.1 million, commercial mortgage loans grew $240,000 or 0.1% to $274.4 million, consumer loans decreased $1.1 million or 1.9% to $55.4 million, and residential loans decreased $1.1 million or 3.8% to $27.6 million.

Total loans were $481.8 million at December 31, 2015, up $26.2 million or 5.7% from 2014. Gross loans funded during 2015 were $145.9 million, compared to $129.6 million in 2014. Paydowns on loans were $119.7 million, up 33.9% from $89.4 million in 2014. Commercial loans grew by $6.2 million or 5.3% to $122.5 million, commercial mortgage loans grew $16.8 million or 6.5% to $274.1 million, consumer loans grew $486,000 or 0.9% to $56.4 million, and residential loans grew $2.7 million or 10.2% to $28.7 million.

The following table sets forth information concerning the composition of total loans outstanding, net of unearned income and fees and the allowance for credit losses, as of the dates indicated.

Total Loans Outstanding, Net of Allowance for Credit Losses
(Dollars in thousands)

	March 31	December 31
	2016	2015	2014	2013	2012	2011
Residential mortgage	$27,560	$28,651	$25,993	$24,677	$25,835	$26,461
Commercial mortgage	274,372	274,132	257,310	234,599	234,202	232,297
Commercial:
Commercial term	107,232	102,178	80,819	89,279	81,888	76,302
Commercial construction	24,833	20,364	35,534	19,117	12,247	24,818
Lease financing	-	-	-	2	67	191
Consumer:
Home equity	49,545	51,270	50,192	41,418	35,322	36,042
Other	5,824	5,163	5,755	6,262	6,937	7,573
Total loans	489,366	481,758	455,603	415,354	396,498	403,684
Less allowance for credit losses	(5,172)	(4,935)	(4,906)	(4,623)	(6,838)	(6,164)
Net loans	$484,194	$476,823	$450,697	$410,731	$389,660	$397,520

The following table sets forth information concerning the contractual maturities of the loan portfolio, net of unearned income and fees. For amortizing loans, scheduled repayments for the maturity category in which the payment is due are not reflected below, because such information is not readily available.

Loan and Lease Maturities
(Dollars in thousands)

	March 31, 2016				December 31, 2015
	Less than	1-5	Over 5		Less than	1-5	Over 5
	1 Year	Years	Years	Total	1 Year	Years	Years	Total
Residential mortgage	$7,200	$58	$20,302	$27,560	$8,023	$43	$20,585	$28,651
Commercial mortgage	14,737	96,784	162,851	274,372	12,360	94,913	166,859	274,132
Commercial:
Commercial term	8,030	11,605	87,597	107,232	6,566	13,608	82,004	102,178
Commercial construction	11,826	8,291	4,716	24,833	10,900	3,818	5,646	20,364
Consumer:
Home equity	48	3,573	45,924	49,545	1,114	3,716	46,440	51,270
Other	682	616	4,526	5,824	17	579	4,567	5,163
Total loans	42,523	120,927	325,916	489,366	38,980	116,677	326,101	481,758
Loans with fixed interest rates	16,173	109,005	193,913	319,091	14,355	105,768	191,496	311,619
Loans with variable interest rates	26,350	11,922	132,003	170,275	24,625	10,909	134,605	170,139
Total loans	$42,523	$120,927	$325,916	$489,366	$38,980	$116,677	$326,101	$481,758

Non-Performing Assets

Total non-performing assets increased $129,000 to $7.8 million at March 31, 2016, compared to $7.7 million at December 31, 2015. The $129,000 increase was attributable to a $391,000 increase in non-accrual loans and a $31,000 increase in OREO and other repossessed assets, offset by a $293,000 decrease in loans 90 days past due and still accruing. As a result of the increase in non-performing loans and a $7.6 million net increase in gross loans, the non-performing loans to total loans ratio remained 1.06% at March 31, 2016, unchanged from December 31, 2015. The non-performing assets to total assets ratio remained 1.02% at March 31, 2016, unchanged from December 31, 2015. The allowance to non-performing loans ratio increased to 1.06% at March 31, 2016 from 1.02% at December 31, 2015. The allowance to non-performing loans ratio increased to 99.7% at March 31, 2016 from 96.9% at
 December 31, 2015.

Total non-performing assets decreased $81,000 to $7.7 million at December 31, 2015, compared to $7.8 million at December 31, 2014. The $81,000 decrease was attributable to a $1.9 million decrease in non-accrual loans and a $123,000 increase in loans 90 days past due and still accruing, and a $1.7 million increase in OREO and other repossessed assets. As a result of the decrease in non-performing loans and a $26.2 million net increase in gross loans, the non-performing loans to total loans ratio decreased to 1.06% at December 31, 2015, from 1.50% at December 31, 2014. The non-performing assets to total assets ratio decreased to 1.02% at December 31, 2015 from 1.07% at December 31, 2014. The allowance to non-performing loans ratio increased to 96.9% at December 31, 2015 from 71.6% at December 31, 2014. We continue to work diligently to improve asset quality by adhering to strict underwriting standards and improving lending policies and procedures. Non-performing assets have had, and will continue to have, an impact on earnings; therefore DNB's management intends to continue working aggressively to reduce the level of such assets.

Non-performing assets are comprised of non-accrual loans, loans delinquent over ninety days and still accruing, as well as OREO and other repossessed assets. Non-accrual loans are loans for which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the our policy to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if considered prudent. Interest received on such loans is applied to the principal balance, or may, in some instances, be recognized as income on a cash basis. A non-accrual loan or lease may be restored to accrual status when management expects to collect all contractual principal and interest due and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms. OREO consists of real estate acquired by foreclosure or deed-in-lieu of foreclosure. Other repossessed assets are primarily assets from our commercial lease portfolio that were repossessed. OREO and other repossessed assets are carried at the lower of carrying value or estimated fair value, less estimated disposition costs. Any significant change in the level of non-performing assets is dependent, to a large extent, on the economic climate within our market area.

Our Credit Policy Committee monitors the performance of the loan and lease portfolio to identify potential problem assets on a timely basis. Committee members meet to design, implement and review asset recovery strategies, which serve to maximize the recovery of each troubled asset. As of March 31, 2016, we had $21.0 million of substandard loans. Of the $21.0 million, $15.7 million are performing. As of December 31, 2015, we had $19.5 million of loans classified as substandard. Of the $19.5 million, $14.6 million are performing. The substandard loans that are performing are believed to require increased supervision and review; and may, depending on the economic environment and other factors, become non-performing assets in future periods. The majority of these loans are secured by commercial real estate, with lesser amounts being secured by residential real estate, inventory and receivables. The amount of performing substandard loans at December 31, 2014 was $16.0 million.

The following table sets forth those assets that are: (i) placed on non-accrual status, (ii) contractually delinquent by 90 days or more and still accruing, and (iii) OREO as a result of foreclosure or voluntary transfer to us as well as other repossessed assets. In addition, the table sets forth our asset quality and allowance coverage ratios at the dates indicated:

Non-Performing Assets
(Dollars in thousands)

	March 31	December 31
	2016	2015	2014	2013	2012	2011
Non-accrual loans:
Residential mortgage	$1,781	$1,619	$2,457	$2,250	$2,196	$1,873
Commercial mortgage	1,025	1,048	1,294	266	2,804	2,114
Commercial:
Commercial term	210	188	198	-	-	201
Commercial construction	1,237	1,028	2,043	2,554	4,326	3,032
Lease financing	-	-	-	-	28	61
Consumer:
Home equity	574	563	432	434	64	61
Other	199	189	95	82	147	90
Total non-accrual loans	5,026	4,635	6,519	5,586	9,565	7,432
Loans 90 days past due and still accruing	164	457	334	141	869	210
Total non-performing loans	5,190	5,092	6,853	5,727	10,434	7,642
Other real estate owned & other repossessed property	2,612	2,581	901	1,096	1,237	3,974
Total non-performing assets	$7,802	$7,673	$7,754	$6,823	$11,671	$11,616
Asset quality ratios:
Non-performing loans to total loans	1.06%	1.06%	1.50%	1.38%	2.63%	1.89%
Non-performing assets to total assets	1.02	1.02	1.07	1.03	1.82	1.91
Allowance for credit losses to:
Total loans	1.06	1.02	1.08	1.11	1.72	1.53
Non-performing loans	99.65	96.91	71.59	80.70	65.54	80.70

Included in the loan portfolio are loans for which we have ceased the accrual of interest (i.e. non-accrual loans). Loans of approximately $5.0 million as of March 31, 2016 were on a non-accrual basis. We also had loans of approximately $164,000 that were 90 days or more delinquent, but still accruing, as of March 31, 2016.  Loans of approximately $4.6 million and $6.5 million as of December 31, 2015 and 2014, respectively, were on a non-accrual basis. We also had loans of approximately $457,000 and $334,000 that were 90 days or more delinquent, but still accruing, as of December 31, 2015 and 2014, respectively. If contractual interest income had been recorded on non-accrual loans, interest would have been increased as shown in the following tables:

Non-accrual Loans – Contractual Interest Income
(Dollars in thousands)

		Three Months Ended March 31, 2016
	March 31, 2016 Amount	Interest income that would have been recorded under original terms	Interest income recorded during the period	Net impact on interest income
Non-accrual loans:
Residential mortgage	$1,781	$19	$-	$19
Commercial mortgage	1,025	20	-	20
Commercial:				-
Commercial term	210	3	-	3
Commercial construction	1,237	41	-	41
Lease financing	-	-	-	-
Consumer:				-
Home equity	574	16	-	16
Other	199	5	-	5
Total non-accrual loans	5,026	104	-	104
Loans 90 days past due and still accruing	164	1	1	-
Total non-performing loans	$5,190	$105	$1	$104

		Three Months Ended March 31, 2015
	March 31, 2015 Amount	Interest income that would have been recorded under original terms	Interest income recorded during the period	Net impact on interest income
Non-accrual loans:
Residential mortgage	$2,446	$16	$-	$16
Commercial mortgage	1,262	21	-	21
Commercial:				-
Commercial term	196	2	-	2
Commercial construction	2,043	84	-	84
Lease financing	-	-	-	-
Consumer:				-
Home equity	429	7	-	7
Other	194	5	-	5
Total non-accrual loans	6,570	135	-	135
Loans 90 days past due and still accruing	239	5	5	-
Total non-performing loans	$6,809	$140	$5	$135

		Year Ended December 31, 2015
	December 31, 2015 Amount	Interest income that would have been recorded under original terms	Interest income recorded during the period	Net impact on interest income
Non-accrual loans:
Residential mortgage	$1,619	$69	$-	$69
Commercial mortgage	1,048	86	-	86
Commercial:				-
Commercial term	188	9	-	9
Commercial construction	1,028	268	-	268
Lease financing	-	-	-	-
Consumer:				-
Home equity	563	26	-	26
Other	189	15	-	15
Total non-accrual loans	4,635	473	-	473
Loans 90 days past due and still accruing	457	3	3	-
Total non-performing loans	$5,092	$476	$3	$473

		Year Ended December 31, 2014
	December 31, 2014 Amount	Interest income that would have been recorded under original terms	Interest income recorded during the period	Net impact on interest income
Non-accrual loans:
Residential mortgage	$2,457	$56	$-	$56
Commercial mortgage	1,294	41	-	41
Commercial:				-
Commercial term	198	3	-	3
Commercial construction	2,043	355	-	355
Lease financing	-	-	-	-
Consumer:				-
Home equity	432	26	3	23
Other	95	12	-	12
Total non-accrual loans	6,519	493	3	490
Loans 90 days past due and still accruing	334	6	6	-
Total non-performing loans	$6,853	$499	$9	$490

Allowance for Credit Losses

To provide for known and inherent losses in the loan and lease portfolios, we maintain an allowance for credit losses. Provisions for credit losses are charged against income to increase the allowance when necessary. Loan and lease losses are charged directly against the allowance and recoveries on previously charged-off loans are added to the allowance. In establishing its allowance for credit losses, management considers the size and risk exposure of each segment of the loan and lease portfolio, past loss experience, present indicators of risk such as delinquency rates, levels of non-accruals, the potential for losses in future periods, and other relevant factors. DNB's management's evaluation of criticized and classified loans generally includes reviews of borrowers of $100,000 or greater. Consideration is also given to examinations performed by regulatory agencies, primarily the OCC.

DNB's management reviews and establishes the adequacy of the allowance for credit losses in accordance with U.S. generally accepted accounting principles, guidance provided by the Securities and Exchange Commission and as prescribed in OCC Bulletin 2006-47. Its methodology for assessing the appropriateness of the allowance consists of several key elements which include: specific allowances for identified impaired loans; and allowances by loan type for pooled homogenous loans. In considering national and local economic trends, we review a variety of information including Federal Reserve publications, general economic statistics, foreclosure rates and housing statistics published by third parties. We believe this improves the measure of inherent loss over a complete economic cycle and reduces the impact for qualitative adjustments. An unallocated portion of the allowance is intended to provide for probable losses not otherwise accounted for in management's other elements of its overall estimate. An unallocated component is maintained to cover uncertainties such as changes in the national and local economy, concentrations of credit, expansion into new markets and other factors that could affect management's estimate of probable losses. The unallocated component of the allowance also reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

In addition, we review historical loss experience for the commercial real estate, commercial, residential real estate, home equity and consumer installment loan pools to determine historical loss factors. The historical loss factors are then applied to the current portfolio balances to determine the required reserve percentage for each loan pool based on risk rating. Historical losses are segregated into risk-similar groups and a loss ratio is determined for each group over a five year period. The five year average loss ratio by type is then used to calculate the estimated loss based on the current balance of each group. This five year time period is appropriate given our historical level of losses and, more importantly, represents the current economic environment.

This analysis is intended to assess the potential for loss within the loan portfolio and to substantiate the adequacy of the allowance. Should the analysis indicate that the allowance is not adequate, DNB's management will recommend a provision expense be made in an amount equal to the shortfall derived. In establishing and reviewing the allowance for adequacy, emphasis has been placed on utilizing the methodology prescribed in OCC Bulletin 2006-47. DNB's management believes that the following factors create a comprehensive system of controls in which management can monitor the quality of the loan portfolio. Consideration has been given to the following factors and variables which may influence the risk of loss within the loan portfolio:

•	Changes in the nature and volume of the portfolio and in the terms of loans.
•	Changes in the volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans.
•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations.
•	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses.

•	Changes in the experience, ability, and depth of lending management and other relevant staff.

•	Changes in the Loan Review Methodology and Degree of Oversight by Bank's board of directors.
•
Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments.

•	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution's existing portfolio.
•	Changes in the value of underlying collateral for collateral‑dependent loans.

Portfolio risk includes the levels and trends in delinquencies, impaired loans, changes in the loan rating matrix and trends in volume and terms of loans. DNB's management is satisfied with the stability of the past due and non-performing loans and believes there has been no decline in the quality of the loan portfolio due to any trend in delinquent or adversely classified loans. In determining the adequacy of the allowance, management considers any deterioration of asset quality in our commercial mortgage and residential first mortgage portfolios. New appraisal values we have obtained for existing loans have generally been consistent with trends indicated by Case-Schiller and other indices.

We closely monitor the loan to value ratios of all classified assets and require periodic current appraisals to monitor underlying collateral values. DNB's management also reviews borrower, sponsorship and guarantor's financial strength along with their ability and willingness to provide financial support of their obligations on an immediate and continuing basis.

The provision increased to $330,000 for the three months ended March 31, 2016 compared to $300,000 for the three months ended March 31, 2015. Our percentage of allowance for credit losses to total loans was 1.06% at March 31, 2016 compared to 1.47% at March 31, 2015. Net charge-offs were $93,000 for the three months ended March 31, 2016 compared to $16,000 for the three months ended March 31, 2015.

The provision decreased to $1,105,000 in 2015 compared to $1,130,000 in 2014. Our percentage of allowance for credit losses to total loans was 1.02% at December 31, 2015 compared to 1.08%, 1.11%, 1.72%, and 1.53% for the years ended December 31, 2014, 2013, 2012, and 2011 respectively. The allowance as a percentage of total loans declined during the five years ended December 31, 2015. The decline during the five years ended December 31, 2015 was a result of management partially charging off the carrying balance of four large non-performing loans by $4.0 million during 2013 and an increase in total loans from 2011 to 2015 of $78.1 million. Prior to the partial charge-offs during 2013, we had specific reserves in the allowance of $1.9 million on these loans. Net charge-offs were $1.1 million in 2015, compared to $847,000, $4.7 million, $781,000, and $1.2 million in 2014, 2013, 2012, and 2011, respectively. The percentage of net charge-offs to total average loans was 0.23%, 0.19%, 1.20%, 0.20%, and 0.29% during the five years ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively. DNB's management is not aware of any potential problem loans, which were accruing and current at December 31, 2015, where serious doubt exists as to the ability of the borrower to comply with the present repayment terms and that would result in a significant loss to us.

We typically establish a general valuation allowance on classified loans which are not impaired. In establishing the general valuation allowance, we segregate these loans by loan type. For commercial and construction loans, the determination of the category for each loan is based on periodic reviews of each loan by our lending and credit officers as well as an independent, third party consultant. The reviews include a consideration of such factors as recent payment history, current financial data, cash flow, financial projections, collateral evaluations, guarantor or sponsorship financial strength and current economic and business conditions. Categories for mortgage and consumer loans are determined through a similar review. Classification of a loan within a category is based on identified weaknesses that increase the credit risk of loss on the loan. The allowance percentage, is determined based on inherent losses associated with each type of lending as determined through consideration of our loss history with each type of loan, trends in credit quality and collateral values, and an evaluation of current economic and business conditions.

We establish a general allowance on non-classified loans to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem loans. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. An evaluation of each category is made to determine the need to further segregate the loans within each category by type. For our residential mortgage and consumer loan portfolios, we treat them as homogeneous pools. For our commercial real estate and construction loan portfolios, a further analysis is made in which we segregated the loans by type based on the purpose of the loan and the collateral properties securing the loan. Various risk factors for each type of loan are considered, including the impact of general economic and business conditions, collateral value trends, credit quality trends and historical loss experience.

As of March 31, 2016, we had $7.8 million of non-performing assets, which included $5.2 of non-performing loans and $2.6 million of OREO and other repossessed property. As of December 31, 2015, we had $7.7 million of non-performing assets, which included $5.1 million of non-performing loans and $2.6 million of OREO and other repossessed property. Loans are reviewed for impairment in accordance with FASB ASC 310-10-35. Impaired loans can either be secured or unsecured, not including large groups of smaller balance loans that are collectively evaluated. Impairment is measured by the difference between the loan amount and the present value of the future cash flow discounted at the loan's effective interest rate. DNB's management measures loans for impairment by using the fair value of collateral for collateral dependent loans. In general, management reduces the amount of the appraisal by the estimated cost of acquisition and disposition of the underlying collateral and compares that adjusted value with our carrying value. We establish a specific valuation allowance on impaired loans that have a collateral shortfall, including estimated costs to sell in comparison to the carrying value of the loan. Of the $5.1 million of impaired loans at March 31, 2016, $884,000 had a valuation allowance of $200,000 and $4.2 million had no specific allowance. Of the $5.0 million of impaired loans at December 31, 2015, $307,000 had a valuation allowance of $114,000 and $4.7 million had no specific allowance. For those impaired loans that management determined that no specific valuation allowance was necessary, management has reviewed the appraisal for each loan and determined that there is no shortfall in the collateral. During the quarter ended March 31, 2016, we recognized $97,000 in total charge-offs, $84,000 of which related to impaired loans. During the year ended December 31, 2015, we recognized $1.2 million in total charge-offs, $954,000 of which related to impaired loans.

We typically order new third party appraisals or collateral valuations when a loan becomes impaired or is transferred to OREO. This is done within two weeks of a loan becoming impaired or a loan moving to OREO. It generally takes two to eight weeks to receive the appraisals, depending on the type of property being appraised. We recognize any provision or related charge-off within two weeks of receiving the appraisal after the appraisal has been reviewed by us. We generally order a new appraisal for all impaired real estate loans having a balance of $100,000 or higher, every twelve months, unless management determines more frequent appraisals are necessary. We use updated valuations when time constraints do not permit a full appraisal process, to reflect rapidly changing market conditions. Because appraisals and updated valuations utilize historical data in reaching valuation conclusions, the appraised or updated value may or may not reflect the actual sales price that we will receive at the time of sale. DNB's management uses the qualitative factor "Changes in the value of underlying collateral for collateral dependent loans" to establish reserves.

Real estate appraisals typically include up to three approaches to value: the sales comparison approach, the income approach (for income producing property) and the cost approach. Not all appraisals utilize all three approaches to value. Depending on the nature of the collateral and market conditions, the appraiser may emphasize one approach over another in determining the fair value of collateral.

Appraisals may also contain different estimates of value based on the level of occupancy or future improvements. "As-is" valuations represent an estimate of value based on current market conditions with no changes to the collateral's use or condition. "As-stabilized" or "as-completed" valuations assume that the collateral is improved to a stated standard or achieves its highest and best use in terms of occupancy. "As-stabilized" valuations may be subject to a present value adjustment for market conditions or the schedule for improvements.

In connection with the valuation process, we will typically develop an exit strategy for the collateral by assessing overall market conditions, the current condition and use of the asset and its highest and best use. For most income  producing real estate, investors value most highly a stable income stream from the asset; consequently, we conduct a comparative evaluation to determine whether conducting a sale on an "as-is" basis or on an "as-stabilized" basis is most likely to produce the highest net realizable value and compare these values with the costs incurred and the holding period necessary to achieve the "as stabilized" value.

Our estimates of the net realizable value of collateral include a deduction for the expected costs to sell the collateral or such other deductions as deemed appropriate. For most real estate collateral, we apply a seven to ten percent deduction to the value of real estate collateral to determine its expected costs to sell the asset. This estimate generally includes real estate commissions, one year of real estate taxes and miscellaneous repair and closing costs. If we receive a purchase offer that requires unbudgeted repairs, or if the expected holding period for the asset exceeds one year, then we include the additional real estate taxes and repairs or other holding costs in the expected costs to sell the collateral on a case-by-case basis.

Analysis of Allowance for Credit Losses
(Dollars in thousands)

	Three Months Ended
	March 31,		Year Ended December 31
	2016	2015	2015	2014	2013	2012	2011
Beginning balance	$4,935	$4,906	$4,906	$4,623	$6,838	$6,164	$5,884
Provisions	330	300	1,105	1,130	2,530	1,455	1,480
Loans charged off:
Residential mortgage	(84)	-	(194)	(326)	(183)	(99)	(280)
Commercial mortgage	-	-	(105)	(8)	(716)	-	(51)
Commercial:
Commercial term	(13)	(11)	(200)	(47)	(247)	(38)	(717)
Commercial construction	-	-	(581)	(511)	(3,648)	(848)	-
Lease financing	-	-	-	(1)	(26)	(1)	(200)
Consumer:
Home equity	-	-	(11)	-	-	-	-
Other	-	(6)	(63)	(82)	(70)	(31)	(64)
Total charged off	(97)	(17)	(1,154)	(975)	(4,890)	(1,017)	(1,312)
Recoveries:
Residential mortgage	1	-	4	5	80	21	79
Commercial mortgage	-	-	-	-	-	-	-
Commercial:
Commercial term	1	-	13	3	5	115	9
Commercial construction	1	-	10	103	-	-	-
Lease financing	1	1	49	8	59	72	3
Consumer:
Home equity	-	-	-	-	-	-	-
Other	-	-	2	9	1	28	21
Total recoveries	4	1	78	128	145	236	112
Net charge-offs	(93)	(16)	(1,076)	(847)	(4,745)	(781)	(1,200)
Ending balance	$5,172	$5,190	$4,935	$4,906	$4,623	$6,838	$6,164
Reserve for unfunded loan commitments	$186	$156	$188	$166	$143	$125	$99
Ratio of net charge-offs to average loans	0.02%	0.00%	0.23%	0.19%	1.20%	0.20%	0.29%

The following table sets forth the composition of our allowance for credit losses at the dates indicated.

Composition of Allowance for Credit Losses
(Dollars in thousands)

	March 31		December 31
	2016		2015		2014		2013		2012		2011
	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans	Amount	Percent of Loan Type to Total Loans
Residential mortgage	$220	6%	$216	6%	$269	6%	$285	6%	$306	6%	$383	6%
Commercial mortgage	2,376	56	2,375	57	2,300	56	2,010	56	3,094	59	3,442	58
Commercial:
Commercial term	948	22	989	21	709	18	621	21	506	21	474	19
Commercial construction	765	5	569	4	881	8	1,073	5	1,536	3	1,029	6
Lease financing	-	-	-	-	-	-	-	-	3	-	10	-
Consumer:
Home equity	188	10	195	11	189	11	156	10	178	9	165	4
Other	67	1	64	1	70	1	78	2	86	2	95	7
Unallocated	608	-	527	-	488	-	440	-	1,129	-	566	-
Total	$5,172	100%	$4,935	100%	$4,906	100%	$4,623	100%	$6,838	100%	$6,164	100%
Reserve for unfunded
loan commitments
(other liability)	$186		$188		$166		$143		$125		$99

Certain Regulatory Matters

Dividends payable to DNB by DNB First are subject to certain regulatory limitations. Under normal circumstances, the payment of dividends in any year without regulatory permission is limited to the net profits (as defined for regulatory purposes) for that year, plus the retained net profits for the preceding two calendar years. The sum of these items amounted to $9.6 million for the year ended December 31, 2015. During 2015, DNB First paid $4.4 million to DNB in connection with the Non-Cumulative Perpetual Preferred Stock issued on August 4, 2011 as part of the Small Business Lending Fund program administered by the United States Treasury. The average Non-Cumulative Perpetual Preferred Stock outstanding in 2015 was $4.95 million.

The FDIC has authority to assess and change federal deposit insurance assessment rates based on average consolidated assets, less tangible equity capital of DNB First. DNB's FDIC insurance expense was $129,000 for the quarter ended March 31, 2016 and $497,000 in 2015

DNB was well capitalized at March 31, 2016 and December 31, 2015 and met all regulatory capital requirements. Please refer to Note 16 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1 for a table that summarizes required capital ratios and the corresponding regulatory capital positions of DNB and DNB First at December 31, 2015 and March 31, 2016.

At March 31, 2016, we owned $2.0 million of stock of the FHLBP and had outstanding borrowings of $20.0 million from the FHLBP. We recognized dividend income on FHLBP stock of $21,000 for the three months ended March 31, 2016. At March 31, 2016, our excess borrowing capacity from FHLBP was $265.4 million. At December 31, 2015, we owned $2.3 million of stock of the FHLBP and had outstanding borrowings of $30.0 million from the FHLBP. We recognized dividend income on FHLBP stock of $107,000 in 2015. At December 31, 2015, our excess borrowing capacity from the FHLBP was $257.2 million.

Off Balance Sheet Arrangements

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, borrow money or act in a fiduciary capacity, which are not reflected in the consolidated financial statements. DNB's management does not anticipate any significant losses as a result of these commitments.

We had outstanding stand-by letters of credit totaling $2.6 million and unfunded loan and lines or credit commitments totaling $116.9 million at March 31, 2016. We had outstanding stand-by letters of credit totaling $3.2 million and unfunded loan and lines of credit commitments totaling $116.4 million at December 31, 2015.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The exposure to credit loss, in the event of non-performance by the party to the financial instrument for commitments to extend credit and stand-by letters of credit, is represented by the contractual amount. DNB's management uses the same credit policies in making commitments and conditional obligations as it does for on-balance‑sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon the extension of credit, usually consists of real estate, but may include securities, property or other assets.

Stand-by letters of credit are conditional commitments issued by us to guarantee the performance or repayment of a financial obligation of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risks involved in issuing letters of credit are essentially the same as those involved in extending loan facilities to customers. We hold various forms of collateral to support these commitments.

We maintains borrowing arrangements with various correspondent banks, the FHLBP and the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs. Through these relationships, we had available credit of approximately $311.4 million at March 31, 2016 and $303.2 million at December 31, 2015. At March 31, 2016, we had $20.0 million of FHLBP borrowings outstanding and $30.0 million at December 31, 2015.  The FHLBP had issued letters of credit, on our behalf, totaling $40.0 million and $30.0 million against our available credit lines, at March 31, 2016 and December 31, 2015, respectively.

As of March 31, 2016, approximately $199.3 million of assets are held by DNB First Wealth Management in a fiduciary, custody or agency capacity. As of December 31, 2015, this amount was $191.5 million. These assets are not our assets, and are not included in the consolidated financial statements.

Off Balance Sheet Obligations
(Dollars in thousands)

	March 31, 2016
	Expiration by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Commitments to extend credit	$116,862	$10,878	$5,525	$1,476	$98,983
Letters of credit	2,635	2,605	4	-	26
Total	$119,497	$13,483	$5,529	$1,476	$99,009

	December 31, 2015
	Expiration by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Commitments to extend credit	$116,380	$11,821	$5,200	$1,010	$98,349
Letters of credit	3,170	3,090	54	-	26
Total	$119,550	$14,911	$5,254	$1,010	$98,375

For detailed information regarding FHLBP Advances and Short Term Borrowed Funds, see Note 7 to DNB's Consolidated Financial Statements for the year ended December 31, 2015 beginning on page F-1.

The following table sets forth our known contractual obligations as of March 31, 2016 and December 31, 2015. The amounts presented below do not include interest.

Contractual Obligations
(Dollars in thousands)

	March 31, 2016
	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
FHLBP advances	$20,000	$-	$4,000	$16,000	$-
Repurchase agreements	21,661	21,661	-	-	-
Capital lease obligations	454	48	117	154	135
Operating lease obligations	1,717	384	823	465	45
Long-term subordinated debt	9,750	-	-	-	9,750
Junior subordinated debentures	9,279	-	-	-	9,279
Total	$62,861	$22,093	$4,940	$16,619	$19,209

	December 31, 2015
	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
FHLBP advances	$30,000	$10,000	$4,000	$16,000	$-
Repurchase agreements	32,416	32,416	-	-	-
Capital lease obligations	464	46	113	148	157
Operating lease obligations	1,932	445	931	465	91
Long-term subordinated debt	9,750	-	-	-	9,750
Junior subordinated debentures	9,279	-	-	-	9,279
Total	$83,841	$42,907	$5,044	$16,613	$19,277

INFORMATION ABOUT ERB

BUSINESS

Business of ERB. ERB is a Pennsylvania chartered savings bank which was organized in 2005 and which commenced operations in January 2006. As of March 31, 2016, ERB had total assets of $311.4 million, total deposits of $228.9 million and shareholders' equity of $31.0 million. ERB's headquarters office is located at 4341 Ridge Avenue, Philadelphia, PA 19129. As of March 31, 2016, ERB and its subsidiaries had 46 full time equivalent staff.

ERB is an FDIC insured depository institution operating three full-service banking locations within Philadelphia, Pennsylvania. ERB conducts its business as a community bank providing a full array of commercial and retail banking services and products to individuals and businesses which are primarily located Philadelphia and the adjacent counties of Pennsylvania. ERB's strategic plan has been focused on providing high-quality products and personalized service through a combination of seasoned community bankers working from strategically located banking centers and offering a full array of advanced electronic banking services.

ERB is a Pennsylvania-chartered savings bank and is subject to extensive regulation and examination by the Pennsylvania Department of Banking and Securities and by the FDIC, and is also subject to certain requirements established by the Federal Reserve Board.  The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the payment of dividends, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans.  There are periodic examinations by the Pennsylvania Department of Banking and Securities and the FDIC to test ERB's compliance with various regulatory requirements.  This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors.  The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.  Any change in such regulation, whether by the Pennsylvania Department of Banking and Securities, the FDIC or the U.S. Congress could have a material adverse impact on ERB and its operations.

ERB identified the need for high-touch personalized services that a community bank offers and sought to capitalize on market opportunities created by the significant reduction in the number of small to mid-sized community banks serving its market area. ERB's focus has been to have managed growth in high density, stable urban communities within Pennsylvania. The result of this managed growth has been to expand from one office in 2006 to three physical locations with courier services and electronic and mobile banking today.

ERB has remained focused on growing and diversifying its loan and deposit base and maximizing loan yield and fee income while managing its overall cost of funds and non-interest expenses in its efforts to increase efficiency and profitability. At March 31, 2016, ERB's total loans amounted to $289.9 million, a $6.7 million or 2.4% increase over total loans at December 31, 2015. ERB's total non-performing assets amounted to $2.3 million or 0.8% of total assets at March 31, 2016 compared to total non-performing assets of $4.0 million or 1.8% of total assets at December 31, 2011. At March 31, 2016, ERB's ratios of total risk-based capital to risk-weighted assets was 13.75%,  common equity Tier 1 capital to risk weighted assets was 12.48%, Tier 1 risk-based capital was 12.48% and its ratio of Tier 1 capital to total assets was 9.97%, and it was deemed well capitalized. ERB reported consolidated net income of $537,000 for the three months ended March 31, 2016 and $2.2 million for the year ended December 31, 2015.

ERB's Market Area. ERB's market area is the greater Philadelphia region, which is the fourth-largest metropolitan statistical area in the United States. The region is anchored by Philadelphia, a city with 1.4 million residents and the largest city in Pennsylvania, the second largest city on the East Coast and the fifth largest city in the United States.  ERB targets Philadelphia and the surrounding counties.

ERB's Lending, Deposit Products and Services - General.  ERB provides banking products and services to individuals and businesses in metropolitan Philadelphia area.

The products and services which ERB offers include:

Lending

•	Commercial real estate loans to local businesses;
•	SBA preferred lending;
•	Commercial and industrial loans to local businesses;
•	Multi-family mortgage loans;
•	Residential, multi-family and commercial construction loans;

•	Residential mortgages including home equity loans and second mortgage loans; and
•	Consumer secured and unsecured loans.

Deposit Products

•	Personal checking accounts, savings accounts and NOW accounts;
•	Personal money market deposit accounts and certificates of deposit;
•	Small business checking and savings accounts; and
•	Commercial business checking and savings accounts.

Other Products, Services and Activities

•	Electronic banking including online and mobile banking;
•	Transactional website;
•	ATM cards, credit cards and debit cards;
•	Bill payment;
•	ATM network access;
•	Bank by mail;
•	Wire transfers; and
•	Telephone banking.

Cash Management

•	Sweep accounts;
•	Wire transfer services;
•	Zero balance accounts;
•	Depository services;
•	Remote deposit capture;
•	ACH originations;
•	Escrow accounting services;
•	Business debit/credit cards; and
•	Controlled disbursement accounts.

ERB Lending Activities. The following table shows the composition of ERB's loan portfolio by type of loan at the dates indicated.

	March 31,		December 31,
	2016		2015		2014		2013		2012		2011
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)

Commercial	$224,642	77.5%	$220,246	77.8%	$194,410	77.3%	$159,650	75.2%	$153,938	79.2%	$135,724	78.7%
Residential	65,002	22.4	62,750	22.1	56,868	22.6	52,298	24.7	40,086	20.6	36,416	21.1
Consumer	244	0.1	213	0.1	239	0.1	256	0.1	311	0.2	407	0.2

Total loans	$289,888	100.0%	$283,209	100.0%	$251,517	100.0%	$212,204	100.0%	$194,335	100.0%	$172,547	100.0%

Less:
Deferred loan fees	1,072		1,118		892		767		750		663
Allowance for loan losses	3,564		3,445		3,086		2,948		2,526		2,107
Net loans	$285,252		$278,646		$247,539		$208,489		$191,059		$169,777

The following table shows the scheduled contractual maturities of ERB's loans as of December 31, 2015, before giving effect to net items.  Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.  The amounts shown below do not take into account loan prepayments.

	Commercial	Residential	Consumer	Total
	(In thousands)
Amounts due after December 31, 2015 in:
One year or less	$32,919	$158	$25	$33,102
After one year through five years	53,041	785	160	53,986
After five years	134,286	61,807	28	196,121
Total	$220,246	$62,750	$213	$283,209

The following table shows the dollar amount of ERB's loans at December 31, 2015, which are due after December 31, 2016, as shown in the preceding table, and which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31,2015
	(In thousands)
Commercial	$18,326	$169,019	$187,346
Residential	51,694	10,898	62,592
Consumer	57	131	188
Total	$70,077	$180,048	$250,126

As a full-service community bank, ERB endeavors to meet the borrowing needs of customers and the communities in which it operates.  The markets that ERB serves are among the fastest growing within Pennsylvania.  As such, ERB takes into consideration general economic conditions, local market conditions and other factors which impact particular types of lending.

ERB provides business lending, including loans secured by commercial real estate and multi-family residential properties, commercial lines of credit, non-real estate secured commercial loans and construction loans. ERB has been a niche lender for loans made to investors and secured by non-owner occupied single-family residential investment properties. The loans are underwritten by ERB under its commercial loan policies and practices, but are classified under 1-4 family residential mortgage loans for bank regulatory reporting purposes.  Although terms for commercial real estate and multi-family loans may vary, ERB's underwriting standards generally allow for terms up to 15 years with monthly amortization up to 30 years and loan-to-value ("LTV") ratios of not more than 80%.  Interest rates may be either fixed or adjustable, based upon designated market indices plus a margin, with fees ranging from 0.5% to 1.0% of the loan received at the time of origination.  Prepayment fees are generally charged on most commercial real estate and multi-family residential mortgage loans in the event of early repayment on fixed-rate loans.  Most loans have interest rate resets at five years or earlier.

Generally, ERB provides revolving lines of credit for a business's short-term working capital needs secured by the business's accounts receivables and/or inventory.  Secured term loan financing is provided for the acquisition of fixed business assets, such as real property, vehicles, equipment and machinery, and are collateralized by those fixed assets.  In addition to business assets pledged as collateral, ERB's practice is, with certain exceptions, to obtain personal guarantees from the principal owner(s) of the borrower with respect to most commercial business loans.  Interest rates are typically variable and tied to a specific index, such as the prime rate.

Government guaranteed lending includes the Small Business Administration ("SBA") 7A guarantee programs, express and regular, and Philadelphia Industrial Development Corporation ("PIDC") and other such credit enhancement programs.  ERB has been designated with Preferred Lending Program status.  This designation streamlines the lending process by allowing ERB to underwrite SBA loans independently and grant credit approval without prior SBA review.

ERB evaluates opportunities to finance residential construction developments with builder customers that have considerable experience as successful developers within ERB's market.  Residential construction loans generally require the borrower to maintain equity in a project of between 15% and 25% of the total as completed value of the construction project.  Such loans typically have variable rates of interest, a maximum term to maturity of three years and LTV ratios less than 80%.  Residential construction loans to developers are made on a pre-sold and speculative (unsold) basis; however, limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the builder, his/her present obligations, the location of the property and prior sales in the development and the surrounding area.

ERB offers various types of residential and consumer loans, including secured and unsecured loans.  ERB also offers automobile loans, education loans, personal loans, property improvement loans and loans secured by deposits.  Home equity mortgage loans generally are extended for a fixed amount and term (ranging up to 15 years) and have an LTV of 90% or less.  Home equity lines of credit are a form of revolving credit and are generally secured by the underlying equity in the borrower's home or second residence with an LTV of 80% or less.

ERB Asset Quality. One of ERB's key objectives is to maintain a high level of asset quality. When a borrower fails to make a required payment on a loan, ERB attempts to cure the deficiency by contacting the borrower and requesting payment.  Contact is generally made after the expiration of the grace period (usually 15 days) in the form of telephone calls and/or correspondence.  In most cases, deficiencies are cured promptly.  If the delinquency continues, ERB will initiate foreclosure actions or legal collection actions if a borrower fails to enter into satisfactory repayment arrangements.  Such actions generally commence at 60 to 90 days of delinquency.

Loans are placed on non-accrual status by ERB when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.  As a matter of policy, ERB generally does not accrue interest on loans past due 90 days or more.

Real estate acquired by ERB as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Real estate owned is initially recorded at fair value less estimated costs to sell the property.  After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value.

Under accounting principles generally accepted in the United States of America, ERB is required to account for certain loan modifications or restructurings as "troubled debt restructurings."  In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if ERB, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that the bank would not otherwise consider under current market conditions.  Debt restructuring or loan modifications granted to borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in non-accrual loans.

The following table shows the amounts of ERB's non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due and other real estate owned, and performing troubled debt restructurings at the dates indicated.

	March 31,	December 31,
	2016	2015	2014	2013	2012	2011
	(Dollars in thousands)
Non-accruing loans:
Commercial	$1,897	$897	$900	$646	$1,373	$2,842
Residential	27	--	36	--	126	820
Consumer	-	--	--	--	--	--
Total non-accruing loans	1,924	897	936	646	1,499	3,662
Accruing loans 90 days or more past due:
Commercial	--	--	--	--	--	--
Residential	--	--	--	--	--	--
Consumer	--	--	--	--	--	--
Total accruing loans 90 days or more past due	--	--	--	--	--	--
Total non-performing loans	1,924	897	936	646	1,499	3,662
Other real estate owned	417	22	53	168	1,033	360
Total non-performing assets	$2,341	$919	$989	$814	$2,532	$4,022

Troubled debt restructurings:
Commercial	$2,516	$4,023	$3,761	$3,835	$3,818	$2,188
Residential	102	102	103	75	38	--
Consumer	--	--	--	--	--	--
Total troubled debt restructurings	2,618	4,125	3,864	3,910	3,856	2,188
Total non-performing assets and troubled debt restructurings	$4,959	$5,044	$4,853	$4,724	$6,388	$6,210

The following table shows changes in ERB's allowance for loan losses during the periods presented.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands)
Total loans outstanding at end of period	$289,888	$255,561	$283,209	$251,517	$212,204	$194,335	$172,547
Daily average loans outstanding	286,983	254,628	262,955	230,395	206,410	180,285	165,792
Allowance for loan losses, beginning of period	3,445	3,086	3,086	2,948	2,526	2,107	2,600
Provision for loan losses	184	64	408	192	550	1,075	1,229
Charge-offs:
Commercial	65	49	49	30	135	268	744
Residential	--	--	--	24	--	368	982
Consumer	--	--	--	--	--	20	--
Total charge-offs	65	49	49	54	135	656	1,726
Recoveries on loans previously charged-off	--	--	--	--	--	--	--
Allowance for loan losses, end of period	$3,564	$3,101	$3,445	$3,086	$2,948	$2,526	$2,107
Net charge-offs/average loans outstanding	0.02%	0.02%	0.02%	0.02%	0.07%	0.36%	1.04%

ERB Investment Activities. In addition to loans, ERB invests in securities. ERB's investments in securities are made pursuant to its investment policy. ERB's investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate risk or credit risk, to complement its lending activities and to maintain liquidity.

At March 31, 2016, ERB's investment securities amounted to $7.0 million in the aggregate or 2.3% of its total assets at such date.  ERB's securities portfolio is comprised of SBA and mortgage-backed pass-through securities, and municipal securities.

Securities are evaluated by ERB on a quarterly basis to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. The term "other-than-temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. For equity securities, the full amount of the other-than-temporary impairment is recognized in earnings.  Held to maturity securities are accounted for based upon the historical cost of the security.  Available for sale securities can be sold at any time based upon needs or market conditions.  Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax, reflected in shareholders' equity as accumulated other comprehensive income.  At March 31, 2016, ERB had $6.7 million of securities classified as available for sale, $313,000 of securities classified as held to maturity and no securities classified as trading account.

ERB's mortgage-backed securities consist of mortgage pass-through certificates and collateralized mortgage obligations issued by Fannie Mae or Freddie Mac. ERB does not purchase mortgage-backed derivative instruments that would be characterized "high-risk" under Federal banking regulations at the time of purchase.

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities.  There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer.  In addition, the market value of such securities may be adversely affected by changes in interest rates.

The following table sets forth certain information relating to ERB's investment securities portfolios at the dates indicated.

	March 31,		December 31,
	2016		2015		2014		2013
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
			(In thousands)
Securities available-for-sale:
Mortgage-backed securities	$1,827	$1,922	$1,909	$1,982	$1,274	$1,396	$4,867	$5,118
SBA pass-through securities	4,749	4,793	4,935	4,976	6,010	6,073	7,225	7,309
Total securities available-for- sale	6,576	6,715	6,844	6,958	7,284	7,469	12,092	12,427
Securities held to maturity:	313	320	314	319	--	--	--	--
Total securities	$6,889	$7,035	$7,158	$7,277	$7,284	$7,469	$12,092	$12,427

The following tables set forth the amount of ERB's investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 2016 and December 31, 2015, respectively..  Yields on municipal obligations are presented on a tax equivalent basis.

	Amounts at March 31, 2016, Which Mature In
	One Year or Less	After One through Five Years	After Five through 10 Years	Over 10 Years	Total
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	--	$--	$435	$1,487	$1,922
SBA pass-through securities	--	1,171	785	2,837	4,793
Other securities	--	--	--	--	--
Total	--	1,171	1,220	4,324	6,715
Weighted average yield	--	1.84%	2.95%	2.26%	2.31%

Held to maturity:
Mortgage-backed securities	--	--	--	$--	$--
SBA pass-through securities	--	--	--	--	--
Other securities	--	--	--	313	313
Total	--	--	--	313	313
Weighted average yield	--	--	--	3.41%	3.41%

Total mortgage-backed and investment securities:
Mortgage-backed securities	--	$--	$435	$1,487	$1,922
SBA pass-through securities	--	1,171	785	2,837	4,793
Other Securities	--	--	--	--	--
Total	--	$1,171	$1,220	$4,324	$6,715
Weighted average yield	--%	1.84%	2.95%	2.26%	2.31%

	Amounts at December 31, 2015 Which Mature In
	One Year or Less	After One through Five Years	After Five through 10 Years	Over 10 Years	Total
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	--	$--	$475	$1,507	$1,982
SBA pass-through securities	--	1,250	822	2,904	4,976
Other Securities	--	--	--	--	--
Total	--	1,250	1,297	4,411	6,958
Weighted average yield	--	1.59%	2.82%	2.07%	2.12%

Held to maturity:
Mortgage-backed securities	--	$--	$--	$--	$--
SBA pass-through securities	--	--	--	--	--
Other securities	--	--	--	314	314
Total	--	--	--	314	314
Weighted average yield	--	--	--	3.41%	3.41%

Total mortgage-backed and investment securities:
Mortgage-backed securities	--	$--	$475	$1,507	$1,982
SBA pass-through securities	--	1,250	822	2,904	4,976
Other Securities	--	--	--	--	--
Total	--	$1,250	$1,297	$4,411	$6,958
Weighted average yield	--	1.59%	2.82%	2.07%	2.12%

ERB Deposit Products. ERB's deposit gathering efforts have focused on obtaining deposits from small businesses and other commercial accounts from within ERB's market area.  The table below shows information regarding ERB's deposit accounts at the dates indicated.

The following table shows the maturities of ERB's certificates of deposit of $100,000 or more at March 31, 2016 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)

June 30, 2016	$9,250	1.20%
September 30, 2016	11,312	1.16
December 31, 2016	11,303	1.13
March 31, 2017	10,102	1.19
After March 31, 2017	29,049	1.56
Total certificates of deposit with balances of $100,000 or more	$71,016	1.33%

The following table shows the maturities of ERB's certificates of deposit of $100,000 or more at December 31, 2015 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
March 31, 2016	$10,658	1.14%
June 30, 2016	12,564	1.20
September 30, 2016	8,356	1.15
December 31, 2016	11,521	1.12
After December 31, 2016	28,590	1.51
Total certificates of deposit with balances of $100,000 or more	$71,689	1.30%

ERB Borrowings. ERB utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund operations as part of its operating strategy.  These FHLB advances are collateralized primarily by certain of ERB's mortgage loans and SBA and mortgage-backed pass-through securities and secondarily by its investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities.  The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including ERB, fluctuates from time to time in accordance with the policies of the FHLB.

The following table shows certain information regarding ERB's borrowings at or for the dates indicated:

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2016	2015	2015	2014	2013
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$44,412	$42,059	$43,708	$29,968	$13,124
Maximum amount outstanding at any month-end during the period	48,637	43,351	46,260	39,223	13,200
Balance outstanding at end of period	48,637	43,351	45,759	39,223	13,200
Average interest rate during the period	1.83%	1.84%	1.83%	2.07%	3.56%
Weighted average interest rate at end of period	1.66%	1.81%	1.78%	1.87%	3.52%

At March 31, 2016 and 2015, $8.7 million and $2.0 million, respectively of ERB's borrowings were short-term (original maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 0.43% and 0.29%, respectively.

Other Products and Services of ERB. Other business services include wire transfers, direct deposit of payroll, remote deposit capture, ACH, and online and mobile banking. ERB's objective is to offer a competitive package to capture as much of the customer's financial business as possible and price accordingly.

Personal banking services are offered through ERB's branch network using experienced personal bankers as the focal point of the marketing effort. Secondarily to the efforts of personal bankers and the contacts of the directors, the Bank engages in advertising and branding efforts to draw individuals into its branches. Business banking services are offered through ERB's branch network for deposit and small business banking, and through commercial lenders for traditional commercial lending services.

ERB Legal Proceedings. ERB is not presently a party to any pending legal proceedings of a material nature.  From time to time, ERB is a party to legal proceedings incidental to its business, such as lawsuits to enforce its security interests in collateral securing the loans it makes to its customers.

ERB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following ERB Management's Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2016 and 2015 and for the years ended December 31, 2015 and 2014 and the financial condition at March 31, 2016 and December 31, 2015 and 2014 should be read in conjunction with ERB's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus beginning at page F-67.

ERB's results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense on deposits and borrowings.  ERB's net interest income is largely determined by net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities.  Results of operations are also affected by ERB's provision for loan losses, non-interest income and non-interest expenses.  ERB's non-interest expenses principally consist of salaries and employee benefits, data processing costs, professional service fees, occupancy and equipment, advertising and promotion and other expense.  ERB's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.  Future changes in applicable law, regulations or government policies may materially impact ERB's financial conditions and results of operations.

ERB Critical Accounting Policies.  In reviewing and understanding financial information for ERB, you are encouraged to read and understand the significant accounting policies used in preparing its consolidated financial statements for the year ended December 31, 2015.  These policies are described in Note 1 of the notes to ERB's consolidated financial statements included elsewhere in this joint proxy statement/prospectus.  The accounting and financial reporting policies of ERB conform to accounting principles generally accepted in the United States of America ("U.S. GAAP") and to general practices within the banking industry. Accordingly, the ERB consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that ERB's management believes are the most critical to aid in fully understanding and evaluating its reported financial results.  These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may affect ERB's reported results and financial condition for the period or in future periods.

Allowance for Loan Losses.  The allowance for loan losses represents management's estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained by ERB at a level considered appropriate under U.S. GAAP to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance.  The allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans.  These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, as adjusted for qualitative factors.

An unallocated component is maintained to cover uncertainties that could affect ERB management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Once all factor adjustments are applied, general reserve allocations for each segment are calculated, summarized and reported on the allowance for credit losses summary.  Allowance for credit losses final schedules, calculations and the resulting evaluation process are reviewed quarterly by ERB's Asset Review Committee.

The allowance is adjusted by ERB for other significant factors that affect the collectability of the loan portfolio as of the evaluation date including changes in lending policy and procedures, loan volume and concentrations, seasoning of the portfolio, loss experience in particular segments of the portfolio, and bank regulatory examination results. Other factors include changes in economic and business conditions affecting ERB's primary lending areas and credit quality trends. Loss factors are reevaluated each reporting period to ensure their relevance in the current economic environment. ERB reviews key ratios such as the allowance for loan losses to total loans receivable and as a percentage of non-performing loans; however, ERB does not try to maintain any specific target range for these ratios.

While ERB management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the Pennsylvania Department of Banking and Securities and the FDIC, as an integral part of their examination processes, periodically review ERB's allowance for loan losses. The Pennsylvania Department of Banking and Securities or the FDIC may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management's estimates, additional provisions to the allowance for loan losses may be required that would adversely impact ERB's earnings in future periods.

Income Taxes.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

Other-Than-Temporary Impairment of Securities.  On a quarterly basis, ERB performs an assessment to determine whether there have been any events or economic circumstances indicating that a security with an unrealized loss has suffered other-than-temporary impairment ("OTTI"). A security is considered impaired if the fair value is less than its amortized cost basis at the reporting date. If impaired, ERB then assesses whether the unrealized loss is other-than-temporary. The assessment considers whether ERB intends to sell the security prior to recovery and/or maturity, whether it is more likely than not that ERB will have to sell the security prior to recovery and/or maturity, and if the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

How ERB Manages Market Risk.  Market risk is the risk of loss from adverse changes in market prices and rates.  ERB's market risk arises primarily from the interest rate risk which is inherent in its lending and deposit taking activities.  To that end, management actively monitors and manages interest rate risk exposure.  In addition to market risk, ERB's primary risk is credit risk on its loan portfolio.  ERB attempts to manage credit risk through its loan underwriting and oversight policies.

The principal objective of ERB's interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given ERB's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. ERB seeks to manage its exposure to risks from changes in interest rates while at the same time trying to improve its net interest spread. ERB monitors interest risk as such risk relates to its operating strategies.

In recent years, ERB primarily has utilized the following strategies to manage interest rate risk:

•	it has attempted to ladder its borrowings in order to match a portion of its loan portfolio;
•	it has attempted, where possible, to extend the maturities of its deposits and borrowings;
•	it has invested in securities with variable rates of interest and short anticipated lives, generally less than five years, and it maintains a significant amount of liquidity; and
•	it has increased its outstanding shorter term loans particularly commercial real estate loans.

The following table sets forth the amounts of ERB's interest-earning assets and interest-bearing liabilities outstanding at March 31, 2016, which it expects, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table").  Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability.  The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 2016, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals.  The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans.  Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family mortgage loans are assumed to range from 5.0% to 10.0%.  The annual prepayment rate for mortgage-backed securities is assumed to range from 5.3% to 15.6%.  Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or "decay rates," ranging from 15% to 25%.

	3 Months or Less	More than 3 Months to 6 Months	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total Amount
	(Dollars in thousands)
Interest-earning assets(1):
Loans receivable(2)	$60,240	$17,351	$21,026	$88,572	$61,692	$41,007	$289,888
Investment securities	3,502	2,285	154	794	579	3,362	10,676
Other interest-earning assets	10,537	-	-	-	-	-	10,537
Total interest-earning assets	$74,279	$19,636	$21,180	$89,366	$62,271	$44,369	$311,101
Interest-bearing liabilities:
Savings accounts	$706	$706	$1,412	$5,650	$5,208	$25	$13,707
Demand deposits	2,675	2,675	5,351	21,404	14,755	2,768	49,628
Money market accounts	1,547	1,547	3,095	12,379	7,247	87	25,902
Certificate accounts	23,753	14,745	35,803	33,216	10,330	233	118,080
FHLB advances	7,318	2,674	13,042	16,750	8,853	-	48,637
Total interest-bearing liabilities	$35,999	$22,347	$58,703	$89,399	$46,393	$3,113	$255,954

Interest-earning assets less interest-bearing liabilities	$38,280	$(2,711)	$(37,523)	$(33)	$15,878	$41,256	$55,147

Cumulative interest-rate sensitivity gap(3)	$38,280	$35,569	$(1,954)	$(1,987)	$13,891	$55,147	$110,294

Cumulative interest-rate gap as a percentage of total assets at March 31, 2016	12.29%	11.42%	-0.63%	-0.64%	4.46%	17.71%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at March 31, 2016	206.34%	160.96%	98.33%	99.04%	105.49%	121.55%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.
(3)	Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Net Portfolio Value Analysis.  ERB monitors its rate sensitivity through the use of models which generate estimates of the change in its net portfolio value ("NPV") over a range of interest rate scenarios.  NPV represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities with adjustments made for off-balance sheet items. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.  The following tables set forth ERB's NPV at March 31, 2016 and December 31, 2015 and reflect the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

Change in Interest Rates	Net Portfolio Value at March 31, 2016			NPV as % of Portfolio Value of Assets
In Basis Points (Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$32,059	$(10,541)	(24.7)%	10.61%	(2.62)%
200	35,495	(7,105)	(16.7)	11.50	(1.73)
100	39,109	(3,491)	(8.2)	12.41	(0.82)
Static	42,600	--	--	13.23	--
(100)	$46,789	$4,189	9.8%	14.21%	0.98%

Change in Interest Rates	Net Portfolio Value at December 31, 2015			NPV as % of Portfolio Value of Assets
In Basis Points (Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$32,025	$(9,879)	(23.6)%	10.66%	(2.45)%
200	35,085	(6,819)	(16.3)	11.45	(1.66)
100	38,596	(3,308)	(7.9)	12.33	(0.78)
Static	41,904	--	--	13.11	--
(100)	$46,050	$4,146	9.9%	14.09%	0.98%

Net Interest Income Analysis.  In addition to modeling changes in NPV, ERB also analyzes potential changes to net interest income ("NII") for a twelve-month period under rising and falling interest rate scenarios.  The following table shows ERB's NII model as of March 31, 2016.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in thousands)
300bp	$11,697	$(326)	(2.71)%
200	11,810	(213)	(1.77)
100	11,920	(103)	(0.86)
Static	12,023	--	--
(100)	$11,669	$(354)	(2.94)%

The above table indicates that as of March 31, 2016, in the event of an immediate and sustained 300 basis point increase in interest rates, ERB's net interest income for the 12 months ending March 31, 2017 would be expected to increase by $326,000 or 2.7% to $11.7 million.

The following table shows ERB's NII model as of December 31, 2015.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in thousands)
300bp	$11,766	$(1)	(0.01)%
200	11,770	3	0.03
100	11,769	2	0.02
Static	11,767	--	--
(100)	$11,420	$(347)	(2.95)%

The above table indicates that as of December 31, 2015, in the event of an immediate and sustained 300 basis point increase in interest rates, ERB's net interest income for the 12 months ending December 31, 2016 would be expected to remain relatively flat $11.8 million.

Changes in ERB's Financial Condition at March 31, 2016 Compared to December 31, 2015.  ERB's total assets increased to $311.4 million at March 31, 2016 compared to $310.7 million at December 31, 2015. The primary reason for the $710,000, or 0.2%, increase in ERB's total assets in the first quarter of 2016 was a $6.6 million increase in net loans, which was partially offset by a decrease in cash and cash equivalents of $6.4 million. ERB has focused on growing its loan portfolio in its efforts to increase interest income and fee income. ERB's investment securities available for sale amounted to $6.7 million at March 31, 2016, a $243,000 decrease from December 31, 2015.

The increase in ERB's total assets for the three months ended March 31, 2016 was funded primarily by a $2.9 million net increase in short-term borrowings and long-term debt. While ERB has focused on increasing its core deposits, it has continued to utilize FHLB borrowings as an alternative funding source for operations.

ERB's total shareholders' equity was $31.0 million, or 9.9% of total assets, at March 31, 2016 compared to $30.4 million, or 9.8% of total assets, at December 31, 2015. The $574,000 increase in ERB's total shareholders' equity in the first quarter of 2016 primarily reflects $537,000 in net income recorded for the period.

Changes in ERB's Financial Condition at December 31, 2015 compared to December 31, 2014.  ERB's total assets were $310.7 million at December 31, 2015 compared to $271.4 million at December 31, 2014, an increase in total assets of $39.3 million or 14.5%. The primary reason for the increase in ERB's total assets at year-end 2015 compared to year-end 2014 was a $31.1 million increase in net loans receivable. The increase in ERB's net loan portfolio at December 31, 2015 compared to December 31, 2014 was fueled primarily by a $25.8 million, or 13.2%, increase in the commercial loan portfolio. ERB's lending efforts as a community bank have been focused on making loans to small to mid-sized businesses located in its market area. In addition to loan growth, ERB's increase in total assets at December 31, 2015 compared to December 31, 2014 was due to a $9.9 million, or 111.0%, increase in cash and cash equivalents. The increase in cash and cash equivalents was primarily due to an increase in borrowings taken in anticipation of increased loan originations as well as to maintain liquid assets at a relatively high level in order to mitigate interest rate risk.

ERB's total deposits were $230.2 million at December 31, 2015 compared to $200.5 million at December 31, 2014.  The $29.8 million, or 14.8%, increase in ERB's total deposits in 2015 primarily reflects its efforts to increase core deposits. In addition, during 2015, ERB's short-term borrowings increased by $1.9 million to $2.8 million and its long-term debt increased by $4.7 million to $42.9 million at December 31, 2015. The increase in borrowings also was used to fund ERB's loan growth.

ERB's total shareholders' equity was $30.4 million at December 31, 2015 compared to $27.0 million at December 31, 2014, an increase of 3.4 million or 12.6%. The increase in ERB's total stockholders' equity at December 31, 2015 compared to year-end 2014 primarily reflects the $2.2 million of net income earned for the year ended December 31, 2015.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on daily balances.

	Three Months Ended March 31,						Year Ended December 31,
	2016			2015			2015			2014			2013
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$282,414	$3,598	5.10%	$250,608	$3,163	5.05%	$258,768	$13,178	5.09%	$226,508	$11,703	5.17%	$202,884	$11,057	5.45%
Investment securities	9,220	65	2.82	9,125	94	4.12	9,282	272	2.93	10,248	220	2.15	18,574	443	2.39
Other interest-earning assets	13,195	20	0.61	15,114	13	0.34	16,986	57	0.34	18,047	85	0.47	25,717	100	0.39
Total interest-earning assets	304,829	3,683	4.83%	274,847	3,270	4.76%	285,036	13,507	4.74%	254,803	12,008	4.71%	247,175	11,600	4.69%
Non-interest-earning assets	4,724			4,491			4,733			5,238			4,499
Total assets	$309,553			$279,338			$289,769			$260,041			$251,674

Interest-bearing liabilities:
Savings, demand and money market accounts	89,516	84	0.38	79,894	75	0.38	82,911	309	0.37	89,351	356	0.40	96,865	593	0.61
Certificates of deposit	117,975	382	1.30	107,883	320	1.19	110,878	1,399	1.26	94,365	1,076	1.14	98,918	1,243	1.26
Total deposits	207,491	466	0.90	187,777	395	0.84	193,789	1,708	0.88	183,716	1,432	0.78	195,783	1,836	0.94
FHLB advances and other borrowings	44,412	203	1.83	42,059	193	1.84	43,708	798	1.83	29,968	621	2.07	13,214	470	3.56
Total interest-bearing liabilities	251,903	669	1.06	229,836	588	1.02	237,497	2,506	1.06	213,684	2,053	0.96	208,997	2,306	1.10
Non-interest-bearing liabilities	22,185			17,500			19,549			16,478			15,319
Total liabilities	4,742			4,385			4,101			3,832			2,885
Stockholders' equity	30,723			27,617			28,622			26,047			24,473
Total liabilities and Stockholder's equity	$309,553			$279,338			$289,769			$260,041			$251,674

Net interest-earning assets
Net interest income; average interest rate spread		$3,014	3.77%		$2,862	3.74%		$11,001	3.68%		$9,955	3.75%		$9,294	3.59%
Net interest margin(2)			3.96%			3.90%			3.86%			3.91%			3.76%
Average interest earning assets to average interest bearing liabilities			121.01%			119.58%			120.02%			119.24%			118.27%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis.  The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior period volume, and (2) changes in volume, which is the change in volume multiplied by prior period rate.  The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015			Year Ended December 31, 2015 Compared to 2014			Year Ended December 31, 2014 Compared to 2013
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(In thousands)
Interest income:
Loans receivable	$34	$401	$435	$(192)	$1,667	$1,475	$(641)	$1,287	$646
Investment securities	(30)	1	(29)	73	(21)	52	(24)	(199)	(223)
Other interest-earning assets	9	(2)	7	(23)	(5)	(28)	15	(30)	(15)
Total interest income	13	400	413	(142)	1,641	1,499	(650)	1,058	408
Interest expense:
Savings, demand and money market accounts	--	9	9	(21)	(26)	(47)	(191)	(46)	(237)
Certificates of deposit	32	30	62	135	188	323	(110)	(57)	(167)
Total deposits	32	39	71	114	162	276	(301)	(103)	(404)
FHLB advances and other borrowings	(1)	11	10	(108)	285	177	(445)	596	151
Total interest expense	31	50	81	6	447	453	(746)	493	(253)
Increase (decrease) in net interest income	$(18)	$350	$332	$(148)	$1,194	$1,046	$96	$565	$661

Comparison of ERB's Operating Results for the Three Months Ended March 31, 2016 and 2015. ERB reported net income of $537,000 for the three months ended March 31, 2016, a 10.0% increase from ERB's net income of $488,000 for the three months ended March 31, 2015. A $332,000 increase in net interest income to $3.0 million for the first quarter of 2016 compared to $2.7 million for the first quarter of 2015 and a $154,000 increase in non-interest income were partially offset by a $120,000 increase in ERB's provision for loan losses and a $221,000 increase in its non-interest expenses.  For the three months ended March 31, 2016, ERB's net interest spread and net interest margin improved to 3.77% and 3.96%, respectively, from 3.74% and 3.90%, respectively, for the three months ended March 31, 2015.

ERB's interest income increased by $413,000, or 12.6%, in the quarter ended March 31, 2016 over the prior year comparable period. Interest income earned on loans increased by $435,000 in the first quarter of 2016 compared to the first quarter of 2015. The increase in interest income on loans in the 2016 period was due primarily to a $31.8 million increase in the average balance of outstanding loans in ERB's portfolio. The increase in the average balance of loans in 2016 reflects ERB's efforts to continue to grow its loan portfolio, particularly commercial loans which increased to $224.6 million at March 31, 2016 compared to $196.8 million at March 31, 2015. Interest income on investment securities decreased by $29,000 to $65,000 for the three months ended March 31, 2016 compared to $94,000 for the three months ended March 31, 2015.  While the average balance of ERB's investment securities portfolio increased by $95,000, or 1.0%, to $9.2 million at March 31, 2016 compared to March 31, 2015, the average yield earned on securities decreased to 2.82% in the first quarter of 2016 compared to 4.12% in the first quarter of 2015. The decrease in the average yield earned on investment securities in the 2016 period was primarily driven by a special dividend paid by the Federal Home Loan Bank of Pittsburgh in 2015.

ERB's interest expense increased by $81,000, or 13.8%, to $669,000 for the three months ended March 31, 2016 compared to $588,000 for the three months ended March 31, 2015. The increase in interest expense in the first quarter of 2016 compared to the first quarter of 2015 was due primarily to a $19.7 million increase in the average balance of ERB's total deposits and a $2.4 million increase in the average balance of ERB's FHLB advances and other borrowings. The average rate paid on ERB's total deposits increased by six basis points to 0.90% in the first quarter of 2016 compared to 0.84% in the first quarter of 2015. While the average rate paid by ERB on its savings, demand and money market accounts (which it considers to be core deposits) remained flat, the average rate paid by ERB on its certificates of deposit increased to 1.30% in the first quarter of 2016 compared to 1.19% in the first quarter of 2015. The average rate paid by ERB on its total interest bearing liabilities was 1.06% for the first quarter of 2016 compared to 1.02% for the first quarter of 2015. The average rate paid by ERB on FHLB advances and other borrowings was 1.83% in the first quarter of 2016 compared to 1.84% in the first quarter of 2015.

ERB has identified the evaluation of the allowance for loan losses as a critical accounting policy.  This policy is significantly affected by ERB's judgment and uncertainties and there is likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions.  ERB's activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that ERB's management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date.  ERB's evaluation process typically includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of its loans, the value of collateral securing the loan, the borrower's ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience.  The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is likelihood that different amounts would be reported under different conditions or assumptions.  Various regulatory agencies, as an integral part of their examination process, periodically review ERB's allowance for loan losses.  Such agencies may require ERB to make additional provisions for estimated loan losses based upon judgments different from those of its management.

ERB's provision for loan losses was $184,000 for the quarter ended March 31, 2016 compared to $64,000 for the quarter ended March 31, 2015. At March 31, 2016, ERB's allowance for loan losses was $3.6 million or 185.2% of total non-performing loans and 1.23% of total loans outstanding. ERB's net charge-offs were $65,000 and $49,000 for the three months ended March 31, 2016 and 2015, respectively.

ERB's non-interest income was $250,000 for the three months ended March 31, 2016, an increase of $154,000 from non-interest income of $96,000 for the three months ended March 31, 2015. The primary reason for the increase of ERB's non-interest income in the first quarter of 2016 was an increase in gain recognized on sales of loans of $140,000. The increase in the gain on sales was primarily the result of a $1.7 million increase in principal balances sold of the government guaranteed portions of SBA loans

ERB's total non-interest expenses were $2.2 million for the quarter ended March 31, 2016, a $221,000, or 11.2%, increase in non-interest expenses from the quarter ended March 31, 2015. The increase in non-interest expenses primarily reflects merger related expenses of $175,000. Salaries and employee benefits expense decreased by $20,000 in the three months ended March 31, 2016 compared to the three months ended March 31, 2015, due primarily to a reduction in stock compensation expense.  Other non-interest expenses increased by $66,000, or 7.2%, in the first quarter of 2016 compared to the first quarter of 2015 primarily due to increases in loan expenses, including collection and data processing fees.

ERB's income tax expense for the three-month period ended March 31, 2016 was $355,000, compared to $259,000 for the same period in 2015.  The effective tax rate for the three-month period ended March 31, 2016 was 39.8% compared to 34.7% for the same period in 2015.  The increase in the effective tax rate was primarily a result of an estimated $175,000 in non-deductible merger related expenses.

Comparison of ERB's Operating Results for the Years Ended December 31, 2015 and 2014. ERB reported net income of $2.2 million for the year ended December 31, 2015, a $358,000, or 19.3%, increase from ERB's net income of $1.9 million for the year ended December 31, 2014. A $1.0 million increase in net interest income, to $11.0 million for 2015 compared to $10.0 million for 2014 was partially offset by a $216,000 increase in the provision for loan losses and a $300,000 decrease in total non-interest income in 2015 compared to 2014. For the year ended December 31, 2015, ERB's net interest spread and net interest margin decreased to 3.68% and 3.86%, respectively, from 3.75% and 3.91%, respectively, for the year ended December 31, 2014.

ERB's total interest income increased by $1.5 million, or 12.5%, in the year ended December 31, 2015 over the prior year. Interest income earned on loans increased by $1.5 million in 2015 compared to 2014. The increase in interest income on loans in 2015 was due primarily to a $32.3 million increase in the average balance of outstanding loans in ERB's portfolio. The increase in the average balance of loans in 2015 reflects ERB's efforts to grow its loan portfolio, particularly commercial loans which increased to $220.2 million at December 31, 2015 compared to $194.4 million at December 31, 2014. Interest income on investment securities increased by $52,000 to $272,000 for the year ended December 31, 2015 compared to $220,000 for the year ended December 31, 2014. The increase in interest income earned by ERB on investment securities in 2015 compared to 2014 was due to a 78 basis point increase in the average yield earned, which more than offset a $966,000, or 9.4%, decrease in the average balance of ERB's investment securities in 2015 compared to 2014.

ERB's total interest expense increased by $453,000, or 22.1%, to $2.5 million for the year ended December 31, 2015 compared to $2.1 million for the year ended December 31, 2014. ERB's interest expense on total deposits increased by $276,000 and its interest expense on borrowings increased by $177,000, respectively, for the year ended December 31, 2015 compared to the year ended December 31, 2014. The average rate paid by ERB on its total interest bearing liabilities was 1.06% for the year ended December 31, 2015 compared to 0.96% for the year ended December 31, 2014.

ERB's provision for loan losses was $408,000 for the year ended December 31, 2015 compared to $192,000 for the year ended December 31, 2014. At December 31, 2015, ERB's allowance for loan losses was $3.4 million or 384.1% of total non-performing loans and 1.22% of total loans outstanding. ERB's net charge-offs were $49,000 and $54,000 for the years ended December 31, 2015 and 2014, respectively.

ERB's non-interest income was $556,000 for the year ended December 31, 2015, a reduction of $300,000, or 35.1%, from non-interest income of $856,000 for the year ended December 31, 2014. The primary reasons for the reduction of ERB's non-interest income in 2015 compared to 2014 were reductions in net gains in sales of investment securities of $120,000 together with a $212,000 reduction in other non-interest income due primarily to $225,000 in settlement proceeds related to a business dispute received in 2014.

ERB's total or non-interest, expenses remained relatively constant at $7.8 million for both the years ended December 31, 2015 and 2014.

ERB's income tax expense and its effective tax rates were fairly consistent year over year and amounted to $1.2 million or 34.4%  and $986,000 or 34.7% for the years ended December 31, 2015 and 2014, respectively.

Liquidity and Capital Resources. ERB's primary sources of funds are from deposits, FHLB borrowings, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed and other securities, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed and other securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. ERB also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity. At March 31, 2016, ERB's cash and cash equivalents amounted to $12.3 million.  In addition, at such date ERB's available for sale investment securities amounted to $6.7 million.

ERB uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At March 31, 2016, ERB had certificates of deposit maturing within the next 12 months amounting to $42.0 million. Based upon historical experience, ERB anticipates that a significant portion of the maturing certificates of deposit will be redeposited with it.  For the three months ended March 31, 2016, the average balance of ERB's outstanding FHLB advances and other borrowings was $44.4 million.  At March 31, 2016, ERB had $40.0 million in outstanding long-term FHLB advances and $106.7 million in potential FHLB advances available.  In addition to the FHLB, ERB also has $5.5 million and $3.0 million in short-term lines available from Atlantic Community Bankers Bank and Pacific Coast Bankers Bank, respectively.

In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, ERB has significant borrowing capacity available to fund liquidity needs.  In recent years ERB has utilized borrowings as a cost efficient addition to deposits as a source of funds.  ERB's borrowings consist primarily of advances from the FHLB of Pittsburgh, of which ERB is a member.

Commitments. The following table summarizes ERB's outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at March 31, 2016.

	Total Amounts	Amount of Commitment Expiration - Per Period
	Committed at March 31, 2016	To 1 Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)

Standby letters of credit	$4,336	$3,761	$350	$--	$225
Unused lines of credit	17,230	7,236	5,001	4,861	132
Undisbursed portion of loans in process	33,530	15,332	18,198	--	--
Commitments to originate loans	18,511	18,511	--	--	--
Total commitments	$73,607	$44,840	$23,459	$4,861	$357

For additional information on ERB's commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at December 31, 2015 and 2014, see Note 13 to the notes to ERB's audited financial statements on page F-93 of this joint proxy statement/prospectus.

Contractual Cash Obligations. The following table summarizes ERB's contractual cash obligations at March 31, 2016 and December 31, 2015.

		Payments Due By Period
	Total at March 31, 2016	To 1 Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)
Certificates of deposit	$118,080	$74,301	$33,216	$10,330	$233
FHLB advances, long-term(1)	39,895	14,292	16,750	8,853	--
Total long-term debt	157,975	88,593	49,966	19,183	233
Operating lease obligations	912	259	493	160	--
Total contractual obligations	$158,887	$88,852	$50,459	$19,343	$233

(1)            Does not include $8.7 million of short-term FHLB advances.

		Payments Due By Period
	Total at December 31, 2015	To 1 Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)
Certificates of deposit	$117,732	$77,158	$27,277	$13,297	$--
FHLB advances, long-term(1)	42,936	8,084	25,000	9,852	--
Total long-term debt	160,668	85,242	52,277	23,149	--
Operating lease obligations	974	256	506	212	--
Total contractual obligations	$161,642	$85,498	$52,783	$23,361	$--

(1)            Does not include $2.8 million of short-term FHLB advances.

The financial statements, accompanying notes, and related financial data of ERB have been prepared in accordance with U.S. GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of operations.  Most of ERB's assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

ERB's Regulatory Capital Requirements.  The following table summarizes ERB's regulatory capital requirements at March 31, 2016.

At March 31, 2016, federal bank regulators require ERB maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%.  Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%.  At March 31, 2016, ERB met all the capital adequacy requirements to which it was subject.  At March 31, 2016, ERB was "well capitalized" under the regulatory framework for prompt corrective action.  To be "well capitalized," ERB must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively.  Under the final capital rules that became effective on January 1, 2015, there was a requirement for a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets which is in addition to the other minimum risk-based capital standards in the rule.  Institutions that do not maintain this required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management.  The capital buffer requirement is being phased in over three years beginning in 2016.  The capital buffer requirement effectively raises the minimum required common equity Tier 1 capital ratio to 7.0%, the Tier 1 capital ratio to 8.5%, and the total capital ratio to 10.5% on a fully phased-in basis on January 1, 2019.  ERB's management believes that, as of March 31, 2016, it would meet all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if all such requirements were currently in effect.  In addition, management believes that no conditions or events have occurred since March 31, 2016 that would materially adversely change ERB's capital classifications.  From time to time, ERB may need to raise additional capital to support the ERB's further growth and to maintain its "well capitalized" status.

ERB's actual capital amounts and ratios are presented in the table (dollars in thousands):

March 31, 2016	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity Tier 1 capital (to risk-weighted assets)	$33,972	12.48%	11,130	≥4.5%	$12,367	≥6.5%
Total capital (to risk-weighted assets)	30,874	13.73%	19,788	≥8.0%	24,734	≥10.0%
Tier 1 capital (to risk-weighted assets)	33,972	12.48%	14,841	≥6.0%	19,788	≥8.0%
Tier 1 capital (to average assets)	30,874	9.97%	12,382	≥4.0%	15,478	≥5.0%

The regulatory capital requirements for December 31, 2015 and 2014 are included in Note 14 of the accompanying audited financial statements of ERB beginning on page F-39 of this joint proxy statement/prospectus.  At December 31, 2015 and 2014, ERB met all the capital adequacy requirements to which it was subject and was "well capitalized" under the regulatory framework for prompt corrective action.

ERB is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations.  The PA Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

MARKET PRICE AND DIVIDENDS

DNB's common stock trades on the NASDAQ Capital Market under the symbol "DNBF."  The following table sets forth the high and low prices per share of DNB common stock, and the cash dividends declared per share for the periods indicated.

	High	Low	Dividend
2014
First quarter	$20.48	18.60	$0.07
Second quarter	22.75	19.33	0.07
Third quarter	21.93	20.63	0.07
Fourth quarter	22.07	20.93	0.07

2015
First quarter	28.67	21.13	0.07
Second quarter	26.93	24.44	0.07
Third quarter	27.85	25.10	0.07
Fourth quarter	29.87	26.07	0.07

2016
First quarter	29.40	25.40	0.07
Second quarter	29.50	23.05	0.07
Third quarter (through August 2, 2016)	26.47	23.71	--

On April 1, 2016, the last trading day prior to the public announcement of the merger, the closing sale price of shares of DNB common stock as reported on NASDAQ was $29.50. On August 2, 2016, the last practicable trading day before the distribution of this joint proxy statement/prospectus the closing sale price of shares of DNB common stock as reported on NASDAQ was $26.00.

The payment, timing and amount of dividends by DNB on shares of DNB common stock in the future, either before or after the merger is completed, are subject to the determination of DNB's board of directors and depend on cash requirements, contractual restrictions, its financial condition and earnings, legal and regulatory considerations and other factors. Although DNB has previously paid quarterly cash dividends on its shares of common stock, it is not under any obligation to do so in the future.  As a holding company, DNB is dependent upon dividends from DNB First to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Both DNB and DNB First are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Please see "DNB Management's Discussion and Analysis of Results of Operations – Certain Regulatory Matters" for further information regarding limitations on DNB's ability to pay dividends.

ERB's common stock is not publicly traded or quoted. ERB has never paid any dividends on its common stock.

ERB shareholders are advised to obtain current market quotations for DNB common stock. The market price of DNB common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of DNB common stock before or after the effective date of the merger.

As of the record date for the DNB special meeting, there were 2,853,434 shares of DNB common stock outstanding, which were held by 900 holders of record. As of the record date for the ERB special meeting, there were 2,444,911 shares of ERB common stock outstanding, which were held by approximately 250 holders of record.

DESCRIPTION OF DNB CAPITAL STOCK

As a result of the merger, ERB shareholders who receive shares of DNB common stock in the merger will become shareholders of DNB. Your rights as shareholders of DNB will be governed by Pennsylvania law and the amended and restated articles of incorporation and amended and restated bylaws of DNB. The following description of the material terms of DNB's common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Pennsylvania law, DNB's amended and restated articles of incorporation and amended and restated bylaws, and federal law governing bank holding companies carefully and in their entirety. Copies of DNB's and governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see 'Where You Can Find More Information."

Authorized Capital Stock

DNB's amended and restated articles of incorporation authorize DNB to issue up to 10,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, par value $10.00 per share.  As of the record date for the DNB special meeting, there were 2,853,434 shares of DNB common stock issued and outstanding and no shares of DNB preferred stock issued and outstanding.  As of the record date for Fthe DNB special meeting, there were 97,693 shares of DNB common stock held by DNB as treasury stock.

Shares of DNB's common stock to be issued pursuant to the merger agreement, when issued in accordance with the terms of the merger agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

Common Stock

Holders of DNB's common stock are entitled to:

•	one vote for each share of common stock held on any matter submitted to a vote of shareholders;
•
receive dividends if and when declared by DNB's board of directors from DNB's unreserved and unrestricted earned surplus or DNB's unreserved and unrestricted net earnings for the current fiscal year; and

•
share ratably in DNB's net assets legally available to DNB's shareholders in the event of DNB's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

There are no cumulative voting rights in the election of directors.

Because DNB is a holding company, DNB's rights and the rights of DNB's creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary's creditors, except to the extent that DNB itself may be a creditor having recognized claims against the subsidiary.

Holders of DNB's common stock have no preemptive, subscription or similar rights to purchase additional shares of DNB, and have no conversion or redemption rights.

All of the issued and outstanding shares of DNB common stock are non-assessable and non-callable.

DNB's common stock trades on the NASDAQ Capital Market under the symbol "DNBF." The transfer agent and registrar for the DNB common shares is Computershare.

Preferred Stock

DNB's board of directors has the authority, without further action by DNB shareholders, to divide any authorized class of preferred stock into series, and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established.

The preferred stock of all series will have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. If upon any voluntary or involuntary liquidation, dissolution or winding up of DNB, the assets available for distribution to holders of shares of preferred stock of all series is insufficient to pay such holders the full preferential amount to which they are entitled, then such assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Any preferred stock DNB may issue may rank senior to DNB common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of DNB, or both. In addition, any shares of DNB preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of DNB preferred stock, or merely the existing authorization of the DNB board of directors to issue shares of DNB preferred stock, may tend to discourage or impede an acquisition proposal, merger or other change in control of DNB.

DNB's board of directors, without DNB shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of DNB common stock and, under certain circumstances, discourage an attempt by others to gain control of DNB.

The creation and issuance of any series of DNB preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, DNB's future capital needs, then existing market conditions and other factors that, in the judgment of the DNB board of directors, might warrant the issuance of DNB preferred stock.

Certain Anti-Takeover Provisions

Special Meetings of Shareholders

Under the Pennsylvania Business Corporation Law, or PBCL, a corporation's shareholders are not permitted to call or require the corporation to call a special meeting of shareholders unless the corporation's governing documents permit them to do so. Neither DNB's amended and restated articles of incorporation nor its amended and restated bylaws permit shareholders to call a special meeting of shareholders.

Potential Issuances of Preferred Shares

DNB's board of directors may authorize the issuance of one or more series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of DNB common stock and, under certain circumstances, discourage an attempt by others to gain control of DNB.  The shares of preferred stock are available for issuance without further action by DNB shareholders, unless such action is required by applicable law or the rules of any stock exchange on which DNB's securities may be listed. If the approval of DNB shareholders is not so required, DNB's board of directors is not obligated to seek shareholder approval.
Although DNB has no intention at the present time of doing so, the company could issue a class or series of DNB preferred shares that could, depending on the terms of such class or series, impede completion of a merger, tender offer or other takeover attempt that some, or a majority, of DNB shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

Advance Notice Provisions for Shareholder Nominations

DNB's amended and restated bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors. DNB's amended and restated bylaws provide that DNB will consider written proposals from shareholders for nominees for director received not less than 90 days before the date any meeting of shareholders is called for the election of directors.  Such nomination shall contain the following information to the extent known by the nominating shareholder: (1) the name and address of each proposed nominee, (2) the age of each proposed nominee, (3) the principal occupation of each proposed nominee, (4) the number of shares of DNB owned by each proposed nominee, (5) the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee, (6) the name and residence address of the nominating shareholder, and (7) the number of shares of DNB owned by the nominating shareholder. Any nomination for director not made in accordance with these requirements shall be disregarded by the presiding officer of the DNB shareholder meeting, and votes cast for each such nominee shall be disregarded by the judges of election.

Although DNB's amended and restated bylaws do not give DNB's board of directors any power to approve or disapprove shareholder nominations for the election of directors, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors, without regard to whether consideration of such nominees might be harmful or beneficial to DNB and its shareholders.

Shareholder Approval of Business Combination and Other Transactions

Under the PBCL, unless a higher vote is required in a corporation's articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a plan of interest exchange, division or voluntary dissolution submitted to the shareholders by the board of directors will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Article 6 of DNB's amended and restated articles of incorporation provide that any merger, consolidation, liquidation or dissolution of DNB corporation or any action that would result in the sale or other disposition of all or substantially all of the assets of DNB requires the affirmative vote of the holders of at least 75% of the outstanding shares of common stock. This higher vote requirement, however, does not apply to any particular transaction that has been approved by a two-thirds vote of DNB's board of directors. This higher vote may make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.

Article 8 of DNB's amended and restated articles of incorporation includes a provision authorizing DNB's board of directors oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise, if the board deems it advisable. When considering whether to oppose an offer, DNB's board of directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue, including, but not limited to any or all of the following:

•	whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

•	whether a more favorable price could be obtained for the corporation's securities in the future;

•	the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

•
the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

•
the value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

•	any antitrust or other legal and regulatory issues that are raised by the offer.

Article 8 further provides that if the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity. The provisions of Article 8 may have the effect of discouraging or deterring a third party from offering to acquire DNB or from completing a tender offer or other takeover attempt that some, or a majority, of DNB shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

Amendments to Articles of Incorporation and Bylaws

Under the PBCL, shareholders generally have the right to adopt, amend or repeal the articles of incorporation and bylaws of a corporation. However, the PBCL also requires that any amendment to the articles of incorporation be approved by the board of directors. In addition, the PBCL provides that shareholders of registered corporations, such as DNB, are not entitled by statute to propose amendments to the articles of incorporation. Under the PBCL, unless a higher vote is required in a corporation's articles of incorporation, amendments require the approval of a majority of the votes cast by all shareholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the approval of a majority of the votes cast in each class vote. With respect to amendments to Article 6 of DNB's articles of incorporation (shareholder approval of certain business combinations, as discussed above), DNB's articles of incorporation provide that Article 6 may only be amended by the affirmative vote of at least 75% of the outstanding shares of DNB common stock. In addition, shareholders may adopt amendments to DNB's bylaws by the affirmative vote of the holders of two-thirds of the outstanding shares of DNB common stock at any regular or special meeting duly convened for that purpose.  Amendments to the bylaws adopted by DNB's board of directors may be changed by the shareholders by the affirmative vote of the holders of two-thirds of the outstanding shares of DNB common stock.

Pennsylvania Anti-Takeover Statutes

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania "registered corporations" (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. These provisions may have the effect of discouraging or deterring a third party from offering to acquire DNB or from completing a business combination transaction that some, or a majority, of DNB shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

A general summary of the applicable anti-takeover provisions is set forth below.  Pennsylvania law allows corporations to opt-out of any of these anti-takeover provisions. DNB has specifically elected to opt-out of Subchapter G and Subchapter H of Chapter 25 of the PBCL, and such provisions do not apply to DNB.

Rights of Shareholders to Fair Value Following Certain Share Acquisitions. Subchapter E of Chapter 25 of the PBCL requires a person who acquires 20% or more of the voting power (a "controlling person") to give prompt notice to each shareholder of record and pay any requesting shareholders the "fair value" of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Business Combination Transactions with Interested Shareholders. Subchapter F of Chapter 25 of the PBCL prohibits certain business combinations with certain "interested shareholders" (defined generally to be any persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors). A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•
the board of directors approves the business combination or the acquisition of stock by means of which the interested shareholder became the beneficial owner of 20% of the shares prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding shares of common stock of the corporation; or

•
the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by any interested shareholder, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation and shareholders receive a minimum "fair price" for their shares.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if:

•	the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates; or

•	the merger is approved at a shareholders meeting and shareholders receive a minimum "fair price" for their shares.

Control Share Acquisitions. Subchapter G of Chapter 25 of the PBCL limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares generally cannot vote either until their voting rights have been restored by two separate votes of the shareholders.  In addition, for a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation. DNB has opted-out of Subchapter G.

Disgorgement of Profits by Certain Controlling Persons. Subchapter H of Chapter 25 of the PBCL provides for the disgorgement of profits by certain controlling persons under certain circumstances.  These provisions apply if (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.  DNB has opted-out of Subchapter H.

Other Provisions of Pennsylvania Law.  In addition to the specific anti-takeover provisions described above, certain other provisions of Pennsylvania law may have the effect of deterring or discouraging an attempt to take control of DNB.  These provisions, among other things:

•	expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

•
provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•
provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly;

•
provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' fiduciary duty standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation;

•	provide that in the exercise of their fiduciary duties, directors are not required to:
•
render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control;

•
take action as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of DNB or the consideration that might be offered or paid to shareholders in such an acquisition; or

• redeem any rights under, or to modify or render inapplicable, any shareholder rights plan.

COMPARISON OF DNB AND ERB SHAREHOLDERS' RIGHTS

The rights of DNB shareholders are currently governed by the PBCL and DNB's amended and restated articles of incorporation and amended and restated bylaws, and will continue to be governed by the PBCL and DNB's amended and restated articles of incorporation and amended and restated bylaws following completion of the merger.

The rights of ERB shareholders are currently governed by the PBCL and ERB's articles of incorporation and bylaws.  Following completion of the merger, the rights of ERB's shareholders who receive shares of DNB common stock as merger consideration will be governed by the PBCL and DNB's amended and restated articles of incorporation and amended and restated bylaws.

The following discussion summarizes the material differences between the rights of ERB shareholders and the rights of DNB shareholders.  This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to the PBCL, DNB's amended and restated articles of incorporation and amended and restated bylaws, ERB's articles of incorporation and bylaws, and the applicable provisions of federal law governing bank and savings and loan holding companies.  We urge you to read those documents carefully and in their entirety.

Authorized Capital Stock

DNB.  DNB's amended and restated articles of incorporation authorize DNB to issue up to 10,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, par value $10.00 per share.  As of the record date for the DNB special meeting, there were 2,853,434 shares of DNB common stock issued and outstanding and no shares of DNB preferred stock issued and outstanding.  As of the record date, there were 97,693 shares of DNB common stock held by DNB as treasury stock.  DNB's board of directors has the authority, without further action by DNB shareholders, to divide any authorized class of preferred stock into series, and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established.

ERB.  ERB's articles of incorporation authorize it to issue up to 11,000,000 shares, of which 10,000,000 are designated as common stock, par value $0.10 per share, and 1,000,000 are designated as preferred stock, no par value per share.  As of the record date for the ERB special meeting, there were 2,444,911 shares of ERB common stock issued and outstanding and no shares of ERB preferred stock issued and outstanding.  ERB's board of directors has the authority to divide any authorized class of preferred stock into series, and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established.

Number of Directors

DNB.  DNB's amended and restated bylaws provide that its board of directors shall consist of at least 3 directors.  The exact number of directors may be determined from time to time by a majority of the entire DNB board of directors.  The DNB board of directors currently consists of 8 directors.  Upon completion of the merger, the number of directors will be increased to 11.

ERB.  ERB's articles of incorporation and bylaws provide that its board of directors shall consist of at least 5 and no more than 15 directors.  The exact number of directors may be determined from time to time by a majority of the entire ERB board of directors.  The ERB board of directors currently consists of seven directors.

Cumulative Voting

DNB.  DNB's amended and restated articles of incorporation provide that DNB shareholders shall not be permitted to cumulate their votes with respect to the election of directors.

ERB.  ERB's articles of incorporation provide that ERB shareholders shall not be permitted to cumulate their votes with respect to the election of directors.

Director Qualifications

DNB.  DNB's amended and restated bylaws provide that a director must be a natural person of full age and need not be a resident of Pennsylvania.  In addition, each director must own, from time to time, the minimum qualifying interest in DNB required under applicable laws and regulations.

ERB.  ERB's bylaws provide that two-thirds of ERB's directors must be residents of Pennsylvania.

Classes of Directors

DNB.  DNB's board of directors is classified.  DNB's amended and restated bylaws provide that the board shall be divided into three classes, with directors in each of the classes to hold office for three-year terms. The classes are staggered such that one class of directors stands for election each year.

ERB.  ERB's board of directors is classified.  ERB's bylaws provide that the board shall be divided into three classes, as nearly equal in number as possible, with directors in each of the classes to hold office for three-year terms. The classes are staggered such that one class of directors stands for election each year.

Removal of Directors

DNB.  DNB's amended and restated bylaws include a provision consistent with Section 1726(c) of the PBCL, providing that upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to DNB, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court.  An act of the board of directors of DNB made during the period when a director has been suspended or removed for cause shall not be impugned or invalidated if the suspension or removal is thereafter rescinded by the shareholders or by the board of directors or by the final judgment of a court.  Pursuant to Section 1726(a)(1) of the PBCL, the entire board of directors, any class of the board, or any individual director may be removed from office for cause by a majority of the votes cast by all DNB shareholders entitled to vote.  In addition, pursuant to Section 1726(b) of the PBCL, the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind, or who has been convicted of an offense punishable by imprisonment for a term of more than one year.

ERB.  Neither ERB's articles of incorporation nor bylaws provide a mechanism for the removal of directors.  Pursuant to Section 1408(a) of the Pennsylvania Banking Code of 1965, as amended (the "PA Code"), the entire board of directors, any class of the board, or any individual director may be removed from office without cause by a majority of the votes entitled to be cast by ERB shareholder at an annual election, unless in the case of an individual director, if the entire board is not removed, the votes cast against the removal of such directors would be in a number sufficient, if cumulatively voted at an annual election, to elect one or more directors.  In addition, pursuant to Section 1408(b) of the PA Code, the board of directors may remove a director, among other reasons, who has been judicially declared incompetent or is convicted of a felony, or who fails to accept election to the office of director or fails to satisfy specified board meeting attendance standards.  Section 1408(c) of the PA Code also provides that upon application of a majority of the board of directors or by the holders of at least 10% of the savings banks' outstanding stock, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion and may bar from office any director so removed for a period prescribed by the court.

Filling Vacancies on the Board of Directors

DNB.  DNB's amended and restated bylaws provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then remaining in office, whether or not a quorum exists.  Each director who fills a vacancy shall remain in office until the expiration of the term of office of the class of directors to which he or she was appointed.

ERB.  ERB's bylaws provide that vacancies may be filled by a majority of the directors then in office, whether or not a quorum exists.  Each director who fills a vacancy shall remain in office until a successor is elected by the directors who may make such election at the next annual meeting of the directors or at any special meeting duly called for that purpose and held prior to the annual meeting of the directors.

Nomination of Director Candidates by Shareholders

DNB.  DNB's amended and restated bylaws provide that DNB will consider written proposals from shareholders for nominees for director received not less than 90 days before the date any meeting of shareholders is called for the election of directors.  Such nomination shall contain the following information to the extent known by the nominating shareholder: (1) the name and address of each proposed nominee, (2) the age of each proposed nominee, (3) the principal occupation of each proposed nominee, (4) the number of shares of DNB owned by each proposed nominee, (5) the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee, (6) the name and residence address of the nominating shareholder, and (7) the number of shares of DNB owned by the nominating shareholder.

ERB.  Neither ERB's articles of incorporation nor bylaws provide a mechanism for the nomination of director candidates by shareholders. ERB's bylaws provide that nominations for director may be made only by the Nominating Committee of ERB's board of directors.

Annual Meeting of Shareholders

DNB.  DNB's amended and restated bylaws provide that the annual meeting of shareholders shall be held at such time and place as may be fixed by the board of directors, but no later than the thirty-first day of May in each year.

ERB.  Neither ERB's articles of incorporation nor bylaws provide information on the annual meeting of shareholders.  Pursuant to Section 1209 of the PA Code, at least one meeting of the shareholders shall be held in each calendar year.

Calling Special Meetings of Shareholders

DNB.  Under DNB's amended and restated bylaws, a special meeting may be called by the chairperson of the board of directors, the president, the chief executive officer, a majority of the board of directors or a majority of the executive committee of the board of directors.  Under the PBCL, shareholders of a registered corporation are not be entitled by statute to call a special meeting of shareholders and neither DNB's amended and restated articles of incorporation nor its amended and restated bylaws permit shareholders to call a special meeting.

ERB.  Under ERB's articles of incorporation, a special meeting may be called by the chairman of the board of directors, the president or a majority of the board of directors.

Shareholder Proposals

DNB.  DNB's amended and restated bylaws provide that any DNB shareholder entitled to vote generally in the election of directors or any director are entitled to make a proposal to be included in any annual or special meeting of shareholders.  For a shareholder to make such a proposal, he or she must provide a written notice to the Secretary of DNB (i) in the case of a proposal to be considered at an annual meeting of shareholders, not less than 90 days prior to the date of such meeting, and (ii) in the case of a proposal eligible for consideration at a special meeting of shareholders, not later than 1 week after notice of such special meeting shall have been given to shareholders.  Such written notice shall include (i) a brief description of the business proposed and the reason for conducting such business, (ii) the name and address, as they appear on the books and records of DNB, of the shareholder proposing such business, (iii) the class and number of shares of DNB beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.  Any shareholder making a proposal to be included in DNB's proxy statement must give notice in accordance with applicable law at least 120 days prior to the date the proxy statement is released to shareholders in connection with the previous year's annual meeting.

ERB.  Neither ERB's articles of incorporation nor bylaws provide a mechanism for shareholder proposals.

Notice of Shareholder Meetings

DNB.  DNB's amended and restated bylaws provide that DNB must give notice at least 10 days prior to a meeting of shareholders unless a greater period is required by the PBCL.  Section 1704(b) of the PBCL requires notice to be given at least 10 days prior to the date of a meeting that will consider a fundamental change (including amendment to the articles of incorporation, merger, consolidation, share exchanges and sale of assets, division, conversion, voluntary dissolution and winding up, involuntary liquidation and dissolution, and post-dissolution provision for liabilities), or 5 days prior to the date of the meeting in any other case.  The notice shall state the place, date, hour and the purpose of the shareholder meeting.

ERB.  Neither ERB's articles of incorporation nor bylaws include specific provisions regarding notice of shareholder meetings.  Section 1210 of the PA Code requires notice to be given at least five days prior to the date of any meeting of ERB's shareholders.

Indemnification of Directors and Officers

DNB.  DNB's amended and restated bylaws provide that DNB shall indemnify any director, officer and/or employee, or any former officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an officer and/or employee of DNB, or is or was serving at the request of DNB as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of DNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of DNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  Where the indemnification is for an action by or in the right of DNB, the indemnification shall not be made where such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to DNB.  The indemnification provisions also permit DNB to pay expenses to a director, officer and/or employee in defending a civil or criminal action, suit or proceeding, provided that the indemnified person undertakes to repay DNB if it is ultimately determined that such person was not entitled to be indemnified by DNB.

ERB.  ERB's bylaws provide that ERB shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of ERB, or is or was serving at the request of ERB as a representative of another domestic or foreign bank for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ERB and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that ERB shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification under the bylaws).  Where the indemnification is for an action by or in the right of ERB and the person has been adjudged to be liable to ERB, the indemnification may only be made to the extent that the court of common pleas of the judicial district in the county in which the registered office of ERB is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses the court deems proper.

Amendments to Articles of Incorporation and Bylaws

DNB.  The PBCL provides that  a company's articles of incorporation may be amended by a majority vote of the votes cast by all shareholders entitled to vote on such matter, unless the articles of incorporation require a greater vote.  Section 6 of DNB's of amended and restated articles of incorporation, relating to the shareholder vote required to approve mergers and similar transactions under certain circumstances, provides that such section may only be amended by the affirmative vote of the holders of at least 75% of the outstanding shares of DNB's common stock. This provision does not apply to any particular transaction, and such transaction shall require only such affirmative vote as is required by any other provision of DNB's amended and restated articles of incorporation or any provision of law, if the transaction shall have been approved by a two-thirds vote of the board of directors of DNB.

ERB.  ERB's articles of incorporation generally provide that any amendment to ERB's articles of incorporation require such amendment be proposed by the board of directors of ERB and approved by a majority the stockholders entitled to vote on such matter.  In addition, any such amendment is effective upon the approval of the Department of Banking in accordance with regulatory procedures.  ERB's bylaws provide that, except to change the qualifications required, the classification or the term of office of a director, the bylaws may be amended if such amendment is approved by at least two-thirds of the entire board of directors.  ERB shareholders may by (i) unanimous action amend the bylaws and (ii) a majority vote of the shareholders amend the qualifications required, the classification or the term of office of a director.

Anti-Takeover Provisions – Governing Documents

DNB.  DNB's amended and restated articles of incorporation provide that no merger, consolidation, liquidation or dissolution of DNB, nor any action that would result in the sale or other disposition of all or substantially all of the assets of DNB, is valid unless first approved by the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of DNB. This provision does not apply to any particular transaction, and such transaction shall require only such affirmative vote as is required by any other provision of DNB's amended and restated articles of incorporation or any provision of law, if the transaction shall have been approved by a two-thirds vote of the board of directors of DNB. These provisions set forth in DNB's amended and restated bylaws may not be amended unless first approved by the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of DNB.

In addition, DNB's amended and restated articles of incorporation also provide that the board of directors of DNB may, if they deem it advisable, oppose a tender or other offer for DNB's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the DNB board of directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue, including, but not limited to, (i) whether the offer price is acceptable based on the historical and present operating results or financial condition of DNB; (ii) whether a more favorable price could be obtained for DNB's securities in the future; (iii) the impact which an acquisition of DNB would have on the employees, depositors and customers of DNB and its subsidiaries and the communities which they serve; (iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of DNB and its subsidiaries and the future value of DNB's stock; (v) the value of the securities (if any) which the offeror is offering in exchange for DNB's securities, based on an analysis of the worth of DNB as compared to the corporation or other entity whose securities are being offered; and (vi) any antitrust or other legal and regulatory issues that are raised by the offer.

Furthermore, if the DNB board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring DNB's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

ERB.  Neither ERB's articles of incorporation nor bylaws contain provisions that may have an anti-takeover purpose or effect.

Anti-Takeover Provisions – Pennsylvania Law

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania "registered corporations" (e.g., publicly traded companies), including those related to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction.  Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions.  DNB is a registered corporation under the PBCL.

Please see "Description of DNB Capital Stock – Certain Anti-Takeover Provisions – Pennsylvania Anti-Takeover Statutes" for a description of the PBCL anti-takeover provisions applicable to DNB.

LEGAL MATTERS

The validity of the shares of DNB common stock to be issued in connection with the merger has been passed upon for
DNB by Stradley Ronon Stevens & Young, LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for DNB by Stradley Ronon Stevens & Young, LLP and for ERB by Silver, Freedman, Taff & Tiernan LLP.

EXPERTS

The consolidated financial statements of DNB Financial Corporation as of December 31, 2015 and 2014 and for the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of East River Bank as of December 31, 2015 and 2014 and for the years then ended included in this joint proxy/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither DNB's nor ERB's board of directors knows of any matters that will be presented for consideration at their respective special meetings other than those described in this joint proxy statement/prospectus.  As discussed elsewhere herein, DNB's and/or ERB's shareholders may, however, be asked to vote on a proposal to adjourn their respective special meetings to allow more time to solicit votes to approve the issuance of shares of DNB common stock in connection with the merger (in the case of the DNB special meeting) or the approval and adoption of the merger agreement (in the case of ERB). If any other matters properly come before either the DNB or the ERB special meeting, or any adjournments or postponements of each such meeting and such matters are voted upon, your returned proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by these proxies as to any of these matters, in their discretion. The individuals named as proxies on the DNB proxy card intend to vote or not to vote on any such matters in accordance with the recommendation of DNB's board of directors.  The individuals named as proxies on the ERB proxy card intend to vote or not to vote on any such matters in accordance with the recommendation of ERB's board of directors.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies for the DNB special meeting will be borne by DNB, and the solicitation of proxies for the ERB special meeting will be borne by ERB. DNB and ERB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the respective proxy materials to the beneficial owners of DNB's and ERB's common stock. In addition to solicitations by mail, directors, officers and employees of DNB and ERB may solicit proxies personally or by telephone without additional compensation.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

DNB shareholders who wish to present a proposal for consideration at DNB's 2017 annual meeting and want the proposal to be included in DNB's proxy statement and form of proxy card for that meeting, must send written notice of the proposal to DNB's Corporate Secretary so that it is received at DNB's principal executive offices no later than November 21, 2016, which is the month and day that is 120 calendar days before the one year anniversary of the date that DNB first sent its proxy statement for its 2016 annual meeting to DNB. The proposal must comply with the requirements of SEC Rule 14a-8, and DNB can exclude a proposal in the types of cases described in Rule 14a-8.

DNB shareholders who wish to present a proposal for consideration at DNB's 2017 annual meeting but do not want the proposal to be included in DNB's proxy statement and form of proxy card for that meeting must give written notice of the proposal to DNB's Corporate Secretary no later than January 26, 2017 (ninety days before April 26, 2017, the scheduled date of DNB's 2017 annual meeting), which notice must include: (a) a brief description of the proposal, why the shareholder is presenting the proposal and why it should be adopted; (b) the proposing shareholder's name and address as they appear on DNB's shareholder records; (c) the class and number of DNB shares owned by the proposing shareholder, in the proposing shareholder's name or beneficially in another name; and (d) any material interest the proposing shareholder has in connection with the proposal or its adoption.

DNB's amended and restated bylaws also include provisions governing shareholder nominations of candidates for election as a director.  The amended and restated bylaws provide that DNB will consider written proposals from shareholders for nominees for director received by DNB's Corporate Secretary not less than 90 days before the date any meeting of shareholders is called for the election of directors.  Such nomination must contain the following information to the extent known by the nominating shareholder: (a) the name and address of each proposed nominee, (b) the age of each proposed nominee, (c) the principal occupation of each proposed nominee, (d) the number of shares of DNB owned by each proposed nominee, (e) the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee, (f) the name and residence address of the nominating shareholder, and (g) the number of shares of DNB owned by the nominating shareholder.

WHERE YOU CAN FIND MORE INFORMATION

DNB has filed a registration statement with the SEC under the Securities Act that registers the issuance of the shares of DNB common stock to be issued in the merger to ERB shareholders.  This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of DNB in addition to being a proxy statement for DNB. The registration statement, including the joint proxy statement/prospectus and attached exhibits and schedules, contains additional relevant information about DNB and its common stock, ERB and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement/prospectus.

In addition, DNB files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like DNB, that file electronically with the SEC. The address of that site is http://www.sec.gov. DNB's internet address is http://www.dnbfirst.com. The information on DNB's internet site is not a part of this joint proxy statement/prospectus.

Except where the context otherwise indicates, DNB has supplied all information contained in this joint proxy statement/prospectus relating to DNB, and ERB has supplied all such information relating to ERB.

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of DNB or ERB common stock, please contact the applicable company at:

DNB Financial Corporation 4 Brandywine Avenue Downingtown, PA 19335 (484) 359-3138 Attention: Gerald F. Sopp Executive Vice President and Chief Financial Officer	East River Bank 4341 Ridge Avenue Philadelphia, PA 19129 (267) 295-6420 Attention: Charles T. Field Senior Vice President and Chief Financial Officer

If you would like to request documents, you must do so no later than 5 business days before the date of your special meeting to ensure timely delivery.  This means that DNB shareholders requesting documents must do so by September 7, 2016, in order to receive them before DNB's special meeting, and ERB shareholders requesting documents must do so by September 7, 2016, in order to receive them before ERB's special meeting.

Neither DNB nor ERB has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that DNB has incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO DNB CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements

Unaudited Financial Statements

Notwithstanding the meanings attributed to them in any other section of this joint proxy statement/prospectus, capitalized terms in the DNB Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of DNB Financial Corporation
 Downingtown, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of DNB Financial Corporation and its subsidiaries (collectively the "Corporation") as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DNB Financial Corporation and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
 March 23, 2016

DNB FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands, except share data)

	December 31
	2015	2014
Assets
Cash and due from banks	$21,119	$12,504
Federal Funds Sold	-	-
Cash and cash equivalents	21,119	12,504
Available-for-sale investment securities at fair value (amortized cost of $153,559 and $172,867)	152,379	172,202
Held-to-maturity investment securities (fair value of $68,431 and $60,099)	67,829	59,454
Total investment securities	220,208	231,656
Loans held for sale	-	617
Loans	481,758	455,603
Allowance for credit losses	(4,935)	(4,906)
Net loans	476,823	450,697
Restricted stock	3,447	2,587
Office property and equipment, net	6,806	7,668
Accrued interest receivable	2,410	2,253
Other real estate owned & other repossessed property	2,581	901
Bank owned life insurance (BOLI)	9,326	9,098
Core deposit intangible	66	82
Net deferred taxes	3,733	3,446
Other assets	2,299	1,821
Total assets	$748,818	$723,330
Liabilities and Stockholders' Equity
Liabilities
Non-interest-bearing deposits	$125,581	$102,107
Interest-bearing deposits:
NOW	185,973	205,816
Money market	137,555	143,483
Savings	72,660	66,634
Time	66,018	76,805
Brokered deposits	18,488	10,238
Total deposits	606,275	605,083
Federal Home Loan Bank of Pittsburgh (FHLBP) advances	30,000	20,000
Repurchase agreements	32,416	19,221
Junior subordinated debentures	9,279	9,279
Subordinated debt	9,750	-
Other borrowings	464	505
Total borrowings	81,909	49,005
Accrued interest payable	345	351
Other liabilities	4,801	4,983
Total liabilities	693,330	659,422
Commitments and contingencies	-	-
Stockholders' Equity
Preferred stock, $10.00 par value; 1,000,000 shares authorized; $1,000 liquidation preference per share; 0 and 13,000 shares issued and outstanding, respectively	-	13,000
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,933,049 and 2,903,610 issued, respectively; 2,823,840 and 2,778,724 outstanding, respectively	2,955	2,931
Treasury stock, at cost; 109,209 and 124,886 shares, respectively	(2,015)	(2,301)
Surplus	35,097	34,745
Retained earnings	21,436	17,132
Accumulated other comprehensive loss, net	(1,985)	(1,599)
Total stockholders' equity	55,488	63,908
Total liabilities and stockholders' equity	$748,818	$723,330
See accompanying notes to consolidated financial statements.

DNB FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	Year Ended December 31
	2015	2014
Interest and Dividend Income:
Interest and fees on loans	$20,082	$19,588
Interest and dividends on investment securities:
Taxable	2,955	2,850
Exempt from federal taxes	1,399	1,116
Interest on cash and cash equivalents	42	42
Total interest and dividend income	24,478	23,596
Interest Expense:
Interest on NOW, money market and savings	590	541
Interest on time deposits	396	697
Interest on brokered deposits	179	53
Interest on FHLBP advances	787	613
Interest on repurchase agreements	51	39
Interest on junior subordinated debentures	301	295
Interest on subordinated debt	341	-
Interest on other borrowings	67	73
Total interest expense	2,712	2,311
Net interest income	21,766	21,285
Provision for credit losses	1,105	1,130
Net interest income after provision for credit losses	20,661	20,155
Non-interest Income:
Service charges	1,131	1,226
Wealth management	1,485	1,314
Mortgage banking, net	171	92
Increase in cash surrender value of BOLI	228	235
Gain from insurance proceeds	120	-
Gains on sale of investment securities, net	78	858
Gains on sale of loans	484	-
Other fees	1,312	1,233
Total non-interest income	5,009	4,958
Non-interest Expense:
Salaries and employee benefits	10,551	9,998
Furniture and equipment	1,239	1,289
Occupancy	1,919	2,119
Professional and consulting	1,185	1,216
Advertising and marketing	631	662
Printing and supplies	161	165
FDIC insurance	497	455
PA shares tax	602	602
Telecommunications	245	252
Loss on sale or write down of OREO, net	134	7
Other expenses	1,865	1,867
Total non-interest expense	19,029	18,632
Income before income tax expense	6,641	6,481
Income tax expense	1,503	1,677
Net income	5,138	4,804
Preferred stock dividends	50	135
Net income available to common stockholders	$5,088	$4,669
Earnings per common share:
Basic	$1.82	$1.69
Diluted	$1.79	$1.66
Cash dividends per common share	$0.28	$0.28
Weighted average common shares outstanding:
Basic	2,801,881	2,766,723
Diluted	2,847,488	2,812,726
See accompanying notes to consolidated financial statements.

DNB FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	Year Ended
	December 31
	2015	2014
Net income	$5,138	$4,804
Other comprehensive income (loss):
Unrealized holding gains (losses) on AFS investment securities arising during the period
Before tax amount	(437)	2,237
Tax effect	149	(760)
	(288)	1,477
Accretion of discount on AFS to HTM reclassification(1)
Before tax amount	7	8
Tax effect(2)	(2)	(3)
	5	5
Less reclassification for gains on AFS investment securities included in net income
Before tax amount	(78)	(443)
Tax effect(2)	27	151
	(51)	(292)
Other comprehensive income (loss) - securities	(334)	1,190
Unrealized actuarial losses - pension
Before tax amount	(79)	(630)
Tax effect	27	214
	(52)	(416)
Total other comprehensive (loss) income	(386)	774
Total comprehensive income	$4,752	$5,578
(1) Amounts are included in interest and dividends on investment securities in the consolidated statements of income.
(2) Amounts are included in income tax expense in the consolidated statements of income.

See accompanying notes to consolidated financial statements.

DNB FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
(Dollars in thousands)

						Accumulated
						Other
						Compre-
	Preferred	Common	Treasury		Retained	hensive
	Stock	Stock	Stock	Surplus	Earnings	Loss	Total
Balance at January 1, 2014	$12,995	$2,910	$(2,629)	$34,441	$13,239	$(2,373)	$58,583
Net income	-	-	-	-	4,804	-	4,804
Other comprehensive income	-	-	-	-	-	774	774
SBLF issuance costs accretion to liquidation value	5	-	-	-	(5)	-	-
Restricted stock compensation expense	-	14	-	202	-	-	216
Exercise of stock options (6,907 shares)	-	7	-	32	-	-	39
Taxes on exercise of stock options	-	-	-	(23)	-	-	(23)
Stock option compensation	-	-	-	51	-	-	51
Cash dividends - common ($0.28 per share)	-	-	-	-	(775)	-	(775)
Cash dividends SBLF preferred	-	-	-	-	(131)	-	(131)
Sale of treasury shares to 401(k) (11,866 shares)	-	-	218	28	-	-	246
Sale of treasury shares to deferred comp. plan (6,020 shares)	-	-	110	14	-	-	124
Balance at December 31, 2014	13,000	2,931	(2,301)	34,745	17,132	(1,599)	63,908
Net income	-	-	-	-	5,138	-	5,138
Other comprehensive loss	-	-	-	-	-	(386)	(386)
Redemption of preferred stock (13,000 shares)	(13,000)	-	-	-	-	-	(13,000)
Restricted stock compensation expense (13,048 restricted stock shares)	-	19	-	323	-	-	342
Exercise of stock options (16,391 shares)	-	16	-	386	-	-	402
Taxes on stock option exercise and share award vest	-	(11)	-	(458)	-	-	(469)
Cash dividends - common ($0.28 per share)	-	-	-	-	(784)	-	(784)
Cash dividends SBLF preferred	-	-	-	-	(50)	-	(50)
Sale of treasury shares to 401(k) (10,519 shares)	-	-	192	68	-	-	260
Sale of treasury shares to deferred comp. plan (5,158 shares)	-	-	94	33	-	-	127
Balance at December 31, 2015	$-	$2,955	$(2,015)	$35,097	$21,436	$(1,985)	$55,488

See accompanying notes to consolidated financial statements.

DNB FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended
	December 31
	2015	2014
Cash Flows From Operating Activities:
Net income	$5,138	$4,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	1,806	1,802
Provision for credit losses	1,105	1,130
Stock based compensation	342	267
Net gain on sale of securities	(78)	(858)
Net loss on sale and write down of OREO and other repossessed property	134	7
Earnings from investment in BOLI	(228)	(235)
Deferred tax benefit	(88)	(226)
Proceeds from sales of loans	18,739	3,645
Loans originated for sale	(17,467)	(4,170)
Gain on sale of loans, net	(655)	(92)
Write off of property and equipment	698	-
(Increase) decrease in accrued interest receivable	(157)	44
(Increase) decrease in other assets	(475)	799
Decrease in accrued interest payable	(6)	(25)
(Decrease) increase in other liabilities	(260)	260
Net Cash Provided By Operating Activities	8,548	7,152
Cash Flows From Investing Activities:
Activity in available-for-sale securities:
Sales	17,988	39,333
Maturities, repayments and calls	58,262	25,805
Purchases	(57,928)	(114,425)
Activity in held-to-maturity securities:
Sales	-	1,612
Maturities, repayments and calls	1,822	4,756
Purchases	(10,093)	-
Net (increase) decrease in restricted stock	(860)	316
Net increase in loans	(29,020)	(41,196)
Purchases of office property and equipment	(661)	(344)
Expenses capitalized in OREO	(202)	-
Proceeds from sale of OREO and other repossessed property	177	288
Net Cash Used in Investing Activities	(20,515)	(83,855)
Cash Flows From Financing Activities:
Net increase in deposits	1,192	46,336
Repayment of FHLBP advances	(10,000)	-
Funding of FHLBP advances	20,000	10,000
Net increase (decrease) in repurchase agreements	13,195	(633)
Proceeds from issuance of subordinated debt	9,750	-
Decrease in other borrowings	(41)	(36)
Dividends paid	(834)	(906)
Proceeds from the exercise of stock options	402	39
Taxes on stock option exercise and share award vest	(469)	(23)
Redemption of preferred stock	(13,000)	-
Sale of treasury stock	387	370
Net Cash Provided by Financing Activities	20,582	55,147
Net Change in Cash and Cash Equivalents	8,615	(21,556)
Cash and Cash Equivalents at Beginning of Period	12,504	34,060
Cash and Cash Equivalents at End of Period	$21,119	$12,504
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$2,718	$2,336
Income taxes	1,777	872
Supplemental Disclosure of Non-cash Flow Information:
Transfers from loans to other real estate owned and other repossessed property	1,789	100

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

 (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DNB Financial Corporation (the "Corporation" or "DNB") through its wholly owned subsidiary, DNB First, National Association (the "Bank"), formerly Downingtown National Bank, has been serving individuals and small to medium sized businesses of Chester County, Pennsylvania since 1860. DNB Capital Trust I and II are special purpose Delaware business trusts, which are not consolidated as they are considered variable interest entities and the Corporation is not the primary beneficiary (see additional discussion in Junior Subordinated Debentures — Note 9). The Bank is a locally managed commercial bank providing personal and commercial loans and deposit products, in addition to investment and trust services from twelve community offices. The Bank encounters vigorous competition for market share from commercial banks, thrift institutions, credit unions and other financial intermediaries.

The consolidated financial statements of DNB and its subsidiary, the Bank, which together are managed as a single operating segment ("Community Banking"), are prepared in accordance with U.S. generally accepted accounting principles applicable to the banking industry.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Statements of Financial Condition, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Amounts subject to significant estimates are items such as the allowance for credit losses and lending related commitments, the fair value of repossessed assets, pension and post-retirement obligations, the fair value of financial instruments and other-than-temporary impairments of investment securities. Among other effects, such changes could result in future impairments of investment securities, and establishment of allowances for credit losses and lending related commitments as well as increased benefit plans' expenses.

Accounting Developments Affecting DNB In January 2014, the FASB issued ASU No. 2014-04, "Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure." The objective of this guidance is to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU No. 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU No. 2014-04 is effective for interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-04 did not have a material impact on DNB's Consolidated Financial Statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contract with Customers (Topic 606). The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following five steps: 1) identify the contracts(s) with the customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations in the contract; and 5) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance also specifies the accounting for some costs to obtain or fulfill a contract with a customer. For a public entity, the amendments in this update are effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early application is not permitted. DNB is still evaluating the effect of this amendment on DNB's consolidated financial statements. . In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The guidance in this ASU is now effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. DNB does not expect this ASU to have a significant impact on its financial condition or results of operations.

In June 2014, ASU No. 2014-11 amended ASC Topic 860, "Transfers and Servicing" to address concerns that current accounting guidance distinguishes between repurchase agreements that settle at the same time as the maturity of the transferred financial asset and those that settle any time before maturity. The update changed the accounting for repurchase-to-maturity transactions to secured borrowing accounting and, for repurchase financing arrangements, separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which resulted in secured borrowing accounting for the repurchase agreement. The adoption of this ASU did not have a material effect on DNB's operating results or financial condition.

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The update simplifies the presentation of debt issuance costs by requiring that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2015, and is to be applied retrospectively. Early adoption is permitted. DNB is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the DNB's consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. DNB is currently evaluating the impact of the pending adoption of the ASU on its consolidated financial statements.

Principles of Consolidation The accompanying consolidated financial statements include the accounts of DNB and its wholly owned subsidiary, the Bank. All significant inter‑company transactions have been eliminated.

Cash and Due From Banks  For purposes of the consolidated statement of cash flows, cash and due from banks, and federal funds sold are considered to be cash equivalents. Generally, federal funds are sold for one-day periods.

Investment Securities  Investment securities are classified at the time of purchase and accounted for as follows:

Held-To-Maturity ("HTM")  Includes debt securities that DNB has the positive intent and ability to hold to maturity. Debt securities are reported at cost, adjusted for amortization of premiums and accretion of discounts. DNB may sell HTM securities when DNB collects greater than 85% of the original recorded investment on the HTM securities prior to the sale.

Available-For-Sale ("AFS")  Includes debt and equity securities not classified as HTM securities. Securities classified as AFS are securities that DNB intends to hold for an indefinite period of time, but not necessarily to maturity. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of tax (if applicable), as a separate component of stockholders' equity. Realized gains and losses on the sale of AFS securities are computed on the basis of specific identification of the adjusted cost of each security. Amortization of premiums and accretion of discounts for all types of securities are computed using a level‑yield basis.

Other Than Temporary Impairment ("OTTI") Analysis  Securities are evaluated on a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline, and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total impairment related to credit losses is included in earnings. The amount of the total impairment related to all other factors is included in other comprehensive income. DNB recorded no impairment charges in 2015 or 2014.

Restricted Stock Restricted investment in bank stocks consist of Philadelphia Federal Reserve Bank ("FRB") stock, Pittsburgh Federal Home Loan Bank ("FHLBP") stock, and Atlantic Central Bankers Bank ("ACBB") stock. Federal law requires a member institution of the district FRB and FHLB to hold stock according to predetermined formulas. Atlantic Central Bankers Bank requires its correspondent banking institutions to hold stock as a condition of membership. The restricted investment in bank stock is carried at cost. Quarterly, the Corporation evaluates the bank stocks for impairment. We evaluate recent and long-term operating performance, liquidity, funding and capital positions, stock repurchase history, dividend history, and impact of legislative and regulatory changes. At December 31, 2015, DNB owned $2.3 million of stock of the FHLBP, $1.1 million of stock of the FRB and $106,000 of stock of ACBB. At December 31, 2014, DNB owned $1.4 million of stock of the FHLBP, $1.1 million of stock of the FRB and $106,000 of stock of ACBB.

Loans Held-for-Sale Loans held for sale are comprised of residential mortgage loans originated by the Bank and servicing of the loan is not retained after sale. Loans held for sale are reported at the lower of cost or fair value, as determined by the aggregate commitments from investors or current investor yield requirements. The amount by which cost exceeds fair value, if any is accounted for as a valuation allowance and is charged to expense in the period of the change. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loan and is recorded in non-interest income.

Loans Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. DNB is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into residential mortgage loans, commercial mortgage loans, commercial loans (which consist of commercial term loans and commercial construction loans), leases, and consumer loans (which consist of home equity loans and other consumer loans.)

For all classes of loans receivable, the accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan or lease is placed on non-accrual, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Deferred Loan Fees and Costs  Loan origination and commitment fees and related direct-loan origination costs of completed loans are deferred and accreted to income as a yield adjustment over the life of the loan using the level‑yield method. The accretion to income is discontinued when a loan is placed on non-accrual status. When a loan is paid off, any unamortized net deferred fee balance is credited to income. When a loan is sold, any unamortized net deferred fee balance is considered in the calculation of gain or loss.

Allowance for Credit Losses  The allowance for credit losses consists of the allowance for loan losses and represents management's estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of Bankruptcy, or if there is an amount deemed uncollectible. No portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on DNB's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure, based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans
3.	Nature and volume of the portfolio and terms of loans
4.	Experience, ability, and depth of lending management and staff
5.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications
6.	Quality of DNB's loan review system, and the degree of oversight by DNB's Board of Directors
7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations
8.	Effect of external factors, such as competition and legal and regulatory requirements
9.	Changes in the value of underlying collateral for collateral‑dependent loans

Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for credit loss calculation.

Residential mortgage loans involve certain risks such as interest rate risk and risk of non-repayment. Adjustable-rate single family real estate loans decreases the interest rate risk to the Company that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy or the borrower.

Commercial real estate lending entails significant additional risks as compared with single‑family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial real estate as well as economic conditions generally.

Commercial loans, which are also referred to as commercial and industrial loans ("C & I loans"), include advances to businesses for general commercial purposes and include permanent and short-term working capital, machinery and equipment financing, and may be either in the form of lines of credit or term loans. Although C & I loans may be unsecured to our highest rated borrowers, the majority of these loans are secured by the borrower's accounts receivable, inventory and machinery and equipment. In a significant number of these loans, the collateral also includes the business real estate or the business owner's personal real estate or assets. C & I loans present credit exposure to DNB, as they are more susceptible to risk of loss during a downturn in the economy, as borrowers may have greater difficulty in meeting their debt service requirements and the value of the collateral may decline. DNB attempts to mitigate this risk through its underwriting standards, including evaluating the credit worthiness of the borrower and to the extent available, credit ratings on the business. Additionally, monitoring of the loans through annual renewals and meetings with the borrowers are typical. However, these procedures cannot eliminate the risk of loss associated with this type of lending.

Construction lending is generally considered to involve a higher level of risk as compared to single‑family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. DNB has attempted to minimize the foregoing risks by, among other things, limiting the extent of its construction lending and has adopted underwriting guidelines which impose stringent loan-to-value, debt service and other requirements for loans which are believed to involve higher elements of credit risk, by limiting the geographic area in which DNB will do business and by working with builders with whom it has established relationships.

Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. DNB believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to provide a full range of services to its customers.

An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that DNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance for credit losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of DNB's impaired loans are measured based on the estimated fair value of the loan's collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third‑party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

We perform separate impairment analyses once residential or consumer loans become significantly delinquent. This is essentially the same process for all loan types. Once on non-accrual or at 90 days delinquent (if not before), we generally get updated valuations (appraisals, etc.) and then perform the impairment analysis. So, the general reserve is used to cover the performing loans until we pull out the problem accounts.

Loans whose terms are modified are classified as troubled debt restructurings if DNB grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan's stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

As of December 31, 2015, DNB had no commercial mortgages classified as a TDR, compared to one commercial mortgage classified as a TDR totaling $2,246,000 at December 31, 2014. The loan was paid off during the third quarter of 2015. The rate on this loan was modified and the terms of the loans were changed to interest only while the project was being built out. The loan commenced normal principal and interest payments in June 2014. The loan was extended and there was no reduction of principal. The balance of the loan prior to modification was $2,272,000 and the balance after the modification was $2,272,000. During the twelve months ended December 31, 2015 and 2014, there were no defaults on any terms of this loan.

As of December 31, 2015, DNB had one consumer home equity loan classified as a TDR totaling $102,000 compared to one consumer home equity loan classified as a TDR totaling $102,000 (the same loan) at December 31, 2014. The monthly payment on this loan was reduced for 36 months and the borrower will resume making contractual payments at the end of this period. The loan was extended and there was no reduction of principal. This loan was classified a TDR in June of 2014. The balance of the loan prior to the modification was $102,000 and the balance after the modification was $102,000. During the twelve months ended December 31, 2015 and 2014, there were no defaults on any terms of this loan.

As of December 31, 2015, DNB had one consumer installment loan classified as a TDR totaling $40,000 compared to no such loans at December 31, 2014. The interest rate on the loan was reduced. The loan was extended and there was no reduction of principal. This loan was classified as a TDR in December of 2015. The balance of the loan prior to modification was $42,000 and the balance after the modification was $42,000. DNB recognized a partial charge-off of the loan in the amount of $2,000. During the twelve months ended December 31, 2015, there were no defaults on any terms of this loan.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review DNB's allowance for credit losses and may require DNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for credit losses is appropriate.

Reserve for unfunded loan commitments  The reserve for unfunded loan commitments represents management's estimate of losses inherent in off-balance sheet items related to the loan portfolio which consist of commitments to extend credit and letters of credit. The same risk and loss factors are applied to both funded and unfunded commitments. However, the bank calculates reserves required to support unfunded commitments in each loan category based only on the estimated likelihood (the probability) that DNB would advance funds into a known troubled situation, and then sustain a loss on the newly advanced funds. The amount of reserve for unfunded loan commitments, which is included in "Other liabilities" on the balance sheet, was $188,000 and $166,000 at December 31, 2015 and December 31, 2014, respectively.

Other Real Estate Owned & Other Repossessed Property  Other real estate owned ("OREO") and other repossessed property consists of properties acquired as a result of, or in-lieu-of, foreclosure as well as other repossessed property. Properties classified as OREO are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or fair value, less estimated costs to sell. Costs relating to the development or improvement of the properties are capitalized and costs relating to holding the properties are charged to expense. Real estate loans in the process of foreclosure as of December 31, 2015 amounted to $1.0 million.

Office Properties and Equipment  Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred; renewals and betterments are capitalized. All long-lived assets are reviewed for impairment when conditions indicate that impairment may have occurred, based on the fair value of the asset. In addition, long-lived assets to be disposed of are generally reported at the lower of carrying amount or fair value, less cost to sell. Gains or losses on disposition of properties and equipment are reflected in operations.

Income Taxes  DNB accounts for income taxes in accordance with the income tax accounting guidance set forth in FASB ASC Topic 740, Income Taxes.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. DNB determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

DNB recognizes interest and penalties on income taxes as a component of income tax expense. DNB is no longer subject to examinations by taxing authorities for the years before January 1, 2012. DNB had no unrecognized tax positions as of December 31, 2015.

Pension Plan  The Bank maintains a noncontributory defined benefit pension plan covering substantially all employees over the age of 21 with one year of service. Plan benefits are based on years of service and the employee's monthly average compensation for the highest five consecutive years of their last ten years of service (see Note 13 — Benefit Plans). The Bank recognizes the overfunded or underfunded status of pension and other post retirement benefit plans on the balance sheet. Gains and losses, prior service costs and credits, and any remaining transition amounts that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost.

Stock Based Compensation  Stock compensation accounting guidance (FASB ASC Topic 718, Compensation — Stock Compensation) requires that the compensation cost relating to share‑based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share‑based compensation arrangements including stock options, restricted share plans, performance‑based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees' service period, generally defined as the vesting period. For awards with graded‑vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black Sholes model is used to estimate the fair value of stock options. The market price of DNB's common stock at the date of grant have been used for restricted stock awards granted up to and including 2014.

Preferred Stock  Preferred stock ranks senior to common stock with respect to dividends and has preference in the event of liquidation.

Non-Cumulative Perpetual Preferred Stock, Series 2011A—The shares of Non-Cumulative Perpetual Preferred Stock, Series 2011A ("Series 2011A Preferred Stock") issued to the United States Treasury ("U.S. Treasury") under the Small Business Lending Fund program ("SBLF") are accounted for as permanent equity on DNB's Consolidated Statements of Financial Condition. Proceeds received from the issuance of the SBLF preferred stock were used to redeem, in 2011, the CPP preferred stock issued under the TARP capital purchase plan.

The Series 2011A Preferred Stock is entitled to receive non-cumulative dividends payable quarterly. The dividend rate, which is calculated on the aggregate Liquidation Amount, was initially set at 3.874% per annum based upon the current level of "Qualified Small Business Lending", or "QSBL" (as defined in the Securities Purchase Agreement) by the Bank. The dividend rate for future dividend periods will be set based upon the "Percentage Change in Qualified Lending" (as defined in the Securities Purchase Agreement) between each dividend period and the "Baseline" QSBL level. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods depending on the volume of QSBL the Bank originates in future periods, and will be fixed at a rate between 1% per annum to 7% per annum and remain unchanged up to four and one-half years following the funding date (the eleventh through the first half of the nineteenth dividend periods). If the Series 2011A Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Bank's QSBL increases. At December 31, 2013 and 2012 the dividend rate was 1.00%. Such dividends are not cumulative, but DNB may only declare and pay dividends on its common stock (or any other equity securities junior to the Series 2011A Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series 2011A Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem common stock and other securities. In addition, if (i) DNB has not timely declared and paid dividends on the Series 2011A Preferred Stock for six dividend periods or more, whether or not consecutive, and (ii) shares of Series 2011A Preferred Stock with an aggregate liquidation preference of at least $13,000,000 are still outstanding, the Treasury (or any successor holder of Series 2011A Preferred Stock) may designate two additional directors to be elected to DNB's Board of Directors. Preferred dividends paid (declared and accrued) is deducted from net income for computing income available to common stockholders and earnings per share computations. During 2015, DNB had redeemed all of the Series 2011A Preferred Stock issued to the U.S. Treasury.

Earnings Per Common Share (EPS)  Basic EPS is computed based on the weighted average number of common shares outstanding during the year. Diluted EPS reflects the potential dilution that could occur from unvested stock awards and the exercise of stock options and warrants computed using the treasury stock method. Stock options and awards for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on EPS and, accordingly, are excluded from the EPS calculation. Treasury shares are not deemed outstanding for earnings per share calculations.

Comprehensive Loss  Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, accretion of discount on securities transferred from available-for-sale to held-to-maturity, and changes in the funded status of the pension plan of which the accumulated amounts are also recognized as separate components of stockholders' equity.

Accumulated Other Comprehensive Loss	Before-Tax	Tax	Net-of-Tax
(Dollars in thousands)	Amount	Effect	Amount
December 31, 2015
Net unrealized loss on AFS securities	$(1,180)	$402	$(778)
Discount on AFS to HTM reclassification	(17)	6	(11)
Unrealized actuarial losses-pension	(1,812)	616	(1,196)
	$(3,009)	$1,024	$(1,985)
December 31, 2014
Net unrealized loss on AFS securities	$(665)	$227	$(438)
Discount on AFS to HTM reclassification	(24)	8	(16)
Unrealized actuarial losses-pension	(1,734)	589	(1,145)
	$(2,423)	$824	$(1,599)

Treasury Stock  Shares of the Company's common stock which are repurchased on the open market are classified as treasury stock on the consolidated balance sheet. Treasury stock is recorded at the cost at which it was obtained in the open market, and at the date of reissuance, treasury stock on the consolidated balance sheet is reduced by the cost for which it was purchased, using a weighted average price of the remaining treasury stock.

Bank-Owned Life Insurance The Bank is the beneficiary of insurance policies on the lives of certain officers of the Bank. The Bank has recognized the amount that could be realized under the insurance policies as an asset in the consolidated statements of financial condition.

Trust Assets  Assets held by DNB First Wealth Management, a wholly owned subsidiary of the Bank, in fiduciary or agency capacities are not included in the consolidated financial statements since such items are not assets of DNB. Operating income and expenses of DNB First Wealth Management are included in the consolidated statements of income and are recorded on an accrual basis.

Advertising and Marketing Costs  DNB follows the policy of charging the costs of advertising and marketing to expense as incurred. Advertising and marketing costs were approximately $631,000 and $662,000 for the years ended December 31, 2015 and December 31, 2014, respectively.

Significant Concentrations of Credit Risk  Most of  DNB's activities are with customers located throughout southeastern Pennsylvania. DNB's commercial portfolio has a concentration in loans to commercial real estate investors and developers as defined by regulation. There are numerous risks associated with commercial loans that could impact the borrower's ability to repay on a timely basis. They include, but are not limited to: the owner's business expertise; changes in local, national, and in some cases international economies; competition; governmental regulation; and the general financial stability of the borrowing entity.

DNB attempts to mitigate these risks by completing an analysis of the borrower's business and industry history, the borrower's financial position, as well as that of the business owner. DNB will also require the borrower to periodically provide financial information on the operation of the business over the life of the loan. In addition, most commercial loans are secured by assets of the business or those of the business owner, which can be liquidated if the borrower defaults, along with the personal surety of the business owner.

Subsequent Events  Management has evaluated events and transactions occurring subsequent to December 31, 2015 for items that should potentially be recognized or disclosed in these Consolidated Financial Statements. The evaluation was conducted through the date these financial statements were issued.

(2)  INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities, as of the dates indicated, are summarized as follows:

	December 31, 2015
	Amortized	Unrealized	Unrealized	Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Held To Maturity
US Government agency obligations	$7,973	$320	$-	$8,293
Government Sponsored Entities (GSE) mortgage-backed securities	2,759	83	-	2,842
Corporate bonds	11,518	234	(42)	11,710
Collateralized mortgage obligations GSE	2,623	9	(26)	2,606
State and municipal tax-exempt	42,956	300	(276)	42,980
Total	$67,829	$946	$(344)	$68,431

Available For Sale
US Government agency obligations	$58,460	$-	$(252)	$58,208
GSE mortgage-backed securities	40,663	13	(325)	40,351
Collateralized mortgage obligations GSE	16,241	3	(438)	15,806
Corporate bonds	20,921	-	(350)	20,571
State and municipal tax-exempt	17,274	180	(11)	17,443
Total	$153,559	$196	$(1,376)	$152,379

	December 31, 2014
	Amortized	Unrealized	Unrealized	Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Held To Maturity
US Government agency obligations	$7,730	$343	$-	$8,073
Government Sponsored Entities (GSE) mortgage-backed securities	3,579	133	-	3,712
Corporate bonds	3,951	324	-	4,275
Collateralized mortgage obligations GSE	3,605	3	(29)	3,579
State and municipal tax-exempt	40,589	418	(547)	40,460
Total	$59,454	$1,221	$(576)	$60,099

Available For Sale
US Government agency obligations	$61,547	$4	$(197)	$61,354
GSE mortgage-backed securities	66,669	189	(135)	66,723
Collateralized mortgage obligations GSE	20,499	8	(496)	20,011
Corporate bonds	13,208	-	(106)	13,102
State and municipal tax-exempt	10,917	87	(10)	10,994
Equity securities	27	2	(11)	18
Total	$172,867	$290	$(955)	$172,202

Included in unrealized losses are market losses on securities that have been in a continuous unrealized loss position for twelve months or more and those securities that have been in a continuous unrealized loss position for less than twelve months. The table below details the aggregate unrealized losses and aggregate fair value of the underlying securities whose fair values are below their amortized cost at December 31, 2015 and 2014.

	December 31, 2015
			Fair Value	Unrealized	Fair Value	Unrealized
		Total	Impaired	Loss	Impaired	Loss
	Total	Unrealized	Less Than	Less Than	More Than	More Than
(Dollars in thousands)	Fair Value	Loss	12 Months	12 Months	12 Months	12 Months
Held To Maturity
Corporate bonds	$7,597	$(42)	$7,597	$(42)	$-	$-
Collateralized mortgage obligations GSE	1,482	(26)	388	(10)	1,094	(16)
State and municipal tax-exempt	13,161	(276)	4,380	(34)	8,781	(242)
Total	$22,240	$(344)	$12,365	$(86)	$9,875	$(258)
Available For Sale
US Government agency obligations	$58,208	$(252)	$58,208	$(252)	$-	$-
GSE mortgage-backed securities	38,307	(325)	33,984	(238)	4,323	(87)
Collateralized mortgage obligations GSE	15,231	(438)	4,187	(41)	11,044	(397)
Corporate bonds	20,571	(350)	16,157	(264)	4,414	(86)
State and municipal tax-exempt	6,660	(11)	6,660	(11)	-	-
Total	$138,977	$(1,376)	$119,196	$(806)	$19,781	$(570)

	December 31, 2014
			Fair value	Unrealized	Fair value	Unrealized
		Total	Impaired	Loss	Impaired	Loss
	Total	Unrealized	Less Than	Less Than	More Than	More Than
(Dollars in thousands)	Fair Value	Loss	12 Months	12 Months	12 Months	12 Months
Held To Maturity
Collateralized mortgage obligations GSE	$3,043	$(29)	$3,043	$(29)	$-	$-
State and municipal tax-exempt	19,054	(547)	2,138	(7)	16,916	(540)
Total	$22,097	$(576)	$5,181	$(36)	$16,916	$(540)
Available For Sale
US Government agency obligations	$56,342	$(197)	$49,222	$(97)	$7,120	$(100)
GSE mortgage-backed securities	22,157	(135)	14,996	(38)	7,161	(97)
Collateralized mortgage obligations GSE	18,133	(496)	3,669	(5)	14,464	(491)
Corporate bonds	13,102	(106)	9,531	(31)	3,571	(75)
State and municipal tax-exempt	2,967	(10)	2,360	(9)	607	(1)
Equity securities	12	(11)	-	-	12	(11)
Total	$112,713	$(955)	$79,778	$(180)	$32,935	$(775)

As of December 31, 2015, there were nineteen GSE mortgage-backed securities, twenty-three municipalities, seventeen corporate bonds, twelve agency notes, and seventeen collateralized mortgage obligations which were in an unrealized loss position. DNB does not intend to sell these securities and management of DNB does not expect to be required to sell any of these securities prior to a recovery of its cost basis. Management has reviewed all of these securities and believes that DNB will collect all principal and interest that is due on debt securities on a timely basis. Management does not believe any individual unrealized loss as of December 31, 2015 represents an other-than-temporary impairment. DNB reviews its investment portfolio on a quarterly basis judging each investment for OTTI. The OTTI analysis focuses on the duration and the amount a particular security is below book.

Factors affecting the market price include credit risk, market risk, interest rates, economic cycles, and liquidity risk. The magnitude of any unrealized loss may be affected by the relative concentration of the Corporation's investment in any one issuer or industry. DNB has established policies to reduce exposure through diversification of concentration of the investment portfolio including limits on concentrations to any one issuer and as such, management believes the investment portfolio is prudently diversified.

The declines in value are related to a change in interest rates and/or subsequent change in credit spreads required for these issues affecting market price. All issues are performing and are expected to continue to perform in accordance with their respective contractual terms and conditions. Short to intermediate average durations and in certain cases monthly principal payments should reduce further market value exposure to increases in rates.

Collateralized mortgage obligations GSE  There are seventeen impaired securities classified as collateralized mortgage obligations, twelve of which were impaired for more than 12 months. The largest unrealized loss of a security in this group is 4.83% of its book value. All of these securities were issued and insured by FNMA, FHLMC or GNMA. DNB receives monthly principal and interest payments on all of these securities on a timely basis and none of these agencies has ever defaulted on mortgage-backed principal or interest. DNB anticipates a recovery in the market value as the securities approach their maturity dates or if interest rates decline from December 31, 2015 levels. Management concluded that these securities were not other-than-temporarily impaired at December 31, 2015.

State and municipal tax-exempt  There are twenty-three impaired securities in this category, which are comprised of intermediate to long-term municipal bonds, twelve of which were impaired for more than 12 months. The largest unrealized loss of a security in this group is 5.12% of its book value. All of the issues carry an "A+" or better underlying credit support and were evaluated on the basis on their underlying fundamentals; included but not limited to annual financial reports, geographic location, population and debt ratios. In certain cases, options for calls reduce the effective duration and in turn the future market value fluctuations. All issues are performing and are expected to continue to perform in accordance with their respective contractual terms and conditions. There have not been disruptions of any payments, associated with any of these municipal securities. These bonds are conservative in nature and the value decline is related to the changes in interest rates that occurred since the time of purchase and subsequent changes in spreads affecting the market prices. Thirteen of the impaired municipals are school districts that have PA school district credit enhancement programs and ten of those also have additional insurance. The remaining ten are one insured school district, four uninsured school districts, and five uninsured townships, all of which have strong underlying ratings. Management concluded that these securities were not other-than-temporarily impaired at December 31, 2015.

US Government agency obligations  There are twelve impaired securities classified as agencies, none of which were impaired for more than 12 months. The largest unrealized loss of a security in this group is 0.81% of its book value. All of these securities were issued and insured by FHLB, FNMA, or FHLMC. DNB has received timely interest payments on all of these securities and none of these agencies has ever defaulted on their bonds. DNB anticipates a recovery in the market value as the securities approach their maturity dates. Management concluded that these securities were not other-than-temporarily impaired at December 31, 2015.

GSE mortgage-backed securities   There are nineteen impaired bonds classified as GSE mortgage-backed securities, three of which were impaired for more than 12 months. The largest unrealized loss of a security in this group is 2.10% of its book value. All of these securities were issued and insured by FNMA, FHLMC or GNMA. DNB receives monthly principal and interest payments on all of these securities on a timely basis and none of these agencies has ever defaulted on mortgage-backed principal or interest. DNB anticipates a recovery in the market value as the securities approach their maturity dates or if interest rates decline from December 31, 2015 levels. Management concluded that these securities were not other-than-temporarily impaired at December 31, 2015.

Corporate bonds  There were seventeen impaired bonds classified as corporate bonds, two of which were impaired for more than 12 months. The largest unrealized loss of a security in this group is 3.55% of its book value. The bonds are investment grade and the value decline is related to the changes in interest rates that occurred since the time of purchase and subsequent changes in spreads affecting the market prices. All of the issues carry a "BBB" or better underlying credit support and were evaluated on the basis on their underlying fundamentals; included but not limited to annual financial reports, rating agency reports, capital strength and debt ratios. DNB anticipates a recovery in the market value as the securities approach their maturity dates or if interest rates decline from December 31, 2015 levels. Management concluded that these securities were not other-than-temporarily impaired at December 31, 2015.

In determining that the securities giving rise to the previously mentioned unrealized losses were not other than temporary, the Corporation evaluated the factors cited above, which the Corporation considers when assessing whether a security is other-than-temporarily impaired. In making these evaluations the Corporation must exercise considerable judgment. Accordingly, there can be no assurance that the actual results will not differ from the Corporation's judgments and that such differences may not require the future recognition of other-than-temporary impairment charges that could have a material affect on the Corporation's financial position and results of operations. In addition, the value of, and the realization of any loss on, an investment security is subject to numerous risks as cited above.

The amortized cost and estimated fair value of investment securities as of December 31, 2015, by final contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid without penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
(Dollars in thousands)	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$-	$-	$18,694	$18,668
Due after one year through five years	19,677	20,250	63,770	63,265
Due after five years through ten years	28,870	28,972	41,423	41,195
Due after ten years	19,282	19,209	29,672	29,251
No stated maturity	-	-	-	-
Total investment securities	$67,829	$68,431	$153,559	$152,379

The principal value of investment securities sold as of the dates indicated are shown below. The HTM securities that were sold during the year ended December 31, 2014 were permissible because DNB collected greater than 85% of the original recorded investment on the HTM securities prior to the sale.

	Year Ended
	December 31
(Dollars in thousands)	2015	2014
Available for sale securities sold	$17,988	$39,333
Held to maturity securities sold	-	1,612
Total sold securities	$17,988	$40,945

Gains and losses resulting from investment sales, redemptions or calls were as follows:

	Year Ended
	December 31
(Dollars in thousands)	2015	2014
Gross realized gains-AFS	$90	$474
Gross realized gains-HTM	-	415
Gross realized losses-AFS	(12)	(31)
Gross realized losses-HTM	-	-
Net realized gain	$78	$858

At December 31, 2015 and 2014, investment securities with a carrying value of approximately $147.9 million and $174.9 million, respectively, were pledged to secure public funds, repurchase agreements, FHLBP advances and for other purposes as required by law. See Note 7 regarding the use of certain securities as collateral.

(3)  LOANS

	December 31
(Dollars in thousands)	2015	2014
Residential mortgage	$28,651	$25,993
Commercial mortgage	274,132	257,310
Commercial:
Commercial term	102,178	80,819
Commercial construction	20,364	35,534
Consumer:
Home equity	51,270	50,192
Other	5,163	5,755
Total loans	$481,758	$455,603
Less allowance for credit losses	(4,935)	(4,906)
Net loans	$476,823	$450,697

Some of DNB's directors and executive officers, and their related interests had transactions with the Bank in the ordinary course of business. All loan transactions were made on substantially the same terms, such as collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than the normal risk of collectability nor do the present other unfavorable features. It is anticipated that similar transactions will be entered into the future. DNB had $70,000 in related party loans at December 31, 2014. After $8,000 in advances and $11,000 in payments on these loans during 2015, DNB had $67,000 in related party loans at December 31, 2015.

(4)  ALLOWANCE FOR CREDIT LOSSES

The performance and credit quality of the loan portfolio is monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2015 and December 31, 2014:

Age Analysis of Past Due Loans Receivables

	December 31, 2015
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable > 90 Days and Accruing
Residential mortgage	$502	$552	$2,076	$3,130	$25,521	$28,651	$457
Commercial mortgage	36	86	96	218	273,914	274,132	-
Commercial:
Commercial term	-	-	-	-	102,178	102,178	-
Commercial construction	-	581	447	1,028	19,336	20,364	-
Consumer:
Home equity	7	310	153	470	50,800	51,270	-
Other	100	-	148	248	4,915	5,163	-
Total	$645	$1,529	$2,920	$5,094	$476,664	$481,758	$457

	December 31, 2014
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable > 90 Days and Accruing
Residential mortgage	$1,005	$302	$2,648	$3,955	$22,038	$25,993	$191
Commercial mortgage	48	187	236	471	256,839	257,310	-
Commercial:
Commercial term	-	-	-	-	80,819	80,819	-
Commercial construction	-	-	2,043	2,043	33,491	35,534	-
Consumer:
Home equity	58	214	386	658	49,534	50,192	119
Other	71	70	119	260	5,495	5,755	24
Total	$1,182	$773	$5,432	$7,387	$448,216	$455,603	$334

DNB had $1.1 million and $2.2 million in loans in process of foreclosure as of December 31, 2015 and 2014, respectively.

The following table sets forth those assets that are: (i) placed on non-accrual status, (ii) contractually delinquent by 90 days or more and still accruing, and (iii) OREO as a result of foreclosure or voluntary transfer to DNB as well as other repossessed assets.

Interest that would have been recognized on nonaccrual loans had they been current in accordance with their original terms was $473,000 and $493,000 for the years ended December 31, 2015 and December 31, 2014, respectively.

Non-Performing Assets

	December 31
(Dollars in thousands)	2015	2014
Non-accrual loans:
Residential mortgage	$1,619	$2,457
Commercial mortgage	1,048	1,294
Commercial:
Commercial term	188	198
Commercial construction	1,028	2,043
Consumer:
Home equity	563	432
Other	189	95
Total non-accrual loans	4,635	6,519
Loans 90 days past due and still accruing	457	334
Total non-performing loans	5,092	6,853
Other real estate owned & other repossessed property	2,581	901
Total non-performing assets	$7,673	$7,754

The following tables summarize information in regards to impaired loans by loan portfolio class as of December 31, 2015 and December 31, 2014 and for the years then ended.

Impaired Loans

	December 31, 2015
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Residential mortgage	$1,620	$1,919	$-	$1,883	$5
Commercial mortgage	1,181	1,461	-	2,501	85
Commercial:
Commercial term	-	-	-	-	-
Commercial construction	1,140	3,526	-	838	-
Consumer:
Home equity	691	716	-	535	4
Other	82	90	-	124	2
Total	$4,714	$7,712	$-	$5,881	$96
With allowance recorded:
Residential mortgage	$-	$-	$-	$105	$-
Commercial mortgage	-	-	-	121	-
Commercial:
Commercial term	200	211	110	200	-
Commercial construction	-	-	-	537	-
Consumer:
Home equity	-	-	-	18	-
Other	107	107	4	29	-
Total	$307	$318	$114	$1,010	$-
Total:
Residential mortgage	$1,620	$1,919	$-	$1,988	$5
Commercial mortgage	1,181	1,461	-	2,622	85
Commercial:
Commercial term	200	211	110	200	-
Commercial construction	1,140	3,526	-	1,375	-
Consumer:
Home equity	691	716	-	553	4
Other	189	197	4	153	2
Total	$5,021	$8,030	$114	$6,891	$96

	December 31, 2014
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Residential mortgage	$2,457	$3,270	$-	$2,010	$-
Commercial mortgage	3,400	3,501	-	2,869	88
Commercial:
Commercial term	-	-	-	-	-
Commercial construction	1,706	4,822	-	1,310	-
Consumer:
Home equity	549	564	-	459	9
Other	94	102	-	62	-
Total	$8,206	$12,259	$-	$6,710	$97
With allowance recorded:
Residential mortgage	$-	$-	$-	$151	$-
Commercial mortgage	200	200	104	54	-
Commercial:
Commercial term	200	202	119	80	-
Commercial construction	450	2,031	50	1,026	-
Consumer:
Home equity	-	-	-	-	-
Other	-	-	-	43	-
Total	$850	$2,433	$273	$1,354	$-
Total:
Residential mortgage	$2,457	$3,270	$-	$2,161	$-
Commercial mortgage	3,600	3,701	104	2,923	88
Commercial:
Commercial term	200	202	119	80	-
Commercial construction	2,156	6,853	50	2,336	-
Consumer:
Home equity	549	564	-	459	9
Other	94	102	-	105	-
Total	$9,056	$14,692	$273	$8,064	$97

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within DNB's internal risk rating system as of December 31, 2015 and December 31, 2014.

Credit Quality Indicators

	December 31, 2015
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage	$26,762	$-	$1,889	$-	$28,651
Commercial mortgage	262,036	4,802	7,294	-	274,132
Commercial:
Commercial term	93,025	2,555	6,598	-	102,178
Commercial construction	17,521	-	2,843	-	20,364
Consumer:
Home equity	50,551	-	719	-	51,270
Other	4,974	-	189	-	5,163
Total	$454,869	$7,357	$19,532	$-	$481,758

	December 31, 2014
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage	$23,259	$-	$2,734	$-	$25,993
Commercial mortgage	245,307	2,610	9,393	-	257,310
Commercial:
Commercial term	75,303	72	5,444	-	80,819
Commercial construction	31,057	-	4,477	-	35,534
Consumer:
Home equity	49,611	-	581	-	50,192
Other	5,661	-	94	-	5,755
Total	$430,198	$2,682	$22,723	$-	$455,603

Allowance for Credit Losses and Recorded Investment in Related Loans

The following tables set forth the activity and composition of DNB's allowance for credit losses at the dates indicated.

	2015
(Dollars in	Residential	Commercial	Commercial	Commercial	Lease	Consumer Home	Consumer
thousands)	Mortgage	Mortgage	Term	Construction	Financing	Equity	Other	Unallocated	Total
Allowance for credit losses:
Beginning balance - January 1, 2015	$269	$2,300	$709	$881	$-	$189	$70	$488	$4,906
Charge-offs	(194)	(105)	(200)	(581)	-	(11)	(63)	-	(1,154)
Recoveries	4	-	13	10	49	-	2	-	78
Provisions	137	180	467	259	(49)	17	55	39	1,105
Ending balance - December 31, 2015	$216	$2,375	$989	$569	$-	$195	$64	$527	$4,935
Ending balance: individually
evaluated for impairment	$-	$-	$110	$-	$-	$-	$4	$-	$114
Ending balance: collectively
evaluated for impairment	$216	$2,375	$879	$569	$-	$195	$60	$527	$4,821
Ending balance: Loan
receivables	$28,651	$274,132	$102,178	$20,364	$-	$51,270	$5,163		$481,758
Ending balance: individually
evaluated for impairment	$1,620	$1,181	$200	$1,140	$-	$691	$189		$5,021
Ending balance: collectively
evaluated for impairment	$27,031	$272,951	$101,978	$19,224	$-	$50,579	$4,974		$476,737

	2014
(Dollars in	Residential	Commercial	Commercial	Commercial	Lease	Consumer Home	Consumer
thousands)	Mortgage	Mortgage	Term	Construction	Financing	Equity	Other	Unallocated	Total
Allowance for credit losses:
Beginning balance - January 1, 2014	$285	$2,010	$621	$1,033	$-	$156	$78	$440	$4,623
Charge-offs	(326)	(8)	(47)	(511)	(1)	-	(82)	-	(975)
Recoveries	5	-	3	103	8	-	9	-	128
Provisions	305	298	132	256	(7)	33	65	48	1,130
Ending balance - December 31, 2014	$269	$2,300	$709	$881	$-	$189	$70	$488	$4,906
Ending balance: individually
evaluated for impairment	$-	$104	$119	$50	$-	$-	$-	$-	$273
Ending balance: collectively
evaluated for impairment	$269	$2,196	$590	$831	$-	$189	$70	$488	$4,633
Ending balance: Loan
receivables	$25,993	$257,310	$80,819	$35,534	$-	$50,192	$5,755		$455,603
Ending balance: individually
evaluated for impairment	$2,457	$3,600	$200	$2,156	$-	$549	$94		$9,056
Ending balance: collectively
evaluated for impairment	$23,536	$253,710	$80,619	$33,378	$-	$49,643	$5,661		$446,547

(5)  OFFICE PROPERTY AND EQUIPMENT

	Estimated	December 31
(Dollars in thousands)	Useful Lives	2015	2014
Land		$840	$840
Buildings and leasehold improvements	5-31.5 years	10,982	11,807
Furniture, fixtures and equipment	2-20 years	14,712	14,382
Total cost		26,534	27,029
Less accumulated depreciation		(19,728)	(19,361)
Office property and equipment, net		$6,806	$7,668

Amounts charged to operating expense for depreciation for the years ended December 31, 2015 and 2014 amounted to $825,000 and $894,000, respectively.

The Bank leases office space from Headwaters Associates, a Pennsylvania general partnership for which William S. Latoff (who passed away on January 11, 2016), the Company's Chairman of the Board and Chief Executive Officer during 2015, was one of two general partners. Pursuant to the terms of the Lease, the Bank paid Headwaters an aggregate of $139,000 in 2015, and $306,000 in 2014. As a general partner in Headwaters, Mr. Latoff received $69,000 and $153,000 in 2015 and 2014, respectively, as a result of the lease.

(6)  DEPOSITS

Included in interest bearing time deposits are time and brokered deposit issued in amounts of $250,000 or more in the amount of $32.7 million and $34.4 million at December 31, 2015 and 2014, respectively. These certificates and their remaining maturities at December 31, 2015 were as follows:

	December 31, 2015
	Time	Brokered
(Dollars in thousands)	Deposits	Deposits	Total
Three months or less	$13,014	$-	$13,014
Over three through six months	15,919	-	15,919
Over six through twelve months	1,259	-	1,259
Over one year through two years	1,359	-	1,359
Over two years	1,155	-	1,155
Total	$32,706	$-	$32,706

Time and brokered deposit scheduled to mature have the following remaining maturities:

	December 31, 2015
	Time	Brokered
(Dollars in thousands)	Deposits	Deposits	Total
One year or less	$48,783	$4,015	$52,798
Over one year through two years	9,055	6,077	15,132
Over two years through three years	2,331	3,174	5,505
Over three years through four years	3,796	-	3,796
Over four years through five years	2,053	5,222	7,275
Over five years	-	-	-
Total	$66,018	$18,488	$84,506

At December 31, 2015 and 2014, deposits of related parties amounted to $556,000 and $590,000, respectively.

(7)  FHLBP ADVANCES AND SHORT-TERM BORROWED FUNDS

The schedule below provides a summary of short-term borrowings that consist of securities sold under agreements to repurchase, federal funds purchased and other borrowings. Securities sold under agreements to repurchase are overnight borrowings between DNB and its commercial depositors and are subject to daily repricing. Federal Funds purchased from correspondent banks mature in one business day and reprice daily based on the Federal Funds rate. As of December 31, 2015, DNB's total availability under Federal Funds lines was $46.0 million. Other short-term borrowings consist of credit available through the Federal Home Loan Bank of Pittsburgh (FHLBP) and the Federal Reserve Discount Window. DNB maintains a line-of-credit (Open Repo Plus) with the FHLBP which is a revolving term commitment used on an overnight basis. The term of this commitment may not exceed 364 days and it reprices daily at market rates. Under terms of a blanket collateral agreement with the FHLBP, the line-of-credit and long term advances are secured by FHLBP stock and qualifying loan receivables, principally real estate secured loans. As of December 31, 2015 DNB's total availability was $257.2 million with the FHLBP and availability at the Federal Reserve Discount Window is dependent upon the market value of the collateral delivered to the Federal Reserve at the time funds are borrowed.

The following table presents a summary of aggregate short-term borrowings as of and for the years ended December 31, 2015 and 2014.

	2015		2014
		Other		Other
	Repurchase	Short-term	Repurchase	Short-term
(Dollars in thousands)	Agreements	Borrowings	Agreements	Borrowings
Amount outstanding at end of year	$32,416	$-	$19,221	$-
Weighted average interest rate at end of year	0.20%	-%	0.16%	-%
Maximum amount outstanding at any month-end	$35,271	$-	$35,555	$600
Daily average amount outstanding	$25,574	$204	$19,531	$276
Weighted average interest rate for the year	0.20%	0.51%	0.20%	0.64%

Repurchase agreements accounted for as secured borrowings are shown in the following table.

(Dollars in thousands)	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
December 31, 2015
Repurchase agreements and repurchase-to-maturity transactions	$32,416	$-	$-	$-	$32,416
Gross amount of recognized liabilities for repurchase
agreements in statement of condition					$32,416
December 31, 2014
Repurchase agreements and repurchase-to-maturity transactions	$19,221	$-	$-	$-	$19,221
Gross amount of recognized liabilities for repurchase agreements in statement of condition					$19,221

As of December 31, 2015 and December 31, 2014, DNB had $32.4 million and $19.2 million of repurchase agreements, respectively.  In conjunction with these repurchase agreements, $33.1 million and $19.6 million of state and municipal securities were sold on an overnight basis as of December 31, 2015 and December 31, 2014,  respectively, which represents 102% of the repurchase agreement amount. DNB may be required to provide additional collateral based on the fair value of the underlying securities. Daily procedures are followed to ensure repurchase agreements are properly collateralized.

In addition to short-term borrowings, DNB maintains borrowing arrangements with the FHLBP to meet borrowing needs exceeding 30 days. The advances are collateralized by loans, and a lien on the Bank's FHLBP stock. There were $381.6 million in loans used as collateral for FHLBP borrowings. After a collateral weighting of 69%, that amount totaled $263.8 million. Below, certain advances are convertible term advances and are callable, at the FHLBP's option, at various dates. If an advance is called by the FHLBP, DNB has the option of repaying the borrowing, or continuing to borrow at three month Libor plus 14 basis points. In addition to the $30.0 million of borrowings from the FHLBP at December 31, 2015, the FHLBP had issued letters of credit, on DNB's behalf, totaling $30.0 million against DNB's available credit lines. These letters of credit were used to secure public deposits as required by law.

	December 31, 2015		December 31, 2014
	Weighted		Weighted
(Dollars in thousands)	Average Rate	Amount	Average Rate	Amount
Due by December 31, 2015	-%	$-	5.86%	$10,000
Due by December 31, 2016	0.51	10,000	-	-
Due by December 31, 2017	1.22	2,000	-	-
Due by December 31, 2018	1.46	2,000	-	-
Due by December 31, 2019	1.91	10,000	1.91	10,000
Due by December 31, 2020	1.88	6,000	-	-
Total	1.36%	$30,000	3.89%	$20,000

(8)  OTHER BORROWINGS

Included in other borrowings is a long-term capital lease agreement, which relates to DNB's West Goshen branch. As of December 31, 2015 the lease has a carrying amount of $206,000 net of accumulated depreciation of $544,000, and is included in the balance of office properties and equipment in the accompanying statements of financial condition. The following is a schedule of the future minimum capital lease payments, together with the present value of the net minimum lease payments, as of December 31, 2015:

Year ended
(Dollars in thousands)	December 31
2016	$107
2017	107
2018	106
2019	107
2020	106
Thereafter	175
Total minimum lease payments	708
Less amount representing interest	(244)
Present value of net minimum lease payments	$464

DNB recognized rent expense of $614,000 and $765,000 for the years ended December 31, 2015 and 2014, respectively. The following is a schedule of the future minimum non-cancelable operating lease payments for the Operations Center in Downingtown, branches at Exton and Chadds Ford, and temporary locations in Exton and West Chester as of December 31, 2015.

Year ended
(Dollars in thousands)	December 31
2016	$445
2017	399
2018	399
2019	314
2020	254
Thereafter	121
Total minimum lease payments	$1,932

(9)  SUBORDINATED DEBENTURES AND NOTES

DNB has two issuances of junior subordinated debentures (the "debentures") as follows. The majority of the proceeds of each issuance were invested in DNB's subsidiary, to increase the Bank's capital levels. The junior subordinated debentures issued in each case qualify as a component of capital for regulatory purposes. DNB Capital Trust I and II are special purpose Delaware business trusts, which are not consolidated.

DNB Capital Trust I

DNB's first issuance of junior subordinated debentures was on July 20, 2001. This issuance of debentures are at floating rates and were issued to DNB Capital Trust I, a Delaware business trust in which DNB owns all of the common equity. DNB Capital Trust I issued $5 million of floating rate (6 month Libor plus 3.75%, with a cap of 12%) capital preferred securities to a qualified institutional buyer. The proceeds of these securities were used by the Trust, along with DNB's capital contribution, to purchase $5,155,000 principal amount of DNB's floating rate junior subordinated debentures. The preferred securities have been redeemable since July 25, 2006 and must be redeemed upon maturity of the debentures on July 25, 2031.

DNB Capital Trust II

DNB's second issuance of junior subordinated debentures was on March 30, 2005. This issuance of debentures are at floating rates and were issued to DNB Capital Trust II, a Delaware business trust in which DNB owns all of the common equity. DNB Capital Trust II issued $4.0 million of floating rate (the rate was fixed at 6.56% for the first 5 years and is now adjusting at a rate of 3-month LIBOR plus 1.77%) capital preferred securities. The proceeds of these securities were used by the Trust, along with DNB's capital contribution, to purchase $4,124,000 principal amount of DNB's floating rate junior subordinated debentures. The preferred securities have been redeemable since May 23, 2010. The preferred securities must be redeemed upon maturity of the debentures on May 23, 2035.

Subordinated Note

On March 5, 2015, DNB Financial Corporation entered into a Subordinated Note Purchase Agreement (the "Agreement") with an accredited investor under which the Company issued a $9.75 million subordinated note (the "Note") to the investor. The Note has a maturity date of March 6, 2025, and bears interest at a fixed rate of 4.25% per annum for the first 5 years and then will float at the Wall Street Journal Prime rate plus 1.00%, provided that the interest rate applicable to the outstanding principal balance will at no time be less than 3.0% or greater than 5.75% per annum.

DNB may, at its option, beginning with the first interest payment date after March 6, 2019, and on any interest payment date thereafter, redeem the Note, in whole or in part, at par plus accrued and unpaid interest to the date of redemption. The Note is not subject to repayment at the option of the noteholder.

The Note is unsecured and ranks junior in right of payment to DNB's senior indebtedness and to DNB's obligations to its general creditors and qualifies as Tier 2 capital for regulatory purposes.

(10)  FAIR VALUES

FASB ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy based on the nature of data inputs for fair value determinations, under which DNB is required to value each asset within its scope using assumptions that market participations would utilize to value that asset. When DNB uses its own assumptions, it is required to disclose additional information about the assumptions used and the effect of the measurement on earnings or the net change in assets for the period.

The three levels of the fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1—Quoted prices in active markets for identical securities.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—Instruments whose significant value drivers are unobservable.

A description of the valuation methodologies used for assets measured at fair value is set forth below:

DNB's available-for-sale investment securities, which generally include U.S. government agencies and mortgage backed securities, collateralized mortgage obligations, corporate bonds and equity securities are reported at fair value. These securities are valued by an independent third party ("preparer"). The preparer's evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

U.S. Government agencies are evaluated and priced using multi‑dimensional relational models and option adjusted spreads. State and municipal securities are evaluated on a series of matrices including reported trades and material event notices. Mortgage backed securities are evaluated using matrix correlation to treasury or floating index benchmarks, prepayment speeds, monthly payment information and other benchmarks. Other investments are evaluated using a broker‑quote based application, including quotes from issuers.

Impaired loans are those loans that the Bank has measured impairment generally based on the fair value of the loan's collateral. Fair value is generally determined based upon independent third‑party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

OREO assets are adjusted to fair value less estimated selling costs upon transfer of the loans to OREO. Subsequently, OREO assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. There assets are included as level 3 fair values.

The following table summarizes the assets at December 31, 2015 and December 31, 2014 that are recognized on DNB's balance sheet using fair value measurement determined based on the differing levels of input.

	December 31, 2015
				Assets at
(Dollars in thousands)	Level 1	Level 2	Level 3	Fair Value
Assets Measured at Fair Value on a Recurring Basis
US Government agency obligations	$-	$58,208	$-	$58,208
GSE mortgage-backed securities	-	40,351	-	40,351
Collateralized mortgage obligations GSE	-	15,806	-	15,806
Corporate bonds	-	20,571	-	20,571
State and municipal tax-exempt	-	17,443	-	17,443
Total assets measured at fair value on a recurring basis	$-	$152,379	$-	$152,379
Assets Measured at Fair Value on a Nonrecurring Basis
Impaired loans	$-	$-	$964	$964
OREO & other repossessed property	-	-	682	682
Total assets measured at fair value on a nonrecurring basis	$-	$-	$1,646	$1,646

	December 31, 2014
				Assets at
(Dollars in thousands)	Level 1	Level 2	Level 3	Fair Value
Assets Measured at Fair Value on a Recurring Basis
US Government agency obligations	$-	$61,354	$-	$61,354
GSE mortgage-backed securities	-	66,723	-	66,723
Collateralized mortgage obligations GSE	-	20,011	-	20,011
Corporate bonds	-	13,102	-	13,102
State and municipal tax-exempt	-	10,994	-	10,994
Equity securities	18	-	-	18
Total assets measured at fair value on a recurring basis	$18	$172,184	$-	$172,202
Assets Measured at Fair Value on a Nonrecurring Basis
Impaired loans	$-	$-	$2,916	$2,916
OREO & other repossessed property	-	-	100	100
Total assets measured at fair value on a nonrecurring basis	$-	$-	$3,016	$3,016

The following table presents additional information about assets measured at fair value on a nonrecurring basis and for which DNB has utilized Level 3 inputs to determine fair value:

Quantitative Information about Level 3 Fair Value Measurement
December 31, 2015

	Fair Value	Valuation		Range (Weighted
(Dollars in thousands)	Estimate	Techniques	Unobservable Input	Average)
Impaired loans - Residential mortgage	$115	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Commercial mortgage	97	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-13%	to	-13%	(-13%)
Impaired loans - Commercial term	90	Appraisal of	Appraisal adj. (2)	-72%	to	-72%	(-72%)
		collateral (1)	Disposal costs (2)	-11%	to	-11%	(-11%)
Impaired loans - Commercial construction	559	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Consumer other	103	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loan total	$964
Other real estate owned	$682		Disposal costs (2)	-8%	to	-8%	(-8%)

Quantitative Information about Level 3 Fair Value Measurement
December 31, 2014

	Fair Value	Valuation		Range (Weighted
(Dollars in thousands)	Estimate	Techniques	Unobservable Input	Average)
Impaired loans - Residential mortgage	$1,244	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Commercial mortgage	97	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-13%	to	-13%	(-13%)
Impaired loans - Commercial term	81	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-11%	to	-11%	(-11%)
Impaired loans - Commercial construction	1,494	Appraisal of	Appraisal adj. (2)	0%	to	-47%	(-19%)
		collateral (1)	Disposal costs (2)	-11%	to	-11%	(-11%)
Impaired loan total	$2,916
Other real estate owned	$100		Disposal costs (2)	-8%	to	-16%	(-12%)

(1)	Fair value is generally determined through independent appraisals or sales contracts of the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)	Appraisals are adjusted by management for qualitative factors and disposal costs.

Impaired loans.  Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $5.0 million at December 31, 2015. Of this, $307,000 had specific valuation allowances of $114,000, leaving a fair value of $193,000 as of December 31, 2015. In addition, DNB had $931,000 in impaired loans that were partially charged down by $160,000, leaving $771,000 at fair value as of December 31, 2015. The total fair value of impaired loans at December 31, 2015 was $964,000.

Impaired loans had a carrying amount of $9.1 million at December 31, 2014. Of this, $850,000 had specific valuation allowances of $273,000, leaving a fair value of $577,000 at December 31, 2014. In addition, DNB had $2.9 million in impaired loans that were partially charged down by $526,000, leaving $2.3 million at fair value as of December 31, 2014. The total fair value of impaired loans at December 31, 2014 was $2.9 million.

Other Real Estate Owned & other repossessed property  Other real estate owned ("OREO") consists of properties acquired as a result of, or in-lieu-of, foreclosure. Properties or other assets are classified as OREO and other repossessed property are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or fair value, less estimated costs to sell. Costs relating to the development or improvement of the assets are capitalized and costs relating to holding the assets are charged to expense. DNB had $2.6 million of such assets at December 31, 2015, which consisted of $2.4 million in OREO and $165,000 in other repossessed property. DNB had $901,000 of such assets at December 31, 2014, which consisted of $837,000 in OREO and $64,000 in other repossessed property. Subsequent to the repossession of these assets, DNB wrote down the carrying values of certain assets by $154,000 in OREO during the year ended December 31, 2015. DNB did not write down the carrying values during the year ending December 31, 2014.

Below is management's estimate of the fair value of all financial instruments, whether carried at cost or fair value on DNB's consolidated balance sheet. The carrying amounts and estimated fair values of financial instruments at December 31, 2015 and December 31, 2014 are as follows:

	December 31, 2015
		Estimated
	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$21,119	$21,119	$21,119	$-	$-
AFS investment securities	152,379	152,379	-	152,379	-
HTM investment securities	67,829	68,431	-	66,431	2,000
Restricted stock	3,447	3,447	-	3,447	-
Loans held-for-sale	-	-	-	-	-
Loans, net of allowance, including impaired	476,823	461,925	-	-	461,925
Accrued interest receivable	2,410	2,410	-	2,410	-
Financial liabilities
Deposits:
Non-interest-bearing deposits	125,581	125,581	-	125,581	-
Interest-bearing deposits:	396,188	396,188	-	396,188	-
Time	66,018	65,697	-	65,697	-
Brokered deposits	18,488	18,327	-	18,327	-
Repurchase agreements	32,416	32,416	-	32,416	-
FHLBP advances	30,000	30,210	-	30,210	-
Junior subordinated debentures and other borrowings	9,279	7,889	-	7,889	-
Subordinated debt	9,750	9,999	-	9,999	-
Accrued interest payable	345	345	-	345	-
Off-balance sheet instruments	-	-	-	-	-

	December 31, 2014
		Estimated
	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$12,504	$12,504	$12,504	$-	$-
AFS investment securities	172,202	172,202	18	172,184	-
HTM investment securities	59,454	60,099	-	60,099	-
Restricted stock	2,587	2,587	-	2,587	-
Loans held-for-sale	617	640	-	-	-
Loans, net of allowance, including impaired	450,697	436,499	-	-	436,499
Accrued interest receivable	2,253	2,253	-	2,253	-
Financial liabilities
Deposits:
Non-interest-bearing deposits	102,107	102,107	-	102,107	-
Interest-bearing deposits:	415,933	415,933	-	415,933	-
Time	76,805	76,519	-	76,519	-
Brokered deposits	10,238	10,204	-	10,204	-
Repurchase agreements	19,221	19,221	-	19,221	-
FHLBP advances	20,000	20,616	-	20,616	-
Junior subordinated debentures and other borrowings	9,279	7,546	-	7,546	-
Accrued interest payable	351	351	-	351	-
Off-balance sheet instruments	-	-	-	-	-

The specific estimation methods and assumptions used can have a substantial impact on the resulting fair values of financial instruments. Following is a brief summary of the significant assumptions, methods, and estimates used in estimating fair value.

Limitations  Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time DNB's entire holdings of a particular financial instrument. Because no market exists for a significant portion of DNB's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Cash and Cash Equivalents, Accrued Interest Receivable and Accrued Interest Payable  The carrying amounts for short-term investments (cash and cash equivalents) and accrued interest receivable and payable approximate fair value.

Loans Held-for-Sale (Carried at Lower of Cost or Fair Value) The fair value of loans held-for-sale is determined, when possible, using quoted secondary-market prices. If no such quotes prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Loans  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial mortgages, residential mortgages, consumer and non-accrual loans. The fair value of performing loans is calculated by discounting expected cash flows using an estimated market discount rate. Expected cash flows include both contractual cash flows and prepayments of loan balances. Prepayments on consumer loans were determined using the median of estimates of securities dealers for mortgage‑backed investment pools.

The estimated discount rate considers credit and interest rate risk inherent in the loan portfolios and other factors such as liquidity premiums and incremental servicing costs to an investor. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale.

The fair value for non-accrual loans not based on fair value of collateral was derived through a discounted cash flow analysis, which includes the opportunity costs of carrying a non-performing asset. An estimated discount rate was used for these non-accrual loans, based on the probability of loss and the expected time to recovery.

Deposits and Repurchase Agreements  The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts, savings accounts, and interest checking accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on DNB's current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Debt The fair value of DNB's fixed rate long-term borrowings which includes FHLBP advances, subordinated note, junior subordinated debentures, and other borrowings is estimated using a discounted cash flow analysis based on the open market's rate for similar types of borrowing arrangements. The carrying amounts of variable-rate long-term borrowings approximate their fair values at the reporting date.

Restricted Stock  The carrying amount of restricted investment in Federal Home Loan Bank stock, Federal Reserve stock and ACBB stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable  The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Off-balance‑sheet Instruments (Disclosed at Cost)  Off-balance‑sheet instruments are primarily comprised of loan commitments, which are generally priced at market at the time of funding. Fees on commitments to extend credit and stand-by letters of credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments.

(11)  FEDERAL INCOME TAXES

Income tax expense was comprised of the following:

	Year Ended
	December 31
(Dollars in thousands)	2015	2014
Current tax expense:
Federal	$1,581	$1,894
State	10	9
Deferred income tax (benefit) expense:
Federal	(88)	(226)
Income tax expense	$1,503	$1,677

The effective income tax rates of 22.6% for 2015 and 25.9% for 2014 were different than the applicable statutory Federal income tax rate of 34%. The reason for these differences follows:

	Year Ended
	December 31
(Dollars in thousands)	2015	2014
Federal income taxes at statutory rate	$2,258	$2,203
Decrease resulting from:
Tax-exempt interest and dividend preference	(640)	(467)
Bank owned life insurance	(78)	(80)
Other, net (decrease) increase	(37)	21
Income tax expense	$1,503	$1,677

            The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

	December 31
(Dollars in thousands)	2015	2014
Deferred tax assets:
Allowance for credit losses	$1,677	$1,485
Unrealized losses on securities	402	227
Unrealized losses on reclassified securities	6	8
Unrealized loss on pension obligation	616	589
Capital loss disallowance	1	1
State net operating losses	528	463
Unvested stock awards	147	131
Deferred compensation (SERP)	732	704
Nonqualified stock options	59	74
Non-accrued interest	468	547
Provision for unfunded loans	64	57
OREO write-downs	52	75
Core deposit intangible	14	16
Accrued expenses	57	51
Total gross deferred tax assets	4,823	4,428
Deferred tax liabilities:
Depreciation	(31)	(101)
Pension expense	(27)	(50)
Bank shares tax credit	(199)	(189)
Prepaid expenses	(219)	(151)
Mortgage servicing rights	(44)	(28)
Deferred gain from insurance proceeds	(41)	-
Total gross deferred tax liabilities	(561)	(519)
Valuation allowance	(529)	(463)
Net deferred tax asset	$3,733	$3,446

            As of December 31, 2015, DNB had no material unrecognized tax benefits or accrued interest and penalties. It is DNB's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Federal and state tax years 2012 through 2014 were open for examination as of December 31, 2015.

DNB had net state operating loss carryovers with the Commonwealth of Pennsylvania of $7.4 million and $6.8 million at December 31, 2015 and 2014, respectively for which a full valuation allowance has been established. These carryovers will begin to expire in 2021.

(12)  EARNINGS PER COMMON SHARE

Basic earnings per share ("EPS") is computed based on the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the treasury stock method and reflects the potential dilution that could occur from the exercise of stock options and the amortized portion of unvested stock awards. Stock options and unvested stock awards for which the exercise or the grant price exceeds the average market price over the period have an anti-dilutive effect on EPS and, accordingly, are excluded from the calculation. Treasury shares are not deemed outstanding for earnings per share calculations. There were no anti-dilutive stock options outstanding, and no anti-dilutive stock awards at December 31, 2015. There were 48,041 anti-dilutive stock options outstanding, and 25,135 anti-dilutive stock awards at December 31, 2014. The following table sets forth the computation of basic and diluted earnings per share:

(In thousands,	Year Ended December 31
except per share data)	2015			2014
	Income	Shares	Amount	Income	Shares	Amount
Basic EPS
Net income available to common stockholders	$5,088	2,802	$1.82	$4,669	2,767	$1.69
Effect of potential dilutive common stock
equivalents -stock options and restricted shares	-	45	(0.03)	-	46	(0.03)
Diluted EPS
Income available to common stockholders after
assumed exercises	$5,088	2,847	$1.79	$4,669	2,813	$1.66

(13)  BENEFIT PLANS

Pension Plan  The Bank maintains a defined benefit pension plan (the "Plan") covering all employees, including officers, who have been employed for one year and have attained 21 years of age. Prior to May 1, 1985, an individual must have attained the age of 25 and accrued one year of service. The Plan provides pension benefits to eligible retired employees at 65 years of age equal to 1.5% of their average monthly pay multiplied by their years of accredited service (maximum 40 years). The accrued benefit is based on the monthly average of their highest five consecutive years of their last ten years of service. The Plan generally covers only full-time employees.

Effective December 31, 2003, DNB amended its Plan to curtail future eligibility and so that no participants will earn additional benefits under the Plan after December 31, 2003. As a result of this amendment, no further service or compensation was credited under the Plan after December 31, 2003. The Plan, although frozen, will continue to provide benefit payments and eligible employees can still earn vesting credits until retirement.

The Society of Actuaries released new mortality tables in 2014 which the Company first utilized in its pension plan remeasurements at December 31, 2014. The change in mortality assumption resulted in an increase to the Plan's accumulated benefit obligation of $100,000.

The following table summarizes the changes in the fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO) and the PBO, and the weighted-average assumptions used to determine benefit obligations for the pension plan at December 31, 2015 and 2014. Amounts recognized at December 31, 2015 and 2014 are reflected in other assets, and in accrued expenses and other liabilities on the Consolidated Statements of Financial Condition. The estimation of DNB's PBO associated with these plans considers various actuarial assumptions for mortality rates and discount rates. As of December 31, 2015, DNB continued to utilize mortality assumptions published by the Society of Actuaries in October 2014 that were first adopted as of December 31, 2014, adjusted to reflect observed and anticipated future mortality.

The following table sets forth the Plan's funded status, as of the measurement dates of December 31, 2015 and 2014 and amounts recognized in DNB's consolidated financial statements at December 31, 2015 and 2014:

	December 31
(Dollars in thousands)	2015	2014
Projected benefit obligation	$(6,583)	$(6,783)
Accumulated benefit obligation	(6,583)	(6,783)
Fair value of plan assets	4,851	5,197
Amounts recognized in the statement of financial position consist of:
Other liabilities	$(1,732)	$(1,586)
Funded status	$(1,732)	$(1,586)
Amounts recognized in accumulated other comprehensive loss consist of:
Net loss	$1,812	$1,734
Total	$1,812	$1,734

The amounts and changes in DNB's pension benefit obligation and fair value of plan assets for the years ended December 31, 2015 and 2014 are as follows:

	Year ended December 31
(Dollars in thousands)	2015	2014
Change in benefit obligation
Benefit obligation at beginning of year	$6,783	$6,250
Interest cost	243	275
Actuarial (gain) loss	(162)	636
Benefits paid	(281)	(378)
Benefit obligation at end of year	$6,583	$6,783
Change in plan assets
Fair value of assets at beginning of year	$5,197	$5,274
Actual return on plan assets	(58)	235
Employer contribution	57	103
Benefits paid	(281)	(378)
Estimated expenses	(64)	(37)
Fair value of assets at end of year	$4,851	$5,197

The Plan's assets are invested using an asset allocation strategy in units of certain equity, bond, real estate and money market funds. The following table summarizes the weighted average asset allocations as of the dates indicated:

	December 31
	2015	2014
Cash and cash equivalents	2.6%	2.4%
Equity securities	55.1	57.8
Fixed income securities	42.3	39.8
Total	100.0%	100.0%

Equity securities consist mainly of equity common trust funds and mutual funds. Fixed income securities consist mainly of fixed income common trust funds and individual securities. Pension plan assets are invested with a moderate growth objective, with target asset allocations of approximately 50 - 60% bonds and cash and approximately 40 - 50% in stocks. As of December 31, 2015, the plan held 44.9% of its assets in bonds and cash.

Net periodic pension costs for the years indicated include the following components:

	Year Ended December 31
(Dollars in thousands)	2015		2014
Service cost	$46		$44
Interest cost	243		275
Expected return on plan assets	(272)		(285)
Recognized net actuarial loss	109		49
Net periodic cost	$126		$83
Assumptions used:
Discount rate:
Obligation	4.05%		3.75%
Expense	3.75		4.50
Rate of increase in compensation level	N/	A	N/	A
Expected long-term rate of return on assets	5.50		5.50

In selecting the expected long-term rate of return on assets used for the Plan, DNB considered the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of the Plan.  This included considering the asset allocation and the expected returns likely to be earned over the life of the plan.  This basis is consistent with the prior year.  The discount rate is the rate used to determine the present value of DNB's future benefit obligations for its pension.

DNB's estimated future benefit payments are as follows:

(Dollars in thousands)	Period	Benefits
	2016	$622
	2017	306
	2018	361
	2019	431
	2020	917
	2021-2025	2,387

The estimated costs that will be amortized from accumulated other comprehensive income into net periodic pension cost during the next fiscal year are as follows:

(Dollars in thousands)
Service cost	$44
Interest cost	254
Expected return on plan assets	(253)
Recognized net actuarial gain	128
Estimated 2016 net periodic benefit cost	$173

The fair value of DNB's pension plan assets by asset category are as follows:

	December 31, 2015
				Assets at
				Fair
(Dollars in thousands)	Level 1	Level 2	Level 3	Value
Mutual fund - equity:
US equities	$1,345	$-	$-	$1,345
International equities	1,202	-	-	1,202
Real estate	126	-	-	126
Mutual funds - fixed income:
Domestic fixed income	2,052	-	-	2,052
US corporate bonds, notes and cash:
Corporate bonds	-	-	-	-
Cash	126	-	-	126
Total assets measured at fair value on a recurring basis	$4,851	$-	$-	$4,851

	December 31, 2014
				Assets at
				Fair
(Dollars in thousands)	Level 1	Level 2	Level 3	Value
Mutual fund - equity:
US equities	$1,622	$-	$-	$1,622
International equities	1,245	-	-	1,245
Real estate	133	-	-	133
Mutual funds - fixed income:
Domestic fixed income	2,070	-	-	2,070
US corporate bonds, notes and cash:
Corporate bonds	-	-	-	-
Cash	127	-	-	127
Total assets measured at fair value on a recurring basis	$5,197	$-	$-	$5,197

Retirement and Death Benefit Agreement  During 1999, the Bank and Henry F. Thorne, its then current Chief Executive Officer (the "Executive"), entered into a Death Benefit Agreement providing for supplemental death and retirement benefits for him (the "Supplemental Plan"). In 2003, the Supplemental Plan was replaced by a Retirement and Death Benefit Agreement (the "Replacement Plan").

The Replacement Plan provides that the Bank and the Executive share in the rights to the cash surrender value and death benefits of a split-dollar life insurance policy (the "Policy") The policy is designed to provide the Executive, upon attaining age 65, with projected annual after-tax payments of approximately $35,000. In addition, the Policy is intended to provide the Executive with a projected death benefit of $750,000.

In July 2008, DNB commenced making monthly payments of $3,658 to the Executive. The remaining liability under the plan was $739,000 and $739,000 as of December 31, 2015 and 2014, respectively. The annual expense for the same respective periods was $54,000 and $53,000.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer (William S. Latoff passed away on January 11, 2016)  DNB had a Supplemental Executive Retirement Plan (also known as a SERP) for its Chairman and Chief Executive Officer, William S. Latoff. The purpose of the SERP was to provide Mr. Latoff a pension supplement beginning at age 70 to compensate him for the loss of retirement plan funding opportunities from his other business interests because of his commitments to DNB as Chairman and CEO. The liability based on the contract will be $1.3 million in the first quarter of 2016. This amount will be paid out in 2019.

401(k) Retirement Savings Plan  The Bank has adopted a retirement savings 401(k) plan. Participants are permitted to authorize pre-tax savings contributions to a separate trust established under the 401(k) plan, subject to limitations on deductibility of contributions imposed by the Internal Revenue Code. The plan allows after-tax contributions to be made as well. The contributions are subject to the same limitations. Management evaluates discretionary matching contributions each quarter based upon DNB's financial performance. DNB made no matching contributions to the 401(k) plan in 2015 and 2014.

Profit Sharing Plan  The Bank maintains a Profit Sharing Plan for eligible employees. The plan provides that the Bank make contributions equal to 3% of the eligible participant's W-2 wages. DNB's related expense associated with the Profit Sharing Plan was $262,000 and $246,000 in 2015 and 2014, respectively.

Stock Option Plan  DNB has a Stock Option Plan for employees and directors. Under the plan, options (both qualified and non-qualified) to purchase a maximum of 793,368 (as adjusted for subsequent stock dividends) shares of DNB's common stock could be issued to employees and directors.

Under the plan, option exercise prices must equal the fair market value of the shares on the date of option grant and the option exercise period may not exceed ten years. Vesting of options under the plan is determined by the Plan Committee. There were 354,090 and 354,090 shares available for grant at December 31, 2015 and 2014, respectively. All options currently outstanding are immediately exercisable. DNB fully recorded all stock option expense by the end of 2014. DNB had no expense in 2015 and expensed $51,000 in 2014.

The award agreement provides that, upon issuance of the plan shares, the grantee may elect to pay federal withholding taxes on the award in cash or by electing to apply some of the awarded shares at their fair market value, or both. Under the Stock Option Plan, 99,086 shares were exercised in 2015. The shares awarded from the NQ cashless exercises resulted in an increase in shares outstanding of 16,391. There was a cash equivalent of 6,533 shares used to pay all applicable taxes on the transactions. Stock option activity is indicated below:

	Number	Weighted Average
	Outstanding	Exercise Price
Outstanding January 1, 2014	207,303	$15.92
Issued	-	-
Exercised	(24,906)	15.92
Forfeited	-	-
Expired	(18,811)	22.78
Outstanding December 31, 2014	163,586	$15.13
Issued	-	-
Exercised	(99,086)	19.34
Forfeited	-	-
Expired	-	-
Outstanding December 31, 2015	64,500	$8.67

The weighted‑average price and weighted average remaining contractual life for the outstanding options are listed below for the dates indicated.

December 31, 2015
Range of			Weighted Average
Exercise	Number	Number	Exercise	Remaining		Intrinsic
Prices	Outstanding	Exercisable	Price	Contractual Life		Value
$ 6.93-10.99	64,500	64,500	$8.67	2.15	years	$1,344,000
Total	64,500	64,500	$8.67	2.15	years	$1,344,000

December 31, 2014
Range of			Weighted Average
Exercise	Number	Number	Exercise	Remaining		Intrinsic
Prices	Outstanding	Exercisable	Price	Contractual Life		Value
$ 6.93-10.99	80,650	80,650	$8.66	3.15	years	$1,044,000
14.00-19.99	34,895	34,895	17.51	0.97	years	143,000
23.00-24.27	48,041	48,041	24.27	0.29	years	-
Total	163,586	163,586	$15.13	1.85	years	$1,187,000

Other Stock‑Based Compensation  DNB maintains an Incentive Equity and Deferred Compensation Plan. The plan provides that up to 243,101 shares of common stock may be granted, at the discretion of the Board, to individuals of DNB. Shares already granted are issuable on the earlier of three years after the date of the grant or a change in control of DNB if the recipients are then employed by DNB ("Vest Date"). Upon issuance of the shares, resale of the shares is restricted for an additional one year, during which the shares may not be sold, pledged or otherwise disposed of. Prior to the Vest Date and in the event the recipient terminates association with DNB for reasons other than death, disability or change in control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant.

Share awards granted by the plan were recorded at the date of award based on the fair market value of shares. Awards are being amortized to expense over a three or four-year cliff-vesting period. Restricted stock awards are non-participating shares.

For the twelve‑month periods ended December 31, 2015 and 2014, $342,000 and $216,000 was amortized to expense. At December 31, 2015, approximately $1.2 million in additional compensation will be recognized over the weighted average remaining service period of approximately 2.51 years. At December 31, 2015, 91,169 shares were reserved for future grants under the plan. 24,000 restricted shares vested in 2015. The shares awarded from the cashless exercises resulted in an increase in shares outstanding of 13,048. There was a cash equivalent of 10,952 shares used to pay all applicable taxes on the transactions. Stock grant activity is indicated below.

		Weighted Average
	Shares	Stock Price
Non-vested stock awards - January 1, 2014	50,795	$15.65
Granted	25,135	21.72
Forfeited	-	-
Vested	-	-
Non-vested stock awards - December 31, 2014	75,930	$17.66
Granted	26,595	27.55
Forfeited	(1,270)	19.21
Vested	(24,000)	12.28
Non-vested stock awards - December 31, 2015	77,255	$22.71

(14)  COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE‑SHEET RISK

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, borrow money or act in a fiduciary capacity, which are not reflected in the consolidated financial statements. Management does not anticipate any significant losses as a result of these commitments.

DNB had outstanding stand-by letters of credit totaling $3.2 million and unfunded loan and lines of credit commitments totaling $116.4 million at December 31, 2015, of which, $103.3 million were variable rate and $13.1 million were fixed rate. The amount of reserve for unfunded loan commitments at December 31, 2015 was $188,000. DNB had outstanding stand-by letters of credit totaling $2.2 million and unfunded loan and lines of credit commitments totaling $101.7 million at December 31, 2014, of which, $94.6 million were variable rate and $7.1 million were fixed rate. The amount of reserve for unfunded loan commitments at December 31, 2014 was $166,000.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The exposure to credit loss in the event of non-performance by the party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual amount. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance‑sheet instruments.

Stand-by letters of credit are conditional commitments issued by DNB to guarantee the performance or repayment of a financial obligation of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risks involved in issuing letters of credit are essentially the same as those involved in extending loan facilities to customers. DNB holds various forms of collateral to support these commitments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. DNB evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon the extension of credit, usually consists of real estate, but may include securities, property or other assets.

DNB maintains borrowing arrangements with correspondent banks and the FHLBP, as well as access to the discount window at the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs. Through these relationships, DNB has available credit of approximately $303.2 million.

Assets held by DNB First Wealth Management in a fiduciary, custody or agency capacity at December 31, 2015 totaled $191.5 million. These assets are not assets of DNB, and are not included in the consolidated financial statements.

DNB is a party to a number of lawsuits arising in the ordinary course of business. While any litigation causes an element of uncertainty, management is of the opinion that the liability, if any, resulting from the actions, will not have a material effect on the accompanying financial statements.

(15)  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of DNB Financial Corporation follows:

Condensed Statements of Financial Condition	December 31
(Dollars in thousands)	2015	2014
Assets
Cash	$75	$160
Investment securities, at fair value	-	18
Investment in subsidiary	74,243	73,206
Other assets	302	104
Total assets	$74,620	$73,488
Liabilities and Stockholders' Equity
Liabilities
Junior subordinated debentures	$9,279	$9,279
Subordinated debt	9,750	-
Other liabilities	103	301
Total liabilities	19,132	9,580
Stockholders' equity	55,488	63,908
Total liabilities and stockholders' equity	$74,620	$73,488

	Year Ended
Condensed Statements of Income	December 31
(Dollars in thousands)	2015	2014
Income:
Equity in undistributed income of subsidiary	$1,429	$4,548
Loss on sale of equity securities	(8)	-
Dividends from subsidiary	4,359	551
Total income	5,780	5,099
Expense:
Interest expense	642	295
Total expense	642	295
Net income	$5,138	$4,804

Condensed Statements of Comprehensive Income	Year Ended
(Dollars in thousands)	December 31
	2015	2014
Net income	$5,138	$4,804
Other comprehensive income (loss):
Unrealized holding gains (losses) on AFS investment securities arising during the period
Before tax amount	(437)	2,237
Tax effect	149	(760)
	(288)	1,477
Accretion of discount on AFS to HTM reclassification(1)
Before tax amount	7	8
Tax effect(2)	(2)	(3)
	5	5
Less reclassification for gains on AFS investment securities included in net income
Before tax amount	(78)	(443)
Tax effect(2)	27	151
	(51)	(292)
Other comprehensive income (loss) - securities	(334)	1,190
Unrealized actuarial losses - pension
Before tax amount	(79)	(630)
Tax effect	27	214
	(52)	(416)
Total other comprehensive (loss) income	(386)	774
Total comprehensive income	$4,752	$5,578
(1) Amounts are included in interest and dividends on investment securities in the consolidated statements of income.
(2) Amounts are included in income tax expense in the consolidated statements of income.

Condensed Statements of Cash Flows	Year Ended December 31
(Dollars in thousands)	2015	2014
Cash Flows From Operating Activities:
Net income	$5,138	$4,804
Adjustments to reconcile net income to net cash used
in operating activities:
Equity in income of subsidiary and dividends	(5,787)	(5,099)
Loss on sale of equity securities	8	-
Stock based compensation	342	267
Deferred tax benefit	(3)	-
Dividends to holding company	4,358	549
Net change in other liabilities	(198)	(5)
Net change in other assets	(198)	7
Net Cash Used in Operating Activities	3,660	523
Cash Flows From Investing Activities:
Sale of available-for-sale equity securities	19	-
Net Cash Provided by Investing Activities	19	-
Cash Flows From Financing Activities:
Sale of treasury stock	387	370
Proceeds from exercise of stock options	402	39
Taxes on exercise of stock options	(469)	(23)
Proceeds from issuance of subordinated debt	9,750	-
Payment to repurchase preferred stock	(13,000)	-
Dividends paid	(834)	(906)
Net Cash Used in Financing Activities	(3,764)	(520)
Net Change in Cash and Cash Equivalents	(85)	3
Cash and cash equivalents at Beginning of Period	160	157
Cash and cash equivalents at End of Period	$75	$160

(16)  REGULATORY MATTERS

Under the Federal Reserve's Regulation H, the Bank may not, without regulatory approval, declare or pay a dividend to DNB if the total of all dividends declared in a calendar year exceeds the total of (a) the Bank's net income for that year and (b) its retained net income for the preceding two calendar years, less any required transfers to additional paid-in capital or to a fund for the retirement of preferred stock.

In July of 2013 the respective U.S. federal banking agencies issued final rules implementing Basel III and the Dodd-Frank Act capital requirements to be fully phased in on a global basis on January 1, 2019. The new regulations establish a new tangible common equity capital requirement, increase the minimum requirement for the current Tier 1 risk-weighted asset ("RWA") ratio, phase out certain kinds of intangibles treated as capital and certain types of instruments and change the risk weightings of certain assets used to determine required capital ratios. The new common equity Tier 1 capital component requires capital of the highest quality – predominantly composed of retained earnings and common stock instruments. For community banks such as DNB First, National Association, a common equity Tier 1 capital ratio 4.5% became effective on January 1, 2015. The new capital rules also increased the current minimum Tier 1 capital ratio from 4.0% to 6.0% beginning on January 1, 2015. In addition, in order to make capital distributions and pay discretionary bonuses to executive officers without restriction, an institution must also maintain greater than 2.5% in common equity attributable to a capital conservation buffer to be phased in from January 1, 2016 until January 1, 2019. The new rules also increase the risk weights for several categories of assets, including an increase from 100% to 150% for certain acquisition, development and construction loans and more than 90-day past due exposures. The new capital rules maintain the general structure of the prompt corrective action rules, but incorporate the new common equity Tier 1 capital requirement and the increased Tier 1 RWA requirement into the prompt corrective action framework.

The Bank will remain well capitalized under the implementation of Basel III, which was effective January 1, 2015. In assessing a bank's capital adequacy, regulators also consider other factors such as interest rate risk exposure; liquidity, funding and market risks; quality and level of earnings; concentrations of credit, quality of loans and investments; risks of any nontraditional activities; effectiveness of bank policies; and management's overall ability to monitor and control risks.

Quantitative measures established by regulation to ensure capital adequacy require DNB to maintain certain minimum amounts and ratios as set forth below. Management believes that DNB and the Bank meet all capital adequacy requirements to which they are subject. The Bank is considered "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum ratios as set forth below. There are no conditions or events since the most recent regulatory notification that management believes would have changed the Bank's category. Actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
DNB Financial Corporation
December 31, 2015:
Total risk-based capital	$81,321	14.78%	$57,744	10.50%	N/	A	N/	A
Common equity tier 1 capital	57,448	10.44	38,502	7.00	N/	A	N/	A
Tier 1 risk-based capital	66,448	12.08	46,753	8.50	N/	A	N/	A
Tier 1 (leverage) capital	66,448	8.94	29,717	4.00	N/	A	N/	A
December 31, 2014:
Total risk-based capital	$79,491	15.92%	$39,951	8.00%	N/	A	N/	A
Tier 1 risk-based capital	74,419	14.90	19,975	4.00	N/	A	N/	A
Tier 1 (leverage) capital	74,419	10.55	28,215	4.00	N/	A	N/	A
DNB First, N.A.
December 31, 2015:
Total risk-based capital	$80,286	14.63%	$57,624	10.50%	$68,600		12.50%
Common equity tier 1 capital	75,163	13.70	38,416	7.00	49,392		9.00
Tier 1 risk-based capital	75,163	13.70	46,648	8.50	57,624		10.50
Tier 1 (leverage) capital	75,163	10.13	29,670	4.00	37,087		5.00
December 31, 2014:
Total risk-based capital	$79,510	15.93%	$39,919	8.00%	$49,898		10.00
Tier 1 risk-based capital	74,438	14.92	19,959	4.00	29,939		6.00
Tier 1 (leverage) capital	74,438	10.56	28,198	4.00	35,247		5.00

DNB Financial Corporation and Subsidiary
Consolidated Statements of Financial Condition (Unaudited)

	March 31,	December 31,
(Dollars in thousands, except share and per share data)	2016	2015
Assets
Cash and due from banks	$38,740	$21,119
Federal Funds Sold	-	-
Cash and cash equivalents	38,740	21,119
Available-for-sale investment securities at fair value (amortized cost of $141,115 and $153,559)	141,373	152,379
Held-to-maturity investment securities (fair value of $66,797 and $68,431)	65,650	67,829
Total investment securities	207,023	220,208
Loans held for sale	359	-
Loans	489,366	481,758
Allowance for credit losses	(5,172)	(4,935)
Net loans	484,194	476,823
Restricted stock	3,166	3,447
Office property and equipment, net	7,817	6,806
Accrued interest receivable	2,569	2,410
Other real estate owned & other repossessed property	2,612	2,581
Bank owned life insurance (BOLI)	9,381	9,326
Core deposit intangible	63	66
Net deferred taxes	2,946	3,733
Other assets	2,570	2,299
Total assets	$761,440	$748,818
Liabilities and Stockholders' Equity
Liabilities
Non-interest-bearing deposits	$131,951	$125,581
Interest-bearing deposits:
NOW	201,566	185,973
Money market	138,241	137,555
Savings	75,535	72,660
Time	71,264	66,018
Brokered deposits	18,498	18,488
Total deposits	637,055	606,275
Federal Home Loan Bank of Pittsburgh (FHLBP) advances	20,000	30,000
Repurchase agreements	21,661	32,416
Junior subordinated debentures	9,279	9,279
Subordinated debt	9,750	9,750
Other borrowings	454	464
Total borrowings	61,144	81,909
Accrued interest payable	313	345
Other liabilities	4,748	4,801
Total liabilities	703,260	693,330
Stockholders' Equity
Preferred stock, $10.00 par value;
1,000,000 shares authorized; $1,000 liquidation preference per share; 0 and 0 issued, respectively	-	-
Common stock, $1.00 par value;
10,000,000 shares authorized; 2,951,128 and 2,933,049 issued, respectively; 2,844,973 and 2,823,840 outstanding, respectively	2,969	2,955
Treasury stock, at cost; 106,155 and 109,209 shares, respectively	(1,960)	(2,015)
Surplus	35,413	35,097
Retained earnings	22,793	21,436
Accumulated other comprehensive loss	(1,035)	(1,985)
Total stockholders' equity	58,180	55,488
Total liabilities and stockholders' equity	$761,440	$748,818

See accompanying notes to unaudited consolidated financial statements.

DNB Financial Corporation and Subsidiary
Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2016	2015
Interest Income:
Interest and fees on loans	$5,068	$4,912
Interest and dividends on investment securities:
Taxable	682	735
Exempt from federal taxes	334	342
Interest on cash and cash equivalents	21	7
Total interest and dividend income	6,105	5,996
Interest Expense:
Interest on NOW, money market and savings	164	149
Interest on time deposits	117	109
Interest on brokered deposits	62	24
Interest on FHLB advances	94	194
Interest on repurchase agreements	11	9
Interest on junior subordinated debentures	81	74
Interest on subordinated debt	104	30
Interest on other borrowings	17	17
Total interest expense	650	606
Net interest income	5,455	5,390
Provision for credit losses	330	300
Net interest income after provision for credit losses	5,125	5,090
Non-interest Income:
Service charges	307	296
Wealth management	397	352
Mortgage banking	32	38
Increase in cash surrender value of BOLI	55	55
Gain on sale of investment securities, net	31	53
Gain on sale of loans	39	231
Gains from insurance proceeds	1,150	-
Other fees	318	310
Total non-interest income	2,329	1,335
Non-interest Expense:
Salaries and employee benefits	3,126	2,644
Furniture and equipment	329	302
Occupancy	468	603
Professional and consulting	309	328
Advertising and marketing	183	169
Printing and supplies	33	48
FDIC insurance	129	123
PA shares tax	162	150
Telecommunications	61	61
Postage	21	23
Due diligence and merger expense	188	-
Loss on sale or write down of OREO, net	-	-
Other expenses	409	373
Total non-interest expense	5,418	4,824
Income before income tax expense	2,036	1,601
Income tax expense	480	349
Net income	$1,556	$1,252
Preferred stock dividends and accretion of discount	-	26
Net income available to common shareholders	$1,556	$1,226
Earnings per common share:
Basic	$0.55	$0.44
Diluted	$0.54	$0.43
Cash dividends per common share	$0.07	$0.07
Weighted average common shares outstanding:
Basic	2,832,521	2,786,012
Diluted	2,869,119	2,832,869

See accompanying notes to unaudited consolidated financial statements

DNB Financial Corporation and Subsidiary
Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2016	2015
Net income	$1,556	$1,252
Other Comprehensive Income:
Unrealized holding gains arising during the period
Before tax amount	1,469	1,087
Tax effect	(499)	(370)
	970	717
Accretion of discount on AFS to HTM reclassification(1)
Before tax amount	2	3
Tax effect(2)	(1)	(1)
	1	2
Less reclassification for gains included in net income
Before tax amount	(31)	(53)
Tax effect(2)	10	18
	(21)	(35)
Total other comprehensive income	950	684
Total comprehensive income	$2,506	$1,936
(1) Amounts are included in interest and dividends on investment securities in the consolidated statements of income.
(2) Amounts are included in income tax expense in the consolidated statements of income.

See accompanying notes to unaudited consolidated financial statements.

DNB Financial Corporation and Subsidiary
Consolidated Statements of Stockholders' Equity (Unaudited)

						Accumulated
						Other
	Preferred	Common	Treasury		Retained	Comprehensive
(Dollars in thousands)	Stock	Stock	Stock	Surplus	Earnings	Loss	Total
Balance at January 1, 2016	$-	$2,955	$(2,015)	$35,097	$21,436	$(1,985)	$55,488
Net income for three months ended March 31, 2016	-	-	-	-	1,556	-	1,556
Other comprehensive income	-	-	-	-	-	950	950
Restricted stock compensation expense (18,079 shares vested)	-	29	-	631	-	-	660
Taxes on share award vest	-	(15)	-	(421)	-	-	(436)
Tax benefit for restricted stock vest	-	-	-	64	-	-	64
Cash dividends - common ($0.07 per share)	-	-	-	-	(199)	-	(199)
Sale of treasury shares to 401(k) (2,040 shares)	-	-	37	28	-	-	65
Sale of treasury shares to deferred comp. plan (1,014 shares)	-	-	18	14	-	-	32
Balance at March 31, 2016	$-	$2,969	$(1,960)	$35,413	$22,793	$(1,035)	$58,180

						Accumulated
						Other
	Preferred	Common	Treasury		Retained	Comprehensive
(Dollars in thousands)	Stock	Stock	Stock	Surplus	Earnings	Loss	Total
Balance at January 1, 2015	$13,000	$2,931	$(2,301)	$34,745	$17,132	$(1,599)	$63,908
Net income for three months ended March 31, 2015	-	-	-	-	1,252	-	1,252
Other comprehensive income	-	-	-	-	-	684	684
Redemption of preferred stock (9,750 shares)	(9,750)	-	-	-	-	-	(9,750)
Restricted stock compensation expense	-	5	-	82	-	-	87
Exercise of stock options (14,696 shares)	-	14	-	149	-	-	163
Taxes on stock option exercise and share award vest	-	-	-	(46)	-	-	(46)
Cash dividends - common ($0.07 per share)	-	-	-	-	(194)	-	(194)
Cash dividends SBLF preferred	-	-	-	-	(26)	-	(26)
Sale of treasury shares to 401(k) (2,926 shares)	-	-	54	9	-	-	63
Sale of treasury shares to deferred comp. plan (1,474 shares)	-	-	27	5	-	-	32
Balance at March 31, 2015	$3,250	$2,950	$(2,220)	$34,944	$18,164	$(915)	$56,173

See accompanying notes to unaudited consolidated financial statements.

DNB Financial Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2016	2015
Cash Flows From Operating Activities:
Net income	$1,556	$1,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	361	460
Provision for credit losses	330	300
Stock based compensation	660	87
Net gain on sale of securities	(31)	(53)
Earnings from investment in BOLI	(55)	(55)
Deferred tax expense (benefit)	298	(339)
Proceeds from sales of loans	1,233	5,555
Loans originated for sale	(1,521)	(4,669)
Gain on sale of loans	(71)	(269)
Increase in accrued interest receivable	(159)	(319)
Increase in other assets	(271)	(61)
Decrease in accrued interest payable	(32)	(45)
Decrease in other liabilities	(53)	(123)
Net Cash Provided By Operating Activities	2,245	1,721
Cash Flows From Investing Activities:
Activity in available-for-sale securities:
Sales	12,118	3,926
Maturities, repayments and calls	8,867	11,386
Purchases	(8,687)	(14,778)
Activity in held-to-maturity securities:
Sales	-	-
Maturities, repayments and calls	2,194	509
Purchases	-	(1,500)
Net decrease (increase) in restricted stock	281	(133)
Net increase in loans	(7,701)	(8,520)
Purchases of property and equipment	(1,206)	(35)
Costs capitalized in OREO and other repossessed property	(315)	-
Proceeds from sale of OREO and other repossessed property	284	-
Net Cash Provided By (Used In) Investing Activities	5,835	(9,145)
Cash Flows From Financing Activities:
Net increase in deposits	30,780	22,178
Repayment of FHLBP advances	(10,000)	-
Net (decrease) increase in repurchase agreements	(10,755)	1,095
Proceeds from issuance of subordinated debt	-	9,750
Repayment of other borrowings	(10)	(10)
Dividends paid	(199)	(220)
Proceeds from the exercise of stock options	-	163
Taxes on exercise of stock options	(436)	(46)
Tax benefit for restricted stock vest	64	-
Redemption of preferred stock	-	(9,750)
Sale of treasury stock	97	95
Net Cash Provided by Financing Activities	9,541	23,255
Net Change in Cash and Cash Equivalents	17,621	15,831
Cash and Cash Equivalents at Beginning of Period	21,119	12,504
Cash and Cash Equivalents at End of Period	$38,740	$28,335
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$682	$651
Income taxes	150	858
Supplemental Disclosure of Non-cash Flow Information:
Transfers from loans to real estate owned and other repossessed property	-	7

See accompanying notes to unaudited consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1: BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of DNB Financial Corporation (referred to herein as the "Corporation" or "DNB") and its subsidiary, DNB First, National Association (the "Bank") have been prepared in accordance with the instructions for Form 10-Q and therefore do not include certain information or footnotes necessary for the presentation of financial condition, statement of operations and statement of cash flows required by generally accepted accounting principles. However, in the opinion of management, the consolidated financial statements reflect all adjustments (which consist of normal recurring adjustments) necessary for a fair presentation of the results for the unaudited periods. Prior amounts not affecting net income are reclassified when necessary to conform to current period classifications. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results which may be expected for the entire year.  The consolidated financial statements should be read in conjunction with the Annual Report and report on Form 10-K for the year ended December 31, 2015.

Subsequent Events-- Management has evaluated events and transactions occurring subsequent to March 31, 2016 for items that should potentially be recognized or disclosed in these Consolidated Financial Statements. The evaluation was conducted through the date these financial statements were issued.

Recent Accounting Pronouncements-

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. DNB is currently evaluating the impact of the pending adoption of the ASU on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting." This ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. DNB is currently evaluating the impact of this ASU on its consolidated financial statements and disclosures.

NOTE 2: INVESTMENT SECURITIES

The amortized cost and fair values of investment securities, as of the dates indicated, are summarized as follows:

	March 31, 2016
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Held To Maturity
US Government agency obligations	$8,035	$482	$-	$8,517
Government Sponsored Entities (GSE) mortgage-backed securities	2,615	105	-	2,720
Corporate bonds	11,420	304	(70)	11,654
Collateralized mortgage obligations GSE	2,455	25	(2)	2,478
State and municipal tax-exempt	41,125	376	(73)	41,428
Total	$65,650	$1,292	$(145)	$66,797

Available For Sale
US Government agency obligations	$58,950	$169	$(3)	$59,116
GSE mortgage-backed securities	34,055	173	-	34,228
Collateralized mortgage obligations GSE	15,518	28	(157)	15,389
Corporate bonds	19,951	69	(148)	19,872
State and municipal tax-exempt	12,641	136	(9)	12,768
Total	$141,115	$575	$(317)	$141,373

	December 31, 2015
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Held To Maturity
US Government agency obligations	$7,973	$320	$-	$8,293
Government Sponsored Entities (GSE) mortgage-backed securities	2,759	83	-	2,842
Corporate bonds	11,518	234	(42)	11,710
Collateralized mortgage obligations GSE	2,623	9	(26)	2,606
State and municipal tax-exempt	42,956	300	(276)	42,980
Total	$67,829	$946	$(344)	$68,431

Available For Sale
US Government agency obligations	$58,460	$-	$(252)	$58,208
GSE mortgage-backed securities	40,663	13	(325)	40,351
Collateralized mortgage obligations GSE	16,241	3	(438)	15,806
Corporate bonds	20,921	-	(350)	20,571
State and municipal tax-exempt	17,274	180	(11)	17,443
Total	$153,559	$196	$(1,376)	$152,379

Included in unrealized losses are market losses on securities that have been in a continuous unrealized loss position for twelve months or more and those securities that have been in a continuous unrealized loss position for less than twelve months. The following table details the aggregate unrealized losses and aggregate fair value of the underlying securities whose fair values are below their amortized cost at March 31, 2016 and December 31, 2015.

	March 31, 2016
			Fair Value	Unrealized	Fair Value	Unrealized
		Total	Impaired	Loss	Impaired	Loss
	Total	Unrealized	Less Than	Less Than	More Than	More Than
(Dollars in thousands)	Fair Value	Loss	12 Months	12 Months	12 Months	12 Months
Held To Maturity
Corporate bonds	$3,423	$(70)	$3,423	$(70)	$-	$-
Collateralized mortgage obligations GSE	368	(2)	368	(2)	-	-
State and municipal tax-exempt	4,144	(73)	563	(7)	3,581	(66)
Total	$7,935	$(145)	$4,354	$(79)	$3,581	$(66)
Available For Sale
US Government agency obligations	$9,997	$(3)	$9,997	$(3)	$-	$-
Collateralized mortgage obligations GSE	12,321	(157)	1,507	(15)	10,814	(142)
Corporate bonds	10,975	(148)	4,487	(53)	6,488	(95)
State and municipal tax-exempt	6,644	(9)	6,644	(9)	-	-
Total	$39,937	$(317)	$22,635	$(80)	$17,302	$(237)

	December 31, 2015
			Fair Value	Unrealized	Fair Value	Unrealized
		Total	Impaired	Loss	Impaired	Loss
	Total	Unrealized	Less Than	Less Than	More Than	More Than
(Dollars in thousands)	Fair Value	Loss	12 Months	12 Months	12 Months	12 Months
Held To Maturity
Corporate bonds	$7,597	$(42)	$7,597	$(42)	$-	$-
Collateralized mortgage obligations GSE	1,482	(26)	388	(10)	1,094	(16)
State and municipal tax-exempt	13,161	(276)	4,380	(34)	8,781	(242)
Total	$22,240	$(344)	$12,365	$(86)	$9,875	$(258)
Available For Sale
US Government agency obligations	$58,208	$(252)	$58,208	$(252)	$-	$-
GSE mortgage-backed securities	38,307	(325)	33,984	(238)	4,323	(87)
Collateralized mortgage obligations GSE	15,231	(438)	4,187	(41)	11,044	(397)
Corporate bonds	20,571	(350)	16,157	(264)	4,414	(86)
State and municipal tax-exempt	6,660	(11)	6,660	(11)	-	-
Total	$138,977	$(1,376)	$119,196	$(806)	$19,781	$(570)

As of March 31, 2016, there were no GSE mortgage-backed securities, eight corporate bonds, one U.S. agency obligation, fourteen collateralized mortgage obligations GSE, and nine tax-exempt municipalities which were in an unrealized loss position. DNB does not intend to sell these securities and management of DNB does not expect to be required to sell any of these securities prior to a recovery of its cost basis. Management has reviewed all of these securities and believes that DNB will collect all principal and interest that is due on debt securities on a timely basis.  Management does not believe any individual unrealized loss as of March 31, 2016 represents an other-than-temporary impairment (OTTI). DNB reviews its investment portfolio on a quarterly basis judging each investment for OTTI. The OTTI analysis focuses on condition of the issuers as well as duration and severity of impairment in determining OTTI. As of March 31, 2016, the following securities were reviewed:

Collateralized mortgage obligations GSE  There are fourteen impaired securities classified as collateralized mortgage obligations, eleven of which have been impaired for more than 12 months. The largest unrealized loss of a security in this group is 2.37% of its book value. All of these securities were issued and insured by FNMA, FHLMC or GNMA. DNB receives monthly principal and interest payments on all of these securities on a timely basis and none of these agencies has ever defaulted on mortgage-backed principal or interest. DNB anticipates a recovery in the market value as the securities approach their maturity dates or if interest rates decline from March 31, 2016 levels. Management concluded that these securities were not other-than-temporarily impaired at March 31, 2016.

State and municipal tax-exempt There are nine impaired securities in this category, which are comprised of intermediate to long-term municipal bonds, four of which have been impaired for more than 12 months. The largest unrealized loss of a security in this group is 2.26% of its book value. All of the issues carry an "A+" or better underlying credit rating and/or have strong underlying fundamentals; included but not limited to annual financial reports, geographic location, population and debt ratios. In certain cases, options for calls reduce the effective duration and in turn, future market value fluctuations. All issues are performing and are expected to continue to perform in accordance with their respective contractual terms and conditions. There have not been disruptions of any payments, associated with any of these municipal securities. These bonds are investment grade and the value decline is related to the changes in interest rates. Of the nine municipal securities, there is one insured school district, three uninsured school districts, and five uninsured townships, all of which have strong underlying ratings. Management concluded that these securities were not other-than-temporarily impaired at March 31, 2016.

US Government agency obligations  There is one impaired security classified as an agency, which has been impaired for less than 12 months at 0.03% of its book value. This security was issued and insured by FHLB, FNMA, or FHLMC. DNB has received timely interest payments on this security and none of these agencies has ever defaulted on their bonds. DNB anticipates a recovery in the market value as the security approaches its maturity date. Management concluded that this security was not other-than-temporarily impaired at March 31, 2016.

Corporate bonds There are eight impaired bonds classified as corporate bonds, three of which have been impaired for more than 12 months. The largest unrealized loss of a security in this group is 3.06% of its book value. The bonds are investment grade and the value decline is related to the changes in interest rates that occurred since the time of purchase and subsequent changes in spreads affecting the market prices. All of the issues carry a "BBB-" or better underlying credit support and were evaluated on the basis on their underlying fundamentals; included but not limited to annual financial reports, rating agency reports, capital strength and debt ratios. DNB anticipates a recovery in the market value as the securities approach their maturity dates or if interest rates decline from March 31, 2016 levels. Management concluded that these securities were not other-than-temporarily impaired at March 31, 2016.

The amortized cost and fair value of investment securities as of March 31, 2016, by final contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid without penalties.

	Held to Maturity		Available for Sale
	Amortized		Amortized
(Dollars in thousands)	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$-	$-	$18,669	$18,657
Due after one year through five years	20,021	20,802	62,804	62,906
Due after five years through ten years	27,530	27,778	34,738	34,935
Due after ten years	18,099	18,217	24,904	24,875
Total investment securities	$65,650	$66,797	$141,115	$141,373

Gains and losses resulting from investment sales, redemptions or calls were as follows:

	Three Months Ended
	March 31,
(Dollars in thousands)	2016	2015
Gross realized gains-AFS	$61	$53
Gross realized losses-AFS	(30)	-
Net realized gain	$31	$53

At March 31, 2016 and December 31, 2015, investment securities with a carrying value of approximately $146.2 million and $147.9 million, respectively, were pledged to secure public funds, repurchase agreements and for other purposes as required by law.

NOTE 3: LOANS

            The following table sets forth information concerning the composition of total loans outstanding, as of the dates indicated.

(Dollars in thousands)	March 31, 2016	December 31, 2015
Residential mortgage	$27,560	$28,651
Commercial mortgage	274,372	274,132
Commercial:
Commercial term	107,232	102,178
Commercial construction	24,833	20,364
Consumer:
Home equity	49,545	51,270
Other	5,824	5,163
Total loans	$489,366	$481,758
Less allowance for credit losses	(5,172)	(4,935)
Net loans	$484,194	$476,823

Information concerning non-accrual loans is shown in the following tables:

			Three Months Ended March 31, 2016
(Dollars in thousands)	December 31, 2015	March 31, 2016	Interest income that would have been recorded under original terms	Interest income recorded during the period	Net impact on interest income
Non-accrual loans:
Residential mortgage	$1,619	$1,781	$19	$-	$19
Commercial mortgage	1,048	1,025	20	-	20
Commercial:
Commercial term	188	210	3	-	3
Commercial construction	1,028	1,237	41	-	41
Consumer:
Home equity	563	574	16	-	16
Other	189	199	5	-	5
Total non-accrual loans	$4,635	$5,026	$104	$-	$104
Loans 90 days past due and accruing	457	164	1	1	-
Total non-performing loans	$5,092	$5,190	$105	$1	$104

		Three Months Ended March 31, 2015
(Dollars in thousands)	March 31, 2015	Interest income that would have been recorded under original terms	Interest income recorded during the period	Net impact on interest income
Non-accrual loans:
Residential mortgage	$2,446	$16	$-	$16
Commercial mortgage	1,262	21	-	21
Commercial:
Commercial term	196	2	-	2
Commercial construction	2,043	84	-	84
Consumer:
Home equity	429	7	-	7
Other	194	5	-	5
Total non-accrual loans	$6,570	$135	$-	$135
Loans 90 days past due and accruing	239	5	5	-
Total non-performing loans	$6,809	$140	$5	$135

NOTE 4: ALLOWANCE FOR CREDIT LOSSES

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a scheduled payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of March 31, 2016 and December 31, 2015.

 Age Analysis of Past Due Loans Receivable

March 31, 2016
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable > 90 Days and Accruing
Residential mortgage	$-	$384	$1,945	$2,329	$25,231	$27,560	$164
Commercial mortgage	-	-	182	182	274,190	274,372	-
Commercial:
Commercial term	-	-	24	24	107,208	107,232	-
Commercial construction	-	-	447	447	24,386	24,833	-
Consumer:
Home equity	31	-	417	448	49,097	49,545	-
Other	26	12	147	185	5,639	5,824	-
Total	$57	$396	$3,162	$3,615	$485,751	$489,366	$164

December 31, 2015
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable > 90 Days and Accruing
Residential mortgage	$502	$552	$2,076	$3,130	$25,521	$28,651	$457
Commercial mortgage	36	86	96	218	273,914	274,132	-
Commercial:
Commercial term	-	-	-	-	102,178	102,178	-
Commercial construction	-	581	447	1,028	19,336	20,364	-
Consumer:
Home equity	7	310	153	470	50,800	51,270	-
Other	100	-	148	248	4,915	5,163	-
Total	$645	$1,529	$2,920	$5,094	$476,664	$481,758	$457

The following tables summarize information in regards to impaired loans by loan portfolio class as of and for the three months ended March 31, 2016 and 2015 and as of December 31, 2015.

Impaired Loans

	March 31, 2016			December 31, 2015
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Balance	Allowance
With no related allowance recorded:
Residential mortgage	$1,637	$1,790	$-	$1,620	$1,919	$-
Commercial mortgage	1,025	1,320	-	1,181	1,461	-
Commercial:
Commercial term	24	24	-	-	-	-
Commercial construction	790	790	-	1,140	3,526	-
Consumer:
Home equity	676	735	-	691	716	-
Other	92	100	-	82	90	-
Total	$4,244	$4,759	$-	$4,714	$7,712	$-
With allowance recorded:
Residential mortgage	144	290	1	-	-	-
Commercial:
Commercial term	186	200	107	200	211	110
Commercial construction	447	2,833	89	-	-	-
Consumer:
Other	107	107	3	107	107	4
Total	$884	$3,430	$200	$307	$318	$114
Total:
Residential mortgage	1,781	2,080	1	1,620	1,919	-
Commercial mortgage	1,025	1,320	-	1,181	1,461	-
Commercial:
Commercial term	210	224	107	200	211	110
Commercial construction	1,237	3,623	89	1,140	3,526	-
Consumer:
Home equity	676	735	-	691	716	-
Other	199	207	3	189	197	4
Total	$5,128	$8,189	$200	$5,021	$8,030	$114

	Three Months Ended		Three Months Ended
	March 31, 2016		March 31, 2015
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
(Dollars in thousands)	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Residential mortgage	$1,629	$-	$2,320	$-
Commercial mortgage	1,103	-	3,386	26
Commercial:
Commercial term	12	-	-	-
Commercial construction	965	-	1,400	-
Consumer:
Home equity	684	1	504	1
Other	87	-	144	-
Total	$4,480	$1	$7,754	$27
With allowance recorded:
Residential mortgage	72	-	204	-
Commercial mortgage	-	-	201	-
Commercial:
Commercial term	193	-	200	-
Commercial construction	224	-	756	-
Consumer:
Home equity	-	-	44	-
Other	107	-	-	-
Total	$596	$-	$1,405	$-
Total:
Residential mortgage	1,701	-	2,524	-
Commercial mortgage	1,103	-	3,587	26
Commercial:
Commercial term	205	-	200	-
Commercial construction	1,189	-	2,156	-
Consumer:
Home equity	684	1	548	1
Other	194	-	144	-
Total	$5,076	$1	$9,159	$27

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within DNB's internal risk rating system as of March 31, 2016 and December 31, 2015.

Credit Quality Indicators

	March 31, 2016
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage	$25,512	$-	$2,048	$-	$27,560
Commercial mortgage	260,529	4,763	9,080	-	274,372
Commercial:
Commercial term	98,787	2,507	5,938	-	107,232
Commercial construction	21,781	-	3,052	-	24,833
Consumer:
Home equity	48,814	-	731	-	49,545
Other	5,625	-	199	-	5,824
Total	$461,048	$7,270	$21,048	$-	$489,366

	December 31, 2015
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage	$26,762	$-	$1,889	$-	$28,651
Commercial mortgage	262,036	4,802	7,294	-	274,132
Commercial:
Commercial term	93,025	2,555	6,598	-	102,178
Commercial construction	17,521	-	2,843	-	20,364
Consumer:
Home equity	50,551	-	719	-	51,270
Other	4,974	-	189	-	5,163
Total	$454,869	$7,357	$19,532	$-	$481,758

Loans classified as troubled debt restructurings ("TDR") are considered impaired. As of March 31, 2016, DNB had no commercial mortgages classified as a TDR, compared to no commercial mortgages classified as a TDR at December 31, 2015, and one commercial mortgage classified as a TDR totaling $2,234,000 at March 31, 2015. This loan paid off during the third quarter of 2015. The rate on this loan was modified and the terms of the loans were changed to interest only while the project was being built out. The loan commenced normal principal and interest payments in June 2014.  The loan was extended and there was no reduction of principal. The balance of the loan prior to modification was $2,272,000 and the balance after the modification was $2,272,000. During the three months ended March 31, 2015, there were no defaults on any terms of this loan.

As of March 31, 2016, DNB had one consumer home equity loan classified as a TDR totaling $102,000, compared to one consumer home equity loan classified as a TDR totaling $102,000 (the same loan) at December 31, 2015, and one consumer home equity loan classified as a TDR totaling $102,000 (the same loan) at March 31, 2015. The monthly payment on this loan was reduced for 36 months and the borrower will resume making contractual payments at the end of this period. The loan was extended and there was no reduction of principal. This loan was classified a TDR in June of 2014. The balance of the loan prior to modification was $102,000 and the balance after the modification was $102,000. During the three months ended March 31, 2016 and 2015, there were no defaults on any terms of this loan.

As of March 31, 2016, DNB had one consumer installment loan classified as a TDR totaling $40,000 compared to no such loans at December 31, 2015 or March 31, 2015. The interest rate on the loan was reduced. The loan was extended and there was no reduction of principal. This loan was classified as a TDR in December of 2015. The balance of the loan prior to modification was $42,000 and the balance after the modification was $42,000. DNB recognized a partial charge-off on the loan in the amount of $2,000. During the three months ended March 31, 2016 and 2015, there were no defaults on any terms of this loan.

The following tables set forth the composition of DNB's allowance for credit losses as of March 31, 2016 and December 31, 2015, the activity for the three months ended March 31, 2016 and 2015 and as of and for the year ended December 31, 2015.

Allowance for Credit Losses and Recorded Investment in Loans Receivables

	Residential	Commercial	Commercial	Commercial	Lease	Consumer Home	Consumer
(Dollars in thousands)	Mortgage	Mortgage	Term	Construction	Financing	Equity	Other	Unallocated	Total
Allowance for credit losses:
Beginning balance - January 1, 2016	$216	$2,375	$989	$569	$-	$195	$64	$527	$4,935
Charge-offs	(84)	-	(13)	-	-	-	-	-	(97)
Recoveries	1	-	1	1	1	-	-	-	4
Provisions	87	1	(29)	195	(1)	(7)	3	81	330
Ending balance - March 31, 2016	$220	$2,376	$948	$765	$-	$188	$67	$608	$5,172
Ending balance: individually evaluated for impairment	$1	$-	$107	$89	$-	$-	$3	$-	$200
Ending balance: collectively evaluated for impairment	$219	$2,376	$841	$676	$-	$188	$64	$608	$4,972
Loans receivables:
Ending balance	$27,560	$274,372	$107,232	$24,833	$-	$49,545	$5,824		$489,366
Ending balance: individually evaluated for impairment	$1,781	$1,025	$210	$1,237	$-	$676	$199		$5,128
Ending balance: collectively evaluated for impairment	$25,779	$273,347	$107,022	$23,596	$-	$48,869	$5,625		$484,238
Reserve for unfunded loan commitments included in other liabilities	$-	$3	$115	$55	$-	$13	$-		$186

	Residential	Commercial	Commercial	Commercial	Lease	Consumer Home	Consumer
(Dollars in thousands)	Mortgage	Mortgage	Term	Construction	Financing	Equity	Other	Unallocated	Total
Allowance for credit losses:
Beginning balance - January 1, 2015	$269	$2,300	$709	$881	$-	$189	$70	$488	$4,906
Charge-offs	-	-	(11)	-	-	-	(6)	-	(17)
Recoveries	-	-	-	-	1	-	-	-	1
Provisions	-	98	7	41	(1)	35	2	118	300
Ending balance - March 31, 2015	$269	$2,398	$705	$922	$-	$224	$66	$606	$5,190
Reserve for unfunded loan commitments included in other liabilities	$-	$4	$87	$53	$-	$12	$-		$156

	Residential	Commercial	Commercial	Commercial	Lease	Consumer Home	Consumer
(Dollars in thousands)	Mortgage	Mortgage	Term	Construction	Financing	Equity	Other	Unallocated	Total
Allowance for credit losses:
Ending balance - December 31, 2015	$216	$2,375	$989	$569	$-	$195	$64	$527	$4,935
Ending balance: individually evaluated for impairment	$-	$-	$110	$-	$-	$-	$4	$-	$114
Ending balance: collectively evaluated for impairment	$216	$2,375	$879	$569	$-	$195	$60	$527	$4,821
Loans receivables:
Ending balance	$28,651	$274,132	$102,178	$20,364	$-	$51,270	$5,163		$481,758
Ending balance: individually evaluated for impairment	$1,620	$1,181	$200	$1,140	$-	$691	$189		$5,021
Ending balance: collectively evaluated for impairment	$27,031	$272,951	$101,978	$19,224	$-	$50,579	$4,974		$476,737
Reserve for unfunded loan commitments included in other liabilities	$-	$2	$115	$58	$-	$13	$-		$188

NOTE 5: EARNINGS PER SHARE

Basic earnings per share ("EPS") is computed based on the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the treasury stock method and reflects the potential dilution that could occur from the exercise of stock options, and warrants and the amortized portion of unvested stock awards. Stock options and unvested stock awards for which the exercise or the grant price exceeds the average market price over the period have an anti-dilutive effect on EPS and, accordingly, are excluded from the calculation. Treasury shares are not deemed outstanding for calculations. There were no outstanding stock warrants, no anti-dilutive stock options outstanding, and no anti-dilutive stock awards outstanding at March 31, 2016. There were no anti-dilutive stock warrants outstanding, no anti-dilutive stock options outstanding, and no anti-dilutive stock awards outstanding at March 31, 2015. The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended
	March 31, 2016
(In thousands, except per-share data)	Income	Shares	Amount
Basic EPS
Income available to common stockholders	$1,556	2,833	$0.55
Effect of potential dilutive common stock equivalents – stock options and restricted shares	-	36	(0.01)
Diluted EPS
Income available to common stockholders after assumed conversions	$1,556	2,869	$0.54

	Three Months Ended
	March 31, 2015
(In thousands, except per-share data)	Income	Shares	Amount
Basic EPS
Income available to common stockholders	$1,226	2,786	$0.44
Effect of potential dilutive common stock equivalents – stock options and restricted shares	-	47	(0.01)
Diluted EPS
Income available to common stockholders after assumed conversions	$1,226	2,833	$0.43

NOTE 6: ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss included in stockholders' equity are as follows:

Accumulated Other Comprehensive Loss	Before-Tax	Tax	Net-of-Tax
(Dollars in thousands)	Amount	Effect	Amount
March 31, 2016
Net unrealized gain on AFS securities	$258	$(87)	$171
Discount on AFS to HTM reclassification	(15)	5	(10)
Unrealized actuarial losses-pension	(1,812)	616	(1,196)
	$(1,569)	$534	$(1,035)
December 31, 2015
Net unrealized loss on AFS securities	$(1,180)	$402	$(778)
Discount on AFS to HTM reclassification	(17)	6	(11)
Unrealized actuarial losses-pension	(1,812)	616	(1,196)
	$(3,009)	$1,024	$(1,985)
NOTE 7: SUBORDINATED DEBENTURES, NOTES, AND OTHER BORROWINGS

DNB has two issuances of junior subordinated debentures (the "debentures") as follows. The majority of the proceeds of each issuance were invested in DNB's subsidiary, DNB First, National Association, to increase the Bank's capital levels. The junior subordinated debentures issued in each case qualify as a component of capital for regulatory purposes. DNB Capital Trust I and II are special purpose Delaware business trusts, which are not consolidated.

DNB Capital Trust I

DNB's first issuance of junior subordinated debentures was on July 20, 2001. These debentures are floating rate and were issued to DNB Capital Trust I, a Delaware business trust in which DNB owns all of the common equity. DNB Capital Trust I issued $5.0 million of floating rate (6 month Libor plus 3.75%, with a cap of 12%) capital preferred securities to a qualified institutional buyer. The proceeds of these securities were used by the Trust, along with DNB's capital contribution, to purchase $5.2 million principal amount of DNB's floating rate junior subordinated debentures. The preferred securities have been redeemable since July 25, 2006 and must be redeemed upon maturity of the debentures on July 25, 2031.

DNB Capital Trust II

DNB's second issuance of junior subordinated debentures was on March 30, 2005. These are floating rate and were issued to DNB Capital Trust II, a Delaware business trust in which DNB owns all of the common equity. DNB Capital Trust II issued $4.0 million of floating rate (the rate was fixed at 6.56% for the first 5 years and is now adjusting at a rate of 3-month LIBOR plus 1.77%) capital preferred securities. The proceeds of these securities were used by the Trust, along with DNB's capital contribution, to purchase $4.1 million principal amount of DNB's floating rate junior subordinated debentures. The preferred securities have been redeemable since May 23, 2010. The preferred securities must be redeemed upon maturity of the debentures on May 23, 2035.

Subordinated Note

On March 5, 2015, DNB Financial Corporation entered into a Subordinated Note Purchase Agreement (the "Agreement") with an accredited investor under which DNB issued a $9.75 million subordinated note (the "Note") to the investor. The Note has a maturity date of March 6, 2025, and bears interest at a fixed rate of 4.25% per annum for the first 5 years and then will float at the Wall Street Journal Prime rate plus 1.00%, provided that the interest rate applicable to the outstanding principal balance will at no time be less than 3.0% and more than 5.75% per annum.

DNB may, at its option, beginning with the first interest payment date after March 6, 2019, and on any interest payment date thereafter, redeem the Note, in whole or in part, at par plus accrued and unpaid interest to the date of redemption. The Note is not subject to repayment at the option of the noteholder.

The Note is unsecured and ranks junior in right of payment to DNB's senior indebtedness and to DNB's obligations to its general creditors and qualifies as Tier 2 capital for regulatory purposes.

Repurchase Agreements Accounted for as Secured Borrowings

Repurchase agreements accounted for as secured borrowings are shown in the following table.

(Dollars in thousands)	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
March 31, 2016
Repurchase agreements and repurchase-to-maturity transactions	$21,661	$-	$-	$-	$21,661
Gross amount of recognized liabilities for repurchase
agreements in statement of condition	$21,661				$21,661
December 31, 2015
Repurchase agreements and repurchase-to-maturity transactions	$32,416	$-	$-	$-	$32,416
Gross amount of recognized liabilities for repurchase
agreements in statement of condition	$32,416				$32,416

As of March 31, 2016 and December 31, 2015, DNB had $21.7 million and $32.4 million of repurchase agreements, respectively. In conjunction with these repurchase agreements, $22.1 million and $33.1 million of state and municipal securities were sold on an overnight basis as of March 31, 2016 and December 31, 2015, respectively, which represents 102% of the repurchase agreement amount.

NOTE 8: STOCK-BASED COMPENSATION

Stock Option Plan

DNB has a Stock Option Plan for employees and directors. Under the plan, options (both qualified and non-qualified) to purchase a maximum of 793,368 (as adjusted for subsequent stock dividends) shares of DNB's common stock could be issued to employees and directors. Under the plan, option exercise prices must equal the fair market value of the shares on the date of option grant and the option exercise period may not exceed ten years. Vesting of options under the plan is determined by the Plan Committee. There were 354,090 shares available for grant at March 31, 2016. All options are immediately exercisable. During the three months ended March 31, 2016 and 2015, DNB had no expenses related to the plan forward looking. Stock option activity is indicated below.

	Number	Weighted Average
	Outstanding	Exercise Price
Outstanding January 1, 2016	64,500	$8.67
Issued	-	-
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding March 31, 2016	64,500	$8.67

	Number	Weighted Average
	Outstanding	Exercise Price
Outstanding January 1, 2015	163,586	$15.13
Issued	-	-
Exercised	93,834	19.60
Forfeited	-	-
Expired	-	-
Outstanding March 31, 2015	69,752	$9.13

The weighted-average price and weighted average remaining contractual life for the outstanding options are listed in the following table for the dates indicated.

March 31, 2016
Range of			Weighted Average
Exercise	Number	Number	Exercise	Remaining	Intrinsic
Prices	Outstanding	Exercisable	Price	Contractual Life	Value
$6.93-10.99	64,500	64,500	$8.67	1.91 years	$1,281,000

December 31, 2015
Range of			Weighted Average
Exercise	Number	Number	Exercise	Remaining	Intrinsic
Prices	Outstanding	Exercisable	Price	Contractual Life	Value
$6.93-10.99	64,500	64,500	$8.67	2.15 years	$1,344,000

Other Stock-Based Compensation

            DNB maintains an Incentive Equity and Deferred Compensation Plan (the "Plan"). The Plan provides that up to 243,101 (as adjusted for subsequent stock dividends) shares of common stock may be granted, at the discretion of the Board, to individuals of the Corporation. Shares already granted are issuable on the earlier of three or four years (cliff vesting period) after the date of the grant or a change in control of DNB if the recipients are then employed by DNB ("Vest Date").  Upon issuance of the shares, resale of the shares is restricted for an additional one year, during which the shares may not be sold, pledged or otherwise disposed of. Prior to the Vest Date and in the event the recipient terminates association with DNB for reasons other than death, disability or change in control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant.

Share awards granted by the Plan were recorded at the date of award based on the market value of shares.  Awards are being amortized to expense over a three or four year cliff-vesting period. DNB records compensation expense equal to the value of the shares being amortized.  For the three month periods ended March 31, 2016 and 2015, $660,000 and $87,000 was amortized to expense, respectively. As of March 31, 2016, there was approximately $650,000 in additional compensation that will be recognized over the remaining service period of approximately 2.14 years. At March 31, 2016, 88,169 shares were reserved for future grants under the Plan.

The shares awarded from the vesting resulted in an increase in shares outstanding of 18,079. There was a cash equivalent of 15,621 shares used to pay all applicable taxes on the transaction. Stock grant activity is indicated below:

		Weighted Average
	Shares	Stock Price
Non-vested stock awards—January 1, 2016	77,255	$22.71
Granted	3,000	28.75
Forfeited	-	-
Vested	33,700	23.66
Non-vested stock awards—March 31, 2016	46,555	$22.42

		Weighted Average
	Shares	Stock Price
Non-vested stock awards—January 1, 2015	75,930	$17.66
Granted	-	-
Forfeited	-	-
Vested	-	-
Non-vested stock awards—March 31, 2015	75,930	$17.66

NOTE 9:  INCOME TAXES

As of March 31, 2016, DNB had no material unrecognized tax benefits or accrued interest and penalties. It is DNB's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense.  Federal and state tax years 2012 through 2015 were open for examination as of March 31, 2016.

NOTE 10:  FAIR VALUE OF FINANCIAL INSTRUMENTS

            FASB ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy based on the nature of data inputs for fair value determinations, under which DNB is required to value each asset within its scope using assumptions that market participations would utilize to value that asset. When DNB uses its own assumptions, it is required to disclose additional information about the assumptions used and the effect of the measurement on earnings or the net change in assets for the period.

The three levels of the fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1—Quoted prices in active markets for identical securities.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—Instruments whose significant value drivers are unobservable.

A description of the valuation methodologies used for assets measured at fair value is set forth below:

DNB's available-for-sale investment securities, which generally include U.S. government agencies and mortgage backed securities, collateralized mortgage obligations, corporate bonds and equity securities are reported at fair value. These securities are valued by an independent third party ("preparer"). The preparer's evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

U.S. Government agencies are evaluated and priced using multi‑dimensional relational models and option adjusted spreads. State and municipal securities are evaluated on a series of matrices including reported trades and material event notices. Mortgage backed securities are evaluated using matrix correlation to treasury or floating index benchmarks, prepayment speeds, monthly payment information and other benchmarks. Other securities are evaluated using a broker-quote based application, including quotes from issuers.

Impaired loans are those loans that the Bank has measured impairment generally based on the fair value of the loan's collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

OREO assets are adjusted to fair value less estimated selling costs upon transfer of the loans to OREO establishing a new cost basis. Subsequently, OREO assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. There assets are included as Level 3 fair values.

The following table summarizes the assets at March 31, 2016 and December 31, 2015 that are recognized on DNB's statement of financial condition using fair value measurement determined based on the differing levels of input:

	March 31, 2016
(Dollars in thousands)	Level 1	Level 2	Level 3	Fair Value
Assets Measured at Fair Value on a Recurring Basis
AFS Investment Securities:
US Government agency obligations	$-	$59,116	$-	$59,116
GSE mortgage-backed securities	-	34,228	-	34,228
Collateralized mortgage obligations GSE	-	15,389	-	15,389
Corporate bonds	-	19,872	-	19,872
State and municipal tax-exempt	-	12,768	-	12,768
Total	$-	$141,373	$-	$141,373

Assets Measured at Fair Value on a Nonrecurring Basis
Impaired loans	$-	$-	$690	$690
Total	$-	$-	$690	$690

	December 31, 2015
(Dollars in thousands)	Level 1	Level 2	Level 3	Fair Value
Assets Measured at Fair Value on a Recurring Basis
AFS Investment Securities:
US Government agency obligations	$-	$58,208	$-	$58,208
GSE mortgage-backed securities	-	40,351	-	40,351
Collateralized mortgage obligations GSE	-	15,806	-	15,806
Corporate bonds	-	20,571	-	20,571
State and municipal tax-exempt	-	17,443	-	17,443
Total	$-	$152,379	$-	$152,379

Assets Measured at Fair Value on a Nonrecurring Basis
Impaired loans	$-	$-	$964	$964
OREO and other repossessed property	-	-	682	682
Total	$-	$-	$1,646	$1,646

The following table presents additional information about assets measured at fair value on a nonrecurring basis and for which DNB has utilized Level 3 inputs to determine fair value:

March 31, 2016
Quantitative Information about Level 3 Fair Value Measurement

	Fair Value	Valuation		Range
(Dollars in thousands)	Estimate	Techniques	Unobservable Input	(Weighted Average)
Impaired loans - Residential mortgage	$143	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Commercial term	79	Appraisal of	Appraisal adj. (2)	-72%	to	-72%	(-72%)
		collateral (1)	Disposal costs (2)	-11%	to	-11%	(-11%)
Impaired loans - Commercial construction	358	Appraisal of	Appraisal adj. (2)	-20%	to	-20%	(-20%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Home equity	6	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Consumer other	104	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loan total	$690

December 31, 2015
Quantitative Information about Level 3 Fair Value Measurement

	Fair Value	Valuation		Range
(Dollars in thousands)	Estimate	Techniques	Unobservable Input	(Weighted Average)
Impaired loans - Residential mortgage	$115	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Commercial mortgage	97	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-13%	to	-13%	(-13%)
Impaired loans - Commercial term	90	Appraisal of	Appraisal adj. (2)	-72%	to	-72%	(-72%)
		collateral (1)	Disposal costs (2)	-11%	to	-11%	(-11%)
Impaired loans - Commercial construction	559	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loans - Consumer other	103	Appraisal of	Appraisal adj. (2)	0%	to	0%	(0%)
		collateral (1)	Disposal costs (2)	-8%	to	-8%	(-8%)
Impaired loan total	$964
Other real estate owned	$682		Disposal costs (2)	-8%	to	-8%	(-8%)

(1)	Fair value is generally determined through independent appraisals or sales contracts of the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)	Appraisals are adjusted by management for qualitative factors and disposal costs.

Impaired loans.  Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $5.1 million at March 31, 2016. Of this, $884,000 had specific valuation allowances of $200,000, leaving a fair value of $684,000 as of March 31, 2016. DNB had $39,000 in impaired loans that were partially charged down by $33,000, leaving $6,000 at fair value as of March 31, 2016. The total fair value of impaired loans at March 31, 2016 was $690,000.

Impaired loans had a carrying amount of $5.0 million at December 31, 2015. Of this, $307,000 had specific valuation allowances of $114,000, leaving a fair value of $193,000 at December 31, 2015. In addition, DNB had $931,000 in impaired loans that were partially charged down by $160,000, leaving $771,000 at fair value as of December 31, 2015. The total fair value of impaired loans at December 31, 2015 was $964,000.

Other Real Estate Owned & other repossessed property.  Other real estate owned ("OREO") consists of properties acquired as a result of, or in-lieu-of, foreclosure. Properties or other assets are classified as OREO and other repossessed property are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or fair value, less estimated costs to sell. Costs relating to the development or improvement of the assets are capitalized and costs relating to holding the assets are charged to expense. DNB had $2.6 million of such assets at March 31, 2016, $2.4 million of which was OREO and $165,000 was in other repossessed property. DNB had $2.6 million of such assets at December 31, 2015, which consisted of $2.4 million in OREO and $165,000 in other repossessed property. Subsequent to the repossession of these assets, DNB did not write down the carrying values of OREO during the three month period ending March 31, 2016. DNB did not write down the carrying values of OREO in the three month period ending March 31, 2015.

DNB's policy is to recognize transfer between levels as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between Level 1 and 2 for the three months ended March 31, 2016.

Below is management's estimate of the fair value of all financial instruments, whether carried at cost or fair value on the Company's consolidated balance sheet. The carrying amounts and fair values of financial instruments at March 31, 2016 and December 31, 2015 are as follows:

	March 31, 2016

	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$38,740	$38,740	$38,740	$-	$-
AFS investment securities	141,373	141,373	-	141,373	-
HTM investment securities	65,650	66,797	-	64,797	2,000
Restricted stock	3,166	3,166	-	3,166	-
Loans, net of allowance, including impaired	484,194	468,013	-	-	468,013
Accrued interest receivable	2,569	2,569	-	2,569	-
Financial liabilities
Deposits:
Non-interest-bearing deposits	131,951	131,951	-	131,951	-
Interest-bearing deposits	415,342	415,342	-	415,342	-
Time deposits	71,264	71,098	-	71,098	-
Brokered deposits	18,498	18,566	-	18,566	-
Repurchase agreements	21,661	21,661	-	21,661	-
FHLBP advances	20,000	20,172	-	20,172	-
Junior subordinated debentures and other borrowings	9,279	8,243	-	8,243	-
Subordinated debt	9,750	9,304	-	9,304	-
Accrued interest payable	313	313	-	313	-
Off-balance sheet instruments	-	-	-	-	-

	December 31, 2015

	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$21,119	$21,119	$21,119	$-	$-
AFS investment securities	152,379	152,379	-	152,379	-
HTM investment securities	67,829	68,431	-	66,431	2,000
Restricted stock	3,447	3,447	-	3,447	-
Loans held-for-sale	-	-	-	-	-
Loans, net of allowance, including impaired	476,823	461,925	-	-	461,925
Accrued interest receivable	2,410	2,410	-	2,410	-
Financial liabilities
Deposits:
Non-interest-bearing deposits	125,581	125,581	-	125,581	-
Interest-bearing deposits	396,188	396,188	-	396,188	-
Time deposits	66,018	65,697	-	65,697	-
Brokered deposits	18,488	18,327	-	18,327	-
Repurchase agreements	32,416	32,416	-	32,416	-
FHLBP advances	30,000	30,210	-	30,210	-
Junior subordinated debentures and other borrowings	9,279	7,889	-	7,889	-
Subordinated debt	9,750	9,999	-	9,999	-
Accrued interest payable	345	345	-	345	-
Off-balance sheet instruments	-	-	-	-	-

The specific estimation methods and assumptions used can have a substantial impact on the resulting fair values of financial instruments. Following is a brief summary of the significant assumptions, methods, and estimates used in estimating fair value.

Limitations  Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time DNB's entire holdings of a particular financial instrument. Because no market exists for a significant portion of DNB's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Cash and Cash Equivalents, Accrued Interest Receivable and Accrued Interest Payable  The carrying amounts for short-term investments (cash and cash equivalents) and accrued interest receivable and payable approximate fair value.

Loans Held-for-Sale   The fair value of loans held-for-sale is determined, when possible, using quoted secondary-market prices. If no such quotes prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Investment Securities  The fair value of investment securities are determined by an independent third party ("preparer"). The preparer's evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

U.S. Government agencies are evaluated and priced using multi‑dimensional relational models and option adjusted spreads. State and municipal securities are evaluated on a series of matrices including reported trades and material event notices. Mortgage backed securities are evaluated using matrix correlation to treasury or floating index benchmarks, prepayment speeds, monthly payment information and other benchmarks. Other investments are evaluated using a broker‑ quote based application, including quotes from issuers. The carrying amount of non-readily marketable equity securities approximates liquidation value.

Restricted Stock  The carrying amount of restricted investment in Federal Home Loan Bank stock, Federal Reserve stock and ACBB stock approximates fair value, and considers the limited marketability of such securities.

Loans  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial mortgages, residential mortgages, consumer and non-accrual loans. The fair value of performing loans is calculated by discounting expected cash flows using an estimated market discount rate. Expected cash flows include both contractual cash flows and prepayments of loan balances. Prepayments on consumer loans were determined using the median of estimates of securities dealers for mortgage-backed investment pools.

The estimated discount rate considers credit and interest rate risk inherent in the loan portfolios and other factors such as liquidity premiums and incremental servicing costs to an investor. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale.

The fair value for non-accrual loans not based on fair value of collateral is derived through a discounted cash flow analysis, which includes the opportunity costs of carrying a non-performing asset. An estimated discount rate was used for these non-accrual loans, based on the probability of loss and the expected time to recovery.

Deposits The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts, savings accounts, and interest checking accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs and brokered deposits (all of which are CDs) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. Of the $18.5 million in brokered deposits, $4.0 million matures in 2016, $6.1 million matures in 2017, $3.2 million matures in 2018, and $5.3 million matures in 2019.

Federal Home Loan Bank of Pittsburgh advances  The fair value of the FHLBP advances is obtained from the FHLB and is calculated by discounting contractual cash flows using an estimated interest rate based on the current rates available for debt of similar remaining maturities and collateral terms.

Repurchase agreements  Fair value approximates the carrying value of such liabilities due to their short-term nature.

Junior subordinated debentures  The fair value for subordinated debentures is calculated using discounted cash flows based upon current market spreads to LIBOR for debt of similar remaining maturities and collateral terms.

Subordinated debt  The fair value of the subordinated debt was estimated using either a discounted cash flow analysis based on current market interest rates for debt with similar maturities and credit quality or estimated using market quotes.

Accrued Interest Receivable and Payable   The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Off-balance-sheet Instruments (Disclosed at Cost)  Off-balance-sheet instruments are primarily comprised of loan commitments, which are generally priced at market at the time of funding. Fees on commitments to extend credit and stand-by letters of credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments. At March 31, 2016, un-funded loan commitments totaled $116.9 million and stand-by letters of credit totaled $2.6 million. At December 31, 2015, un-funded loan commitments totaled $116.4 million and stand-by letters of credit totaled $3.2 million.

NOTE 11:  STOCKHOLDERS' EQUITY

            In July 2013, the Board of Governors of the Federal Reserve approved the Basel III interim final rule (Basel III), which is intended to strengthen the quality and increase the required level of regulatory capital for a more stable and resilient banking system. The changes include (1) a new regulatory capital measure, Common Equity Tier 1 (CET1), which is limited to capital elements of the highest quality, (2) a new definition and increase of tier 1 capital which is now comprised of CET1 and Additional Tier 1, (3) changes in calculation of some risk-weighted assets and off-balance sheet exposure, and (4) a capital conservation buffer that will limit capital distributions, stock redemptions, and certain discretionary bonus payments if the institution does not maintain capital in excess of the minimum capital requirements. These new capital rules took effect for our Bank on January 1, 2015 and reporting began for the period ended March 31, 2015.

On August 4, 2011, DNB entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which DNB issued and sold to the Treasury 13,000 shares of its Non-Cumulative Perpetual Preferred Stock, Series 2011A ("Series 2011A Preferred Stock"), having a liquidation preference of $1,000 per share for aggregate proceeds of $13.0 million. The Securities Purchase Agreement was entered into, and the Series 2011A Preferred Stock was issued, pursuant to the Treasury's Small Business Lending Fund program ("SBLF"), a $30 billion fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The securities sold in this transaction were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by DNB not involving a public offering. Of the $13.0 million in aggregate proceeds, $11,879,000 was used on August 4, 2011 to repurchase all shares issued and sold in 2009 to the United States Department of the Treasury in connection with the U. S. Treasury Capital Purchase Program ("CPP Shares") ($11,750,000 was paid in principal and $128,900 in dividends related to the CPP Shares) held by the Treasury as described above. As of December 31, 2015, DNB had redeemed all of the Series 2011A Preferred Stock issued to the U.S. Treasury.

INDEX TO ERB FINANCIAL STATEMENTS

Audited Financial Statements

Unaudited Financial Statements

Notwithstanding the meanings attributed to them in any other section of this joint proxy statement/prospectus, capitalized terms in the ERB Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Independent Auditor's Report

To the Board of Directors
East River Bank
Philadelphia, Pennsylvania

We have audited the accompanying consolidated financial statements of East River Bank, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East River Bank as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA LLP
Philadelphia, Pennsylvania
March 31, 2016

East River Bank

Consolidated Balance Sheets
(in thousands, except share and per share data)

December 31,	2015	2014

Assets
Cash and due from banks	$18,727	$8,876
Certificate of deposits, long-term	1,225	2,940
Investment securities available-for-sale	6,958	7,468
Investment securities held-to-maturity, at amortized cost (fair value of $319 at December 31, 2015)	314	-
Loans, net of allowance for loan losses (2015 $3,445; 2014 $3,086)	278,646	247,539
Investment in stock of correspondent banks, at cost	2,062	1,764
Bank premises and equipment, net	471	576
Other real estate owned	22	53
Accrued interest receivable	1,033	932
Deferred income taxes, net	654	732
Other assets	604	492

Total Assets	$310,716	$271,372

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Non-interest bearing	$27,896	$16,626
Interest-bearing	202,344	183,861

Total deposits	230,240	200,487

Short-term borrowings	2,823	955
Long-term debt	42,936	38,268
Advances by borrowers for taxes and insurance	2,675	2,350
Accrued interest payable	132	123
Other liabilities	1,518	2,198

Total Liabilities	280,324	244,381

Stockholders' Equity
Preferred stock, no stated par value; authorized 1,000,000 shares; no shares issued or outstanding	-	-
Common stock, par value $0.10 per share; authorized 10,000,000 shares; issued and outstanding 2015 and 2014 2,444,911 and 2,345,190 shares, respectively	244	234
Surplus	23,862	22,637
Accumulated other comprehensive income	75	122
Retained earnings	6,211	3,998

Total Stockholders' Equity	30,392	26,991

Total Liabilities and Stockholders' Equity	$310,716	$271,372

See accompanying notes to consolidated financial statements.

East River Bank

Consolidated Statements of Income
(in thousands, except share and per share data)

Years Ended December 31,	2015	2014

Interest Income
Loans receivable, including fees	$13,178	$11,703
Investment securities	272	220
Interest bearing deposits	57	85

Total Interest Income	13,507	12,008

Interest Expense
Deposits	1,708	1,432
Borrowings	798	621

Total Interest Expense	2,506	2,053

Net interest income	11,001	9,955

Provision for Loan Losses	408	192

Net Interest Income After Provision for Loan Losses	10,593	9,763

Non-Interest Income
Fees and service charges	319	321
Gain on sales of loans, net	223	189
Gain on sale of investment securities, net	-	120
Other income	14	226

Total Non-Interest Income	556	856

Non-Interest Expenses
Salaries and employee benefits	4,161	4,066
Occupancy and equipment	464	436
Depreciation	260	304
Professional fees	538	494
Advertising and promotion	391	433
Data processing	911	909
Loan expense	84	56
Loss on sale of other real estate owned	-	43
Supervisory assessments, including FDIC insurance	215	179
Other	750	858

Total Non-Interest Expenses	7,774	7,778

Income before income taxes	3,375	2,841

Income Tax Expense	1,162	986

Net Income	$2,213	$1,855

See accompanying notes to consolidated financial statements.

East River Bank

Consolidated Statements of Comprehensive Income
(in thousands)

Years Ended December 31,	2015	2014

Net Income	$2,213	$1,855

Other Comprehensive Loss
Unrealized losses on securities:
Unrealized holding losses arising during period, net of tax	(47)	(19)
Reclassification adjustment for net gains included, net of tax, in net income (1)	-	(80)

Other comprehensive loss	(47)	(99)

Total Comprehensive Income	$2,166	$1,756

(1)	Gross realized gains of $-0- and $120 thousand for the years ended December 31, 2015 and 2014, respectively, are included in net gains on sales of available-for-sale securities on the consolidated statements of income in non-interest income. Related income tax expense of $-0- and $40 thousand for the years ended December 31, 2015 and 2014, respectively, is included in income tax expense.

See accompanying notes to consolidated financial statements.

East River Bank

Consolidated Statements of Changes in Stockholders' Equity
(in thousands, except share data)

	Common Stock	Surplus	Accumulated Other Comprehensive Income	Retained Earnings	Total

Balance, January 1, 2014	$234	$22,508	$221	$2,143	$25,106

Net income	-	-	-	1,855	1,855
Other comprehensive loss	-	-	(99)	-	(99)
Share-based compensation expense	-	116	-	-	116
Warrant exercise (1,250 shares)	-	13	-	-	13

Balance, December 31, 2014	234	22,637	122	3,998	26,991

Net income	-	-	-	2,213	2,213
Other comprehensive loss	-	-	(47)	-	(47)
Share-based compensation expense	-	188	-	-	188
Warrant exercise (99,721 shares)	10	1,037	-	-	1,047

Balance, December 31, 2015	$244	$23,862	$75	$6,211	$30,392

See accompanying notes to consolidated financial statements.

East River Bank

Consolidated Statements of Cash Flows
(in thousands)

Years Ended December 31,	2015	2014

Cash Flows from Operating Activities
Net income	$2,213	$1,855
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	408	192
Depreciation expense	260	304
Deferred income taxes	103	(213)
Gain on sale of investment securities available-for-sale	-	(120)
Loss on sale of other real estate owned	-	43
Amortization of deferred loan fees	(433)	(325)
Net accretion of premium/discounts	50	81
Gain on sale of loans	(223)	(189)
Stock based compensation	188	116
Decrease in accrued interest receivable	(101)	(70)
(Increase) decrease in other assets	(112)	45
Increase in accrued interest payable	9	37
(Decrease) increase in other liabilities	(680)	472

Net Cash Provided by Operating Activities	1,682	2,228

Cash Flows from Investing Activities
Net increase in loans	(36,664)	(42,644)
Proceeds from the sale of loans held for investment	5,786	3,905
Purchases of investment securities held-to-maturity	(315)	-
Purchases of investment securities available-for-sale	(1,079)	-
Principal repayments on investment securities available-for-sale	1,468	1,572
Proceeds from sales of investment securities available-for-sale	-	3,276
Purchase of long-term certificates of deposit	-	(1,960)
Proceeds from maturities of long term certificates of deposit	1,715	10,735
Purchases of restricted bank stock	(430)	(1,296)
Redemptions of restricted bank stock	132	696
Purchases of premises and equipment	(155)	(79)
Proceeds from sale of other real estate owned	50	83

Net Cash Used in Investing Activities	(29,492)	(25,712)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	29,753	(5,152)
Proceeds from short-term borrowings	2,823	14,355
Proceeds from long-term borrowings	7,018	25,917
Repayment of short-term borrowings	(955)	(14,250)
Repayment of long-term borrowings	(2,350)	-
Net increase in advances from borrowers for taxes and insurance	325	509
Warrant exercise	1,047	13

Net Cash Provided by Financing Activities	37,661	21,392

Net increase (decrease) in cash and cash equivalents	9,851	(2,092)

Cash and Cash Equivalents, Beginning	8,876	10,968

Cash and Cash Equivalents, Ending	$18,727	$8,876

Supplementary Cash Flows Information
Interest paid	$2,497	$2,016
Income taxes paid	$1,070	$1,000

Supplementary Schedule of Noncash Activities
Transfer from loans to foreclosed assets held-for-sale	$19	$11
See accompanying notes to consolidated financial statements.

East River Bank

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of East River Bank and subsidiaries (the "Bank") are prepared on the accrual basis and include the accounts of East River Bank and its wholly-owned subsidiaries, East Falls Holdings, Inc. and Realty Capital Management III, LLC. The Bank consolidates subsidiaries in which it holds, directly or indirectly, more than 50 percent of the voting rights or where it exercises control. All significant inter-company accounts and transactions have been eliminated from the accompanying consolidated financial statements.

Organization and Nature of Operations

East River Bank was incorporated on October 5, 2005 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered savings bank. The Bank commenced operations on January 23, 2006, and is a full service bank providing personal and business lending and deposit services. As a state chartered savings bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. The area served by the Bank is principally the southeastern area of Pennsylvania.

On October 4, 2011, East Falls Holdings, Inc. ("EFH"), a Delaware-chartered company, was established to hold certain investment securities. EFH is wholly-owned subsidiary of the Bank.

On August 17, 2011, Realty Capital Management III LLC ("RCM III"), a New Jersey limited liability company, was established to hold certain real estate. RCM III is a wholly-owned subsidiary of the Bank.

Subsequent Event

The Bank has evaluated subsequent events for potential recognition and/or disclosure through March 31, 2016, the date these consolidated financial statements were available to be issued.

Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and other-than-temporary impairments of securities.

While management uses available information to recognize estimated losses on loans, future additional amounts may be necessary based on changes in economic conditions and underlying collateral values, if any. In addition, the Bank's regulators, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. These agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Significant Group Concentrations of Credit Risk

Most of the Bank's activities are with customers located within Philadelphia and surrounding counties in Pennsylvania. Note 2 discusses the types of securities that the Bank invests in. Note 3 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy. The Bank does not have any significant concentrations to any one industry or customer.

The Bank has no concentration of loans to individual borrowers at December 31, 2015 and 2014. The Bank actively monitors the risk of loan concentration.

East River Bank

Notes to Consolidated Financial Statements

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one-day periods.

Investment Securities

Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the terms of the securities.

Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

On a quarterly basis, the Bank performs an assessment to determine whether there have been any events or economic circumstances indicating that a security with an unrealized loss has suffered other-than-temporary impairment ("OTTI"). A security is considered impaired if the fair value is less than its amortized cost basis at the reporting date. If impaired, the Bank then assesses whether the unrealized loss is other-than-temporary. The assessment considers whether the Bank intends to sell the security prior to recovery and/or maturity, whether it is more likely than not that the Bank will have to sell the security prior to recovery and/or maturity, and if the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. For the years ended December 31, 2015 and 2014, the Bank did not recognize any losses through earnings due to other-than-temporary impairment.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and commercial real estate, including construction loans. Consumer loans consist of the following classes: residential real estate, home equity, and other consumer.

East River Bank

Notes to Consolidated Financial Statements

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Credit Losses

Allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management's estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management's estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheets with a corresponding charge to other expense. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

7.	Experience, ability, and depth of management.

East River Bank

Notes to Consolidated Financial Statements

Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Bank's loan assets are loans to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes required by the customer base.

The Bank's credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower's residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 20 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured.

An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank's impaired loans are measured based on the estimated fair value of the loan's collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

East River Bank

Notes to Consolidated Financial Statements

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Troubled Debt Restructurings

Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring may be modified by means of extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. Generally, interest is not accrued on loans that were non-accrual prior to the troubled debt restructuring until they have performed in accordance with the modified terms for a period of at least six months. Interest is accrued on troubled debt restructurings which were performing in accordance with their terms prior to the restructure and continue to perform in accordance with their modified terms. Management evaluates the allowance for loan losses with respect to troubled debt restructurings under the same policy and guidelines as all other performing loans are evaluated with respect to the allowance for loan losses.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance (write-downs) are included in other non-interest expenses. Any gain or loss upon the sale of real estate owned in charged to operations as incurred. The Bank had other real estate owned of $22 thousand and $53 thousand as of December 31, 2015 and 2014, respectively.

East River Bank

Notes to Consolidated Financial Statements

Mortgage Servicing

Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of mortgage loans with servicing retained. A portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, prepayment speeds and default rates and losses. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranches. If the Bank later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income. Mortgage servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Mortgage servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against income from fees and service charges. Mortgage servicing rights are immaterial to the consolidated financial statements as of December 31, 2015.

Unamortized Premiums and Discounts

Unamortized premiums and discounts on loans receivable, mortgage-backed securities, and investment securities are amortized over the estimated average lives of the loans, certificates or securities purchased using a method which approximates the interest method.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Investment in Stock of Correspondent Banks

These investments represent required investments in the common stock of correspondent banks and are carried at cost. At December 31, 2015, these investments consist of common stock of the FHLB in the amount of $2.0 million and the ACBB in the amount of $50 thousand. At December 31, 2014, these investments consist of the common stock of the Federal Home Loan Bank of Pittsburgh ("FHLB") in the amount of $1.7 million and the Atlantic Community Bankers Bank ("ACBB") in the amount of $50 thousand. In 2015 and 2014, the Bank received capital stock redemptions from the FHLB of $132 thousand and $696 thousand, respectively. In addition, the Bank received dividends of $126 thousand and $56 thousand from the FHLB during 2015 and 2014, respectively.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives, ranging from 3 to 8 years, beginning when assets are placed in service. Leasehold improvements are stated at cost, less depreciation computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Repairs and maintenance to bank premises and equipment are charged to operations as incurred.

Advertising Costs

The Bank follows the policy of charging the costs of advertising to expense as incurred.

East River Bank

Notes to Consolidated Financial Statements

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Bank files a consolidated federal income tax return with its subsidiaries.

The Bank adopted Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes effective January 1, 2009. A tax position is recognized as a benefit at the largest amount that is more-likely-than not to be sustained in a tax examination based solely on its merits. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. Under the threshold guidelines, the Bank believes no significant uncertain tax positions exist, either individually or in the aggregate, that would result in recognition of a liability for unrecognized tax benefits as of December 31, 2015 and 2014. Interest and penalties, if any, related to uncertain tax positions will be recorded in income tax expense.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the stockholders' equity section of the balance sheets, items such as unrealized holdings gains or losses on securities available-for-sale, along with net income, are components of total comprehensive income.

Reclassifications

Certain reclassifications have been made to the previous years' consolidated financial statements to conform to the current year's presentation. These reclassifications had no effect on the Bank's results of operations.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheets when they are funded.

2.    Investment Securities

The amortized cost and approximate fair value of investment securities as of December 31, 2015 and 2014 are summarized as follows (in thousands):

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity: Municipal and political subdivisions	$314	$5	$-	$319

Securities available-for-sale:
FHLMC pass-through securities	$753	$70	$-	$823
FNMA pass-through securities	1,156	10	(7)	1,159
SBA pass-through securities	4,935	44	(3)	4,976

	$6,844	$124	$(10)	$6,958

East River Bank

Notes to Consolidated Financial Statements

December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale:
FHLMC pass-through securities	$918	$88	$-	$1,006
FNMA pass-through securities	356	33	-	389
SBA pass-through securities	6,010	68	(5)	6,073

	$7,284	$189	$(5)	$7,468

At December 31, 2015 and 2014, securities with amortized cost of $5.1 million and $4.4 million, respectively, are pledged to secure borrowings.

For the year ended December 31, 2015, there were no sales of securities available-for-sale.

For the year ended December 31, 2014, proceeds from sales of securities available-for-sale amounted to $3.2 million; gross realized gains were $120 thousand, there were no gross realized losses. The tax provision applicable to these gains was $40 thousand.

The amortized cost and carrying value of debt securities at December 31, 2015 are shown below by contractual maturity. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

December 31, 2015	Held-to-Maturity		Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$-	$-	$-	$-
Due in one to five years	-	-	1,238	1,250
Due in five to ten years	-	-	1,261	1,297
Due in ten and thereafter	314	319	4,345	4,411

	$314	$319	$6,844	$6,958

The following table shows the Bank's investments' gross unrealized losses and related estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014 (in thousands):

	Less than 12 Months		12 Months or Longer		Total
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale:
FNMA pass-through securities	$1,030	$(7)	$-	$-	$1,030	$(7)
SBA pass-through securities	295	(1)	287	(2)	582	(3)

	$1,325	$(8)	$287	$(2)	$1,612	$(10)

East River Bank

Notes to Consolidated Financial Statements

	Less than 12 Months		12 Months or Longer		Total
December 31, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale:
SBA pass-through securities	$-	$-	$522	$(5)	$522	$(5)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent to sell or be required to sell such securities until market or market price recovery.

The unrealized losses in the FNMA and SBA pass-through securities are a result of changes in interest rates. There is one FNMA pass-through securities in an unrealized loss position less than 12 months. There are 6 SBA pass-through securities in an unrealized loss position of which 4 are in a loss position greater than 12 months. In general, as interest rates decline, the fair value of securities will rise, and conversely as interest rates rise, the fair value of securities will decline. Given the high credit quality of the securities which are backed by the U.S. government's guarantees, the risk of credit loss is minimal. The impairments are deemed temporary based on the direct relationship of the change in fair value to movements in interest rates, the life of the investments and their high credit quality. The Bank believes that these unrealized losses are a direct result of the current rate environment and has the ability and intent to hold the securities until maturity or the valuation recovers.

3.  Loans Receivable

The composition of loans receivable at December 31, 2015 and 2014 is as follows (in thousands):

	2015	2014

Commercial	$220,246	$194,410
Residential	62,750	56,868
Consumer	213	239

Total loans	283,209	251,517

Net deferred loan fees	(1,118)	(892)
Allowance for loan losses	(3,445)	(3,086)

Net Loans	$278,646	$247,539

In the ordinary course of business, the Bank has, and expects to continue to have, transactions, with its senior officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties). The following table presents the activity of related party loans for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014

Balance, beginning	$76	$71
Originations	29	35
Payments	(18)	(30)

Balance, Ending	$87	$76

East River Bank

Notes to Consolidated Financial Statements

4.  Allowance for Loan Losses and Recorded Investment in Financial Receivables

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2015 and 2014 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2015 and 2014 (in thousands):

December 31, 2015	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance

Commercial	$2,325	$49	$-	$429	$2,705
Residential	515	-	-	17	532
Consumer	3	-	-	-	3
Unallocated	243	-	-	(38)	205

	$3,086	$49	$-	$408	$3,445

	Allowance for Loan Losses			Loans Receivable
December 31, 2015	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment

Commercial	$2,705	$384	$2,321	$220,246	$4,921	$215,325
Residential	532	28	504	62,750	102	62,648
Consumer	3	-	3	213	-	213
Unallocated	205	-	205	-	-	-

	$3,445	$412	$3,033	$283,209	$5,023	$278,186

December 31, 2014	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance

Commercial	$2,217	$30	$-	$138	$2,325
Residential	477	24	-	62	515
Consumer	2	-	-	1	3
Unallocated	252	-	-	(9)	243

	$2,948	$54	$-	$192	$3,086

	Allowance for Loan Losses			Loans Receivable
December 31, 2014	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment

Commercial	$2,325	$261	$2,064	$194,410	$5,472	$188,938
Residential	515	37	478	56,868	140	56,728
Consumer	3	-	3	239	-	239
Unallocated	243	-	243	-	-	-

	$3,086	$298	$2,788	$251,517	$5,612	$245,905

East River Bank

Notes to Consolidated Financial Statements

Impaired Loans

The following tables summarize information in regards to impaired loans by loan portfolio class as of December 31, 2015 and 2014 and for the years then ended (in thousands):

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$2,522	$2,522	$-	$2,741	$89
Residential	-	-	-	61	-

With an allowance recorded:
Commercial	$2,399	$2,399	$384	$2,648	$66
Residential	102	102	28	103	6

Total:
Commercial	$4,921	$4,921	$384	$5,389	$155
Residential	102	102	28	164	6

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$2,274	$2,304	$-	$2,192	$121
Residential mortgage	-	-	-	-	-

With an allowance recorded:
Commercial	$3,199	$3,199	$261	$3,148	$109
Residential mortgage	140	140	37	141	8

Total:
Commercial	$5,472	$5,503	$261	$5,340	$230
Residential mortgage	140	140	37	141	8

Loan Receivables on Nonaccrual Status

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2015 and 2014 (in thousands):

	2015	2014

Commercial	$897	$900
Residential	-	36
Consumer	-	-

	$897	$936

East River Bank

Notes to Consolidated Financial Statements

Credit Quality Indicators

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank's internal risk rating system as of December 31, 2015 and 2014 (in thousands):

December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Total

Commercial	$215,669	$-	$4,577	$-	$220,246
Residential	62,440	-	310	-	62,750
Consumer	213	-	-	-	213

	$278,322	$-	$4,887	$-	$283,209

December 31, 2014	Pass	Special Mention	Substandard	Doubtful	Total

Commercial	$189,410	$857	$4,143	$-	$194,410
Residential	56,583	121	164	-	56,868
Consumer	239	-	-	-	239

	$246,232	$978	$4,307	$-	$251,517

Age Analysis of Past Due Loans Receivables

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2015 and 2014 (in thousands):

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$1,546	$-	$897	$2,443	$217,803	$220,246	$-
Residential	380	-	-	380	62,370	62,750	-
Consumer	-	-	-	-	213	213	-

	$1,926	$-	$897	$2,823	$280,386	$283,209	$-

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$1,246	$-	$899	$2,145	$192,265	$194,410	$-
Residential	46	184	37	267	56,601	56,868	-
Consumer	9	-	-	9	230	239	-

	$1,301	$184	$936	$2,421	$249,096	$251,517	$-

East River Bank

Notes to Consolidated Financial Statements

Modifications

The Bank may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring ("TDR"). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank's allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

There were no troubled debt restructurings for the year ended December 31, 2015.  The following table reflects information regarding the Bank's troubled debt restructurings for the year ended December 31, 2014 (dollars in thousands):

December 31, 2014	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments

Troubled debt restructurings:
Commercial	-	$-	$-
Residential	1	30	30
Consumer	-	-	-

The modification for the year ended December 31, 2014 is a combination of change in terms, rates, and payments.

In the last twelve months, there were no troubled debt restructurings that subsequently defaulted. There were no troubled debt restructurings that subsequently defaulted during 2014.

5.  Bank Premises and Equipment

The components of Bank premises and equipment at December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Leasehold improvements	$1,653	$1,639
Furniture, fixtures and equipment	1,230	1,178
Computer equipment and data processing software	776	1,054

	3,659	3,871
Accumulated depreciation	(3,188)	(3,295)

	$471	$576

Depreciation expense was $260 thousand and $304 thousand for the years ended December 31, 2015 and 2014, respectively.

East River Bank

Notes to Consolidated Financial Statements

6.  Deposits

The components of deposits at December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Demand, non-interest bearing	$27,896	$16,626
NOW	49,802	50,062
Money market accounts	20,527	15,935
Savings	14,283	14,038
Time, $250,000 and over	17,923	16,421
Time, other	99,809	87,405

	$230,240	$200,487

At December 31, 2015, the scheduled maturities of time deposits are as follows (in thousands):

Year ending December 31,

2016	$77,158
2017	20,399
2018	6,878
2019	10,017
2020	3,280

$117,732

Deposits from related parties, as defined in Note 3, held by the Bank at December 31, 2015 and 2014 amounted to $4.2 million and $5.1 million, respectively. At December 31, 2015 and 2014, the Bank had $8.9 million and $7.4 million, respectively, in brokered deposits.

7.  Borrowings

The Bank's short-term borrowings generally consist of Federal funds purchased and borrowings with the Federal Home Loan Bank. Federal funds purchased generally represent one-day borrowings. The Bank did not have any Federal funds purchased at December 31, 2015 and 2014.

Short-term borrowings consist of the following fixed rate advances from the Federal Home Loan Bank at December 31 (in thousands):

	2015
Maturity Date	Amount	Interest Rate

February 2, 2016	$1,050	0.390%
June 11, 2016	773	0.434
September 1, 2016	1,000	0.503

	$2,823

East River Bank

Notes to Consolidated Financial Statements

	2014
Maturity Date	Amount	Interest Rate
April 15, 2015	$455	0.100%
October 30, 2015	500	0.240

	$955

Long-term borrowings consist of the following fixed rate advances from the Federal Home Loan Bank at December 31, 2015 and 2014 (dollars in thousands):

			2015		2014
Maturity Date	Next Conversion Date		Amount	Interest Rate	Amount	Interest Rate
July 31, 2017(1)	January 31, 2016		$5,000	4.390%	$5,000	4.390%
November 1, 2017(1)	February 1, 2016		5,000	3.805	5,000	3.805
May 11, 2015	N/	A	-	-	1,500	1.990
August 3, 2015	N/	A	-	-	500	1.711
August 10, 2015	N/	A	-	-	350	1.480
January 13, 2016	N/	A	2,000	0.649	2,000	0.649
February 29, 2016	N/	A	1,042	0.546	1,042	0.546
May 31, 2016	N/	A	500	0.533	500	0.533
June 24, 2016	N/	A	750	0.673	750	0.673
September 6, 2016	N/	A	1,000	0.734	1,000	0.734
October 30, 2016	N/	A	1,000	0.644	1,000	0.644
November 22, 2016	N/	A	750	0.754	750	0.754
November 28, 2016	N/	A	1,042	0.846	1,042	0.846
January 13, 2017	N/	A	2,000	1.131	2,000	1.131
January 17, 2017	N/	A	500	0.884	500	0.884
February 10, 2017	N/	A	2,000	0.929	2,000	0.929
March 3, 2017	N/	A	1,000	0.922	1,000	0.922
March 14, 2017	N/	A	3,000	0.934	3,000	0.934
March 27, 2017	N/	A	750	1.048	750	1.048
June 5, 2017	N/	A	1,000	1.052	1,000	1.052
August 22, 2017	N/	A	750	1.094	750	1.094
February 6, 2018	N/	A	1,000	1.244	-	-
September 4, 2018	N/	A	1,000	1.211	-	-
October 15, 2018	N/	A	1,000	1.227	1,000	1.227
October 31, 2018	N/	A	1,000	1.573	1,000	1.573
February 6, 2019	N/	A	1,000	1.526	-	-
June 11, 2019	N/	A	700	1.644	-	-
October 15, 2019	N/	A	1,000	1.496	1,000	1.496
October 29, 2019	N/	A	834	1.824	834	1.824
October 31, 2019	N/	A	1,000	1.897	1,000	1.897
January 7, 2020	N/	A	1,078	1.692	-	-
June 11, 2020	N/	A	700	1.937	-	-
September 1, 2020	N/	A	1,540	1.761	-	-
October 15, 2020	N/	A	1,000	1.741	1,000	1.741
October 31, 2020	N/	A	1,000	2.150	1,000	2.150

			$42,936		$38,268
(1)	These borrowings are Federal Home Loan Bank advances whereby the Federal Home Loan Bank has the option at predetermined times to convert the fixed interest rate to an adjustable rate tied to the London Interbank Offered Rate (LIBOR). The Bank then has the option to prepay these advances without penalty if the Federal Home Loan Bank converts the interest rate. Accordingly, contractual maturities may differ from expected maturities. The initial conversion dates for these borrowings were July 31, 2009 and November 2, 2009, respectively. The FHLB did not exercise the conversion options on these dates nor subsequent conversion dates, including those in January and February 2016.

East River Bank

Notes to Consolidated Financial Statements

The Bank has a lines of credit commitment with the ACBB and Pacific Coast Bankers Bank ("PCBB") for Federal funds borrowings of up to $5.5 million and $3.0 million respectively.

At December 31, 2015, the Bank's maximum borrowing capacity with the Federal Home Loan Bank was approximately $146.8 million, of which $48.5 million, $45.7 million in advances and $2.7 million securing letters of credit, was outstanding at December 31, 2015. All advances are collateralized under a blanket collateral lien agreement consisting of loans of approximately $221.6 million.

8.  Lease Commitments

Certain facilities are leased under various operating leases. The leases contain options to extend from 3 to 28 years. The Bank is also required to pay a monthly fee for its portion of certain operating expenses, including real estate taxes, insurance, utilities, maintenance and repairs in addition to the base rent. Rent expense for the years ended December 31, 2015 and 2014 totaled $242 thousand and $210 thousand, respectively.

Future minimum lease payments by year and in the aggregate, under non-cancellable lease agreements, are as follows (in thousands):

Year ending December 31,

2016	$256
2017	261
2018	245
2019	200
2020	12
Thereafter	-

$974

9.  Employment Agreements

The Bank has employment agreements with its Chief Executive Officer and Executive Vice President. The agreements have terms up to three years, with one-year renewal options at the discretion of the Board of Directors annually. The agreements include minimum annual salary commitments and change of control provisions. Upon resignation after a change in the control of the Bank, as defined in the agreement, the individual will receive monetary compensation in the amount set forth in the agreement.

10.  Employee Benefit Plan

The Bank has established a Simple IRA Plan (the "Plan"). All employees are eligible to participate after they have received $5 thousand in compensation from the Bank in the past two years, or are reasonably expected to receive $5 thousand in compensation during the current year. The employees may contribute up to the maximum percentage allowable by law of their compensation to the Plan. The Bank has elected to contribute 100% of the first three percent of eligible employees' annual salary deferral. All contributions to the Plan are fully vested at all times. The Bank's contributions to the Plan for the years ended December 31, 2015 and 2014 were $80 thousand and $79 thousand, respectively.

11.   Stockholders' Equity

During 2010 and 2011, the Bank sold 477,765 and 20,360 shares of common stock at $10.50 per share, respectively. As part of the stock offering, each subscriber received one warrant to purchase one share of common stock for every four shares of common stock purchased in the offering. The Bank issued 88 warrants to purchase 124,541 shares of common stock at $10.50 per share. There were 99,721 and 1,250 warrants exercised totaling proceeds of $1.0 million and $13 thousand during 2015 and 2014, respectively. At December 31, 2014, there were 87 warrants outstanding to purchase 123,291 shares. The warrants expired during 2015. There were no shares of common stock sold during 2015 and 2014.

East River Bank

Notes to Consolidated Financial Statements

In May 2013, the Bank adopted the East River Bank 2013 Stock Compensation Plan. The aggregate number of shares available under this plan is 250,000.

Stock Based Compensation

As disclosed above, the Bank has a Stock Compensation Plan ("Plan"), under which stock options, restricted stock, stock purchase right or stock appreciation rights may be granted to the Bank's employees and directors. Under the terms of the Plan, 250,000 shares of common stock are available for such grants of which 200,000 are for employees and 50,000 are for directors. As of December 31, 2015, the only grants under the Plan have been option grants. The Plan provides that the exercise price of each option granted equals the market price of the Bank's stock on the date of grant. Any option granted vests within one to two years and has a maximum term of ten years.

The Bank has elected to use the calculated value method to account for the options it issued in 2015 and 2014. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a ''calculated value,'' which substitutes the volatility of an appropriate index for the volatility of the entity's own share price. The Bank used the historical volatility of the SNL small bank index, which is representative of the Bank's size and industry.

The Bank utilized the Black-Scholes option pricing model to calculate the estimated fair value of each stock option granted on the date of the grant. A summary of the assumptions used in the Black-Scholes option pricing model for 2015 and 2014 is as follows (weighted average):

	2015	2014

Dividend yield(1)	-%	-%
Expected volatility	10.40%	11.28%
Risk-free interest rate(2)	1.44%	1.72%
Expected life	5.5 years	5.5 years

(1)    A dividend yield of 0.0% is utilized because cash dividends have never been paid.
(2)    The risk-free interest rate is based on the five year Treasury bond.

During 2015, 151,030 shares vested and expense is recognized ratably over the period required to vest.

The Bank utilized a modified simplified approach. The life of the option is 10 years the vesting period is 2 given those data points the average life would be 6 years. However 1/5 of the options issued were to individuals who are at or near retirement age and the anticipation is that these individuals will exercise the options earlier than the 6 years. Therefore, the Bank estimated that the 1/5 would be exercised in 3.5 years resulting in the average exercise period of approx. 5.5 years.

Information regarding stock based compensation for the years ended December 31, 2015 and 2014 is set forth below (dollars in thousands):

	2015	2014

Stock based compensation expense recognized	$188	$116
Number of unvested stock options	98,970	190,000
Fair value of unvested stock options	$1.59	$1.64
Amount remaining to be recognized as expense	$102	$196

The remaining amount of $102 thousand will be recognized ratably as expense through September 2017.

East River Bank

Notes to Consolidated Financial Statements

A summary of stock option activity under the Plan as of December 31, 2015 and 2014 is as follows (dollars in thousands except per share data):

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, January 1, 2014	-	$-	-	$-
Granted	190,000	10.77	9.50	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding, December 31, 2014	190,000	10.77	9.50	-
Granted	60,000	11.68	9.70	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding at December 31, 2015	250,000	$10.99	8.80	$365

Exercisable at December 31, 2015	151,030	10.77	8.50	$221

Management determined that the value of the stock at December 31, 2015 is $12.45 per share based upon a number of independent data points, including external assessment.

12.  Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2015 and 2014 is as follows (in thousands):

	2015	2014

Current:
Federal	$1,058	$1,199
State	1	-

Total current	1,059	1,199

Deferred:
Federal	80	167
State	23	(46)

Total deferred	103	(213)

Income Tax Expense	$1,162	$986

A reconciliation of the statutory federal income expense at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2015 and 2014 is as follows (in thousands):

East River Bank

Notes to Consolidated Financial Statements

	2015		2014
	Amount	% of Pretax Income	Amount	% of Pretax Income

Federal income tax expense at statutory rate	$1,148	34.0%	$966	34.0%
Other	14	0.7	20	0.7

	$1,162	34.7%	$986	34.7%

The components of the net deferred tax asset at December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Deferred tax assets:
Allowance for loan losses	$929	$820
Deferred compensation	64	33
Other reserves	26	50
State net operating loss carry forwards	49	72
Premises and equipment	-	42
Organization and start-up costs	38	45
Interest income on nonaccrual loans	11	58
Other real estate owned	1	31

Total deferred tax assets	1,118	1,151

Deferred tax liabilities:
Deferred loan costs	(217)	(188)
Mortgage servicing rights	(67)	(62)
Prepaid expenses	(53)	(46)
Premises and equipment	(27)	-
Net unrealized gain on securities available-for-sale	(38)	(63)
Accretion of discounts	(16)	(14)

Total deferred tax liabilities	(418)	(373)

Valuation allowance	(46)	(46)

Net Deferred Tax Asset	$654	$732

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income, and tax planning strategies in making this assessment. Based on projections for future taxable income over the periods in which the deferred tax assets are deductible, the Bank believes the net deferred tax assets are more likely than not to be realized.

The Bank's federal and state income tax returns are open and subject to examination from the 2012 tax return year and forward. As of December 31, 2015, the Bank has state net operating loss carry forwards of approximately $810 thousand, of which $213 thousand expires at the end of 2016 and $597 expires at the end of 2017.

East River Bank

Notes to Consolidated Financial Statements

13.  Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank's financial instrument commitments as of December 31, 2015 and 2014 is as follows (in thousands):

	2015	2014

Commitments to grant loans	$55,429	$37,568
Unfunded commitments under lines of credit	17,981	13,147
Standby letters of credit	4,024	753

	$77,434	$51,468

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer and generally consists of real estate. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. As of December 31, 2015 and 2014, the Bank has a reserve related to credit losses for off-balance sheet instruments totaling $78 thousand and $150 thousand, respectively, which is included in other liabilities.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.

14.  Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Information presented for December 31, 2015, reflects the Basel III capital requirements that became effective January 1, 2015 for the Bank. Prior to January 1, 2015, the Bank was subject to capital requirements under Basel I. Under these capital requirements and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weightings and other factors.

East River Bank

Notes to Consolidated Financial Statements

At December 31, 2015, federal bank regulators require the Bank maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%, Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. The Bank met all the capital adequacy requirements to which it was subject. At December 31, 2015, the Bank was "well capitalized" under the regulatory framework for prompt corrective action. To be "well capitalized," the Bank must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes that no conditions or events have occurred since December 31, 2015 that would materially adversely change the Bank's capital classifications. From time to time, we may need to raise additional capital to support the Bank's further growth and to maintain its "well capitalized" status.

The Bank's actual capital amounts and ratios are presented in the table (dollars in thousands):

December 31, 2015	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 capital (to risk-weighted assets)	$33,348	12.53%	$	≥10,890	≥4.5%	$	≥12,101	≥ 5.0%
Total capital (to risk-weighted assets)	30,317	13.78%		≥19,362	≥8.0%		≥24,202	≥10.0%
Tier 1 capital (to risk-weighted assets)	33,348	12.53%		≥14,521	≥6.0%		≥19,362	≥ 8.0%
Tier 1 capital (to average assets)	30,317	10.00%		≥12,126	≥4.0%		≥15,158	≥ 5.0%

December 31, 2014	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital (to risk-weighted assets)	$29,321	15.0%	$	≥15,628	≥8.0%	$	≥19,535	≥10.0%
Tier 1 capital (to risk-weighted assets)	26,869	13.8%		≥10,823	≥4.0%		≥16,235	≥ 6.0%
Tier 1 capital (to average assets)	26,869	9.9%		≥10,823	≥4.0%		≥13,529	≥ 5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

15.  Fair Value Measurements

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are as follows:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

East River Bank

Notes to Consolidated Financial Statements

Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset's or liability's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 and 2014 are as follows (in thousands):

December 31, 2015	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

FHLMC pass-through securities	$823	$-	$823	$-
FNMA pass-through securities	1,159	-	1,159	-
SBA pass-through securities	4,976	-	4,976	-

	$6,958	$-	$6,958	$-

December 31, 2014	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

FHLMC pass-through securities	$1,006	$-	$1,006	$-
FNMA pass-through securities	389	-	389	-
SBA pass-through securities	6,073	-	6,073	-

	$7,468	$-	$7,468	$-

The fair value of securities available-for-sale (carried at fair value) are determined by obtaining matrix pricing (level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities relationship to other benchmark quoted prices.

East River Bank

Notes to Consolidated Financial Statements

Assets measured at fair value on a non-recurring basis are summarized below (in thousands):

December 31, 2015	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$2,089	$-	$-	$2,089
Other real estate owned	22	-	-	22

	$2,111	$-	$-	$2,111

December 31, 2014

Impaired loans	$3,041	$-	$-	$3,041
Other real estate owned	53	-	-	53

	$3,094	$-	$-	$3,094

The tables below present additional quantitative information about Level 3 assets measured at fair value on a nonrecurring basis (dollars in thousands):

	Qualitative Information about Level 3 Fair Value Measurements
December 31, 2015	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Impaired loans	$2,089	Fair Value of Collateral (1)	Appraised Value (2)	0% - 40%	(13.4%)(3)

Other real estate owned	22	Fair Value of Collateral (1)	Appraised Value (2) Sales Price	27%	(27%)(3)

	Qualitative Information about Level 3 Fair Value Measurements
December 31, 2014	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Impaired loans	$3,041	Fair Value of Collateral (1)	Appraised Value (2)	0% - 30%	(7.5%)(3)

Other real estate owned	53	Fair Value of Collateral (1)	Appraised Value (2) Sales Price	27% - 76%	(52%)(3)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include Level 3 inputs that are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.
(3)	The range and weighted average of qualitative factors such as economic conditions and estimated liquidation expenses are presented as a percent of the appraised value.

East River Bank

Notes to Consolidated Financial Statements

The significant unobservable inputs for impaired loans and other real estate owned are the appraised value or an agreed upon sales price. These values are adjusted for estimated costs to sell which are incremental direct costs to transact a sale such as broker commissions, legal fees, closing costs and title transfer fees. The costs must be considered essential to the sale and would not have been incurred if the decision to sell had not been made. The costs to sell are based on costs associated with the Bank's actual sales of other real estate owned which are assessed annually.

16.  Legal Contingencies

Various legal claims also arise from time to time in the normal course of business that, in the opinion of management, will have no material effect on the Bank's consolidated financial statements.

East River Bank

Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015

Assets
Cash and due from banks	$12,099	$18,727
Certificate of deposits, short-term	245	-

Cash and cash equivalents	12,344	18,727

Certificate of deposits, long-term	1,470	1,225
Investment securities available-for-sale	6,715	6,958
Investment securities held-to-maturity, at amortized cost (fair value of $320 and $319)	313	314
Loans, net of allowance for loan losses ($3,564 and $3,445)	285,252	278,646
Investment in stock of correspondent banks, at cost	2,178	2,062
Bank premises and equipment, net	459	471
Other real estate owned	417	22
Accrued interest receivable	1,034	1,033
Deferred income taxes, net	645	654
Other assets	599	604

Total Assets	$311,426	$310,716

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Non-interest bearing	$21,546	$27,896
Interest-bearing	207,318	202,344

Total deposits	228,864	230,240

Short-term borrowings	8,742	2,823
Long-term debt	39,895	42,936
Advances by borrowers for taxes and insurance	949	2,675
Accrued interest payable	129	132
Other liabilities	1,881	1,518

Total Liabilities	280,460	280,324

Stockholders' Equity
Preferred stock, no stated par value; authorized 1,000,000 shares; no shares issued or outstanding	-	-
Common stock, par value $0.10 per share; authorized 10,000,000 shares; issued and outstanding 2016 and 2015 were 2,444,911	244	244
Surplus	23,882	23,862
Accumulated other comprehensive income	92	75
Retained earnings	6,748	6,211

Total Stockholders' Equity	30,966	30,392

Total Liabilities and Stockholders' Equity	$311,426	$310,716

See accompanying notes to the unaudited consolidated financial statements.

East River Bank

Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

For the three months ended March 31,	2016	2015

Interest Income
Loans receivable, including fees	$3,598	$3,163
Investment securities	65	94
Interest bearing deposits	20	13

Total Interest Income	3,683	3,270

Interest Expense
Deposits	466	395
Borrowings	203	193

Total Interest Expense	669	588

Net interest income	3,014	2,682

Provision for Loan Losses	184	64

Net Interest Income After Provision for Loan Losses	2,830	2,618

Non-Interest Income
Fees and service charges	85	66
Gain on sales of loans, net	165	25
Other income	-	5

Total Non-Interest Income	250	96

Non-Interest Expenses
Salaries and employee benefits	1,030	1,050
Occupancy and equipment	110	116
Depreciation	44	72
Professional fees	146	118
Merger related expenses	175	-
Advertising and promotion	105	108
Data processing	251	224
Loan expense	74	20
Supervisory assessments, including FDIC insurance	58	51
Other	195	208

Total Non-Interest Expenses	2,188	1,967

Income before income taxes	892	747

Income Tax Expense	355	259

Net Income	$537	$488

See accompanying notes to the unaudited consolidated financial statements.

East River Bank

Consolidated Statements of Comprehensive Income (Unaudited)
(in thousands)

Three Months Ended March 31,	2016	2015

Net Income	$537	$488

Other Comprehensive Loss
Unrealized losses on securities:
Unrealized holding gains arising during period, net of tax	17	-

Other comprehensive loss	17	-

Total Comprehensive Income	$554	$488

See accompanying notes to the unaudited consolidated financial statements.

East River Bank

Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
(in thousands, except share data)

	Common Stock	Surplus	Accumulated Other Comprehensive Income	Retained Earnings	Total

Balance, December 31, 2014	$234	$22,637	$122	$3,998	$26,991

Net income	-	-	-	488	488
Other comprehensive income	-	-	-	-	-
Share-based compensation expense	-	70	-	-	70
Warrant exercise (25,625 shares)	3	266	-	-	269

Balance, March 31, 2015	$237	$22,973	$122	$4,486	$27,818

Balance, December 31, 2015	$244	$23,862	$75	$6,211	$30,392

Net income	-	-	-	537	537
Other comprehensive income	-	-	17	-	17
Share-based compensation expense	-	20	-	-	20

Balance, March 31, 2016	$244	$23,882	$92	$6,748	$30,966

See accompanying notes to the unaudited consolidated financial statements.

East River Bank

Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

For the three months ended March 31,	2016	2015

Cash Flows from Operating Activities
Net income	$537	$488
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	184	64
Depreciation expense	44	72
Gain on sale of real estate owned	-	(5)
Amortization of deferred loan fees	(150)	(98)
Net accretion of premium/discounts	10	16
Gain on sale of loans	(165)	(25)
Stock based compensation	20	70
Decrease in accrued interest receivable	(1)	(19)
Prepaid expenses and other assets	5	(84)
Accrued interest payable	(3)	6
Other liabilities	363	229

Net Cash Provided by Operating Activities	844	714

Cash Flows from Investing Activities
Net increase in loans	(6,870)	(3,980)
Principal repayments on investment securities available-for-sale	260	390
Purchase of long-term certificates of deposit	(245)	-
Proceeds from maturities of long term certificates of deposit	-	735
Purchase of FHLB stock	(279)	(165)
Proceeds from redemption of FHLB stock	163	-
Purchases of premises and equipment	(32)	(83)
Proceeds from sale of real estate owned	-	36

Net Cash Used in Investing Activities	(7,003)	(3,067)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(1,376)	8,958
Proceeds from short-term borrowings	6,969	-
Proceeds from long-term borrowings	-	4,128
Repayment of short-term borrowings	(1,050)	-
Repayment of long-term borrowings	(3,041)	-
Net increase in advances from borrowers for taxes and insurance	(1,726)	(1,444)
Warrant exercise	-	269

Net Cash Provided by Financing Activities	(224)	11,911

Net increase (decrease) in cash and cash equivalents	(6,383)	9,558

Cash and Cash Equivalents, Beginning	18,727	8,876

Cash and Cash Equivalents, Ending	$12,344	$18,434

Supplementary Cash Flows Information
Interest paid	$672	$582
Income taxes paid	$300	$175

Supplementary Schedule of Noncash Activities
Transfer from loans to foreclosed assets held-for-sale	$395	$-

See accompanying notes to the unaudited consolidated financial statements.

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

1.  Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited consolidated financial statements of East River Bank and subsidiaries (the "Bank") are prepared on the accrual basis and include the accounts of East River Bank and its wholly-owned subsidiaries, East Falls Holdings, Inc. and Realty Capital Management III, LLC. The Bank consolidates subsidiaries in which it holds, directly or indirectly, more than 50 percent of the voting rights or where it exercises control. All significant inter-company accounts and transactions have been eliminated from the accompanying consolidated financial statements.

Organization and Nature of Operations

East River Bank was incorporated on October 5, 2005 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered savings bank. The Bank commenced operations on January 23, 2006, and is a full service bank providing personal and business lending and deposit services. As a state chartered savings bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. The area served by the Bank is principally the southeastern area of Pennsylvania.

On October 4, 2011, East Falls Holdings, Inc. ("EFH"), a Delaware-chartered company, was established to hold certain investment securities. EFH is wholly-owned subsidiary of the Bank.

On August 17, 2011, Realty Capital Management III LLC ("RCM III"), a New Jersey limited liability company, was established to hold certain real estate. RCM III was a wholly-owned subsidiary of the Bank and was dissolved during 2015.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation are of a normal and recurring nature and have been included. The accounting policies for the periods presented are the same as described in Note 1 to ERB's audited consolidated financial statements for the year ended December 31, 2015 see page F-101 of this document.

Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2016 or any other interim period. The consolidated financial statements presented in this report should be read in conjunction with ERB's audited consolidated financial statements and the accompanying notes for the fiscal year ended December 31, 2015 beginning on page F-67 of this document.

Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and other-than-temporary impairments of securities.

While management uses available information to recognize estimated losses on loans, future additional amounts may be necessary based on changes in economic conditions and underlying collateral values, if any. In addition, the Bank's regulators, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. These agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

2.    Investment Securities

The amortized cost and approximate fair value of investment securities are summarized as follows (in thousands):

March 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity: Municipal and political subdivisions	$313	$7	$-	$320

Securities available-for-sale:
FHLMC pass-through securities	$715	$74	$-	$789
FNMA pass-through securities	1,112	21	-	1,133
SBA pass-through securities	4,749	45	(1)	4,793

	$6,576	$140	$(1)	$6,715

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity: Municipal and political subdivisions	$314	$5	$-	$319

Securities available-for-sale:
FHLMC pass-through securities	$753	$70	$-	$823
FNMA pass-through securities	1,156	10	(7)	1,159
SBA pass-through securities	4,935	44	(3)	4,976

	$6,844	$124	$(10)	$6,958

At March 31, 2016 and December 31, 2015, securities with amortized cost of $4.9 million and $5.1 million, respectively, are pledged to secure borrowings.

The amortized cost and carrying value of debt securities at March 31, 2016 are shown below by contractual maturity. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2016	Held-to-Maturity		Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$-	$-	$-	$-
Due in one to five years	-	-	1,158	1,171
Due in five to ten years	-	-	1,184	1,220
Due in ten and thereafter	313	320	4,234	4,324

	$313	$320	$6,576	$6,715

The following table shows the Bank's investments' gross unrealized losses and related estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2016 and December 31, 2015 (in thousands):

	Less than 12 Months				12 Months or Longer		Total
March 31, 2016	Fair Value		Unrealized Losses		Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale:
SBA pass-through securities		-		-	201	(1)	201	(1)

	$		$		$201	$(1)	$201	$(1)

	Less than 12 Months		12 Months or Longer		Total
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale:
FNMA pass-through securities	$1,030	$(7)	$-	$-	$1,030	$(7)
SBA pass-through securities	295	(1)	287	(2)	582	(3)

	$1,325	$(8)	$287	$(2)	$1,612	$(10)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent to sell or be required to sell such securities until market or market price recovery.

The unrealized losses in SBA pass-through securities are a result of changes in interest rates. There are 3 SBA pass-through securities in an unrealized loss position of which all were in a loss position of greater than 12 months at March 31, 2016. In general, as interest rates decline, the fair value of securities will rise, and conversely as interest rates rise, the fair value of securities will decline. Given the high credit quality of the securities which are backed by the U.S. government's guarantees, the risk of credit loss is minimal. The impairments are deemed temporary based on the direct relationship of the change in fair value to movements in interest rates, the life of the investments and their high credit quality. The Bank believes that these unrealized losses are a direct result of the current rate environment and has the ability and intent to hold the securities until maturity or the valuation recovers.

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

3.  Loans Receivable

The composition of loans receivable is as follows, as of the dates indicated, (in thousands):

	March 31, 2016	December 31, 2015

Commercial	$224,642	$220,246
Residential	65,002	62,750
Consumer	244	213

Total loans	289,888	283,209

Net deferred loan fees	(1,072)	(1,118)
Allowance for loan losses	(3,564)	(3,445)

Net Loans	$285,252	$278,646

4.    Allowance for Loan Losses and Recorded Investment in Financial Receivables

The following tables summarize the activity in the allowance for loan losses by loan class for the three months ended March 31, 2016 and 2015 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of March 31, 2016 and December 31, 2015 (in thousands):

March 31, 2016	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance

Commercial	$2,705	$65	$-	$283	$2,923
Residential	532	-	-	(28)	504
Consumer	3	-	-	-	3
Unallocated	205	-	-	(71)	134

	$3,445	$65	$-	$184	$3,564

March 31, 2015	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance

Commercial	$2,325	$49	$-	$30	$2,306
Residential	515	-	-	29	544
Consumer	3	-	-	-	3
Unallocated	243	-	-	5	248

	$3,086	$49	$-	$64	$3,101

	Allowance for Loan Losses			Loans Receivable
March 31, 2016	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment

Commercial	$2,923	$757	$2,166	$224,642	$4,413	$220,229
Residential	504	28	476	65,002	298	64,714
Consumer	3	-	3	244	-	244
Unallocated	134	-	134	-	-	-

	$3,564	$785	$2,779	$289,888	$4,711	$285,167

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

	Allowance for Loan Losses			Loans Receivable
December 31, 2015	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment

Commercial	$2,705	$384	$2,321	$220,246	$4,921	$215,325
Residential	533	28	505	62,750	102	62,648
Consumer	3	-	3	213	-	213
Unallocated	204	-	205	-	-	-

	$3,445	$412	$3,033	$283,209	$5,023	$278,206

Impaired Loans

The following tables summarize information in regards to impaired loans by loan portfolio class as of and for the three months ended March 31, 2016 and for the year ended December 31, 2015 (in thousands):

As of March 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$2,291	$2,291	$-
Residential	196	196	-

With an allowance recorded:
Commercial	$2,122	$2,122	$757
Residential	102	102	28

Total:
Commercial	$4,413	$4,413	$757
Residential	298	298	28

As of December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$2,522	$2,522	$-
Residential mortgage	-	-	-

With an allowance recorded:
Commercial	$2,399	$2,399	$384
Residential mortgage	102	102	28

Total:
Commercial	$4,921	$4,921	$384
Residential mortgage	102	102	28

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

	Three months ended March 31, 2016		Three months ended March 31, 2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$2,446	$16	$2,316	$24
Residential mortgage	98	1	184	-

With an allowance recorded:
Commercial	$2,315	$6	$3,186	$27
Residential mortgage	109	1	103	2

Total:
Commercial	$4,761	$22	$5,502	$51
Residential mortgage	207	2	287	2

Loan Receivables on Nonaccrual Status

The following table presents nonaccrual loans by classes of the loan portfolio as of March 31, 2016 and December 31, 2015 (in thousands):

	March 31, 2016	December 31, 2015
Commercial	$1,897	$897
Residential	27	-
Consumer	-	-

	$1,924	$897

No interest income was recognized on non-accrual loans during the periods ended March 31, 2016 and 2015.

Credit Quality Indicators

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank's internal risk rating system as of March 31, 2016 and December 31, 2015 (in thousands):

March 31, 2016	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$220,572	$-	$4,070	$-	$224,642
Residential	64,497	-	505	-	65,002
Consumer	244	-	-	-	244

	$285,313	$-	$4,575	$-	$289,888

December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$215,669	$-	$4,577	$-	$220,246
Residential	62,440	-	310	-	62,750
Consumer	213	-	-	-	213

	$278,322	$-	$4,887	$-	$283,209

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

Age Analysis of Past Due Loans Receivables

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of March 31, 2016 and December 31, 2015 (in thousands):

March 31, 2016	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$-	$-	$1,897	$1,897	$222,745	$224,642	$-
Residential	-	169	27	196	64,806	65,002	-
Consumer	-	-	-	-	244	244	-

	$-	$169	$1,924	$2,093	$287,795	$289,888	$-

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$1,546	$-	$897	$2,443	$217,803	$220,246	$-
Residential	380	-	-	380	62,370	62,750	-
Consumer	-	-	-	-	213	213	-

	$1,926	$-	$897	$2,823	$280,386	$283,209	$-

5.  Short-term Borrowings

The Bank's short-term borrowings generally consist of Federal funds purchased and borrowings with the Federal Home Loan Bank. Federal funds purchased generally represent one-day borrowings. The Bank did not have any Federal funds purchased at March 31, 2016 and December 31, 2015.

Short-term borrowings consist of the following fixed rate advances from the Federal Home Loan Bank (in thousands):

As of March 31, 2016
Maturity Date	Amount	Interest Rate

June 11, 2016	$773	0.434%
June 20, 2016	5,295	0.386
August 10, 2016	674	0.486
September 1, 2016	1,000	0.503
November 8, 2016	1,000	0.551

	$8,742

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

6.  Stock Based Compensation

A summary of stock option activity under the Plan as of March 31, 2016 and 2015 is as follows (dollars in thousands except per share data):

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding, December 31, 2015	250,000	10.99	8.8
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	-	-	-

Outstanding at March 31, 2016	250,000	$10.99	8.6

Outstanding, December 31, 2014	190,000	10.77	9.5
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	-	-	-

Outstanding at March 31, 2015	190,000	$10.77	9.3

As of March 31, 2016, the Company had $82 thousand of unrecognized compensation costs related to stock options. The cost of stock options will be amortized ratably as expense through September 2017. There were no options vested during the three months ended March 31, 2016. Stock option expense for the three months ended March 31, 2016 and 2015 was $20 thousand and $70 thousand, respectively.

7.  Guarantees

The Bank has not issued any guarantees that would require liability recognition or disclosure other than its letters of credit. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit when deemed necessary. As of March 31, 2016, the Bank had $4.3 million of outstanding letters of credit. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. Management believes the current amount of the liability as of March 31, 2016 for guarantees under letters of credit issued is not material.

8.  Fair Value Measurements

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are as follows:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset's or liability's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2016 and December 31, 2015 are as follows (in thousands):

March 31, 2016	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

FHLMC pass-through securities	$789	$-	$789	$-
FNMA pass-through securities	1,133	-	1,133	-
SBA pass-through securities	4,793	-	4,793	-

	$6,715	$-	$6,715	$-

December 31, 2015	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

FHLMC pass-through securities	$823	$-	$823	$-
FNMA pass-through securities	1,159	-	1,159	-
SBA pass-through securities	4,976	-	4,976	-

	$6,958	$-	$6,958	$-

The fair value of securities available-for-sale (carried at fair value) are determined by obtaining matrix pricing (level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities relationship to other benchmark quoted prices.

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

Assets measured at fair value on a non-recurring basis at March 31, 2016 and December 31, 2015 are summarized below (in thousands):

March 31, 2016	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs

Impaired loans	$1,440	$-	$-	$1,440
Other real estate owned	395	-	-	395

	$1,835	$-	$-	$1,835

December 31, 2015

Impaired loans	$2,089	$-	$-	$2,089
Other real estate owned	22	-	-	22

	$2,111	$-	$-	$2,111

The tables below present additional quantitative information about Level 3 assets measured at fair value on a nonrecurring basis (dollars in thousands):

	Qualitative Information about Level 3 Fair Value Measurements
March 31, 2016	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Impaired loans	$1,440	Fair Value of Collateral (1)	Appraised Value (2)	0-68%	(24.8%)(3)

Other real estate owned	395	Fair Value of Collateral (1)	Appraised Value (2) Sales Price	9-15%	(10%)(3)

	Qualitative Information about Level 3 Fair Value Measurements
December 31, 2015	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Impaired loans	$2,089	Fair Value of Collateral (1)	Appraised Value (2)	0% - 40%	(13.4%)(3)

Other real estate owned	22	Fair Value of Collateral (1)	Appraised Value (2) Sales Price	27%	(27%)(3)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include Level 3 inputs that are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.
(3)	The range and weighted average of qualitative factors such as economic conditions and estimated liquidation expenses are presented as a percent of the appraised value.

East River Bank

Notes to Consolidated Financial Statements (Unaudited)

The significant unobservable inputs for impaired loans and other real estate owned are the appraised value or an agreed upon sales price. These values are adjusted for estimated costs to sell which are incremental direct costs to transact a sale such as broker commissions, legal fees, closing costs and title transfer fees. The costs must be considered essential to the sale and would not have been incurred if the decision to sell had not been made. The costs to sell are based on costs associated with the Bank's actual sales of other real estate owned which are assessed annually.

9. Subsequent Events

On April 4, 2016, DNB Financial Corporation, a Pennsylvania corporation ("DNB" or the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with East River Bank, a Pennsylvania chartered savings bank ("ERB"). Pursuant to the Merger Agreement, ERB will merge with and into DNB First, N.A., a national banking association and wholly owned subsidiary of DNB (the "Merger"). Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of ERB common stock will be converted into the right to receive, at the election of the ERB shareholder (subject to certain conditions, including conditions relating to pro-ration): (i) 0.6562 shares of DNB common stock or (ii) $18.65 in cash. The election of shares of DNB stock or cash will be subject to pro-ration such that 2,085,662 ERB shares of common stock, or approximately 85.3% of the current outstanding ERB shares, will be exchanged for DNB common stock with the remaining ERB shares to be exchanged for cash. The aggregate cash consideration payable to ERB shareholders will be $6.7 million (subject to increase in the event that outstanding options are exercised prior to closing). Options to purchase ERB common stock outstanding at the effective time of the Merger will be exchanged for a cash payment equal to the difference between the per share cash consideration under the Merger Agreement and the corresponding exercise price of such option.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

DNB FINANCIAL CORPORATION

AND

EAST RIVER BANK

TABLE OF CONTENTS

ARTICLE I	CERTAIN DEFINITIONS	2
1.1.	Certain Definitions	2
ARTICLE II	THE MERGER	11
2.1.	Merger	11
2.2.	Effective Time	11
2.3.	Articles of Association and Bylaws	12
2.4.	Directors and Officers of DNB and the Surviving Institution	12
2.5.	Effects of the Merger	12
2.6.	Tax Consequences	12
2.7.	Possible Alternative Structures	12
2.8.	Absence of Control	13
ARTICLE III	CONVERSION OF SHARES	13
3.1.	Conversion of ERB Common Stock; Merger Consideration	13
3.2.	Election Procedures	14
3.3.	Procedures for Exchange of ERB Common Stock	17
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ERB	20
4.1.	Organization	20
4.2.	Capitalization	21
4.3.	Authority; No Violation	21
4.4.	Consents	22
4.5.	Reports, Regulatory Matters, Financial Statements	23
4.6.	Taxes	24
4.7.	No Material Adverse Effect	26
4.8.	Material Contracts; Leases; Defaults	27
4.9.	Ownership of Property; Insurance Coverage	29
4.10.	Legal Proceedings	30
4.11.	Compliance With Applicable Law	30
4.12.	Employee Benefit Plans	31
4.13.	Brokers, Finders and Financial Advisors	34
4.14.	Environmental Matters	34
4.15.	Loan Portfolio	35
4.16.	Documents	36
4.17.	Related Party Transactions	36
4.18.	Deposits	37
4.19.	Required Vote	37
4.20.	Registration Obligations	37
4.21.	Risk Management Instruments	37
4.22.	Fairness Opinion	37
4.23.	Trust Accounts	38
4.24.	Intellectual Property	38
4.25.	Labor Matters	38
4.26.	ERB Information Supplied	39
4.27.	Investment Securities and Commodities	39
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF DNB	39
5.1.	Organization	40
5.2.	Capitalization	40
5.3.	Authority; No Violation	41
5.4.	Consents	42
5.5.	Financial Statements	43
5.6.	Taxes	44
5.7.	No Material Adverse Effect	45
5.8.	Ownership of Property; Insurance Coverage	45
5.9.	Legal Proceedings	46
5.10.	Compliance With Applicable Law	46
5.11.	Employee Benefit Plans	48
5.12.	Environmental Matters	50
5.13.	Securities Documents	51
5.14.	Brokers, Finders and Financial Advisors	51

A-i

5.15.	DNB Common Stock	51
5.16.	DNB Information Supplied	51
5.17.	Loan Portfolio	52
5.18.	Investment Securities and Commodities	52
5.19.	Related Party Transactions	52
5.20.	Fairness Opinion	53
5.21.	Intellectual Property	53
ARTICLE VI	COVENANTS OF ERB	54
6.1.	Conduct of Business	54
6.2.	Current Information and Cooperation	58
6.3.	Access to Properties and Records	59
6.4.	Financial and Other Statements	61
6.5.	Maintenance of Insurance	61
6.6.	Disclosure Supplements	61
6.7.	Consents and Approvals of Third Parties	62
6.8.	Reasonable Best Efforts	62
6.9.	Failure to Fulfill Conditions	62
6.10.	No Solicitation	62
6.11.	Reserves and Merger-Related Costs	65
6.12.	ERB Board of Directors and Committee Meetings	65
ARTICLE VII	COVENANTS OF DNB	66
7.1.	Conduct of Business	66
7.2.	Current Information	66
7.3.	Financial and Other Statements	66
7.4.	Disclosure Supplements	67
7.5.	Consents and Approvals of Third Parties	67
7.6.	Reasonable Best Efforts	67
7.7.	Failure to Fulfill Conditions	67
7.8.	Employee Benefits	67
7.9.	Directors and Officers Indemnification and Insurance	69
7.10.	Stock Listing	71
7.11.	Stock and Cash Reserve	71
7.12.	DNB/DNB Bank Board of Directors	71
ARTICLE VIII	REGULATORY AND OTHER MATTERS	72
8.1.	Shareholder Meetings	72
8.2.	Proxy Statement-Prospectus	72
8.3.	Regulatory Approvals	73
ARTICLE IX	CLOSING CONDITIONS	74
9.1.	Conditions to Each Party's Obligations under this Agreement	74
9.2.	Conditions to the Obligations of DNB under this Agreement	75
9.3.	Conditions to the Obligations of ERB under this Agreement	76
ARTICLE X	THE CLOSING	77
10.1.	Time and Place	77
10.2.	Deliveries at the Pre-Closing and the Closing	77
ARTICLE XI	TERMINATION, AMENDMENT AND WAIVER	77
11.1.	Termination	77
11.2.	Effect of Termination	80
11.3.	Amendment, Extension and Waiver	82
ARTICLE XII	MISCELLANEOUS	82
12.1.	Confidentiality	82
12.2.	Public Announcements	82
12.3.	Survival	82
12.4.	Notices	83
12.5.	Parties in Interest	83
12.6.	Complete Agreement	84
12.7.	Counterparts	84
12.8.	Severability	84
12.9.	Governing Law	84
12.10.	Interpretation	84
12.11.	Specific Performance; Jurisdiction	85
A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of April 4, 2016, by and between DNB Financial Corporation, a Pennsylvania corporation ("DNB"), and East River Bank, a Pennsylvania chartered savings bank ("ERB").

WHEREAS, the Board of Directors of each of DNB and ERB (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, ERB will merge with and into DNB First, N.A., a national bank and wholly owned subsidiary of DNB ("DNB Bank")(the "Merger") pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A; and

WHEREAS, as a condition to the willingness of DNB to enter into this Agreement, each of the directors and executive officers of ERB has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with DNB (the "ERB Voting Agreements"), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of ERB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the ERB Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
 CERTAIN DEFINITIONS

1.1.            Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

"ACA" shall have the meaning set forth in Section 4.12.2.

"ACBB" shall mean Atlantic Community Bankers Bank.

"Acquisition Proposal" shall have the meaning set forth in Section 6.10.1.

"Acquisition Transaction" shall have the meaning set forth in Section 6.10.1.

"Adjusted DNB Ratio" shall have the meaning set forth in Section 11.1.7.

"Adjusted Per Share Stock Consideration" shall have the meaning set forth in Section 11.1.7.

"Administrative Delinquencies" shall mean loans (a) that are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, and (b) that are more than 30 days delinquent as a result of (i) a delay in billing by ERB, (ii) a delay in posting payments by ERB, or (iii) weather, hostilities, or other events not in the borrower's control that delay the delivery of payments generally to ERB.

"Affiliate" shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

"Agreement" shall mean this agreement, together with any amendment hereto.

"Applications" shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.

"Average Closing Price" shall have the meaning set forth in Section 11.1.7.

"Bank Regulator" shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the Pennsylvania Department, which regulates DNB Bank or ERB, or any of their respective holding companies or subsidiaries, as the case may be.

"Business Day" shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

"Cash Election" shall have the meaning set forth in Section 3.1.4.

"Cash Election Shares" shall have the meaning set forth in Section 3.1.4.

"Cash-Out Consideration" shall have the meaning set forth in Section 3.3.9.

"Certificates" shall mean certificates evidencing shares of ERB Common Stock.

"Claim" shall have the meaning set forth in Section 7.9.1.

"Closing" shall have the meaning set forth in Section 2.2.

"Closing Date" shall have the meaning set forth in Section 2.2.

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" shall have the meaning assigned in the recitals of this Agreement.

"Confidentiality Agreements" shall have the meaning set forth in Section 12.1.

"Continuing Employees" shall have the meaning set forth in Section 7.8.1.

"Determination Date" shall have the meaning set forth in Section 11.1.7.

"Dissenting Shareholder" shall have the meaning set forth in Section 3.3.10.

"Dissenting Shares" shall have the meaning set forth in Section 3.3.10.

"DNB" shall mean DNB Financial Corporation, a Pennsylvania corporation, with its principal executive offices located at 4 Brandywine Avenue, Downingtown, PA 19335.

"DNB Audit Committee" shall have the meaning set forth in Section 5.5.3.

"DNB Bank" shall mean DNB First, N.A., a national bank, with its principal offices located at 4 Brandywine Avenue, Downingtown, PA 19335, which is a wholly owned subsidiary of DNB.

"DNB Common Stock" shall mean the common stock, par value $1.00 per share, of DNB.

"DNB Compensation and Benefit Plans" shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by DNB or any DNB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of DNB or any DNB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

"DNB Disclosure Schedule" shall mean a written disclosure schedule delivered by DNB to ERB specifically referring to the appropriate section of this Agreement.

"DNB ERISA Affiliate" shall have the meaning set forth in Section 5.11.3.

"DNB Financial Statements" shall mean the (a) the audited consolidated statements of condition (including related notes and schedules) of DNB and subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of DNB and subsidiaries for each of the two years ended December 31, 2015 and 2014, as set forth in DNB's annual report for the year ended December 31, 2015, and (b) the unaudited interim consolidated financial statements of DNB and subsidiaries as of the end of each calendar quarter following December 31, 2015, and for the periods then ended, as filed by DNB in its Securities Documents.

"DNB MAE Rep" shall mean each of the representations and warranties set forth in the following sections and subsections:  5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.2.3, 5.2.4, 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.20 and 5.21.

"DNB Payment" shall have the meaning set forth in Section 11.2.2.

"DNB Pension Plan" shall have the meaning set forth in Section 5.11.3.

"DNB Ratio" shall have the meaning set forth in Section 11.1.7.

"DNB Recommendation" shall have the meaning set forth in Section 8.1.2.

"DNB Regulatory Agreement" shall have the meaning set forth in Section 5.10.3.

"DNB Shareholders Meeting" shall have the meaning set forth in Section 8.1.2.

"DNB Stock Benefit Plans" shall mean the (i) Deferred Compensation Plan for Directors of DNB Financial Corporation, effective as of October 1, 2006, (ii) DNB Financial Corporation Deferred Compensation Plan, effective as of October 1, 2006, (iii) DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, as amended and restated effective as of May 5, 2009, and (iv) 1995 Stock Option Plan of DNB Financial Corporation, as amended and restated effective as of April 25, 2012.

"DNB Subsidiary" shall mean a Subsidiary of DNB.

"Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

"Election Deadline" shall have the meaning set forth in Section 3.2.3.

"Election Form" shall have the meaning set forth in Section 3.2.2.

"Employment Agreements" shall mean the employment agreements referred to in Section 7.8.6.

"Environmental Laws" shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

"ERB" shall mean East River Bank, a Pennsylvania chartered savings bank, with its principal offices located at 4341 Ridge Avenue, Philadelphia, PA 19129.

"ERB Common Stock" shall mean the common stock, $0.10 par value per share, of ERB.

"ERB Delinquencies" shall mean (a) all loans with principal and/or interest that are more than 30 days contractually past due and still accruing, (b) all loans that are on non-accrual or non-performing status, (c) OREO, (d) the aggregate amount, if any, of net loan charge-offs by ERB between December 31, 2015 and the month-end immediately preceding the Closing Date, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (c) or (d) of this definition; provided, however, that ERB Delinquencies shall not include any loans which are Administrative Delinquencies.  For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.

"ERB Disclosure Schedule" shall mean a written disclosure schedule delivered by ERB to DNB specifically referring to the appropriate section of this Agreement.

"ERB Directors" has the meaning set forth in Section 7.12.

"ERB ERISA Affiliate" shall have the meaning set forth in Section 4.12.3.

"ERB Financial Statements" shall mean (a) the audited consolidated balance sheets (including related notes and schedules, if any) of ERB and Subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of ERB and subsidiaries for each of the two years ended December 31, 2015 and 2014, and (b) the unaudited interim consolidated financial statements of ERB and Subsidiaries as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

"ERB MAE Rep" shall mean each of the representations and warranties set forth in the following sections and subsections:  4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26.2 and 4.27.

"ERB Option" shall mean an option to purchase shares of ERB Common Stock granted pursuant to the ERB Stock Benefit Plan and as set forth in ERB Disclosure Schedule 4.2.1.

"ERB Preferred Stock" shall mean the preferred stock, no par value per share, of ERB.

"ERB Real Property" shall mean a parcel of real estate owned or leased by ERB or a ERB Subsidiary.

"ERB Recommendation" shall have the meaning set forth in Section 8.1.1.

"ERB Regulatory Agreement" shall have the meaning set forth in Section 4.11.3.

"ERB Regulatory Reports" shall mean the Consolidated Report of Condition and Income of ERB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date.

"ERB Shareholders Meeting" shall have the meaning set forth in Section 8.1.1.

"ERB Stock Benefit Plan" shall mean the East River Bank 2013 Stock Compensation Plan.

"ERB Subsequent Determination" shall have the meaning set forth in Section 6.10.5.

"ERB Subsidiary" shall mean a Subsidiary of ERB.

"ERB Voting Agreements" shall have the meaning set forth in the recitals of this Agreement.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Agent" shall mean Computershare, Inc., or such other bank or trust company or other agent designated by DNB and reasonably acceptable to ERB.

"Exchange Fund" shall have the meaning set forth in Section 3.3.1.

"Exchange Ratio" shall mean 0.6562, subject to adjustment as provided in Section 3.1.3 hereof.

"FDIA" shall mean the Federal Deposit Insurance Act, as amended.

"FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

"FHLB" shall mean the Federal Home Loan Bank of Pittsburgh.

"FRB" shall mean the Board of Governors of the Federal Reserve System.

"GAAP" shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

"Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

"Griffin" shall have the meaning set forth in Section 4.13.

"health plans" shall have the meaning set forth in Section 7.8.4.

"HIPAA" shall have the meaning set forth in Section 4.12.2.

"Indemnified Parties" shall have the meaning set forth in Section 7.9.1.

"Index Price" shall have the meaning set forth in Section 11.1.7.

"Index Ratio" shall have the meaning set forth in Section 11.1.7.

"IRS" shall mean the United States Internal Revenue Service.

"Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of ERB shall include, without limitation, those persons set forth in ERB Disclosure Schedule 1.1, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

"Mailing Date" shall have the meaning set forth in Section 3.2.2.

"Material Adverse Effect" shall mean, with respect to DNB or ERB, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of DNB and the DNB Subsidiaries taken as a whole, or ERB and the ERB Subsidiaries taken as a whole, respectively, or (b) does or would materially impair the ability of either ERB, on the one hand, or DNB, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of ERB Common Stock or the holder of any shares of DNB Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect ERB and its Subsidiaries taken as a whole or DNB and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.

"Material Contracts" shall have the meaning set forth in Section 4.8.3.

"Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

"Maximum Amount" shall have the meaning set forth in Section 7.9.3.

"Merger" shall have the meaning set forth in the recitals of this Agreement.

"Merger Consideration" shall mean the Per Share Cash Consideration and the Per Share Stock Consideration, as the case may be, to be paid pursuant to the provisions of Article III hereof.

"Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of DNB Common Stock to be offered to holders of ERB Common Stock in connection with the Merger.

"Nasdaq" shall mean the NASDAQ Capital Market of the NASDAQ Stock Market.

"NBA" shall mean the National Bank Act.

"Non-Election Shares" shall have the meaning set forth in Section 3.1.5.

"Notice of Superior Proposal" shall have the meaning set forth in Section 6.10.5.

"OCC" shall mean the Office of the Comptroller of the Currency.

"OREO" shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

"Participation Facility" shall have the meaning set forth in Section 4.14.1.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

"Pennsylvania Department" shall mean the Pennsylvania Department of Banking and Securities.

"Pension Plan" shall have the meaning set forth in Section 4.12.2.

"Per Share Cash Consideration" shall mean $18.65, subject to adjustment as provided in Section 3.1.4.

"Per Share Merger Consideration" shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.

"Per Share Stock Consideration" shall mean such number of shares or fraction of a share, as the case may be, of DNB Common Stock as is equal to the product of (i) one and (ii) the Exchange Ratio, subject to adjustment as provided in Section 3.1.3.

"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

"Phase I" shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-05 and/or the "all appropriate inquiry" standards set forth at 40 C.F.R. Part 312.

"Phase II" shall have the meaning set forth in Section 6.3.

"Policies, Practices and Procedures" shall have the meaning set forth in Section 4.27.2.

"Pre-Closing" shall have the meaning set forth in Section 10.1.

"Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.2.1.

"Regulatory Approvals" shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

"Representative" shall have the meaning set forth in Section 3.2.2.

"Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

"SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Securities Documents" shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by DNB with the SEC pursuant to the Securities Laws.

"Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Shortfall Number" shall have the meaning set forth in Section 3.2.6.

"Starting Date" shall have the meaning set forth in Section 11.1.7.

"Starting Price" shall have the meaning set forth in Section 11.1.7.

"Stock Conversion Number" shall have the meaning set forth in Section 3.2.1.

"Stock Election" shall have the meaning set forth in Section 3.1.3.

"Stock Election Number" shall have the meaning set forth in Section 3.2.5.

"Stock Election Shares" shall have the meaning set forth in Section 3.1.3.

"Subsidiary" shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

"Superior Proposal" shall have the meaning set forth in Section 6.10.2.

"Surviving Institution" shall have the meaning set forth in Section 2.1 hereof.

"Tax" shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

"Tax Return" shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

"Taxing Authority" shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

"Termination Date" shall mean November 30, 2016.

"Treasury Stock" shall have the meaning set forth in Section 3.1.2.

"Troubled Debt Restructurings" shall mean loans that are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II
 THE MERGER

2.1.            Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time or such other later time as may be specified by the OCC: (a) ERB shall merge with and into DNB Bank under the laws of the United States and the Commonwealth of Pennsylvania, with DNB Bank as the resulting or surviving institution (the "Surviving Institution"); and (b) in addition to the effects set forth in 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law, the separate existence of ERB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of ERB shall be vested in and assumed by DNB Bank.  As part of the Merger, each share of ERB Common Stock (other than Treasury Stock and Dissenting Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.            Effective Time.

The closing ("Closing") shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties, provided however, that in no event shall the Closing occur prior to July 1, 2016.  The Merger shall be effected by a certification of the OCC on the day of the Closing (the "Closing Date"), in accordance with the NBA.  The "Effective Time" shall mean the date and time upon which the Merger shall be effective as specified by the OCC.

2.3.            Articles of Association and Bylaws.

The articles of association and bylaws of DNB Bank in effect immediately prior to the Effective Time shall be the articles of association and bylaws of the Surviving Institution, until altered, amended or repealed in accordance with their terms and applicable law.

2.4.            Directors and Officers of DNB and the Surviving Institution.

Subject to Section 7.12, the directors of DNB Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Institution, each to hold office in accordance with the articles of association and bylaws of DNB Bank. Subject to Section 7.8.6 and the Employment Agreements referenced therein, the officers of DNB Bank immediately prior to the Effective Time shall be the initial officers of the Surviving Institution, in each case until their respective successors are duly elected or appointed and qualified.

2.5.            Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and the NBA.

2.6.            Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither DNB, ERB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  DNB and ERB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.7.            Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time DNB shall be entitled to revise the structure of the Merger, including, without limitation, by merging ERB into a newly created wholly-owned Subsidiary of DNB; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to ERB shareholders as a result of the modification; (c) the consideration to be paid to the holders of ERB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect ERB or the holders of ERB Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.            Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that DNB by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, ERB or to exercise, directly or indirectly, a controlling influence over the management or policies of ERB.

ARTICLE III
 CONVERSION OF SHARES

3.1.            Conversion of ERB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of DNB, ERB or the holders of any of the shares of ERB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.                  DNB Shares.  Each share of DNB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.                  Canceled ERB Shares.  All shares of ERB Common Stock held in the treasury of ERB ("Treasury Stock") and each share of ERB Common Stock owned by DNB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.                  Each outstanding share of ERB Common Stock with respect to which an election to receive DNB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a "Stock Election"), shall be converted into the right to receive (i) 0.6562 (the "Exchange Ratio") of a share of DNB Common Stock, subject to adjustment as provided in Sections 3.1.7, 3.2 and 11.1.7 (the "Per Share Stock Consideration") (collectively, the "Stock Election Shares").

3.1.4.                  Each outstanding share of ERB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a "Cash Election"), shall be converted into the right to receive a cash payment, without interest, equal to $18.65 (the "Per Share Cash Consideration"), subject to adjustment as provided in Sections 3.1.7, 3.2 and 11.1.7 (collectively, the "Cash Election Shares").

3.1.5.                  Except for Dissenting Shares, each outstanding share of ERB Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, "Non-Election Shares"), shall be converted into the right to receive such Per Share Stock Consideration and/or Per Share Cash Consideration as shall be determined in accordance with Section 3.2, subject to adjustment as provided in Sections 3.1.7 and 11.1.7.

3.1.6.                  Rights of ERB Shares Post-Effective Time.  After the Effective Time, shares of ERB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by ERB on such shares of ERB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

3.1.7.                  Stock Splits, Etc.  In the event DNB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of DNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding DNB Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to DNB Common Stock if DNB issues additional shares of DNB Common Stock and receives fair market value consideration for such shares.

3.1.8.                  No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of DNB Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to DNB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DNB.  In lieu of the issuance of any such fractional share, DNB shall pay to each former shareholder of ERB who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of ERB Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of DNB Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the quotient obtained by dividing (y) the Per Share Cash Consideration, by (y) the Exchange Ratio (subject to adjustment as provided in Sections 3.1.5 and 11.1.7). For purposes of determining any fractional share interest, all shares of ERB Common Stock owned by an ERB shareholder shall be combined so as to calculate the maximum number of whole shares of DNB Common Stock issuable to such ERB shareholder.

3.2.            Election Procedures.

3.2.1.                  Holders of record of ERB Common Stock may elect to receive shares of DNB Common Stock or cash in exchange for their shares of ERB Common Stock.  The total number of shares of ERB Common Stock to be converted into Per Share Stock Consideration pursuant to this Section 3.2.1 shall be equal to 2,085,662 (the "Stock Conversion Number").  All other shares of ERB Common Stock other than Dissenting Shares shall be converted into Per Share Cash Consideration.

3.2.2.                  An election form and other appropriate customary transmittal material in such form as DNB and ERB shall mutually agree ("Election Form") will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as DNB and ERB shall mutually agree (the "Mailing Date") to each holder of record of ERB Common Stock as of five (5) Business Days prior to the Mailing Date permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of ERB Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provisions of Section 3.1.4, (ii) to specify the number of shares of ERB Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provisions of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or DNB Common Stock for such shares. Holders of record of shares of ERB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of ERB Common Stock held by each Representative for a particular beneficial owner.  Any shares of ERB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  DNB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of ERB Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and ERB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3.                  The term "Election Deadline", as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the ERB Shareholders Meeting and (ii) the date that DNB and ERB shall agree is as near as practicable to five (5) business days prior to the expected Closing Date.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of ERB Common Stock covered by such Election Form.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of ERB Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition if a holder of ERB Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither DNB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4.                  No later than three (3) business days after the Effective Time, DNB shall cause the Exchange Agent to effect the allocation among holders of ERB Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5.                  If the aggregate number of shares of ERB Common Stock with respect to which Stock Elections shall have been made (the "Stock Election Number") exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders' Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.2.6.                  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)            If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or

(B)            If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.3.            Procedures for Exchange of ERB Common Stock.

3.3.1.                  Deposit of Merger Consideration.  At or prior to the Effective Time, DNB shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of DNB Common Stock sufficient to deliver the aggregate Per Share Stock Consideration, and (b) immediately available funds equal to the aggregate Per Share Cash Consideration and the aggregate cash necessary to satisfy cash in lieu of fractional shares (collectively, the "Exchange Fund") and DNB shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.

3.3.2.                  Exchange of Certificates.  DNB shall cause the Exchange Agent, as soon as practicable but in no event more than five Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the ERB Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall be subject to the approval of ERB (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of ERB Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.3.3.                  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding ERB Common Stock shall have no rights, after the Effective Time, with respect to such ERB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder. No dividends or other distributions with respect to DNB Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DNB Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of DNB Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of DNB Common Stock  represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the DNB Common Stock issuable with respect to such Certificate.

3.3.4.                  Surrender by Persons Other than Record Holders.  In the event of a transfer of ownership of a Certificate representing ERB Common Stock that is not registered in the stock transfer records of ERB, the proper amount of cash and/or shares of DNB Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such ERB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of DNB that the Tax has been paid or is not applicable.

3.3.5.                  Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of ERB of the shares of ERB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of ERB Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.3.

3.3.6.                  Return of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of ERB as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to DNB.  In such event, any former shareholders of ERB who have not theretofore complied with this Section 3.3 shall thereafter look only to DNB with respect to the Per Share Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the DNB Common Stock deliverable in respect of each share of ERB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of DNB, ERB, the Exchange Agent or any other person shall be liable to any former holder of shares of ERB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.3.7.                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by DNB or the Exchange Agent, the posting by such person of a bond in such amount as DNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of ERB Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

3.3.8.                  Withholding Rights.  DNB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of ERB Common Stock such amounts as DNB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by DNB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ERB Common Stock in respect of whom such deduction and withholding were made by DNB or the Exchange Agent.

3.3.9.                  Treatment of ERB Options.  ERB Disclosure Schedule 3.3.9 sets forth all of the ERB Options as of the date hereof, which schedule includes, for each such ERB Option grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date.  As of and immediately prior to the Effective Time, all rights with respect to each share of ERB Common Stock issuable pursuant to the exercise of ERB Options which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be canceled by ERB in exchange for a cash payment equal to the positive difference, if any, between $18.65 and the corresponding exercise price of such ERB Options (the "Cash-Out Consideration"), less any taxes required to be withheld therefrom. The cancellation of ERB Options in exchange for the Cash-Out Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such ERB Options.  Prior to the Effective Time, ERB shall take or cause to be taken all actions, including obtaining any ERB employee consents, that may be necessary to effectuate the actions set forth in this Section 3.3.9.  ERB shall cause the termination, effective as of the Effective Time, of the ERB Stock Benefit Plan.

3.3.10.                  Dissenters' Rights.

(A)            Each outstanding share of ERB Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  ERB shall give DNB prompt notice upon receipt by ERB of any such demands for payment of the fair value of such shares of ERB Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and DNB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  ERB shall not, except with the prior written consent of DNB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

(B)            If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive DNB Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated Non-Election Shares. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of ERB Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF ERB

ERB represents and warrants to DNB that the statements contained in this Article IV are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the ERB Disclosure Schedules delivered by ERB to DNB on the date hereof.  ERB has made a good faith effort to ensure that the disclosure on each schedule of the ERB Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the ERB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of ERB shall include the Knowledge of ERB and each of the ERB Subsidiaries.

4.1.            Organization.

4.1.1.                  ERB is a savings bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  ERB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits of ERB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by ERB when due.  ERB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.2.                  ERB Disclosure Schedule 4.1.2 sets forth each ERB Subsidiary.  Each ERB Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each ERB Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted.  Each ERB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.3.                  The respective minute books of ERB and each ERB Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).

4.1.4.                  Prior to the date of this Agreement, ERB has made available to DNB true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of ERB and the ERB Subsidiaries, each as in effect as of the date hereof.

4.2.            Capitalization.

4.2.1.                  The authorized capital stock of ERB consists of 10,000,000 shares of common stock, $0.10 par value per share, of which as of the date hereof, 2,444,911 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, no par value per share, of which no shares are outstanding. There are zero shares of ERB Common Stock held by ERB as Treasury Stock.  Neither ERB nor any ERB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ERB Common Stock, or any other security of ERB or a ERB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of ERB Common Stock or any other security of ERB or any ERB Subsidiary, or pursuant to which ERB or any ERB Subsidiary is or could be required to register shares of ERB capital stock or other securities under the Securities Act, other than shares issuable under the ERB Stock Benefit Plan.  ERB Disclosure Schedule 4.2.1 sets forth the name of each holder of options to purchase ERB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.2.2.                  Except for the ERB Subsidiaries, ERB does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of ERB Subsidiaries, equity interests held by ERB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of ERB Subsidiaries, including stock in the FHLB and in ACBB.  Except as disclosed in ERB Disclosure Schedule 4.2.2, ERB, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each ERB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.2.3.                  Except as set forth on ERB Disclosure Schedule 4.2.3, to the Knowledge of ERB, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ERB Common Stock.

4.2.4.                  ERB Disclosure Schedule 4.2.4 sets forth ERB's and all ERB Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any Person other than a ERB Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.            Authority; No Violation.

4.3.1.                  ERB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by ERB's shareholders and approval by DNBs shareholders of the issuance of shares of DNB Common Stock in connection with the Merger, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by ERB and the consummation by ERB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of ERB, and no other corporate proceedings on the part of ERB, except for the approval of the ERB shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by ERB, and subject to due and valid execution and delivery of this Agreement by DNB, constitutes the valid and binding obligation of ERB, enforceable against ERB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.                  Subject to receipt of Regulatory Approvals and ERB's and DNB's compliance with any conditions contained therein, and to the receipt of the requisite approvals of the shareholders of ERB and the shareholders of DNB, (a) the execution and delivery of this Agreement by ERB, (b) the consummation of the transactions contemplated hereby, and (c) compliance by ERB with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of ERB or any ERB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ERB or any ERB Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ERB or any ERB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; (iv) cause DNB to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by ERB or any ERB Subsidiary.

4.3.3.                  The ERB Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of ERB and its shareholders, that it will recommend that ERB's shareholders vote in favor of the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to ERB's shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of two-thirds of the issued and outstanding shares of ERB Common Stock, at a duly held meeting of such shareholders, no other proceedings on the part of ERB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

4.4.            Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the certification of the merger by the OCC (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of DNB Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of DNB Common Stock pursuant to this Agreement, (f) the approval of this Agreement by the requisite vote of the shareholders of ERB and (g) the approval of the issuance of shares of DNB Common Stock in connection with the Merger by the requisite vote of the shareholders of DNB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by ERB, and (y) the completion of the Merger by ERB and the other transactions contemplated by this Agreement.  ERB has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.            Reports, Regulatory Matters, Financial Statements.

4.5.1.                  The ERB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.  ERB has previously made available to DNB the ERB Regulatory Reports.

4.5.2.                  ERB has previously made available to DNB the ERB Financial Statements.  The ERB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of ERB and the ERB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP.

4.5.3.                  At the date of each balance sheet included in the ERB Financial Statements or the ERB Regulatory Reports, ERB did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ERB Financial Statements or ERB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  All books and records, including the ERB Financial Statements, of ERB and the ERB Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

4.5.4.                  The records, systems, controls, data and information of ERB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ERB or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls maintained by ERB and its Subsidiaries.

4.5.5.                  Since December 31, 2015, (a) neither ERB nor any of its Subsidiaries nor any director or executive officer of ERB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ERB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that ERB or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing ERB or any of its Subsidiaries, whether or not employed by ERB or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by ERB or any of its officers, directors, employees or agents to the Board of Directors of ERB or any committee thereof or to any director or executive officer of ERB.

4.6.            Taxes.

4.6.1.                  ERB and the ERB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  ERB and each ERB Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to ERB and every ERB Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to ERB and every ERB Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from ERB and any ERB Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the ERB Financial Statements, or (c) have not yet been fully determined.  Except as set forth in ERB Disclosure Schedule 4.6.1, neither ERB nor any ERB Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth in ERB Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of ERB or any ERB Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where ERB or any ERB Subsidiary does not file Tax Returns that ERB or any ERB Subsidiary is subject to Tax in that jurisdiction.  ERB and the ERB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  ERB and each ERB Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and ERB and each ERB Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of ERB and each ERB Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2011.

4.6.2.                  The unpaid Taxes of ERB and the ERB Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the ERB Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of ERB in filing its Tax Returns.  Since December 31, 2015, neither ERB nor any ERB Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

4.6.3.                  None of ERB, any ERB Subsidiary or any director or executive officer (or employee responsible for Tax matters) of ERB or any ERB Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Neither ERB nor any ERB Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where ERB or any ERB Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ERB or any ERB Subsidiary.  Neither ERB nor any ERB Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither ERB nor any ERB Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ERB) and neither ERB nor any ERB Subsidiary has any liability for the Taxes of any Person (other than ERB or any ERB Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  There has not been an ownership change, as defined in Section 382(g) of the Code, of ERB or any ERB Subsidiary that occurred during or after any taxable period in which ERB or such ERB Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of ERB or any ERB Subsidiary immediately preceding the date of this Agreement.

4.6.4.                  Neither ERB nor any ERB Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither ERB nor any ERB Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.  Neither ERB nor any ERB Subsidiary is or has been a party to any ''reportable transaction,'' as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code.  Neither ERB nor any ERB Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  Neither ERB nor any ERB Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the ERB or any ERB Subsidiary.  Neither ERB nor any ERB Subsidiary is or ever has been a "personal holding Company" as defined in Section 542 of the Code.

4.6.5.                  Neither ERB nor any ERB Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  None of the assets of ERB or any ERB Subsidiary is property which ERB or any ERB Subsidiary is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.  None of the assets of ERB or any ERB Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  Neither ERB nor any ERB Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made.  None of the assets of ERB or any ERB Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.  No excess loss account exists with respect to any ERB Subsidiary.  ERB and each ERB Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and ERB has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as described in the ERB Disclosure Schedule 4.6.5, the acquisition of the ERB Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by ERB and each ERB Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by ERB or an ERB Subsidiary, which could affect their respective Taxes for any period after the Closing.  All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to ERB and each ERB Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of ERB and each ERB Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.6.                  Each of ERB and the ERB Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.7.                  No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of ERB.

4.6.8.                  Neither ERB nor any ERB Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

4.7.            No Material Adverse Effect.

ERB has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ERB.

4.8.            Material Contracts; Leases; Defaults.

4.8.1.                  Except as set forth in ERB Disclosure Schedule 4.8.1, neither ERB nor any ERB Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, "change in control" or termination contract or arrangement with any past or present officer, director, employee or independent contractor of ERB or any ERB Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for "at will" arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of ERB or any ERB Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of ERB or any ERB Subsidiary; (e) any agreement which by its terms limits the payment of dividends by ERB or any ERB Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which ERB or any ERB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers' acceptances, and "treasury tax and loan" accounts and transactions in "federal funds" in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to DNB or any DNB Subsidiary; (g) any other agreement, written or oral, that obligates ERB or any ERB Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment (other than agreements for commercially available "off-the-shelf" software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by ERB or any ERB Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any lease for real property; (k) any contract or arrangement with any broker-dealer or investment adviser; (l) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (m) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (n) any other material agreement.

4.8.2.                  Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in ERB Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither ERB nor any ERB Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3.                  True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 ("Material Contracts") have been made available to DNB on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither ERB nor any ERB Subsidiary (nor, to the Knowledge of ERB, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of ERB or any of the ERB Subsidiaries under any Material Contract.  Except as listed on ERB Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.                  Except as listed on ERB Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither ERB nor any ERB Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015 (which amounts have been previously made available to DNB), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on ERB Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of ERB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under the ERB Stock Benefit Plan, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of ERB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of ERB or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.            Ownership of Property; Insurance Coverage.

4.9.1.                  ERB and each ERB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by ERB or each ERB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ERB Regulatory Reports and in the ERB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB or ACBB, inter-bank credit facilities, or any transaction by a ERB Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the ERB Financial Statements.  ERB and the ERB Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by ERB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither ERB nor any ERB Subsidiary is in default under any lease for any real or personal property to which either ERB or any ERB Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.  ERB is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.                  With respect to all agreements pursuant to which ERB or any ERB Subsidiary has purchased securities subject to an agreement to resell, if any, ERB or such ERB Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.                  ERB and each ERB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither ERB nor any ERB Subsidiary, except as disclosed in ERB Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  Except as set forth on Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by ERB or any ERB Subsidiary under such policies (other than with respect to health or disability insurance).  ERB and all ERB Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years ERB and each ERB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  ERB Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by ERB and each ERB Subsidiary as well as the other matters required to be disclosed under this Section.

4.9.4.                  All real property owned by ERB or an ERB Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of ERB, threatened condemnation proceedings against such real property.  ERB and the applicable ERB Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

4.10.            Legal Proceedings.

Except as set forth on ERB Disclosure Schedule 4.10, neither ERB nor any ERB Subsidiary is a party to any, and there are no pending or, to ERB's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against ERB or any ERB Subsidiary, (b) to which ERB or any ERB Subsidiary's assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of ERB to perform under this Agreement, or (e) which would be reasonably likely to materially impair ERB's or any ERB Subsidiary's ability to operate its business as currently conducted or proposed to be conducted post-Merger.

4.11.            Compliance With Applicable Law.

4.11.1.                  Each of ERB and each ERB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Pennsylvania Banking Code of 1965, the Federal Reserve Act, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ERB nor any ERB Subsidiary has received any written notice to the contrary.  The Board of Directors of ERB has adopted and ERB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2.                  Each of ERB and each ERB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of ERB, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.                  Other than those listed on ERB Disclosure Schedule 4.11.3, for the period beginning January 1, 2014, neither ERB nor any ERB Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that ERB or any ERB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, ERB or any ERB Subsidiary, or indicating that ERB or any ERB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of ERB or any ERB Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ERB or any ERB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "ERB Regulatory Agreement"). Neither ERB nor any ERB Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to ERB as to compliance with the CRA is "satisfactory" or better.  To the Knowledge of ERB, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any ERB Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon ERB or any ERB Subsidiary or the assets of ERB or any ERB Subsidiary.

4.11.4.                  ERB Disclosure Schedule 4.11.4 sets forth, as of December 31, 2015, a schedule of all executive officers and directors of ERB who have outstanding loans from ERB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5.                  To ERB's Knowledge, none of ERB's or ERB Subsidiary's officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability.  ERB has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of ERB's or any ERB Subsidiary's officers, directors, managers, members, partners or employees.

4.12.            Employee Benefit Plans.

4.12.1.                  ERB Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by ERB or any ERB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of ERB or any ERB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "ERB Compensation and Benefit Plans").  Neither ERB nor any ERB Subsidiary has any commitment to create any additional ERB Compensation and Benefit Plan or to modify, change or renew any existing ERB Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  ERB has made available to DNB true and correct copies of the agreements or other documents establishing and evidencing the ERB Compensation and Benefit Plans.

4.12.2.                  Except as disclosed in ERB Disclosure Schedule 4.12.2, each ERB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act ("HIPAA"), the Affordable Care Act ("ACA") and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each ERB Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which ERB is entitled to rely,  and ERB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter.  There is no pending or, to the Knowledge of ERB, threatened action, suit or claim relating to any of the ERB Compensation and Benefit Plans (other than routine claims for benefits).  Neither ERB nor any ERB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ERB Compensation and Benefit Plan that would reasonably be expected to subject ERB or any ERB Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.                  Neither ERB nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERB ERISA Affiliate") since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a "multiemployer plan," as defined in Section 3(37) of ERISA.  Neither ERB, nor any ERB ERISA Affiliate, nor any ERB Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which ERB, any ERB ERISA Affiliate, and any ERB Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.                  All contributions required to be made under the terms of any ERB Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on ERB's consolidated financial statements to the extent required by GAAP.  ERB and each ERB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable ERB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.                  Neither ERB nor any ERB Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in ERB Disclosure Schedule 4.12.5, under any ERB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  Except as set forth in ERB Disclosure Schedule 4.12.5, there has been no communication to employees by ERB or any ERB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.                  ERB and its Subsidiaries do not maintain any ERB Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.                  With respect to each ERB Compensation and Benefit Plan, if applicable, ERB has provided or made available to DNB copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.                  Except as provided in ERB Disclosure Schedule 4.12.8 and in Section 3.3.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any ERB Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of ERB or any ERB Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

4.12.9.                  Except as disclosed in ERB Disclosure Schedule 4.12.9, neither ERB nor any ERB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.                Except as disclosed in ERB Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.                Except as disclosed in ERB Disclosure Schedule 4.12.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the ERB Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12.                          ERB Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of ERB, their title, salary or hourly rate of pay, date of hire, bonus or incentive compensation paid in calendar 2015, regular work schedule (full or part-time), status as an actively working employee or leave status, accrued vacation or other paid time off accrual as of such payroll date, Fair Labor Standards Act status (exempt/non-exempt), and description of any special work arrangements (including telecommuting or job sharing).

4.13.            Brokers, Finders and Financial Advisors.

Neither ERB nor any ERB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC ("Griffin") by ERB and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Griffin, setting forth the fee payable to Griffin for its services rendered to ERB in connection with the Merger and transactions contemplated by this Agreement, is attached to ERB Disclosure Schedule 4.13.

4.14.            Environmental Matters.

4.14.1.                  Except as may be set forth in ERB Disclosure Schedule 4.14, with respect to ERB and each ERB Subsidiary:

(A)            To ERB's Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by ERB or any ERB Subsidiary, or to ERB's Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to ERB's Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon ERB or any ERB Subsidiary.  To the Knowledge of ERB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ERB or any ERB Subsidiary by reason of any Environmental Laws.  Neither ERB nor any ERB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that ERB or any ERB Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ERB or any ERB Subsidiary;

(B)            There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to ERB's Knowledge, threatened, before any court, governmental agency or other forum against ERB or any ERB Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by ERB or any ERB Subsidiary;

(C)            To ERB's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by ERB or any of the ERB Subsidiaries, and to ERB's Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by ERB or any of the ERB Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D)            "Participation Facility" shall mean any facility in which ERB or any of the ERB Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility or owner.

4.15.            Loan Portfolio.

4.15.1.                  The allowance for loan losses reflected in ERB's audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in ERB's Financial Statements for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.                  ERB Disclosure Schedule 4.15.2 sets forth a listing, as of December 31, 2015, by name and account, of: (a) all loans (including loan participations) of ERB or any other ERB Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of ERB or any other ERB Subsidiary which have been terminated by ERB or any other ERB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified ERB or any other ERB Subsidiary during the past twelve months of, or has asserted against ERB or any other ERB Subsidiary, in each case in writing, any "lender liability" or similar claim, and each borrower, customer or other party which has given ERB or any other ERB Subsidiary any oral notification of, or orally asserted to or against ERB or any other ERB Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, or (vii) ERB Delinquencies and (e) all assets classified by ERB or any ERB Subsidiary as OREO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.                  All loans receivable (including discounts) and accrued interest entered on the books of ERB and the ERB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of ERB's or the appropriate ERB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To ERB's Knowledge, the loans, discounts and the accrued interest reflected on the books of ERB and the ERB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.

4.16.            Documents.

ERB has made available to DNB copies of its annual reports and proxy materials used or for use in connection with its meetings of shareholders, each since January 1, 2011.

4.17.            Related Party Transactions.

Except as set forth in ERB Disclosure Schedule 4.17, neither ERB nor any ERB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of ERB or any ERB Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of ERB or any ERB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither ERB nor any ERB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by ERB is inappropriate.

4.18.            Deposits.

Except as set forth in ERB Disclosure Schedule 4.18, as of the date of this Agreement, none of the deposits of ERB or any ERB Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

4.19.            Required Vote.

The affirmative vote of two-thirds of the issued and outstanding shares of ERB Common Stock is required to approve this Agreement and the Merger under ERB's articles of incorporation and applicable law.

4.20.            Registration Obligations.

Neither ERB nor any ERB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.            Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ERB's own account, or for the account of one or more of ERB's Subsidiaries or their customers (all of which are set forth in ERB Disclosure Schedule 4.21), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of ERB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.  Neither ERB nor any ERB Subsidiary, nor to the Knowledge of ERB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.22.            Fairness Opinion.

The board of directors of ERB has received an oral opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of ERB pursuant to this Agreement is fair to such shareholders from a financial point of view, which opinion will be confirmed in writing dated as of the date of this Agreement.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.            Trust Accounts.

ERB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  None of ERB, any other ERB Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.24.            Intellectual Property.

ERB and each ERB Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for ERB and each ERB Subsidiary to conduct their respective businesses as currently conducted.  Neither ERB nor any ERB Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by ERB or any ERB Subsidiary in their respective businesses as currently conducted.  ERB and each ERB Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  The conduct of the business of ERB and each ERB Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of ERB or any ERB Subsidiary.  ERB and each ERB Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or DNB and its Affiliates.

4.25.            Labor Matters.

There are no labor or collective bargaining agreements to which ERB or any ERB Subsidiary is a party.  There is no union organizing effort pending or to the Knowledge of ERB, threatened against ERB or any ERB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of ERB, threatened against ERB or any ERB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ERB, threatened against ERB or any ERB Subsidiary (other than routine employee grievances that are not related to union employees).  ERB and each ERB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice.  ERB and each ERB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing.  There are no pending or, to the Knowledge of ERB, threatened claims or suits against ERB or any ERB Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.  Neither ERB nor any ERB Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.26.            ERB Information Supplied.

4.26.1.                  The information relating to ERB and any ERB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.2.                  The information supplied by ERB and any ERB Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.27.            Investment Securities and Commodities

4.27.1.                  ERB and all ERB Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of ERB or ERB Subsidiaries.  Such securities and commodities are valued on the books of ERB in accordance with GAAP.

4.27.2.                  ERB and all ERB Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the "Policies, Practices and Procedures") that ERB believes are prudent and reasonable in the context of such businesses.  Before the date hereof, ERB has made available to DNB in writing its material Policies, Practices and Procedures.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF DNB

DNB represents and warrants to ERB that the statements contained in this Article V are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the DNB Disclosure Schedules delivered by DNB to ERB on the date hereof or as disclosed in any report, schedule, form or other document filed with or furnished to the SEC by DNB on or after the date on which DNB filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) and prior to the date hereof.  DNB has made a good faith effort to ensure that the disclosure on each schedule of the DNB Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the DNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of DNB shall include the Knowledge of DNB Bank and the other DNB Subsidiaries.

5.1.            Organization.

5.1.1.                  DNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  DNB has the requisite corporate power and authority to carry on its business as now conducted.  DNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.1.2.                  DNB Bank is a national bank duly organized and validly existing and in good standing under the laws of the United States.  DNB Bank and each other DNB Subsidiary has the requisite corporate power and authority to carry on its business as now conducted.  DNB Bank and each other DNB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits of DNB Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  DNB Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. DNB Bank is a member in good standing of the Federal Reserve Bank of Philadelphia and owns the requisite amount of stock therein.

5.1.3.                  The respective minute books of DNB and each DNB Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).

5.2.            Capitalization.

5.2.1.                  The authorized capital stock of DNB consists of 10,000,000 shares of common stock, $1.00 par value per share, of which as of the date hereof, 2,844,973 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $10.00 par value per share, of which zero shares are outstanding.  As of the date hereof, there are 106,154 shares of DNB Common Stock held by DNB as treasury stock.  Neither DNB nor any DNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of DNB Common Stock, or any other security of DNB or any securities representing the right to vote, purchase or otherwise receive any shares of DNB Common Stock or any other security of DNB or any DNB Subsidiary, or pursuant to which DNB or any DNB Subsidiary is or could be required to register shares of DNB capital stock or other securities under the Securities Act, other than shares issuable under the DNB Stock Benefit Plans.

5.2.2.                  DNB owns all of the capital stock of DNB Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the DNB Subsidiaries, DNB does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of DNB Subsidiaries, equity interests held by DNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of DNB Subsidiaries, including stock in the FHLB and ACBB.  Except as set forth in DNB's Securities Documents, either DNB or DNB Bank, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each DNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.2.3.                  Except as set forth in DNB's Securities Documents, to the Knowledge of DNB, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of DNB Common Stock.

5.2.4.                  DNB Disclosure Schedule 5.2.4 sets forth DNB's and all DNB Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any Person other than a DNB Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

5.3.            Authority; No Violation.

5.3.1.                  DNB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of the issuance of shares of DNB Common Stock in connection with the Merger by the DNB shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by DNB and the consummation by DNB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of DNB, and no other corporate proceedings on the part of DNB, except for the approval of the DNB shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by DNB, and subject to due and valid execution and delivery of this Agreement by ERB, constitutes the valid and binding obligation of DNB, enforceable against DNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.                  Subject to receipt of Regulatory Approvals and ERB's and DNB's compliance with any conditions contained therein, and to the receipt of the requisite approvals of the shareholders of DNB and the shareholders of ERB, (a) the execution and delivery of this Agreement by DNB, (b) the consummation of the transactions contemplated hereby, and (c) compliance by DNB with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of DNB or any DNB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DNB or any DNB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of DNB or any DNB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected (iv) cause ERB to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by DNB or any DNB Subsidiary.

5.3.3.                  The DNB Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of DNB and its shareholders, and that it will recommend that DNB's shareholders vote in favor of the issuance of shares of DNB Common Stock in connection of the Merger, and has directed that the proposal to approve the issuance of shares of DNB Common Stock in connection of the Merger be submitted to DNB's shareholders for consideration at a duly held meeting of such shareholders, and, except for the approval of the issuance of shares of DNB Common Stock by the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at a duly held meeting of such shareholders, no other proceedings on the part of DNB are necessary to approve the issuance of shares of DNB Common Stock or consummate the transactions contemplated hereby.

5.4.            Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the certification of the merger by the OCC, (c) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of DNB Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of DNB Common Stock pursuant to this Agreement, (f) the approval of this Agreement by the requisite vote of the shareholders of ERB and (g) the approval of the issuance of the shares of DNB Common Stock in connection with the Merger by the requisite vote of the shareholders of DNB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by DNB, and (ii) the completion of the Merger by DNB and the other transactions contemplated by this Agreement.  DNB has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.            Financial Statements.

5.5.1.                  DNB has previously made available to ERB the DNB Financial Statements.  The DNB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of DNB and the DNB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.5.2.                  At the date of each balance sheet included in the DNB Financial Statements, DNB did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such DNB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  The DNB Financial Statements have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions and all other books and records of DNB and the DNB Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

5.5.3.                  The records, systems, controls, data and information of DNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3.  DNB (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a‑15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to DNB, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of DNB by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to DNB's outside auditors and the audit committee of DNB's Board of Directors (the "DNB Audit Committee") (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect DNB's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DNB's internal control over financial reporting.  These disclosures (if any) were made in writing to DNB's auditors and the DNB Audit Committee and a copy has previously been made available to ERB.  As of the date hereof, to the Knowledge of DNB's chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4.                  The allowance for credit losses reflected in DNB's audited consolidated balance sheet at December 31, 2015 was, and the allowance for credit losses shown on the balance sheets in DNB's Securities Documents for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP.

5.5.5.                  Since December 31, 2015, (a) neither DNB nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of DNB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DNB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that DNB or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing DNB or any of its Subsidiaries, whether or not employed by DNB or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by DNB or any of its officers, directors, employees or agents to the Board of Directors of DNB or any committee thereof or to any director or officer of DNB.

5.6.            Taxes.

5.6.1.                  DNB and the DNB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  DNB and each DNB Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to DNB and each DNB Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to DNB and each DNB Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from DNB and any DNB Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the DNB Financial Statements, or (c) have not yet been fully determined.  As of the date of this Agreement, DNB has received no written notice of, and except as disclosed in DNB Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of DNB or any DNB Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where DNB or any DNB Subsidiary does not file Tax Returns that DNB or any DNB Subsidiary is subject to Tax in that jurisdiction.  DNB and the DNB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  DNB and each DNB Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and DNB and each DNB Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns DNB and each DNB Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2011.

5.6.2.                  The unpaid Taxes of DNB and the DNB Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the DNB Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of DNB in filing its Tax Returns.  Since December 31, 2015, neither DNB nor any DNB Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

5.6.3.                  DNB and each DNB Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  No excess loss account exists with respect to any DNB Subsidiary.  DNB and each DNB Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and DNB has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by DNB or a DNB Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to DNB and each DNB Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of DNB and each DNB Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

5.7.            No Material Adverse Effect.

DNB has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on DNB.

5.8.            Ownership of Property; Insurance Coverage.

5.8.1.                  DNB and each DNB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by DNB or each DNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the DNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a DNB Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the DNB Financial Statements.  DNB and the DNB Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by DNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither DNB nor any DNB Subsidiary is in default under any lease for any real or personal property to which either DNB or any DNB Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.8.2.                  DNB and each DNB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. DNB and all DNB Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years DNB and each DNB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.8.3.                  All real property owned by DNB or a DNB Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of DNB, threatened condemnation proceedings against such real property. DNB and the applicable DNB Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

5.9.            Legal Proceedings.

Neither DNB nor any DNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of DNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against DNB or any DNB Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which DNB or any DNB Subsidiary's assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of DNB to perform under this Agreement.

5.10.            Compliance With Applicable Law.

5.10.1.                  Each of DNB and each DNB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the NBA, the Federal Reserve Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither DNB nor any DNB Subsidiary has received any written notice to the contrary.  The Board of Directors of DNB Bank has adopted and DNB Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2.                  Each of DNB and each DNB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of DNB, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.                  For the period beginning January 1, 2015, neither DNB nor any DNB Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that DNB or any DNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require DNB or any DNB Subsidiary, or indicating that DNB or any DNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of DNB or any DNB Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of DNB or any DNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an "DNB Regulatory Agreement").  Neither DNB nor any DNB Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to DNB Bank as to compliance with the CRA is satisfactory or better.  There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any DNB Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon DNB or any DNB Subsidiary or the assets of DNB or any DNB Subsidiary.

5.10.4.                  Since the enactment of the Sarbanes-Oxley Act, DNB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.            Employee Benefit Plans.

5.11.1.                  Neither DNB nor any DNB Subsidiary has any commitment to create any additional DNB Compensation and Benefit Plan or to modify, change or renew any existing DNB Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  DNB has made available to ERB, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the DNB Compensation and Benefit Plans.

5.11.2.                  Each DNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each DNB Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and DNB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no pending or, to the Knowledge of DNB, threatened action, suit or claim relating to any of the DNB Compensation and Benefit Plans (other than routine claims for benefits).  Neither DNB nor any DNB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any DNB Compensation and Benefit Plan that would reasonably be expected to subject DNB or any DNB Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3.                  No liability under Title IV of ERISA has been incurred by DNB or any DNB Subsidiary with respect to any DNB Compensation and Benefit Plan which is subject to Title IV of ERISA ("DNB Pension Plan") currently or formerly maintained by DNB or any entity which is considered one employer with DNB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "DNB ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to DNB or any DNB ERISA Affiliate of incurring a liability under such Title.  No DNB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither DNB nor any DNB ERISA Affiliate has contributed to or has or had any obligation to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA.  Neither DNB, nor any DNB ERISA Affiliate, nor any DNB Compensation and Benefit Plan, including any DNB Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which DNB, any DNB ERISA Affiliate, and any DNB Compensation and Benefit Plan, including any DNB Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4.                  All contributions required to be accrued under the terms of any DNB Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on DNB's consolidated financial statements to the extent required by GAAP.  DNB and each DNB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable DNB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5.                  Neither DNB nor any DNB Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any DNB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by DNB or any DNB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6.                  DNB and its Subsidiaries do not maintain any DNB Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7.                  With respect to each DNB Compensation and Benefit Plan, if applicable, DNB has provided or made available to ERB copies of the: (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (h) any PBGC Form 500 and 501 filings, along with any Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the prior termination of a DNB Pension Plan.

5.11.8.                  Except as provided in Section 3.3.9 or as set forth on DNB Disclosure Schedule 5.11.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any DNB Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of DNB or any DNB Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

5.11.9.                  Neither DNB nor any DNB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.10.                 All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

5.11.11.                 Except as disclosed in DNB Disclosure Schedule 5.11.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the DNB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof through the Effective Date other than as would be consistent with past practice.

5.12.            Environmental Matters.

5.12.1.                  Except as may be set forth in DNB Disclosure Schedule 5.12, with respect to DNB and each DNB Subsidiary:

(A)            To DNB's Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including DNB Participation Facilities as hereinafter defined) (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon DNB or any DNB Subsidiary.  No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to DNB or any DNB Subsidiary by reason of any Environmental Laws.  Neither DNB nor any DNB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that DNB or any DNB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon DNB or any DNB Subsidiary.

(B)            There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to DNB's Knowledge, threatened, before any court, governmental agency or other forum against DNB or any DNB Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by DNB or any DNB Subsidiary.

(C)            To DNB's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by DNB or any of the DNB Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by DNB or any of the DNB Subsidiaries or any DNB Participation Facility except in compliance with Environmental Laws; and

(D)            "DNB Participation Facility" shall mean any facility in which DNB or its Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility or owner.

5.13.            Securities Documents

DNB has made available to ERB copies of its (a) annual reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013, and (b) proxy materials used or for use in connection with its meetings of shareholders held in 2015, 2014 and 2013.  Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.            Brokers, Finders and Financial Advisors.

Neither DNB nor any DNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. ("Ambassador") and the fee payable pursuant thereto.

5.15.            DNB Common Stock.

The shares of DNB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16.            DNB Information Supplied.

5.16.1.                  The information relating to DNB and any DNB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16.2.                  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by DNB with respect to statements made or incorporated by reference therein based on information supplied by ERB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.16.3.                  The information supplied by DNB and any DNB Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.17.            Loan Portfolio.

All loans receivable (including discounts) and accrued interest entered on the books of DNB and the DNB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of DNB's or the appropriate DNB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To DNB's Knowledge, the loans, discounts and the accrued interest reflected on the books of DNB and the DNB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  With respect to all such loans, DNB or a DNB Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.

5.18.            Investment Securities and Commodities.

5.18.1.                  DNB and all DNB Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of DNB or DNB Subsidiaries.  Such securities and commodities are valued on the books of DNB in accordance with GAAP.

5.18.2.                  DNB and all DNB Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the "DNB Policies, Practices and Procedures") that DNB believes are prudent and reasonable in the context of such businesses.  Before the date hereof, DNB has made available to ERB in writing its material Policies, Practices and Procedures.

5.19.            Related Party Transactions.

Except as set forth in DNB Disclosure Schedule 5.19, neither DNB nor any DNB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of DNB or any DNB Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of DNB or any DNB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither DNB nor any DNB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by DNB is inappropriate.

5.20.            Fairness Opinion.

DNB and its shareholders have received an opinion from Ambassador to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration payable to pursuant to this Agreement is fair, from a financial point of view, to DNB and its shareholders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21.            Intellectual Property.

DNB and each DNB Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for DNB and each DNB Subsidiary to conduct their respective businesses as currently conducted.  Neither DNB nor any DNB Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by DNB or any DNB Subsidiary in their respective businesses as currently conducted.  DNB and each DNB Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  The conduct of the business of DNB and each DNB Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of DNB or any DNB Subsidiary.  DNB and each DNB Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been disclosed to any third parties other than their Affiliates or third parties with which they have contractual nondisclosure agreements.

ARTICLE VI
 COVENANTS OF ERB

6.1.            Conduct of Business.

6.1.1.                  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of DNB, which consent will not be unreasonably withheld, conditioned or delayed, ERB will, and it will cause each ERB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.                  Negative Covenants.  ERB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in ERB Disclosure Schedule 6.1.2, or consented to by DNB in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each ERB Subsidiary not to:

(A)            change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;

(B)            change the number of authorized or issued shares of its capital stock, issue any shares of ERB Common Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the ERB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem, repurchase or otherwise acquire any shares of capital stock, except that  ERB may issue, redeem or repurchase shares of ERB Common Stock in connection with the valid exercise, in accordance with the information set forth in ERB Disclosure Schedule 4.2.1, of presently outstanding ERB Options issued under the ERB Stock Benefit Plan.

(C)            enter into, amend, extend or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D)            make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)            grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or extend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on ERB Disclosure Schedule 6.1.2(E), (b) pay increases in the ordinary course of business consistent with past practices to non-executive officers and employees provided such increases shall not exceed 5% (on an annualized basis) with respect to any individual and (c) the payment of bonuses for services performed on or after January 1, 2016 as set forth in ERB Disclosure Schedule 6.1.2(E), with targets and payments to be pro-rated as set forth in such schedule.  Except as set forth in ERB Disclosure Schedule 6.1.2(E), neither ERB nor any ERB Subsidiary shall hire or promote any employee to an officer position or hire any new employee at an annual rate of compensation in excess of $50,000; provided that ERB or a ERB Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)            enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)            merge or consolidate ERB or any ERB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ERB or any ERB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ERB, or any ERB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any ERB Subsidiary of its approval to maintain, or file an application for the relocation of, any existing branch office, or file an application for approval to establish a new branch office;

(H)            sell or otherwise dispose of any asset of ERB or of any ERB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB or ACBB, subject any asset of ERB or of any ERB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant to item (Q) of this Section 6.1.2, incur liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(I)            voluntarily take any action which would result in any of the representations and warranties of ERB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)            change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), any Bank Regulator responsible for regulating ERB, or ERB's independent accounting firm;

(K)            waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which ERB or any ERB Subsidiary is a party;

(L)            purchase any equity securities (other than additional shares of common stock of the FHLB as may be required), or purchase any debt securities other than (a) debt securities issued by US Government Agencies or direct obligations of the US Treasury with final maturities not to exceed 3 years and a par of $1 million per security, and (b) any US government fixed rate mortgage backed security with a weighted average maturity not to exceed 4 years that passes all applicable regulatory stress tests at the time of purchase, not to exceed $2 million in any one security;

(M)            except as permitted under Section 6.1.2(B), issue or sell any equity or debt securities;

(N)            except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the ERB Disclosure Schedule 6.1.2(N), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) without DNB prior approval (i) to any borrower or group of affiliated borrowers whose credit exposure with ERB, in the aggregate, exceeds $2,225,000 for a commercial loan; or (ii) to any borrower or group of affiliated borrowers whose credit exposure with ERB, in the aggregate, exceeds $600,000 for a residential or consumer loan with the exception of loans originated that are subject to a commitment to sell pursuant to the Mortgage Partnership Finance program.  In addition, the prior approval of DNB is required with respect to the following: (a) any overdraft to commercial clients in excess of $50,000; (b) any new credit or loan to an existing relationship that is rated "special mention," "substandard," or some lesser classification; and (c) any Small Business Administration loans to one borrower in aggregate amount of $1,000,000 or more.  With respect to any loan that requires DNB prior approval, DNB shall have five (5) Business Days to act on such request from date the request is submitted by ERB together with all relevant documentation for DNB review, provided that ERB shall first have approved such loan or credit. In the event DNB has not acted within such five (5) Business Day period, DNB shall be deemed to have consented to the subject loan(s).

(O)            except as set forth on the ERB Disclosure Schedule 6.1.2(O), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P)            enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q)            borrow any new amounts from the FHLB, other than overnight borrowings or borrowings with bullet maturities of not more than 6 months;

(R)            except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(S)            make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or GAAP, by a Bank Regulator;

(T)            enter into any new line of business;

(U)            except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;

(V)            make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(W)            incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in this Section 6.1.2;

(X)            issue any certificates of deposit with a maturity longer than one year except with respect to existing certificates of deposit which provide for automatic renewal upon maturity to new certificates of deposit with like terms to maturity;

(Y)            undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ERB or ERB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(Z)            pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings; provided that ERB may charge-off through settlement, compromise or discharge up to 10% of the outstanding principal balance of any loan that is 90+ days contractually past due;

(AA)     institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions and any litigation to enforce its rights under this Agreement);

(BB)            foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of Materials of Environmental Concern could be reasonably expected, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a Materials of Environmental Concern;

(CC)            purchase or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

(DD)            issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-Closing employment, benefit or compensation information) without prior consultation with and without the prior consent of DNB (which shall not be unreasonably withheld, conditioned or delayed or issue any broadly distributed communication of a general nature to customers without the prior approval of DNB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(EE)             amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement;

(FF)              take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code;

(GG)           agree to do any of the foregoing.

6.2.            Current Information and Cooperation.

6.2.1.                  Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, ERB will cause one or more of its representatives to confer with representatives of DNB and report the general status of its ongoing operations at such times as DNB may reasonably request.  ERB will promptly notify DNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving ERB or any ERB Subsidiary.  Without limiting the foregoing, senior officers of DNB and ERB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of ERB and its Subsidiaries, in accordance with applicable law, and ERB shall give due consideration to DNB's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither DNB nor any DNB Subsidiary shall under any circumstance be permitted to exercise control of ERB or any ERB Subsidiary prior to the Effective Time.

6.2.2.                  ERB and DNB Bank shall meet on a regular basis to discuss and plan for the conversion of ERB's data processing and related electronic informational systems to those used by DNB Bank, which planning shall include, but not be limited to, discussion of the possible termination by ERB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by ERB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that ERB shall not be obligated to take any such action prior to the Effective Time and, unless ERB otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that ERB takes, at the request of DNB Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, DNB Bank shall indemnify ERB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by ERB, or a termination of this Agreement under Section 11.1.8.

6.2.3.                  Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of ERB's operations into DNB Bank's operations.

6.2.4.                  ERB shall provide DNB Bank, within twenty-five (25) days after the end of each calendar month, a written list of nonperforming assets and ERB Delinquencies (the term "nonperforming assets," for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) OREO, (d) all loans thirty (30) days or more past due) as of the end of such month and (e) and impaired loans.  On a monthly basis, ERB shall provide DNB Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by DNB Bank.  On a monthly basis, ERB shall provide DNB Bank with the following reports: (a) watch list report, (b) classified asset report, (c) historic net charge-offs trends, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.

6.2.5.                  ERB shall promptly inform DNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of ERB or any ERB Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.            Access to Properties and Records.

Subject to Section 12.1 hereof, ERB shall permit DNB reasonable access during normal business hours upon reasonable notice to its properties and those of the ERB Subsidiaries, and shall disclose and make available to DNB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter ERB determines based on the advice of legal counsel should be treated as confidential) and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which DNB may have a reasonable interest; provided, however, that ERB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement.  DNB shall use commercially reasonable efforts to minimize any interference with ERB's regular business operations during any such access to ERB's property, books and records.  ERB shall permit DNB, at its expense, to cause a Phase I and any Phase II Environmental Site Assessment  ("Phase II") recommended therein to be performed at each ERB Real Property (provided that such right, with respect to leased ERB Real Property, shall be subject to the applicable landlord's prior written consent) provided, however, that DNB shall only have the right to conduct a Phase II prior to the Closing Date only to the extent that a Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of "Recognized Environmental condition" (as such term is defined by the American Society for Testing Materials") that was discovered in the Phase I.  Any such Phase I shall be commenced within 30 days after the date of this Agreement and any such Phase II, to the extent permitted by the provisions hereof to be conducted prior to Closing, recommended to be performed by any such Phase I shall be commenced within 30 days of the Phase I report recommending such Phase II.  DNB shall use its best efforts to cause any such Phase I conducted to be completed within 30 days of the date of commencement thereof, but in no event more than 45 days after the date of commencement thereof.  In the event DNB elects to commence any Phase II, to the extent permitted pursuant to the provisions of this Section 6.3 to be conducted prior to Closing, DNB shall use its best efforts to have any such Phase II completed within 45 days of the commencement thereof, but in no event more than 60 days after the date of commencement thereof.  DNB and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with ERB's operation of its business, and DNB shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder.  DNB shall be required to restore each ERB Real Property to substantially its pre-assessment condition.  All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by DNB.  DNB hereby agrees to indemnify, defend and hold ERB harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any act or omission of DNB, DNB's agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, architects and others hired by DNB to make the inspections and tests, and from and against any personal injury and property damage caused by the act or neglect of DNB or any of its agents, or independent contractors in connection with any Phase I or Phase II.

6.4.            Financial and Other Statements.

6.4.1.                  Promptly upon receipt thereof, ERB will furnish to DNB copies of each annual, interim or special audit of the books of ERB and the ERB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to ERB by such auditors in connection with each annual, interim or special audit of the books of ERB and the ERB Subsidiaries made by such auditors.

6.4.2.                  As soon as reasonably available, ERB will furnish to DNB copies of all documents, statements and reports that it or any ERB Subsidiary shall send to its shareholders or any Bank Regulator to the extent legally permitted to do so; provided that if ERB is not legally permitted to furnish DNB with a document without having received the approval of a Bank Regulator, ERB shall promptly request such approval from the applicable Bank Regulator.  Within 25 days after the end of each month, ERB will deliver to DNB a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.  Within 25 days after the end of each month, ERB will deliver to DNB a monthly financial reporting package for the previous month and previous month on a year to date basis, in the same form as is delivered to the CEO and/or the Board of Directors of ERB, prepared in accordance with current financial reporting practices.

6.4.3.                  To the extent legally permitted to do so, ERB will advise DNB promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of ERB or any of the ERB Subsidiaries; provided further that if ERB is not legally permitted to furnish DNB with such written communication without having received the approval of a Bank Regulator, ERB shall promptly request such approval from the applicable Bank Regulator.

6.4.4.                  With reasonable promptness, ERB will furnish to DNB such additional financial data that ERB possesses and as DNB may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.            Maintenance of Insurance.

ERB shall maintain, and cause each ERB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.            Disclosure Supplements.

From time to time as necessary, but in no event less than ten (10) days prior to the Effective Time, ERB will supplement or amend the ERB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ERB Disclosure Schedule or which is necessary to correct any information in such ERB Disclosure Schedule which has been rendered inaccurate thereby.  Notwithstanding the foregoing, ERB shall promptly notify DNB if any representation or warranty of ERB becomes materially inaccurate but in no event more than five (5) Business Days after ERB has Knowledge of such material inaccuracy.  No supplement or amendment to such ERB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.            Consents and Approvals of Third Parties.

ERB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.            Reasonable Best Efforts.

Subject to the terms and conditions herein provided, ERB agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.            Failure to Fulfill Conditions.

In the event that ERB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify DNB.

6.10.            No Solicitation.

6.10.1.                  ERB shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Representatives") not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than DNB) any information or data with respect to ERB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ERB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by ERB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of ERB or otherwise, shall be deemed to be a breach of this Agreement by ERB.  ERB and its Subsidiaries shall, and shall cause each of ERB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from DNB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.  For purposes of this Agreement, "Acquisition Transaction" shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving ERB or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of ERB or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of ERB and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of ERB or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of ERB or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.                  Notwithstanding Section 6.10.1, ERB may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) ERB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; (c) ERB has provided DNB with at least two (2) Business Days prior notice of such determination to take any of the actions described in clause (b) of the first paragraph of Section 6.10.1; (d) prior to furnishing or affording access to any information or data with respect to ERB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, ERB receives from such Person a confidentiality agreement with terms no less favorable to ERB than those contained in the Confidentiality Agreements; and (e) the Board of Directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. ERB shall promptly provide to DNB any non-public information regarding ERB or its subsidiaries provided to any other Person that was not previously provided to DNB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, "Superior Proposal" shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of ERB reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of ERB Common Stock or all, or substantially all, of the assets of ERB and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of ERB Common Stock that is more favorable than the Merger Consideration to be paid to ERB's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction beyond the identity of such Person making such proposal or other factors and risks in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to ERB than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.                  ERB shall promptly (and in any event within forty-eight (48) hours) notify DNB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, ERB or any ERB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.  ERB agrees that it shall keep DNB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.                  Neither the Board of Directors of ERB nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to DNB in connection with the transactions contemplated by this Agreement (including the Merger), the ERB Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the ERB Shareholders Meeting or otherwise, inconsistent with the ERB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the ERB Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (c) enter into (or cause ERB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (ii) requiring ERB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5.                  Notwithstanding Section 6.10.4, prior to the date of ERB Shareholders Meeting, the Board of Directors of ERB may approve or recommend to the shareholders of ERB a Superior Proposal and withdraw, qualify or modify the ERB Recommendation in connection therewith (a "ERB Subsequent Determination") after the third (3rd) Business Day following DNB's receipt of a notice (the "Notice of Superior Proposal") from ERB advising DNB that the Board of Directors of ERB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that ERB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that ERB proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (a) the Board of Directors of ERB has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to ERB under applicable law, and (b) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by DNB since its receipt of such Notice of Superior Proposal (provided, however, that DNB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Board of Directors of ERB has again in good faith made the determination (i) in clause (a) of this Section 6.10.5 and (ii) that such Acquisition Proposal constitutes a Superior Proposal.  Notwithstanding the foregoing, the changing, qualifying or modifying of the ERB Recommendation or the making of a ERB Subsequent Determination by the Board of Directors of ERB shall not change the approval of the Board of Directors of ERB for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the ERB Voting Agreements and the transactions contemplated hereby, including the Merger.

6.10.6.                  Nothing contained in Section 6.10 shall prohibit ERB or the Board of Directors of ERB from complying with ERB's obligations under Rules 14d-9 (as if such rule were applicable to ERB) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the ERB Recommendation unless the Board of Directors of ERB reaffirms the ERB Recommendation in such disclosure.

6.11.            Reserves and Merger-Related Costs.

ERB agrees to consult with DNB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  DNB and ERB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as DNB shall reasonably request and which are not inconsistent with GAAP; provided that no such actions need be effected (i) until DNB shall have irrevocably certified to ERB that all conditions set forth in Article IX to the obligation of DNB to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.

6.12.            ERB Board of Directors and Committee Meetings.

ERB shall permit a representative of DNB to attend any meeting of the Board of Directors of ERB or the Executive, Asset-Liability and Loan Committees (including loan review and any other loan committees) thereof as an observer; provided that ERB shall not be required to permit the DNB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of ERB or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to DNB's participation.

ARTICLE VII
 COVENANTS OF DNB

7.1.            Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of ERB, which consent will not be unreasonably withheld, DNB will, and it will cause each DNB Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.            Current Information.

During the period from the date of this Agreement to the Effective Time as necessary, DNB will cause one or more of its representatives to confer with representatives of ERB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as ERB may reasonably request.  DNB will promptly notify ERB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving DNB and any DNB Subsidiary.  DNB shall be reasonably responsive to requests by ERB for access to such information and personnel regarding DNB and its Subsidiaries as may be reasonably necessary for ERB to confirm that the representations and warranties of DNB contained herein are true and correct and that the covenants of DNB contained herein have been performed in all material respects; provided, however, that DNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in DNB's reasonable judgment, would interfere with the normal conduct of DNB's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.            Financial and Other Statements.

DNB will make available to ERB the Securities Documents filed by it with the SEC under the Securities Laws.  DNB will furnish to ERB copies of all documents, statements and reports that it or DNB Bank intends to file with any Bank Regulator with respect to the Merger.  DNB will furnish to ERB copies of all documents, statements and reports that it sends to the shareholders of DNB.

7.4.            Disclosure Supplements.

From time to time prior to the Effective Time as necessary, DNB will supplement or amend the DNB Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such DNB Disclosure Schedule or which is necessary to correct any information in such DNB Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such DNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.            Consents and Approvals of Third Parties.

DNB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.            Reasonable Best Efforts.

Subject to the terms and conditions herein provided, DNB agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.            Failure to Fulfill Conditions.

In the event that DNB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ERB.

7.8.            Employee Benefits.

7.8.1.                  Prior to the Effective Time, DNB shall take all reasonable action so that employees of ERB and its Subsidiaries who become employees of DNB or a DNB Subsidiary ("Continuing Employees") shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the DNB Compensation and Benefit Plans to the same extent as similarly-situated employees of DNB and its Subsidiaries (it being understood that inclusion of the employees of ERB and its Subsidiaries in the DNB Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any DNB Stock Plan shall be at the discretion of DNB).  Notwithstanding the foregoing, DNB may determine to continue any of the employee benefit plans, programs or arrangements  of ERB or any its Subsidiaries for Continuing Employees in lieu of offering participation in the DNB Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding DNB Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of DNB and its Subsidiaries generally.  Should DNB notify ERB in advance of the Effective Time that it wishes ERB or any ERB Subsidiary to terminate any ERB Compensation and Benefit Plan prior to the Effective Time, ERB shall take all steps necessary to comply with such request prior to the Effective Time; provided that ERB shall have no obligation to terminate any such plan unless and until DNB shall have irrevocably certified to ERB that all conditions set forth in Article IX to the obligation of DNB to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.  DNB shall cause each DNB Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the DNB Compensation and Benefit Plans the service of such Continuing Employees with ERB and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of DNB vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of DNB and its Subsidiaries as set forth in DNB Disclosure Schedule 7.8.1.  This Agreement shall not be construed to limit the ability of DNB or DNB Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.                  DNB shall honor the terms of all ERB Compensation and Benefit Plans set forth in ERB Disclosure Schedule 4.12.1 and specifically identified on such schedule as being subject to honor by DNB.  Notwithstanding the foregoing, ERB (or DNB if the Effective Time has occurred prior to November 1, 2016) shall provide written notice to all plan participants of the ERB Simple IRA Plan no later than November 1, 2016 that such plan will terminate as of December 31, 2016.

7.8.3.                  Any employee of ERB or any ERB Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is terminated (other than for circumstances constituting cause as defined in DNB Disclosure Schedule 7.8.3) on or after the date hereof and at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance pay upon the effective date of a general release signed by the employee in an amount equal to two (2) weeks of such employee's regular pay for each full year that such employee was employed by ERB, any ERB Subsidiary or any successor thereto, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.

7.8.4.                  In the event of any termination of any medical, dental, health or disability plan (collectively, "health plans") of ERB and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of DNB and its Subsidiaries, DNB shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of DNB and its Subsidiaries on the same basis as it provides coverage to employees of DNB and its Subsidiaries, provided that DNB shall cause each such plan to (a) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable health plans of ERB and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of ERB and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of DNB and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of ERB or its Subsidiaries prior to the Effective Time.  Unless a Continuing Employee affirmatively terminates coverage under a health plan of ERB and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of DNB and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of ERB and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of DNB and its Subsidiaries and their dependents.  In the event of a termination or consolidation of any health plan of ERB and its Subsidiaries, terminated employees of ERB and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of DNB and its Subsidiaries in accordance with COBRA.

7.8.5.                  Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by ERB and DNB after the date hereof, ERB may pay cash retention bonuses to employees of ERB and its Subsidiaries who are selected by the chief executive officer of ERB in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the date of the data processing systems conversion or such other date mutually agreed to by ERB and DNB, provided that the aggregate amount of such retention bonuses shall not exceed $100,000.

7.8.6.                  In connection with the execution of this Agreement, DNB shall enter into and shall execute and deliver to ERB employment agreements with Christopher P. McGill and Jerry Cotlov in the form included in DNB Disclosure Schedule 7.8.6 (the "Employment Agreements"), which agreements shall become effective as of the Effective Time.

7.9.            Directors and Officers Indemnification and Insurance.

7.9.1.                  For a period of six (6) years after the Effective Time, DNB shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of ERB or a ERB Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of DNB, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of ERB or a ERB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by ERB under the Pennsylvania Banking Code of 1965 and under ERB's articles of incorporation and bylaws or equivalent governing documents of any ERB Subsidiary, as applicable, in each case as in effect on the date hereof.  DNB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by ERB under the Pennsylvania Banking Code of 1965 and under ERB's articles of incorporation and bylaws upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify DNB (but the failure so to notify DNB shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure prejudices DNB) and shall deliver to DNB the undertaking referred to in the previous sentence.  Without limiting the foregoing, in any case in which approval by DNB, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between DNB and the Indemnified Party.  Nothing contained in Section 7.9 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of ERB may have under applicable law or regulation or ERB's articles of incorporation, bylaws or the equivalent documents of any Subsidiary of ERB, as applicable, in each case as in effect on the date hereof, which DNB agrees to honor in accordance with their terms.

7.9.2.                  In the event that either DNB or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of DNB shall assume the obligations set forth in this Section 7.9.

7.9.3.                  DNB shall maintain, or shall cause DNB Bank to maintain, in effect for six (6) years following the Effective Time, the current directors' and officers' liability insurance policies covering the officers and directors of ERB (provided, that DNB may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall DNB be required to expend per year pursuant to this Section 7.9.3 more than two hundred twenty five percent (225%) of the annual cost currently expended by ERB with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, DNB shall maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount.  In connection with the foregoing, ERB agrees in order for DNB to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4.                  The obligations of DNB provided under this Section 7.9 are intended to be enforceable against DNB directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of DNB.

7.10.            Stock Listing.

Prior to the Effective Time, DNB will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the DNB Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of DNB Common Stock to be issued in the Merger.

7.11.            Stock and Cash Reserve.

DNB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts (at either the DNB or DNB Bank level) or borrowing capacity to fulfill its obligations under this Agreement.

7.12.            DNB/DNB Bank Board of Directors

Following the date of this Agreement, DNB and DNB Bank shall take all action necessary to (a) cause each of their boards of directors to be increased by three members, effective immediately following the Effective Time, and (b) elect John F. McGill and two other current directors of ERB selected by ERB and reasonably acceptable to DNB from the list set forth in DNB Disclosure Schedule 7.12 (the "ERB Directors") as independent directors to each of DNB and DNB Bank in the class of directors whose terms expire at the 2017, 2018 and, with respect to Mr. McGill, 2019 annual meeting of shareholders of DNB, respectively.  At the end of the initial term of each of such ERB Director, he will be re-nominated for at least one additional three-year term, subject to the fiduciary duties of the board of directors and any applicable eligibility requirements set forth in DNB's and DNB Bank's articles of incorporation, articles of association, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard.  Upon election to the boards of directors of DNB and DNB Bank, John F. McGill shall be appointed Vice Chairman of the DNB and DNB Bank boards of directors, subject to the fiduciary duties of the board of directors and any applicable eligibility requirements set forth in DNB's and DNB Bank's articles of incorporation, articles of association, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard.  The ERB Directors will also have appropriate representation on committees of DNB and DNB Bank as set forth in DNB Disclosure Schedule 7.12. In the event an ERB Director is unable to complete his term or elects to not stand for re-election following his initial term, the remaining former directors of ERB then serving on the DNB board of directors will be permitted to nominate a replacement director for consideration by DNB's nominating and corporate governance committee and board of directors, subject to such Person's compliance with the eligibility requirements set forth in DNB's and DNB Bank's articles of incorporation, articles of association, bylaws or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard and to the boards' fiduciary duty.

ARTICLE VIII
 REGULATORY AND OTHER MATTERS

8.1.            Shareholder Meetings.

8.1.1.                  ERB will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "ERB Shareholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in ERB's reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the ERB shareholders (the "ERB Recommendation"). Subject to Section 6.10.5, the Board of Directors of ERB shall use its reasonable best efforts to obtain from the shareholders of ERB the required vote to approve the merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby. ERB shall, upon request by DNB, engage a proxy solicitor reasonably acceptable to DNB to assist in the solicitation of proxies from shareholders relating to the required vote.  ERB shall adjourn or postpone the ERB Shareholders Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of ERB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting ERB has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however that no more than one adjournment for a period of not more than 30 days shall be required hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the ERB Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of ERB at the ERB Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve ERB of such obligation.

8.1.2.                  DNB will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "DNB Shareholders Meeting"), for the purpose of considering the issuance of shares of DNB Common Stock in connection with the Merger, and for such other purposes as may be, in DNB's reasonable judgment, necessary or desirable, and (b)  have its Board of Directors recommend approval to the DNB shareholders of the issuance of shares of DNB Common Stock in connection with the Merger (the "DNB Recommendation").

8.2.            Proxy Statement-Prospectus.

8.2.1.                  For the purposes (x) of registering DNB Common Stock to be offered to holders of ERB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the ERB Shareholders Meeting and the DNB Shareholders Meeting, DNB shall draft and prepare, and ERB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of ERB, a proxy statement of DNB and a prospectus of DNB satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the ERB and DNB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus").  DNB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of DNB and ERB shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of ERB and DNB shall thereafter promptly mail the Proxy Statement-Prospectus to the ERB and DNB shareholders.  DNB shall also use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and ERB shall furnish all information concerning ERB and the holders of ERB Common Stock as may be reasonably requested in connection with any such action.

8.2.2.                  ERB shall provide DNB with any information concerning itself that DNB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and DNB shall notify ERB promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to ERB promptly copies of all correspondence between DNB or any of their representatives and the SEC.  DNB shall give ERB and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give ERB and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of DNB and ERB agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of ERB Common Stock and DNB Common Stock entitled to vote at their respective ERB Shareholders Meeting and DNB Shareholders Meeting at the earliest practicable time.

8.2.3.                  ERB and DNB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, ERB shall cooperate with DNB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and DNB shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.

8.3.            Regulatory Approvals.

Each of ERB and DNB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within forty-five (45) days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.  ERB and DNB will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of ERB or DNB to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement.  Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX
 CLOSING CONDITIONS

9.1.            Conditions to Each Party's Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.                  Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of ERB and shareholders of DNB shall have approved the issuance of shares of DNB Common Stock in connection with the Merger.

9.1.2.                  Orders and Prohibitions.  None of ERB, DNB or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.                  Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of DNB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of ERB and DNB or materially impair the value of ERB to DNB.

9.1.4.                  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of DNB Common Stock in the Merger is subject to the "Blue Sky" laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.                  Nasdaq Listing.  The shares of DNB Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6.                  Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, DNB shall have received an opinion of Stradley Ronon Stevens & Young, LLP, and ERB shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, each reasonably acceptable in form and substance to DNB and ERB, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of DNB and ERB and their respective Subsidiaries.

9.2.            Conditions to the Obligations of DNB under this Agreement.

The obligations of DNB under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

9.2.1.                  Representations and Warranties.  Each of the representations and warranties of ERB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.17 shall be true and correct in all material respects and provided, further, none of the ERB MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and ERB shall not be deemed to have breached any ERB MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  ERB shall have delivered to DNB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of ERB as of the Effective Time.

9.2.2.                  Agreements and Covenants.  ERB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and DNB shall have received a certificate signed on behalf of ERB by the Chief Executive Officer and Chief Financial Officer of ERB to such effect dated as of the Effective Time.

9.2.3.                  Permits, Authorizations, Etc.  ERB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4.                  Dissenters' Rights.  Holders of no more than fifteen percent (15%) of the issued and outstanding shares of ERB shall have exercised their statutory appraisal or dissenters' rights pursuant to Section 3.3.10 hereof prior to the Closing Date.

9.2.5.                  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to ERB.

ERB will furnish DNB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as DNB may reasonably request.

9.3.            Conditions to the Obligations of ERB under this Agreement.

The obligations of ERB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.                  Representations and Warranties.  Each of the representations and warranties of DNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the DNB MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and DNB shall not be deemed to have breached any DNB MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  DNB shall have delivered to ERB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of DNB as of the Effective Time.

9.3.2.                  Agreements and Covenants.  DNB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ERB shall have received a certificate signed on behalf of DNB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.                  Permits, Authorizations, Etc.  DNB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4.                  Payment of Merger Consideration.  DNB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide ERB with a certificate evidencing such delivery.

9.3.5.                  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to DNB or DNB Bank.

DNB will furnish ERB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as ERB may reasonably request.

ARTICLE X
 THE CLOSING

10.1.            Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA at 10:00 a.m. on the Closing Date, or at such other place or time upon which DNB and ERB mutually agree.  A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA at 10:00 a.m. on the Business Day prior to the Closing Date.

10.2.            Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to DNB and ERB the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof.  At or prior to the Closing, DNB shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
 TERMINATION, AMENDMENT AND WAIVER

11.1.            Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of ERB or DNB:

11.1.1.                  At any time by the mutual written agreement of DNB and ERB;

11.1.2.                  By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by ERB) or Section 9.3.1 (in the case of a breach of a representation or warranty by DNB);

11.1.3.                  By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by ERB) or Section 9.3.2 (in the case of a breach of covenant by DNB);

11.1.4.                  At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by DNB and ERB; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

11.1.5.                  By the Board of Directors of either party if (a) the shareholders of ERB shall have voted at the ERB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (b) the shareholders of DNB shall have voted at the DNB Shareholders Meeting on the issuance of shares of DNB Common Stock in connection with the Merger, and such vote shall not have been sufficient to approve such issuance;

11.1.6.                  By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.                  By ERB at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:

(A)            the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(B)            (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "DNB Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the "Index Ratio"); subject to the following: if ERB elects to exercise its termination right pursuant to Section 11.1.7, it shall give prompt written notice to DNB; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) business days after receipt of such notice, DNB shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of "Adjusted Per Share Stock Consideration") after such increase is not less than 80% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted DNB Ratio is not less than the Index Ratio.

If DNB makes this election, within such period, it shall give prompt written notice to ERB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.7 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to "Exchange Ratio" and "Per Share Stock Consideration" shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 11.1.7.

For purposes of this Section 11.1.7, the following terms shall have the meanings indicated:

"Adjusted DNB Ratio" means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of ERB Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of DNB Common Stock shall be deemed to be the Average Closing Price.

"Adjusted Per Share Stock Consideration" means the product of the Per Share Stock Consideration times the Average Closing Price.

"Average Closing Price" means the average of the last reported sale prices per share of DNB Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

"Determination Date" shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq Stock Market, the trading day immediately preceding such calendar day.

"Index Price" on a given date means the closing price of the NASDAQ Bank Index.

"Starting Date" means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.

"Starting Price" means $29.16.

If DNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of DNB shall be appropriately adjusted for the purposes of applying this Section 11.1.7.

11.1.8.                  By the Board of Directors of DNB if ERB has received a Superior Proposal and, in accordance with Section 6.10 of this Agreement, the Board of Directors of ERB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the ERB Recommendation, failed to make the ERB Recommendation or modified or qualified the ERB Recommendation in a manner adverse to DNB;

11.1.9.                  By the Board of Directors of ERB if ERB has received a Superior Proposal and, in accordance with Section 6.10 of this Agreement, the Board of Directors of ERB has made a determination to accept such Superior Proposal.

11.2.            Effect of Termination.

11.2.1.                  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.                  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)            Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)            In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)            As a condition of DNB's willingness, and in order to induce DNB, to enter into this Agreement, and to reimburse DNB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ERB hereby agrees to pay DNB, and DNB shall be entitled to payment of an amount equal to the sum of all costs and expenses incurred by DNB in connection with the transactions contemplated hereby, including the documented fees of DNB's attorneys, accountants and financial advisors, and a termination fee of $1,390,000 (collectively, the "DNB Payment").  The DNB Payment shall be paid within three (3) Business Days after written demand for payment is made by DNB, following the occurrence of any of the events set forth below:

(i)            ERB terminates this Agreement pursuant to Section 11.1.9 or DNB terminates this Agreement pursuant to Section 11.1.8; or

(ii)            The entering into a definitive agreement by ERB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving ERB within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by DNB pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by ERB; or (b) the failure of the shareholders of ERB to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D)            The right to receive the DNB Payment under Section 11.2.2(C) will constitute the sole and exclusive remedy of DNB against ERB and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.  ERB acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, DNB would not enter into this Agreement.  Accordingly, if ERB fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, DNB makes a claim that results in a judgment against ERB for the amounts set forth in Section 11.2.2(C), ERB shall pay to DNB the reasonable costs and expenses of DNB (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

11.3.            Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of ERB and DNB), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of ERB or the approval of the issuance of shares of DNB Common Stock in connection with the Merger by the shareholders of DNB, no amendment to this Agreement may be made which under applicable law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the shareholders of ERB or DNB is required, unless such further shareholder approval is so obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
 MISCELLANEOUS

12.1.            Confidentiality.

Except as specifically set forth herein, DNB and ERB mutually agree to be bound by the terms of the confidentiality agreements dated October 19, 2015 and February 2, 2016 (the "Confidentiality Agreements"), previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference.  The parties hereto agree that the Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.            Public Announcements.

ERB and DNB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither ERB nor DNB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.            Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.            Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, or sent by a nationally recognized overnight courier addressed as follows:

If to ERB, to:	Jef McGill, Chairman East River Bank 4341 Ridge Avenue Philadelphia, PA 19129 Fax: 267.295.6421
With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire Philip Ross Bevan, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007
If to DNB, to:	William J. Hieb, CEO and President DNB Financial Corporation 4 Brandywine Avenue Downingtown, PA 19335 Fax: 484.359.3176
With required copies (which shall not constitute notice) to:	Christopher S. Connell, Esquire Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

12.5.            Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.            Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.            Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.            Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.            Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.10.        Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1").  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  All documents and information set forth in DNB's Securities Documents shall be deemed to have been "made available" or "provided" to ERB.

12.11.                          Specific Performance; Jurisdiction.

12.11.1.                          The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

12.11.2.                          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.2.

IN WITNESS WHEREOF, DNB and ERB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

DNB Financial Corporation By: /s/ William J. Hieb Name: William J. Hieb Title: President and CEO East River Bank By: /s/ John F. McGill Name: John F. McGill Title: Chairman

EXHIBIT A

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER ("Plan of Merger") dated ________, 2016 is by and between East River Bank, a Pennsylvania-chartered savings bank ("ERB"), and DNB First, N.A., a national bank ("DNB").

Background:

WHEREAS, ERB is a Pennsylvania-chartered savings bank. The authorized capital stock of ERB consists of 10,000,000 shares of common stock, par value $0.10 per share, of which ___________ shares of common stock will be issued and outstanding at the Effective Time;

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated April 4, 2016 (the "Agreement"), by and between DNB Financial Corporation, a Pennsylvania corporation ("DNBF") and ERB, ERB will be merged with and into DNB pursuant to the terms of the Agreement and this Plan of Merger;

WHEREAS, the respective Boards of Directors of ERB and DNB have determined that the merger of ERB with and into DNB, with DNB being the surviving institution (the "Resulting Institution"), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the "Bank Merger") is in the best interests of ERB and DNB;

WHEREAS, the Agreement, including the form of this Plan of Merger (which constitutes Exhibit A of the Agreement) has been approved by the unanimous written consent of the sole shareholder of DNB and the requisite vote of the shareholders of ERB; and

WHEREAS, the transactions contemplated by the Agreement and this Plan of Merger must be approved by the Office of the Comptroller of the Currency ("OCC").

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1.            Merger. At and on the Effective Time (as defined below) of the Bank Merger, ERB shall be merged with and into DNB with DNB surviving as the Resulting Institution.  DNBF shall be the owner, of 100% of the outstanding common stock of the Resulting Institution.

2.            Effective Time. The Bank Merger shall become effective at and as of such date and time as are mutually agreed to by DNB and ERB, subject to the approval of the OCC in connection with its approval of the Bank Merger.  The time that the Bank Merger shall become effective is hereinafter referred to as the "Effective Time."

3.            Conversion of ERB Common Stock. As provided in Article III of the Agreement, as of the Effective Time, each share of common stock, par value $0.10 per share, of ERB ("ERB Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive the Per Share Stock Consideration and/or the Per Share Cash Consideration, determined in accordance with the terms of the Agreement and subject to adjustment as provided therein. At and after the Effective Time, each share of DNB common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

4.            Articles of Association.  At the Effective Time, the articles of association of the Resulting Institution shall be the articles of association of DNB as in effect immediately prior to the Bank Merger, until thereafter amended in accordance with applicable law.

5.            Name.  The name of the Resulting Institution shall be DNB First, N.A.

6.            Offices.  The home office of the Resulting Institution shall be 4 Brandywine Avenue, Downingtown, Pennsylvania 19335.

7.            Directors and Officers.  The directors of DNB immediately prior to the Effective Time together with John F. McGill, ______________ and _____________ (who shall become directors pursuant to Section 7.12 of the Agreement) shall be the directors of the Resulting Institution immediately after the Effective Time. The officers of DNB immediately prior to the Effective Time together with Christopher P. McGill and Jerry Cotlov (who shall become officers pursuant to Section 7.8.6 of the Agreement) shall be the officers of the Resulting Institution immediately after the Effective Time.

8.            Rights and Duties of the Resulting Institution.  The business of the Resulting Institution shall be that of a national bank, as provided for in its articles of association and the National Bank Act.  All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of DNB and ERB shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer.  The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by DNB and ERB, respectively.  The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both DNB and ERB, immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of DNB and ERB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either DNB or ERB.  Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable OCC regulations.  All rights of creditors and other obligees and all liens on property of either DNB or ERB shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired.  The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.

9.             Termination.  This Plan of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Plan of Merger also may be terminated at any time prior to the Effective Time by mutual consent of DNB and ERB in a written instrument, if and to the extent authorized by the respective Boards of Directors of DNB and ERB.  In the event of the termination of this Plan of Merger as provided in this Section 9, this Plan of Merger shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Plan of Merger on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Plan of Merger.

10.            Conditions Precedent.  The obligations of the parties under this Plan of Merger to consummate the Bank Merger shall be subject to: (i) the approval of the Agreement including the form of this Plan of Merger by the affirmative vote of DNBF as the sole shareholder of DNB and by the requisite vote of shareholders of ERB at a meeting of shareholders of ERB duly called and held (or by consent or consents in lieu thereof); (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iv) the satisfaction or waiver, where permissible, of all closing conditions contained in Article IX of the Agreement.

11.            Other Terms.  All terms used in this Plan of Merger shall, unless defined herein, have the meanings set forth in the Agreement.

12.            Countersignatures.  This Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Bank Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

DNB FIRST, N.A.

[SEAL]

By: ____________________________
Name:
Title:

By: ____________________________
Name:
Title:

EAST RIVER BANK

[SEAL]

By: ____________________________
Name:
Title:

By: ____________________________
Name:
Title:

EXHIBIT B

FORM OF VOTING AGREEMENT

April 4, 2016

East River Bank
4341 Ridge Avenue
 Philadelphia, PA  19129

DNB Financial Corporation
4 Brandywine Avenue
 Downingtown, PA  19335

Ladies and Gentlemen:

DNB Financial Corporation ("DNB") and East River Bank ("ERB") have entered into an Agreement and Plan of Merger dated as of April 4, 2016 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) ERB will merge with and into DNB First, N.A. ("DNB Bank"), with DNB Bank surviving the merger (the "Merger"); and (b) the shareholders of ERB will receive common stock of DNB and/or cash consideration as stated in the Merger Agreement.

DNB has requested, as a condition to its execution and delivery to ERB of the Merger Agreement, that the undersigned, being directors and executive officers of ERB, execute and deliver to DNB this Letter Agreement.

Each of the undersigned, in order to induce DNB to execute and deliver to ERB the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)            Agrees to be present (in person or by proxy) at all meetings of shareholders of ERB called to vote for approval of the Merger so that all shares of common stock of ERB over which the undersigned or a member of the undersigned's immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of ERB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving ERB, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b)            Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of ERB, to approve or adopt the Merger Agreement;

(c)            Agrees not to sell, transfer or otherwise dispose of any common stock of ERB on or prior to the date of the meeting of ERB shareholders to vote on the Merger Agreement, except (i) for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, to a lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons; provided that the transferee agrees in writing to be bound by the terms of this letter agreement or (ii) except in connection with the exercise of outstanding stock options in order to pay the exercise price of such stock options or any withholding taxes triggered by such exercise; and

(d)            Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.

Sincerely,

Name: Title:

ANNEX B

Opinion of Ambassador Financial Group, Inc.

April 4, 2016

Board of Directors
DNB Financial Corporation
4 Brandywine Avenue
Downingtown, Pennsylvania 19335

Dear Members of the Board,

This letter sets forth Ambassador Financial Group, Inc.'s ("Ambassador") opinion as to the fairness from a financial point of view to the common shareholders of DNB Financial Corporation ("DNB") of Downingtown, PA, of DNB's acquisition of all of the outstanding common stock of East River Bank ("East River") of Philadelphia, PA.  Holders of East River common stock may elect to receive cash of $18.65 per share or 0.65621 shares of DNB common stock provided that aggregate amount of consideration to cash election shares shall equal $6.7 million.  Holders of options to buy East River common stock shall receive the difference between $18.65 and the strike price of the option held.

Based on DNB's April 1, 2016 closing price of $29.50, the total aggregate deal value is $49.0 million.  This amount is comprised of $40.4 million in stock consideration and $6.7 million in cash consideration to holders of East River common stock, and $1.9 million to holders of options to buy East River common stock.  The value of the stock consideration will vary depending on the value of DNB common stock.

In opining as to the fairness of DNB's offer, it had to be determined if DNB's common stock to be exchanged for East River common stock is fairly valued.  Fair value is defined as the price at which the shares of DNB's common stock would change hands between a willing seller and a willing buyer with each having a reasonable knowledge of the relevant facts.

In determining a fair value of DNB's common stock, consideration was given to the values at which DNB common stock trades, the pricing of comparable institutions with adjustments for relative differences between DNB and the comparable institutions. Other analyses, including a discounted dividends analysis and contribution analysis were also given consideration.

In determining the fair acquisition value of East River common stock, consideration was given to comparable transactions with adjustments for relative differences between East River and the comparable transactions.  Other analyses, including and discounted dividends analysis, were used as appropriate.

Additionally, in rendering our Opinion, we:

❖	Reviewed and analyzed the Agreement and Plan of Merger.

❖
Reviewed DNB's audited consolidated statements of financial condition as of December 31, 2015 and 2014 and related audited consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in stockholders' equity and consolidated statements of cash flows for the years ending December 31, 2015 and 2014.

____________________
1 The exchange ratio was originally determined based on the 30-day average closing price of DNB common stock through January 28, 2016, which was $28.42 per share. When the per share value of $28.42 is multiplied by the exchange ratio of 0.6562 the resulting value is $18.65, same as the per share cash consideration.

❖
Reviewed East River's audited consolidated balance sheets as of December 31, 2015 and 2014 and related audited consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the years ending December 31, 2015 and 2014.

❖	Reviewed East River and DNB's banking subsidiary's quarterly call reports for March 31, 2015, June 30, 2015, September 30, 2015, and December 31, 2015.

❖	Reviewed and analyzed other publicly available information regarding East River and DNB.

❖	Reviewed certain non-public information, including business plans, financial projections and third party loan reviews regarding East River.

❖	Reviewed certain non-public information, including financial projections regarding DNB.

❖
Reviewed with senior management of DNB, the pro forma financial impact of the merger on DNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies.

❖	Reviewed recently reported stock prices and trading activity of DNB common stock.

❖	Discussed past and current operations, financial condition and future prospects of each company with senior executives of DNB and East River.

❖	Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that we selected as relevant to our analysis.

❖	Conducted other analyses and reviewed other information we considered necessary or appropriate.

❖	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts provided by DNB and East River ("Materials Received").  In particular, we relied upon the results and findings from DNB's review of East River's loan portfolio and discussions of the results and projections with executive management of DNB.

Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of the Materials Received nor the publicly available information used in our analysis.  All of the data is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed, and Ambassador did not independently verify the information.

This opinion is based on conditions as they existed and the information we received, as of the date of this opinion.  Ambassador does not have any obligation to update, revise or reaffirm this opinion.  Ambassador did not attribute any particular weight to any analysis or factor, and we believe that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the underlying process and conclusions.  Any analyses such as those undertaken are subject to uncertainties and contingencies, all of which are difficult to predict and are beyond the control of Ambassador.

Ambassador expressed no opinion with respect to the amount or nature of any compensation to officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration paid in the merger or with respect to the fairness of such compensation.  Ambassador expressed no opinion as to the price at which DNB common stock or East River common stock might trade in the future.

Ambassador's fairness committee approved the issuance of this fairness opinion letter.

Ambassador acted as DNB's financial advisor in this transaction.  Ambassador has already received a portion of its fee upon its engagement, will receive a portion of its fee upon the execution of a definitive agreement and will receive the remainder of its fee contingent upon the closing of the transaction.

During the past two years, other than for this engagement, Ambassador has received compensation from DNB for consulting services.  Ambassador expects to continue to seek and to provide additional investment banking and consulting services in the future, but as of the date of this opinion no such services have been contemplated.

In the ordinary course of business as a broker-dealer, Ambassador has purchased and sold securities from DNB and its affiliates.

During the past two years, Ambassador has not received any compensation from East River.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that as of the date hereof that DNB's acquisition of all of the outstanding and common stock of East River, in exchange for DNB's common stock, which is fairly valued, and cash, is fair to the shareholders of DNB from a financial point of view.

Respectfully submitted,

/s/ Ambassador Financial Group, Inc.

Ambassador Financial Group, Inc.

ANNEX C

Opinion of Griffin Financial Group, LLC

607 Washington Street
Reading, PA 19601
Phone:	610-478-2105
Email:	info@griffinfingroup.com
Fax:	610-478-2227
April 4, 2016
The Board of Directors
East River Bank
4341 Ridge Avenue
Philadelphia, PA 19129

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the common equity shareholders of East River Bank (the "Company") of the Merger Consideration (as defined below) to be received in the proposed merger (the "Transaction") of the Company with DNB Financial Corporation. (the "Acquirer").

Pursuant to the Agreement and Plan of Merger (the "Agreement"), by and between the Company and the Acquirer, the Company will merge with and into the Acquirer.  Each of the 2,444,911 issued and outstanding shares of the Company's Common Stock will be exchanged for the right to receive 0.6562 shares of Acquirer common stock on a fixed exchange basis or cash of $18.65 per share, subject to adjustments and limitations described in the Agreement (the "Merger Consideration").  At April 1, 2016, the closing price for shares of the Acquirer's common stock was $29.50 per share, so that the aggregate value per share of the merger consideration on that date was $19.25.  There are no shares of the Company's Common Stock held in treasury or owned by the Acquirer and its affiliates. Each outstanding stock option of the Company which has not yet been exercised shall be canceled by the Company in exchange for a cash payment equal to the positive difference, if any, between $18.65 and the corresponding exercise price of the respective option less any taxes required to be withheld therefrom. The purchase price includes both the Merger Consideration and cash payments made to the Company's option holders.  Other terms and conditions of the Transaction are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement; (ii) reviewed and discussed with the Company certain publicly available business and financial information concerning the Company and the economic and regulatory environments in which it operates; (iii) reviewed and discussed with the Company and the Acquirer their respective financial information as of and for the twelve months ended December 31, 2015 and December 31, 2014; (iv) reviewed and discussed with management of the Company and the Acquirer their budgeted balance sheet growth and earnings for 2016 and growth trends for assets, loans, deposits, capital and earnings for future periods; (v) analyzed and discussed with the Company and the Acquirer the potential strategic implications and operational benefits anticipated by the managements of the Company and the Acquirer; (vi) discussed with the management of the Company and the Acquirer matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy and regulatory status, stock market valuation (as applicable) and related matters as of such dates and for the periods then ended; (vii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving whole bank and thrift acquisitions as we deemed relevant; (viii) compared the financial condition and the implied valuation of the Company to the financial condition and valuation of certain institutions we deemed relevant; (ix) evaluated, from publicly available sources and discussions with the management of the Acquirer, the capacity of the Acquirer to complete the Transaction on a timely basis; (x) performed a discounted cash flow analysis; and (xi) performed such other financial studies and analyses and

The Board of Directors
East River Bank
April 4, 2016

considered such other information, including the tenor of the process we conducted among potential acquirers for the Company,  as we deemed appropriate for the purpose of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquirer with respect to certain aspects of the Transaction, including past and current business operations, regulatory relations, financial condition, dividend and capital policies, opportunities within each of their core operating markets, and other matters that we deemed appropriate for the purpose of this opinion.  We also evaluated and compared to peers the Acquirer's market structure, its stock market performance, its ownership concentrations, common dividend, and the trading history of its common stock which is being used as a part of the Merger Consideration. We discussed with management of the Company and the Acquirer their forecasts and related assumptions for future growth and their estimates of cost savings and transaction costs associated with the Merger.

In providing our opinion, we have relied upon and assumed the accuracy and completeness of information which was publicly available to us or which was furnished to or discussed with us by the Company or otherwise reviewed by us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness.  We have not reviewed individual loan files or deposit information of the Company, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits or other liabilities of the Company.  In relying on financial analyses, forecasts and estimates provided to or discussed with us by the Company or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available information and judgments by management.  We express no view as to any such analyses, forecasts, estimates, or the assumptions on which they were based.   Our review of the Acquirer and its ability to complete the Transaction was limited to publicly available information, certain management information and discussions with the management of the Acquirer regarding the past and current business operations, financial condition and future prospects of the Acquirer.

We have also assumed that the representations and warranties made by the Company and the Acquirer in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the Transaction contained therein, including approval by the Company's banking regulators, and approval by the Company's shareholders will be performed in all respects material to our analyses in a manner which will not give the Acquirer the ability to terminate the Agreement or decline to close under the Agreement.  We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.  We have further assumed that all material governmental, regulatory, shareholder and any other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect to the Company or the Acquirer or to the contemplated benefits of the Transaction.  Our opinion assumes, with your consent, that the Transaction will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date of this letter.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm or reaffirm this opinion.  Our opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of the Company with regards to the Merger Consideration to be received by the common equity shareholders in the Transaction as of the date hereof and we express no opinion as to the fairness of the Transaction as of any subsequent date or to the creditors or other stakeholders of the Company or as to the underlying decision by the Company to engage in the Transaction, the relative merits of the Transaction compared to other Transactions available the company, or the

The Board of Directors
East River Bank
April 4, 2016

relative merits of the Transaction compared to other strategic alternatives which may be available to the Company.  We did not and were not asked to contact any other interested parties other than those specifically indicated by the Board.  Furthermore, we did not take into account, and express no opinion, with respect to the amount or nature of any compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the Transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services; a substantial portion of which will become payable only if the proposed Transaction is completed.  The Company has agreed to indemnify us for certain liabilities which could arise as a result of our engagement.  During the two years preceding the date of this letter, we have not had an investment banking relationship with the Company or the Acquirer for which we were paid for our services.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the common equity shareholders of East River Bank.

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority.  This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and may not be relied upon by any other person for any other reason.  This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter.  This opinion speaks as of the date hereof and we have no obligation to update, confirm, or revise it.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.  This opinion may, however, be reproduced in any proxy statement mailed to shareholders of the Company provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours, /s/ Griffin Financial Group LLC GRIFFIN FINANCIAL GROUP LLC

ANNEX D

PENNSYLVANIA BUSINESS CORPORATION LAW
SUBCHAPTER D OF CHAPTER 15

Provisions Relating to Dissenters' Rights

§ 1571. Application and effect of subchapter

(a)  General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b)  Exceptions.—

(1)  Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange registered under section 6 of the Exchange Act; 1 or

(ii)	held beneficially or of record by more than 2,000 persons.

(2)  Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)	(Repealed).

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)	Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3)  The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)  Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d)  Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)  a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)  a copy of this subchapter.

(e)  Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)  Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g)  Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)  Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

"Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

"Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

"Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

"Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

"Shareholder." A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

(a)  Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)  Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

(a)  General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)  State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)  Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)  Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)  Be accompanied by a copy of this subchapter.

(b)  Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a)  Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)  Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)  Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

(a)  Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)  Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)  Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)  The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)  A statement of the corporation's estimate of the fair value of the shares.

(3)  A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)  Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

(a)  General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)  Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

(a)  General rule.—Within 60 days after the latest of:

(1)  effectuation of the proposed corporate action;

(2)  timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)  timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)  Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)  Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)  Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)  Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

(a)  General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)  Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.